                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12

                                   AETNA INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

             Common Stock, par value $.01 per share, of Aetna Inc.
        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

             141,150,635 shares (represents shares outstanding as of July 31,
          2000)*
        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

             $35.58 per share (represents item (4) divided by item (2))*
        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

             $5,022,000,000.00 (represents estimated maximum amount to be paid to shareholders)
        ------------------------------------------------------------------------

     (5)  Total fee paid:

             $1,004,400.00
        ------------------------------------------------------------------------

---------------
* Provided for illustrative purposes only. Fee based on maximum aggregate value of transaction as set forth in item (4).

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[AETNA LOGO]

                                AETNA INC.                         WILLIAM H. DONALDSON
                                151 Farmington Avenue              Chairman, President and
                                Hartford, Connecticut 06156        Chief Executive Officer

              TRANSACTION PROPOSED -- YOUR VOTE IS VERY IMPORTANT

To Fellow Shareholders:

     The Board of Directors of Aetna Inc. has approved an agreement and plan of restructuring and merger and related agreements under which Aetna will spin off its domestic health care businesses to its shareholders and sell its financial services and international businesses to ING Groep N.V. The total value to be paid by ING is $7.7 billion, consisting of the assumption of approximately $2.678 billion of Aetna debt and the payment of approximately $5.022 billion in cash to Aetna shareholders.

     We believe the transaction represents an important step toward our stated goal of delivering value to our shareholders, while also taking into account the concerns of our customers, employees and other constituencies. In the transaction, Aetna shareholders will receive what we believe is an attractive cash payment for Aetna's financial services and international businesses and will continue to own Aetna's domestic health care businesses.

     The transaction will occur in two, effectively simultaneous, steps:

     - Aetna will spin off its domestic health care businesses to its shareholders, and

     - Aetna's financial services and international businesses will be sold to ING. The sale will be structured as a merger of Aetna (which will then own only Aetna's financial services and international businesses) with a subsidiary of ING.

     The spin-off and the merger will each occur only if the other occurs effectively at the same time. After completion of the transaction, the Aetna Financial Services and Aetna International businesses will be owned 100% by ING.

     When the transaction is completed, you will receive the following for each share of Aetna common stock you own:

     - one share of common stock of the new health care company (which we refer to as New Aetna), and

     - approximately $35 in cash.

     The exact amount of cash you will receive for each share of Aetna common stock you own will depend on a number of factors, including the number of shares of Aetna common stock that are outstanding at the closing, the amount of unpaid interest that has accrued through the closing on the Aetna debt to be assumed by ING and certain other matters.

     We have scheduled a special meeting of our shareholders to vote on the merger agreement and the transactions contemplated by the merger agreement and to vote on the New Aetna 2000 Stock Incentive Plan and the New Aetna 2001 Annual Incentive Plan (which we refer to collectively as the Benefit Plans), each of which is a benefit plan to be adopted by New Aetna in connection with the transaction.

     The date, time and place of the special meeting are:

     November 30, 2000
     4:00 p.m. Eastern Time
     Aetna Inc.
     151 Farmington Avenue
     Hartford, Connecticut 06156

     Your Board of Directors has determined that the merger agreement and the transactions contemplated by the merger agreement are fair to you and in your best interests. THE BOARD OF DIRECTORS OF AETNA RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND "FOR" APPROVAL OF THE ADOPTION BY NEW AETNA OF THE NEW AETNA 2000 STOCK INCENTIVE PLAN AND THE NEW AETNA 2001 ANNUAL INCENTIVE PLAN.

     The completion of the transaction is not conditioned on approval of the Benefit Plans, but the adoption of the Benefit Plans is contingent on completion of the transaction.

     YOUR VOTE IS VERY IMPORTANT. THE PROPOSED TRANSACTION CANNOT BE COMPLETED UNLESS AETNA'S SHAREHOLDERS APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT REQUIRE APPROVAL BY HOLDERS OF 66 2/3% OF THE OUTSTANDING SHARES OF AETNA COMMON STOCK. IF YOU FAIL TO RETURN YOUR PROXY CARD AND DO NOT VOTE IN PERSON AT THE SPECIAL MEETING OR BY TELEPHONE OR OVER THE INTERNET, THE EFFECT WILL BE A VOTE AGAINST THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

     This booklet provides you with detailed information about the proposed transaction and related matters and about the Benefit Plans. We have also included as part of this booklet a preliminary Information Statement that describes New Aetna and the spin-off. We will send shareholders a final Information Statement at the time of the spin-off. We urge you to read these documents carefully.

     Thank you for your support.

                                          Sincerely,

                                          /s/William H. Donaldson
                                          William H. Donaldson
                                          Chairman, President and Chief
                                          Executive Officer

IMPORTANT: YOUR PROXY CARD IS ENCLOSED IN THE ADDRESS WINDOW OF THE ENVELOPE CONTAINING THIS MATERIAL. IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON PLEASE FOLLOW THE PROCEDURES SET FORTH ON PAGE IV-3 TO OBTAIN AN ADMISSION TICKET. VOTING YOUR PROXY BY TELEPHONE OR THROUGH THE INTERNET IS AVAILABLE FOR THIS SPECIAL MEETING. SEE PAGE I-1 OR IV-2 FOR MORE INFORMATION.

     Proxy Statement dated October 18, 2000 and first mailed to shareholders on or about October 23, 2000.

AETNA LOGO

                                AETNA INC.                         WILLIAM J. CASAZZA
                                151 Farmington Avenue              Vice President and
                                Hartford, Connecticut 06156        Corporate Secretary

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                 OF AETNA INC.

Time:
     4:00 p.m., Eastern Time

Date:
     November 30, 2000

Place:
     Aetna Inc.
     151 Farmington Avenue
     Hartford, Connecticut 06156

Purpose:
     - To vote on a proposal to approve an Agreement and Plan of Restructuring and Merger dated as of July 19, 2000 among Aetna Inc., ING America Insurance Holdings, Inc., ANB Acquisition Corp. and, for limited purposes only, ING Groep N.V. and the transactions contemplated by the merger agreement. The merger agreement and related agreements provide for:

      - the spin off of Aetna's domestic health care businesses to its shareholders, and

      - the sale of Aetna's financial services and international businesses to ING. The sale is structured as a merger of Aetna (which will then own only Aetna's financial services and international businesses) with a subsidiary of ING.

      The spin-off and the merger will occur in two, effectively simultaneous, steps and will each occur only if the other occurs effectively at the same time.

     - To vote on a proposal to approve the adoption by New Aetna of a stock incentive plan.

     - To vote on a proposal to approve the adoption by New Aetna of an annual incentive plan.

     - To conduct other business if properly raised.

     Only shareholders of record on October 6, 2000 may vote at the special meeting. The special meeting is open to all shareholders or their authorized representatives. In order to attend the special meeting, you must present an admission ticket. You may request a ticket in advance by following the instructions below. Shareholders who do not have admission tickets will be admitted only following proof of share ownership. If you hold shares of Aetna common stock in your own name, please signify your intention to attend the special meeting when you vote by telephone or over the internet or check the appropriate box on your proxy card. If you hold your shares through the Aetna Incentive Savings Plan, please indicate your intention to attend the special meeting when you access the telephone voting system or check the appropriate box on your voting instruction card. If you hold your shares through a broker, bank or other holder of record and plan to attend, you must send a written request to attend along with proof that you own the shares (such as a copy of your brokerage or bank account statement) to our corporate secretary at the above address.

     Your vote is very important. Please complete, sign, date and return your proxy card in the enclosed envelope promptly, or vote your shares by calling the toll-free telephone number or using the internet as described in the instructions included with your proxy card.

                                          Sincerely,

                                          /s/ William J. Casazza

                                          William J. Casazza
                                          Vice President and Corporate Secretary

Hartford, Connecticut
October 18, 2000

 IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS, INCLUDING THE PROCEDURES FOR VOTING
                YOUR SHARES, PLEASE CONTACT OUR PROXY SOLICITOR:
                                   GEORGESON
                                  SHAREHOLDER
                              COMMUNICATIONS INC.
       BANKS AND BROKERS AND NON-U.S. SECURITYHOLDERS CALL 1-212-440-9800
               U.S. SECURITYHOLDERS CALL TOLL FREE 1-800-223-2064

                               TABLE OF CONTENTS

CHAPTER ONE -- SUMMARY AND
  TRANSACTION OVERVIEW
SUMMARY TERM SHEET...................    I-1
SUMMARY..............................    I-6
  The Companies......................    I-6
  Transaction Overview...............    I-6
  The Transaction....................    I-7
HISTORICAL AND PRO FORMA FINANCIAL
  DATA...............................   I-10
CERTAIN RISK FACTORS.................   I-11
TRANSACTION OVERVIEW.................   I-12
  General............................   I-12
  Background of the Transaction......   I-12
  Aetna's Reasons for the
     Transaction; Recommendation of
     the Aetna Board of Directors....   I-16
OPINIONS OF FINANCIAL ADVISORS.......   I-19
INTERESTS OF OFFICERS AND DIRECTORS
  IN THE TRANSACTION.................   I-28
CHAPTER TWO -- SPIN-OFF AND MERGER
THE MERGER AND DISTRIBUTION
  AGREEMENTS.........................   II-1
  General............................   II-1
  Restructuring of Aetna's
     Businesses......................   II-1
  Spin-Off...........................   II-2
  Conversion of Aetna Stock
     Options.........................   II-2
  The Merger.........................   II-2
  Completion of the Merger...........   II-2
  Merger Consideration...............   II-3
  Representation and Warranties......   II-3
  Covenants..........................   II-4
  Conditions to the Spin-Off.........   II-7
  Conditions to the Merger...........   II-8
  Termination........................   II-9
  Termination Fees and Expenses......  II-10
  Amendments and Waivers.............  II-10
OTHER MATTERS........................  II-11
  Regulatory Matters.................  II-11
  Shareholder Rights Plan............  II-12
  Material United States Federal
     Income Tax Consequences to Aetna
     Shareholders of the Spin-Off and
     the Merger......................  II-12
  Litigation.........................  II-13
  Dissenters' Rights.................  II-13
RELATIONSHIP BETWEEN AETNA AND NEW
  AETNA AFTER THE SPIN-OFF AND
  MERGER.............................  II-16
CHAPTER THREE -- CERTAIN NEW AETNA
  BENEFIT PLANS
NEW AETNA 2000 STOCK INCENTIVE
  PLAN...............................  III-1
NEW AETNA 2001 ANNUAL INCENTIVE
  PLAN...............................  III-6
CHAPTER FOUR -- INFORMATION ABOUT THE
  SPECIAL MEETING AND VOTING
  Matters Relating to the Special
     Meeting.........................   IV-1
  Vote Necessary to Approve
     Proposals.......................   IV-1
  Proxies............................   IV-2
  Other Business; Adjournments.......   IV-3
  Security Ownership of Management...   IV-3
  Security Ownership of Certain
     Beneficial Owners...............   IV-5
CHAPTER FIVE -- ADDITIONAL
  INFORMATION FOR SHAREHOLDERS
FUTURE SHAREHOLDER PROPOSALS.........    V-1
WHERE YOU CAN FIND MORE
  INFORMATION........................    V-1

ANNEXES
Annex   Preliminary New Aetna Information
  A...  Statement
Annex   Agreement and Plan of
  B...  Restructuring and Merger
Annex
  C...  Form of Distribution Agreement
Annex   Opinion of Donaldson, Lufkin &
  D...  Jenrette Securities Corporation
Annex
  E...  Opinion of Goldman, Sachs & Co.
Annex   Sections 33-855 through 33-872 of
  F...  the Connecticut Business
        Corporation Act (Dissenters'
        Rights)
Annex   New Aetna 2000 Stock Incentive
  G...  Plan
Annex   New Aetna 2001 Annual Incentive
  H...  Plan

                                  CHAPTER ONE
                        SUMMARY AND TRANSACTION OVERVIEW

                               SUMMARY TERM SHEET

Q:  WHEN IS THE SHAREHOLDER MEETING?

     A:  November 30, 2000 at 4:00 p.m., Eastern Time.

Q: WHAT VOTE OF SHAREHOLDERS IS REQUIRED TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT?

     A: The merger agreement and the transactions contemplated by the merger agreement require approval by holders of 66 2/3% of the outstanding shares of Aetna's common stock. Failure to vote will have the effect of a vote against the merger agreement and the transactions contemplated by the merger agreement.

Q: WHAT VOTE OF SHAREHOLDERS IS REQUIRED TO APPROVE THE ADOPTION BY NEW AETNA OF EACH OF THE BENEFIT PLANS?

     A: The adoption by New Aetna of each Benefit Plan will be approved if the votes cast in favor of such proposal exceed the votes cast against such proposal, so long as a quorum exists.

     The completion of the transaction is not conditioned on approval of the Benefit Plans, but the adoption of the Benefit Plans is contingent on completion of the transaction.

Q:  WHAT SHOULD SHAREHOLDERS DO NOW?

     A: After carefully reading the information provided in this booklet, you should complete, sign, date and mail your proxy card in the enclosed return envelope or vote by telephone or over the internet as soon as possible so that your shares may be represented at the special meeting. In order to assure that your shares are represented, please give your proxy by following the instructions on your proxy card even if you currently plan to attend the special meeting in person. The Board of Directors of Aetna recommends that you vote "FOR" approval of the merger agreement and the transactions contemplated by the merger agreement and "FOR" approval of the adoption by New Aetna of each of the Benefit Plans.

Q:  HOW DO I VOTE BY TELEPHONE OR OVER THE INTERNET?

     A:  Telephone and internet voting are available as follows:

     - by telephone, call toll-free on a touchtone telephone, 1-877-779-8683 in the United States or 1-201-536-8073 outside the United States, which will be available until 12:00 midnight, Eastern Time, on November 29, 2000; or

     - by internet, visit the website:
       http://www.eproxyvote.com/aet, which will be available until 12:00 midnight, Eastern Time, on November 29, 2000.

When you vote by telephone or over the internet, simply follow the instructions provided. You will need to provide your personal identification number from your proxy card in order to vote by either of these methods. If your shares are held in the name of a bank or broker, follow the voting instructions you receive on your proxy card. Telephone and internet voting is offered to shareholders owning shares through most banks and brokers.

Q:  WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

     A: Just send in a later-dated, signed proxy card to our Corporate Secretary at 151 Farmington Avenue, Hartford, Connecticut 06156 or vote again by telephone or over the internet before the special meeting. Or, you can attend the special meeting in person and vote. You may also revoke your proxy by sending a notice of revocation to our Corporate Secretary. If you have instructed a broker to vote your shares, you must follow instructions from your broker to change your instructions.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

     A: If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them on the proposal with respect to the transaction. You should therefore be sure to provide your broker with instructions on how to vote your shares. If you do not give voting instructions to your broker, you will, in effect, be voting against the transaction

CHAPTER ONE - SUMMARY AND TRANSACTION OVERVIEW

unless you appear in person at the special meeting and vote in favor of the proposal.

Q: IF I AM A PARTICIPANT IN THE AETNA INCENTIVE SAVINGS PLAN HOW WILL MY SHARES BE VOTED?

     A: If you are a participant in the Aetna Incentive Savings Plan and you receive this booklet in your capacity as a participant in the plan, you will receive a voting instruction card in lieu of a proxy card. The voting instruction card directs the trustee of the plan on how to vote the shares. Shares held in the plan may be voted by using a toll-free telephone number or by marking, signing and dating the voting instruction card and mailing it in the postage-paid envelope provided. Shares held in the Aetna Incentive Savings Plan for which no directions are received are voted by the trustee in the same percentage as the shares for which directions are received.

Q:  SHOULD I SEND IN MY SHARE CERTIFICATES NOW?

     A: No. A letter of transmittal for use in surrendering your share certificates and obtaining payment for the shares will be sent to you promptly after the transaction is completed. Since New Aetna common stock will be issued as uncertificated shares registered in book-entry form through the direct registration system, no certificates representing your shares of New Aetna common stock will be mailed to you. Your book-entry shares will be held with the New Aetna transfer agent and registrar, EquiServe Trust Company, N.A., who serves as the official record keeper for New Aetna common stock. Under the direct registration system, instead of receiving stock certificates, you will receive an account statement reflecting your ownership interest in shares of New Aetna common stock. If at any time you want to receive a physical certificate evidencing your shares of New Aetna common stock, you may do so by contacting the New Aetna transfer agent and registrar.

Q:  DO I HAVE DISSENTERS' RIGHTS?

     A: If you so choose, you are entitled to exercise dissenters' rights in connection with the merger. See "Chapter Two -- Other Matters -- Dissenters' Rights".

Q:  WHEN WILL THE TRANSACTION BE COMPLETED?

     A: We are working toward completing the transaction as quickly as possible. In addition to shareholder approval, we must also obtain a number of regulatory approvals and must satisfy various other conditions. We expect to complete the transaction late in the fourth quarter of 2000.

Q:  HOW WILL I BE TAXED ON THE TRANSACTION?

     A: Your receipt of cash and shares of New Aetna common stock in exchange for your shares of Aetna common stock will be a taxable transaction for United States federal income tax purposes. You generally will recognize gain or loss in an amount equal to the difference between (1) the sum of the amount of cash and the fair market value, on the date of the transaction, of the shares of New Aetna common stock you receive and (2) your tax basis in the shares of Aetna common stock you surrender. That gain or loss will be a capital gain or loss if you hold your shares of Aetna common stock as a capital asset.

     While federal income tax laws do not require that any one method be used for determining the fair market value, on the date of the transaction, of the New Aetna common stock you receive, one approximation of that value is the average of the high and low New York Stock Exchange-quoted prices for the New Aetna common stock on the first trading day following the date of the transaction.

Q:  WHAT INFORMATION IS BEING PROVIDED ABOUT THE PROPOSALS?

     A: This booklet describes the sale of Aetna's financial services and international businesses to ING and describes the proposals to approve the adoption by New Aetna of the Benefit Plans. This booklet also includes as Annex A a preliminary information statement (which we refer to as the New Aetna Information Statement) that describes New Aetna and the spin-off. You should read both documents, including all other annexes to this booklet, carefully before voting.

Q: WHO DO I CALL IF I NEED ADDITIONAL MATERIALS OR ASSISTANCE IN VOTING MY SHARES OR IF I HAVE QUESTIONS ABOUT THE PROPOSALS?

     A: Georgeson Shareholder Communications Inc. at 1-800-223-2064, in the United States, or 1-212-440-9800 outside the United States.

                                  CHAPTER ONE - SUMMARY AND TRANSACTION OVERVIEW

     The following diagrams illustrate the proposed transaction in general terms and are not comprehensive. For a more complete description of the proposed transaction, see "Chapter One -- Summary and Transaction Overview" and "Chapter Two -- Spin-off and Merger".

                               CURRENT STRUCTURE

                         [CURRENT STRUCTURE FLOW CHART]

CHAPTER ONE - SUMMARY AND TRANSACTION OVERVIEW

                             SPIN-OFF OF NEW AETNA
               (TO OCCUR EFFECTIVELY SIMULTANEOUSLY WITH THE SALE
         OF THE FINANCIAL SERVICES AND INTERNATIONAL BUSINESSES TO ING)

                             [SPIN-OFF FLOW CHART]

                                  CHAPTER ONE - SUMMARY AND TRANSACTION OVERVIEW

               WHAT AETNA SHAREHOLDERS WILL HAVE UPON COMPLETION
                           OF THE SPIN-OFF AND MERGER

                        [SPIN-OFF AND MERGER FLOW CHART]

CHAPTER ONE - SUMMARY AND TRANSACTION OVERVIEW

                                    SUMMARY

     This summary highlights selected information from this booklet and may not contain all of the information that is important to you. Included in this booklet as Annex A is a preliminary information statement, called the "New Aetna Information Statement," that describes New Aetna and the spin-off. We will send shareholders a final New Aetna Information Statement at the time of the spin-off. To understand the proposed transaction fully and for a more complete description of the legal terms of the transaction, you should carefully read this booklet, including the New Aetna Information Statement, as well as the other documents to which we have referred you. Additional information about Aetna and the transactions described in this booklet has been filed with the Securities and Exchange Commission and is available upon request without charge; see "Chapter Five -- Additional Information for Shareholders" on page V-1.

THE COMPANIES

AETNA INC.
151 Farmington Avenue
Hartford, Connecticut 06156

     Aetna Inc. and its subsidiaries constitute one of the nation's largest health care benefits companies, based on membership, and one of the nation's largest insurance and financial services organizations. Aetna Inc. has three principal lines of business: health care, financial services and international operations. We refer to Aetna Inc. as Aetna.

ING GROEP N.V.
Strawinskylaan 2631
1077 ZZ Amsterdam
P.O. Box 810,
1000 AV Amsterdam
The Netherlands

     ING Groep N.V. operates in more than 60 countries worldwide, and is one of the world's largest integrated financial service providers, offering a comprehensive range of life and non-life insurance, commercial and investment banking, asset management and related products and services. We refer to ING Groep N.V. as ING.

ING AMERICA INSURANCE HOLDINGS, INC.
5780 Powers Ferry Road, NW
Atlanta, Georgia 30327

     ING America Insurance Holdings, Inc. is the primary holding company for ING's insurance interests in the United States and is a wholly owned subsidiary of ING. We refer to ING America Insurance Holdings, Inc. as ING America.
ANB ACQUISITION CORP.
5780 Powers Ferry Road, NW
Atlanta, Georgia 30327

     ANB Acquisition Corp. is a corporation formed by ING America to effect the merger. ANB Acquisition Corp. does not have any significant assets or liabilities and will not engage in any activities other than those related to completing the merger. We refer to ANB Acquisition Corp. as Merger Sub.

TRANSACTION OVERVIEW

     The merger agreement that we entered into with ING (which we refer to as the Merger Agreement) and the form of distribution agreement that together provide for the merger with ING and the spin-off are included in this booklet as Annexes B and C, respectively. We encourage you to read these documents carefully as they are the legal documents that govern the merger and the spin-off.

     Here is some additional detail about the proposed transaction.

GENERALLY (SEE PAGE I-12)

     The transaction will occur in two, effectively simultaneous, steps:

     - Aetna will spin off its domestic health care businesses to its shareholders (which we refer to as the Spin-Off), and

     - Aetna's financial services and international businesses will be sold to ING (which we refer to as the Merger).

                                  CHAPTER ONE - SUMMARY AND TRANSACTION OVERVIEW

     The total value to be paid by ING is $7.7 billion, consisting of the assumption of approximately $2.678 billion of Aetna debt and the payment of approximately $5.022 billion in cash to Aetna shareholders. Generally speaking, ING will be entitled to any earnings, and will be responsible for any losses, of Aetna's financial services and international businesses from April 1, 2000.

     The sale to ING will be structured as a merger of Aetna (which will then own only Aetna's financial services and international businesses) with a subsidiary of ING. After completion of the transaction, Aetna's financial services and international businesses will be owned 100% by ING.

     The Spin-Off and the Merger will each occur only if the other occurs effectively at the same time.

     After completion of the transaction, New Aetna will be renamed "Aetna Inc." and Aetna will be renamed "Lion Connecticut Holdings Inc."

NEW AETNA AFTER COMPLETION OF THE TRANSACTION
(SEE THE NEW AETNA INFORMATION STATEMENT)

     After completion of the transaction, New Aetna will be the nation's largest health care benefits company. It will also own and operate Aetna's large case pension and group insurance businesses.

     The distribution agreement provides that after the Spin-Off, generally speaking, ING will be responsible for all liabilities to the extent relating to the financial services and international businesses and New Aetna will be responsible for all other liabilities of Aetna, including all liabilities arising out of its health care businesses.

     Aetna shareholders should read carefully the New Aetna Information Statement that is included in this booklet as Annex A and describes New Aetna and the Spin-Off in greater detail.

REASONS FOR THE TRANSACTION (SEE PAGE I-16)

     Your Board of Directors believes that the transaction is fair to and in the best interests of Aetna shareholders. The Board believes that the transaction represents an important step in our stated goal of delivering value to our shareholders, while also taking into account the concerns of our customers, employees and other constituencies. In the transaction, Aetna shareholders will receive what we believe is an attractive cash payment for Aetna's financial services and international businesses and will continue to own Aetna's health care businesses in the United States.
RECOMMENDATION TO AETNA SHAREHOLDERS

     THE BOARD OF DIRECTORS OF AETNA HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO YOU AND IN YOUR BEST INTERESTS AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGE I-19)

     In deciding to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the Board of Directors of Aetna considered opinions from Donaldson, Lufkin & Jenrette Securities Corporation (which we refer to as DLJ) and Goldman, Sachs & Co. (which we refer to as Goldman Sachs), its financial advisors, as to the fairness of the consideration to be received in the Merger by its shareholders from a financial point of view. These opinions are included in this booklet as Annexes D and E, respectively. We encourage you to read these opinions.

AETNA SHAREHOLDER VOTE REQUIRED

     Aetna shareholders will be asked to approve the Merger Agreement and the transactions contemplated by the Merger Agreement. The favorable vote of 66 2/3% of the outstanding shares of Aetna common stock is required to approve the Merger Agreement and the transactions contemplated by the Merger Agreement. Failure to vote will have the effect of a vote against the Merger Agreement and the transactions contemplated by the Merger Agreement.

INTERESTS OF OFFICERS AND DIRECTORS IN THE TRANSACTION (SEE PAGE I-28)

     When you consider the Board of Directors' recommendation that Aetna shareholders vote in favor of the proposals, you should be aware that a number of Aetna officers and directors may have interests in the transaction that are different from, or in addition to, yours.

CHAPTER ONE - SUMMARY AND TRANSACTION OVERVIEW

THE TRANSACTION

WHAT AETNA SHAREHOLDERS WILL RECEIVE IN THE TRANSACTION (SEE PAGE II-3)

     If the transaction is completed, Aetna shareholders will receive, for each share of Aetna common stock that they own:

     - one share of common stock of New Aetna, and

     - approximately $35 in cash.

     The exact amount of cash Aetna shareholders will receive in the Merger for each share of Aetna common stock that they own will depend on a number of factors, including the number of shares of Aetna common stock that are outstanding as of the completion of the transaction, the amount of unpaid interest that has accrued as of the closing on the Aetna debt to be assumed by ING and certain other matters.

CONDITIONS TO THE TRANSACTION (SEE PAGE II-8)

     The transaction will be completed only if certain conditions, including the following, are satisfied (or waived in certain cases):

     - approval by Aetna shareholders;

     - absence of legal restrictions that prevent the completion of the transaction;

     - receipt of all material governmental consents and approvals required to complete the transaction;

     - completion of the Spin-Off on the terms and subject to the conditions set forth in the distribution agreement;

     - accuracy as of the completion of the transaction of representations and warranties made by the other party to the extent specified in the Merger Agreement;

     - performance in all material respects by the other party of the obligations required to be performed at or prior to completion of the transaction; and

     - receipt by Aetna and ING of an opinion from an independent solvency firm as to the solvency of Aetna and New Aetna, after giving effect to the Spin-Off.

     In addition, ING America's obligation to complete the transaction is subject to the following conditions:

     - receipt by Aetna of all material consents and approvals (other than governmental consents and approvals) required to complete the transaction, to the extent specified in the Merger Agreement;

     - receipt of approvals from fund clients of Aetna representing at least 85% of the assets under management of all fund clients of Aetna;

     - receipt of an opinion of Aetna's counsel addressing specified legal matters; and

     - receipt by New Aetna, at the time of the Merger, of an investment debt rating of at least BBB from Standard & Poor's Corporation or Baa2 from Moody's Investor Services, Inc. as to long-term senior unsecured debt.

     In addition, Aetna's obligation to complete the transaction is subject to the following conditions:

     - receipt by ING of all material consents and approvals (other than governmental consents and approvals) required to complete the transaction, to the extent specified in the Merger Agreement; and

     - execution of certain guarantees by ING relating to Aetna's long term debt obligations.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE II-9)

     Aetna and ING America may agree at any time prior to completion of the transaction to terminate the Merger Agreement. In addition, either Aetna or ING America may terminate the Merger Agreement if:

          (1) the Merger has not been completed by August 31, 2001, which date will be extended automatically by two months if certain governmental consents have not been obtained or waived and are being pursued, and all other conditions to completion of the transaction are satisfied (or are capable of being satisfied);

          (2) Aetna's shareholders do not approve the Merger Agreement and the transactions contemplated by the Merger Agreement; or

                                  CHAPTER ONE - SUMMARY AND TRANSACTION OVERVIEW

          (3) there is a legal prohibition on completing the transaction.

     ING America may terminate the Merger Agreement if:

          (4) Aetna's Board of Directors withdraws or adversely modifies its adoption or recommendation of the Merger Agreement or approves an acquisition proposal from a third party;

          (5) Aetna materially breaches any of its representations, warranties, covenants or agreements and the breach cannot be cured by Aetna and would give rise to a failure of certain of ING America's closing conditions to be satisfied; or

          (6) Aetna securities are issued or delivered pursuant to Aetna's shareholder rights plan.

     Aetna may terminate the Merger Agreement if:

          (7) ING America materially breaches any of its representations, warranties, covenants or agreements and the breach cannot be cured by ING America and would give rise to a failure of certain of Aetna's closing conditions to be satisfied; or

          (8) Aetna's Board of Directors determines in good faith on the advice of its financial advisors and outside counsel that another acquisition proposal is a superior proposal (as compared to the Merger) and Aetna enters into a written agreement concerning that superior proposal, so long as Aetna has complied with the non-solicitation, notice, negotiation and termination fee provisions of the Merger Agreement.

TERMINATION FEES AND EXPENSES (SEE PAGE II-10)

     Aetna must pay ING America a termination fee of $165 million and must reimburse ING America up to $10 million for ING America's out-of-pocket documented transaction-related expenses if:

     - the Merger Agreement terminates as described in items (4) or (8) above;

     - the Merger Agreement terminates as described in item (2) above and a bona fide acquisition proposal or an intention to make such a proposal has been made public prior to the date of the shareholders' meeting and, within 15 months of the termination, Aetna signs a binding agreement for an acquisition proposal; or

     - the Merger Agreement terminates as described in item (5) above as the result of a deliberate breach by Aetna and a bona fide acquisition proposal or an intention to make such a proposal has been made public prior to the date of the termination and, within 15 months of the termination, Aetna signs a binding agreement for an acquisition proposal.

     Aetna must pay ING America up to $10 million for ING's out-of-pocket documented transaction-related expenses if the Merger Agreement terminates as described in items (2) or (5) above and Aetna is not otherwise obligated to pay a termination fee.

REGULATORY APPROVALS (SEE PAGE II-11)

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (which we refer to as the HSR Act), the Merger may not be completed until Aetna and ING have given certain information to the United States Federal Trade Commission and the United States Department of Justice and the required waiting period has expired or been terminated. Aetna and ING filed their respective notification reports with the Federal Trade Commission and the Department of Justice on August 30, 2000. The applicable waiting period was terminated on September 26, 2000.

     The completion of the Merger is subject to certain approvals of the insurance departments of Connecticut and Florida. ING filed an application for approval with the Connecticut insurance department on August 22, 2000. A hearing with respect to that approval was held on October 3, 2000. ING filed an application with the Florida insurance department on September 1, 2000. A hearing on an application for approval of the Merger is discretionary in Florida. Aetna and ING must also provide "market share" related notices to the insurance departments of certain other states in which they do business and applicable waiting periods must expire in those states.

     Aetna and ING conduct operations in a number of foreign countries where regulatory filings or approvals may be required in connection with the completion of the Merger.

CHAPTER ONE - SUMMARY AND TRANSACTION OVERVIEW

     Aetna operates a federal savings bank and a Connecticut chartered trust company. Accordingly, the Office of Thrift Supervision and the Connecticut Banking Department must each approve the Merger. The required filings with the Connecticut Banking Department were made on September 27, 2000 and October 6, 2000 and the required filing with the Office of Thrift Supervision was made on October 10, 2000.

     Aetna's financial services business operates a number of broker-dealers. Accordingly, the National Association of Securities Dealers, Inc. must approve the continued membership of those broker-dealers following the Merger. The required filings with the National Association of Securities Dealers, Inc. have been made.

     For information on additional required regulatory approvals, see "Chapter Two -- Other Matters -- Regulatory Matters".

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE II-12)

     The receipt by an Aetna shareholder of cash and shares of New Aetna common stock in exchange for shares of Aetna common stock will be a taxable transaction for United States federal income tax purposes. An Aetna shareholder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value, on the date of the Spin-Off and the Merger, of the shares of New Aetna common stock received by the Aetna shareholder and (ii) the Aetna shareholder's tax basis in the shares of Aetna common stock surrendered. That gain or loss will be a capital gain or loss if the shares of Aetna common stock are held as a capital asset by the Aetna shareholder.

DISSENTERS' RIGHTS (SEE PAGE II-13)

     Aetna shareholders will be entitled to dissenters' rights under Sections 33-855 to 33-872 of the Connecticut Business Corporation Act in connection with the Merger. Dissenters' rights permit a shareholder to elect to have a fair value assigned to its shares (after giving effect to the Spin-Off) and paid to the shareholder in lieu of the consideration to be received by shareholders generally in the Merger. Sections 33-855 to 33-872 are reprinted in their entirety as Annex F to this booklet.

     Annex F should be read carefully by anyone who wishes to exercise statutory dissenters' rights or wishes to preserve the right to do so because failure to comply strictly with the procedures set forth in Sections 33-855 to 33-872 of the Connecticut Business Corporation Act may result in the loss of dissenters' rights.

APPROVAL OF BENEFIT PLANS (SEE PAGE III-1).

     Aetna shareholders are also being asked to separately approve the adoption by New Aetna of each Benefit Plan. Shareholder approval is required solely to ensure that New Aetna will be able to deduct, for federal income tax purposes, certain compensation payable under the Benefit Plans. The adoption of each of the Benefit Plans is unrelated to and will have no effect on the compensation payable, and treatment of options outstanding, under the comparable existing Aetna plans as a result of the transaction, which instead will be governed by the terms of the existing Aetna plans.

     The Benefit Plans are an important component of New Aetna's employment incentive program after the Spin-Off. The purpose of the Benefit Plans, is to enable New Aetna to attract and retain highly-qualified employees and to further align the interests of employees of New Aetna with that of New Aetna shareholders.

     The adoption by New Aetna of each Benefit Plan will be approved if the votes cast in favor of such proposal exceed the votes cast against such proposal, so long as a quorum exists. Your Board of Directors recommends that you vote "FOR" approval of the adoption by New Aetna of each Benefit Plan.

     The completion of the transaction is not conditioned on approval of the Benefit Plans, but the adoption of the Benefit Plans is contingent on completion of the transaction.

                    HISTORICAL AND PRO FORMA FINANCIAL DATA

     You should review the historical and pro forma financial information regarding New Aetna included in the New Aetna Information Statement attached as Annex A to this booklet as well as the historical financial information of Aetna prior to the Spin-Off and Merger included in the documents incorporated by reference into this booklet.

                                  CHAPTER ONE - SUMMARY AND TRANSACTION OVERVIEW

                              CERTAIN RISK FACTORS

     In addition to the other information included in this booklet, you should carefully consider the risk factors described under the heading "Risk Factors" in the New Aetna Information Statement included in this booklet as Annex A in determining whether to vote in favor of approval of the Merger Agreement and the transactions contemplated by the Merger Agreement. These risk factors outline the principal risks inherent in owning New Aetna common stock.

     We have made forward-looking statements in this booklet, including the New Aetna Information Statement, that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, benefits resulting from the Spin-Off and the Merger, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believe," "expect," "plan," "intend," "anticipate," "estimate," "predict," "potential," "continue," "may," "will," "should" or the negative of these terms or similar expressions.

     Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this booklet.

     The risk factors discussed under the heading "Risk Factors" in the New Aetna Information Statement could cause our results to differ materially from those expressed in forward-looking statements. There may also be other risks that we are unable to predict at this time.

CHAPTER ONE - SUMMARY AND TRANSACTION OVERVIEW

                              TRANSACTION OVERVIEW

GENERAL

     Aetna is using this booklet to solicit proxies from Aetna shareholders for use at the special meeting. At the special meeting, Aetna shareholders will be asked to vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement.

     The Aetna Board of Directors has approved, and recommends that Aetna shareholders vote "FOR" approval of, the Merger Agreement and the transactions contemplated by the Merger Agreement. Approval of the Merger Agreement and the transactions contemplated by the Merger Agreement requires the affirmative vote of 66 2/3% of the outstanding shares of Aetna common stock entitled to vote on the proposal. Failure to vote will have the effect of a vote against the Merger Agreement and the transactions contemplated by the Merger Agreement.

     As more fully described in Chapter Two of this booklet, the transaction will occur in two, effectively simultaneous, steps:

     - Aetna will spin off its domestic health care businesses to its shareholders, and

     - Aetna's financial services and international businesses will be sold to ING.

     The total value to be paid by ING for the financial services and international businesses is $7.7 billion, consisting of the assumption of approximately $2.678 billion of Aetna debt and the payment of approximately $5.022 billion in cash to Aetna shareholders. Generally speaking, ING will be entitled to any earnings, and will be responsible for any losses, of Aetna's financial services and international businesses from April 1, 2000.

     The sale will be structured as a merger of Aetna (which will then own only Aetna's financial services and international businesses) with a subsidiary of ING. The Spin-Off and the Merger will each occur only if the other occurs effectively at the same time.

     Following the completion of the transaction, Aetna shareholders will:

     - initially own 100% of the outstanding common stock of New Aetna, and

     - receive approximately $35 in cash for each share of Aetna common stock that they own.

     The exact amount of cash Aetna shareholders will receive in the Merger for each share of Aetna common stock that they own will depend on a number of factors, including the number of shares of Aetna common stock that are outstanding as of the closing, the amount of unpaid interest that has accrued as of the closing on the Aetna debt to be assumed by ING and certain other matters. See "Chapter Two -- The Merger and Distribution Agreements -- Merger Consideration" for a more detailed explanation of the method for calculating the exact amount of cash Aetna shareholders will receive for each share of Aetna common stock they own.

     Chapter One of this booklet provides an overview of the transaction which is summarized on the cover page of this booklet, including the background of and reasons for the transaction and the interests of officers and directors in the transaction. Chapter Two discusses the Spin-Off and the Merger.

BACKGROUND OF THE TRANSACTION

     In the fourth quarter of 1999, in light of the performance of Aetna's businesses, Aetna began a review of its businesses and corporate strategy and engaged Goldman Sachs to assist it in this review. These matters were reviewed with the Aetna Board of Directors on October 7 and December 3, 1999. At the December 3 Board meeting, management and Goldman Sachs made a presentation to the Board concerning Aetna's businesses. On January 10, 2000, Aetna announced that it had decided to realign its operations internally into two main business units: global health and global wealth. Shortly thereafter, Aetna began the process of effecting this realignment, and continued its strategic review of its businesses.

                                  CHAPTER ONE - SUMMARY AND TRANSACTION OVERVIEW

     Aetna's Board of Directors held a special meeting on February 21 to discuss the status of its on-going strategic review. The Board received presentations from management and Goldman Sachs as to various matters, including an overview of several strategic alternatives. The Board instructed management and Goldman Sachs to continue to refine their analysis and to present their further findings to the Board at its next meeting.

     On February 24, Aetna received a letter from ING and WellPoint Health Networks Inc. (which we refer to as WellPoint), in which those companies expressed a "desire to begin discussions" concerning a potential acquisition of Aetna. The letter indicated that, subject to a due diligence review of Aetna and other conditions, ING and WellPoint would propose a transaction in which Aetna shareholders "would receive approximately $70 per share in value comprised of $44 in cash and $26 in WellPoint common stock." WellPoint and ING stated in their letter that they intended to keep their proposal confidential.

     The Board held a regularly scheduled meeting on February 25. At that meeting, the Board elected William H. Donaldson as Chairman, President and Chief Executive Officer, following Richard L. Huber's resignation from those positions. The Board then turned to the ING/WellPoint letter and Aetna's continuing review of strategic alternatives. Davis Polk & Wardwell, counsel to Aetna, and Fried, Frank, Harris, Shriver & Jacobson, special counsel to the independent Directors, led a discussion of the Directors' legal duties. Goldman Sachs summarized the terms of the letter and presented information with respect to ING and WellPoint. Management and Goldman Sachs also presented their further analysis of Aetna's strategic alternatives. Following questions and discussion, the Board then determined to meet again on March 10 and 11 to consider these matters in greater detail. Shortly after the meeting, Aetna retained Robert S. Miller as a consultant and DLJ as a co-financial advisor. Thereafter, Aetna retained KPMG LLP to assist it in a review of certain financial aspects of its health business.

     On March 1, in response to a report on CNBC, Aetna issued a press release confirming the receipt of the ING/WellPoint letter. The press release indicated that Aetna's Board of Directors would consider the letter in due course and confirmed that Aetna's previously announced comprehensive review of its strategy and operations was underway.

     From February 25 through March 9, Aetna's management and financial and legal advisors continued their review of Aetna's strategic alternatives, including the ING/WellPoint letter.

     A special meeting of the Board of Directors was held on March 10 and 11. Representatives of Davis Polk & Wardwell and Fried, Frank, Harris, Shriver & Jacobson began the meeting with a presentation of the Directors' legal duties. Following a discussion of these matters, the Board then undertook a lengthy discussion, in which Mr. Miller, members of Aetna management, DLJ, Goldman Sachs, Davis Polk & Wardwell and Fried, Frank, Harris, Shriver & Jacobson participated, of Aetna's businesses and strategic alternatives, including the ING/WellPoint letter. Following extensive discussion, and considering, among other things, the advice of Mr. Miller, DLJ, Goldman Sachs, Davis Polk & Wardwell and Fried, Frank, Harris, Shriver & Jacobson, the Board unanimously determined to reject the invitation from ING and WellPoint to begin discussions concerning a possible sale of Aetna, to separate Aetna's global health care and global financial services businesses into two independent publicly traded companies and to take certain other actions.

     On March 12, Aetna issued a press release announcing the Board's decisions with respect to the ING/ WellPoint letter and the separation of the global health care and global financial services businesses. The press release also announced that Aetna had decided to:

     - sell international assets that did not fit with the strategies of the newly independent health care and financial services businesses or provide an adequate return on capital,

     - finalize plans to capture strategic health care internet opportunities that leverage Aetna's health care information technology assets,

     - continue its comprehensive review of Aetna's health care business model and strategies with the goal of building on Aetna's industry-leading franchise and improving financial performance and relationships with physicians, hospitals and patients,

CHAPTER ONE - SUMMARY AND TRANSACTION OVERVIEW

     - undertake additional efforts to strengthen the financial services business, and

     - accelerate Aetna's existing cost reduction program and additional reductions resulting from the restructuring and strategic review.

     In the press release, Mr. Donaldson stated:

          "Our goal is to enhance shareholder value, and to improve the quality of our services and relationships with all our constituencies. We believe this can best be accomplished by separating into two businesses. As a result, each company can achieve a stronger focus on its customers, improve performance, more closely align management with shareholders and independently evaluate strategic options. Each of our two core businesses has great potential, and each will be better able to realize that potential as a separate company."

     With respect to the ING/WellPoint letter, Mr. Donaldson explained that:

          "The financial consideration mentioned in the ING/WellPoint letter, even if taken at face value, significantly understates the value of our company and does not reflect the current value or future potential of our core businesses. In addition, the number of contingencies, substantial execution risk and other considerations also contributed to the decision."

     During the following weeks, Aetna, with the assistance of its financial and legal advisors, moved forward with its plans to separate its global health and global financial services businesses. During the period, Mr. Donaldson and other members of senior management, as well as representatives of DLJ and Goldman Sachs, received inquiries from, and spoke with, a number of companies which expressed their interest in acquiring some or all of Aetna's businesses. On March 22, 2000, Davis Polk & Wardwell retained Deloitte & Touche Consulting Group LLC to assist in reviewing certain aspects of Aetna's health business as they related to litigation risk management.

     Aetna's Board held a regularly scheduled meeting on March 31. At that meeting, among other things, Mr. Donaldson updated the Board on developments with respect to the separation and the contacts received from interested parties.

     On April 5, Mr. Donaldson met with R. Glenn Hilliard, Chairman and Chief Executive Officer of ING America. At that meeting, which was requested by ING, Mr. Hilliard expressed ING's continuing interest in a transaction with Aetna. Mr. Donaldson indicated that Aetna's Board had determined that the separation of Aetna's domestic health care businesses and financial services and international businesses was superior to the possible proposal outlined in the ING/WellPoint letter, although Mr. Hilliard was free to contact Mr. Donaldson at any time.

     During the first and second weeks of April, representatives of ING and its financial advisors had discussions with DLJ and Goldman Sachs in which ING indicated that WellPoint and ING were prepared to increase their proposed purchase price for Aetna. Through its financial advisors, Aetna reiterated its conclusion that the ING/WellPoint letter significantly understated the value of Aetna's businesses and, indeed, any sale of Aetna's health care businesses at that time was likely to deprive shareholders of the considerable value that Aetna's Board believed was inherent in that business.

     Over the following several weeks, representatives of ING and its financial advisors had a number of discussions with DLJ and Goldman Sachs with respect to a possible acquisition by ING of Aetna's financial services and international businesses. On April 18, 2000, ING's financial advisors met with Aetna's financial advisors to outline a proposal for ING to acquire Aetna's financial services and international businesses. At that meeting, Aetna's bankers expressed disappointment with the proposal. On April 20, 2000, Messrs. Donaldson and Miller met with Mr. Hilliard and Fred S. Hubbell, Executive Board member of ING, to further clarify ING's proposal. Mr. Donaldson indicated that he believed the proposal was deficient in several respects, including the price proposed, assurances regarding the certainty of closing of any transaction and the indemnities expected by ING, and that each company's financial advisors should continue to discuss the proposal. On April 25, 2000, Messrs. Hilliard and Hubbell met with Messrs. Donaldson and Miller and

                                  CHAPTER ONE - SUMMARY AND TRANSACTION OVERVIEW

indicated that before they could consider submitting a revised proposal with respect to such a transaction, ING would require access to certain non-public information concerning those businesses.

     On April 26, ING and Aetna entered into a confidentiality agreement, and Aetna provided ING with certain non-public information concerning Aetna's financial services and international businesses.

     On April 28, Aetna's Board held a regularly scheduled meeting. At that meeting, the Board was briefed by management, DLJ and Goldman Sachs on the status of discussions with ING and received a presentation from the investment banking firms addressing the financial aspects of several possible scenarios involving Aetna's financial services and international businesses.

     On May 8, Messrs. Donaldson and Miller met with Messrs. Hilliard and Hubbell. Thereafter, ING made a proposal to Aetna to purchase Aetna's financial services and international businesses. The proposal was subject to the satisfactory completion of a due diligence review of those businesses and numerous other matters. Over the following weeks, representatives of Aetna, ING and their respective financial advisors engaged in discussions concerning the terms of ING's proposal, but no resolution was reached with regard to certain basic terms. The parties nevertheless determined that it was appropriate to permit ING to undertake a due diligence review and to continue to explore the feasibility of a mutually satisfactory transaction.

     Aetna's Board held a special meeting on May 25. At that meeting, the Board was briefed by management, DLJ and Goldman Sachs on the status of discussions with ING and the proposed entry into a short "exclusive dealing" period with ING. After discussion, the Board agreed with the proposed approach.

     On May 25, ING and Aetna entered into a further confidentiality agreement providing that Aetna would work exclusively with ING with respect to a potential acquisition by ING of the financial services and international businesses until June 19, except that Aetna was entitled to terminate the exclusivity period at any time after June 12 if Aetna then determined in good faith that it would not be possible to reach a definitive agreement with ING concerning the proposed transaction on or prior to June 19. ING also informed Aetna that ING had advised WellPoint that it did not intend to proceed with the ING/WellPoint proposal and had terminated its arrangements with WellPoint relating to Aetna.

     From May 30 to June 12, representatives of ING and its legal and financial advisors conducted a due diligence review of Aetna. During this period, Aetna's legal and financial advisors also continued to discuss the possible terms of the proposed transaction with ING's legal and financial advisors.

     On May 31, in response to a report on CNBC, Aetna issued a press release announcing that it had begun talks that could lead to the sale of all or part of its financial services and international businesses to ING. In the press release, Mr. Donaldson stated:

     "We have previously said that we intended to separate Aetna's Global Financial Services business into an independent publicly traded company, and this still remains a viable option. However, we also said that we would review and consider other legitimate opportunities presented to us."

     On June 14, ING's financial advisors presented a proposal to Aetna's financial advisors with respect to a possible transaction. The proposal was significantly less favorable to shareholders, both as to price and terms, than had been anticipated by Aetna based on prior discussions with ING.

     Following discussions with Aetna management, Mr. Miller and the Company's legal and financial advisors, Mr. Donaldson determined that, in light of ING's revised proposal, Aetna should terminate its exclusivity arrangements with ING and Aetna's financial advisors should commence a targeted auction process to determine whether a sale of Aetna's financial services and international businesses, in whole or in part, to one or more other parties was an attractive alternative. On June 15, Aetna notified ING that its had elected to terminate its exclusivity arrangement with ING.

     On June 16, Aetna issued a press release indicating that, while it was continuing its discussions with ING, it had begun to evaluate the possibility of pursuing one or more transactions with other parties.

CHAPTER ONE - SUMMARY AND TRANSACTION OVERVIEW

     Over the following weeks, Aetna's management and financial advisors prepared summary confidential offering materials and contacted a number of potentially interested parties. Ultimately, twenty-five parties executed confidentiality agreements and received confidential offering materials.

     On June 27, while Aetna was in the process of conducting its targeted auction, Messrs. Ewald Kist, Chairman of the Executive Board of ING, and Hubbell met with Messrs. Donaldson and Miller and submitted a significantly improved proposal to Aetna. Although several significant issues remained regarding terms and conditions, Aetna and ING determined that it would be useful to meet to discuss the revised ING proposal in detail. Accordingly, representatives of Aetna, ING and their respective legal and financial advisors met on June 30 and July 1 to attempt to clarify a number of significant open issues.

     On June 30, Aetna's Board held a regularly scheduled meeting. At that meeting, Mr. Donaldson briefed the Board on the status of discussions with ING and other parties. Representatives of DLJ and Goldman Sachs also summarized recent discussions with ING and the status of the targeted auction process.

     On July 5, ING presented Aetna with another proposal which resolved a number, but not all, of the open issues regarding terms and conditions. On July 6, Messrs. Hubbell, Hilliard and Keith Gubbay, Executive Vice
President -- Corporate Development of ING America, met with Messrs. Donaldson and Miller and Alan J. Weber, Chief Financial Officer of Aetna, to review ING's new proposal, which was intended to reflect the June 30 and July 1 discussions. At that meeting, Aetna representatives requested that ING consider increasing the purchase price for the transaction. On July 6 and 7, 2000, Aetna negotiated a revised proposed purchase price. Following further discussions, Aetna and ING determined that a mutually satisfactory transaction might be feasible and that the parties, together with their advisors, should work expeditiously to attempt to negotiate such a transaction.

     From July 6 through July 19, Aetna, ING and their financial and legal advisors engaged in negotiations in an attempt to resolve open items and to finalize definitive documentation for the transaction.

     On July 15, Aetna's Board of Directors held a special meeting to consider, among other things, the status of Aetna's negotiations with ING. The meeting began with representatives of Davis Polk & Wardwell and Fried, Frank, Harris, Shriver & Jacobson outlining the Directors' legal duties in considering the transaction and the status of the negotiation. Representatives of DLJ and Goldman Sachs then reviewed the financial aspects of the proposed transaction (identifying the effect of unresolved items, as appropriate) and indicated that their respective firms would be prepared to issue fairness opinions if a transaction were to be agreed substantially on the terms discussed with the Board. There was an extensive discussion of various aspects of the transaction among members of the Board, management and Aetna's financial and legal advisors. As a number of matters were not yet resolved, however, no vote was taken.

     By late on July 19, all open issues had been resolved and Aetna's Board of Directors held a special telephonic meeting on the evening of July 19. At the meeting, which was attended by Aetna's financial and legal advisors, representatives of Davis Polk & Wardwell and Fried, Frank, Harris, Shriver & Jacobson summarized the Board's legal duties as well as the final terms and conditions of the transaction. Following a discussion of the transaction by Aetna's management, each of DLJ and Goldman Sachs then delivered its oral fairness opinion to the Aetna Board of Directors, subsequently confirmed in writing, that as of such date and based upon and subject to the matters stated in their respective opinions, the consideration to be received in the Merger was fair from a financial point of view to Aetna's shareholders. The Aetna Board did not request, and did not receive, a fairness opinion from its financial advisors with respect to the Spin-Off. By unanimous vote of all Directors present, the Aetna Board approved the Merger Agreement and the transactions contemplated by the Merger Agreement. Aetna issued a press release announcing the transaction early on July 20.

AETNA'S REASONS FOR THE TRANSACTION; RECOMMENDATION OF THE AETNA BOARD OF DIRECTORS

     The Aetna Board of Directors determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are fair to and in the best interests of Aetna and its shareholders and approved the Merger Agreement and the transactions contemplated by the Merger Agreement. In reaching its conclusion,

                                  CHAPTER ONE - SUMMARY AND TRANSACTION OVERVIEW

the Board also considered the interests of Aetna's employees, customers, creditors and suppliers, as well as community and societal considerations. The Board is required by Connecticut law to consider these constituencies. Accordingly, the Aetna Board of Directors recommends that Aetna's shareholders vote "FOR" approval of the Merger Agreement and the transactions contemplated by the Merger Agreement.

     In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the Aetna Board of Directors consulted with Aetna's management, as well as its financial and legal advisors, and considered the following factors:

          (1) the fact that the transaction allows Aetna's shareholders to receive a significant amount of cash for their interest in Aetna's financial services and international businesses (and thereby effects a return of capital to shareholders) while retaining their interest in Aetna's domestic health care businesses;

          (2) the relative competitive position of Aetna's financial services and international businesses, on the one hand, and its domestic health care business, on the other hand, as well as the likely capital requirements and anticipated financial returns from potential operational improvements in each such business;

          (3) the fact that the separation would allow Aetna to focus on improving its health care operations as a means of increasing shareholder value;

          (4) the opinions of DLJ and Goldman Sachs that, as of July 19, 2000 and based upon and subject to the matters stated in their opinions, the consideration to be received in the Merger was fair, from a financial point of view, to Aetna's shareholders;

          (5) the fact that, although the targeted auction process was not completed, representatives of Aetna and its financial advisors had informal discussions with a significant number of parties potentially interested in pursuing a transaction;

          (6) the Board's conclusion, after consultation with Aetna's tax advisors, that the proposed transaction would result in minimal corporate level tax and that any transaction involving the sale of pieces of the financial services and international businesses (as opposed to a sale of those businesses in a single transaction in the form adopted) would result in considerable corporate level tax liabilities;

          (7) the Merger Agreement did not include a financing condition, and the Board's conclusion, based on consultation with its financial advisors and information provided by ING, that ING could reasonably finance the consideration to be paid to Aetna shareholders;

          (8) the lack of any required approval by ING's shareholders to complete the transaction;

          (9) the Board's conclusion, after consultation with Aetna's legal and regulatory advisors, that all regulatory approvals appeared to be obtainable within a reasonable period of time;

          (10) ING's commitments to Aetna's employees and the Hartford community; and

          (11) the terms and conditions of the Merger Agreement, including the provisions that permit Aetna to furnish information to and participate in discussions or negotiations with a third party that has made an unsolicited superior proposal (as described in "Chapter Two -- The Merger and Distribution Agreements -- Covenants -- Acquisition Proposals") and to terminate the Merger Agreement in order to accept such a superior proposal upon prior notice to, and discussions with, ING and payment of a $165 million termination fee and the reimbursement of ING's out-of-pocket documented transaction-related expenses up to $10 million.

     In view of the wide variety of factors considered in connection with its evaluation of the Merger Agreement and the transactions contemplated by the Merger Agreement and the complexity of these matters, the Aetna Board of Directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to the factors considered in connection with each recommendation. The Aetna Board of Directors relied on the experience and expertise of DLJ and Goldman Sachs, its financial advisors, for quantitative analysis of the financial terms of the transactions contemplated by the Merger Agreement (see

CHAPTER ONE - SUMMARY AND TRANSACTION OVERVIEW

"Chapter One -- Opinions of Financial Advisors"). In addition, the Aetna Board of Directors did not undertake to make any specific determination as to whether any particular factor was essential to the Aetna Board of Director's ultimate determination, but rather the Aetna Board of Directors conducted an overall analysis of the factors described above, including through discussions with and questioning of Aetna's management and legal and financial advisors. In considering the factors described above, individual members of the Aetna Board of Directors may have given different weight to different factors.

                                  CHAPTER ONE - SUMMARY AND TRANSACTION OVERVIEW

                         OPINIONS OF FINANCIAL ADVISORS

     Aetna retained DLJ and Goldman Sachs (which we refer to collectively as the Financial Advisors) pursuant to letter agreements dated March 9, 2000 and March 11, 2000, respectively, to act jointly as financial advisors in connection with exploring strategic alternatives for Aetna, including the sale of all or a portion of Aetna. The Financial Advisors are nationally recognized investment banking firms and were selected by Aetna based on the firms' reputations and experience in investment banking in general and their recognized expertise in the valuation of businesses as well as, in the case of Goldman Sachs, its prior investment banking relationship with Aetna.

     On July 15, 2000, at the meeting of Aetna's Board of Directors, the Financial Advisors separately advised Aetna's Board of Directors that, subject to final negotiation of the Merger Agreement, each was prepared to render its opinion that, as of that date and based upon and subject to the matters set forth in their opinion and such matters as the Financial Advisors considered relevant, the consideration to be received for the financial services and international businesses of Aetna (which we refer to in this section as the Financial Services Business) pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of Aetna common stock. On July 19, 2000, at the meeting of Aetna's Board of Directors, the Financial Advisors separately orally delivered their opinions (subsequently confirmed in writing as of that date) that, as of that date and subject to the matters set forth in their opinions and such matters as the Financial Advisors considered relevant, the consideration to be received for the Financial Services Business pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of Aetna common stock.

     You should consider the following when reading the discussion of the opinions of the Financial Advisors in this booklet:

     - We urge you to read carefully both opinions of the Financial Advisors which are included in this booklet as Annexes D and E;

     - DLJ's and Goldman Sachs' advisory services and opinions were provided to Aetna's Board of Directors for the information and assistance of Aetna's Board of Directors in connection with its consideration of the transactions contemplated by the Merger Agreement and were directed only to the fairness, from a financial point of view, to the holders of Aetna common stock of the consideration to be received for the Financial Services Business;

     - The Financial Advisors' opinions were necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to the Financial Advisors as of, the date of their respective opinions. Although subsequent developments may affect the Financial Advisors' opinions, the Financial Advisors do not have any obligation to update, revise or reaffirm their respective opinions;

     - The Financial Advisors' opinions do not constitute a recommendation as to how holders of Aetna common stock should vote with respect to the Merger Agreement and the transactions contemplated by the Merger Agreement;

     - The Financial Advisors' opinions do not address the relative merits of the proposed transaction and the other business strategies considered by Aetna's Board of Directors nor do they address the Aetna Board of Directors' decision to proceed with the proposed transaction;

     - The Financial Advisors expressed no opinion as to the fairness of the separation of Aetna's domestic health care businesses from the Financial Services Business which will occur through the Spin-Off;

     - The Financial Advisors expressed no opinion as to the prices at which shares of New Aetna common stock may trade at any time; and

     - The Financial Advisors expressed no opinion with regard to the business of New Aetna, including as to its solvency or its ability to distribute cash to Aetna or pay dividends to its shareholders.

     Although the Financial Advisors evaluated the fairness, from a financial point of view, to the holders of Aetna common stock of the consideration to be received for the Financial Services Business pursuant to the

CHAPTER ONE - SUMMARY AND TRANSACTION OVERVIEW

Merger Agreement, the consideration itself was determined by Aetna and ING through arm's length negotiations. Aetna did not provide specific instructions to, or place any limitation on, the Financial Advisors with respect to the procedures to be followed or factors to be considered by the Financial Advisors in performing their analyses or providing their respective opinions.

     In connection with their opinions, the Financial Advisors reviewed, among other things, the following:

     - The Merger Agreement;

     - The distribution agreement;

     - Annual reports to shareholders and annual reports on Form 10-K of Aetna for the five fiscal years ended December 31, 1995, 1996, 1997, 1998 and 1999, respectively;

     - Certain interim reports to shareholders and quarterly reports on Form 10-Q of Aetna;

     - Certain other communications from Aetna to its shareholders; and

     - Certain internal financial analyses and forecasts for the Financial Services Business prepared by Aetna's management;

     The Financial Advisors also had discussions with members of the management of Aetna regarding their assessment of the strategic rationale for the transaction contemplated by the Merger Agreement and the past and current business operations, financial condition and future prospects of the Financial Services Business. In addition, the Financial Advisors:

     - reviewed the reported price and trading activity for the shares of Aetna common stock;

     - compared certain financial information for the Financial Services Business and stock market information for Aetna with similar information for certain other companies, the securities of which are publicly traded;

     - reviewed the financial terms of certain recent business combinations in the insurance and financial services industries specifically and in other industries generally; and

     - performed such other studies and analyses as the Financial Advisors considered appropriate.

     The Financial Advisors relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by them and assumed such accuracy and completeness for purposes of rendering their opinions. The Financial Advisors relied on Aetna management's estimate as to the magnitude of any adjustments to the amount to be paid to Aetna shareholders upon the completion of the transaction and the potential cost of satisfying certain closing conditions under the Merger Agreement. With respect to the financial projections furnished to the Financial Advisors by Aetna's management for the Financial Services Business, the Financial Advisors relied on representations that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Aetna. The Financial Advisors were instructed by Aetna to assume that the Spin-Off will not result in significant taxes being paid by Aetna, that the Merger will not be taxable to Aetna and that the sale by Aetna of certain parts of the Financial Services Business would result in significant tax to Aetna if undertaken separately. In addition, the Financial Advisors did not make independent evaluations or appraisals of the assets and liabilities of the Financial Services Business and the Financial Advisors were not furnished with any such evaluations or appraisals other than certain actuarial appraisals of selected international operations.

     The Financial Advisors, as part of their investment banking businesses, are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive placements and valuations for estate, corporate and other purposes. The Financial Advisors are familiar with Aetna, having acted as Aetna's financial advisors in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement and having provided certain investment banking services to Aetna from time to time. In the case of Goldman Sachs, such services include having acted as lead underwriter of a public offering of debt securities of Aetna in November 1998 and financial advisor on the divestiture of several subsidiaries and businesses of Aetna, including its property-casualty

                                  CHAPTER ONE - SUMMARY AND TRANSACTION OVERVIEW

business, its U.S. individual life insurance business and Aetna Canada Holdings in April 1996, October 1998 and October 1999, respectively. Goldman Sachs also has acted as financial advisor on the acquisition of the NYLCare health business of New York Life in July 1998. In addition, Goldman Sachs has provided certain investment banking services to ING from time to time, including having acted as co-lead underwriter of a public offering of subordinated debt securities of ING Bank NV in June 1996 and co-lead underwriter of a public offering of common stock of ING in June 1997. DLJ is currently working with ING Groep N.V. on its proposed acquisition of ReliaStar Financial Corp. announced in May 2000. In addition, DLJ advised ING Groep N.V. on its December 1999 divestiture of its Medical Risk Solutions business. The Financial Advisors may provide investment banking services to ING and its subsidiaries in the future. The Financial Advisors provide a full range of financial advisory and securities services and, in the course of their normal trading activities, may from time to time affect transactions and hold securities, including derivative securities, of Aetna or ING for their own account and for the accounts of customers.

     The following is a summary of the material financial analyses used by the Financial Advisors in reaching their opinions and does not purport to be a complete description of the analyses performed by the Financial Advisors. The following quantitative information, to the extent it is based on market data, is based on market data as it existed at or about July 19, 2000 and is not necessarily indicative of current market conditions. You should understand that the order of analyses and the results derived from these analyses described below do not represent relative importance or weight given to these analyses by the Financial Advisors. The summary of the financial analyses includes information presented in tabular format. In order to understand fully the financial analyses used by the Financial Advisors, these tables must be read together with the text of each summary. The tables alone do not describe completely the financial analyses.

WHOLE COMPANY ANALYSIS

     Consideration Received Analysis Based on Comparable Public Company Analysis. The Financial Advisors compared the consideration to be received to the range of enterprise values of the Financial Services Business implied by the relative valuations of selected publicly traded comparable financial services companies: American General Corporation, AXA Financial, Inc., Lincoln National Corporation, Jefferson-Pilot Corporation, John Hancock Financial Services, Inc., Metropolitan Life Insurance Company and Nationwide Financial Services, Inc. The Financial Advisors selected these companies because they engage in businesses the Financial Advisors deemed reasonably comparable to those of Aetna Financial Services.

     For each of these companies, the Financial Advisors analyzed the ratio of the per share trading price of the company's common stock on July 18, 2000, divided by selected financial data, including 2000 and 2001 estimated earnings per share and March 31, 2000 book value per share. The 2000 and 2001 estimated earnings per share were based on median earnings per share estimates issued by IBES. IBES is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. Based on this analysis, the Financial Advisors developed the following ranges of valuation ratios of common stock price per share to the selected financial data:

     - 9.6x - 14.2x for 2000 estimated earnings per share,

     - 8.9x - 12.9x for 2001 estimated earnings per share, and

     - 1.1x - 2.5x for 3/31/00 book value per share.

     These valuation ratios were then applied to the Financial Services Business' adjusted estimated earnings and book values to determine the range of implied equity values of the Financial Services Business. The Financial Services Business' adjusted estimated earnings and book value were based on management's operating estimates adjusted to reflect (i) a 20% debt to total capital leverage or $652 million of debt; (ii) interest expense at a rate of 7.15%; and (iii) an allocation of corporate overhead. These adjustments were made to indicate an allocation of corporate overhead and interest expense to the Financial Services Business. The resulting implied range of equity values of the Financial Services Business were adjusted to include the assumed $652 million of debt to arrive at a range of average enterprise values of $4.2 billion to $6.6 billion.

CHAPTER ONE - SUMMARY AND TRANSACTION OVERVIEW

The consideration to be received pursuant to the Merger Agreement is above the resulting implied range of enterprise values of the Financial Services Business.

     Consideration Received Analysis Based on 3-Year Historical Comparable Public Company Analysis. The Financial Advisors compared the consideration to be received to the range of enterprise values of the Financial Services Business implied by the relative 3-year historical valuations of the selected publicly traded comparable financial services companies (excluding John Hancock Financial Services, Inc. and Metropolitan Life Insurance Company, because they were not publicly traded for the full three year period).

     For each of the comparable companies, the Financial Advisors analyzed the ratio of the price of the company's common stock per share, over the past three years, divided by selected 3-year financial data, including: (A) estimated earnings per share for the latest twelve months, and next twelve months, and (B) book value per share. The latest twelve months and next twelve months estimated earnings per share were based on median earnings per share estimates issued by IBES. Based on this analysis, the Financial Advisors developed the following ranges of valuation ratios of common stock price per share to the selected financial data:

     - 9.9x - 23.6x for latest twelve months earnings per share,

     - 8.4x - 18.5x for next twelve months earnings per share, and

     - 1.6x - 2.5x for book value per share.

     These valuation ratios were then applied to the Financial Services Business' adjusted estimated earnings and March 31, 2000 book value to determine the range of implied equity values of the Financial Services Business. The resulting implied range of equity values of the Financial Services Business were adjusted to include the assumed $652 million of debt to arrive at a range of average enterprise values of $4.0 billion to $7.5 billion. The consideration to be received pursuant to the Merger Agreement is above the resulting implied range of enterprise values of the Financial Services Business.

     Consideration Received Analysis Based on Comparable Acquisitions of Financial Services Companies. The Financial Advisors compared the consideration to be received to the range of enterprise values of the Financial Services Business implied by the transaction valuations generated from the following 12 selected acquisitions of financial services companies announced since April 1, 1995 that the Financial Advisors deem to be comparable:

DATE ANNOUNCED                                 ACQUIROR/TARGET
--------------                                 ---------------
06/01/00                 ING Groep N.V./ReliaStar
08/26/99                 Metropolitan Life Insurance Company/GenAmerica Corporation
07/09/99                 Allstate/American Heritage
02/18/99                 Aegon N.V./Transamerica
11/23/98                 UNUM Corp./Provident Companies
05/21/98                 Lincoln National/Aetna's Life Insurance Business
09/12/97                 American General Corp./Western National Corp.
07/28/97                 Lincoln National/Connecticut General Life Ins. Co. (CIGNA)
07/08/97                 ING Groep N.V./Equitable of Iowa Cos.
02/14/97                 American General Corp./USLIFE Corporation
12/27/96                 Aegon N.V./Providian
04/10/95                 Zurich/Kemper

     For each of the 12 transactions, the Financial Advisors analyzed the ratio of transaction price per share divided by selected financial data of the acquired companies, including latest 12 months earnings per share, next twelve months estimated earnings per share and current tangible book value per share.

     Based on this analysis, the Financial Advisors developed the following ranges of acquisition ratios:

     - 10.1x - 33.1x for latest twelve months earnings,

     - 9.4x - 28.7x for next twelve months estimated earnings and

     - 1.0x - 3.0x for current tangible book value.

                                  CHAPTER ONE - SUMMARY AND TRANSACTION OVERVIEW

     These acquisition ratios were then applied to the Financial Services Business' adjusted estimated earnings and book values to determine the range of implied equity values of the Financial Services Business. The resulting implied range of equity values of the Financial Services Business were adjusted to include the assumed $652 million of debt to arrive at a range of average enterprise values of $3.5 billion to $9.5 billion. The consideration to be received pursuant to the Merger Agreement is within the resulting implied range of enterprise values of the Financial Services Business.

COMPONENT ANALYSIS

     In addition to analyzing the Financial Services Business as a whole, the Financial Advisors analyzed the three principal components of the Financial Services Business: Aetna Financial Services (which we refer to as AFS), Aetna Asia, which operates in nine Asian countries, and Aetna Latin America, which operates in six countries. The Financial Advisors then analyzed the pre-tax and after-tax ranges of estimated values for the three principal components.

AETNA FINANCIAL SERVICES

     Analysis at Various Prices. In analyzing the value of AFS, as instructed by management, the Financial Advisors assumed adjusted management estimates of earnings and book values of AFS to reflect (i) a 20% debt to total capital leverage; (ii) interest expense at a rate of 7.15%; and (iii) allocated corporate overhead. The Financial Advisors, based on these assumptions and on a review of the selected public companies and selected transactions referred to in the whole company analysis, determined to review a range of $3.6 billion to $4.6 billion for the total enterprise value (without indebtedness) of AFS. The Financial Advisors computed the following multiples for the range of equity values for AFS implied by this range of total enterprise value for AFS:

                                                                          IMPLIED MULTIPLE
                                                                       ----------------------
                                                                          LOW         HIGH
                                                                       ---------    ---------
                                                                       (DOLLARS IN MILLIONS)
TOTAL CONSIDERATION...................................                  $3,600       $4,600
Equity Consideration (assuming debt of 20% of total
  capital)............................................                   3,301        4,301
                                                        AFS METRIC
                                                        -----------
ADJUSTED EARNINGS
  Latest Twelve Months (3/31/2000)....................    $  199          16.6x        21.6x
  Next Twelve Months (3/31/2000)......................       234          14.1         18.4
  2000E...............................................       227          14.6         19.0
  2001E...............................................       262          12.6         16.4
3/31/2000 BOOK VALUE..................................     1,198           2.8          3.6
3/31/2000 TANGIBLE BOOK VALUE.........................     1,151           2.9          3.7

CHAPTER ONE - SUMMARY AND TRANSACTION OVERVIEW

     The Financial Advisors calculated the following premiums represented by these implied multiples to current median trading multiples and 3-year historical median public multiples of the selected companies, and to the median mergers and acquisitions multiples in the 12 selected comparable acquisitions:

                                                                              PREMIUM TO
                                                                           MEDIAN MULTIPLE
                                                                        ----------------------
                                                                           LOW         HIGH
                                                                        ---------    ---------
                                                                        (DOLLARS IN MILLIONS)
TOTAL CONSIDERATION................................                      $3,600       $4,600
Equity Consideration (assuming debt of 20% of total
  capital).........................................                       3,301        4,301
                                                     MEDIAN MULTIPLE
                                                     ---------------
PREMIUM TO CURRENT MEDIAN COMPARABLE TRADING
  MULTIPLES
  2000E Earnings Multiple..........................       12.1x            20.4%        56.8%
  2001E Earnings Multiple..........................       10.8             16.6         51.9
  Current Price/Book Multiple......................        1.8             49.2         94.5
PREMIUM TO 3-YEAR HISTORICAL MEDIAN PUBLIC
  MULTIPLES
  Latest Twelve Months Earnings Multiple...........       18.9x           (12.5)        14.1
  Next Twelve Months Earnings Multiple.............       15.0             (5.8)        22.8
  Current Price/Book Multiple......................        2.1             30.0         69.3
PREMIUM TO MEDIAN COMPARABLE M&A TRANSACTION
  MULTIPLES
  Latest Twelve Months Earnings Multiple...........       17.9x            (7.5)        20.5
  Next Twelve Months Earnings Multiple.............       16.0            (11.9)        14.8
  Price/Tangible Book Multiple.....................        1.9             50.9         96.6

     In the Financial Advisors' view, these analyses indicated that $3.6 billion to $4.6 billion was an appropriate range of total enterprise value for AFS.

AETNA ASIA

     Actuarial Appraisals. The Financial Advisors reviewed actuarial appraisals for Malaysia, Japan, Taiwan and Hong Kong. These appraisals consisted of valuations of the in-force business plus the value of future sales and were conducted by Mercer Consulting Group, Inc. (12/31/96), Milliman & Robertson, Inc. (2/10/00) and Tillinghast, a Towers Perrin company (12/31/98, 1/31/99), respectively. Additionally, the management of Aetna International, Inc. conducted a preliminary update of the value of the in-force business at year-end 1999. The external appraisals ranged from a low valuation of $1.756 billion to a high valuation of $2.835 billion for Aetna's interests in Malaysia, Japan, Taiwan and Hong Kong. The internal update valued Aetna's interests in the in-force business of Malaysia, Japan, Taiwan and Hong Kong at $1.134 billion. These actuarial appraisals exclude operations as of December 31, 2000 in New Zealand, Philippines, China, Thailand and Indonesia with a total book value of $62 million.

     Common Stock Comparison. The Financial Advisors reviewed and compared certain financial information and ratios and public market multiples relating to the Asian life insurance companies Cathay Life Insurance (Taiwan), Shin Kong Life Insurance (Taiwan), China Life Insurance (Taiwan), Taiwan Life Insurance (Taiwan) and John Hancock Life Insurance (Malaysia).

                                  CHAPTER ONE - SUMMARY AND TRANSACTION OVERVIEW

     For each of these Asian life insurance companies, the Financial Advisors analyzed the ratio of the per share trading price of the company's common stock on July 18, 2000, divided by selected financial data, including 2000 and 2001 estimated earnings per share and March 31, 2000 book value per share. The Financial Advisors calculated the following valuation ratios for these companies:

                                                                PRICE/EARNINGS
                                                     ------------------------------------
                                                     2000E (X)    2001E (X)    PRICE/BOOK
                                                     ---------    ---------    ----------
High...............................................    34.2         19.0          5.6
Median.............................................    18.7         13.6          3.3
Mean...............................................    21.1         14.7          3.4
Low................................................    14.4         11.4          1.8

     Comparable Acquisition Analysis. The Financial Advisors also reviewed and compared this transaction with the following seven acquisitions in the Asian life insurance industry, measuring transaction value, transaction value/net income and transaction value/book value since September 1, 1994:

DATE ANNOUNCED              ACQUIROR (PARENT)                    TARGET (PARENT)
--------------              -----------------                    ---------------
11/29/99             AXA                                 Nippon Dantai Life Insurance
10/11/99             National Mutual Holdings (AXA)      AXA China Region Ltd.
10/02/99             DBS Group Holdings                  Insurance Corp. of Singapore
05/04/99             Citigroup                           Fubon Insurance Company
10/13/95             Investor Group                      Phuket Island Co.
12/29/94             Prudential PLC                      Thai Sethakit Life Assurance
09/06/94             AXA SA                              Wing On Life Assurance Co. Ltd.

     The Financial Advisors calculated the following high, median, mean and low values for the group of transactions:

                                                                  TRANSACTION
                                                   TRANSACTION      VALUE/       TRANSACTION
                                                      VALUE       NET INCOME     VALUE/BOOK
                                                   -----------    -----------    -----------
                                                     (US$MM)
High.............................................   $1,954.4         76.2x           2.5x
Median...........................................      110.0         21.4            1.5
Mean.............................................      502.6         35.2            1.7
Low..............................................       34.3          2.4            1.0

     Analysis At Various Prices. The Financial Advisors reviewed the implied multiples of Aetna Asia based on a total enterprise value for Aetna Asia (without any indebtedness) in the range of $1.0 billion to $3.5 billion. The following earnings and book value multiples were computed:

                                                                              PREMIUM TO
                                                                           MEDIAN MULTIPLE
                                                                        ----------------------
                                                                           LOW         HIGH
                                                                        ---------    ---------
                                                                        (DOLLARS IN MILLIONS)
TOTAL CONSIDERATION...................................                   $1,000       $3,500
                                                        ASIA METRIC
                                                        ------------
EARNINGS
  Last Twelve Months..................................      $ 63           15.9x        55.6x
  2000E...............................................        76           13.2         46.2
  2001E...............................................       112            8.9         31.3
3/31/2000 BOOK VALUE..................................       915            1.1          3.8
PREMIUM TO MEDIAN COMPARABLE TRADING MULTIPLES
  2000E Earnings Multiple.............................      18.7x         (29.4)%      187.2%
  2001E Earnings Multiple.............................      13.6          (34.3)%      129.8

CHAPTER ONE - SUMMARY AND TRANSACTION OVERVIEW

                                                                          PREMIUM TO MEDIAN
                                                                               MULTIPLE
                                                                        ----------------------
                                                        ASIA METRIC        LOW         HIGH
                                                        ------------    ---------    ---------
                                                                        (DOLLARS IN MILLIONS)
PREMIUM TO MEDIAN COMPARABLE M&A TRANSACTION MULTIPLES
  Latest Twelve Months Earnings Multiple..............      21.4           (25.8)       159.6
  Price/Book Multiple.................................       1.5           (27.1)       155.1

AETNA LATIN AMERICA

     Summary of Implied Ranges. The Financial Advisors reviewed implied valuation ranges based on comparable transaction multiples in Mexico and South America. In particular, the Financial Advisors observed low, median and high mergers and acquisitions transaction multiples in the Mexican pension management industry based on 12 selected transactions since January 1997, of $243, $303, and $863 per active affiliate or contributor, respectively. In addition, the Financial Advisors computed low, median and high mergers and acquisitions transaction multiples in the Mexican bancassurance industry based on eight selected transactions since November 1996 of $15.6, $21.4 and $40.5 million per $1 billion of deposits acquired, respectively. Also, the Financial Advisors assumed a comparable multiple range for South American health insurance transactions of 0.8x book value to 1.2x book value. In addition, the Financial Advisors observed low, median and high mergers and acquisitions transaction multiples in the South American pension management industry based on 16 selected transactions in Chile since June 1994, of $376, $675, and $1,094 per contributor, respectively. Finally, the Financial Advisors computed low, median and high mergers and acquisitions transaction multiples for life and property and casualty insurance transactions in Latin America based on nine selected transactions since March 1994, of 0.9x, 2.1x and 2.6x book value, respectively. Based on these implied multiples, the Financial Advisors reviewed a total enterprise value (without any indebtedness) for Aetna Latin America in the range of $1.0 to $3.0 billion.

ANALYSIS AT VARIOUS PRICES OF COMPONENTS

     The Financial Advisors reviewed the valuation of the Financial Services Business at various combinations of prices for the three different components. The Financial Advisors reviewed resulting values for the Financial Services Business assuming ranges for AFS, Aetna Asia and Aetna Latin America of
$3,800 -- $4,400 million, $1,000 -- $3,500 million and $1,000 -- $3,000 million, respectively. All resulting values include an adjustment for Aetna corporate equity of $(262) million. The Financial Advisors also reviewed the total value of the Financial Services Business if it were to be sold in components by analyzing the after tax results of the sale of the Financial Services Business in components assuming that (a) the sale of Aetna consisting only of AFS (including corporate assets and liabilities) did not result in corporate level taxes and (b) the sales of Asia and Latin America resulted in corporate level taxes. The Financial Advisors derived a valuation range for the Financial Services Business of $5,538 -- $10,638 million on a pre-tax basis and $5,395 -- $8,619 million on an after-tax basis. The Financial Advisors also noted that the consideration to be received for the Financial Services Business in its entirety is within the resulting implied after-tax valuation range, if the Financial Services Business were to be sold in pieces. The Financial Advisors also noted that the sale of the Financial Services Business involves lower execution risks than the sale in pieces and may potentially be executed in a much shorter time period.

     The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Financial Advisors' opinions. In arriving at their fairness determination, the Financial Advisors considered the results of all these analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, the Financial Advisors made their determination as to fairness on the basis of their experience and professional judgment after

                                  CHAPTER ONE - SUMMARY AND TRANSACTION OVERVIEW

considering the results of all these analyses. No company or transaction used in the above analyses is directly comparable to Aetna's Financial Services Business or the contemplated transaction. The analyses were prepared solely for purposes of the Financial Advisors providing their opinion to Aetna's Board of Directors as to the fairness, from a financial point of view, to the holders of Aetna common stock of the consideration to be received for the Financial Services Business of Aetna and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based on forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Aetna, the Financial Advisors or any other person assumes responsibility if future results are materially different from those forecasts. As described above, the opinions of the Financial Advisors to Aetna's Board of Directors were one of many factors taken into consideration by Aetna's Board of Directors in making its determination to approve the Merger Agreement.

FEE ARRANGEMENTS

     Pursuant to the terms of the engagement letters dated March 9, 2000 and March 11, 2000, Aetna agreed to pay the Financial Advisors together (i) a retainer fee of $1 million payable in cash on March 9, 2000 and (ii) a transaction fee of $35 million. The Financial Advisors will share these fees equally. Aetna also agreed to reimburse the Financial Advisors for reasonable out-of-pocket expenses, including the reasonable fees and disbursements of their legal counsel, and to indemnify the Financial Advisors and related parties against certain liabilities arising out of or in connection with the Financial Advisors' engagement.

CHAPTER ONE - SUMMARY AND TRANSACTION OVERVIEW

             INTERESTS OF OFFICERS AND DIRECTORS IN THE TRANSACTION

     In considering the recommendations of the Aetna Board of Directors with respect to the transaction, you should be aware that a number of the officers and directors of Aetna may have interests in the transaction that are different from, or in addition to, yours. The Aetna Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated by the Merger Agreement.

STOCK OPTIONS AND RESTRICTED STOCK; ADDITIONAL COMPENSATION

     Stock options and restricted stock outstanding under Aetna's 1996 and 1998 Stock Incentive Plans and held by Aetna's executive officers will vest as a result of the transaction. Any Aetna option held by a current or former employee that is not exercised before the completion of the transaction will be equitably adjusted as follows: Aetna options held by former employees of Aetna and New Aetna (or their respective subsidiaries) and by employees of New Aetna (or its subsidiaries) at the time of the transaction (whom we refer to collectively as New Aetna Holders) will be equitably converted into options of New Aetna with adjustments made to both the number of options and the exercise prices to maintain the intrinsic in-or-out-of-the-money value of the related Aetna options (which we refer to as the New Aetna Holder Adjustment). In no event, however, will the number of New Aetna options issued following the New Aetna Holder Adjustment cover more than 45 million shares of New Aetna common stock. Aetna options held by individuals who will be transferred to ING America (or its subsidiaries) at the time of the transaction (whom we refer to as Transferred Holders) will also be equitably adjusted. Options held by Transferred Holders that are in-the-money (which we refer to as In-the-Money Options) will be cancelled in exchange for a cash payment equal to the aggregate in-the-money amount (which we refer to as the Spread). Options held by Transferred Holders that are not In-the-Money Options (which we refer to as Out-of-the-Money Options) will be cancelled; provided, however, that if such Out-of-the-Money Options were initially granted in exchange for the optionee foregoing a cash bonus, such Options will be cancelled in exchange for the amount of the foregone bonus. In addition, annual bonuses and long-term incentive awards held by Aetna's executive officers will be paid out at target or, in the case of certain long-term incentive awards, at the greater of target or actual performance, for all or a pro rata portion of such award, as a result of the transaction.

     The following table shows the number of unvested Aetna options and shares of restricted stock held by Aetna's executive officers and directors whose vesting will accelerate as a result of the transaction, the number of already vested options and the annual and long-term bonus payments that will become payable to Aetna's executive officers as a result of the transaction.

                             NUMBER OF UNVESTED                              NUMBER              ESTIMATED VALUE OF
                             AETNA OPTIONS THAT                        OF SHARES OF AETNA           ANNUAL BONUS
                                 VEST AS A                            RESTRICTED STOCK THAT       AWARDS BECOMING
                               RESULT OF THE       ALREADY VESTED    VEST AS A RESULT OF THE   PAYABLE AS A RESULT OF
NAME                         TRANSACTION(1)(#)    AETNA OPTIONS(#)      TRANSACTION(1)(#)      THE TRANSACTION(2)($)
----                         ------------------   ----------------   -----------------------   ----------------------
William H. Donaldson.......       500,000                 -0-                  100,000               $1,000,000
  Chairman, President
  and Chief Executive
  Officer, Aetna Inc.
John W. Rowe, M.D..........           -0-                 -0-                      -0-                      -0-
  President and Chief,
  Executive Officer,
  Aetna Healthcare Business
Frederick C. Copeland,
  Jr.......................        68,333             147,841                      -0-                  360,000
  President, Aetna
  International Inc.
Thomas J. McInerney........       116,666             241,497                      -0-                  560,000
  Executive Vice President,
  Aetna Financial Services
Alan J. Weber..............       176,666             233,586                    5,000                  750,000
  Vice Chairman for
  Strategy and Finance,
  Aetna Inc.
Richard L. Huber...........       100,000             729,726                      -0-                      -0-
  Former Chairman,
  President and Chief
  Executive Officer

                              ESTIMATED VALUE OF
                              LONG-TERM INCENTIVE
                                AWARDS BECOMING
                              PAYABLE AS A RESULT
NAME                         OF THE TRANSACTION($)
----                         ---------------------
William H. Donaldson.......              -0-
  Chairman, President
  and Chief Executive
  Officer, Aetna Inc.
John W. Rowe, M.D..........              -0-
  President and Chief,
  Executive Officer,
  Aetna Healthcare Business
Frederick C. Copeland,
  Jr.......................       $1,065,000(3)
  President, Aetna
  International Inc.
Thomas J. McInerney........        1,103,000(3)
  Executive Vice President,
  Aetna Financial Services
Alan J. Weber..............        1,403,000(3)
  Vice Chairman for
  Strategy and Finance,
  Aetna Inc.
Richard L. Huber...........        2,766,000(3)
  Former Chairman,
  President and Chief
  Executive Officer

                                  CHAPTER ONE - SUMMARY AND TRANSACTION OVERVIEW

                             NUMBER OF UNVESTED                              NUMBER              ESTIMATED VALUE OF
                             AETNA OPTIONS THAT                        OF SHARES OF AETNA           ANNUAL BONUS
                                 VEST AS A                            RESTRICTED STOCK THAT       AWARDS BECOMING
                               RESULT OF THE       ALREADY VESTED    VEST AS A RESULT OF THE   PAYABLE AS A RESULT OF
NAME                         TRANSACTION(1)(#)    AETNA OPTIONS(#)      TRANSACTION(1)(#)      THE TRANSACTION(2)($)
----                         ------------------   ----------------   -----------------------   ----------------------
Michael J. Cardillo........       119,999             205,392                      -0-                      -0-
  Former Executive Vice
  President, Aetna U.S.
  Healthcare
All other executive
  officers as a group (2
  persons).................       119,164             143,922                      -0-                  700,000
Non-Employee directors as a
  group....................           -0-                 -0-                      -0-                      -0-

                              ESTIMATED VALUE OF
                              LONG-TERM INCENTIVE
                                AWARDS BECOMING
                              PAYABLE AS A RESULT
NAME                         OF THE TRANSACTION($)
----                         ---------------------
Michael J. Cardillo........        1,281,000(3)
  Former Executive Vice
  President, Aetna U.S.
  Healthcare
All other executive
  officers as a group (2
  persons).................          910,000(3)
Non-Employee directors as a
  group....................       $4,011,000(4)

---------------
(1) This represents the number estimated to be unvested as of December 1, 2000.

(2) Represents target annual bonus amounts. Certain executive officers, including Messrs. McInerney and Copeland, may be eligible to participate in a bonus program related to the transaction, the amount and terms of which have not yet been determined.

(3) These estimated amounts are based on target performance, prorated for certain awards, and assumes the transaction closes in 2000.

(4) Represents estimated value of director stock units.

NON-EMPLOYEE DIRECTOR STOCK UNITS AND DEFERRED COMPENSATION

     In connection with the transaction, unvested stock units outstanding under Aetna's Non-Employee Director Deferred Stock and Deferred Compensation Plan (which we refer to as the Aetna Director Plan) will vest. The Aetna Director Plan will be amended prior to completion of the transaction to provide that instead of causing the value of stock units under the Aetna Director Plan to be paid out in cash, all stock units outstanding under the Aetna Director Plan will be converted into New Aetna stock units under a new Director Compensation Plan to be adopted by New Aetna (which we refer to as the New Director Plan). Shareholders of Aetna will not vote on the approval of the New Director Plan. See the New Aetna Information Statement that is included in this booklet as Annex A for additional details about the New Director Plan.

CERTAIN CHANGE IN CONTROL PROVISIONS

     Aetna's Board of Directors previously approved provisions to protect certain benefits of Aetna employees upon a change-in-control of Aetna, which will include the transaction. The effect of certain of these provisions is reflected in the table above. The provisions provide that the Aetna severance plan (discussed below) will become noncancellable for a period of two years following a change-in-control. Also, all previously granted stock options (other than options held by Dr. Rowe) that have not yet vested will become vested and immediately exercisable. Upon a change-in-control, bonuses payable under Aetna's Annual Incentive Plan will become payable based on the target award for participants. In addition, long-term incentive awards granted under Aetna's 1996 Stock Incentive Plan will vest. If an award is in the final two years of a performance cycle, the full award will be paid to active employees at the greater of target or actual performance through the date of the change-in-control. For vested inactive employees, and active employees holding awards in the first two years of a performance cycle, a prorated award (generally based on service) will be paid equal to the greater of target or actual performance through the date of the change-in-control. Generally, the aggregate value of benefits will remain the same during the one-year period following the completion of the transaction.

NEW HEALTH CARE BUSINESS PRESIDENT AND CHIEF EXECUTIVE OFFICER

     On September 15, 2000, John W. Rowe, M.D., became President and Chief Executive Officer of Aetna's health care businesses and a director of Aetna. The material terms of Dr. Rowe's employment with Aetna are summarized below under "Certain Agreements." Neither Dr. Rowe's Aetna stock options nor his Aetna restricted stock units will vest or otherwise become payable as a result of completion of the transaction.

CHAPTER ONE - SUMMARY AND TRANSACTION OVERVIEW

CERTAIN AGREEMENTS

     Aetna has agreed to provide Mr. Donaldson with a salary of $1,000,000, annual bonus opportunity of up to $2,000,000 for calendar year 2000 under the Aetna Annual Incentive Plan and an additional bonus as determined by the Board Committee on Compensation and Organization. On February 29, 2000, Mr. Donaldson was granted a stock option for 500,000 shares of Aetna common stock. The exercise price per share is $41.125 for 300,000 shares, $55.00 for 100,000 shares and $65.00 for 100,000 shares. The closing price of Aetna common stock on September 29, 2000 was $58 1/16. Mr. Donaldson was also granted 100,000 shares of restricted Aetna common stock. The option and restricted common stock will vest after one year, subject to earlier vesting upon the completion of the transaction or certain terminations of employment. If Mr. Donaldson ceases to be Chairman and Chief Executive Officer of New Aetna following the completion of the transaction, he will be entitled to payment of an annual bonus for 2000, if not previously paid, of at least $1,500,000, and, if such termination occurs after December 31, 2000, a pro rata annual bonus for the year of termination. Aetna has agreed generally to make Mr. Donaldson whole for any excise taxes incurred as a result of payments made under his employment arrangement or otherwise. New Aetna will assume, and be responsible for, any such payments after the Spin-Off.

     Aetna has entered into an agreement with Dr. Rowe, pursuant to which he will serve as chief executive officer and president of Aetna's domestic health care businesses. Following the Spin-Off, he will become Chief Executive Officer of New Aetna and, not later than December 31, 2001, Chairman of the Board. Under the agreement, which is for a term of three years, with two one-year extensions, Dr. Rowe is entitled to an annual salary of not less than $1,000,000, a target annual bonus opportunity of $1,500,000 and a maximum annual bonus opportunity of not less than $3,000,000. Dr. Rowe is entitled to minimum annual bonus payments for 2000 and 2001 of $375,000 and $1,000,000 respectively. Dr. Rowe received a sign-on bonus of $2,000,000 and, on July 3, 2001, will receive a retention bonus of $1,400,000, subject to continued employment.

     Effective September 15, 2000, Dr. Rowe was granted 25,000 Aetna restricted stock units and stock options on 500,000 shares of Aetna common stock. The option exercise price was $54.6875 (the fair market value of a share of Aetna common stock on September 15, 2000) for 300,000 shares and $72.7344 for 200,000 shares. The options and the restricted stock units will vest in three equal annual installments commencing September 15, 2001 (with accelerated vesting upon a change in control, excluding the transaction, and upon certain terminations of employment). Upon the earlier of the Spin-Off or January 1, 2001, Dr. Rowe will be granted additional stock options on 100,000 shares of Aetna common stock (or, if following the Spin-Off, the equivalent shares of New Aetna common stock adjusted for the Spin-Off) at the higher of the then fair market value or $72.7344 per share (subject to adjustment to reflect the Spin-Off). In any event, following the Spin-Off, taking into account the adjustment of Aetna options and such additional grant, such aggregate options will not cover more than 2,000,000 New Aetna shares. If such New Aetna options, after adjustment, cover less than 1,000,000 New Aetna shares, Dr. Rowe will be entitled to a supplemental grant in an amount equal to such difference (50% at the then fair market value and 50% at a premium fair market value). In addition to certain other benefits, Dr. Rowe will be entitled to a minimum annual pension of $300,000 commencing at age 65, which will vest in five equal annual installments.

     If Dr. Rowe's employment is terminated by Aetna other than for "cause", death or disability, or by Dr. Rowe for "good reason", he will be entitled to 104 weeks (156 weeks, in a lump sum, if such termination is within two years following a change in control) of cash compensation (calculated as annual base salary and target annual bonus), his pro-rata bonus for the year of termination and, if not previously paid, his retention bonus. If Aetna does not renew Dr. Rowe's agreement for a one-year term on December 31, 2003 or 2004, he will be entitled to a cash payment of $3,000,000 or $1,500,000, respectively. Aetna has agreed generally to make Dr. Rowe whole for any excise taxes incurred as a result of payments made under his agreement or otherwise. New Aetna will assume, and be responsible for Dr. Rowe's agreement after the Spin-Off.

     Mr. Weber has entered into an agreement with Aetna that provides that if, during the two-year period following a change in control (including the transaction), his employment is terminated by Aetna without cause or he terminates his employment for any reason (other than in circumstances that would constitute cause), in lieu of participation in Aetna's severance plan he will be entitled to not less than 156 weeks of cash

                                  CHAPTER ONE - SUMMARY AND TRANSACTION OVERVIEW

compensation (calculated as annual base salary (currently $750,000) and target annual bonus amount (currently $750,000)). Mr. Weber's pension benefits are vested under Aetna's pension plan. Aetna has agreed to make certain minimum contributions to Mr. Weber's cash balance pension account, which Aetna believes are not greater than the value of the pension benefits forgone by Mr. Weber as a result of his departure from his previous employer. Aetna has agreed generally to make Mr. Weber whole for any excise taxes incurred as a result of payments made under this agreement or otherwise. New Aetna will assume, and be responsible for, any such payments after the Spin-Off.

     Mr. McInerney has entered into an agreement with Aetna in lieu of participation in Aetna's severance plan. The agreement provides that if Mr. McInerney's employment is terminated for any reason not involving misconduct, he will receive not less than 52 weeks of cash compensation (calculated as annual base salary (currently $700,000). Upon a change-in-control of Aetna prior to March 1, 2002, Mr. McInerney's severance benefit would increase to 156 weeks of cash compensation (calculated as annual base salary and target annual bonus amount (currently $560,000)) in the event his employment is terminated (i) by Aetna for any reason other than gross misconduct or (ii) by him following a reduction in base salary or relocation. Aetna has agreed generally to reimburse Mr. McInerney for applicable excise taxes (including tax gross-up) incurred as a result of payments made under the agreement. Aetna/ING will assume, and be responsible for, any such payments after the Spin-Off and Merger.

     Mr. Copeland has entered into an agreement with Aetna in lieu of participation in Aetna's severance plan. The agreement provides that if Mr. Copeland's employment is terminated under circumstances that would call for severance pay benefits, he will receive payment for not less than 52 weeks of annual base salary (currently $450,000). Upon a change-in-control of Aetna, Mr. Copeland's severance benefit would increase to 156 weeks of annual base salary. In the event of certain specified events related to Aetna's international businesses, Mr. Copeland would instead receive 104 weeks of cash compensation (calculated as annual base salary and target annual bonus amount (currently $810,000)) if he were involuntarily terminated or his target cash compensation (annual base salary and target annual bonus opportunity) were reduced. Alternatively, Aetna has offered Mr. Copeland, upon a change-in-control of Aetna prior to March 1, 2002, 104 weeks of cash compensation (calculated as annual base salary and target annual bonus amount) in the event his employment is terminated (i) by Aetna for any reason other than gross misconduct or (ii) by him following a reduction in base salary or relocation, and generally to reimburse Mr. Copeland for applicable excise taxes (including tax gross-up) incurred as a result of payments made under the agreement. In addition, Aetna has also offered Mr. Copeland certain enhanced pension benefits. Aetna/ING will assume, and be responsible for, any such payments after the Spin-Off.

     In connection with Mr. Huber's termination of employment with Aetna effective as of February 25, 2000, he received a lump sum payment of $3,384,615 (based on 88 weeks of salary ($1,000,000 annually) and target annual bonus ($1,000,000)) in exchange for his agreement generally not to compete with Aetna. Aetna will also provide Mr. Huber with an office and administrative support until November 2, 2000 to accommodate his transition needs. Mr. Huber is eligible for enhanced pension rights and certain other benefits offered to employees who retire from Aetna. New Aetna will assume, and be responsible, for any such payments after the Spin-Off.

     In connection with Mr. Cardillo's retirement from Aetna on June 15, 2000, he is entitled to a special payment of $3,780,000, (based on 3 times his annual salary ($700,000) and his target annual bonus ($560,000), 50% of which amount was paid on retirement and 50% will be paid to him on the first anniversary of retirement, and a prorated 2000 target annual bonus ($257,000)). For 36 months following the date of such retirement, he is eligible for continuation of welfare and pension benefits. All outstanding equity-based awards will continue to vest for one year (and all options will fully vest as a result of the transaction) and will remain exercisable for a period of 90 days thereafter. Mr. Cardillo is also entitled to be reimbursed by Aetna for applicable excise taxes (including tax gross-up) incurred as a result of such payments made to him. New Aetna will assume, and be responsible for, any such payments after the Spin-Off.

CHAPTER ONE - SUMMARY AND TRANSACTION OVERVIEW

     Aetna intends to enter into an agreement with L. Edward Shaw, Jr., Executive Vice President and General Counsel of Aetna, which agreement will run through December 31, 2003. Mr. Shaw is entitled to an annual salary of not less than $525,000 and, for 2000 and 2001, a guaranteed annual bonus equal to his annual bonus target opportunity of $420,000.

     Mr. Shaw was granted stock options on 50,000 shares of Aetna common stock with an option exercise price of $55.375 (the fair market value of a share of Aetna common stock on the grant date). The options will vest in three equal annual installments (with accelerated vesting upon a change in control, other than the transaction, and upon certain terminations of employment). Mr. Shaw was also granted 9,500 Aetna long-term incentive awards that will vest upon consummation of the transaction.

     Under this agreement, if Mr. Shaw's employment is terminated by Aetna other than for "cause", death or disability, he will be entitled to 52 weeks of severance, based on annual base salary. If such termination is after a change in control (including the transaction), Mr. Shaw will be entitled to 156 weeks of cash compensation (calculated as annual base salary and target annual bonus), and continued health and dental benefits. Mr. Shaw may elect special retirement on or after January 2002, in which case he will be entitled to 50% of his current base salary and target annual bonus for the balance of the agreement term and continued health and dental benefits. Aetna will agree generally to make Mr. Shaw whole for any excise taxes incurred as a result of payments made under his agreement or otherwise. New Aetna will assume, and be responsible for, Mr. Shaw's agreement after the Spin-Off.

     Mr. Timothy A. Holt, Senior Vice President, Aetna Investment Management Group, has entered into an agreement with Aetna in lieu of participation in Aetna's severance plan. The agreement provides that if Mr. Holt's employment is terminated for any reason not involving misconduct, he will receive not less than 52 weeks of his annual base salary. Upon a change in control (including the transaction) prior to March 1, 2002, Mr. Holt's severance benefit would increase to 104 weeks of cash compensation (calculated as 180% of his annual base salary) in the event his employment is terminated (i) by Aetna for any reason other than gross misconduct or (ii) by him following a reduction in base salary or relocation. Aetna has agreed generally to reimburse Mr. Holt for applicable excise taxes (including tax gross-up) incurred as a result of payments made under the agreement. New Aetna will assume, and be responsible for, any such payments after the Spin-Off.

     Aetna administers a severance plan under which employees, including Aetna's executive officers, terminated by Aetna without cause may receive up to two weeks of continuing salary for every credited full year of employment to a maximum of one year's salary. In addition, when an employee's job is eliminated due to reengineering, reorganization or staff reduction efforts, an employee, including Aetna's executive officers, are eligible for an additional 13 weeks of salary continuation and outplacement assistance. Under certain circumstances, determined on a case-by-case basis, additional severance pay benefits may be granted for the purposes of inducing employment of senior officers or rewarding past service. Certain benefits continue during the severance pay and salary continuation periods.

                                  CHAPTER TWO
                              SPIN-OFF AND MERGER

     The Aetna Board of Directors has approved, and recommends that Aetna shareholders vote "FOR" approval of, the Merger Agreement and the transactions contemplated by the Merger Agreement. The proposed transaction would occur pursuant to the Merger Agreement, the distribution agreement and the related agreements as described below.

                     THE MERGER AND DISTRIBUTION AGREEMENTS

     The following summary of the Merger Agreement and the distribution agreement is qualified by reference to the complete text of the Merger Agreement and the distribution agreement, which are included in this booklet as Annexes B and C, respectively. All shareholders are urged to read the Merger Agreement and the distribution agreement carefully in their entirety.

GENERAL

     The Merger Agreement contains the terms and conditions on which the Merger will be completed.

     The distribution agreement, as well as the schedules and exhibits to the distribution agreement (which we collectively refer to as the Distribution Agreement), contain the terms and conditions on which certain restructuring transactions will be completed and on which Aetna will spin off to the Aetna shareholders its domestic health care businesses. The Distribution Agreement also contains the terms and conditions that will govern the ongoing relationships of Aetna and New Aetna after the completion of the transaction. See "Chapter Two -- Relationship Between Aetna and New Aetna After the Spin-Off and Merger".

RESTRUCTURING OF AETNA'S BUSINESSES

     Aetna will complete the following restructuring transactions prior to the completion of the Spin-Off and the Merger:

     - Aetna's financial services and international businesses and Aetna's domestic health care, large case pension and group insurance businesses will be separated into different groups of subsidiaries.

     - New Aetna will transfer to Aetna certain assets identified in the Distribution Agreement, including some assets reflected on certain balance sheets of Aetna as of March 31, 2000. Aetna will transfer to New Aetna certain assets identified in the Distribution Agreement. Following the transfer, New Aetna will have all rights of Aetna to the mark "Aetna," subject to Aetna's rights as licensee under a trademark licensing agreement. See "Chapter Two -- Relationship Between Aetna and New Aetna After the Spin-Off and Merger". Aetna will retain all of the rights to the mark "Aeltus" and certain Chinese marks currently held by Aetna.

     - With certain exceptions and subject to certain restrictions and limitations, Aetna will assume and will undertake to be responsible for all of the liabilities associated with Aetna's financial services and international businesses and will indemnify New Aetna and the health care subsidiaries with respect to such liabilities. New Aetna will assume and will undertake to be responsible for all liabilities not assumed by Aetna and the financial services and international subsidiaries and will indemnify Aetna and the financial services and international subsidiaries with respect to such liabilities. Aetna will not assume and will not provide indemnities regarding:

      (1) liabilities relating to health care litigation and litigation regarding alleged securities law violations; and

      (2) liabilities arising under contracts relating to the sale of the property and casualty insurance business and operations conducted by Aetna or any of Aetna's former or existing affiliates in the United States and certain other businesses previously sold by Aetna.

 CHAPTER TWO - SPIN-OFF AND MERGER

     - Debt of Aetna and its subsidiaries will be allocated as of the completion of the Spin-Off between Aetna and New Aetna as follows:

      (1) Aetna will remain responsible for approximately $2.678 billion of long-term debt of Aetna and its subsidiaries, subject to adjustment (see "Chapter Two -- The Merger and Distribution Agreements -- Merger Consideration"). ING will guarantee Aetna's obligations for this long-term debt;

      (2) Except as set forth in the transaction agreements, New Aetna and Aetna will settle or pay all intercompany indebtedness owed between New Aetna and its subsidiaries, on the one hand, and Aetna and the financial services and international subsidiaries, on the other hand;

      (3) Except as set forth in the transaction agreements, New Aetna and Aetna will pay all intercompany accounts receivable and accounts payable between New Aetna and the health care subsidiaries, on the one hand, and Aetna and the financial services and international subsidiaries, on the other hand; and

      (4) Aetna will be responsible for funding the repayment of, subject to certain exceptions, all of Aetna's and its post-Spin-Off subsidiaries' obligations with respect to short-term debt.

SPIN-OFF

     After completing the restructuring transactions and effectively simultaneously with the completion of the Merger, Aetna will spin off to its shareholders its domestic health care, large case pension and group insurance businesses. The Spin-Off will be accomplished through a distribution by Aetna to its shareholders of all of the outstanding shares of New Aetna common stock. As a result of the restructuring transactions and the Spin-Off, Aetna and its subsidiaries will own and operate only the financial services and international businesses and New Aetna will be a separate, publicly traded company owned by Aetna's shareholders that will own and operate Aetna's domestic health care businesses. After the completion of the Spin-Off, New Aetna will be renamed "Aetna Inc."

     The record date for determining the shareholders who will be entitled to receive shares of New Aetna common stock in the Spin-Off will be the same date as the effective date of the Merger.

CONVERSION OF AETNA STOCK OPTIONS

     Aetna options held by New Aetna Holders will be converted into New Aetna options in accordance with the New Aetna Holder Adjustment. In no event, however, will the number of New Aetna options issued following the New Aetna Holder Adjustment cover more than 45 million shares of New Aetna common stock. In-the-Money Options held by Transferred Holders will be cancelled in exchange for a cash payment equal to the Spread. Out-of-the-Money Options held by Transferred Holders will be cancelled or rescinded.

THE MERGER

     Effectively simultaneously with the completion of the Spin-Off, Aetna's financial services and international businesses will be sold to ING. The sale will be structured as a merger of Aetna with Merger Sub, a wholly-owned, indirect subsidiary of ING. Aetna will be renamed "Lion Connecticut Holdings Inc." after the completion of the Merger. The Spin-Off and the Merger will each occur only if the other occurs effectively at the same time.

COMPLETION OF THE MERGER

     As soon as practicable after all of the conditions set forth in the Merger Agreement have been satisfied or waived, the parties will file a certificate of merger with the Secretary of State of the State of Connecticut. The Merger will be completed at the time the certificate has been accepted for filing by the Secretary of State or at any other time specified in the certificate.

                                               CHAPTER TWO - SPIN-OFF AND MERGER

MERGER CONSIDERATION

     The total value to be paid by ING for the financial services and international businesses of Aetna is $7.7 billion, which consists of the assumption of approximately $2.678 billion of Aetna debt and the payment of approximately $5.022 billion in cash to Aetna shareholders. Generally speaking, ING will be entitled to any earnings, and will be responsible for any losses, of Aetna's financial services and international businesses from April 1, 2000. As of the date of this booklet, Aetna expects that the amount of cash to be paid to Aetna shareholders will be approximately $35 for each share of Aetna common stock they own.

     The exact amount of cash that will be paid to Aetna shareholders for each share of Aetna common stock they own will be calculated as follows:

     - $7.7 billion

      (i) minus the greater of $2.678 billion (which amount will be reduced if certain Aetna indebtedness is repaid on its maturity date) and the aggregate principal amount of all debt of Aetna or its subsidiaries with a maturity of one year or more (subject to certain exceptions)

     (ii)  plus the Net Capital Contribution Amount

     (iii) plus the Net Interest Accrual Amount

     (iv)  minus the CityPlace Accrual Amount

     - divided by the aggregate number of outstanding shares of Aetna common stock as of the completion of the Merger. As of September 30, 2000, the number of shares of Aetna common stock outstanding was approximately 141,351,061.

     "Net Capital Contribution Amount" generally means an amount determined as of the completion of the Merger for the period after March 31, 2000 until the completion of the Merger that is equal to the aggregate cash capital contributions (with certain exceptions) made by Aetna or Aetna Services, Inc. to Aetna Retirement Services, Inc., Aetna International, Inc. or any of their respective subsidiaries (which we refer to collectively as the Aetna NCC Companies) minus the aggregate amount of any dividends or distributions made from any Aetna NCC Company to Aetna Services, Inc. (excluding dividends of proceeds from certain permitted sales).

     "Net Interest Accrual Amount" generally means an amount equal to the amount of interest that would accrue on $1 billion principal amount of indebtedness bearing an annual interest rate of 7.1% from and including April 1, 2000 to the completion of the Merger minus the amount of interest accrued as of the completion of the Merger on the debt that is assumed by ING.

     "CityPlace Accrual Amount" means an amount equal to the next aggregate semi-annual lease payment of Aetna payable in respect of the CityPlace building to be made after the completion of the Merger multiplied by a fraction the numerator of which is the total number of days elapsed since the immediately preceding October 31 or March 30 until the completion of the Merger and the denominator of which is 180.

REPRESENTATION AND WARRANTIES

     Aetna made certain customary representations and warranties to ING America as to the financial services and international businesses, including as to:

     - organization, good standing and qualification;

     - subsidiaries and joint ventures;

     - capitalization;

     - corporate authority;

     - boards of directors' approvals;

     - governmental and regulatory filings and approvals;

     - non-contravention;

     - insurance companies' statutory reports and financial statements;

     - Securities and Exchange Commission filings;

 CHAPTER TWO - SPIN-OFF AND MERGER

     - historical financial statements and unaudited pro forma financial statements;

     - absence of certain changes;

     - litigation and absence of undisclosed liabilities;

     - employee benefits matters;

     - compliance with laws;

     - possession of permits;

     - inapplicability of takeover statutes and anti-takeover provisions;

     - environmental matters;

     - tax matters;

     - labor matters;

     - insurance coverage;

     - intellectual property rights;

     - amendment of Aetna rights agreement;

     - fees of brokers and finders;

     - insurance business matters;

     - liabilities and reserves;

     - separate accounts;

     - material contracts;

     - investment contracts, fund clients and advisory clients;

     - broker/dealer operations;

     - bank regulatory matters; and

     - New Aetna's contracts and arrangements with Aetna.

     ING America made certain customary representations and warranties to Aetna, including as to:

     - capitalization of Merger Sub;

     - organization, good standing and qualification;

     - corporate power and authority;

     - governmental and regulatory filings and approvals;

     - non-contravention;

     - adequate funds; and

     - fees of brokers and finders.

     The representations and warranties contained in the Merger Agreement do not survive the completion of the Merger or, generally speaking, the termination of the Merger Agreement.

COVENANTS

     Aetna and ING America have agreed to certain covenants in the Merger Agreement. A description of the covenants follows:

     Aetna's Interim Operations. Aetna has agreed that until the completion of the Merger, Aetna will conduct its business in the ordinary course of business consistent with past practices and will use all reasonable efforts to preserve intact its business organizations and maintain existing relationships with third parties and employees, maintain material properties and assets in good repair and maintain all existing governmental permits. Aetna has also agreed, with certain exceptions, that it will not, prior to the completion of the Merger, do any of the following without the consent of ING America, which may not be unreasonably withheld:

     - issue, sell, pledge or dispose of or encumber any capital stock owned by it in any of its subsidiaries or joint ventures;

     - amend its governing instruments;

     - split, combine or reclassify its outstanding shares of capital stock;

     - declare, set aside or pay any dividend other than with the proceeds from the sale of certain subsidiaries and other than regular quarterly cash dividends not in excess of $0.20 per share;

     - repurchase, redeem or otherwise acquire, except in connection with stock option plans, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

     - issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exercisable for, or any agreements to acquire, any shares of its capital stock or any voting debt;

                                               CHAPTER TWO - SPIN-OFF AND MERGER

     - transfer, sell, dispose of or encumber any property or assets other than its capital stock or modify any material indebtedness;

     - incur any indebtedness with a maturity of one year or more;

     - make or authorize any commitment for any capital expenditures;

     - make any acquisition of or investment in assets or stock of any other entity;

     - terminate, adopt or amend any employee plan or benefit arrangement;

     - increase compensation of certain employees, except in the ordinary course of business and provided that up to $3 million may be allocated to retention payments in connection with the Merger;

     - settle or compromise certain specified litigation or settle or compromise any other claims or litigation for an amount greater than $2 million individually;

     - pay or discharge any material liabilities or obligations;

     - enter into, modify or terminate any material contract or waive, release or assign any material rights or claims;

     - make any material tax election or permit any insurance policy naming it as beneficiary to be terminated;

     - agree to limit in any material respect the ability to sell any product or service, engage in any line of business or to compete with or to obtain products or services from any person;

     - make any significant change in accounting methods or controls;

     - intentionally and materially alter the mix of investment assets or the duration or credit quality of the assets;

     - intentionally and materially alter the profile of the insurance liabilities or the pricing practices or policies of Aetna's insurance companies;

     - take any action that would cause Aetna's representations and warranties to become untrue in any material respect;

     - engage in transactions between Aetna and New Aetna; or

     - agree or commit to do any of the foregoing.

     Subject to certain exceptions, the parties agreed that the provisions concerning Aetna's interim operations do not apply to New Aetna and its subsidiaries (after giving effect to the Spin-Off and the Merger) so long as no action is taken by Aetna that would reasonably be expected to interfere with the timely consummation of the Merger.

     Acquisition Proposals. The Merger Agreement prohibits Aetna from soliciting, initiating or encouraging a proposal for an alternative acquisition transaction involving Aetna or its subsidiaries or New Aetna or its subsidiaries, or negotiating or discussing with or providing non-public information to, or facilitating any third party regarding such an acquisition transaction except that Aetna shall not be prevented from complying with certain SEC rules regarding tender offers and Aetna may:

     - provide information in response to a request by a person who has made an unsolicited bona fide written proposal for an acquisition transaction if:

      -- the person requesting the information executes a confidentiality agreement on terms substantially similar to those contained in the confidentiality agreement between ING and Aetna, and

      -- Aetna's Board of Directors determines in good faith after consultation with outside legal counsel that the action is necessary in order for its Directors to comply with their respective fiduciary duties;

 CHAPTER TWO - SPIN-OFF AND MERGER

     - engage in any negotiations or discussions with any person who has made an unsolicited bona fide written proposal for an acquisition transaction and may recommend a proposal for an acquisition transaction to Aetna's shareholders, if and only to the extent that:

      -- Aetna's Board of Directors determines in good faith after consultation with outside legal counsel that the action is necessary in order for its Directors to comply with their respective fiduciary duties, and

      -- Aetna's Board of Directors determines in good faith after consultation with its financial advisor that the acquisition transaction is likely to be completed and, if completed, would result in a transaction more favorable to Aetna's shareholders from a financial point of view than the transactions contemplated by the Merger Agreement (which we refer to as a superior proposal).

     Aetna will notify ING America immediately if any inquiries or offers are received by, any information is requested from, or any discussions are sought to be initiated or continued with, any of Aetna's representatives and will continue to keep ING America informed, on a current basis, of the status of proposals or offers and the status of discussions or negotiations.

     Aetna and ING America agreed that Aetna will not be restricted in its ability to take any action described above with respect to any transaction relating to New Aetna, so long as that transaction would not reasonably be expected to interfere with the timely consummation of the Merger, the Spin-Off or the other transactions contemplated by the Merger Agreement.

     As discussed below, Aetna may terminate the Merger Agreement if Aetna receives and accepts a superior proposal.

     Shareholders Meeting. Aetna will convene a meeting of its shareholders to vote upon the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement as promptly as reasonably practicable after the execution of the Merger Agreement. Subject to its fiduciary obligations, the Board of Directors of Aetna will recommend and solicit the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement.

     Other Actions. Aetna has agreed, subject to certain limitations, that it will use reasonable efforts to assist ING America:

     - to obtain all required consents to transfer the joint venture interest held by Aetna Life Insurance Company in Pacific-Aetna Life Insurance Company Limited to another subsidiary of Aetna, or

     - to implement an alternative structure in order to transfer to a subsidiary of Aetna, the assets and liabilities associated with the joint venture interest held by Aetna Life Insurance Company in Pacific-Aetna Life Insurance Company Limited.

     ING and ING America agreed that, notwithstanding references to governmental consents by the People's Republic of China and Hong Kong in the closing conditions to the Merger Agreement, the transfer of the joint venture interest in Pacific-Aetna Life Insurance Company Limited or the license held by Pacific-Aetna Life Insurance Company Limited are not conditions to the obligations of ING and ING America to complete the Merger.

     Aetna has agreed that, subject to certain limitations, it will use its best efforts to satisfy the conditions of the Distribution Agreement and will effect the Spin-Off if those conditions are satisfied.

     Expenses. Each of Aetna, New Aetna, ING and ING America will, except as otherwise agreed in the Merger Agreement or in other related agreements, pay its own costs and expenses, except that expenses incurred in connection with the filing, printing and mailing of this booklet will be shared equally by Aetna and ING and certain expenses related to the Merger and the Spin-Off will be paid by New Aetna.

     Indemnification. ING will, after the completion of the Merger, indemnify and hold harmless each present and former director, officer and employee of Aetna against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, damages or liabilities incurred in connection with any claim, or other

                                               CHAPTER TWO - SPIN-OFF AND MERGER

action, arising out of matters existing or occurring at or before the completion of the Merger, to the fullest extent that Aetna would have been required or permitted to indemnify such person under Connecticut law and Aetna's governing instruments.

     Company Debt. ING will, as of the completion of the Merger, guarantee the performance of the obligations of Aetna and of Aetna Services, Inc. with respect to the long-term debt of Aetna and its subsidiaries.

     Other Agreements. Aetna will use its reasonable best efforts to enter into agreements for the sale of certain of its subsidiaries and will permit representatives of ING to be involved in the sale process. The terms and conditions of the sale agreements will be subject to ING's prior approval, which will not be unreasonably withheld. Aetna and its subsidiaries will not be required to take any action that would adversely affect New Aetna and its subsidiaries.

     Aetna, with the consent of ING, has entered into an agreement providing for the sale of certain of its Mexican businesses to Grupo Financiero BBVA Bancomer, S.A. de C.V. for approximately $693 million in cash. Completion of this sale is subject to obtaining Mexican regulatory approval and other customary closing conditions but is not subject to completion of the Spin-Off and the Merger. Under the Merger Agreement, New Aetna is entitled to receive approximately $35 million of the sale proceeds.

     Aetna will, in carrying out the transactions contemplated by the Distribution Agreement, use reasonable best efforts to minimize the creation of Aetna liabilities.

     Aetna and New Aetna will enter into a trademark licensing agreement granting to New Aetna a perpetual, exclusive, and royalty-free license to use the Chinese name and characters associated with the name "Aetna" or related logo, in connection with the New Aetna business in the United States.

     ING America will use its reasonable best efforts, on or prior to the completion of the Merger, to procure insurance coverage having certain terms and conditions specified in the Merger Agreement. Aetna has agreed that it will make a capital contribution to Aetna Retirement Services, Inc. in an amount equal to ING America's actual cost of obtaining the insurance policies or a portion of the cost, not to exceed, in either case, $30 million. If ING America notifies Aetna that such policies are unavailable on commercially reasonable terms and conditions, Aetna will contribute $30 million to Aetna Retirement Services, Inc.

     Prior to the completion of the Merger, Aetna will contribute to the capital of Aetna Retirement Services, Inc. an amount equal to $3.97 million.

     Headquarters and Related Matters. ING America has agreed to cause the surviving corporation to maintain the principal corporate offices of Aetna's qualified plan operations in Hartford, Connecticut for at least three years following the completion of the Merger and ING America intends to cause Aetna and its subsidiaries to maintain employment levels in and around Hartford, Connecticut at substantially current levels, less normal attrition.

     Asia. ING America has agreed that for one year from the completion of the Merger, except under certain circumstances, ING America will not permit Aetna and its subsidiaries to sell the interests of Aetna International, Inc. in Taiwan, Hong Kong and Malaysia, but ING America will not be limited in its right to sell minority interests in those subsidiaries.

CONDITIONS TO THE SPIN-OFF

     The obligation of Aetna to complete the Spin-Off is subject to satisfaction of the following conditions:

     - Aetna's Form 10 must have become effective under the Securities Exchange Act of 1934;

     - the New Aetna common stock to be delivered in the Spin-Off must have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

     - the restated certificate of incorporation of New Aetna must be in effect;

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
 CHAPTER TWO - SPIN-OFF AND MERGER

     - the Board of Directors of Aetna and the Board of Directors of New Aetna:

      -- must have received an opinion, addressed and reasonably satisfactory to each from an independent solvency firm selected by those boards of directors; and

      -- must otherwise be reasonably satisfied, (i) that after giving effect to the restructuring transactions completed prior to the completion of the Spin-Off (x) neither Aetna nor New Aetna will be insolvent or will have unreasonably small capital or assets with which to engage in their respective businesses, (y) each of Aetna and New Aetna will be able to pay its respective debts as they become due in the usual course of business and (z) neither Aetna nor New Aetna's total assets will be less than the sum of its respective total liabilities and (ii) that the Spin-Off, when effected in accordance with the terms of the Distribution Agreement and the agreements executed in connection with the execution of the Distribution Agreement (which we refer to as the Ancillary Agreements), shall have been effected in accordance with the provisions of the Connecticut Business Corporation Act relating to distributions and applicable fraudulent transfer and fraudulent conveyance laws;

     - the contributions of specified subsidiaries to New Aetna by Aetna, the transfers of assets, and the assumptions of liabilities, in each case, as contemplated by the Distribution Agreement must have been effected;

     - each of the Ancillary Agreements must have been duly executed and delivered by the parties thereto; and

     - each condition to the Merger (other than with respect to the completion of the Spin-Off) must have been satisfied or waived.

CONDITIONS TO THE MERGER

     Mutual Closing Conditions. The obligations of Aetna and ING America to complete the Merger are subject to satisfaction of the following conditions:

     - Shareholders Approval. Aetna shareholders must have approved the Merger Agreement and the transactions contemplated by the Merger Agreement.

     - Regulatory Consents.

      -- expiration or termination of waiting periods applicable to the completion of the Merger under the HSR Act and applicable insurance laws, and

      -- all notices or filings with, and all consents, permits and authorizations from, any governmental entity must have been made or obtained prior to the completion of the Merger, other than (in the case of jurisdictions other than the United States, the Netherlands, the People's Republic of China, Hong Kong, Mexico, Poland, Malaysia and Taiwan) those which would be immaterial to either Aetna or ING.

     - Litigation.

      -- no court or governmental entity may have enacted or otherwise issued any law or order that restrains, enjoins or prohibits the completion of the Spin-Off or the Merger, and

      -- no governmental entity may have instituted or threatened to institute any proceeding that requests such an order.

     - Spin-Off. The Spin-Off must have been consummated in accordance with the terms and subject to the conditions set forth in the Distribution Agreement.

     - Representations and Warranties. The representations and warranties made by the other party, to the extent specified in the Merger Agreement, must be accurate as of the date of the Merger Agreement and the closing, subject to certain materiality exceptions.

                                               CHAPTER TWO - SPIN-OFF AND MERGER

     - Covenants. The obligations of the other party required to be performed prior to the completion of the Merger must have been performed in all material respects.

     Additional Closing Conditions for ING America's Benefit. The obligations of ING America and Merger Sub to complete the Merger are subject to the following additional conditions:

     - Consents Under Agreements. Aetna will have obtained, subject to certain exceptions, all material consents and approvals (other than governmental consents and approvals) for the transactions contemplated by the transaction agreements.

     - Client Approvals. Fund clients' approvals representing at least 85% of the total assets under management of fund clients by Aetna or its subsidiaries must have been received.

     - Legal Opinions. ING America must have received an opinion of Aetna's counsel addressing specified legal matters.

     - Solvency Opinion. ING America and Aetna must have received, as addressees, copies of the solvency opinions delivered in connection with the Spin-Off.

     - New Aetna's Debt Rating. At the time of the completion of the Merger, New Aetna must have an investment grade debt rating of at least BBB from Standard and Poor's Corporation or Baa2 from Moody's Investor Services, Inc., in each case as to long-term senior unsecured debt.

     Additional Closing Conditions for Aetna's Benefit. Aetna's obligation to complete the Merger is subject to the following additional conditions:

     - Consents Under Agreements. ING will have obtained, subject to certain exceptions, all material consents and approvals (other than governmental consents and approvals) for the transactions contemplated by the Merger Agreement.

     - Guarantee of Aetna's Debt. ING must have entered into the supplemental indentures required by the Merger Agreement.

TERMINATION

     Aetna and ING America may agree, at any time prior to the completion of the Merger, to terminate the Merger Agreement. In addition, either Aetna or ING America may terminate the Merger Agreement if:

          (1) the Merger has not been completed by August 31, 2001, which date will be extended automatically by two months if certain governmental consents have not been obtained or waived and are being pursued, and all other conditions to the completion of the transaction are satisfied (or are capable of being satisfied);

          (2) Aetna's shareholders do not approve the Merger Agreement and the transactions contemplated by the Merger Agreement; or

          (3) there is a legal prohibition on completing the transaction.

     ING America may terminate the Merger Agreement if:

          (4) Aetna's Board of Directors withdraws or adversely modifies its adoption or recommendation of the Merger Agreement or has approved an acquisition transaction with a third party;

          (5) Aetna materially breaches any of its representations, warranties, covenants or agreements and the breach cannot be cured by Aetna and would give rise to a failure of certain of ING America's closing conditions to be satisfied; or

          (6) Aetna's securities are issued or delivered pursuant to Aetna's shareholder rights plan.

 CHAPTER TWO - SPIN-OFF AND MERGER

     Aetna may terminate the Merger Agreement if:

          (7) ING America materially breaches any of its representations, warranties, covenants or agreements and the breach cannot be cured by ING America and would give rise to a failure of certain of Aetna's closing conditions to be satisfied;

          (8) Aetna's Board of Directors determines in good faith on the advice of its financial advisors and outside counsel that another acquisition transaction is a superior proposal (as compared to the sale to ING America) and Aetna enters into a written agreement concerning that superior proposal, so long as Aetna has complied with the non-solicitation, notice, negotiation and termination fee provisions of the Merger Agreement.

     If the Merger Agreement is validly terminated, it will become void without liabilities on any party unless the breaching party is in deliberate breach. However, the provisions relating to termination fees and expenses and certain other provisions will continue in effect. If Aetna becomes obliged to pay a termination fee, the right of ING America to receive the termination fee, except for cases of deliberate breach, is the sole remedy available to ING America.

TERMINATION FEES AND EXPENSES

     Aetna must pay ING America a termination fee of $165 million and must reimburse ING America for up to $10 million of ING America's out-of-pocket documented transaction-related expenses if:

     - the Merger Agreement terminates as described in items (4) or (8) above;

     - the Merger Agreement terminates as described in item (2) above and a bona fide acquisition proposal or an intention to make such a proposal has been made public prior to the date of the shareholders' meeting and, within 15 months of the termination, Aetna signs a binding agreement for an acquisition proposal; or

     - the Merger Agreement terminates as described in item (5) above as the result of a deliberate breach by Aetna and a bona fide acquisition proposal or an intention to make such a proposal has been made public prior to the date of the termination and, within 15 months of the termination, Aetna signs a binding agreement for an acquisition proposal.

     Aetna must pay ING America up to $10 million for ING's out-of-pocket documented transaction-related expenses if the Merger Agreement terminates as described in items (2) or (5) in the preceding section and Aetna is not otherwise obligated to pay a termination fee.

AMENDMENTS AND WAIVERS

     The parties may amend the Merger Agreement or waive its terms before the completion of the Merger. Aetna may modify or amend the Distribution Agreement or any Ancillary Agreement only with the consent of ING America. ING America will not withhold its consent if the modification or amendment is not reasonably expected to adversely affect ING America, ING or Aetna and its affiliates, or prevent or materially delay or impair the completion of the transaction.

     Aetna and New Aetna may amend or waive any provision of the Distribution Agreement. Unless the Merger Agreement shall have been terminated, any amendment or waiver that is adverse in interest to Aetna, its subsidiaries and joint ventures shall be subject to the consent of ING America.

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                                               CHAPTER TWO - SPIN-OFF AND MERGER

                                 OTHER MATTERS

REGULATORY MATTERS

     Completion of the transaction is subject to a number of regulatory approvals that are described below.

     Antitrust. Transactions such as the Merger are reviewed by the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act and the rules and regulations promulgated thereunder, the Merger may not be completed until Aetna and ING have given certain information to the United States Department of Justice and the United States Federal Trade Commission and the required waiting period has expired or been terminated. Aetna and ING filed their respective notification reports with the Department of Justice and Federal Trade Commission on August 30, 2000. The applicable waiting period was terminated on September 26, 2000.

     The Department of Justice and the Federal Trade Commission frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the Merger, the Department of Justice or the Federal Trade Commission could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking divestiture of substantial assets of Aetna or ING or their subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the sale on antitrust grounds will not be made or, if such a challenge is made, of the result.

     Insurance and Health Care. The insurance laws and regulations of U.S. jurisdictions generally require that, prior to the acquisition of control of an insurance company organized under the laws of a given jurisdiction through the acquisition of or merger with an insurance holding company, the acquiror or surviving company, as the case may be, must obtain the approval of, or file notification with and meet waiting period requirements imposed by, such jurisdiction.

     The completion of the Merger is subject to certain approvals of state insurance departments, including those of Connecticut and Florida. ING filed an application for approval with the Connecticut insurance department on August 22, 2000. A hearing with respect to that approval was held on October 3, 2000. ING filed an application with the Florida insurance department on September 1, 2000. A hearing on an application for approval of the Merger is discretionary in Florida.

     In addition, ING has made notice filings in certain other jurisdictions, including insurance departments in a number of states where ING's subsidiaries and Aetna's financial services subsidiaries together have sufficiently large market shares in particular insurance lines to require a notification prior to the sale of the financial services and international businesses to ING. Approval of the Merger is not required in these states, but the insurance departments could determine to take action to impose conditions on the Merger that could prevent its consummation.

     Certain subsidiaries of Aetna that are not currently subsidiaries of New Aetna will be contributed to New Aetna prior to the completion of the transaction. Aetna has obtained an exemption from the Connecticut approval requirements with respect to these contributions and has provided the required advance notification of the timing of the contributions. No other approvals are required.

     Also, Aetna is currently subject to certain regulatory requirements of state insurance or health care departments relating to the issuance of debt obligations by Aetna because it is the parent corporation of Aetna's health care businesses. The completion of the transaction is subject to resolution with the health departments of California and Florida as to the application of these requirements to New Aetna as the new parent corporation of Aetna's domestic health care businesses. Further, Aetna may be subject to additional regulatory requirements of state insurance or health departments in connection with the transaction. The completion of the transaction is subject to compliance with any such applicable requirements.

     Foreign Approvals. ING and Aetna conduct operations in a number of foreign countries where regulatory filings or approvals may be required in connection with the consummation of the Merger. Failure to

 CHAPTER TWO - SPIN-OFF AND MERGER

obtain a foreign approval could affect the parties' ability to complete the Merger or the timing of completion of the Merger.

     Banking Regulation. Aetna operates a federal savings bank and a Connecticut chartered trust company. Accordingly, the Office of Thrift Supervision and the Connecticut Banking Department must each approve the Merger. The required filings with the Connecticut Banking Department were made on September 27, 2000 and on October 6, 2000 and the required filing with the Office of Thrift Supervision was made on October 10, 2000.

     Broker-Dealer Regulation. Aetna's financial services business operates a number of broker-dealers. Accordingly, the National Association of Securities Dealers, Inc. must approve the continued membership of those broker-dealers following the Merger. The required filings with the National Association of Securities Dealers, Inc. have been made.

     Employment Regulation. Aetna and ING are currently examining whether any affiliates of ING would be considered "parties in interest" under the Employee Retirement Income Security Act of 1974, as amended (which we refer to as ERISA), with respect to the Aetna 401(k) plan. If any affiliate of ING would be considered such a "party in interest," ING will need to seek exemptive relief from the Department of Labor.

SHAREHOLDER RIGHTS PLAN

     On July 27, 2000, Aetna amended its shareholder rights plan to exempt the transactions contemplated by the Merger Agreement from the provisions of the plan.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO AETNA SHAREHOLDERS OF THE SPIN-OFF AND THE MERGER

     In the opinion of Davis Polk & Wardwell, the following discussion summarizes the material United States federal income tax consequences to Aetna shareholders of the Spin-Off and the Merger. This discussion is for general information and is based on the law as currently in effect. This discussion does not address all of the tax consequences that may be relevant to an Aetna shareholder in light of its particular circumstances or to Aetna shareholders subject to special rules, such as financial institutions, broker-dealers, tax-exempt organizations, shareholders that hold their shares of Aetna common stock as part of a straddle or a hedging or conversion transaction and shareholders who acquired their shares of Aetna common stock through the exercise of an employee stock option or otherwise as compensation.

     Aetna shareholders are urged to consult their own tax advisors as to the particular tax consequences to them of the Spin-Off and the Merger, including the effect of United States state and local tax laws or foreign tax laws.

     A United States holder refers to:

     - a citizen or resident of the United States,

     - a corporation or other entity created or organized in the United States or under the laws of the United States or of any political subdivision of the United States, or

     - an estate or trust, the income of which is includible in gross income for federal income tax purposes regardless of its source.

     A non-United States holder refers to an Aetna shareholder that is not a United States holder.

  United States Holders

     The receipt by a United States holder of cash and shares of New Aetna common stock in exchange for shares of Aetna common stock will be a taxable transaction for United States federal income tax purposes. An Aetna shareholder that is a United States holder will recognize gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value, on the date of the Spin-Off

                                               CHAPTER TWO - SPIN-OFF AND MERGER

and the Merger, of the shares of New Aetna common stock received by the Aetna shareholder, and (ii) the Aetna shareholder's tax basis in the shares of Aetna common stock surrendered. That gain or loss will be a capital gain or loss if the shares of Aetna common stock are held as a capital asset by the Aetna shareholder, and will be long term capital gain or loss if the shares of Aetna common stock have been held for more than one year.

     An Aetna shareholder that is a United States holder may be subject to backup withholding at a rate of 31% unless, at the time it surrenders shares of Aetna common stock, it provides its taxpayer identification number and certifies that the number is correct or properly certifies that it is awaiting a taxpayer identification number, or unless an exemption is demonstrated to apply. Backup withholding is not an additional tax. Amounts so withheld can be refunded or credited against the federal income tax liability of the United States holder, provided appropriate information is forwarded to the IRS.

  Non-United States Holders

     An Aetna shareholder that is a non-United States holder will not be subject to United States federal income tax on any gain realized on the receipt of cash and shares of New Aetna common stock unless:

     - the gain is effectively connected with a trade or business in the United States of that non-United States holder,

     - that non-United States holder is a non-resident alien individual who holds the shares of Aetna common stock as a capital asset and who is present in the United States for 183 or more days during the calendar year in which the transaction is completed, and certain other conditions are met, or

     - that non-United States holder is subject to tax under the provisions of the Internal Revenue Code of 1986, as amended, (which we refer to as the Code) on the taxation of United States expatriates.

     Information reporting and backup withholding imposed at a rate of 31% may apply under specified circumstances unless, at the time the non-United States holder surrenders shares of Aetna common stock, it certifies as to its foreign status or otherwise establishes an exemption. Backup withholding is not an additional tax. Amounts so withheld can be refunded or credited against the federal income tax liability of the non-United States holder, provided appropriate information is forwarded to the IRS.

LITIGATION

     Four purported shareholder class action complaints were filed in the Superior Court of Connecticut, Hartford County, alleging in substance that Aetna and its directors breached fiduciary duties to shareholders in responding to a February 24, 2000 letter from WellPoint and ING which had invited discussions concerning a possible transaction. These actions were filed on behalf of George Schore, Michael Demetrio and Gersh Korsinsky on March 3, 2000, The Rainbow Fund on March 7, 2000, Eleanor Werbowsky on March 7, 2000, and Catherine M. Friend on March 23, 2000. On July 26, 2000, the Connecticut court ordered consolidation of the four Connecticut actions. On October 12, 2000, the plaintiffs in the four Connecticut actions withdrew their complaints. A fifth, substantially similar complaint was filed by Barnett Stepak on behalf of a purported class of Aetna shareholders on March 28, 2000 in the Supreme Court of New York, New York County. The complaint in the New York action seeks various forms of relief, including unspecified damages and equitable remedies. The New York litigation is in the preliminary stages. Defendants intend to defend this action vigorously.

DISSENTERS' RIGHTS

     Under Sections 33-855 to 33-872 of the Connecticut Business Corporation Act (which we refer to as the CBCA), if you do not vote your outstanding shares of Aetna common stock in favor of adoption of the Merger, you will be entitled to dissent and elect to have the "fair value" of your shares paid to you in the event the Merger is completed. Under the CBCA, "fair value" means the value of your shares immediately prior to the completion of the Merger and after giving effect to the Spin-Off, excluding any appreciation in anticipation of the Merger.

 CHAPTER TWO - SPIN-OFF AND MERGER

     The following discussion is not a complete statement of the law pertaining to dissenters' rights under the CBCA and is qualified in its entirety by the full text of Sections 33-855 to 33-872, a copy of which is included in this booklet as Annex F. If you have a beneficial interest in shares of Aetna common stock held of record in the name of another person, such as a broker or nominee, you must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect your appraisal rights.

     As provided in CBCA Section 33-861(a), any one of Aetna's shareholders wishing to assert dissenters' rights must:

     - deliver to Aetna, before the vote is taken on the proposal to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, written notice of its intent to demand payment for its shares of Aetna common stock if the Merger is completed; and

     - not vote its shares of Aetna common stock for the proposal to approve the Merger Agreement and the transactions contemplated by the Merger Agreement.

     The rights of an Aetna shareholder to receive the fair value of its shares of Aetna common stock pursuant to Sections 33-855 to 33-872 of the CBCA is such shareholder's exclusive remedy as an Aetna shareholder with respect to the Merger, whether or not such shareholder proceeds as provided in those sections of the CBCA.

     As provided in CBCA Section 33-862, if the proposal to approve the Merger Agreement and the transactions contemplated by the Merger Agreement is approved and the Merger is consummated, no later than ten days after the consummation, Aetna will deliver a written notice to each Aetna shareholder who has satisfied the requirements of CBCA Section 33-861(a) described above (whom we refer to as a Dissenter). The notice to Dissenters must:

     - state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

     - inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     - supply a form for demanding payment that includes the date of the first announcement to news media or to Aetna shareholders of the terms of the Merger Agreement (i.e., July 20, 2000);

     - require that each Aetna shareholder asserting dissenters' rights certify whether or not it acquired beneficial ownership of the shares of Aetna common stock before that date;

     - set a date by which Aetna must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date that the written notice is delivered by Aetna; and

     - be accompanied by a copy of CBCA Sections 33-855 to 33-872.

     As provided in CBCA Section 33-863(a), an Aetna shareholder who has received the required notice to Dissenters must:

     - demand payment,

     - certify whether it acquired beneficial ownership of shares of Aetna common stock before the date of the first announcement to news media or to Aetna shareholders of the terms of the Merger Agreement (i.e., July 20, 2000), and

     - deposit the certificate or certificates representing the Aetna shareholder's shares of Aetna common stock in accordance with the terms of the notice.

     An Aetna shareholder who does not demand payment or deposit its share certificates by the date set forth in the notice is not entitled to payment for its shares of Aetna common stock under CBCA Sections 33-855 to 33-872.

                                               CHAPTER TWO - SPIN-OFF AND MERGER

     Except as provided below, Aetna will pay each Aetna shareholder who makes a proper demand for payment pursuant to CBCA Section 33-863(a) the amount Aetna estimates to be the fair value of that shareholder's shares of Aetna common stock (after giving effect to the Spin-Off), plus accrued interest from the date of the completion of the Merger, as provided in CBCA Section 33-865(a).

     The payment must be accompanied by:

     - Aetna's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment; an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements;

     - a statement of Aetna's estimate of the fair value of the shares of Aetna common stock (after giving effect to the Spin-Off);

     - an explanation of how the interest was calculated;

     - a statement of the Aetna shareholder's right to demand payment under CBCA
       Section 33-868; and

     - a copy of CBCA Sections 33-855 to 33-872.

     Aetna may withhold the payment required by Section 33-865 of the CBCA from a Dissenter unless the Dissenter was the beneficial owner of Aetna's common stock on July 20, 2000 (the date of the first public announcement of the terms of the Merger Agreement). Under the CBCA, Aetna may treat holders of shares of Aetna common stock acquired on or after the public announcement date differently from persons who acquired their shares of Aetna common stock prior to such date. Accordingly, to the extent Aetna elects to withhold payment to the Dissenter at the time the corporate action is taken or the payment demand is received, Aetna may condition its offer of payment on the Dissenter's agreement to accept Aetna's estimate of the fair value of the shares of Aetna common stock, plus accrued interest, in full payment of the Dissenter's demand. If so, Aetna would pay this amount to each Dissenter who agrees to accept it in full satisfaction of such Dissenter's demand. Aetna must send with its offer a statement of its estimate of the fair value of the shares of Aetna common stock, an explanation of how the interest was calculated and a statement of the Dissenter's right to demand payment under Section 33-868 of the CBCA.

     Pursuant to CBCA Section 33-868, a Dissenter may notify Aetna in writing of its own estimate of the fair value of its shares of Aetna common stock (after giving effect to the Spin-Off) and the amount of interest due, and demand payment of its estimate, less any payment made by Aetna under CBCA Section 33-865, if:

     - the Dissenter believes that the amount paid under CBCA Section 33-865 is less than the fair value of the Dissenter's shares (after giving effect to the Spin-Off) or that the interest due is incorrectly calculated; or

     - Aetna fails to make payment under CBCA Section 33-865 within 60 days after the date set for the Dissenter's payment demand.

     A Dissenter waives its right to demand payment under CBCA Section 33-868 unless it notifies Aetna of its demand in writing within 30 days after Aetna makes or offers payment for the Dissenter's shares.

     Under CBCA Section 33-871(a) and (b), if a Dissenter's demand for payment under CBCA Section 33-868 remains unsettled, Aetna must commence a proceeding within 60 days after receipt of the Dissenter's demand for payment. The petition to the superior court for the judicial district where Aetna's principal office is located must request the court to determine the fair value of the Dissenter's shares and accrued interest. If Aetna fails to commence the proceedings within the prescribed time period, Aetna must pay each Dissenter whose demand remains unsettled the amount demanded. All Dissenters making demands for payment as described above, whose demands remain unsettled, wherever residing, would be made parties to the proceeding and all parties must be served with a copy of the petition. Dissenters not resident in Connecticut may be served by registered or certified mail or by publication as provided by law.

     The jurisdiction of the court shall be plenary and exclusive. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value.

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 CHAPTER TWO - SPIN-OFF AND MERGER

     The appraisers will have the powers described in the order appointing them, or in any amendment to it. Each Dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of that Dissenter's shares, plus interest, exceeds the amount paid by Aetna. The costs and expenses, including the reasonable compensation and expenses of court-appointed appraisers, of the proceeding will be determined by the court and will be assessed against Aetna, except that the court may assess costs against all or some Dissenters, in amounts the court finds equitable, to the extent the court finds that the Dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under CBCA Section 33-868.

     The court may also assess the fees and expenses of counsel and experts employed by any party, in amounts the court finds equitable:

     - against Aetna in favor of any or all Dissenters if the court finds that Aetna failed substantially to comply with the requirements of CBCA Sections 33-860 to 33-868, inclusive, or

     - against either Aetna or a Dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to rights provided by CBCA Sections 33-855 to 33-872, inclusive.

     If the court finds that the services of the counsel for any Dissenter were of substantial benefit to other Dissenters similarly situated, and that the fees should not be assessed against Aetna, the court may award reasonable fees to the counsel to be paid out of the amounts awarded to the Dissenters who were benefitted.

     Any holder of Aetna common stock that intends to exercise dissenters' rights should carefully review the text of the applicable provisions of the CBCA set forth in Annex F to this booklet and should also consult with its attorney. The failure of a holder of Aetna common stock to follow precisely the procedures summarized above and set forth in Annex F to this booklet may result in a loss of dissenters' rights. No further notice of the events giving rise to the dissenters' rights or any steps associated therewith will be furnished to the holders of Aetna common stock, except as otherwise required by law.

                    RELATIONSHIP BETWEEN AETNA AND NEW AETNA
                         AFTER THE SPIN-OFF AND MERGER

     Aetna and New Aetna, or their respective subsidiaries, will enter into various agreements in connection with the Spin-Off that will govern their ongoing relationships and provide for an orderly transition after the completion of the transaction. These agreements will cover matters such as the allocation of obligations, including tax obligations, indemnities, employee benefits, transitional services, leases, noncompetition and nonsolicitation and the licensing of certain trademarks, tradenames and software. The material provisions of those agreements are described under the heading "Relationship Among Aetna, New Aetna and ING" in the New Aetna Information Statement included in this booklet as Annex A. All shareholders are urged to read those agreements, including the distribution agreement, which is included in this booklet as Annex C, carefully in their entirety.

                                 CHAPTER THREE
                        CERTAIN NEW AETNA BENEFIT PLANS

     It is recommended that Aetna shareholders vote "FOR" approval of the adoption by New Aetna of each of the Benefit Plans, each of which will be adopted in connection with the transaction. In the event the Benefit Plans are not approved by Aetna shareholders, New Aetna will continue to use its discretion to determine the compensation and incentive techniques and approaches appropriate to achieve its business and human resources needs and priorities and may select techniques and approaches other than, or similar to, those contemplated by either Benefit Plan.

     Shareholder approval is required solely to ensure that compensation payable pursuant to either Benefit Plan, together with other compensation paid to the same "covered employee," exceeding $1 million will be considered "performance based" and, therefore, tax deductible by New Aetna under Section 162(m) of the Code. Under Section 162(m), a covered employee is an executive officer named in the summary compensation table in New Aetna's annual shareholders meeting booklet who is acting in such capacity on the last day of the applicable tax year.

     The adoption of each of the Benefit Plans is unrelated to, and will have no effect on, the compensation payable, and treatment of options outstanding, under the comparable existing Aetna plans as result of the transaction, which instead will be governed by the terms of the existing Aetna plans.

                      NEW AETNA 2000 STOCK INCENTIVE PLAN

     Introduction. At the special meeting, Aetna shareholders will be asked to approve the adoption by New Aetna of the New Aetna 2000 Stock Incentive Plan (which we refer to as the Stock Plan) which is substantially similar to the Aetna 1996 Stock Incentive Plan (which we refer to as the Existing Plan). The Stock Plan is included in this booklet as Annex G. Prior to the special meeting, Aetna, as sole shareholder of New Aetna, will also approve such adoption. As a result of the transaction, certain options outstanding under the Existing Plan and the Aetna 1998 Stock Incentive Plan will be adjusted to relate to New Aetna Common Stock (any options issued in connection with the adjustment of Aetna Options under the Existing Plan to reflect the transaction are referred to as Adjusted Options). In no event, however, will more than 45 million Adjusted Options be issued following the adjustment. To the extent New Aetna determines appropriate, the Adjusted Options may be administered under the Stock Plan or under another plan or arrangement selected by New Aetna.

     The purposes of the Stock Plan are to promote the interests of New Aetna and its shareholders, and to further align the interests of employees of New Aetna and its subsidiaries and affiliates (which we refer to collectively as Eligible Employees) with New Aetna shareholders. In conjunction with the adoption of the Stock Plan, New Aetna will continue to implement the stock ownership guidelines for senior executives established by Aetna. These guidelines will encourage and ensure that senior executives acquire and maintain significant levels of stock ownership. Such stock ownership aligns changes in shareholder value with meaningful changes in a senior executive's financial situation.

     The Stock Plan is closely modeled on the Existing Plan, which was adopted by Aetna and approved by Aetna shareholders in 1996.

     Principal Features of the Stock Plan. Awards which may be granted under the Stock Plan include options, stock appreciation rights (which we refer to as SARs), incentive stock and incentive units and other stock-based awards (which we refer to collectively as Awards). In addition, Awards under the Stock Plan may be granted as payment in lieu of other compensation payable by New Aetna to an Eligible Employee.

     Administration of Incentive Plan. A committee (which we refer to as the New Aetna Compensation Committee) consisting of at least two directors of New Aetna chosen by the New Aetna Board of Directors, each of whom is a "disinterested person" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (which we refer to as the 1934 Act) and an "outside director" within the meaning of Section 162(m) of the Code will, among other things, administer the Stock Plan, and will determine which

                                      III-1

 CHAPTER THREE - CERTAIN NEW AETNA BENEFIT PLANS

Eligible Employees will receive Awards and the terms and conditions of such Awards. Directors who are not employees of New Aetna are not eligible to receive Awards under the Stock Plan. The number of Eligible Employees who may receive Awards under the Stock Plan will likely vary from year to year.

     Shares Available for Issuance. Except as otherwise described in this paragraph and under "Adjustments" below, the maximum number of shares of New Aetna common stock that may be delivered under the Stock Plan is 7,000,000 plus
(i) the number of shares of New Aetna common stock to be delivered under the Stock Plan, if any, upon exercise of the Adjusted Options and (ii) the number of shares required to satisfy any outstanding incentive unit or incentive stock awards made under the Existing Plan. In addition, the number of shares of New Aetna common stock delivered under the Stock Plan with respect to (i) incentive stock options (which we refer to as ISOs) shall not exceed 5,000,000 shares,
(ii) incentive stock or incentive units shall not exceed 2,235,000 shares or
(iii) other stock-based awards shall not exceed 1,000,000 shares. It is expected that the shares delivered under the Stock Plan will be authorized but unissued shares of New Aetna. Shares of New Aetna common stock subject to Awards that are forfeited, terminated, canceled or settled without the delivery of New Aetna common stock under the Stock Plan will again be available for Awards under the Stock Plan. Also, (x) shares tendered to New Aetna in satisfaction or partial satisfaction of the exercise price of any Award under the Stock Plan and (y) remittances from option exercises used to repurchase shares of New Aetna common stock on the open market will increase the number of shares available for delivery pursuant to Awards granted under the Incentive Plan. In addition, any shares of New Aetna common stock underlying Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by New Aetna, or with which New Aetna combines (which we refer to as Substitute Awards) shall not be counted against the shares available for delivery under the Stock Plan.

ADJUSTMENTS

     If a fundamental corporate event occurs, the New Aetna Compensation Committee may, as it deems appropriate, adjust the number and kind of shares that may be delivered under the Stock Plan in the future and the number and kind of shares and the grant, exercise or conversion price, if applicable, under all outstanding Awards to preserve, or to prevent the enlargement of, the benefits made available under the Stock Plan. Cash payments may also be made.

GRANTS UNDER THE STOCK PLAN

     Stock Options. The New Aetna Compensation Committee may grant nonstatutory stock options (which we refer to as NSOs) and ISOs. These options may contain any terms that the New Aetna Compensation Committee determines, except that no Eligible Employee may be granted options for more than 800,000 shares of New Aetna common stock in respect of any year in which the Stock Plan is in effect (subject to adjustment as described above). Except in the case of Substitute Awards or options granted in lieu of payment for compensation earned by an Eligible Employee outside of the Stock Plan, the exercise price shall not be less than 100% of the fair market value on the date of grant. The New Aetna Compensation Committee shall have the discretion to determine the terms and conditions upon which options shall be exercisable.

     SARs. SARs may be granted to Eligible Employees in addition to, or in tandem with, an option or unrelated to an option. A SAR permits an Eligible Employee to receive cash, shares or a combination of cash and shares, generally based on the excess of the fair market value at the time of exercise over the exercise price, which exercise price shall equal the fair market value on the date the SAR was granted, provided that if an SAR is granted retroactively in tandem with or in substitution for an option, the exercise price may be the exercise price of such option. No Eligible Employee may be granted more than 500,000 SARs in respect of any year in which the Stock Plan is in effect (subject to dilution as described above). The term of each SAR will be fixed by the New Aetna Compensation Committee but may not exceed ten years from the date of the grant. The New Aetna Compensation Committee will have the discretion to determine all other terms and conditions applicable to SARs, including when SARs shall be exercisable.

     Incentive Units and Incentive Stock. The New Aetna Compensation Committee may grant an Eligible Employee incentive units which provide a contractual right to receive shares of New Aetna common stock or

                                      III-2

                                 CHAPTER THREE - CERTAIN NEW AETNA BENEFIT PLANS

cash based on the fair market value of the related shares at the end of a restricted period determined by the New Aetna Compensation Committee, which restricted period is generally expected to be three years or more. The New Aetna Compensation Committee also may grant shares of incentive stock that are nontransferable and subject to substantial risk of forfeiture during the applicable restricted period. The New Aetna Compensation Committee shall have the discretion to provide that Awards of incentive stock and incentive units will vest, if at all, upon the (i) employee's continued employment during the relevant restricted period as determined by the New Aetna Compensation Committee and/or (ii) attainment or partial attainment of performance objectives determined by the New Aetna Compensation Committee. In general, an employee who has been granted incentive stock, the vesting restrictions of which relate solely to the passage of time and continued employment, will from the date of grant have the benefits of ownership in respect of such shares, including the right to receive dividends and other distributions thereon, subject to the restrictions set forth in the Stock Plan and in the instrument evidencing such Award. With respect to any performance period, no executive officer may be granted Awards of incentive stock or incentive units which vest upon the achievement of performance objectives in respect of more than 500,000 shares of New Aetna common stock or, if such Awards are settled in cash, the fair market value thereof determined at the time of payment (each subject to adjustment as described above).

     With respect to any award of incentive stock or incentive units made to an executive officer of New Aetna that the New Aetna Compensation Committee determines will vest based on the achievement of performance objectives, such performance objectives shall relate to at least one of the following criteria, which may be determined solely by reference to the performance of New Aetna, a subsidiary or an affiliate (or any business unit thereof) or based on comparative performance relative to other companies: (i) net income; (ii) earnings before income taxes; (iii) earnings per share; (iv) return on shareholders' equity; (v) expense management; (vi) profitability of an identifiable business unit or product; (vii) ratio of claims to revenues; (viii) revenue growth; (ix) earnings growth; (x) total shareholder return; (xi) cash flow; (xii) return on assets; (xiii) pretax operating income; (xiv) net economic profit (operating earnings minus a charge for capital); (xv) customer satisfaction; (xvi) provider satisfaction; (xvii) employee satisfaction; (xviii) quality of networks; (xix) strategic innovation; or (xx) any combination of the foregoing.

     Other Stock-Based Awards. The Stock Plan also authorizes the New Aetna Compensation Committee to grant other stock-based awards to Eligible Employees and to grant executive officers New Aetna common stock in lieu of cash payable as salary or under any other bonus or incentive compensation plan of New Aetna.

     Dividends and Dividend Equivalents. The New Aetna Compensation Committee may provide that any Award shall include dividends or dividend equivalents, payable in cash, New Aetna common stock, securities or other property on a current or deferred basis.

EFFECT OF AWARDS ON TERMINATION OF EMPLOYMENT

     The New Aetna Compensation Committee has broad discretion as to the specific terms and conditions of each Award and any rules applicable thereto, including but not limited to the effect thereon of the death, retirement or other termination of employment of the Eligible Employee or the effect, if any, of a change in control of New Aetna.

GENERAL

     Award Agreement. The terms of each Award are to be evidenced by a written instrument delivered to the Eligible Employee.

     Withholding. The Awards are subject to applicable tax withholding by New Aetna which may, to the extent permitted by the New Aetna Compensation Committee, be satisfied by the withholding of shares deliverable under the Stock Plan.

     Transferability. Unless the New Aetna Compensation Committee expressly permits transfers for the benefit of members of the Eligible Employee's immediate family or trust or similar vehicle for their benefit,

                                      III-3

 CHAPTER THREE - CERTAIN NEW AETNA BENEFIT PLANS

Awards under the Stock Plan may not be assigned or transferred except by will, the laws of descent and distribution.

     Deferral. The New Aetna Compensation Committee will have the discretion to determine whether, to what extent, and under what circumstances cash, New Aetna common stock, other securities, other Awards, other property, and other amounts payable with respect to an Award will be deferred either automatically or at the election of the holder thereof or of the New Aetna Compensation Committee.

     Amendment or Termination. The New Aetna Board of Directors or the New Aetna Compensation Committee may terminate or suspend the Stock Plan at any time, but the termination or suspension will not adversely affect any vested Awards then outstanding under the Stock Plan. Unless terminated by action of the Board or the New Aetna Compensation Committee, no Award may be granted under the Stock Plan after December 31, 2010. The Stock Plan may be amended or terminated at any time by the New Aetna Board of Directors, except that no amendment may be made without shareholder approval if the New Aetna Compensation Committee determines that such approval is necessary to comply with any tax or regulatory requirement, including any approval requirement which is a prerequisite for exemptive relief from Section 16 of the 1934 Act, for which or with which the New Aetna Compensation Committee determines that it is desirable to qualify or comply; and, provided further, that any amendment or action to reduce the exercise price of options previously granted under the Stock Plan shall be subject to the approval of New Aetna's shareholders (other than any such increase, modification or reduction that may result from adjustments in connection with a fundamental corporate event). The New Aetna Compensation Committee may amend the term of any Award granted, retroactively or prospectively, but no amendment may adversely affect any vested Award without the holder's consent.

EFFECT ON OTHER COMPENSATION PROGRAMS

     Nothing contained in the Stock Plan shall prevent New Aetna from adopting or continuing in effect other compensation arrangements which may, but need not, provide for the grant of options, incentive stock, and other types of Awards provided for hereunder.

NEW PLAN BENEFITS

     In connection with the Spin-Off and the Merger, Aetna options held by New Aetna Holders will be converted into New Aetna options in accordance with the New Aetna Holder Adjustment. It is not possible to determine the number of Adjusted Options prior to the transaction. In no event, however, will more than 45 million Adjusted Options be issued following the conversion. Other awards to be granted under the Stock Plan after the transaction have not yet been determined.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The options described above are intended to comply with the requirements of the Code regarding the deductibility of certain performance based compensation.

     Under currently applicable federal income tax law, an Eligible Employee will receive no taxable income upon the grant of an NSO or an ISO. When an Eligible Employee exercises an NSO, the excess of the fair market value of the shares on the date of exercise over the exercise price paid will be ordinary income to the Eligible Employee and his or her employer will be allowed a federal income tax deduction in the same amount. When an Eligible Employee exercises an ISO while employed or within three months after termination of employment (one year for disability), no income will be recognized upon exercise of the ISO. If the Eligible Employee holds shares acquired for at least one year after exercise and two years after the grant of the ISO, the excess of the amount realized upon disposition of the shares over the exercise price paid is treated as long-term capital gain for the Eligible Employee and the Eligible Employee's employer is not allowed a federal income tax deduction. A sale or other exchange of the underlying stock before the end of either of the required holding periods will be a "disqualifying disposition" which will generally result in the Eligible Employee being taxed on the gain derived from an ISO as though it were an NSO and the Eligible

                                      III-4

                                 CHAPTER THREE - CERTAIN NEW AETNA BENEFIT PLANS

Employee's employer will be allowed a federal income tax deduction in the same amount. Special rules apply if the exercise price is paid in shares.

VOTE NECESSARY TO APPROVE STOCK PLAN

     The adoption by New Aetna of the Stock Plan will be approved if the votes cast in favor of such proposal exceed the votes cast against such proposal, so long as a quorum exists.

     THE BOARD OF DIRECTORS OF AETNA RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE ADOPTION BY NEW AETNA OF THE STOCK PLAN.

                                      III-5

 CHAPTER THREE - CERTAIN NEW AETNA BENEFIT PLANS

                      NEW AETNA 2001 ANNUAL INCENTIVE PLAN

     At the special meeting, the shareholders of Aetna will be asked to adopt the New Aetna 2001 Annual Incentive Plan (which we refer to as the Annual Plan), to be effective as of January 1, 2001, which has been approved by the respective Boards of Directors of Aetna and New Aetna. The Annual Plan is included in this booklet as Annex H.

     Summarized below are certain terms of the Annual Plan which is submitted for shareholder approval.

ELIGIBLE EMPLOYEES.

     All executive officers as described in Rule 3b-7 of the 1934 Act are eligible to be named by the New Aetna Board of Directors as participants in the Annual Plan for any fiscal year. The New Aetna Board of Directors will select the executive officers (six people expected as of the date of this booklet) who will participate in the Annual Plan with respect to any fiscal year.

PERFORMANCE CRITERIA.

     On or before March 31 of each fiscal year, the New Aetna Compensation Committee will establish the performance objectives that must be attained in order for New Aetna to pay bonuses under the Annual Plan. Unless the New Aetna Compensation Committee determines at the time of grant not to qualify the award as performance-based compensation under Section 162(m), the performance objectives for awards made under the Annual Plan will be based upon one or more of the following criteria, which may be determined solely by reference to the performance of New Aetna, a subsidiary or an affiliate (or any business unit thereof) or based on comparative performance relative to other companies: (i) net income; (ii) earnings before income taxes; (iii) earnings per share; (iv) return of shareholders equity; (v) expense management; (vi) profitability of an identifiable business unit or product; (vii) ratio of claims to revenues; (viii) revenue growth; (ix) earnings growth; (x) total shareholder return; (xi) cash flow; (xii) return on assets; (xiii) pretax operating income; (xiv) net economic profit (operating earnings minus a charge for capital); (xv) customer satisfaction; (xvi) provider satisfaction; (xvii) employee satisfaction; (xviii) quality of networks; (xix) strategic innovation; or (xx) any combination of the foregoing.

INDIVIDUAL LIMIT.

     The maximum amount that can be paid to any participant under the Annual Plan with respect to any fiscal year is $3,000,000. The New Aetna Compensation Committee has the discretion to pay amounts which are less than this maximum amount based on individual performance or such other criteria as the New Aetna Compensation Committee deems relevant.

ADMINISTRATION.

     The New Aetna Compensation Committee, to the extent necessary to comply with Section 162(m) of the Code and Section 16 of the 1934 Act, will at all times be comprised of at least two directors, each of whom is an "outside director" for purposes of Section 162(m) and a "disinterested person" for purposes of Section 16, and will administer and interpret the Annual Plan. Prior to making any payment under the Annual Plan, the New Aetna Compensation Committee will certify in writing that the performance objectives have been attained.

AMENDMENT AND TERMINATION.

     The New Aetna Compensation Committee may at any time amend, terminate or suspend the Annual Plan. No adverse changes will be made retroactively, but may apply to subsequent performance periods. The Annual Plan will not be effective with respect to the calendar years ending after December 31, 2010 (except as to awards earned prior to such date which are subsequently paid), unless otherwise extended by action of the New Aetna Compensation Committee.

                                      III-6

                                 CHAPTER THREE - CERTAIN NEW AETNA BENEFIT PLANS

EFFECT ON OTHER COMPENSATION PROGRAMS.

     Nothing contained in the Annual Plan will prevent New Aetna from adopting or continuing in effect other compensation arrangements.

NEW PLAN AWARD TABLE.

     Because the Annual Plan will not be effective until January 1, 2001, awards under the Annual Plan have not yet been determined.

VOTE NECESSARY TO APPROVE ANNUAL PLAN.

     The adoption by New Aetna of the Annual Plan will be approved if the votes cast in favor of such proposal exceed the votes cast against such proposal, so long as a quorum exists.

     THE BOARD OF DIRECTORS OF AETNA RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE ADOPTION BY NEW AETNA OF THE ANNUAL PLAN.

                                      III-7

                                  CHAPTER FOUR
                INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

     Aetna's Board of Directors is using this booklet to solicit proxies from the holders of Aetna common stock for use at the special meeting. We are first mailing this booklet and the accompanying form of proxy to Aetna shareholders on or about October 23, 2000.

MATTERS RELATING TO THE SPECIAL MEETING

Date, Time and Place:    November 30, 2000
                         4:00 p.m., Eastern Time
                         Aetna Inc.
                         151 Farmington Avenue
                         Hartford, Connecticut 06156
Purpose of Meeting is    A proposal to approve the Merger Agreement and the
to Vote on the           transactions contemplated by the Merger Agreement.
Following Items:
                         A proposal to approve the adoption by New Aetna of a stock incentive plan.
                         A proposal to approve the adoption by New Aetna of an annual incentive plan.
Record Date:             The record date for shares of Aetna common stock entitled to vote is October 6, 2000.
Outstanding Shares       As of October 6, 2000, there were 141,357,347 shares of
Held on Record Date:     Aetna common stock outstanding.
Shares Entitled to       Shares entitled to vote are shares of Aetna common stock
Vote:                    held at the close of business on the record date, October 6,
                         2000.
                         Each share of Aetna common stock that you own entitles you to one vote.
Quorum Requirement:      A quorum of Aetna shareholders is necessary to hold a valid meeting.
                         The presence in person or by proxy at the special meeting of holders of shares of Aetna common stock representing a
                         majority of the votes of Aetna common stock entitled to be cast at the meeting is a quorum. Abstentions and broker
                         "non-votes" count as present for establishing a quorum.*
                         A broker non-vote occurs on an item when a broker is not
                         permitted to vote on that item without instruction from the beneficial owner of the shares of Aetna common stock and no instruction is given.
Shares Beneficially      2,085,988 shares of Aetna common stock, including
Owned by Aetna           exercisable options. These shares represent in total
Directors and            approximately 1.48% of the voting power of Aetna common
Executive Officers as    stock.
of September 30,
2000:                    These individuals have indicated that they will vote in
                         favor of the proposals recommended by the Aetna Board of
                         Directors.

VOTE NECESSARY TO APPROVE PROPOSALS

     Approval of the Merger Agreement and the transactions contemplated by the Merger Agreement requires approval by holders of 66 2/3% of the outstanding shares of Aetna's common stock.*
---------------
* Under New York Stock Exchange rules, if your broker holds your shares of Aetna common stock in its name, your broker may not vote such shares on the transaction absent instructions from you. Without your voting instructions, a broker non-vote will occur on the proposal with respect to the transaction and will have the effect of a vote against the proposal.

 CHAPTER FOUR - INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

     Your Board of Directors recommends that you vote "FOR" approval of the Merger Agreement and the transactions contemplated by the Merger Agreement.

     The adoption by New Aetna of each Benefit Plan will be approved if the votes cast in favor of such proposal exceed the votes cast against such proposal, so long as a quorum exists.

     The completion of the transaction is not conditioned on approval of the Benefit Plans, but the adoption of the Benefit Plans is contingent on completion of the transaction.

     Your Board of Directors recommends that you vote "FOR" approval of the adoption by New Aetna of each Benefit Plan.

PROXIES

     Voting Your Proxy. You may vote in person at the special meeting or by proxy. We recommend you vote by proxy even if you plan to attend the special meeting in person. You can always change your vote at the special meeting.

     Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting.

  How to Vote by Proxy

 By Telephone*:                Call toll-free on a touchtone telephone, 1-877-779-8683 in the United States or 1-201-536-8073 outside the United
                               States and follow the instructions. You will need to give
                               the personal identification number contained on your proxy card. Telephone voting will be available until 12:00
                               midnight, Eastern Time, on November 29, 2000.
 By Internet*:                 Go to http://www.eproxyvote.com/aet and follow the
                               instructions. You will need to give the personal
                               identification number contained on your proxy card. This
                               website will be available until 12:00 midnight, Eastern
                               Time, on November 29, 2000.
 In Writing:                   Complete, sign, date and return your proxy card in the
                               enclosed envelope.

* If your shares of Aetna common stock are held in the name of a bank or broker, follow the voting instructions you receive on your proxy card. Telephone and internet voting are offered to Aetna shareholders owning shares of Aetna common stock through most banks and brokers.

     If you submit your proxy but do not make specific choices, your proxy will follow the Board of Director's recommendations and vote your shares:

     - "FOR" approval of the Merger Agreement and the transactions contemplated by the Merger Agreement;

     - "FOR" approval of the adoption by New Aetna of each Benefit Plan; and

     - In its discretion as to any other business as may properly come before the special meeting.

     Revoking Your Proxy.  You may revoke your proxy before it is voted by:

     - submitting a new proxy with a later date, including a proxy given by telephone or internet,

     - notifying Aetna's Corporate Secretary in writing before the meeting that you have revoked your proxy, or

     - voting in person at the special meeting.

     Attendance at the special meeting. The special meeting is open to all shareholders or their authorized representatives. In order to attend the special meeting, you must present an admission ticket. You may request a ticket in advance by following the instructions below. Shareholders who do not have admission tickets will be admitted only following proof of share ownership. If you hold shares of Aetna common stock in your own

                 CHAPTER FOUR - INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

name, please signify your intention to attend the special meeting when you vote by telephone or over the internet or check the appropriate box on your proxy card. If you hold your shares through the Aetna Incentive Savings Plan, please indicate your intention to attend the special meeting when you access the telephone voting system or check the appropriate box on your voting instruction card. If you hold your shares through a broker, bank or other holder of record and plan to attend, you must send a written request to attend along with proof that you own the shares (such as a copy of your brokerage or bank account statement) to our Corporate Secretary at the above address.

     Voting in person. If you plan to attend the special meeting and wish to vote in person, we will give you a ballot at the special meeting.

     Confidential voting. Independent inspectors count the votes. Your individual vote is kept confidential from us unless special circumstances exist.

     Proxy solicitation.  We will pay our own costs of soliciting proxies.

     In addition to this mailing, Aetna employees and directors may solicit proxies personally, electronically or by telephone. Aetna is paying Georgeson Shareholder Communications Inc. a fee of $35,000 plus expenses to help with the solicitation. If you need additional materials or assistance in voting your shares of if you have questions about the proposals, a Georgeson representative can be reached at 1-800-223-2064 in the United States or 1-212-440-9800 outside the United States.

     The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should send in your proxy by mail, telephone or internet without delay. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

     Do not send in any stock certificates with your proxy cards. The exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for Aetna common stock to former Aetna shareholders as soon as practicable after the completion of the transaction.

     Since New Aetna common stock will be issued as uncertificated shares registered in book-entry form through the direct registration system, no certificates representing your shares of New Aetna common stock will be mailed to you. Your book-entry shares will be held with the New Aetna transfer agent and registrar, EquiServe Trust Company, N.A., who serves as the official record keeper for New Aetna common stock. Under the direct registration system, instead of receiving stock certificates, you will receive an account statement reflecting your ownership interest in shares of New Aetna common stock. If at any time you want to receive a physical certificate evidencing your shares of New Aetna common stock, you may do so by contacting the New Aetna transfer agent and registrar.

OTHER BUSINESS; ADJOURNMENTS

     We are not currently aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the special meeting, or any adjourned meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, including to adjourn the special meeting.

     Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares of Aetna common stock representing a majority of the votes present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. We do not currently intend to seek an adjournment of the special meeting.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information, as of September 30, 2000 regarding the beneficial ownership of Aetna common stock by each director of Aetna, by each of the five most highly compensated executive officers of Aetna (as required by SEC rules) and by all directors and executive officers of Aetna as a group. Most of these individuals have the opportunity to become the beneficial owners of additional shares of Aetna common stock as a result of stock options vesting or becoming exercisable. See "Chapter One -- Interests of Officers and Directors in the Transaction." Otherwise, except as noted, the persons named in the

CHAPTER FOUR - INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

table below do not own, beneficially or of record, any other securities of Aetna or its subsidiaries and have sole voting and investment power over all securities for which they are shown as beneficial owners.

                                                                      AMOUNT AND NATURE
                                                                   OF BENEFICIAL OWNERSHIP
                                                           ---------------------------------------
                                                                                        COMMON
                                                            COMMON                      STOCK
NAME OF BENEFICIAL OWNER AND POSITION                       SHARES       PERCENT    EQUIVALENTS(1)
-------------------------------------                      ---------     -------    --------------
Betsy Z. Cohen...........................................      1,571         *           3,902
(Director)
William H. Donaldson.....................................    100,750(2)      *           3,300
(Chairman, President, Chief Executive Officer and
  Director)
Barbara Hackman Franklin.................................      3,467         *           3,650
(Director)
Jeffrey E. Garten........................................        200         *           1,850
(Director)
Jerome S. Goodman........................................     23,708(3)      *           5,927
(Director)
Earl G. Graves...........................................        500         *           5,606
(Director)
Gerald Greenwald.........................................      3,000(4)      *           8,470
(Director)
Ellen M. Hancock.........................................      2,000(5)      *           7,071
(Director)
Michael H. Jordan........................................      3,000         *           6,976
(Director)
Jack D. Kuehler..........................................     12,000(6)      *           9,193
(Director)
Judith Rodin.............................................        101         *           7,624
(Director)
John W. Rowe, M.D........................................        -0-         *          25,000(7)
(President and Chief Executive Officer, New Aetna, and
  Director)
Richard L. Huber.........................................    871,194(8)      *             -0-
(former Chairman, President, Chief Executive Officer and
  Director)
Michael J. Cardillo......................................    242,429(9)      *             -0-
(former Executive Vice President, Aetna U.S. Healthcare)
Frederick C. Copeland, Jr................................    152,429(10)     *           5,366(11)
(President, Aetna International Inc.)
Thomas J. McInerney......................................    252,047(12)     *           5,217(11)
(Executive Vice President, Aetna Financial Services)
Alan J. Weber............................................    261,143(13)     *             -0-
(Vice Chairman for Strategy and Finance)
Directors and executive officers as a group (19
  persons)...............................................  2,085,988(14)  1.48%         99,152

---------------
* Less than 1%.

NOTES TO BENEFICIAL OWNERSHIP TABLE

 (1) Except as set forth in Note 10, represents stock units issued under the Aetna Director Plan or its predecessor plan, accrued stock units resulting from deferral of retainer and attendance fees and stock units credited to certain Directors in 1996 in connection with the elimination of the Director retirement plan. Stock units, which do not have voting rights, track the value of Aetna's common stock and earn dividend equivalents that may be reinvested.

 (2) Includes 100,000 shares of restricted stock that vest on March 1, 2001.

 (3) Includes 18,734 shares held by Wellington Limited Partnership, of which Mr. Goodman is a general partner. Excludes 50 shares held by his spouse, as to which Mr. Goodman disclaims beneficial ownership. Mr. Goodman also disclaims beneficial ownership in 20,000 shares held by Conwell Limited Partnership, of which Conwell Corporation is the General Partner. Mr. Goodman's adult children are limited partners of Conwell Limited Partnership and Mr. Goodman is President of Conwell Corporation.

                 CHAPTER FOUR - INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

 (4) Represents shares held by his spouse, as to which Mr. Greenwald has no voting or investment power.

 (5) Held jointly with her spouse, as to which Mrs. Hancock shares voting and investment powers.

 (6) Held jointly with his spouse, as to which Mr. Kuehler shares voting and investment powers.

 (7) Includes 25,000 restricted stock units that vest in three equal installments commencing on September 15, 2001.

 (8) Includes 1,000 shares held jointly with his spouse and 15,000 shares held by a revocable living trust, of which Mr. Huber is trustee and beneficiary. Also includes 42,218 shares held by Huber Associates Limited Partnership, a family limited partnership (HALP). Mr. Huber and his spouse are the sole general partners of HALP and hold a 1% limited partnership interest, and each of three other family members is 33% limited partner. Also includes 644,225 shares that Mr. Huber has the right to acquire upon exercise of stock options and 85,501 shares that HALP has the right to acquire upon exercise of stock options, in each case within 60 days of September 30, 2000. Mr. Huber disclaims beneficial ownership of all shares and stock options held by HALP, except as to his pecuniary interest in HALP.

 (9) Also includes 180,283 shares that Mr. Cardillo has the right to acquire within 60 days of September 30, 2000 upon exercise of stock options.

(10) Includes 147,841 shares that Mr. Copeland has the right to acquire within 60 days of September 30, 2000 upon exercise of stock options. Also includes 59 shares held by his spouse, as to which Mr. Copeland has no voting or investment power.

(11) Represents stock units resulting from deferral of payment of Aetna's Incentive Unit Awards under Aetna's 1996 Stock Incentive Plan. The stock units are payable in shares of Aetna common stock at the expiration of the applicable deferral period. Stock units, which do not have voting rights, track the value of Aetna's common stock and earn dividend equivalents that are reinvested.

(12) Includes 241,497 shares that Mr. McInerney has the right to acquire within 60 days of September 30, 2000 upon exercise of stock options.

(13) Includes 5,000 shares of restricted stock that vest on August 1, 2001. Also includes 233,586 shares that Mr. Weber has the right to acquire within 60 days of September 30, 2000 upon exercise of stock options.

(14) Directors and executive officers as a group have sole voting and investment powers over 342,950 shares and share voting and investment powers with respect to 59,218 shares. Included in the number of shares shown in the table are 3,906 shares held under Aetna's Incentive Savings Plan (ISP) and beneficially owned by executive officers, and 1,676,855 shares that Directors and executive officers have the right to acquire within 60 days of September 30, 2000 upon the exercise of stock options, excluding 95,004 shares which will vest if and when the market price of Aetna common stock equals or exceeds $70 on or after October 29, 2000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information, as of September 30, 2000, regarding the beneficial ownership of persons known to Aetna to be the beneficial owners of more than five percent of any class of Aetna's voting securities. The information was obtained from information supplied by the shareholders on Schedules 13D and 13G. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL
NAME AND ADDRESS OF BENEFICIAL OWNER                              OWNERSHIP        PERCENT
------------------------------------                          -----------------    -------
Sanford C. Bernstein & Co., Inc.............................     12,523,694(1)      8.86%
  767 Fifth Avenue
  New York, New York 10153
Southeastern Asset Management, Inc..........................      8,469,800(2)      5.99%
  6410 Poplar Avenue, Suite 900
  Memphis, Tennessee 38119

---------------
(1) Of the reported shares, Sanford C. Bernstein & Co., Inc. reports that it has sole voting power with respect to 6,554,526 shares, that it shares voting power with respect to 1,394,863 shares and that it has sole dispositive power with respect to all of the reported shares.

(2) Of the reported shares, Southeastern Asset Management, Inc. reports that it has sole voting power with respect to 5,577,100 shares, that it shares voting power with respect to 1,768,400 shares, that it has sole dispositive power with respect to 6,701,400 shares and that it shares dispositive power with respect to 1,768,400 shares.

                                  CHAPTER FIVE
                    ADDITIONAL INFORMATION FOR SHAREHOLDERS

                          FUTURE SHAREHOLDER PROPOSALS

     Aetna will hold an annual meeting in the year 2001 only if the transaction described in this booklet has not already been completed. If such meeting is held, it is anticipated that it would be held on April 27, 2001. Proposals of Aetna shareholders intended to be included in Aetna's 2001 Annual Meeting Proxy Statement, if such meeting is held, must be received by Aetna's Corporate Secretary no later than November 22, 2000 at Aetna's principal executive offices: 151 Farmington Avenue, Hartford, Connecticut 06156. Other shareholder proposals intended to be presented at Aetna's 2001 Annual Meeting but not in the Annual Meeting Proxy Statement, must be received in writing at the same address, together with other required information as set forth in Aetna's By-Laws, not later than January 25, 2001.

     If the transaction described in this booklet is completed, New Aetna will hold an annual meeting on April 27, 2001. Proposals of New Aetna shareholders intended to be included in New Aetna's 2001 Annual Meeting Proxy Statement must be received by New Aetna's Corporate Secretary no later than November 22, 2000 at New Aetna's principal executive offices: 151 Farmington Avenue, Hartford, Connecticut 06156. Other shareholder proposals intended to be presented at New Aetna's 2001 Annual Meeting, but not in the Annual Meeting Proxy Statement, must be received in writing at the same address, together with the required information as set forth in New Aetna's bylaws, not later than January 25, 2001.

                      WHERE YOU CAN FIND MORE INFORMATION

     Aetna files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Aetna files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Aetna's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     Aetna has filed the New Aetna Registration Statement on Form 10 with the SEC to register the New Aetna common stock to be distributed to Aetna's shareholders in the Spin-Off. The New Aetna Information Statement is part of the New Aetna Registration Statement. The New Aetna Information Statement is being furnished to Aetna shareholders as part of this booklet.

     This booklet, including the New Aetna Information Statement, will be available on Aetna's internet site at http://www.aetna.com/investor. This text is not an active link and our website and the information contained on that site, or connected to that site, are not incorporated into this booklet.

     As allowed by SEC rules, this booklet does not contain all the information you can find in the New Aetna Registration Statement or the exhibits to the New Aetna Registration Statement.

     The SEC allows Aetna to "incorporate by reference" information into this booklet, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this booklet, except for any information superseded by information in, or incorporated by reference in, this booklet. This booklet incorporates by reference the documents set forth below that Aetna has previously filed with the SEC. These documents contain important information about Aetna and its finances.

 CHAPTER FIVE - ADDITIONAL INFORMATION FOR SHAREHOLDERS

AETNA SEC FILINGS (FILE NO. 001-11913)                          PERIOD
--------------------------------------                          ------
Annual Report on Form 10-K              Fiscal Year ended December 31, 1999
Quarterly Report on Form 10-Q           Fiscal Quarters ended March 31, 2000 and June 30, 2000
Current Report on Form 8-K              Filed on June 16, 2000
Current Report on Form 8-K              Filed on July 18, 2000
Current Report on Form 8-K              Filed on July 20, 2000
Current Report on Form 8-K              Filed on September 6, 2000

     We are also incorporating by reference additional documents that we file with the SEC between the date of this booklet and the date of the special meeting.

     ING has supplied all information contained or incorporated by reference in this booklet relating to ING and Aetna has supplied all such information relating to Aetna and New Aetna.

     If you are an Aetna shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this booklet. Aetna shareholders may obtain documents incorporated by reference in this booklet by requesting them in writing or by telephone from Aetna at the following address:

     Aetna Inc.
     151 Farmington Avenue
     Hartford, Connecticut 06156
     Attention: Corporate Secretary
     Telephone: 1-800-237-4273

     If you would like to request documents from us, please do so by November 22, 2000 to receive them before the special meeting.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED, OR INCORPORATED BY REFERENCE, IN OR INCLUDED WITH THIS BOOKLET TO VOTE ON THE PROPOSALS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS BOOKLET. THIS BOOKLET IS DATED OCTOBER 18, 2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE BOOKLET IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND THE MAILING OF THIS BOOKLET TO SHAREHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

                                    ANNEXES

                                                                         ANNEX A

PRELIMINARY INFORMATION STATEMENT
(SUBJECT TO COMPLETION, DATED OCTOBER 18, 2000)

             AETNA U.S. HEALTHCARE INC. (TO BE RENAMED AETNA INC.)
                                 COMMON SHARES
                           (PAR VALUE $.01 PER SHARE)

     The board of directors of Aetna Inc., or Aetna, has approved an agreement and plan of restructuring and merger and related agreements under which Aetna will spin off its domestic health care and large case pensions businesses in the form of Aetna U.S. Healthcare Inc., or New Aetna, to its shareholders and sell its financial services and international businesses to ING Groep N.V.

     At this time, New Aetna is wholly-owned by Aetna. Aetna intends to distribute, in a spin-off, all of its shares of New Aetna common stock on a pro rata basis to the holders of Aetna common stock. Each of you, as a holder of Aetna common stock, will receive one share of New Aetna common stock for each share of Aetna common stock that you hold at the close of business on the record
date for the spin-off, which is expected to be on or about           , 2000. The
transaction will occur in two, effectively simultaneous, steps:

     - Aetna will spin off its domestic health care and large case pensions businesses to its shareholders, and

     - Aetna's financial services and international businesses will be sold to ING. The sale, which we refer to as the merger, will be structured as a merger of Aetna (which will then own only Aetna's financial services and international businesses) with a subsidiary of ING.

     The spin-off and the merger will each occur only if the other occurs effectively at the same time. After completion of the spin-off and the merger, the Aetna Financial Services and Aetna International businesses will be owned 100% by ING.

     The record date and the distribution date for the spin-off, as well as the closing date for the merger, will all be the same day. Immediately after the spin-off is completed, we will be an independent public company.

     This information statement relates to the shares of New Aetna that will be issued to you in the spin-off if the transaction is approved by shareholders of Aetna. It provides important information about New Aetna. You should read this information statement carefully. If the transaction is approved by Aetna's
shareholders, we expect the spin-off to occur on or about           , 2000.
Holders of record of Aetna common stock on the record date, which will be the date on which the spin-off occurs, will have credited to a book-entry account established for them by, and maintained at, EquiServe Trust Company, N.A. (the registrar and transfer agent for New Aetna common stock) one share of New Aetna common stock for each share of Aetna common stock they own on the record date.

     If the transaction is approved by Aetna's shareholders, no further action on your part is necessary for you to receive the shares of New Aetna common stock to which you are entitled in the spin-off. This means that you do not need to pay any consideration to Aetna or to New Aetna and you do not need to surrender any shares of Aetna common stock to receive your shares of New Aetna common stock. However, you are required to surrender your shares of Aetna common stock to receive the cash consideration to be paid in the merger.

     Because Aetna owns all of the New Aetna common stock, there has been no trading market for New Aetna common stock. We expect that New Aetna common stock will trade on the New York Stock Exchange under the ticker symbol "AET."

     AS YOU REVIEW THIS INFORMATION STATEMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 8.
                            -----------------------

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS INFORMATION STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this information statement is           , 2000.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              -----
Summary.....................................................    A-1
Risk Factors................................................    A-8
Special Note About Forward Looking Statements...............   A-14
The Spin-Off................................................   A-15
Capitalization of New Aetna.................................   A-17
Dividend Policy.............................................   A-17
Selected Consolidated Financial Data........................   A-18
Unaudited Pro Forma Condensed Consolidated Financial
  Statements................................................   A-19
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   A-26
Business of New Aetna.......................................   A-56
Relationship Among Aetna, New Aetna and ING.................   A-74
Management..................................................   A-83
Certain Relationships and Related Transactions..............   A-98
Security Ownership of Aetna and New Aetna...................   A-99
Description of New Aetna Capital Stock......................  A-100
Liability and Indemnification of Directors and Officers.....  A-109
Where You Can Find More Information.........................  A-110
Index to the Consolidated Financial Statements..............  A-F-1

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

                                    SUMMARY

     This summary highlights information relating to New Aetna and the New Aetna common stock being distributed in the spin-off. More detailed discussions of this information are contained in this information statement. In some places in this information statement, we have presented pro forma information, adjusted to reflect the terms of our spin-off from Aetna and the merger. You should read the entire information statement, including the risk factors and our consolidated historical and pro forma financial statements and notes to those statements appearing elsewhere in this information statement.

                                   NEW AETNA

OUR COMPANY

     New Aetna is the nation's largest health care benefits company, with approximately 19.4 million health members, 14.6 million dental members and 11.4 million group life and disability insurance members at June 30, 2000. We are also the nation's second largest provider of dental coverage, based on membership. At June 30, 2000, we also had approximately 448,000 health care providers participating in our networks nationwide, including more than 283,000 physicians and more than 3,100 hospitals. We provide a full spectrum of health and dental products (ranging from managed care to indemnity products), group insurance products (including life, disability and long-term care insurance products) and certain specialty health products. These products are offered on both an insured and employer-funded basis. We do business in all 50 states, and focus on the commercial customer (ranging from small employer groups to large, multi-site national accounts). We also have a large case pensions business that manages a variety of retirement products for qualified defined benefit and defined contribution plans of large customers.

     Our goal is to provide our members with access to quality health care through an array of health plan options, as well as group insurance products, designed to meet the changing needs of today's marketplace. We are taking a number of significant actions to better serve our various constituents, improve our near-term financial performance and strategically reposition our business for the future. We believe that our competitive strengths -- broad geographic reach, strong market positions, large membership base, extensive provider networks, extensive product offerings, information technology expertise, a dedicated corps of employees and the quality and recognizability of our Aetna brand -- position us to fulfill these important objectives.

  RECENT DEVELOPMENTS; STRATEGIC REPOSITIONING OF OUR BUSINESS

     Although our businesses are profitable and generate significant cash flow, our recent financial performance has been disappointing. For the year ended December 31, 1999, our total revenue was $22,109.7 million, our EBITDA was $1,403.8 million and our income from continuing operations was $399.4 million. For the six months ended June 30, 2000, our total revenue was $13,444 million, our EBITDA was $605.8 million and our income from continuing operations was $181.1 million. We have experienced a significant increase in medical costs in the first half of 2000.

     We are undertaking a comprehensive review of our health care business model. We have already implemented a number of strategic and operational initiatives and are considering a number of additional actions. These include, among other things, strengthening management of the business, improving relations with health care providers, exiting certain product markets, addressing rising medical costs and improving the efficiency of our operations.

     Hiring of Dr. John W. Rowe. We have recently hired Dr. John W. Rowe, formerly President and Chief Executive Officer of Mount Sinai NYU Health, to serve as our President and Chief Executive Officer. We believe that Dr. Rowe's wealth of experience in the health care industry gives him unique insights that will help us remake our business model to meet consumer demands for choice and flexibility and enhance relationships with health care providers.

     Further Strengthening Management. In addition to the hiring of Dr. Rowe, we have made a number of significant changes to our senior management team since year end 1999 to help lead the strategic repositioning of our business and the implementation of our other important initiatives. We have also taken steps to better

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

empower local, regional management, to address more quickly and effectively medical cost and other issues that arise locally, where health care services are ultimately furnished by providers to our members.

     Improving Relations with Health Care Providers. We intend to improve our relationships with health care providers, as we believe we must have constructive, mutually beneficial relations with providers to be successful in our business. We believe that these relations can coexist with cost-effective health care for our members and with improved financial performance. For example, we believe that certain policies and procedures that may be costly to administer and that may put a strain on provider relations can be eliminated or simplified without negatively impacting our ability to monitor the quality of services rendered to our members or to manage health care costs. Toward this end, in 2000, we announced that we were making changes in certain states to provide physicians in those states with additional choices in product participation and financial compensation and to clarify how medical necessity and coverage decisions are made. We are continuing a state-by-state review of all of our provider arrangements and may implement additional changes in other areas.

     Exiting Certain Product Markets. We are evaluating the markets for our products with the goal of either improving their performance to meet management's strategic and financial goals or exiting those product markets which do not meet these goals. As a result of this review, on June 29, 2000, we notified the Health Care Financing Administration of our intent to exit a number of Medicare service areas affecting approximately 340,000 Medicare members, or approximately 50 percent of our total current Medicare membership. The termination of these Medicare+Choice contracts will become effective on January 1, 2001. We may elect to continue to provide Medicare benefits to members in these service areas, in accordance with HCFA regulations and guidelines, if legislative or regulatory changes are made that would increase payments from HCFA to us within six months following this notification date. During the remainder of 2000, we will continue to monitor any legislative or regulatory changes that might increase payments under applicable Medicare+Choice contracts and then make a final determination, as permitted under HCFA regulations, depending on the level of any such reimbursement increase. Legislation to increase these payments is currently pending in Congress. However, it is uncertain whether this legislation will be enacted or whether, if enacted, increases in payments would be sufficient to encourage us to remain in these service areas. We are also in the process of evaluating region-by-region the markets for our commercial HMO products to determine whether we should exit or modify our products in any of these markets.

     Addressing Rising Medical Costs. We are taking a number of steps to address the significant increase in medical costs that we have recently experienced. Among other things, we are:

     - implementing premium increases for contracts renewing in the fourth quarter of 2000 and beyond that more appropriately reflect the rise in medical costs;

     - redesigning product benefit offerings to offer more appropriate consumer choice and incent appropriate, necessary use of medical services (i.e., by expanding features such as tiered copays);

     - moving patient management responsibility to our regional operations so that we can improve our focus on geographic developments, which can vary sharply from one region to another, and more quickly develop and implement detailed action plans for each region; and

     - enhancing our utilization management on-site review program in order to resolve coverage issues with hospitals and other providers concurrently with, rather than after, treatment.

     Improving the Efficiency of Our Operations. We are reviewing our business and operational processes with the goal of increasing efficiencies and reducing operational costs. Our goal is to better leverage our information technology assets to meet current consumer trends and achieve additional efficiencies. We intend to use technology to deliver speed, efficiency and accuracy to the traditionally time-and paper-intensive process of administering employee benefits for plan sponsors, brokers and members.

  RESPONDING TO RECENT INDUSTRY TRENDS; ANTICIPATING FUTURE CHANGES

     In recent years, we have viewed the traditional gatekeeper HMO model as our primary health care product. However, as a result of current socio-economic trends in the United States, consumers are demanding a broader array of health care products from which to choose. There is an increasing emphasis away from traditional gatekeeper HMO products toward more open access, flexible products.

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

     We also believe that in the future members will become more involved in and informed about health care matters, and will increasingly use the Internet to access health care information. This could result in increased use of the Internet and other technology for transmitting health care information among the member, provider and health care benefits company.

     Employers may also move toward a defined contribution model of benefits whereby employers would contribute a fixed amount of money toward employee benefits, allowing the employee to choose among a broad array of benefits, products and companies. Employees would add personal contributions, to help pay for their choices.

     Our goal is to transform our business model to one emphasizing more flexibility and choice to respond to these current and future changes in the health care marketplace. Among other things, we have introduced Aetna Open Access, an array of health plans designed to give consumers choices about how they access their health care services, accompanied by Aetna Navigator, a comprehensive online resource to help consumers make health care choices. These plans will allow members to enjoy all the benefits of a traditional managed care plan -- a medical "home" in the form of a primary care physician; access to preventive services such as mammograms, immunizations, colorectal cancer screenings and disease management; and lower copays -- but without the referral restrictions associated with a traditional HMO. Members in Open Access plans can choose to use their primary care physician or go directly to a specialist without a referral. Open Access plans will be effective January 1, 2001. Aetna Navigator is an online tool that combines resources and health information from a number of our programs.

     In addition, we intend to (i) emphasize PPO products and self-insured programs, in addition to our HMO and POS plans, to achieve greater product portfolio balance and (ii) expand the use of technology to enhance the customer relationship. Aetna Navigator, in combination with InteliHealth, our award-winning health information website subsidiary, with medical content provided by Harvard Medical School, should empower our members with access to a wide variety of health plan and medical information on-line and the ability to perform certain on-line functions, such as choosing a primary care physician, checking claims status, and accessing benefit plan information.

  HISTORY OF OUR COMPANY

     Prior to 1996, Aetna was one of the nation's largest multiline insurance/financial services organizations, with operations domestically and abroad. In 1995, Aetna made the strategic decision to focus its resources on pursuing growth opportunities in its health care business and to exit other businesses which were not believed to present the same growth opportunities. As a result, Aetna sold its property-casualty business in 1996, its domestic individual life insurance business in 1998, and agreed to sell its domestic financial services and international businesses in 2000.

     During the same period, we grew our health care business, acquiring U.S. Healthcare in 1996, the health care business of New York Life Insurance Company in 1998, and the health care business of The Prudential Insurance Company of America in 1999. We do not currently intend to make additional significant health care acquisitions. Instead we intend to focus our resources on integrating our prior acquisitions and improving our underlying operations and financial results. We currently intend to use excess cash flow to repurchase shares or pay down debt.
                            ------------------------

     We were incorporated in Pennsylvania in December 1982, as United States Health Care Systems, Inc., and we changed our name to U.S. Healthcare, Inc. in April 1986. We were acquired by Aetna in July 1996, and we changed our name to Aetna U.S. Healthcare Inc. in March 1997. In connection with the spin-off, we will be changing our name to Aetna Inc. References in this information statement to "New Aetna," "we," "our" and "us" collectively refer to Aetna U.S. Healthcare Inc. (to be renamed Aetna Inc.) and its consolidated subsidiaries. Our principal executive offices are located at 151 Farmington Avenue, Hartford, Connecticut 06156, and our telephone number is 1-860-273-0123. We maintain an Internet site at http://www.aetna.com. This text is not an active link and our website and the information contained on that site, or connected to that site, are not incorporated into this information statement.

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

                                  THE SPIN-OFF

     The following is a brief summary of the terms of the spin-off.

DISTRIBUTING COMPANY............   Aetna Inc. After the spin-off, Aetna will not
                                   own any shares of our stock.

SPUN-OFF COMPANY................   Aetna U.S. Healthcare Inc., or New Aetna,
                                   currently a wholly-owned subsidiary of Aetna.
                                   After the spin-off, New Aetna will be an independent public company and will be named
                                   "Aetna Inc." We will have two principal lines of business: health care and large case pensions.

CONSIDERATION TO BE RECEIVED BY
AETNA SHAREHOLDERS IN THE
  SPIN-OFF AND THE MERGER.......   The spin-off and the merger will occur
                                   effectively simultaneously. Aetna
                                   shareholders will receive approximately $35 in cash in the merger and one share of New
                                   Aetna common stock in the spin-off for each share of Aetna common stock they hold at the close of business on the record date for the spin-off, which is expected to be on or about
                                             , 2000. Aetna shareholders will be
                                   required to surrender their shares of Aetna common stock to receive the cash consideration in the merger, but no additional action will be required to receive shares of New Aetna common stock in the spin-off.

NEW AETNA COMMON STOCK..........             shares of New Aetna common stock,
                                   which are all of the outstanding shares of New Aetna common stock, will be distributed in the spin-off. Immediately after the spin-off, we estimate that about shareholders of record will hold shares of New Aetna common stock, although some of these shareholders of record may each represent a number of shareholders.

DISTRIBUTION RATIO..............   One share of New Aetna common stock for each
                                   share of Aetna common stock that you hold at
                                   the close of business on or about           ,
                                   2000, the record date for the spin-off. Aetna shareholders holding fractional shares through the DirectSERVICE Investment Program will receive an equal number of fractional shares of New Aetna common stock in the spin-off.

BOOK-ENTRY SHAREHOLDING.........   We will not be mailing New Aetna share
                                   certificates to holders of Aetna common
                                   stock. Instead, holders of record of Aetna common stock will have credited to a book-entry account established for them by, and maintained at, EquiServe Trust Company, N.A. (the registrar and transfer agent for New Aetna common stock) their proportionate number of shares of New Aetna common stock.

RECORD DATE/SPIN-OFF DATE.......   On or about           , 2000 (close of
                                   business).

DISTRIBUTION AGENT..............   EquiServe Trust Company, N.A., which is the
                                   registrar and transfer agent for New Aetna common stock.

NEW YORK STOCK EXCHANGE
SYMBOL..........................   AET

                                                                  ANNEX
A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

TRADING MARKET..................   Because Aetna owns all of the New Aetna
                                   common stock, there has been no trading
                                   market for the New Aetna common stock.

TAX CONSEQUENCES................   The receipt by an Aetna shareholder of cash
                                   and shares of New Aetna common stock will be a taxable transaction for United States federal income tax purposes. An Aetna shareholder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value, on the date of the spin-off and the merger, of the shares of New
                                   Aetna common stock received by the Aetna shareholder and (ii) the Aetna shareholder's tax basis in the shares of Aetna common stock surrendered. That gain or loss will be a capital gain or loss if the shares of Aetna common stock are held as a capital asset by the Aetna shareholder. See "The Spin-Off --
                                   Material United States Federal Income Tax
                                   Consequences to Aetna Shareholders of the Spin-Off and the Merger" for a more detailed description of the federal income tax consequences of the spin-off and the merger.

RELATIONSHIP AMONG AETNA, NEW
AETNA AND ING AFTER THE
  SPIN-OFF......................   We and Aetna will enter into a distribution
                                   agreement and other agreements described in the section entitled "Relationship Among
                                   Aetna, New Aetna and ING." We and Aetna or
                                   ING may enter into additional or modified agreements, arrangements and transactions, all of which will be negotiated at arm's length.

OUR MANAGEMENT AND MANAGEMENT
  COMPENSATION..................   The compensation, awards and other benefits
                                   payable to selected members of management are described in "Management."

                            ------------------------

       YOU SHOULD CAREFULLY READ THE "RISK FACTORS" BEGINNING ON PAGE 8.

                            ------------------------

     If you have any questions relating to the spin-off, you should contact our Information Agent, Georgeson Shareholder Communications Inc., at 1-800-223-2064 in the United States or 1-212-440-9800 outside the United States.

     After the spin-off, if you are a shareholder of New Aetna and have questions relating to the spin-off, please contact our Information Agent at the above number.

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following summary consolidated financial data reflect the historical results of operations and financial position for and as of the end of each respective period of New Aetna and are derived from the historical consolidated financial statements included elsewhere in this information statement. Our results for 1999 and for the six months ended June 30, 2000 also are presented on a pro forma basis to give effect to the assets and liabilities to be retained by Aetna in the merger. See "Unaudited Pro Forma Condensed Consolidated Financial Statements" for additional discussion of these pro forma amounts. Pro forma as adjusted amounts reflect the projected issuance of short- and long-term debt to refinance all of the short-term debt expected to be outstanding at the time of the spin-off and to fund transaction-related expenses and to be used for general corporate purposes. These pro forma and pro forma as adjusted amounts may not be indicative of our actual results. You should not construe this pro forma and pro forma as adjusted information to be indicative of our results of operations or financial position at the time of the spin-off and the merger. This pro forma and pro forma as adjusted information also does not project the results of operations or financial position for any future period or date.

                                           SIX MONTHS ENDED JUNE 30,              YEAR ENDED DECEMBER 31,
                                 ----------------------------------------------   -----------------------
                                  PRO FORMA                                        PRO FORMA
                                 AS ADJUSTED   PRO FORMA                          AS ADJUSTED   PRO FORMA
                                  2000 (1)       2000        2000        1999      1999 (1)       1999
                                 -----------   ---------   ---------   --------   -----------   ---------
                                                                (MILLIONS)
INCOME STATEMENT DATA:
Total revenue..................    13,444.0    $13,444.0   $13,444.0   $9,522.5     22,109.7    $22,109.7
                                  ---------    ---------   ---------   --------    ---------    ---------
Health care costs..............     9,432.9     9,432.9      9,432.9    6,091.6     14,641.0    14,641.0
Current and future benefits....     1,101.9     1,101.9      1,101.9    1,160.6      2,231.0     2,231.0
Operating expenses.............     2,376.7     2,376.7      2,383.7    1,642.7      3,903.0     3,903.0
Interest expense...............        94.4        53.4        125.1      107.1        188.8        62.2
Amortization of goodwill and
  other acquired intangible
  assets.......................       218.4       218.4        218.4      203.8        420.4       420.4
Reductions of loss on
  discontinued products........      (146.0)     (146.0)      (146.0)     (77.2)       (77.2)      (77.2)
Severance and facilities
  reserve reductions...........          --          --           --         --           --          --
                                  ---------    ---------   ---------   --------    ---------    ---------
Total benefits and expenses....    13,078.3    13,037.3     13,116.0    9,128.6     21,307.0    21,180.4
                                  ---------    ---------   ---------   --------    ---------    ---------
Income from continuing
  operations before income
  taxes........................       365.7       406.7        328.0      393.9        802.7       929.3
Income taxes...................       160.0       174.4        146.9      182.5        365.7       410.0
                                  ---------    ---------   ---------   --------    ---------    ---------
Income from continuing
  operations...................   $   205.7    $  232.3    $   181.1   $  211.4    $   437.0    $  519.3
                                  =========    =========   =========   ========    =========    =========
OTHER DATA:
EBITDA (2).....................   $   612.8    $  612.8    $   605.8   $  664.7    $ 1,417.8    $1,417.8
                                  =========    =========   =========   ========    =========    =========

                                    YEAR ENDED DECEMBER 31,
                                 ---------------------------------

                                   1999        1998        1997
                                 ---------   ---------   ---------
                                            (MILLIONS)
INCOME STATEMENT DATA:
Total revenue..................  $22,109.7   $16,589.0   $14,674.4
                                 ---------   ---------   ---------
Health care costs..............   14,641.0    10,012.9     8,215.5
Current and future benefits....    2,231.0     2,296.0     2,396.1
Operating expenses.............    3,917.0     2,918.6     2,723.9
Interest expense...............      232.7       206.2       213.9
Amortization of goodwill and
  other acquired intangible
  assets.......................      420.4       381.3       362.9
Reductions of loss on
  discontinued products........      (77.2)      (68.0)     (172.5)
Severance and facilities
  reserve reductions...........         --          --       (45.0)
                                 ---------   ---------   ---------
Total benefits and expenses....   21,364.9    15,747.0    13,694.8
                                 ---------   ---------   ---------
Income from continuing
  operations before income
  taxes........................      744.8       842.0       979.6
Income taxes...................      345.4       391.6       453.9
                                 ---------   ---------   ---------
Income from continuing
  operations...................  $   399.4   $   450.4   $   525.7
                                 =========   =========   =========
OTHER DATA:
EBITDA (2).....................  $ 1,403.8   $ 1,484.7   $ 1,454.3
                                 =========   =========   =========

                                                             AT JUNE 30,                        AT DECEMBER 31,
                                                 -----------------------------------   ---------------------------------
                                                  PRO FORMA
                                                 AS ADJUSTED   PRO FORMA
                                                  2000 (1)       2000        2000        1999        1998        1997
                                                 -----------   ---------   ---------   ---------   ---------   ---------
                                                                               (MILLIONS)
BALANCE SHEET DATA:
Total assets...................................   $48,406.7    $48,106.7   $51,051.2   $51,981.4   $53,217.0   $48,544.2
                                                  =========    =========   =========   =========   =========   =========
Debt:
Short-term.....................................   $   500.0    $1,468.5    $ 1,342.6   $ 1,725.0   $ 1,370.1   $   163.3
Long-term......................................     1,500.0         1.6      2,094.2     2,093.9     1,593.3     1,892.1
                                                  ---------    ---------   ---------   ---------   ---------   ---------
        Total debt.............................   $ 2,000.0    $1,470.1    $ 3,436.8   $ 3,818.9   $ 2,963.4   $ 2,055.4
                                                  =========    =========   =========   =========   =========   =========
Shareholder's equity...........................   $10,056.1    $10,286.0   $10,960.1   $10,703.2   $11,429.5   $11,082.0
                                                  =========    =========   =========   =========   =========   =========

---------------
(1) We have assumed a pro forma as adjusted total debt level of approximately $2.0 billion immediately following the spin-off and the merger. The actual amount of debt outstanding following the consummation of the spin-off and the merger may differ from this projected amount and such

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

    difference may be material. We have assumed an annual blended interest rate of approximately 9.45% on the total debt projected to be outstanding; we cannot assure you, however, that our actual interest rate will not be higher or lower than this projected rate. A 1/2% change to the annual blended interest rate would change pre-tax interest expense by about $5.0 million for the six months ended June 30, 2000 and $10.0 million for the year ended December 31, 1999. Pro forma as adjusted shareholder's equity has been reduced for the after-tax impact of the transaction-related expenses funded by increased borrowing referred to above.

(2) "EBITDA" is defined as income from continuing operations (excluding reductions of loss on discontinued products and severance and facilities reserve reductions) before interest expense, taxes, depreciation and amortization. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with generally accepted accounting principles, but is presented because we believe it is a generally accepted indicator of a company's ability to incur and service debt. EBITDA does not give effect to cash used for debt service requirements and thus does not reflect funds available for dividends, reinvestment or other discretionary uses. In addition, EBITDA as presented in this information statement may not be comparable to similarly titled measures reported by other companies.

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

                                  RISK FACTORS

     You should carefully consider each of the following risks and all of the other information set forth in this information statement. Some of the following risks relate principally to our business. Other risks relate principally to the securities markets and ownership of our stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

     If any of the following risks and uncertainties develop into actual events, this could have a material adverse effect on our business, financial condition or results of operations. In that case, the trading price of New Aetna common stock could decline materially.

                     RISK FACTORS RELATING TO OUR BUSINESS

WE ARE SEEKING TO IMPROVE THE PERFORMANCE OF OUR HEALTH CARE BUSINESS BY IMPLEMENTING A NUMBER OF INITIATIVES; IF THESE INITIATIVES DO NOT ACHIEVE THEIR OBJECTIVES, OUR RESULTS COULD CONTINUE TO BE MATERIALLY ADVERSELY AFFECTED

     Substantially increasing medical costs have caused our financial results in 2000 to decline significantly. Due to the disappointing performance of our health care business, we have initiated a comprehensive review of our health care business model. We are in the process of implementing a number of strategic initiatives with the goal of improving the performance of our business. These initiatives include, among other things, strengthening the management team of the business, improving relations with health care providers, exiting certain product markets, addressing rising medical costs and improving the efficiency of our operations. The future performance of our business will depend in large part on our ability to design and implement these strategic initiatives. If these initiatives do not achieve their objectives or result in increased medical costs, our results could continue to be adversely affected. Also, we have recently experienced significant changes in our senior management. See "Business of New Aetna -- Health Care" for more information.

OUR PREMIUMS ARE GENERALLY SET IN ONE-YEAR CONTRACTS AND UNFORESEEN INCREASES IN MEDICAL COSTS DURING THE CONTRACT TERM (SUCH AS THOSE EXPERIENCED IN THE FIRST HALF OF 2000) MAY ADVERSELY IMPACT OUR PROFITABILITY UNDER THESE CONTRACTS; WE HAVE TARGETED PREMIUM INCREASES AND COST SAVINGS IN OUR HEALTH RISK BUSINESS TO IMPROVE PROFITABILITY; HOWEVER, WE CANNOT ASSURE YOU THAT THESE INCREASES AND SAVINGS WILL BE SUFFICIENT TO OFFSET INCREASES IN MEDICAL AND OTHER OPERATING COSTS, OR THAT THEY WILL NOT ADVERSELY AFFECT OUR MEMBERSHIP LEVELS

     We have recently experienced significantly higher Medicare and commercial HMO medical costs. We are taking several actions to address this situation. With respect to our Medicare HMO business, unless legislative or regulatory changes are made prior to the end of the year to increase payments under Medicare+Choice contracts, we will exit a significant number of our Medicare service areas. During the remainder of 2000, we will continue to monitor any legislative or regulatory changes that might increase payments under applicable Medicare+Choice contracts and then make a final determination, as permitted under HCFA regulations, depending on the level of any such reimbursement increase. Legislation to increase these payments is currently pending in Congress. However, it is uncertain whether this legislation will be enacted or whether, if enacted, increases in payments would be sufficient to encourage us to remain in these service areas. With respect to our commercial HMO business, we are increasing premiums for business renewing in the fourth quarter of 2000 and beyond. However, premiums in the Health Risk business are generally fixed for one-year periods and, accordingly, cost levels in excess of those reflected in pricing, such as those being experienced during 2000, cannot be recovered in the same year through higher premiums. As a result, earnings in the Health Risk business for the remainder of 2000 and, to a lesser extent, the first half of 2001 are expected to continue to be materially adversely affected if medical costs continue to be higher than the cost levels reflected in our pricing. These anticipated premium increases may reduce membership, or at least moderate membership growth. If membership declines more than expected or we lose accounts with favorable medical cost experience while retaining accounts with

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

unfavorable medical cost experience, our business and results of operations may be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Six Months Ended June 30, 2000 and 1999 -- Health Care -- Outlook" for more information.

OUR PRUDENTIAL HEALTH CARE, OR PHC, BUSINESS IS CURRENTLY LESS PROFITABLE THAN THE REST OF OUR BUSINESS; WE ARE WORKING TO INTEGRATE AND IMPROVE THIS BUSINESS, BUT IF WE ARE UNSUCCESSFUL, OUR RESULTS MAY BE MATERIALLY ADVERSELY AFFECTED

     In connection with our acquisition of the PHC business from Prudential on August 6, 1999, Prudential agreed to indemnify us from certain health insurance risks. This agreement will not cover us after December 31, 2000. Medical loss ratios for the PHC business are higher than for the rest of our health risk business; the effect of these higher ratios is currently offset, in part, by the indemnification agreement with Prudential. We are seeking to improve the medical loss ratios of the PHC business through underwriting and pricing discipline and medical cost management initiatives. If we are unable to make sufficient improvements to the medical loss ratios for the PHC business, our results of operations for periods following termination of the reinsurance arrangement may be materially adversely affected.

     The administrative costs related to the PHC business and the administrative services only, or ASO, business (which we are servicing on behalf of Prudential) are higher than the administrative costs of our other health business and we expect continued significant declines in the membership of the acquired PHC business and the Prudential ASO business. We are seeking to reduce the level of administrative costs related to these businesses. If we are unable to reduce the level of administrative costs on a timely basis to correspond with lower membership levels, our results could be materially adversely affected.

     Since the PHC closing, we have been working on integrating that business into our health care business. Factors that can affect the success of our integration of this business include, but are not limited to:

     - integrating management, products, legal entities, networks and information systems on a timely basis,

     - applying managed care expertise and techniques throughout a broader membership base, and

     - eliminating duplicative administrative and customer service functions.

     Due to the timing of the closing of the PHC acquisition, only a limited number of PHC members have been migrated to our products to date. Migration and integration of substantial numbers of PHC members to our products is scheduled to occur effective January 1, 2001 and January 1, 2002. Our ability to profit from the PHC acquisition is dependent upon the successful migration and integration of these members on these dates. If we are unsuccessful in integrating the PHC business, our results of operations may be materially adversely affected.

WE ARE PARTY TO A SUBSTANTIAL AMOUNT OF LITIGATION; THESE CASES AND FUTURE CASES MAY HAVE A MATERIAL ADVERSE EFFECT ON US

     We are party to a number of purported class action lawsuits and other litigation. The majority of these cases relate to the conduct of our health care business and allege various violations of law. Many of these cases seek substantial damages (including punitive damages) and far-ranging changes in our practices. We may also be subject to additional litigation in the future. This litigation could materially adversely affect us, because of the costs of defending these cases, costs of settlement or judgments against us, or because of changes in our operations that could result from this litigation. See "Business of New Aetna -- Legal Proceedings."

WE HOLD RESERVES FOR EXPECTED CLAIMS AND THESE ESTIMATES ARE HIGHLY JUDGMENTAL; IF ACTUAL CLAIMS EXCEED RESERVE ESTIMATES (AS THEY HAVE IN PRIOR PERIODS), OUR RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED

     For the health risk business, the liability for the health care costs payable reflects estimates of the ultimate cost of claims that have been incurred but not yet reported or reported but not yet paid. Consistent with industry practice, health care costs payable are estimated periodically, and any resulting

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

adjustments are reflected in the current-period operating results within health care costs. Health care costs payable are based on a number of factors, including those derived from historical claims experience. An extensive degree of judgment is used in this estimation process, considerable variability is inherent in such estimates and the adequacy of the estimate is highly sensitive to changes in medical claims payment patterns and changes in medical cost trends. A worsening of medical cost trend or changes in claim payment patterns from those assumed in estimating health care costs payable would cause these estimates to change, and such changes could be material.

OUR BUSINESS ACTIVITIES ARE HIGHLY REGULATED AND THERE ARE A NUMBER OF CURRENT AND PLANNED INITIATIVES BEING CONSIDERED BY FEDERAL AND STATE GOVERNMENTS; GOVERNMENT REGULATION LIMITS US IN THE CONDUCT OF OUR BUSINESS AND ALSO SUBJECTS US TO ADDITIONAL COSTS IN COMPLYING WITH THE REQUIREMENTS OF GOVERNMENTAL AUTHORITIES; FURTHER REGULATION COULD ALSO MATERIALLY ADVERSELY AFFECT OUR BUSINESS

     Our business is subject to extensive regulation by state and federal governmental authorities. For example, there are a number of federal and state requirements restricting operations of health care plans (particularly HMOs). The federal and many state governments have enacted or are actively considering legislative and regulatory changes related to health products. At this time, we are unable to predict the impact of future changes, although we anticipate that some of these measures, if enacted, could adversely affect health operations through:

     - affecting premium rates,

     - reducing our ability to manage medical costs,

     - increasing medical costs and operating expenses,

     - increasing our exposure to lawsuits,

     - regulating levels and permitted lines of business,

     - imposing financial assessments, and

     - regulating business practices.

     Recently, there has been heightened review by these regulators of the managed health care industry's business practices, including utilization management and claim payment practices. As the largest national managed care organization, we are regularly the subject of such reviews and several such reviews currently are pending, some of which may be resolved during the remainder of 2000. These regulatory reviews could result in changes to or clarifications of our business practices, and could also result in material fines, penalties or other sanctions. Also, our business may be adversely impacted by court and regulatory decisions that expand the interpretations of existing statutes and regulations, impose medical or bad faith liability, increase our responsibilities under ERISA, or reduce the scope of ERISA pre-emption of state law claims.

     It is uncertain whether we can recoup, through higher premiums or other measures, the increased costs of mandated benefits or the other increased costs that may be caused by this legislation or regulation, or by court and regulatory decisions.

     Also, the United States Department of Health and Human Services has issued a series of proposed regulations under the Health Insurance Portability and Accountability Act relating to, among other things, standardized transaction formats and the privacy of member health information. These regulations, only some of which have been finalized, and any corresponding state legislation, will affect our administration of health and related benefit plans. We are currently reviewing the potential impact of the proposed regulations on our operations, including our information technology systems. We expect that we will incur additional expenses in connection with, and that our business could otherwise be adversely affected by, these regulations. These expenses and the impact on our business could be material.

     For more information, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Six Months Ended June 30, 2000 and 1999 -- Health Care -- Outlook" and "Business of New Aetna -- Regulation."

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

WE MAY NEED TO ESTABLISH MATERIAL LIABILITIES RELATED TO OUR STRATEGIC INITIATIVES OR THE EXITING OF SOME OF OUR MEDICARE SERVICE AREAS AND MAY NEED TO WRITE DOWN RELATED ASSETS, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL RESULTS

     We are conducting a comprehensive review of our health care business model and are in the process of implementing a number of strategic initiatives. We are also considering various other initiatives. At the time these initiatives are finally adopted and implemented, we will evaluate the need to establish liabilities related to these strategic changes and we will evaluate whether any impairment related to our assets has occurred. It is reasonably possible that, as a result of the above actions, we will need to establish such liabilities or write down related assets and that such liabilities and write downs could be material.

     In addition, as described above, unless legislative or regulatory changes are made prior to the end of the year to increase payments under Medicare+Choice contracts, we will exit a significant number of our Medicare service areas. We will evaluate the need to establish liabilities related to this exit. Also, we will evaluate whether any impairment related to goodwill still separately identifiable with such Medicare service areas has occurred. Goodwill associated with these Medicare service areas was approximately $275 million at June 30, 2000. If any of these events occurs, our business and results of operations may be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Six Months Ended June 30, 2000 and 1999 -- Health Care -- Health Risk and PHC -- Exiting Medicare Markets" for more information.

IN CONNECTION WITH THE SPIN-OFF AND THE MERGER, WE HAVE AGREED TO BE LIABLE FOR, AND TO INDEMNIFY ING FOR, CERTAIN AETNA LIABILITIES, INCLUDING LIABILITIES NOT RELATED TO OUR HEALTH CARE BUSINESS

     In connection with the spin-off and the merger, we generally will assume all liabilities related to Aetna's health care and large case pensions businesses. In addition, we generally will be responsible for Aetna's liabilities other than those arising out of Aetna's financial services or international businesses. These liabilities generally include the post-retirement pension and other benefits payable to all former Aetna employees, liabilities arising out of significant litigation to which Aetna is a party, all liabilities arising out of certain divestiture transactions consummated by Aetna before the spin-off and tax liabilities relating to, or resulting from the treatment of, the spin-off. We have agreed to indemnify ING for all of these liabilities. Although management believes that it has established reserves and/or obtained insurance sufficient to cover such liabilities as we consider appropriate, we cannot assure you that these liabilities will not be materially in excess of these reserves and insurance. In that case, these liabilities may be materially adverse to our business and results of operations.

OUR BUSINESS IS SUBJECT TO A VARIETY OF OTHER RISKS

     In addition to the risks described above, our business is subject to a number of other risks, including, but not limited to, those described below:

     Adverse publicity regarding managed care can hurt our sales. Adverse publicity of the kind currently occurring regarding managed care may negatively influence members' or employers' decisions to select managed care plans generally or our health plans specifically. This may cause membership to decline, which could materially adversely affect our business or results of operations.

     Government payors can determine premiums. Although we may withdraw from certain Medicare markets, as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Six Months Ended June 30, 2000 and 1999 -- Health Care -- Health Risk and PHC -- Exiting Medicare Markets," we will still have operations in a number of Medicare markets. In government-funded health programs such as Medicare and Medicaid, the government payor determines the premium levels. If the government payor reduces the premium levels or increases premiums by less than our cost increases and we cannot offset these with supplemental premiums and changes in benefit plans, then we could be materially adversely affected. In addition, premiums for certain federal government employee groups are subject to retroactive adjustments by the federal government. These adjustments could materially adversely affect us.

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

     Changes in accreditation of our health plans could affect our competitiveness. Accreditation by independent quality accrediting agencies, such as the National Committee for Quality Assurance, is an important competitive factor for certain of our HMO plans. If our plans were to lose or be denied accreditation, it could adversely affect customer selection of our health products, and, in some jurisdictions, could affect our licensure status.

     Success of our Internet initiatives depends on developing and implementing new and enhanced systems and processes. Development and implementation of our Internet initiatives will require significant investments over the next several years. In addition, we may not achieve the new product development, increases in sales and reductions in expenses that we expect from these initiatives unless we are able to efficiently and cost effectively develop and implement new and enhanced information systems and redesigned business processes.

     Decreases in ratings could adversely impact our business. Certain of our businesses would experience some run off of existing business or have the level of new business negatively impacted if the major ratings agencies do not give a financial strength rating at the relevant subsidiary in the "A" rating category.

     Significant changes in financial markets could affect our earnings. Significant changes in financial markets could impact the level of assets under management and administration in our Large Case Pensions business and, in turn, our level of asset-based fees in that business. For example, significant increases in interest rates or decreases in equity markets would directly affect the level of assets under management and administration and, in addition, may increase the level of withdrawals and decrease the level of deposits by customers. Customers under those circumstances may seek to diversify among asset managers or seek investment alternatives that we do not offer. Significant declines in the value of investments also may affect our ability to pass through investment losses to certain experience-rated customers, whether due to triggering minimum guarantees or other business reasons.

 RISK FACTORS RELATING TO SECURITIES MARKETS AND OWNERSHIP OF NEW AETNA COMMON
                                     STOCK

AFTER THE SPIN-OFF, THERE WILL BE OUTSTANDING A LARGE NUMBER OF EMPLOYEE OPTIONS TO PURCHASE SHARES OF NEW AETNA COMMON STOCK; THE EXISTENCE OF THESE OPTIONS COULD ADVERSELY AFFECT THE PRICE OF NEW AETNA COMMON STOCK.

     Aetna had approximately 19.4 million employee stock options outstanding at September 30, 2000 with exercise prices ranging from $14.83 to $112.63 per share. At September 30, 2000, the closing price per share of Aetna common stock on the NYSE was $58 1/16. These stock options will generally become immediately vested upon the consummation of the spin-off and the merger. Approximately 16.2 million of these stock options will be converted into options of New Aetna with adjustments made to both the number of options and the exercise prices to maintain the intrinsic in- or out-of-the-money value of the related Aetna options; provided that the number of New Aetna options issued following the conversion will not cover more than 45 million shares of New Aetna common stock. The number of New Aetna options issued upon this conversion, the exercise prices of those New Aetna options, and the resultant initial dilution to earnings per share of New Aetna depends, among other things, on the initial price of New Aetna common stock. For example, at an initial New Aetna stock price of $20 per share, there would be approximately 44.5 million New Aetna stock options outstanding with exercise prices ranging from $5.39 to $40.96. As a result, in this example, fully diluted earnings per share (calculated using the treasury stock method of accounting under which all in-the-money stock options are assumed to be exercised and all proceeds from those exercises are assumed to be used to purchase New Aetna common stock in the open market) would initially be below basic earnings per share by approximately 1.6%. Although a significant number of these options are expected to be out-of-the-money at the time of the spin-off, if New Aetna's stock price increases after the spin-off and the merger are consummated, the dilution from these options will increase as more of these options become in-the-money. This example is for illustrative purposes only and is not intended to be a projection of the price at which New Aetna common stock will trade. As noted, New Aetna will take steps to ensure that the number of New Aetna options issued following the conversion of outstanding Aetna options will not cover more than 45 million shares of New Aetna common

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

stock. However, we may issue additional stock options in the future. We expect to use the net proceeds from option exercises to repurchase shares in the open market to seek to mitigate dilution. See "Relationship Among Aetna, New Aetna and ING -- Employee Benefits Agreement" and "Management" for more information.

NEITHER OUR HISTORICAL FINANCIAL INFORMATION NOR OUR PRO FORMA FINANCIAL INFORMATION MAY BE REPRESENTATIVE OF OUR RESULTS AS A SEPARATE COMPANY

     The financial information included in this information statement may not be representative of our results of operations, financial position and cash flows had we operated as a separate, stand-alone entity during the periods presented or of our results of operations, financial position and cash flows in the future. We cannot assure you that the adjustments, allocations and estimates we have made in preparing our historical and pro forma condensed consolidated financial statements appropriately reflect our operations during those periods as if we had in fact operated as a stand-alone entity or what the actual effect of our spin-off from Aetna will be.

NEW AETNA'S STOCK PRICE MAY FLUCTUATE SIGNIFICANTLY FOLLOWING THE SPIN-OFF; SHAREHOLDERS WHO BUY OR SELL NEW AETNA COMMON STOCK MAY LOSE ALL OR PART OF THE VALUE OF THEIR NEW AETNA COMMON STOCK, DEPENDING ON THE PRICE OF NEW AETNA COMMON STOCK FROM TIME TO TIME

     Before           , 2000, there was no public market for New Aetna common
stock. We expect that New Aetna common stock will trade on the New York Stock Exchange under the symbol "AET".

     After the spin-off, trading prices for New Aetna common stock will be established by the public markets -- we have not established a price for New Aetna common stock. An active trading market may not develop or be sustained in the future.

     We cannot predict the prices at which our common stock may trade after the spin-off. The market price of New Aetna common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

     - the inclusion or non-inclusion of New Aetna common stock in various indices, including the S&P 500 Index (as of September 30, 2000, we estimate that approximately 10% of Aetna common stock was held by S&P 500 Index investors, who purchased Aetna common stock solely because of its inclusion in that index);

     - actual or anticipated fluctuations in our operating results;

     - changes in earnings estimated by securities analysts or our ability to meet those estimates;

     - the operating and stock price performance of other comparable companies;

     - overall market fluctuations;

     - developments in the health care industry; and

     - general economic conditions.

     In particular, the realization of any of the risks described in these "Risk Factors" could have a significant and adverse impact on the market price of New Aetna common stock. In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of New Aetna common stock, regardless of our actual performance.

PROVISIONS IN OUR CHARTER DOCUMENTS AND OUR RIGHTS PLAN AND OF PENNSYLVANIA LAW MAY DELAY OR PREVENT AN UNSOLICITED TAKEOVER EFFORT TO ACQUIRE US, WHICH COULD INHIBIT YOUR ABILITY TO RECEIVE AN ACQUISITION PREMIUM FOR YOUR SHARES OF NEW AETNA COMMON STOCK

     Provisions of our articles of incorporation, bylaws and rights plan and of Pennsylvania law may delay or prevent an unsolicited takeover effort to acquire us on terms that holders of New Aetna common stock may consider to be favorable. For more detail on these provisions, see "Description of New Aetna Capital
Stock -- Certain Antitakeover Provisions."

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

                 SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this information statement, including in the sections entitled "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, benefits resulting from the spin-off and the merger, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believe," "expect," "plan," "intend," "anticipate," "estimate," "predict," "potential," "continue," "may," "will," "should" or the negative of these terms or similar expressions.

     Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this information statement.

     The risk factors discussed in "Risk Factors" could cause our results to differ materially from those expressed in forward-looking statements. There may also be other risks that we are unable to predict at this time.

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

                                  THE SPIN-OFF

GENERAL

     Aetna will effect the spin-off on or about           , 2000 by distributing
on a pro rata basis all the shares (          shares) of New Aetna common stock
to holders of record of Aetna common stock at the close of business on that date. The record date and the distribution date for the spin-off will be the same date; that date will also be the closing date for the merger. The shares of New Aetna common stock will be validly issued, fully paid and nonassessable, and the holders of these shares will not be entitled to preemptive rights. See "Description of New Aetna Capital Stock." Each record holder of Aetna common stock will receive one share of New Aetna common stock for each share of Aetna common stock held at the close of business on the record date. Aetna shareholders holding fractional shares through the DirectSERVICE Investment Program will receive an equal number of fractional shares of New Aetna common stock in the spin-off.

     Concurrently with the spin-off, New Aetna will be named "Aetna Inc."

     Since New Aetna common stock will be issued as uncertificated shares registered in book-entry form through the direct registration system, no certificates representing your shares of New Aetna will be mailed to you in the ordinary course. Your book-entry shares will be held with the New Aetna transfer agent and registrar, EquiServe Trust Company, N.A., which serves as the official record keeper for New Aetna common stock. Under the direct registration system, instead of receiving stock certificates, you will receive an account statement reflecting your ownership interest in shares of New Aetna common stock. If at any time you want to receive a physical certificate evidencing your shares of New Aetna common stock, you may do so by contacting the New Aetna transfer agent and registrar.

     For those holders of Aetna common stock who hold their shares through a broker, bank or other nominee, EquiServe Trust Company, N.A. will credit the shares of New Aetna common stock to the accounts of those nominees who are registered holders, who, in turn, will credit their customers' accounts with their proportionate number of the shares of New Aetna common stock. We and Aetna anticipate that brokers, banks and other nominees will generally credit their customers' accounts with New Aetna common stock on or shortly after the distribution date.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO AETNA SHAREHOLDERS OF THE SPIN-OFF AND THE MERGER

     In the opinion of Davis Polk & Wardwell, the following discussion summarizes the material United States federal income tax consequences to Aetna shareholders of the spin-off and the merger. This discussion is based on the law as currently in effect. This discussion does not address all of the tax consequences that may be relevant to an Aetna shareholder in light of its particular circumstances or to Aetna shareholders subject to special rules, such as financial institutions, broker-dealers, tax-exempt organizations, shareholders that hold their shares of Aetna common stock as part of a straddle or a hedging or conversion transaction and shareholders who acquired their shares of Aetna common stock through the exercise of an employee stock option or otherwise as compensation.

     Aetna shareholders are urged to consult their own tax advisors as to the particular tax consequences to them of the spin-off and the merger, including the effect of United States state and local tax laws or foreign tax laws.

     A United States holder refers to:

     - a citizen or resident of the United States,

     - a corporation or other entity created or organized in the United States or under the laws of the United States or of any political subdivision of the United States, or

     - an estate or trust, the income of which is includible in gross income for federal income tax purposes regardless of its source.

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

     A non-United States holder refers to an Aetna shareholder that is not a United States holder.

  UNITED STATES HOLDERS

     The receipt by a United States holder of cash and shares of New Aetna common stock will be a taxable transaction for United States federal income tax purposes. An Aetna shareholder that is a United States holder will recognize gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value, on the date of the spin-off and the merger, of the shares of New Aetna common stock received by the Aetna shareholder, and (ii) the Aetna shareholder's tax basis in the shares of Aetna common stock surrendered. That gain or loss will be a capital gain or loss if the shares of Aetna common stock are held as a capital asset by the Aetna shareholder, and will be long-term capital gain or loss if the shares of Aetna common stock have been held for more than one year.

     An Aetna shareholder that is a United States holder may be subject to backup withholding at a rate of 31% unless, at the time it surrenders shares of Aetna common stock, it provides its taxpayer identification number and certifies that the number is correct or properly certifies that it is awaiting a taxpayer identification number, or unless an exemption is demonstrated to apply. Backup withholding is not an additional tax. Amounts so withheld can be refunded or credited against the federal income tax liability of the United States holder, provided appropriate information is forwarded to the IRS.

  NON-UNITED STATES HOLDERS

     An Aetna shareholder that is a non-United States holder will not be subject to United States federal income tax on any gain realized on the receipt of cash and shares of New Aetna common stock unless:

     - the gain is effectively connected with a trade or business in the United States of that non-United States holder,

     - that non-United States holder is a non-resident alien individual who holds the shares of Aetna common stock as a capital asset and who is present in the United States for 183 or more days during the calendar year in which the transaction is completed, and certain other conditions are met, or

     - that non-United States holder is subject to tax under the provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the "Code"), on the taxation of United States expatriates.

     Information reporting and backup withholding imposed at a rate of 31% may apply under specified circumstances unless, at the time the non-United States holder surrenders shares of Aetna common stock, it certifies as to its foreign status or otherwise establishes an exemption. Backup withholding is not an additional tax. Amounts so withheld can be refunded or credited against the federal income tax liability of the non-United States holder, provided appropriate information is forwarded to the IRS.

     For a description of the agreement under which we and Aetna have provided for tax sharing and other tax matters, see "Relationship Among Aetna, New Aetna and ING -- Tax Sharing Agreement."

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

                          CAPITALIZATION OF NEW AETNA

     The following table sets forth the consolidated debt and capitalization of New Aetna at June 30, 2000 (1) on a historical basis, (2) on a pro forma basis to give effect to the spin-off and the merger and (3) on a pro forma as adjusted basis to reflect the projected issuance of short- and long-term debt to refinance all of the short-term debt expected to be outstanding at the time of the spin-off and to fund transaction-related expenses and to be used for general corporate purposes. You should read this table in conjunction with the information located under the heading "Unaudited Pro Forma Condensed Consolidated Financial Statements" and the consolidated condensed financial statements of New Aetna and related notes, included elsewhere in this information statement. These pro forma and pro forma as adjusted amounts may not be indicative of our actual results. You should not construe this pro forma and pro forma as adjusted information to be indicative of our results of operations or financial position at the time of the spin-off and the merger. This pro forma and pro forma as adjusted information also does not project the results of operations or financial position for any future period or date.

                                                                       AT JUNE 30, 2000
                                                           ----------------------------------------
                                                                                       PRO FORMA
                                                           HISTORICAL   PRO FORMA   AS ADJUSTED (1)
                                                           ----------   ---------   ---------------
                                                                          (MILLIONS)
Short-term debt..........................................  $ 1,342.6    $ 1,468.5   $         500.0
                                                           =========    =========   ===============
Long-term debt...........................................  $ 2,094.2    $     1.6   $       1,500.0
                                                           ---------    ---------   ---------------
Shareholder's equity:
  Common stock and additional paid-in capital............    3,735.2      3,852.1           3,852.1
  Retained earnings......................................    7,709.1      6,491.2           6,261.3
  Accumulated other comprehensive loss...................     (484.2)       (57.3)            (57.3)
                                                           ---------    ---------   ---------------
          Total shareholder's equity.....................   10,960.1     10,286.0          10,056.1
                                                           ---------    ---------   ---------------
          Total capitalization...........................  $13,054.3    $10,287.6   $      11,556.1
                                                           =========    =========   ===============

---------------
(1) We have assumed a pro forma as adjusted total debt level of approximately $2.0 billion immediately following the spin-off and the merger. The actual amount of debt outstanding following the consummation of the spin-off and the merger may differ from this projected amount and such difference may be material. We have assumed an annual blended interest rate of approximately 9.45% on the total debt projected to be outstanding; we cannot assure you, however, that our actual interest rate will not be higher or lower than this projected rate. A 1/2% change to the annual blended interest rate would change pre-tax interest expense by about $5.0 million for the six months ended June 30, 2000 and $10.0 million for the year ended December 31, 1999. Pro forma as adjusted shareholder's equity has been reduced for the after-tax impact of the transaction-related expenses funded by increased borrowing referred to above.

                                DIVIDEND POLICY

     Our board of directors currently intends that we use excess cash flow to repurchase shares or pay down debt, and, as a result, we currently expect that initially New Aetna will pay a minimal quarterly dividend. The actual dividend rate for New Aetna common stock will be determined at a later date. The first dividend is expected to be paid in the first quarter of 2001. Our board will be free to change our dividend practices at any time. The board will base its decisions on, among other things, general business conditions, our financial results, contractual, legal and regulatory restrictions regarding dividend payments by our subsidiaries, practices of peer companies and any other factors the board may consider to be relevant.

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data have been prepared using the historical basis in the assets and liabilities and historical results of operations of the businesses that will comprise New Aetna for and as of the end of each respective period. The historical consolidated statement of income data set forth below do not reflect many significant changes that will occur in the operations and capitalization of our company as a result of the spin-off and the merger. Before the spin-off, we operated as part of Aetna. Because the data reflect periods during which we did not operate as an independent company, the data may not reflect the results of operations or the financial condition which would have resulted if we had operated as a separate, independent company during the periods shown. In addition, the data may not necessarily be indicative of our future results of operations or financial position.

     The selected consolidated financial data should be read in conjunction with, and are qualified by reference to, "Summary," "Capitalization," "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes included elsewhere in this information statement. The consolidated statement of income data for each of the years in the three-year period ended December 31, 1999, and the consolidated balance sheet data as of December 31, 1999 and 1998, are derived from the audited consolidated financial statements included elsewhere in this information statement, and should be read in conjunction with those consolidated financial statements and the accompanying notes. The consolidated statement of income data for the years ended December 31, 1996 and 1995 and the consolidated balance sheet data as of December 31, 1997, 1996 and 1995 are derived from, and qualified by reference to, audited consolidated financial statements which are not included in this information statement. The consolidated statement of income data for the six months ended June 30, 2000 and 1999, and the consolidated balance sheet data as of June 30, 2000 and 1999, are derived from the unaudited consolidated financial statements included elsewhere in this information statement and should be read in conjunction with those consolidated financial statements and the accompanying condensed notes, which, in our opinion, have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations during those periods and as of those dates. Results for the six months ended June 30, 2000 are not necessarily indicative of results that may be expected for the year ended December 31, 2000.

     The financial information presented below may not reflect what our results of operations, financial position and cash flows would have been had we operated as a separate, stand-alone entity during the periods presented or what our results of operations, financial position and cash flows will be in the future.

                                SIX MONTHS ENDED
                                    JUNE 30,                           YEAR ENDED DECEMBER 31,
                              ---------------------   ---------------------------------------------------------
                                2000        1999        1999        1998        1997      1996 (2)      1995
                              ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                 (MILLIONS)
INCOME STATEMENT DATA:
Total revenue...............  $13,444.0   $ 9,522.5   $22,109.7   $16,589.0   $14,674.4   $11,820.8   $ 9,888.8
                              =========   =========   =========   =========   =========   =========   =========
Income (loss) from
  continuing operations
  (1).......................  $   181.1   $   211.4   $   399.4   $   450.4   $   525.7   $   (44.7)  $   225.3
                              =========   =========   =========   =========   =========   =========   =========
BALANCE SHEET DATA:
Total assets................  $51,051.2   $47,698.3   $51,981.4   $53,217.0   $49,724.2   $54,795.4   $52,430.5
                              =========   =========   =========   =========   =========   =========   =========
Debt:
  Short-term................  $ 1,342.6   $ 1,139.3   $ 1,725.0   $ 1,370.1   $   163.3   $   244.2   $   266.8
  Long-term.................    2,094.2     1,593.6     2,093.9     1,593.3     1,892.1     1,991.1       794.6
                              ---------   ---------   ---------   ---------   ---------   ---------   ---------
          Total debt........  $ 3,436.8   $ 2,732.9   $ 3,818.9   $ 2,963.4   $ 2,055.4   $ 2,235.3   $ 1,061.4
                              =========   =========   =========   =========   =========   =========   =========
Shareholder's equity........  $10,960.1   $11,312.2   $10,703.2   $11,429.5   $11,082.0   $10,901.6   $ 7,272.8
                              =========   =========   =========   =========   =========   =========   =========

---------------
(1) Income (loss) from continuing operations includes an after-tax benefit from the reduction of loss on discontinued products as follows: six months ended June 30, 2000 and 1999 ($94.9 million and $50.2 million, respectively); year ended December 31, 1999, 1998, 1997, 1996 ($50.2 million, $44.2 million,
    $108.4 million, $131.5 million, respectively) and a severance and facilities reserve reduction for the year ended December 31, 1997 ($29.3 million).

(2) Loss from continuing operations for the year ended December 31, 1996 includes an after-tax severance and facilities charge of $530.2 million.

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated statements of income of New Aetna for the six months ended June 30, 2000 and June 30, 1999 and the twelve months ended December 31, 1999 present results for New Aetna as if each of the following events (as contemplated by the merger agreement with ING (the "Agreement")) had occurred as of January 1, 1999. The accompanying unaudited pro forma condensed consolidated balance sheet for New Aetna as of June 30, 2000 gives effect to the following events as if they occurred on June 30, 2000.

     - The sale of Aetna's financial services and international businesses (discontinued operations) to ING as set forth in the Agreement;

     - The retention of certain long-term debt by Aetna upon the sale of Aetna to ING;

     - Adjustments for the transfer of certain assets and liabilities as set forth in the Agreement; and

     - The retention of the master lease agreement related to the CityPlace office facility (Hartford, Connecticut) by Aetna upon the sale of Aetna to ING.

     Management believes that the assumptions used provide a reasonable basis on which to present the pro forma condensed consolidated financial statements. New Aetna is providing the unaudited pro forma condensed consolidated financial statements to you for informational purposes only. You should not construe them to be indicative of New Aetna's results of operations or financial position had the transactions and events described above been consummated on the dates assumed. These pro forma condensed consolidated financial statements also do not project the results of operations or financial position for any future period or date.

     Except as indicated in the notes thereto, the pro forma condensed consolidated financial statements do not reflect any severance, nonrecurring or unusual charges that may be incurred as a result of the Agreement. New Aetna expects that it will incur certain one-time costs associated with the Agreement and transactions contemplated by the Agreement directly related to the consummation of the spin-off and the merger. These costs are currently estimated to be approximately $200 million to $250 million after tax. See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income and Balance Sheet.

     These unaudited pro forma condensed consolidated financial statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited historical financial statements and the related notes included elsewhere in this information statement.

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

                                   NEW AETNA

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                  (UNAUDITED)

                                                    NEW AETNA       SALE RELATED       NEW AETNA
                                                    HISTORICAL      ADJUSTMENTS        PRO FORMA
                                                    ----------      ------------      ------------
                                                     (MILLIONS, EXCEPT SHARE AND PER SHARE DATA)
Revenue:
  Health care premiums............................  $10,909.0       $         --      $   10,909.0
  Other premiums..................................      738.3                 --             738.3
  Administrative service only fees................      980.4                 --             980.4
  Net investment income...........................      811.3                 --             811.3
  Other income....................................       46.2                 --              46.2
  Net realized capital losses.....................      (41.2)                --             (41.2)
                                                    ---------       ------------      ------------
Total revenue.....................................   13,444.0                 --          13,444.0
                                                    ---------       ------------      ------------
Benefits and expenses:
  Health care costs...............................    9,432.9                 --           9,432.9
  Current and future benefits.....................    1,101.9                 --           1,101.9
  Operating expenses:
     Salaries and related benefits................    1,160.6                 --           1,160.6
     Other........................................    1,223.1               (7.0)(a)       1,216.1
  Interest expense................................      125.1              (71.7)(b)          53.4
  Amortization of goodwill and other acquired
     intangible assets............................      218.4                 --             218.4
  Reduction of loss on discontinued products......     (146.0)                --            (146.0)
                                                    ---------       ------------      ------------
Total benefits and expenses.......................   13,116.0              (78.7)         13,037.3
                                                    ---------       ------------      ------------
Income from continuing operations before income
  taxes...........................................      328.0               78.7             406.7
Income taxes......................................      146.9               27.5(c)          174.4
                                                    ---------       ------------      ------------
Income from continuing operations.................  $   181.1       $       51.2      $      232.3
                                                    =========       ============      ============
Basic income per share from continuing
  operations......................................                                    $       1.65(d)
                                                                                      ============
Diluted income per share from continuing
  operations......................................                                    $       1.63(d)
                                                                                      ============
Adjusted weighted average number of shares of
  common stock outstanding -- diluted.............                                     142,672,630(d)
                                                                                      ============

 See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income.

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

                                   NEW AETNA
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)

                                                    NEW AETNA       SALE RELATED       NEW AETNA
                                                    HISTORICAL      ADJUSTMENTS        PRO FORMA
                                                    ----------      ------------      ------------
                                                     (MILLIONS, EXCEPT SHARE AND PER SHARE DATA)
Revenue:
  Health care premiums............................   $7,158.9       $         --      $    7,158.9
  Other premiums..................................      760.2                 --             760.2
  Administrative service only fees................      728.2                 --             728.2
  Net investment income...........................      796.7                 --             796.7
  Other income....................................       60.3                 --              60.3
  Net realized capital gains......................       18.2                 --              18.2
                                                     --------       ------------      ------------
Total revenue.....................................    9,522.5                 --           9,522.5
                                                     --------       ------------      ------------
Benefits and expenses:
  Health care costs...............................    6,091.6                 --           6,091.6
  Current and future benefits.....................    1,160.6                 --           1,160.6
  Operating expenses:
     Salaries and related benefits................      793.6                 --             793.6
     Other........................................      849.1               (7.6)(a)         841.5
  Interest expense................................      107.1              (82.4)(b)          24.7
  Amortization of goodwill and other acquired
     intangible assets............................      203.8                 --             203.8
  Reduction of loss on discontinued products......      (77.2)                --             (77.2)
                                                     --------       ------------      ------------
Total benefits and expenses.......................    9,128.6              (90.0)          9,038.6
                                                     --------       ------------      ------------
Income from continuing operations before income
  taxes...........................................      393.9               90.0             483.9
Income taxes......................................      182.5               31.5(c)          214.0
                                                     --------       ------------      ------------
Income from continuing operations.................   $  211.4       $       58.5      $      269.9
                                                     ========       ============      ============
Basic income per share from continuing
  operations......................................                                    $       1.91(d)
                                                                                      ============
Diluted income per share from continuing
  operations......................................                                    $       1.90(d)
                                                                                      ============
Adjusted weighted average number of shares of
  common stock outstanding -- diluted.............                                     142,318,019(d)
                                                                                      ============

 See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income.

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

                                   NEW AETNA
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                  (UNAUDITED)

                                                    NEW AETNA       SALE RELATED       NEW AETNA
                                                    HISTORICAL      ADJUSTMENTS        PRO FORMA
                                                    ----------      ------------      ------------
                                                     (MILLIONS, EXCEPT SHARE AND PER SHARE DATA)
Revenue:
  Health care premiums............................  $17,145.7       $         --      $   17,145.7
  Other premiums..................................    1,495.8                 --           1,495.8
  Administrative service only fees................    1,674.5                 --           1,674.5
  Net investment income...........................    1,601.8                 --           1,601.8
  Other income....................................      129.4                 --             129.4
  Net realized capital gains......................       62.5                 --              62.5
                                                    ---------       ------------      ------------
Total revenue.....................................   22,109.7                 --          22,109.7
                                                    ---------       ------------      ------------
Benefits and expenses:
  Health care costs...............................   14,641.0                 --          14,641.0
  Current and future benefits.....................    2,231.0                 --           2,231.0
  Operating expenses:
     Salaries and related benefits................    1,866.2                 --           1,866.2
     Other........................................    2,050.8              (14.0)(a)       2,036.8
  Interest expense................................      232.7             (170.5)(b)          62.2
  Amortization of goodwill and other acquired
     intangible assets............................      420.4                 --             420.4
  Reduction of loss on discontinued products......      (77.2)                --             (77.2)
                                                    ---------       ------------      ------------
Total benefits and expenses.......................   21,364.9             (184.5)         21,180.4
                                                    ---------       ------------      ------------
Income from continuing operations before income
  taxes...........................................      744.8              184.5             929.3
Income taxes......................................      345.4               64.6(c)          410.0
                                                    ---------       ------------      ------------
Income from continuing operations.................  $   399.4       $      119.9      $      519.3
                                                    =========       ============      ============
Basic income per share from continuing
  operations......................................                                    $       3.60(d)
                                                                                      ============
Diluted income per share from continuing
  operations......................................                                    $       3.57(d)
                                                                                      ============
Adjusted weighted average number of shares of
  common stock outstanding -- diluted.............                                     145,328,519(d)
                                                                                      ============

 See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income.

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

                          NOTES TO UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

1. The following is a summary of the adjustments reflected in the unaudited pro forma condensed consolidated statements of income:

  a. A decrease in operating expenses to exclude expenses related to the master lease agreement on the CityPlace office facility which is being retained by Aetna upon the sale of Aetna to ING;

  b. A reduction of interest expense related to long-term debt outstanding for the period, given the retention of certain long-term debt by Aetna upon the sale of Aetna to ING; and

  c. The recognition of income tax impacts on the pro forma adjustments at the U.S. statutory rate of 35%.

  d. Pro forma net income per share is based on pro forma income and an assumed weighted average number of shares outstanding as a result of the Agreement, including the spin-off. The number of weighted average shares outstanding is as follows:

                                                          SIX MONTHS ENDED JUNE 30,    YEAR ENDED
                                                          -------------------------   DECEMBER 31,
                                                             2000          1999           1999
                                                          -----------   -----------   ------------
      Weighted average common shares -- basic (1).......  141,128,421   141,140,347   144,118,961
                                                          ===========   ===========   ===========
      Weighted average common shares -- diluted (2).....  142,672,630   142,318,019   145,328,519
                                                          ===========   ===========   ===========

---------------
     (1) Based on one share of New Aetna common stock issued for each share of Aetna common stock.

     (2) Excludes adjustments related to the settlement or rollover of stock options and common stock equivalents for incentive units, as they would not have materially affected weighted average shares outstanding in any period.

2. The unaudited pro forma condensed consolidated statements of income do not give effect to:

  a. Any one-time costs to be incurred to complete the Agreement. Such amounts are currently estimated to be approximately $200 million to $250 million after tax and relate to: payments for certain compensation-related arrangements; costs for outside financial and legal advisers; income taxes related to legal entity realignment pursuant to the Agreement; costs for insurance related to New Aetna's indemnification of certain Aetna liabilities; payments for the settlement of certain Aetna employee stock options held by individuals who will become employees of ING; and various other expenses related to the change in control of Aetna.

  b. Any severance costs to be incurred as a result of the Agreement. Such amounts are not currently estimable.

  c. Any other nonrecurring or unusual charges that may be incurred subsequently, as a result of the merger or otherwise. Such amounts are not currently estimable. See "Risk Factors" for more information.

  d. Any reduction in operating expenses related to corporate overhead that may be reduced in the future as a result of the spin-off and the merger and related charges.

  e. Any adjustments to interest expense to reflect that, subsequent to the spin-off and the merger, New Aetna is expected to have a capital structure different from the capital structure shown in the unaudited pro forma condensed consolidated balance sheet and accordingly, interest expense reflected in the unaudited pro forma condensed consolidated statements of income is not necessarily indicative of the interest expense that New Aetna would have incurred as a separate, independent company. Subsequent to the spin-off, it is anticipated that indebtedness will increase. See "Summary" for more information.

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

       NEW AETNA UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 2000
                                  (UNAUDITED)

                                                                                 SALE
                                                    NEW AETNA    LESS: SOLD     RELATED             NEW AETNA
                                                    HISTORICAL   BUSINESSES   ADJUSTMENTS           PRO FORMA
                                                    ----------   ----------   -----------           ---------
                                                                           (MILLIONS)
ASSETS
Current assets:
  Cash and cash equivalents.......................  $ 1,812.8    $      --     $    (4.1)(a)        $ 1,808.7
  Investment securities...........................   14,763.8           --          (3.6)(a)         14,760.2
  Other investments...............................      410.5           --            --                410.5
  Premiums receivable, net........................      849.4           --            --                849.4
  Other receivables, net..........................      807.2           --            --                807.2
  Accrued investment income.......................      269.8           --          (0.1)(a)            269.7
  Investments under securities loan agreement.....      701.5           --            --                701.5
  Deferred income taxes...........................      156.8           --           6.7(a/d)           163.5
  Other assets....................................      311.5           --            --                311.5
                                                    ---------    ---------     ---------            ---------
Total current assets..............................   20,083.3           --          (1.1)            20,082.2
                                                    ---------    ---------     ---------            ---------
Long-term investments.............................      955.9           --            --                955.9
Mortgage loans....................................    2,040.3           --            --              2,040.3
Investment real estate............................      295.5           --            --                295.5
Reinsurance recoverables..........................      818.2           --            --                818.2
Goodwill and other acquired intangible assets,
  net.............................................    8,188.1           --            --              8,188.1
Property and equipment, net.......................      450.5           --            --                450.5
Deferred income taxes.............................      256.4           --            --                256.4
Other assets......................................      255.0           --         (20.2)(a)            234.8
Separate accounts assets..........................   14,784.8           --            --             14,784.8
Net assets of discontinued operations.............    2,923.2     (2,923.2)           --                   --
                                                    ---------    ---------     ---------            ---------
Total assets......................................  $51,051.2    $(2,923.2)    $   (21.3)           $48,106.7
                                                    =========    =========     =========            =========
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Health care costs payable.......................  $ 3,094.7    $      --     $      --            $ 3,094.7
  Future policy benefits..........................      995.5           --            --                995.5
  Unpaid claims...................................      456.4           --            --                456.4
  Unearned premiums...............................      400.5           --            --                400.5
  Policyholders' funds............................      940.0           --            --                940.0
  Payable under securities loan agreement.........      701.5           --            --                701.5
  Short-term debt.................................    1,342.6           --         125.9(b)           1,468.5
  Income taxes payable............................      223.4           --            --                223.4
  Accrued expenses and other liabilities..........    1,655.7           --            --              1,655.7
                                                    ---------    ---------     ---------            ---------
Total current liabilities.........................    9,810.3           --         125.9              9,936.2
                                                    ---------    ---------     ---------            ---------
Future policy benefits............................    8,222.7           --            --              8,222.7
Unpaid claims.....................................    1,277.3           --            --              1,277.3
Policyholders' funds..............................    3,031.8           --            --              3,031.8
Long-term debt....................................    2,094.2           --      (2,092.6)(b)              1.6
Other liabilities.................................      870.0           --        (303.7)(a/c/d)        566.3
Separate accounts liabilities.....................   14,784.8           --            --             14,784.8
                                                    ---------    ---------     ---------            ---------
Total liabilities.................................   40,091.1           --      (2,270.4)            37,820.7
                                                    ---------    ---------     ---------            ---------
Shareholder's equity:
  Common stock and additional paid-in capital.....    3,735.2     (2,132.2)      2,249.1(e)           3,852.1
  Accumulated other comprehensive loss............     (484.2)       426.9            --                (57.3)
  Retained earnings...............................    7,709.1     (1,217.9)           --              6,491.2
                                                    ---------    ---------     ---------            ---------
Total shareholder's equity........................   10,960.1     (2,923.2)      2,249.1             10,286.0
                                                    ---------    ---------     ---------            ---------
Total liabilities and shareholder's equity........  $51,051.2    $(2,923.2)    $   (21.3)           $48,106.7
                                                    =========    =========     =========            =========

     See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet.

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

1. The following is a summary of the adjustments reflected in the unaudited pro forma condensed consolidated balance sheet to give effect to:

  a. Adjustment for certain assets and liabilities pursuant to the Agreement as follows:

     - Decrease investment securities by $3.6 million for amounts to be retained by Aetna upon the sale of Aetna to ING;

     - Decrease cash and cash equivalents by $4.1 million for funding of certain employee benefit related plans;

     - Decrease accrued investment income by $0.1 million for amounts related to investment securities to be retained by Aetna upon the sale of Aetna to ING;

     - Decrease deferred income taxes by $11.7 million related to liabilities to be retained by Aetna upon the sale of Aetna to ING;

     - Decrease other liabilities by $96.0 million for liabilities to be retained by Aetna upon the sale of Aetna to ING (primarily accrued interest payable on long-term debt); and

     - Decrease other assets by $20.2 million for deferred debt issuance costs related to the long-term debt to be retained by Aetna upon the sale of Aetna to ING.

  b. A decrease in long-term debt, given the retention of certain long-term debt by Aetna upon the sale of Aetna to ING, and an increase in short-term debt, to reflect the retention of substantially all such debt by New Aetna;

  c. A decrease in other liabilities of $260.4 million related to the master lease agreement on the CityPlace office facility which is being retained by Aetna upon the sale of Aetna to ING;

  d. An increase in other liabilities by $52.7 million (and a related deferred tax asset of $18.4 million) relating to postretirement employee benefit liabilities retained by New Aetna pursuant to the Agreement; and

  e. Corresponding adjustments to the net equity of New Aetna.

2. The unaudited pro forma condensed consolidated balance sheet does not give effect to liabilities that may result due to:

  a. Any one-time costs to be incurred to complete the Agreement. Such amounts are currently estimated to be approximately $200 million to $250 million after tax and relate to: payments for certain compensation-related arrangements; costs for outside financial and legal advisers; income taxes related to legal entity realignment pursuant to the Agreement; costs for insurance related to New Aetna's indemnification of certain Aetna liabilities; payments for the settlement of certain Aetna employee stock options held by individuals who will become employees of ING; and various other expenses related to the change in control of Aetna.

  b. Any severance costs to be incurred as a result of the Agreement. Such amounts are not currently estimable.

  c. Any other nonrecurring or unusual charges that may be incurred subsequently, as a result of the merger or otherwise. Such amounts are not currently estimable. See "Risk Factors" for more information.

  d. Any adjustments to debt outstanding to reflect that, subsequent to the spin-off and the merger, New Aetna is expected to have a capital structure different from the capital structure shown in the unaudited pro forma condensed consolidated balance sheet and accordingly, interest expense reflected in the unaudited pro forma condensed consolidated statements of income is not necessarily indicative of the interest expense that New Aetna would have incurred as a separate, independent company. As a result of the spin-off, it is anticipated that indebtedness will increase. See "Summary" for more information.

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     This section should be read in conjunction with the consolidated financial statements and other data presented herein, as well as the section entitled "Risk Factors."

OVERVIEW

     The consolidated financial information presented herein includes the accounts of Aetna U.S. Healthcare Inc. and the other operations that will comprise New Aetna. New Aetna is currently a wholly-owned subsidiary of Aetna.

     On July 20, 2000, Aetna announced that it had reached a definitive agreement to sell its financial services and international businesses to ING and, in an integrated transaction, that it planned to spin-off New Aetna, a standalone health company comprised of the Health Care (including the group life and disability insurance products) and the Large Case Pensions businesses, to its shareholders.

     The businesses to be sold to ING are reflected as discontinued operations, since New Aetna will be the successor of Aetna for accounting purposes. Refer to
Note 11 of Condensed Notes to Interim Consolidated Financial Statements and Note 17 of Notes to Consolidated Financial Statements for further discussion of discontinued operations.

     New Aetna and ING have entered into a number of agreements in connection with the spin-off. These agreements effect the spin-off and the merger and also provide a framework for the ongoing relationship with ING, including some transitional arrangements. See "Relationship Among Aetna, New Aetna and ING."

     Health Care provides a full spectrum of health and dental products (managed care and indemnity) and group insurance products (life, disability and long-term care) in the United States on both an insured and an employer-funded basis. Under insured plans, New Aetna assumes all or a majority of health care cost, utilization, mortality, morbidity or other risk depending on the product. Under employer-funded plans, the plan sponsor, and not New Aetna, assumes all or a majority of these risks. Health Care consists of (i) Health Risk and PHC and
(ii) Group Insurance and Other Health. New Aetna acquired the Prudential health care business on August 6, 1999. Refer to "-- Acquisitions and Dispositions" for further information on this acquisition. Health Risk and PHC include health and dental plans offered on an employer-funded basis and the results of servicing Prudential's administrative services only ("ASO") business. Health plans include health maintenance organization ("HMO"), point-of-service ("POS"), preferred provider organization ("PPO") and indemnity products. Group Insurance and Other Health includes group life and disability insurance and long-term care insurance, offered on both an insured and employer-funded basis, and all health plans offered on an employer-funded basis (excluding the Prudential ASO business).

     Large Case Pensions manages a variety of retirement products, including pension and annuity products, offered to IRC Section 401 qualified defined benefit and defined contribution plans. Contracts provide nonguaranteed, partially guaranteed (experience-rated) and fully guaranteed investment options. The majority of Large Case Pensions' products provide contractholders with a vehicle for investments under which the contractholders assume the investment risk as well as the benefit of favorable performance. Large Case Pensions earns a management fee on these accounts. In 1993, Large Case Pensions discontinued its fully guaranteed large case pension products.

     The consolidated financial statements reflect the results of operations, financial position, changes in shareholder's equity and cash flows of the Health Care and Large Case Pensions businesses that will be spun-off from Aetna to New Aetna (refer to Note 11 of Condensed Notes to Interim Consolidated Financial Statements and Note 17 of Notes to Consolidated Financial Statements) as if New Aetna were a separate entity for all periods presented. The consolidated financial statements have been prepared using the historical basis in the assets and liabilities and historical results of operations related to the Health Care and Large Case Pensions businesses. Changes in shareholder's equity represent net income of New

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

Aetna plus net cash transfers to or from Aetna. Additionally, the consolidated financial statements include allocations of certain Aetna corporate assets and liabilities (including prepaid pension assets, debt and benefit obligations, pension and post-retirement benefits) and expenses relating to both the Health Care and Large Case Pensions businesses that will be transferred to New Aetna as well as to those businesses presented as discontinued operations. Management believes these allocations are reasonable. Refer to Note 2 of Notes to Consolidated Financial Statements for additional discussion of assumptions used by management and allocations made for New Aetna consolidated financial statements.

     The liabilities of New Aetna include outstanding third party indebtedness. The amount of the outstanding third party indebtedness and related interest expense associated with such debt have been allocated to New Aetna as well as to those businesses presented as discontinued operations based on allocations which management believes are reasonable.

     The costs of services allocated to New Aetna are not necessarily indicative of the costs that would have been incurred if New Aetna had performed these functions as a stand-alone entity. Subsequent to the spin-off, New Aetna will perform these functions using its own resources or purchased services and will be responsible for the costs and expenses associated with the management of a public company. Furthermore, New Aetna is expected to have a capital structure different from the capital structure reflected in the consolidated financial statements and accordingly, interest expense is not necessarily indicative of the interest expense that New Aetna would have incurred as a separate, independent company.

     Income tax expense was calculated as if New Aetna filed separate income tax returns. As Aetna manages its tax position on a consolidated basis, which takes into account the results of all its businesses, New Aetna's effective tax rate in the future could vary from its historical effective tax rate. New Aetna's future effective tax rate will largely depend on its structure and strategies as a separate, independent company.

     Accordingly, the financial information included herein may not necessarily reflect the consolidated results of operations, financial position, changes in shareholder's equity and cash flows of New Aetna in the future or what they would have been had it been a separate, stand-alone entity during the periods presented.

  ACQUISITIONS AND DISPOSITIONS

     Acquisition of Prudential Health Care Business

     On August 6, 1999, New Aetna acquired from The Prudential Insurance Company of America ("Prudential") the Prudential health care business ("PHC") for approximately $1 billion. Included in the acquisition were PHC's risk HMO, POS, PPO and Indemnity health lines, as well as its dental risk business. The transaction was financed by issuing $500 million of three-year senior notes to Prudential and by using funds made available from the issuance of commercial paper. Refer to "-- Liquidity and Capital Resources" and Note 2 of Notes to Consolidated Financial Statements for further discussion regarding the allocation of Aetna debt to New Aetna. New Aetna also agreed to service Prudential's ASO business. Since the closing, New Aetna's results have been affected by, among other things, the operating results of PHC, the costs of financing the transaction and the amortization of goodwill and other acquired intangible assets created as a result of the transaction. Refer to Note 3 of Notes to Consolidated Financial Statements for further discussion.

     Sale of NYLCare Texas

     In connection with the PHC acquisition, New Aetna agreed with the U.S. Department of Justice and the State of Texas to divest certain Texas HMO/POS and other related businesses ("NYLCare Texas") acquired by New Aetna as part of a 1998 acquisition of New York Life Insurance Company's health care business ("NYLCare"). Pursuant to this agreement, on March 31, 2000, New Aetna completed the sale of NYLCare Texas to Blue Cross and Blue Shield of Texas ("Blue Cross"), a division of Health Care Service Corporation ("HCSC"), for approximately $420 million in cash. The sale included approximately

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

463,000 Commercial HMO risk members, 52,000 Commercial HMO non-risk members and 5,000 PPO members in the Houston, Austin, San Antonio, Corpus Christi, Beaumont, Dallas-Fort Worth, San Angelo, Texarkana and Amarillo areas. New Aetna retained approximately 127,000 NYLCare Medicare members in Texas through a reinsurance and administrative services agreement. The sale resulted in a capital loss of approximately $35 million after tax, which was recognized in the fourth quarter of 1999. The results of operations of NYLCare Texas were not material to New Aetna's consolidated results of operations.

     Acquisition of NYLCare Health Care Business

     In July 1998, New Aetna acquired NYLCare. The total purchase price was approximately $1.1 billion. Since the closing, New Aetna's results have been affected by, among other things, the operating results of NYLCare, the costs of financing the transaction and the amortization of intangible assets (primarily goodwill) created as a result of the transaction. Refer to Note 3 of Notes to Consolidated Financial Statements for further discussion.

SIX MONTHS ENDED JUNE 30, 2000 AND 1999

  CONSOLIDATED RESULTS OF CONTINUING OPERATIONS

     New Aetna reported income from continuing operations of $181 million for the six months ended June 30, 2000 and $211 million for the six months ended June 30, 1999. Income from continuing operations includes Year 2000 costs of $40 million for the six months ended June 30, 1999. Income from continuing operations also includes a reduction of the reserve for loss on discontinued products for Large Case Pensions of $95 million for the six months ended June 30, 2000 and $50 million for the corresponding period in 1999. Net realized capital losses were $18 million for the six months ended June 30, 2000 and net realized capital gains were $12 million for the corresponding period in 1999. Excluding the reduction of the reserve for loss on discontinued products and net realized capital gains and losses, results from continuing operations would have been $104 million for the six months ended June 30, 2000 and $149 million for the corresponding period in 1999.

  HEALTH CARE

                               OPERATING SUMMARY

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              --------------------
                                                               2000(1)      1999
                                                              ---------   --------
                                                                   (MILLIONS)
Health care premiums........................................  $10,909.0   $7,158.9
Other premiums..............................................      660.7      702.8
Administrative services only fees...........................      980.4      728.2
Net investment income.......................................      344.8      279.2
Other income................................................       33.6       41.0
Net realized capital losses.................................      (45.2)      (5.5)
                                                              ---------   --------
          Total revenue.....................................   12,883.3    8,904.6
                                                              ---------   --------
Health care costs...........................................    9,432.9    6,091.6
Current and future benefits.................................      614.3      655.1
Salaries and related benefits...............................    1,122.4      748.4
Other operating expenses....................................    1,187.1      821.6
Amortization of goodwill and other acquired intangible
  assets....................................................      218.4      203.8
                                                              ---------   --------
          Total benefits and expenses.......................   12,575.1    8,520.5
                                                              ---------   --------
Income before income taxes..................................      308.2      384.1
Income taxes................................................      138.0      177.5
                                                              ---------   --------
Net income..................................................  $   170.2   $  206.6
                                                              =========   ========
Net realized capital losses, net of tax (included above)....  $   (21.0)  $   (3.7)
                                                              =========   ========

---------------
(1) Results include PHC since August 6, 1999.

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

     Results

     Health Care's net income decreased $36 million for the six months ended June 30, 2000 compared to the corresponding period in 1999. Net income includes Year 2000 costs of $38 million for the six months ended June 30, 1999. Net realized capital losses for the six months ended June 30, 2000 primarily reflect New Aetna's rebalancing of its investment portfolio in a rising interest rate environment. Excluding net realized capital losses, results for the six months ended June 30, 2000 decreased $19 million, or 9%, compared to the corresponding period in 1999.

     On April 6, 2000, the State of New Jersey enacted the New Jersey Insolvent Health Maintenance Organization Assistance Fund Act of 2000 (the "Act"). The Act is designed to reimburse individuals who were covered by and providers that had contracts with two New Jersey HMOs prior to their insolvency. The total amount to be assessed to all HMOs in New Jersey is $50 million. The Act requires that HMOs in the New Jersey market be assessed a charge based on each HMO's proportionate share of premiums written in New Jersey relative to all HMO premiums written in New Jersey. New Aetna recorded an estimate of its share of this assessment, based on its HMO market share in New Jersey, of $23 million pretax ($15 million after tax) in the second quarter of 2000.

     In order to provide a comparison that management believes better reflects the performance of Health Care, the operating earnings discussion that follows excludes amortization of goodwill and other acquired intangible assets and net realized capital losses in all periods.

                                                                   SIX MONTHS ENDED
                                                                       JUNE 30,
                                                              --------------------------
                                                               2000(1)           1999
                                                              ---------        ---------
                                                              (MILLIONS, EXCEPT PMPM AND
                                                                  MEDICAL LOSS RATIO
                                                                     INFORMATION)
Operating earnings:
  Health Risk and PHC.......................................   $ 206.6          $ 233.0
  Group Insurance and Other Health..........................     161.8            142.4
                                                               -------          -------
          Total Health Care.................................   $ 368.4          $ 375.4
                                                               =======          =======
Commercial HMO Premium PMPM.................................   $148.04          $139.19
Commercial HMO Medical Cost PMPM............................    126.27(2)        114.66
Commercial HMO Medical Loss Ratio...........................      85.3%(2)         82.4%
Medicare HMO Premium PMPM...................................   $532.95          $487.16
Medicare HMO Medical Cost PMPM..............................    510.50(2)        439.69
Medicare HMO Medical Loss Ratio.............................      95.8%(2)         90.3%

---------------
(1) Results include PHC since August 6, 1999.

(2) Does not include net recoveries under a reinsurance agreement with Prudential, net amortization of the reinsurance premiums paid, or net amortization of certain fair value amounts established as part of the PHC purchase accounting. Refer to "PHC Agreement" below.

     Health Risk and PHC

     Health Risk and PHC operating earnings decreased $26 million for the six months ended June 30, 2000 compared to the corresponding period of 1999. The decrease primarily reflects significantly higher medical costs in both Commercial and Medicare HMO products. Also contributing to the decrease in results were severance costs, primarily related to PHC, and the New Jersey assessment discussed above. The decrease in results was partially offset by the addition of PHC's results, including the benefit of supplemental fees for servicing Prudential's ASO members and net recoveries under the reinsurance agreement with Prudential.

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

     Health Care Costs Payable. For Health Risk and PHC, the liability for the health care costs payable reflects estimates of the ultimate cost of claims that have been incurred but not yet reported or reported but not yet paid. Health care costs payable are estimated periodically, and any resulting adjustments are reflected in the current-period operating results within health care costs. Health care costs payable are based on a number of factors, including those derived from historical claim experience. An extensive degree of judgment is used in this estimation process, considerable variability is inherent in such estimates and the adequacy of the estimate is highly sensitive to changes in medical claims payment patterns and changes in medical cost trends. A worsening (or improvement) of medical cost trend or changes in claim payment patterns from those that were assumed in estimating health care costs payable at June 30, 2000 would cause these estimates to change in the near term, and such changes could be material.

     Commercial HMO. Commercial HMO premium per member per month ("PMPM") increased 6.4% for the six months ended June 30, 2000 compared to the corresponding period of 1999. Excluding PHC, the increase would have been 7.3% for the six months ended June 30, 2000 compared to the corresponding period of 1999. These increases were primarily due to premium rate increases, partially offset by employers selecting lower premium plans.

     Commercial HMO medical cost PMPM increased 10.1% for the six months ended June 30, 2000 compared to the corresponding period of 1999. Excluding PHC, the increase would have been 10.0% for the six months ended June 30, 2000 compared to the corresponding period of 1999. These increases reflect higher medical costs primarily due to higher than anticipated utilization specific to second quarter dates of service, as well as additional medical costs related to the first quarter 2000. While the specific factors vary in importance by local market, the major drivers of the increase in utilization included a significant increase in inpatient utilization, a higher number of emergency room visits, increased outpatient surgery procedures, and, to a lesser extent, longer maternity lengths of stay, more specialist office visits and increased costs for physician-administered injectables.

     The Commercial HMO medical loss ratio was 85.3% for the six months ended June 30, 2000 compared to 82.4% for the corresponding period of 1999. This increase was primarily due to the increase in medical costs discussed above as well as the addition of PHC at a medical loss ratio of 87.2% for the six months ended June 30, 2000. Excluding PHC, the medical loss ratio would have been 84.5% for the six months ended June 30, 2000.

     Medicare HMO. Medicare HMO premium PMPM increased 9.4% for the six months ended June 30, 2000 compared to the corresponding period of 1999. Excluding PHC, the increase would have been 9.2% for the six months ended June 30, 2000 compared to the corresponding period of 1999. These increases were primarily due to increases in supplemental premiums and Health Care Financing Administration ("HCFA") rate increases.

     Medicare HMO medical cost PMPM increased 16.1% for the six months ended June 30, 2000 compared to the corresponding period of 1999. Excluding PHC, the increase would have been 15.6% for the six months ended June 30, 2000 compared to the corresponding period of 1999. These increases primarily reflect higher medical costs resulting from increased inpatient utilization, as well as additional medical costs related to the first quarter of 2000.

     The Medicare HMO medical loss ratio was 95.8% for the six months ended June 30, 2000 compared to 90.3% for the corresponding period of 1999. Excluding PHC, the medical loss ratio would have been 95.6% for the six months ended June 30, 2000. These increases were due to the increased medical costs discussed above outpacing supplemental premiums and HCFA rate increases.

     Exiting Medicare Markets. New Aetna's Medicare+Choice contracts with the federal government are renewed for a one-year period each January 1. On June 29, 2000, New Aetna notified HCFA of its intent to exit a number of Medicare service areas affecting approximately 340,000 members, or approximately 50 percent of New Aetna's total current Medicare membership. The termination of these Medicare+Choice contracts will become effective on December 31, 2000. New Aetna may elect to continue to provide Medicare benefits to members in these service areas, in accordance with HCFA

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

regulations and guidelines, if legislative or regulatory changes are made that would increase payments from HCFA to New Aetna within six months following this notification date.

     During the remainder of 2000, New Aetna will continue to monitor any legislative or regulatory changes that might increase payments under applicable Medicare+Choice contracts and then make a final determination, as permitted under HCFA regulations, depending on the level of any such reimbursement increase. New Aetna will also, at such time, evaluate the need for the establishment of liabilities related to the withdrawal from applicable Medicare service areas, including employee termination benefits and related costs, as well as evaluate any impairment related to goodwill still separately identifiable with such service areas, which is considered recoverable pending a final decision to exit. Goodwill associated with such Medicare service areas was approximately $275 million at June 30, 2000. Legislation to increase these payments is currently pending in Congress. However, it is uncertain whether this legislation will be enacted or whether, if enacted, increases in payments would be sufficient to encourage New Aetna to remain in these service areas.

     PHC Agreement. Effective August 6, 1999, New Aetna and Prudential entered into a reinsurance agreement for which New Aetna paid a premium. Under the agreement, Prudential has agreed to indemnify New Aetna from certain health insurance risks that arise following the closing by reimbursing New Aetna for 75% of medical costs (as calculated under the agreement) of PHC in excess of certain threshold medical loss ratio levels through 2000 for substantially all the acquired medical and dental risk business. The medical loss ratio threshold was 83.5% for August 6, 1999 through December 31, 1999 and is 84% for January 1, 2000 through December 31, 2000. During the six months ended June 30, 2000, reinsurance recoveries under this agreement were $46 million pretax. Results were positively impacted by $1 million pretax for the six months ended June 30, 2000 related to the net amortization of: the reinsurance premium paid as part of the acquisition, the fair value adjustment of the reinsurance agreement and the fair value adjustment of the unfavorable component of the contracts underlying the acquired medical risk business recorded as part of the acquisition. Such reinsurance recoveries and net amortization were reflected in health care costs. Refer to Note 3 of Condensed Notes to Interim Consolidated Financial Statements.

     New Aetna also agreed to service Prudential's ASO contracts following the closing. Prudential is terminating its ASO business and has retained New Aetna to service these contracts during the run off period, generally no later than June 30, 2001. Prudential ASO members will remain Prudential members as long as the contracts remain in force. New Aetna is maintaining personnel, systems and other resources necessary to service the ASO business during the run off period, as it was not feasible to segregate these operating assets from those purchased in the PHC transaction. In exchange for servicing the ASO business, Prudential is remitting fees received from its ASO members to New Aetna, as well as paying certain supplemental fees. The supplemental fees are fixed in amount and decline over a period ending 18 months following the closing. During the six months ended June 30, 2000, New Aetna recorded total fees for servicing the Prudential ASO business of approximately $204 million pretax, including supplemental fees of approximately $84 million pretax for the six month period ended June 30, 2000. Included in these supplemental fees is amortization for the six month period ended June 30, 2000 of $11 million pretax, in connection with the above-market compensation component related to the supplemental fees under the ASO contracts. The results of servicing this business during the run off period will depend on, among other things, rate increases that are obtained from renewing members (most of such rate increases were implemented by Prudential prior to New Aetna's servicing of these contracts), the timing and extent of ASO contract terminations, and the cost structure for servicing these contracts. Refer to Note 3 of Condensed Notes to Interim Consolidated Financial Statements.

     Group Insurance and Other Health

     Group Insurance and Other Health operating earnings increased $19 million for the six months ended June 30, 2000 compared to the corresponding period of 1999. This increase is primarily due to rate increases and higher nonrisk health membership levels, partially offset by increased operating expenses.

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

     Membership

     Health Care's membership at June 30, 2000 and June 30, 1999 was as follows:

                                                     JUNE 30, 2000              JUNE 30, 1999
                                               -------------------------   ------------------------
                                                RISK    NONRISK   TOTAL    RISK    NONRISK   TOTAL
                                               ------   -------   ------   -----   -------   ------
                                                                   (THOUSANDS)
HMO
  Commercial (1).............................   7,865       855    8,720   5,434       716    6,150
  Medicare...................................     648        --      648     566        --      566
  Medicaid...................................     142        77      219     141        39      180
                                               ------   -------   ------   -----   -------   ------
          Total HMO..........................   8,655       932    9,587   6,141       755    6,896
POS..........................................     352     3,435    3,787     212     2,451    2,663
PPO..........................................     807     3,031    3,838     884     2,945    3,829
Indemnity....................................     251     1,963    2,214     162     2,058    2,220
                                               ------   -------   ------   -----   -------   ------
          Total Health Membership............  10,065     9,361   19,426   7,399     8,209   15,608
                                               ======   =======   ======   =====   =======   ======
Dental.......................................                     14,628                      7,861
Group Insurance:
  Group Life.................................                      9,155                      9,732
  Disability.................................                      2,241                      2,522
  Long-Term Care.............................                        112                        107

---------------
(1) Includes 1,958 thousand POS members at June 30, 2000 and 1,507 thousand POS members at June 30, 1999 who access primary care physicians and referred care through an HMO network.

     Total Health membership as of June 30, 2000 increased by 3.8 million members, or 25%, when compared to June 30, 1999, due to the acquisition of PHC, including ASO members that Health Care has agreed to service, partially offset by the loss of NYLCare Texas members. Excluding the impact of the PHC members, growth in total HMO membership was offset by declines in Other Health membership. Total Health membership decreased by approximately 1.6 million members from year end 1999 primarily due to losses in PHC membership, which reflects the impact of price increases, as well as the loss of NYLCare Texas members.

     As discussed above, on June 29, 2000, New Aetna notified HCFA of its intent to exit certain Medicare service areas as of December 31, 2000, which would affect approximately 340,000 Medicare members, or approximately 50 percent of New Aetna's total current Medicare membership.

     Total Revenue and Expense

     Revenue, excluding net realized capital losses, increased by $4.0 billion, or 45%, for the six months ended June 30, 2000 compared to the corresponding period of 1999. This increase is primarily due to the acquisition of PHC, increases in premium rates and growth in Commercial HMO membership.

     Operating expenses, including salaries and related benefits, increased by $740 million, or 47%, for the six months ended June 30, 2000 compared to the corresponding period of 1999. This increase is primarily due to the acquisition of PHC. Operating expenses also reflect severance costs (primarily related to PHC) of $42 million for the six months ended June 30, 2000 and increased costs to support Commercial HMO membership growth. Operating expenses as a percentage of revenue was 18% for both periods.

     Outlook

     Medical Costs/Pricing and Other Actions. In the latter half of 1999, New Aetna's medical costs, particularly in the Medicare business, increased significantly. Going forward for 2000, New Aetna targeted commercial premium increases that sought to maintain or enhance margins, and also attempted to improve commercial profitability by increasing premiums and by addressing cost increases in its contracting with providers and through other cost management efforts. At the same time, New Aetna increased

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

supplemental premiums and instituted changes in benefit plans for its Medicare products which, in addition to premium rate increases set by the federal government for Medicare risk products, were designed to keep pace with the higher medical cost trend.

     Despite these actions, New Aetna has recently experienced significantly higher Medicare and Commercial HMO medical costs. New Aetna is taking several actions to address this situation. With respect to its Medicare HMO business, as discussed above, unless legislative or regulatory changes are made prior to the end of the year to increase payments under Medicare+Choice contracts, New Aetna will exit a significant number of its Medicare service areas. During the remainder of 2000, New Aetna will continue to monitor any legislative or regulatory changes that might increase payments under applicable Medicare+Choice contracts and then make a final determination, as permitted under HCFA regulations, depending on the level of any such reimbursement increase. Legislation to increase these payments is currently pending in Congress. However, it is uncertain whether this legislation will be enacted or whether, if enacted, increases in payments would be sufficient to encourage New Aetna to remain in these service areas. With respect to its Commercial HMO business, New Aetna is increasing premiums for business renewing in the fourth quarter of 2000 and beyond. However, premiums for insured health plans are generally fixed for one-year periods and, accordingly, cost levels in excess of those reflected in pricing, such as those being experienced during 2000, cannot be recovered in the year through higher premiums. As a result, earnings for the remainder of 2000 and, to a lesser extent, the first half of 2001 are expected to continue to be materially adversely affected if medical costs continue to be higher than the cost levels reflected in New Aetna's pricing. New Aetna is also reviewing whether to exit certain Commercial HMO markets.

     New Aetna also attempts to improve profitability by addressing cost increases in its contracting with providers and through other cost management techniques. There can be no assurances, however, that premium increases and cost savings achieved through recontracting and other cost management techniques will be sufficient to offset the increases in medical costs as well as any increases in other operating costs, as governmental action (including rate decreases or reduction of rate increases), business conditions (including intensification of competition) and other factors may adversely affect New Aetna's ability to realize such premium increases and cost savings. These premium increases may also adversely affect membership levels.

     Prudential Acquisition. Medical loss ratios for the PHC business are higher than for New Aetna's other health risk business. The effect of these higher ratios is offset, in part, by the reinsurance agreement between Prudential and New Aetna, which terminates December 31, 2000. New Aetna is seeking to improve the medical loss ratios of the acquired business through underwriting and pricing discipline and medical cost management initiatives. If New Aetna is unable to achieve sufficient improvement in the medical loss ratios for the acquired business, its results of operations for periods following termination of the reinsurance agreement could be materially adversely affected. The administrative costs related to the PHC business and the ASO business of Prudential that New Aetna agreed to service are higher than the administrative costs of New Aetna's other health business. New Aetna is seeking to reduce the level of administrative costs related to this business. In addition, New Aetna expects a significant decline in the membership of the acquired PHC business and the ASO business it agreed to service. If New Aetna is unable to reduce the level of administrative costs to correspond with expected levels of membership decline, its results could be materially adversely affected.

     Technology and Other Compliance Expenses. In 2000, New Aetna also expects to increase its expenditures on Internet (electronic commerce) initiatives. Also, the United States Department of Health and Human Services has issued a series of proposed regulations under the Health Insurance Portability and Accountability Act relating to, among other things, standardized transaction formats and the privacy of member health information. These regulations, only some of which have been finalized, and any corresponding state legislation, will affect New Aetna's administration of health and related benefit plans. New Aetna is currently reviewing the potential impact of the proposed regulations on its operations, including its information technology systems. We expect that we will incur additional expenses in connection with, and that our business could otherwise be adversely affected by, these regulations. These expenses and the impact on our business could be material.

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

     Potential Charges. As discussed above, New Aetna is conducting a comprehensive review of Health Care's business model and is in the process of considering and implementing a number of strategic initiatives in this business. At such time as these initiatives are finally decided and implemented (which could occur this year), New Aetna will evaluate the need to establish liabilities related to these strategic changes and New Aetna will evaluate whether any impairment related to assets of New Aetna has occurred. It is expected that, as a result of the above actions, New Aetna will need to establish such liabilities or write down related assets and such liabilities and write downs could be material. At such time as New Aetna decides to exit Medicare markets, it will evaluate the need to establish liabilities related to this exit. Also, New Aetna will evaluate whether any impairment related to goodwill still separately identifiable with such Medicare service areas has occurred.

     Group Insurance Business. Results for the Group Insurance and Other Health businesses in 2000 are expected to be level or to decrease relative to 1999 results, as favorable reserve developments that occurred in 1999 and prior years are not expected to recur.

  LARGE CASE PENSIONS

                               OPERATING SUMMARY

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              ---------------------
                                                                2000        1999
                                                              ---------   ---------
                                                                   (MILLIONS)
Other premiums..............................................  $    77.6   $    57.4
Net investment income.......................................      460.7       514.9
Other income................................................       12.6        18.9
Net realized capital gains..................................        7.2        29.5
                                                              ---------   ---------
          Total revenue.....................................      558.1       620.7
                                                              ---------   ---------
Current and future benefits.................................      487.6       505.5
Salaries and related benefits...............................        8.8        10.0
Other operating expenses....................................        4.0         6.3
Reductions of loss on discontinued products.................     (146.0)      (77.2)
                                                              ---------   ---------
          Total benefits and expenses.......................      354.4       444.6
                                                              ---------   ---------
Income before income taxes..................................      203.7       176.1
Income taxes................................................       72.6        62.8
                                                              ---------   ---------
Net income..................................................  $   131.1   $   113.3
                                                              =========   =========
Net realized capital gains, net of tax (included above).....  $     5.2   $    19.2
                                                              =========   =========
Deposits (not included in other premiums above):
  Fully guaranteed discontinued products....................  $     3.8   $     7.6
  Experience-rated..........................................       40.2       130.6
  Nonguaranteed.............................................      283.3       323.1
                                                              ---------   ---------
          Total deposits....................................  $   327.3   $   461.3
                                                              =========   =========
Assets under management:(1)
  Fully guaranteed discontinued products....................  $ 5,787.4   $ 6,390.1
  Experience-rated..........................................    7,419.0     9,079.6
  Nonguaranteed.............................................   12,037.4    11,896.0
                                                              ---------   ---------
          Total assets under management.....................  $25,243.8   $27,365.7
                                                              =========   =========

---------------
(1) Excludes net unrealized capital losses of $223.1 million at June 30, 2000 and $35.5 million at June 30, 1999.

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

     Results

     Large Case Pensions' net income for the six months ended June 30, 2000 increased by $18 million compared with the corresponding period in 1999. Results include a reduction of the reserve for loss on discontinued products for Large Case Pensions of $95 million for the six months ended June 30, 2000 primarily as a result of favorable investment performance and favorable mortality and retirement experience and $50 million for the corresponding period in 1999 as a result of favorable investment performance. Excluding the discontinued products reserve releases and net realized capital gains, results for the six months ended June 30, 2000 decreased $13 million, or 29%, compared to the corresponding period in 1999, which reflects lower investment income due to the redeployment of capital supporting this business. Assets under management at June 30, 2000 were 8% lower than a year earlier. This decrease primarily resulted from the continuing run off of liabilities underlying the Large Case Pensions business.

     General account assets supporting experience-rated products (where the contractholder, not New Aetna, assumes investment and other risks) may be subject to participant or contractholder withdrawal. Experience-rated contractholder and participant withdrawals and transfers were as follows:

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              -----------------
                                                               2000      1999
                                                              -------   -------
                                                                 (MILLIONS)
Scheduled contract maturities and benefit payments (1)......  $451.9    $478.5
Contractholder withdrawals other than scheduled contract
  maturities and benefit payments...........................   103.4     201.0
Participant directed withdrawals............................    25.7      43.9

---------------
(1) Includes payments made upon contract maturity and other amounts distributed in accordance with contract schedules.

     Outlook

     Large Case Pensions' earnings are expected to significantly decline in 2000 as a result of continuing run off of underlying liabilities.

     Discontinued Products

     Large Case Pensions discontinued the sale of its fully guaranteed large case pension products (single-premium annuities ("SPAs") and guaranteed investment contracts ("GICs")) in 1993. Large Case Pensions established a reserve for anticipated future losses on these products based on the present value of the difference between the expected cash flows from the assets supporting these products and the cash flows expected to be required to meet the product obligations.

     Results of operations of discontinued products, including net realized capital gains or losses, are credited or charged to the reserve for anticipated losses. New Aetna's results of operations would be adversely affected to the extent that future losses on the products are greater than anticipated and positively affected to the extent future losses are less than anticipated.

     The factors contributing to changes in the reserve for anticipated future losses are: operating income or loss, realized capital gains or losses and mortality gains or losses. Operating income or loss is equal to revenue less expenses. Realized capital gains or losses reflect the excess (deficit) of sales price over (below) the carrying value of assets sold. Mortality gains or losses reflect the mortality and retirement experience related to SPAs. A mortality gain (loss) occurs when an annuitant or a beneficiary dies sooner (later) than expected. A retirement gain will occur on some contracts if an annuitant retires later than expected (a loss if an annuitant retires earlier than expected).

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

     The results of discontinued products were as follows:

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              -----------------
                                                               2000      1999
                                                              -------   -------
                                                                 (MILLIONS)
Interest deficit (1)........................................  $ (3.8)   $ (8.6)
Net realized capital gains..................................     1.9      11.9
Interest earned on receivable from continuing products......    10.6      11.0
Other, net..................................................     7.5       5.9
                                                              ------    ------
Results of discontinued products, after tax.................  $ 16.2    $ 20.2
                                                              ======    ======
Results of discontinued products, pretax....................  $ 22.0    $ 30.7
                                                              ======    ======
Net realized capital gains (losses) from sales of bonds,
  after tax (included above)................................  $(35.5)   $  7.8
                                                              ======    ======

---------------
(1) The interest deficit is the difference between earnings on invested assets and interest credited to contractholders.

     Net realized capital gains for the six months ended June 30, 2000 decreased compared to the corresponding period in 1999. This decrease primarily resulted from realized capital losses on bonds, due to the rising interest rate environment, offset by capital gains from the sale of equities.

     At the time of discontinuance, a receivable from Large Case Pensions' continuing products equivalent to the net present value of the anticipated cash flow shortfalls was established for the discontinued products. Interest on the receivable is accrued at the discount rate that was used to calculate the reserve. Total assets supporting discontinued products and the reserve include a receivable from continuing products of $380 million at June 30, 2000 and $464 million at December 31, 1999, net of related deferred taxes payable.

     The reserve for anticipated future losses on discontinued products represents the present value (at the risk-free rate at the time of discontinuance, consistent with the duration of the liabilities) of the difference between the expected cash flows from the assets supporting discontinued products and the cash flows expected to be required to meet the obligations of the outstanding contracts. Calculation of the reserve for anticipated future losses requires projection of both the amount and the timing of cash flows over approximately the next 30 years, including consideration of, among other things, future investment results, participant withdrawal and mortality rates, as well as the cost of asset management and customer service. Since 1993, there have been no significant changes to the assumptions underlying the calculation of the reserve related to the projection of the amount and timing of cash flows.

     The projection of future investment results considers assumptions for interest rates, bond discount rates and performance of mortgage loans and real estate. Mortgage loan assumptions represent management's best estimate of current and future levels of rent growth, vacancy and expenses based upon market conditions at each reporting date. The performance of real estate assets has been consistently estimated using the most recent forecasts available. During 1997, a bond default assumption was included to reflect historical default experience, since the bond portfolio increased as a percentage of the overall investment portfolio and reflected more bond credit risk, concurrent with the decline in the commercial mortgage loan and real estate portfolios.

     The previous years' actual participant withdrawal experience is used for the current year assumption. Prior to 1995, New Aetna used the 1983 Group Annuitant Mortality table published by the Society of Actuaries (the "Society"). In 1995, the Society published the 1994 Uninsured Pensioner's Mortality table, which has been used since then.

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

     New Aetna's assumptions about the cost of asset management and customer service reflect actual investment and general expenses allocated over invested assets. Since inception, the expense assumption has increased as the level of fixed expenses has not declined as rapidly as the liability run off.

     The activity in the reserve for anticipated future losses on discontinued products was as follows (pretax):

                                                              (MILLIONS)
                                                              ----------
Reserve at December 31, 1999................................   $1,147.6
Operating income............................................        9.9
Net realized capital gains..................................        0.1
Mortality and other.........................................       12.0
Reserve reduction...........................................     (146.0)
                                                               --------
Reserve at June 30, 2000....................................   $1,023.6
                                                               ========

     Management reviews the adequacy of the discontinued products reserve quarterly and, as a result, $95 million ($146 million pretax) of the reserve was released in the second quarter of 2000, primarily due to favorable performance related to certain equity investments, favorable mortality and retirement experience and the decrease in size of the overall bond portfolio which decreased default risk. The current reserve reflects management's best estimate of anticipated future losses.

     The discontinued products investment portfolio is as follows:

                                                              JUNE 30, 2000      DECEMBER 31, 1999
                                                            ------------------   ------------------
                          CLASS                              AMOUNT    PERCENT    AMOUNT    PERCENT
                          -----                             --------   -------   --------   -------
                                                                          (MILLIONS)
Debt securities available for sale........................  $4,319.2     76.0%   $4,533.0     77.2%
Mortgage loans............................................     806.9     14.2       768.8     13.1
Investment real estate....................................     116.9      2.0       112.7      1.9
Equity securities.........................................     200.2      3.5       239.7      4.1
Other.....................................................     242.3      4.3       214.2      3.7
                                                            --------    -----    --------    -----
          Total...........................................  $5,685.5    100.0%   $5,868.4    100.0%
                                                            ========    =====    ========    =====

     Distributions on discontinued products were as follows:

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              -----------------
                                                               2000      1999
                                                              -------   -------
                                                                 (MILLIONS)
Scheduled contract maturities, settlements and benefit
  payments..................................................  $499.3    $666.7
Participant directed withdrawals............................     5.0       8.6

     Cash required to fund these distributions was provided by earnings and scheduled payments on, and sales of, invested assets.

     Refer to Note 7 of Condensed Notes to Interim Consolidated Financial Statements and "-- Six Months Ended June 30, 2000 and 1999 -- Total Investments" for additional information.

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

  CORPORATE

                               OPERATING SUMMARY

                                                                 SIX MONTHS
                                                               ENDED JUNE 30,
                                                              ----------------
                                                               2000      1999
                                                              ------    ------
                                                              (MILLIONS, AFTER
                                                                    TAX)
Interest expense............................................  $81.3     $69.6
                                                              =====     =====
Salaries and related benefits...............................  $19.1     $22.9
Other operating expenses, net...............................   17.7      12.3
Net realized capital losses.................................    2.1       3.7
                                                              -----     -----
          Total other expense...............................  $38.9     $38.9
                                                              =====     =====

     Corporate represents the allocation of a portion of Aetna's corporate overhead costs, including interest expense and other expenses that are not directly related to New Aetna's business segments. "Other operating expense, net" includes corporate expenses such as staff expenses and advertising and contributions partially offset by net investment income.

     Results

     The 2000 increase in interest expense primarily results from additional debt incurred in connection with the PHC acquisition in August 1999. Net realized capital losses in the six months ended June 30, 2000 include losses of $2.8 million on the sale of certain Corporate real estate. Other operating expenses include Year 2000 costs of $1 million for the six months ended June 30, 1999. Other operating expenses increased $5 million for the six months ended June 30, 2000, primarily resulting from costs related to Aetna's prior plan to separate into two independent publicly traded companies.

     As discussed above, Aetna has agreed to sell its financial services and international businesses to ING, and Aetna's goal is to close this transaction by year end 2000. In connection with closing this transaction, New Aetna will be incurring various costs, including fees for outside financial and legal advisors and expenses related to the change-in-control of Aetna. New Aetna will evaluate the need to establish liabilities related to this transaction. It is reasonably possible that New Aetna will need to establish such liabilities and that such liabilities and costs could be material.

     Outlook

     See "-- Liquidity and Capital Resources" for a discussion of debt to be incurred in connection with the spin-off and the merger and changes in interest expense.

  TOTAL INVESTMENTS

     Investments disclosed in this section relate to New Aetna's total portfolio and consist only of assets supporting continuing operations (including assets supporting discontinued products and experience-rated products).

     New Aetna's investment objective is to fund policyholder and other liabilities in a manner that enhances shareholder and contractholder value, subject to appropriate risk constraints. New Aetna seeks to meet this investment objective through a mix of investments that reflect the characteristics of the liabilities they support; diversify the types of investment risks by interest rate, liquidity, credit and equity price risk; and achieve asset diversification by investment type, industry, issuer and geographic location. New Aetna regularly projects duration and cash flow characteristics of its liabilities and makes appropriate adjustments in its investment portfolios.

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

     Total investments were as follows:

                                                              JUNE 30, 2000   DECEMBER 31, 1999
                                                              -------------   -----------------
                                                                         (MILLIONS)
Debt securities available for sale(1).......................  $    15,123.7   $        15,811.5
Equity securities...........................................          236.1               286.4
Other investment securities.................................           94.8               216.4
Mortgage loans..............................................        2,207.3             2,377.0
Investment real estate......................................          296.3               269.5
Other.......................................................          507.8               383.1
                                                              -------------   -----------------
          Total investments.................................  $    18,466.0   $        19,343.9
                                                              =============   =================

---------------
(1) Amount includes restricted debt securities of $578.3 million at June 30, 2000 and $629.5 million at December 31, 1999.

     Debt Securities Available for Sale

     Debt securities represented 82% of New Aetna's total invested assets at June 30, 2000 and December 31, 1999 and supported the following types of products:

                                                              JUNE 30, 2000   DECEMBER 31, 1999
                                                              -------------   -----------------
                                                                         (MILLIONS)
Supporting discontinued products............................  $     4,319.2   $         4,533.0
Supporting experience-rated products........................        2,825.3             3,001.3
Supporting remaining products...............................        7,979.2             8,277.2
                                                              -------------   -----------------
          Total debt securities (1).........................  $    15,123.7   $        15,811.5
                                                              =============   =================

---------------
(1) Total debt securities include "Below Investment Grade" Securities of $1.3 billion at June 30, 2000 and $1.4 billion at December 31, 1999, of which 21% at June 30, 2000 and 27% at December 31, 1999 supported discontinued and experience-rated products.

     Debt securities reflect net unrealized capital losses of $459 million at June 30, 2000 and $516 million at December 31, 1999. Of the net unrealized capital losses at June 30, 2000, $102 million relate to assets supporting discontinued products and $93 million relate to experience-rated pension contractholders.

     Residential Collateralized Mortgage Obligations

     Included in New Aetna's debt securities are residential collateralized mortgage obligations ("CMOs") of $43 million at June 30, 2000 and $59 million at December 31, 1999. There are various categories of CMOs that are subject to different degrees of risk from changes in interest rates and, for CMOs that are not agency backed, defaults. The principal risks inherent in holding CMOs are prepayment and extension risks related to dramatic decreases and increases in interest rates, resulting in the repayment of principal from the underlying mortgages either earlier or later than originally anticipated. At June 30, 2000 and December 31, 1999, New Aetna did not have any CMO holdings that were invested in CMOs subject to more prepayment and extension risk than traditional CMOs (such as interest- or principal-only strips).

     Mortgage Loans

     New Aetna's mortgage loan investments, net of impairment reserves, supported the following types of products:

                                                              JUNE 30, 2000   DECEMBER 31, 1999
                                                              -------------   -----------------
                                                                         (MILLIONS)
Supporting discontinued products............................  $       806.9   $           768.8
Supporting experience-rated products........................          720.6               923.4
Supporting remaining products...............................          679.8               684.8
                                                              -------------   -----------------
          Total mortgage loans..............................  $     2,207.3   $         2,377.0
                                                              =============   =================

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

     During the first six months of 2000, New Aetna managed its mortgage loan portfolio to maintain the balance, relative to invested assets, by selectively pursuing refinance and new loan opportunities. The mortgage loan portfolio balance represented 12% at June 30, 2000 and December 31, 1999 of New Aetna's total invested assets.

     Problem, restructured and potential problem loans included in mortgage loans were $276 million at June 30, 2000 and $274 million at December 31, 1999, of which 81% at June 30, 2000 and 82% at December 31, 1999 supported discontinued and experience-rated products. Specific impairment reserves on these loans were $32 million at June 30, 2000 and December 31, 1999. Refer to
Note 4 of Condensed Notes to Interim Consolidated Financial Statements for additional information.

     Risk Management and Market-Sensitive Instruments

     New Aetna manages interest rate risk by seeking to maintain a tight duration band, while credit risk is managed by seeking to maintain high average quality ratings and diversified sector exposure within the debt securities portfolio. In connection with its investment and risk management objectives, New Aetna also uses financial instruments whose market value is at least partially determined by, among other things, levels of or changes in interest rates (short-term or long-term), duration, prepayment rates, equity markets or credit ratings/spreads. New Aetna's use of derivatives is generally limited to hedging purposes and has principally consisted of using interest rate swap agreements, futures contracts and options to hedge interest rate and equity price risks. These instruments, viewed separately, subject New Aetna to varying degrees of interest rate, equity price, and credit risk. However, when used for hedging, the expectation is that these instruments would reduce overall risk. Refer to
Note 5 of Notes to Consolidated Financial Statements for additional information.

     New Aetna regularly evaluates the risk of market-sensitive instruments by examining, among other things, levels of or changes in interest rates (short-term or long-term), duration, prepayment rates, equity markets or credit ratings/spreads. New Aetna also regularly evaluates the appropriateness of investments relative to its management-approved investment guidelines (and operates within those guidelines) and the business objective of the portfolios.

     The risks associated with investments supporting experience-rated pension, annuity and life products are assumed by those contractholders and not by New Aetna (subject to, among other things, certain minimum guarantees). Anticipated future losses associated with investments supporting discontinued fully guaranteed large case pension products are provided for in the reserve for anticipated future losses (refer to "-- Large Case Pensions -- Discontinued Products").

     Management also reviews, on a quarterly basis, hypothetical net losses in New Aetna's consolidated near-term financial position, results of operations and cash flows under certain assumed market rate changes. The potential effect of interest rate risk on near-term net income, cash flow and fair value was determined based on commonly used models. The models project the impact of interest rate changes on a wide range of factors, including duration, prepayment, put options and call options. Fair value was estimated based on the net present value of cash flows or duration estimates using a representative set of likely future interest rate scenarios. The assumptions used were as follows: an immediate increase of 100 basis points in interest rates which New Aetna believes represents a moderately adverse scenario and is approximately equal to the historical annual volatility of interest rate movements for New Aetna's intermediate-term available-for-sale debt securities and an immediate decrease of 10% in prices for domestic equity securities.

     Based on New Aetna's overall exposure to interest rate risk and equity price risk, New Aetna believes that these changes in market rates and prices would not materially affect the consolidated near-term financial position, results of operations or cash flows of New Aetna.

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

1999, 1998 AND 1997

  CONSOLIDATED RESULTS OF CONTINUING OPERATIONS

     New Aetna reported income from continuing operations of $399 million in 1999, $450 million in 1998 and $526 million in 1997. Income from continuing operations includes a reduction of the reserve for loss on discontinued products for Large Case Pensions of $50 million in 1999, $44 million in 1998 and $108 million in 1997. Income from continuing operations also includes Year 2000 costs of $59 million in 1999 and $75 million in 1998. A benefit of $29 million primarily related to the reduction of the severance and facilities reserve is included in 1997 income from continuing operations. Excluding the reduction of the reserve for loss on discontinued products, net realized capital gains or losses and the severance and facilities benefit in 1997, results from continuing operations would have been $328 million in 1999, $217 million in 1998 and $228 million in 1997.

  HEALTH CARE

                               OPERATING SUMMARY

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                               1999(1)     1998(2)      1997
                                                              ---------   ---------   ---------
                                                                         (MILLIONS)
Health care premiums........................................  $17,145.7   $11,691.1   $ 9,648.7
Other premiums..............................................    1,376.9     1,315.1     1,195.9
Administrative services only fees...........................    1,674.5     1,270.7     1,322.0
Net investment income.......................................      612.8       537.2       451.2
Other income................................................       82.8       170.4       141.9
Net realized capital gains (losses).........................       (4.7)      134.9       141.7
                                                              ---------   ---------   ---------
          Total revenue.....................................   20,888.0    15,119.4    12,901.4
                                                              ---------   ---------   ---------
Health care costs...........................................   14,641.0    10,012.9     8,215.5
Current and future benefits.................................    1,249.7     1,173.6     1,023.7
Salaries and related benefits...............................    1,796.8     1,251.5     1,245.8
Other operating expenses....................................    1,977.7     1,501.1     1,253.7
Amortization of goodwill and other acquired intangible
  assets....................................................      420.4       381.3       362.9
Severance and facilities reserve reductions.................         --          --       (45.0)
                                                              ---------   ---------   ---------
          Total benefits and expenses.......................   20,085.6    14,320.4    12,056.6
                                                              ---------   ---------   ---------
Income before income taxes..................................      802.4       799.0       844.8
Income taxes................................................      365.1       368.0       391.0
                                                              ---------   ---------   ---------
Net income..................................................  $   437.3   $   431.0   $   453.8
                                                              =========   =========   =========
Net realized capital gains (losses), net of tax (included
  above)....................................................  $   (22.4)  $    88.2   $    69.9
                                                              =========   =========   =========

---------------
(1) Results include PHC since August 6, 1999.

(2) Results include NYLCare since July 15, 1998, including NYLCare Texas which New Aetna sold on March 31, 2000.

     Results

     Health Care's net income increased $6 million in 1999 and decreased $23 million in 1998. Net income includes Year 2000 costs of $56 million in 1999 and $64 million in 1998. Net income also includes a benefit of $29 million in 1997 resulting from a reduction in the severance and facilities reserve due to higher attrition than was contemplated in the establishment of the reserve. Excluding the benefit related to the reduction in the severance and facilities reserve in 1997 and net realized capital gains or losses in all years, results increased $117 million in 1999 and decreased $12 million in 1998. These earnings reflect the

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

inclusion of PHC since August 6, 1999, including results from servicing Prudential's ASO contracts following the acquisition, and the inclusion of NYLCare since July 15, 1998.

     Net realized capital losses in 1999 and net realized capital gains in 1998 each include $39 million after tax of contingent consideration following New Aetna's 1997 sale of its behavioral health subsidiary, Human Affairs International, Incorporated ("HAI"). (Refer to Note 3 of Notes to Consolidated Financial Statements for further discussion.) The 1999 amount was more than offset by the recording of the estimated loss on the sale of NYLCare Texas of $35 million and net realized capital losses from New Aetna's rebalancing of its investment portfolio in a rising interest rate environment. Refer to "-- Overview" for further discussion of NYLCare Texas. Net realized capital gains for 1997 include a $31 million gain from the sale of three subsidiaries, including HAI. These businesses were sold primarily to more effectively focus health care business resources. The earnings of these subsidiaries were not material to the results of Health Care.

     In order to provide a comparison that management believes better reflects the performance of Health Care, the operating earnings discussion that follows excludes amortization of goodwill and other acquired intangible assets, the reduction of the severance and facilities reserve in 1997 and net realized capital gains and losses in all periods.

                                                                   YEARS ENDED DECEMBER 31,
                                                              ----------------------------------
                                                              1999(1)      1998(2)        1997
                                                              --------     --------     --------
                                                              (MILLIONS, EXCEPT PMPM AND MEDICAL
                                                                   LOSS RATIO INFORMATION)
Operating earnings:
  Health Risk and PHC.......................................  $ 505.0      $ 334.2      $ 312.9
  Group Insurance and Other Health..........................    294.2        320.5        340.7
                                                              -------      -------      -------
          Total Health Care.................................  $ 799.2      $ 654.7      $ 653.6
                                                              =======      =======      =======

Commercial HMO Premium PMPM.................................  $138.58      $134.68      $132.57
Commercial HMO Medical Cost PMPM............................   115.77(3)    111.08       111.69
Commercial HMO Medical Loss Ratio...........................     83.5%(3)     82.5%        84.2%

Medicare HMO Premium PMPM...................................  $491.21      $474.67      $459.69
Medicare HMO Medical Cost PMPM..............................   453.30(3)    441.63       429.31
Medicare HMO Medical Loss Ratio.............................     92.3%(3)     93.0%        93.4%

---------------
(1) Results include PHC since August 6, 1999.

(2) Results include NYLCare since July 15, 1998, including NYLCare Texas which New Aetna sold on March 31, 2000.

(3) Does not include net recoveries under a reinsurance agreement with Prudential, net amortization of the reinsurance premiums paid, or net amortization of certain fair value amounts established as part of the PHC purchase accounting. Refer to "PHC Agreement" below.

     Health Risk and PHC

     Health Risk and PHC operating earnings increased $171 million in 1999 and $21 million in 1998. The increase in 1999 earnings primarily reflects HMO membership growth, improved Medicare HMO results due to the exiting of several Medicare markets as of January 1, 1999, and the addition of PHC since August 6, 1999, including the benefit of supplemental fees for servicing Prudential's ASO members and net recoveries under the reinsurance agreement with Prudential, partially offset by increased medical costs. The 1999 results also include a full year of NYLCare results.

     The 1998 increase reflects favorable HMO results due to membership growth, premium rate increases, the impact of medical cost initiatives, higher net investment income and the acquisition of NYLCare.

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

These increases were partially offset by lower Indemnity and PPO results and increased operating expenses related to customer service enhancements.

     Health Care Costs Payable. For Health Risk and PHC, the liability for the health care costs payable reflects estimates of the ultimate cost of claims that have been incurred but not yet reported or reported but not yet paid. Health care costs payable are estimated periodically, and any resulting adjustments are reflected in the current-period operating results within health care costs. Health care costs payable are based on a number of factors, including those derived from historical claim experience. An extensive degree of judgment is used in this estimation process, considerable variability is inherent in such estimates and the adequacy of the estimate is highly sensitive to changes in medical claims payment patterns and changes in medical cost trends. A worsening (or improvement) of medical cost trend or changes in claim payment patterns from those that were assumed in estimating health care costs payable at December 31, 1999 would cause these estimates to change in the near term, and such changes could be material.

     Commercial HMO. Commercial HMO premium PMPM increased 3% in 1999, when compared to 1998, and 2% in 1998, when compared to 1997. Excluding PHC, the 1999 increase would have been 4%. These increases were due to premium rate increases, offset in part by employers selecting lower premium plans and a shift in the geographic mix of membership growth.

     Commercial HMO medical costs PMPM increased 4% in 1999, when compared to 1998, and decreased 1% in 1998, when compared to 1997. Excluding PHC, the 1999 increase also would have been 4%. The increase in 1999 reflects higher medical costs, primarily pharmacy, due to medical cost inflation and increased utilization, partially offset by medical cost initiatives. The decrease in 1998 was due primarily to favorable results of medical cost initiatives, geographic mix and customer changes in benefit plans partially offset by higher pharmacy, physician and outpatient utilization.

     The Commercial HMO medical loss ratio was 83.5% for 1999, compared to 82.5% for 1998 and 84.2% for 1997. The increase in 1999, when compared to 1998, was due to the addition of PHC which had a medical loss ratio of 87.6%. Excluding PHC, the medical loss ratio was 82.6% in 1999, as price increases generally kept pace with medical cost inflation during 1999. The decrease in 1998, when compared to 1997, was due to growth in premiums due to rate increases, which exceeded increases in medical costs, reflecting the benefit of medical cost initiatives.

     Medicare HMO. Medicare HMO premiums PMPM increased 3% in 1999 and 1998. Excluding PHC, the 1999 increase also would have been 3%. These increases were due to HCFA rate increases and increases in supplemental premiums partially offset, in 1999, by a shift in the geographic mix of membership.

     Medicare HMO medical costs PMPM increased 3% in 1999, when compared to 1998, and 3% in 1998, when compared to 1997. Excluding PHC, the 1999 increase would have been 2%. The increase in 1999 reflects higher medical costs partially offset by the favorable impact of exiting several markets as of January 1, 1999. The higher medical costs in 1999 and 1998 primarily were due to higher pharmacy, physician and outpatient utilization and medical cost inflation. The 1998 higher medical costs were partially offset by the impact of the lower NYLCare medical cost PMPM, geographic mix and benefit changes.

     The Medicare HMO medical loss ratio was 92.3% for 1999, compared to 93.0% for 1998, and 93.4% for 1997. Excluding PHC, the 1999 medical loss ratio would have been 91.8%. The decrease in 1999, when compared to 1998, reflects the favorable impact of exiting several markets as of January 1, 1999. The decrease in 1998 and part of the decrease in 1999 resulted from the growth in premiums due to rate increases and supplemental premiums which exceeded increases in medical costs.

     PHC Agreement. Effective August 6, 1999, New Aetna and Prudential entered into a reinsurance agreement for which New Aetna paid a premium. See "-- Six Months Ended June 30, 2000 and 1999 -- Health Care -- Health Risk and PHC -- PHC Agreement" for more information. During the period August 6, 1999 through December 31, 1999, reinsurance recoveries under this agreement were $74 million pretax. This was offset by $10 million pretax for the year ended December 31, 1999 related to the net

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

amortization of: the reinsurance premium paid as part of the acquisition, the fair value adjustment of the reinsurance agreement and the fair value adjustment of the unfavorable component of the contracts underlying the acquired medical risk business recorded as part of the acquisition. Such reinsurance recoveries and net amortization were reflected in health care costs. Refer to Note 3 of Notes to Consolidated Financial Statements.

     New Aetna also agreed to service Prudential's ASO contracts following the closing. See "-- Six Months Ended June 30, 2000 and 1999 -- Health
Care -- Health Risk and PHC -- PHC Agreement" for more information. New Aetna recorded total fees for servicing the Prudential ASO business of approximately $230 million pretax for the period August 6, 1999 through December 31, 1999, including supplemental fees of approximately $106 million pretax for the period August 6, 1999 through December 31, 1999. Refer to Note 3 of Notes to Consolidated Financial Statements for further discussion.

     Group Insurance and Other Health

     Results for 1999, compared to 1998, reflect higher operating expenses and unfavorable life mortality, partially offset by a full year of NYLCare results and higher net investment income. Results for 1998, compared to 1997, reflect higher net investment income and the acquisition of NYLCare partially offset by less favorable developments in claim benefit reserve estimates. Both 1999 and, to a lesser extent, 1998 results include favorable reserve developments for life and disability products, including NYLCare.

     Membership

     Health Care's membership at December 31, 1999 and December 31, 1998 was as follows:

                                                 DECEMBER 31, 1999 (1)        DECEMBER 31, 1998
                                               -------------------------   ------------------------
                                                RISK    NONRISK   TOTAL    RISK    NONRISK   TOTAL
                                               ------   -------   ------   -----   -------   ------
                                                                   (THOUSANDS)
HMO
  Commercial (2)(3)..........................   8,716      727     9,443   5,104      640     5,744
  Medicare...................................     703       --       703     535       --       535
  Medicaid...................................     172       75       247     132       --       132
                                               ------   ------    ------   -----   ------    ------
          Total HMO..........................   9,591      802    10,393   5,771      640     6,411
POS (2)......................................     319    3,606     3,925     261    2,509     2,770
PPO (3)......................................     870    3,112     3,982   1,089    2,943     4,032
Indemnity....................................     259    2,496     2,755     182    2,270     2,452
                                               ------   ------    ------   -----   ------    ------
          Total Health Membership............  11,039   10,016    21,055   7,303    8,362    15,665
                                               ======   ======    ======   =====   ======    ======
Dental.......................................                     15,750                      8,365

Group Insurance:
  Group Life.................................                      9,415                      9,769
  Disability.................................                      2,258                      2,592
  Long-Term Care.............................                        108                         91

---------------
(1) Health membership in thousands includes 5,093 PHC members (2,993 Commercial HMO risk, 111 Medicare HMO risk, 24 Medicaid HMO risk, 117 POS risk, 51 PPO risk, 109 Indemnity risk and 1,688 Administrative Services Only members that Health Care has agreed to service (1,129 POS nonrisk, 76 PPO nonrisk and 483 Indemnity nonrisk)) and 8,000 Dental members. There were no group insurance PHC members.

(2) Commercial HMO membership in thousands includes POS members who access primary care physicians and referred care through an HMO network of 2,323 at December 31, 1999 and 1,329 at December 31, 1998.

(3) Membership in thousands includes 553 Commercial HMO members and 12 PPO members of the NYLCare Texas operations sold on March 31, 2000.

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

     Total Health membership as of December 31, 1999 increased by approximately 5 million members when compared to December 31, 1998, due to the acquisition of PHC, including the ASO members that Health Care has agreed to service. Excluding the impact of the PHC members, the 1999 membership increases in Commercial HMO (including POS members who access primary care physicians and referred care through an HMO network), Medicare HMO and Medicaid HMO were partially offset by declines in Indemnity, PPO and POS enrollment. As expected, New Aetna experienced significant declines in PHC membership during the January 2000 enrollment cycle.

     Total Revenue and Expense

     Revenue, excluding net realized capital gains or losses, increased $5.9 billion, or 39%, in 1999 and $2.2 billion, or 17%, in 1998. The 1999 revenue growth primarily was due to the acquisition of PHC on August 6, 1999 and the acquisition of NYLCare on July 15, 1998. Revenue in 1999 also grew because of Commercial HMO membership growth and premium rate increases. The 1998 revenue growth primarily was due to the acquisition of NYLCare, as well as premium rate increases and membership growth in Commercial and Medicare HMO and POS products, partially offset by lower Indemnity and PPO membership. Also during 1998, Health Care recorded higher investment income due to a higher investment portfolio balance (including the acquired assets of NYLCare), a shift in strategy to higher yielding investments and an increase in equity partnership income.

     Operating expenses, including salaries and related benefits, increased $1.0 billion, or 37%, in 1999 and $253 million, or 10%, in 1998. The 1999 increase reflects the acquisition of PHC and NYLCare and increased costs to support the Commercial HMO membership growth. The increase in 1998 reflects the acquisition of NYLCare, as well as HMO membership increases, customer service enhancements and costs related to Year 2000. Operating expenses, including salaries and related benefits, as a percentage of revenue, excluding net realized capital gains, was 18% in 1999 and 1998, and 20% in 1997.

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

  LARGE CASE PENSIONS

                               OPERATING SUMMARY

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1999        1998        1997
                                                              ---------   ---------   ---------
                                                                         (MILLIONS)
Other premiums..............................................  $   118.9   $   122.7   $   155.0
Net investment income.......................................      982.5     1,152.5     1,408.7
Other income................................................       46.2        31.2        40.6
Net realized capital gains..................................       24.2        57.5        30.7
                                                              ---------   ---------   ---------
          Total revenue.....................................    1,171.8     1,363.9     1,635.0
                                                              ---------   ---------   ---------
Current and future benefits.................................      981.3     1,122.4     1,372.4
Salaries and related benefits...............................       19.8        19.6        30.5
Other operating expenses....................................       11.5        17.5        16.8
Reductions of loss on discontinued products.................      (77.2)      (68.0)     (172.5)
                                                              ---------   ---------   ---------
          Total benefits and expenses.......................      935.4     1,091.5     1,247.2
                                                              ---------   ---------   ---------
Income before income taxes..................................      236.4       272.4       387.8
Income taxes................................................       85.4       102.5       153.6
                                                              ---------   ---------   ---------
Net income..................................................  $   151.0   $   169.9   $   234.2
                                                              =========   =========   =========
Net realized capital gains, net of tax (included above).....  $    15.8   $    37.4   $    20.8
                                                              =========   =========   =========
Deposits (not included in other premiums above):
  Fully guaranteed discontinued products....................  $    12.5   $    17.7   $    14.0
  Experience-rated..........................................      191.9       251.3       735.4
  Nonguaranteed.............................................      579.2       950.2       849.2
                                                              ---------   ---------   ---------
          Total deposits....................................  $   783.6   $ 1,219.2   $ 1,598.6
                                                              =========   =========   =========
Assets under management:(1)
  Fully guaranteed discontinued products....................  $ 5,990.8   $ 6,737.9   $ 7,548.9
  Experience-rated..........................................    7,932.1     9,546.9    11,114.7
  Nonguaranteed.............................................   12,028.7    12,120.0    11,070.2
                                                              ---------   ---------   ---------
          Total assets under management.....................  $25,951.6   $28,404.8   $29,733.8
                                                              =========   =========   =========

---------------
(1) Excludes net unrealized capital losses of $254.4 million at December 31, 1999 and net unrealized capital gains of $621.0 million at December 31, 1998 and $645.4 million at December 31, 1997.

     Results

     Large Case Pensions' net income decreased $19 million in 1999 and $64 million in 1998. As further discussed under "Discontinued Products" below, results include discontinued products reserve releases of $50 million in 1999, $44 million in 1998 and $108 million in 1997 due to favorable investment performance. Net income also includes Year 2000 costs of approximately $1 million in 1999 and 1998. Excluding the discontinued products reserve releases and net realized capital gains, results decreased $3 million in 1999 and $17 million in 1998. The 1999 and 1998 decreases continue to reflect the redeployment of capital supporting this business. Assets under management decreased during 1999 and 1998. These decreases primarily resulted from the continuing run off of liabilities underlying the business.

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

     General account assets supporting experience-rated products (where the contractholder, not New Aetna, assumes investment and other risks) may be subject to participant or contractholder withdrawal. Experience-rated contractholder and participant withdrawals and transfers were as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                               1999     1998     1997
                                                              ------   ------   ------
                                                                     (MILLIONS)
Scheduled contract maturities and benefit payments (1)......  $961.7   $935.5   $905.0
Contractholder withdrawals other than scheduled contract
  maturities and benefit payments (2).......................   489.2    431.8    358.1
Participant directed withdrawals (2)........................    78.1     98.3    130.0

---------------
(1) Includes payments made upon contract maturity and other amounts distributed in accordance with contract schedules.

(2) At December 31, 1999, approximately $870 million of experience-rated pension contracts allowed for unscheduled contractholder withdrawals, subject to timing restrictions and formula-based market value adjustments. Further, approximately $2.0 billion of such contracts supported by general account assets could be withdrawn or transferred to other plan investment options at the direction of plan participants, without market value adjustment.

     Discontinued Products

     See "-- Six Months Ended June 30, 2000 and 1999 -- Large Case Pensions -- Discontinued Products" for more information.

     The results of discontinued products were as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                               1999     1998     1997
                                                              ------   ------   ------
                                                                     (MILLIONS)
Interest margin (deficit) (1)...............................  $(18.3)  $(22.7)  $ 15.1
Net realized capital gains (losses).........................    (7.8)    75.8    175.4
Interest earned on receivable from continuing products......    21.3     22.4     21.5
Other, net..................................................    12.4      3.6      2.8
                                                              ------   ------   ------
Results of discontinued products, after tax.................  $  7.6   $ 79.1   $214.8
                                                              ======   ======   ======
Results of discontinued products, pretax....................  $ 10.7   $130.4   $337.4
                                                              ======   ======   ======
Net realized capital gains (losses) from sales of bonds,
  after tax (included above)................................  $(21.5)  $ 52.5   $ 36.6
                                                              ======   ======   ======

---------------
(1) The interest margin (deficit) is the difference between earnings on invested assets and interest credited to contractholders.

     The interest deficit for 1999 remained relatively level compared to 1998. The decrease in 1998 as compared to 1997 primarily is due to lower investment income, reflecting the decline in assets used to fund contractual liability run off, as well as lower yields due to the shift in the investment portfolio to fixed-income bonds. The 1999 net realized capital losses primarily are due to losses on bonds resulting from higher interest rates offset by gains on the sale of equities. The 1998 net realized capital gains reflect gains of $28 million related to continued favorable developments in real estate markets, as well as gains of $53 million from the sale of bonds. The 1997 net realized capital gains primarily reflect $100 million of gains related to continued favorable developments in real estate markets (including gains of $24 million related to the securitization of commercial mortgage loans), gains of $37 million from the sale of bonds and gains of $37 million resulting from the sale of other investments in order to meet liquidity needs.

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

     At the time of discontinuance, a receivable from Large Case Pensions' continuing products equivalent to the net present value of the anticipated cash flow shortfalls was established for the discontinued products. Interest on the receivable is accrued at the discount rate that was used to calculate the reserve. Total assets supporting discontinued products and the reserve include a receivable from continuing products of $464 million at December 31, 1999 and $493 million at December 31, 1998, net of related deferred taxes payable.

     See "-- Six Months Ended June 30, 2000 and 1999 -- Large Case Pensions -- Discontinued Products" for more information.

     The activity in the reserve for anticipated future losses on discontinued products was as follows (pretax):

                                                            (MILLIONS)
                                                            ----------
Reserve at December 31, 1996..............................   $  986.8
Operating income..........................................       58.7
Net realized capital gains................................      269.9
Mortality and other.......................................        8.8
Reserve reduction.........................................     (172.5)
                                                             --------
Reserve at December 31, 1997..............................    1,151.7
Operating loss............................................       (6.6)
Net realized capital gains................................      116.6
Mortality and other.......................................       20.4
Reserve reduction.........................................      (68.0)
                                                             --------
Reserve at December 31, 1998..............................   $1,214.1
Operating income..........................................       10.1
Net realized capital losses...............................      (11.9)
Mortality and other.......................................       12.5
Reserve reduction.........................................      (77.2)
                                                             --------
Reserve at December 31, 1999..............................   $1,147.6
                                                             ========

     Management reviews the adequacy of the discontinued products reserve quarterly and, as a result, primarily due to favorable investment performance, $77 million ($50 million after tax) of the reserve was released in 1999 and $68 million ($44 million after tax) of the reserve was released in 1998. In 1997, $173 million ($108 million after tax) of the reserve was released due to continued favorable developments in real estate markets. The current reserve reflects management's best estimate of anticipated future losses.

     The anticipated run off of the December 31, 1999 reserve balance is as follows:

                                                          (MILLIONS)
                                                          ----------
2000....................................................  $     30.0
2001....................................................        30.4
2002....................................................        30.9
2003....................................................        31.7
2004 - 2008.............................................       172.6
2009 - 2013.............................................       188.4
2014 - 2018.............................................       180.0
Thereafter..............................................       483.6

     The above table assumes that assets are held until maturity and that the reserve run off is proportional to the liability run off.

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

     The expected liability (as of December 31, 1993) and actual balances for the GIC and SPA liabilities at December 31, are as follows:

                                                             EXPECTED               ACTUAL
                                                        -------------------   -------------------
                                                          GIC        SPA        GIC        SPA
                                                        --------   --------   --------   --------
                                                                       (MILLIONS)
1997..................................................  $3,173.9   $4,685.8   $2,321.4   $4,763.0
1998..................................................   2,029.6    4,581.3    1,546.0    4,653.5
1999..................................................   1,214.5    4,472.1      902.1    4,566.0

     The GIC balances were lower than expected in each period, as several contractholders redeemed their contracts prior to contract maturity. The SPA balances in each period were higher than expected because of additional amounts received under existing contracts.

     The discontinued products investment portfolio is as follows:

                                                            DECEMBER 31, 1999    DECEMBER 31, 1998
                                                            ------------------   ------------------
                          CLASS                              AMOUNT    PERCENT    AMOUNT    PERCENT
                          -----                             --------   -------   --------   -------
                                                                          (MILLIONS)
Debt securities available for sale........................  $4,533.0     77.2%   $5,890.5     83.0%
Mortgage loans............................................     768.8     13.1       754.2     10.6
Investment real estate....................................     112.7      1.9       104.2      1.5
Equity securities.........................................     239.7      4.1        98.5      1.4
Other.....................................................     214.2      3.7       252.2      3.5
                                                            --------    -----    --------    -----
          Total...........................................  $5,868.4    100.0%   $7,099.6    100.0%
                                                            ========    =====    ========    =====

     The investment portfolio has declined from 1998, as assets were used to pay off contractual liabilities. As mentioned above, the investment portfolio has changed since inception. Mortgage loans have decreased from $5.4 billion (37% of the investment portfolio) at December 31, 1993 to their current level. This was a result of maturities, prepayments and the securitization and sale of commercial mortgages. Also, real estate decreased from $.5 billion (4% of the investment portfolio) at December 31, 1993 to its current level, primarily as a result of sales. The resulting proceeds were reinvested in debt securities and equities.

     The change in the composition of the overall investment portfolio resulted in a change in the quality of the portfolio since 1993. As New Aetna's exposure to commercial mortgage loans and real estate has diminished, additional investment return has been achieved by increasing the risk in the bond portfolio. At December 31, 1993, 60% of the debt securities had a quality rating of AAA or AA, and at December 31, 1999, 31% of the debt securities had a quality rating of AAA or AA. However, management believes the level of risk in the total portfolio of assets supporting discontinued products was lower at December 31, 1999 when compared to December 31, 1993.

     Distributions on discontinued products were as follows:

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                        (MILLIONS)
Scheduled contract maturities, settlements and benefit
  payments..................................................  $1,246.9   $1,433.5   $1,683.1
Participant directed withdrawals............................      14.9       21.4       36.4

     Cash required to fund these distributions was provided by earnings and scheduled payments on, and sales of, invested assets.

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

     At December 31, 1999, scheduled maturities, future benefit payments and other expected payments, including future interest, were as follows:

                                                            (MILLIONS)
                                                            ----------
2000......................................................   $  919.4
2001......................................................      837.3
2002......................................................      695.1
2003......................................................      551.9
2004......................................................      496.7
2005 - 2009...............................................    2,332.2
2010 - 2014...............................................    2,034.0
2015 - 2019...............................................    1,653.4
2020 - 2024...............................................    1,251.6
Thereafter................................................    2,144.5

     Refer to Note 8 of Notes to Consolidated Financial Statements and "-- 1999, 1998 and 1997 -- Total Investments" for additional information.

  CORPORATE

                               OPERATING SUMMARY

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                               1999     1998     1997
                                                              ------   ------   ------
                                                               (MILLIONS, AFTER TAX)
Interest expense............................................  $151.3   $134.1   $138.7
                                                              ======   ======   ======
Salaries and related benefits...............................  $ 28.2   $ 31.8   $ 43.6
Other operating expenses, net...............................    37.4     48.0     49.8
Net realized capital gains..................................   (28.0)   (63.4)   (69.8)
                                                              ------   ------   ------
          Total other expense...............................  $ 37.6   $ 16.4   $ 23.6
                                                              ======   ======   ======

     Corporate represents the allocation of a portion of Aetna's corporate overhead costs, including interest expense and other expenses that are not directly related to New Aetna's business segments. "Other operating expense, net" includes corporate expenses such as staff expenses and advertising and contributions partially offset by net investment income.

     Results

     The 1999 increase in interest expense primarily reflects a full year of interest on the debt incurred in connection with the NYLCare acquisition in July 1998 as well as the additional debt incurred in connection with the PHC acquisition. The 1998 increase primarily reflects the additional debt incurred in connection with the NYLCare acquisition. Included in other operating expenses are Year 2000 costs of $3 million and $9 million in 1999 and 1998, respectively. Salaries and related benefits and other operating expenses decreased during 1999 due to continued cost reduction initiatives.

     After-tax net realized capital gains in 1999 include various gains on common stock sales and $14 million from the recognition of a deferred hedge gain. Refer to "-- Liquidity and Capital Resources" for further discussion. After-tax net realized capital gains in 1998 include gains of $74 million related to the sale of New Aetna's remaining investment in Traveler's Property Casualty Corporation ("TPCC"). After-tax net realized capital gains in 1997 include gains of $98 million related to sales of portions of New Aetna's investment in TPCC offset by an after-tax realized capital loss of $29 million related to the write-down of certain properties that New Aetna had classified as held for sale.

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

  TOTAL INVESTMENTS

     Investments disclosed in this section relate to New Aetna's total portfolio and consist only of assets supporting continuing operations (including assets supporting discontinued products and experience-rated products).

Total investments were as follows:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
                                                                   (MILLIONS)
Debt securities available for sale(1).......................  $15,811.5   $17,584.7
Equity securities...........................................      286.4       196.6
Other investment securities.................................      216.4       278.8
Mortgage loans..............................................    2,377.0     2,719.7
Investment real estate......................................      269.5       192.3
Other.......................................................      383.1       327.5
                                                              ---------   ---------
Total investments...........................................  $19,343.9   $21,299.6
                                                              =========   =========

---------------
(1) Amount includes restricted debt securities of $629.5 million at December 31, 1999 and $577.3 million at December 31, 1998.

     Debt Securities Available for Sale

     Debt securities represented 82% of New Aetna's total invested assets at December 31, 1999 and 83% at December 31, 1998 and supported the following types of products:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
                                                                   (MILLIONS)
Supporting discontinued products............................  $ 4,533.0   $ 5,890.5
Supporting experience-rated products........................    3,001.3     4,069.2
Supporting remaining products...............................    8,277.2     7,625.0
                                                              ---------   ---------
Total debt securities.......................................  $15,811.5   $17,584.7
                                                              =========   =========

     Debt securities reflect net unrealized capital losses of $516 million at December 31, 1999 compared with net unrealized capital gains of $724 million at December 31, 1998. Of the net unrealized capital losses at December 31, 1999, $122 million relate to assets supporting discontinued products and $104 million relate to experience-rated pension contractholders. Of the net unrealized capital gains at December 31, 1998, $362 million relate to assets supporting discontinued products and $220 million relate to experience-rated pension contractholders.

     The debt securities in New Aetna's portfolio are generally rated by external rating agencies and, if not externally rated, are rated by New Aetna on a basis believed to be similar to that used by the rating agencies. New Aetna's investments in debt securities had an average quality rating of A+ at December 31, 1999 and 1998 (33% were AAA at December 31, 1999 and 26% were AAA at December 31, 1998). "Below investment grade" debt securities carry a rating of below BBB-/Baa3 and represented 9% of the portfolio at December 31, 1999 and 7% of the portfolio at December 31, 1998, of which 27% at December 31, 1999 and 33% at December 31, 1998 support discontinued and experience-rated products. Refer to Note 4 of Notes to Consolidated Financial Statements for disclosures related to debt securities by market sector.

     Residential Collateralized Mortgage Obligations

     Included in New Aetna's debt securities are residential collateralized mortgage obligations ("CMOs") of $59 million at December 31, 1999 and $52 million at December 31, 1998. There are various categories of CMOs that are subject to different degrees of risk from changes in interest rates and, for CMOs that are not agency backed, defaults. Approximately 59% of New Aetna's residential CMO holdings were

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

backed by government agencies, such as GNMA, FNMA and FHLMC at December 31, 1999 and 95% at December 31, 1998. The principal risks inherent in holding CMOs are prepayment and extension risks related to dramatic decreases and increases in interest rates, resulting in the repayment of principal from the underlying mortgages either earlier or later than originally anticipated. At December 31, 1999 and December 31, 1998, New Aetna did not have any CMO holdings that were invested in CMOs subject to more prepayment and extension risk than traditional CMOs (such as interest- or principal-only strips).

     Mortgage Loans

     New Aetna's mortgage loan investments, net of impairment reserves, supported the following types of products:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                  (MILLIONS)
Supporting discontinued products............................  $  768.8   $  754.2
Supporting experience-rated products........................     923.4    1,183.3
Supporting remaining products...............................     684.8      782.2
                                                              --------   --------
Total mortgage loans........................................  $2,377.0   $2,719.7
                                                              ========   ========

     During 1999 and 1998, New Aetna managed its mortgage loan portfolio to maintain the balance, relative to invested assets, by selectively pursuing refinance and new loan opportunities. The mortgage loan portfolio balance represented 12% at December 31, 1999 and 13% at December 31, 1998 of New Aetna's total invested assets.

     Problem, restructured and potential problem loans included in mortgage loans were $274 million at December 31, 1999 and $289 million at December 31, 1998, of which 82% at December 31, 1999 and 89% at December 31, 1998 supported discontinued and experience-rated products. Specific impairment reserves on these loans were $32 million at December 31, 1999 and $46 million at December 31, 1998. Refer to Note 4 of Notes to Consolidated Financial Statements for additional information.

     At December 31, 1999 scheduled mortgage loan principal repayments were as follows:

                                                              (MILLIONS)
                                                              ----------
2000........................................................   $  514.4
2001........................................................       35.0
2002........................................................      126.5
2003........................................................      560.7
2004........................................................      173.4
Thereafter..................................................    1,012.8

     Risk Management and Market-Sensitive Instruments

     See "-- Six Months Ended June 30, 2000 and 1999 -- Total
Investments -- Risk Management and Market-Sensitive Investments" for more information.

     Management reviews, on a quarterly basis, hypothetical net losses in New Aetna's consolidated near-term financial position, results of operations and cash flows under certain assumed market rate changes. The potential effect of interest rate risk on near-term net income, cash flow and fair value was determined based on commonly used models. The models project the impact of interest rate changes on a wide range of factors, including duration, prepayment, put options and call options. Fair value was estimated based on the net present value of cash flows or duration estimates using a representative set of likely future interest rate scenarios. The assumptions used were as follows: an immediate increase of 100 basis points in interest rates which New Aetna believes represents a moderately adverse scenario and is approximately equal to

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                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

the historical annual volatility of interest rate movements for New Aetna's intermediate-term available-for-sale debt securities and an immediate decrease of 10% in prices for domestic equity securities.

     Based on New Aetna's overall exposure to interest rate risk and equity price risk, New Aetna believes that these changes in market rates and prices would not materially affect the consolidated near-term financial position, results of operations or cash flows of New Aetna.

LIQUIDITY AND CAPITAL RESOURCES

  CASH FLOWS

     Generally, New Aetna meets its operating requirements by maintaining appropriate levels of liquidity in its investment portfolio and using overall cash flows from premiums, deposits and income received on investments. Overall cash flows are used primarily for claim and benefit payments, contract withdrawals and operating expenses.

     During the first six months of 2000 and 1999, New Aetna used net cash generated from investing, financing and operating activities to pay approximately $157 million and $155 million, respectively, of dividends to Aetna, its sole shareholder.

     In 1999, net cash generated from investing, financing and operating activities was used to make approximately $561 million of investments in core businesses and acquisitions and pay approximately $635 million of dividends to Aetna. In 1998, net cash generated by investing, financing and operating activities was used to make approximately $1.1 billion of investments in core businesses and pay approximately $520 million of dividends to Aetna.

     New Aetna monitors the duration of its debt securities portfolio (which is highly marketable) and mortgage loans, and executes its purchases and sales of these investments with the objective of having adequate funds available to satisfy New Aetna's maturing liabilities.

     Refer to the "Consolidated Statements of Cash Flows" for additional information.

  FINANCINGS AND FINANCING CAPACITY

     New Aetna has significant short-term liquidity supporting its businesses. New Aetna will use short-term borrowings from time to time to address timing differences between cash receipts and disbursements. Also, in 1999 and 1998, New Aetna used these borrowings to finance an increased amount of disbursements since an increased amount of its other funds were used in connection with acquisitions. Prior to the spin-off, New Aetna had revolving credit facilities in an aggregate amount of $2.0 billion. These facilities will not continue following the spin-off and New Aetna intends to enter into a new revolving credit facility or other borrowing arrangements, providing for an aggregate borrowing capacity of approximately $2.5 billion. New Aetna anticipates that these arrangements will include covenants that will require, among other things, that New Aetna maintain a certain level of net worth. Refer to Note 8 of Condensed Notes to Interim Consolidated Financial Statements and Note 11 of Notes to Consolidated Financial Statements for additional information. New Aetna anticipates borrowing under the credit facility or issuing short-term debt in connection with the spin-off. Refer to "Summary" for more information.

     The acquisition of PHC was financed by issuing $500 million of three-year senior notes to Prudential and by using funds made available from issuing commercial paper. The acquisition of NYLCare was financed with funds made available from issuing commercial paper. New Aetna issued $300 million of debt in the fourth quarter of 1998. At the time of the acquisition, New Aetna hedged a portion of the anticipated issuance of fixed-income securities against interest rate risk using futures contracts, with unrealized gains or losses on these contracts deferred under hedge accounting. While New Aetna expected to issue fixed-income securities, continued unfavorable market conditions delayed this issuance from the original probable expected time frame. Accordingly, New Aetna ceased hedge accounting under its policies and recognized the deferred hedge gain of $14 million in the third quarter of 1999 as a realized capital gain, included in Corporate.

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

     New Aetna continually monitors existing and alternative financing sources to support its capital and liquidity needs, including, but not limited to, debt issuance, preferred or common stock issuance, intercompany borrowings and pledging or selling of assets.

     New Aetna is currently expected to have a total debt level at the time of the closing of the ING transaction that exceeds total debt level at June 30, 2000. It also is a condition to closing the ING transaction that New Aetna have an investment grade debt rating of either at least BBB from Standard & Poor's or Baa2 from Moody's Investors Service.

     New Aetna's capitalization and liquidity will undergo a number of changes in connection with the spin-off and the merger. See "Summary" and "Unaudited Pro Forma Condensed Consolidated Financial Statements."

  DIVIDEND POLICY

     Our board of directors currently intends that we use excess cash flow to repurchase shares or pay down debt, and, as a result, we currently expect that initially New Aetna will pay a minimal quarterly dividend. The actual dividend rate for New Aetna common stock will be determined at a later date. The first dividend is expected to be paid in the first quarter of 2001. Our board will be free to change our dividend practices at any time. The board will base its decisions on, among other things, general business conditions, our financial results, contractual, legal and regulatory restrictions regarding dividend payments by our subsidiaries, practices of peer companies and any other factors the board may consider to be relevant.

  RESTRICTIONS ON CERTAIN PAYMENTS BY NEW AETNA

     In addition to general state law restrictions on payments of dividends and other distributions to shareholders applicable to all corporations, HMOs and insurance companies are subject to further state regulations that, among other things, may require those companies to maintain certain levels of equity, and restrict the amount of dividends and other distributions that may be paid to their parent corporations. These regulations are not directly applicable to New Aetna as it is not an HMO or insurance company. The additional regulations applicable to New Aetna's indirect HMO and insurance company subsidiaries are not expected to affect the ability of New Aetna to pay dividends, or to service outstanding debt.

  SOLVENCY REGULATION

     State insurance regulators have adopted changes in statutory accounting practices and other initiatives to strengthen solvency regulation. The National Association of Insurance Commissioners ("NAIC") adopted risk-based capital ("RBC") standards for life insurers that are designed to identify weakly capitalized companies by comparing each of New Aetna's life insurance subsidiaries' adjusted surplus to its required surplus ("RBC ratio"). The RBC ratio is designed to reflect the risk profile of the life insurance subsidiaries. Within certain ratio ranges, regulators have increasing authority to take action as the RBC ratio decreases. There are four levels of regulatory action, ranging from requiring insurers to submit a comprehensive plan to the state insurance commissioner to requiring the state insurance commissioner to place the insurer under regulatory control. The RBC ratio for each of New Aetna's primary life insurance subsidiaries, as measured at December 31, 1999, was above the levels that would require regulatory action. External rating agencies use their own RBC standards as part of determining a company's rating. The RBC framework described above for life insurers was recently extended by the NAIC to health organizations, including HMOs. Although not all states have adopted these rules at December 31, 1999, each of New Aetna's active HMOs has a surplus that exceeded either the applicable state net worth requirements or, where adopted, the levels that would require regulatory action under the NAIC's RBC rules.

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

  PROPOSED SALE OF MEXICAN BUSINESSES

     Aetna, with the consent of ING, has entered into an agreement providing for the sale of certain of its Mexican businesses to Grupo Financiero BBVA Bancomer, S.A. de C.V., for approximately $693 million in cash. Completion of this sale is subject to obtaining Mexican regulatory approval and other customary closing conditions but is not subject to completion of the spin-off and the merger. Under the merger agreement between Aetna and ING, New Aetna is entitled to receive approximately $35 million of the sale proceeds.

GOODWILL AND OTHER ACQUIRED INTANGIBLE ASSETS

     Goodwill and other acquired intangible assets were $8.2 billion at June 30, 2000 and $8.7 billion at December 31, 1999, or approximately 75% and 81% of consolidated shareholder's equity, respectively. The amortization of goodwill and other acquired intangible assets was $218 million for the six months ended June 30, 2000 and $420 million for the year ended December 31, 1999, or approximately 67% and 56% of pretax income from continuing operations. The amortization of other acquired intangible assets reflects management's estimate of the useful life of acquired intangible assets (primarily customer lists, health provider networks, workforce and computer systems), generally over various periods not exceeding 25 years. Management's estimate of the useful life of goodwill, which represents the excess of cost over the fair value of net assets acquired, is 40 years. The risk associated with the carrying value of goodwill and other acquired intangible assets is whether future operating income (before amortization of goodwill and other acquired intangible assets) will be sufficient on an undiscounted basis to recover the carrying value. New Aetna regularly evaluates the recoverability of goodwill and other acquired intangible assets and believes such amounts are currently recoverable. However, any significant change in the useful lives of goodwill or other acquired intangible assets, as estimated by management, could have a material adverse effect on results of operations and financial condition.

     Refer to "-- Six Months Ended June 30, 2000 and 1999 -- Health
Care -- Health Risk and PHC -- Exiting Medicare Markets" for discussion relating to goodwill associated with certain Medicare service areas, which New Aetna has notified HCFA of its intent to exit.

NEW ACCOUNTING STANDARDS

     Refer to Note 1 of Condensed Notes to Interim Consolidated Financial Statements and Note 2 of Notes to Consolidated Financial Statements for a discussion of recently issued accounting standards.

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

                             BUSINESS OF NEW AETNA

     The following is a summary of New Aetna's two operating businesses, Health Care and Large Case Pensions.

HEALTH CARE

  PRODUCTS AND SERVICES

     Our Health Care business provides a full spectrum of health and dental products (managed care and indemnity) and group insurance products (life, disability and long-term care) on both an insured and an employer-funded basis. Under insured plans, we assume all or a majority of health care cost, utilization, mortality, morbidity or other risk depending on the product. Under employer-funded plans, the plan sponsor assumes all or a majority of these risks.

     Health Care consists of Health Risk and PHC and Group Insurance and Other Health.

     Health Risk and PHC includes health and dental plans offered on an insured basis and the results of servicing Prudential's administrative services only, or ASO, business.

     Group Insurance and Other Health includes group life and disability insurance, long-term care insurance and all health plans (other than the Prudential ASO business), offered on an employer-funded basis.

     The following table summarizes premiums and fees and other income for Health Risk and PHC and Group Insurance and Other Health:

                                               SIX MONTHS ENDED
                                                   JUNE 30,          YEARS ENDED DECEMBER 31,
                                               ----------------  ---------------------------------
                                                   2000(1)        1999(1)     1998(2)      1997
                                               ----------------  ---------   ---------   ---------
                                                                            (MILLIONS)
Health Risk and PHC..........................  $       11,128.5  $17,467.2   $11,780.8   $ 9,735.0
Group Insurance and Other Health.............           1,455.2    2,812.7     2,666.5     2,573.5
                                               ----------------  ---------   ---------   ---------
          Total Health Care..................  $       12,583.7  $20,279.9   $14,447.3   $12,308.5
                                               ================  =========   =========   =========

---------------
(1) Includes results of PHC since August 6, 1999.

(2) Includes results of NYLCare since July 15, 1998.

     Under insured plans, we charge a premium and under employer-funded plans, we charge a fee for administrative and claim services.

     The principal commercial health products, offered both on an insured and employer-funded basis, are described below:

     - Health Maintenance Organization ("HMO") plans offer comprehensive managed care benefits generally through participating network physicians, hospitals and other providers. When an individual enrolls in one of our HMOs, he or she selects a primary care physician ("PCP") from among the physicians participating in our network. PCPs generally are family practitioners, internists, general practitioners or pediatricians who provide necessary preventive and primary medical care, and are generally responsible for coordinating other necessary health care, including making referrals to participating network specialists. Preventive care and quality improvement are emphasized in these plans. We offer HMO plans with varying levels of copayments which result in different levels of premium rates.

     - Point-of-Service ("POS") plans blend the characteristics of HMO and indemnity plans. Members can have comprehensive HMO-style benefits through participating network providers with minimum out-of-pocket expense (copayments) and also can go directly, without a referral, to any provider

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

       they choose, subject to, among other things, certain deductibles and coinsurance, with member cost sharing limited by out-of-pocket maximums.

     - Preferred Provider Organization ("PPO") plans offer the member the ability to select any health care provider, with benefits paid at a higher level when care is received from a participating network provider. Coverage is subject to copayments or deductibles and coinsurance, with member cost sharing limited by out-of-pocket maximums.

     - Indemnity plans offer the member the ability to select any health care provider for covered services. Some managed care and medical cost containment features may be included in these plans, such as inpatient precertification, limiting payments to reasonable and customary charges and benefits for preventive services. Coverage is subject to deductibles and coinsurance, with member cost sharing limited by out-of-pocket maximums.

     In addition to commercial health products, in select markets, we also offer coverage for Medicare beneficiaries and individuals eligible for Medicaid benefits and subsidized children's health insurance programs. Coverages include the following:

     - Through annual contracts with HCFA, our HMOs offer coverage for Medicare-eligible individuals in certain geographic areas. Generally, services must be obtained through participating network providers, with the exception of emergency and urgent care. Members have historically received enhanced benefits over standard Medicare fee-for-service coverage, including vision, hearing and pharmacy coverage. These Medicare plans are offered on an insured basis.

     - In June 2000, we announced our intention to exit additional unprofitable Medicare markets effective January 1, 2001. Such markets constitute approximately 50% of our Medicare membership at June 30, 2000. During the remainder of 2000, we will continue to monitor any legislative or regulatory changes that might increase reimbursements under applicable Medicare contracts and then make a final determination whether to exit these Medicare markets, as permitted under HCFA regulations, depending on the level of the reimbursement increase. Legislation to increase these reimbursements is currently pending in Congress. However, it is uncertain whether this legislation will be enacted or whether, if enacted, increases in reimbursements would be sufficient to encourage us to remain in these markets.

     - We have contracts with some state and local agencies to offer coverage for individuals eligible for Medicaid and subsidized children's health insurance programs. Benefits are determined by the contracting agencies. This coverage is offered on an insured basis.

     We offer a variety of other health care coverages offered as either supplements to health products or as stand-alone products. Coverages, which are offered on an insured or employer-funded basis, include indemnity and managed dental plans, and prescription drug, vision and behavioral health programs. We are the nation's second largest provider of dental coverage, based on membership.

     Group Insurance consists primarily of the following:

     - Group Life Insurance consists principally of renewable term coverage, the amounts of which may be fixed or linked to individual employee wage levels. Basic and supplemental term coverage and spouse and dependent coverages are available. Group universal life and accidental death benefit coverages are also available. Group life insurance is offered on an insured basis.

     - Group Disability Insurance provides coverage for disabled employees' income replacement benefits for both short-term disability and long-term disability. We also offer a managed disability product with additional case management features. Group disability insurance coverages are offered on both an insured and employer-funded basis.

     - Long-Term Care Insurance provides coverage for long-term care expenses in a nursing home, adult day care or home setting. Long-term care insurance is offered on an insured basis.

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

  PROVIDER NETWORKS

     General

     We provide members of our managed care plans with access to health care services through networks of independent health care providers. We contract with providers to participate in our provider networks in order to provide members with broad access to high quality, cost effective medical care. The participating providers in our networks are independent contractors and are neither employees nor agents of New Aetna.

     We use a variety of practices to help contain the rate of increase in the cost of medical services. In addition to contracts with health care providers, procedures include the development and implementation of standards for the appropriate utilization of health care resources and working with health care providers to review data in order to help them improve consistency and quality. We also have a variety of disease management programs related to specific chronic diseases such as asthma, diabetes and congestive heart failure.

     At June 30, 2000, we had approximately 448,000 health care providers participating in our networks nationwide, including more than 283,000 physicians and more than 3,100 hospitals.

  CONTRACTING

     Primary Care Physicians

     Current compensation by our HMOs to directly contracted PCPs is principally on a capitated basis, although we also use fee-for-service contracts and have eliminated or partially eliminated capitation in some areas. Under a capitation arrangement, physicians receive a monthly fixed fee for each HMO member, regardless of the medical services provided to the member. In a fee-for-service arrangement, network physicians are paid for health care services provided to the member based upon a fee schedule.

     Hospitals

     We typically enter into contracts that provide for all-inclusive rates per diem and per case (including certain hospital-based physician services, such as radiology, anesthesiology and pathology), with fixed rates for ambulatory surgery and emergency room services. We have some hospital contracts that pay a percentage of billed charges.

     Our HMOs generally require precertification of elective admissions and monitoring of the length of hospital stays. Participating physicians generally admit their HMO patients to participating hospitals using referral procedures that direct the hospital to contact our patient management unit, which confirms the patient's membership status while obtaining pertinent data. This unit also coordinates related activities, including the subsequent transition to the home environment and home care, if necessary. Case management assistance for complex or "catastrophic" cases is provided by a special case unit.

     Specialist and Ancillary Services

     Specialist physicians participating in our networks are generally reimbursed at contracted rates per visit or procedure.

     Our HMOs have capitated payment arrangements for most mental health, substance abuse, laboratory, radiology, diagnostic imaging, podiatric and physical therapy services.

     Integrated Delivery Systems

     In some locations, we have developed contractual relationships with integrated delivery systems ("IDSs") to provide comprehensive medical and hospital services. Under these arrangements, our HMOs contract with an IDS for a fixed, per member fee or a percentage of premium. These arrangements cover most or all of the care required by the member which is generally delivered by the IDS and its affiliated PCPs, hospitals and specialists.

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

  QUALITY ASSESSMENT

     Quality assessment programs begin with the initial selection of providers. Physicians wanting to participate in our networks must satisfy an extensive set of criteria, including licensing, hospital admission privileges, demonstrated proficiency, written references, patient access, office standards, after-hours coverage and many other factors. Hospitals also have an extensive set of criteria, including HCFA and the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") accreditation.

     Participating physicians are recredentialed regularly. Recredentialing of PCPs covers many aspects of patient care, which may include an analysis of member grievances filed with us, on-site interviews, member surveys and analysis of drug prescription patterns, and, for HMOs, analysis of utilization patterns. Committees, composed of a peer group of participating private physicians, review participating PCPs being considered for recredentialing.

     We also offer quality and outcome measurement and improvement programs, and health care data analysis systems for providers and purchasers of health care.

     We seek accreditation for some of our HMO plans from the National Committee for Quality Assurance ("NCQA"), a national organization established to review the quality and medical management systems of HMOs and other managed care plans. Accreditation by NCQA is a nationally recognized standard. As of June 30, 2000 approximately 82% of our HMO members participated in HMOs that had received accreditation by the NCQA.

  PRINCIPAL MARKETS AND SALES

     Total Commercial, Medicare and Medicaid HMO, POS, PPO and Indemnity membership ("Health membership") is widely dispersed throughout the United States. We offer a wide array of benefit plans, many of which are available in all 50 states.

     Products offered by Group Insurance and Other Health are available in all 50 states. Depending on the product, we market to a range of customers from small employer groups to large, multi-site national accounts.

     The following table presents Health Care's membership by region and funding arrangement, at the following dates:

                                    AT JUNE 30,                                AT DECEMBER 31,
                              ------------------------   ------------------------------------------------------------
                                      2000 (1)                   1999 (2)                   1998 (3)            1997
                              ------------------------   -------------------------   -----------------------   ------
                               RISK    NONRISK  TOTAL     RISK    NONRISK   TOTAL    RISK    NONRISK  TOTAL    TOTAL
                              ------   -------  ------   ------   -------   ------   -----   -------  ------   ------
                                                                    (THOUSANDS)
Northeast...................   1,515       807   2,322    1,535      858     2,393   1,347       708   2,055    1,824
Mid-Atlantic................   1,992     1,442   3,434    2,140    1,462     3,602   1,759     1,268   3,027    3,023
Capitol.....................     779       996   1,775      900    1,107     2,007     791       984   1,775    1,265
Southeast...................   1,385     1,132   2,517    1,518    1,263     2,781     613     1,009   1,622    1,554
Mid-West....................   1,036     1,904   2,940    1,091    1,995     3,086     710     1,817   2,527    2,311
West Central................     773       967   1,740      711      998     1,709     208       785     993    1,192
Southwest...................   1,241     1,161   2,402    1,785    1,286     3,071     997       910   1,907    1,126
Pacific Coast...............   1,344       952   2,296    1,359    1,047     2,406     878       881   1,759    1,439
                              ------   -------  ------   ------   ------    ------   -----   -------  ------   ------
  Total Health Membership...  10,065     9,361  19,426   11,039   10,016    21,055   7,303     8,362  15,665   13,734
                              ======   =======  ======   ======   ======    ======   =====   =======  ======   ======

---------------
(1) Excludes approximately 520 members of the NYLCare Texas operations that were sold in the first half of 2000.

(2) Includes 5,093 PHC health care members, of which 1,688 represent ASO members that we have agreed to service for Prudential.

(3) Includes 1,975 NYLCare members.

     For membership composition of our products by funding arrangement, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Six Months Ended June 30, 2000 and

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

1999 -- Health Care -- Membership" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- 1999, 1998 and 1997 -- Health Care -- Membership."

     For both Health Risk and PHC and Group Insurance and Other Health, products and services are marketed primarily to employers for the benefit of employees and their dependents. Frequently, employers offer employees a choice of coverages, from which the employee makes his or her selection during a designated annual open enrollment period. Employers pay all or a portion of the monthly premiums, and employees, through payroll deductions, pay any premium not provided as an employee benefit.

     Within Health Risk and PHC, Medicare coverage is sold on an individual basis as well as through employer groups to their retirees. Medicaid and subsidized children's health insurance programs are marketed to individuals rather than employer groups.

     Our products are sold primarily through our sales personnel, who frequently work with independent consultants and brokers who assist in the production and servicing of business. Sales representatives also sell to employers on a direct basis.

     For large plan sponsors, independent consultants and brokers are frequently involved in employer health plan selection decisions and sales.

     Marketing and sales efforts are promoted by an advertising program which includes television, radio, billboards and print media, supported by market research and direct marketing efforts.

  HEALTH PRICING

     For insured commercial plans, customer contracts are generally established in advance of the policy period, for a duration of one year. In determining the premium rates to be charged to the customer, prospective and retrospective rating methodologies are used.

     Under prospective rating, a fixed premium rate is determined at the beginning of the policy period. Unanticipated increases in medical costs cannot be recovered in the current policy year; however, prior experience for a product in the aggregate is considered, among other factors, in determining premium rates for future periods. Federally qualified HMOs are required to set premiums in this manner.

     For federally qualified HMOs and for other plans where required by law, we establish premium rates prior to contract inception, without regard to actual utilization of services incurred by individual members, using one of three approved community rating methods. These rates may vary from account to account to reflect projected family size and contract mix, benefit levels, renewal date, and other factors. Under the "traditional community rating" method, a plan establishes premium rates based on its revenue requirements for its entire enrollment in a given community. Under the "community rating by class" method, a plan establishes premium rates based on its revenue requirements for broad classes of membership distinguished by factors such as age and sex. Under the "group specific community rating" method, a plan establishes premium rates based in part on its revenue requirements for providing services to the group. State laws in some of the states in which we operate plans require the filing with and approval by the state of plan premium rates, and some states may prohibit the use of one or more of these rating methods. In addition to reviewing anticipated medical costs, some states also review anticipated administrative costs as part of the approval process. Our future results could be affected if the premium rates we request are not approved or are adjusted downward by state regulators. For non-federally qualified HMOs, "experience" rating methods are utilized. Premium rates for "experience rated" plans give consideration to the plan sponsors' historical and anticipated claim experience.

     Under retrospective rating, a premium rate is determined at the beginning of the policy period. Once the policy period has ended, the actual experience is reviewed. If the experience is positive (i.e., actual claim costs and other expenses are less than those expected) then a refund may be credited to the policy. If the experience is negative, then the resulting deficit may, in certain instances, be recovered through contractual provisions; otherwise the deficit is considered in setting future premium levels. If a customer

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                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

elects to terminate coverage, these deficits generally cannot be recovered. Retrospective rating is often used for non-HMO, employer-funded plans which cover more than 300 lives.

     We have contracts with HCFA to provide HMO Medicare+Choice coverage to Medicare beneficiaries who choose health care coverage through an HMO. Under these annual contracts, HCFA pays the HMO at a capitated rate based on membership and adjusted for demographic factors and a user fee. Inflation, changes in utilization patterns and benefit plans, demographic factors such as age and sex, and both local county and national fee for service average per capita Medicare costs are considered in the rate calculation process. Amounts payable under Medicare risk arrangements are subject to annual unilateral revision by HCFA. In addition to premiums received from HCFA, most of the Medicare products offered by us require a supplemental premium to be paid by the member. Under Medicare risk arrangements, we assume the risk of higher than expected medical expenses. Medicare contracts generate higher per member per month revenues, but also generate higher per member per month medical expenses, than commercial plans.

     We also have HMO contracts with a variety of federal government employee groups under the Federal Employees Health Benefit Program. Premium rates are subject to federal government review and audit.

     We have contracts with some states and local agencies in Maine, New Jersey, Pennsylvania and Washington to provide fully insured health benefits to persons eligible for Medicaid and/or subsidized children's health insurance program benefits. These contracts are generally for a period of one to three years. We receive a fixed monthly payment based on membership in return for the coverage of health care services. The rates are subject to periodic unilateral revision by the contracting agencies. We assume the risk of higher than expected medical expenses.

     Contracts with plan sponsors to provide administrative services for employer-funded plans are generally for a period of one year. Some of our contracts include certain guarantees with respect to certain functions such as customer service response time, claim processing accuracy and claim processing turnaround time, as well as certain guarantees that claim expenses to be incurred by plan sponsors will fall within a certain range. With any of these guarantees, we are financially at risk if the conditions of the arrangements are not met, though the maximum at risk is typically 10% -- 30% of fees for the customer involved.

  COMPETITION

     Competition in the health care industry has intensified in recent years, primarily due to more aggressive marketing and pricing, a proliferation of competing products, including new products developed in an effort to contain health care costs, and increased quality and price sensitivity. New entrants into the marketplace as well as significant consolidation within the industry have also contributed to the more intense competitive environment.

     We believe that the most significant factors that distinguish competing health plans are quality of service, comprehensiveness of coverage, cost (including both premium and member out-of-pocket costs), product design, financial stability and the geographic scope of provider networks and the providers available in such networks and managed care programs (including NCQA accreditation status). We believe that we are competitive in each of these areas. The ability to increase the number of persons covered by our benefits or to increase revenues is affected by competition in any particular area. In addition, the ability to increase the number of persons enrolled in Health Risk products is affected by the desire and ability of employers to self fund their health coverage. Competition may also affect the availability of services from health care providers, including primary care physicians, specialists and hospitals.

     Within Health Risk and PHC, we compete with local and regional managed care plans, in addition to managed care plans sponsored by large health insurance companies and Blue Cross/Blue Shield plans. Additional competitors include other types of medical and dental provider organizations, various specialty

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              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

service providers, integrated health care delivery organizations, and in certain plans, programs sponsored by the federal or state governments.

     Within the Other Health component of Group Insurance and Other Health, we compete primarily with other commercial insurance companies and third party administrators.

     For the Group Insurance industry, we believe that the most significant factors which distinguish competing companies are price, quality of service, comprehensiveness of coverage, and product array and design. Specialty carriers have increased market penetration in the life and disability business. The deeply penetrated group life market remains highly competitive.

  RESERVES

     For Health Risk and PHC, the liability for health care costs payable reflects estimates of the ultimate cost of claims that have been incurred but not yet reported or reported but not yet paid. Health care costs payable are estimated periodically, and any resulting adjustments are reflected in current-period operating results within health care costs. Health care costs payable are based on a number of factors, including those derived from historical claim experience. An extensive degree of judgment is used in this estimation process, considerable variability is inherent in such estimates, and the adequacy of the estimate is highly sensitive to changes in medical claims payment patterns and changes in medical cost trends. A worsening (or improvement) of medical cost trend or changes in claim payment patterns from those assumed in estimating health care costs payable would cause these estimates to change and such change could be material.

     For Group Insurance products, reserves are established as premiums become due to reflect the present value of expected future obligations net of the present value of expected future premiums. Policy reserves for group paid-up life insurance generally reflect long-term fixed obligations and are computed on the basis of assumed or guaranteed yield and benefit payments. Assumptions are based on our historical claim experience. For long-term disability products, reserves are established for (i) lives currently in payment status (using both standard industry, as well as our own morbidity and interest rate assumptions),
(ii) lives who have not yet satisfied the waiting period, but are expected to do so and (iii) claims that have been incurred but not yet reported. Long-term care reserves are a long-term obligation calculated using industry data for morbidity and mortality assumptions. Reserves for unpaid claims for other group health products (including short duration contracts) are estimated periodically and any resulting adjustments are reflected in current earnings.

     Group health and group insurance premiums are generally recorded as premium revenue over the term of the coverage. Some group contracts allow for premiums to be adjusted to reflect emerging experience. Such premiums are recognized as the related experience emerges.

  REINSURANCE

     We use reinsurance agreements with nonaffiliated insurers for Group Insurance products to control our exposure to large losses and certain other risks. We maintain catastrophic life reinsurance which provides protection against accidents involving five or more covered lives. For disability products, certain reinsurance arrangements have been established to reflect the circumstances of the specific disability risks. These include an excess individual amount arrangement for a particular market segment of disability products, a quota share treaty for another market segment of disability products, and facultative treaties on a case by case basis. In addition, we carry excess medical malpractice professional liability insurance.

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                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

GROUP LIFE INSURANCE IN FORCE AND OTHER STATISTICAL DATA

     The following table summarizes changes in group life insurance in force before deductions for reinsurance ceded to other companies for the years indicated:

                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                        (MILLIONS)
In force, end of year.......................................  $355,014   $378,727   $316,478
Terminations (lapses and all other).........................  $ 77,648   $ 14,018   $ 10,678
Number of policies and contracts in force, end of year:
  Group Life Contracts(1)...................................    14,519     14,044     13,849
  Group Conversion Policies(2)..............................    28,767     31,024     32,660

---------------
(1) Due to the diversity of coverages and size of covered groups, statistics are not provided for average size of policies in force.

(2) Reflects conversion privileges exercised by insureds under group life policies to replace those policies with individual life policies.

LARGE CASE PENSIONS

     Large Case Pensions manages a variety of retirement products (including pension and annuity products) offered to IRC Section 401 qualified defined benefit and defined contribution plans. Contracts provide nonguaranteed, partially guaranteed (experience-rated) and fully guaranteed investment options through general and separate account products. The majority of Large Case Pensions' products that use separate accounts provide contractholders with a vehicle for investments under which the contractholders assume the investment risk as well as the benefit of favorable performance. Large Case Pensions earns a management fee on these separate accounts.

     In 1993, we discontinued our fully guaranteed Large Case Pensions products. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Six Months Ended June 30, 2000 and 1999 -- Large Case Pensions -- Discontinued Products."

CUSTOMERS

     Premiums and fees from the federal government accounted for 21% of the Health Care segment's revenue in 1999. Contracts with HCFA accounted for 81% of these premiums and fees, with the balance from federal employee related benefit programs. Our Large Case Pensions business is not dependent upon a single customer or a few customers, the loss of which would have a significant effect on the earnings of the segment. Refer to Note 15 of Notes to Consolidated Financial Statements regarding segment information.

TRADEMARKS

     The trademarks Aetna(R), Aetna U.S. Healthcare(R), and U.S. Healthcare(R), together with the corresponding design logos, are owned by us. We consider these trademarks and our other trademarks and trade names important in the operation of our business. However, our business is not dependent on any individual trademark or trade name.

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              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

RATINGS

     Many of our group insurance and large case pensions products are written out of Aetna Life Insurance Company ("ALIC"), one of our subsidiaries. Many of our customers may consider ALIC's claims-paying ratings to be important. ALIC has the following claims-paying ratings:

                                                               CLAIMS-PAYING        CLAIMS-PAYING
                                                                   RATING               RATING
                       RATING AGENCY                          (APRIL 26, 2000)   (AUGUST 3, 2000) (1)
                       -------------                          ----------------   --------------------
A.M. Best...................................................      A                   A
Fitch (formerly Duff & Phelps)..............................     AA-                 AA-
Moody's Investors Service...................................     A1                  A1
Standard & Poor's...........................................     A+                  A+

---------------
(1) A.M. Best has the ALIC rating under review with developing implications. Moody's has placed the ALIC rating on review. Standard and Poor's has placed the ALIC rating on CreditWatch negative. Fitch has placed the ALIC rating on watch, evolving.

     New Aetna has received the following ratings for its senior debt:

                                                              SENIOR DEBT
                       RATING AGENCY                            RATING
                       -------------                          -----------
Moody's Investors Service...................................
Standard & Poor's...........................................

EMPLOYEES

     We had about 40,000 domestic employees at June 30, 2000.

PROPERTIES

     Our home office is a building complex located at 151 Farmington Avenue, Hartford, Connecticut. We and some of our subsidiaries also own or lease other space in the greater Hartford area; Blue Bell, Pennsylvania; Fairfield, New Jersey and Roseland, New Jersey; as well as various field locations throughout the country. We believe our properties are adequate and suitable for our business as presently conducted.

     The foregoing does not include numerous investment properties held by us in our general and separate accounts.

REGULATION

  GENERAL

     Our operations are subject to comprehensive regulation throughout the United States. Supervisory agencies, including (depending on the state) state health, insurance, corporation and securities departments, have broad authority to grant licenses to transact business and regulate many aspects of the products and services offered by us, as well as solvency and reserve adequacy. Many agencies also regulate investment activities on the basis of quality, diversification, and other quantitative criteria. Our operations and accounts are subject to examination at regular intervals by certain of these regulators.

  HEALTH CARE

     The federal government and the states in which we conduct our HMO and other health operations have adopted laws and regulations that govern our business activities to varying degrees. These laws and regulations may restrict how we conduct our businesses and may result in additional burdens and costs to us. Areas of governmental regulation include licensure, premium rates, benefits, service areas, quality

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                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

assurance procedures, plan design and disclosures, eligibility requirements, provider rates of payment, surcharges on provider payments, provider contract forms, underwriting, financial arrangements, financial condition (including reserves) and corporate governance. These laws and regulations are subject to amendments and changing interpretations in each jurisdiction.

     States generally require HMOs to obtain a certificate of authority prior to commencing operations. To establish an HMO in any state where we do not presently operate an HMO, we generally have to obtain such a certificate. The time necessary to obtain such a certificate varies from state to state. Each HMO must file periodic financial and operating reports with the states in which it does business. In addition, the HMOs are subject to state examination and periodic license renewal.

     Recent Medicare Changes

     In 1997, the federal government passed legislation related to Medicare that changed the method for determining premiums that the government pays to HMOs for Medicare members. In general, the new method has reduced the premiums payable to us compared to the old method, although the level and extent of the reductions varies by geographic market and depends on other factors. The legislation also requires us to pay a "user fee." The changes began to be phased in on January 1, 1998 and will continue over five years. The federal government also announced in 1999 that it planned to begin to phase in risk adjustments to its premium payments over a five-year period commencing January 1, 2000. It is anticipated that the net impact of the risk adjustments will be to reduce the premiums payable to us. While the phase-in provisions provide us with an opportunity to offset some of the premium reductions, the risk adjustments and the user fee by adjusting the supplemental premiums that members pay to us and by adjusting the benefits included in our products, because of competition and other factors, the adjustments we can make may not fully offset the reductions in premiums from the government. Because of these reduced premiums and the user fee, as well as other factors including new Medicare+Choice regulations issued by HCFA, we decided not to renew our Medicare HMO contracts (or to reduce contract service areas) in certain areas effective January 1, 1999, January 1, 2000 and January 1, 2001. Legislation is currently pending in Congress to increase payments to HMOs under Medicare. Such legislation may or may not be enacted and may not be sufficient to encourage us to renew those contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Six Months Ended June 30, 2000 and 1999 -- Health Care -- Health Risk and PHC -- Exiting Medicare Markets" and "Business of New Aetna."

     HIPAA

     The federal government enacted the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") in 1997. The legislation has three main effects:

     - it limits pre-existing condition exclusions that apply to individuals changing jobs or moving to individual coverage;

     - it guarantees that employees in the small group market have available health coverage; and

     - it prevents exclusion of individuals from coverage under group plans based on health status.

     In addition, regulations were recently proposed under HIPAA relating to the privacy of health information and certain other matters affecting the administration of health and related plan benefits. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Six Months Ended June 30, 2000 and 1999 -- Health Care -- Outlook" for more information.

     ERISA

     The provision of services to certain employee health benefit plans is subject to the Employee Retirement Income Security Act of 1974 ("ERISA"), a complex set of laws and regulations subject to interpretation and enforcement by the Internal Revenue Service and the Department of Labor ("DOL"). ERISA regulates certain aspects of the relationships between New Aetna and employers who maintain
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              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

employee benefit plans subject to ERISA. Some of our administrative services and other activities may also be subject to regulation under ERISA. In addition, some states require licensure or registration of companies providing third party claims administration services for benefit plans.

     Other Recent Matters

     The federal government and many states, including states in which we have substantial managed care membership, have enacted or are seriously considering additional legislation or regulation related to managed care. Other federal legislation, effective January 1, 1998, mandates minimum hospital stays after childbirth and that health plans apply lifetime limits to mental health benefits with parity.

     This legislation or regulation includes, among other things, the following:

     - Eliminating or reducing the scope of ERISA pre-emption of state medical and bad faith claims under state law, exposing health plans to expanded liability to punitive and other extra-contractual damages

     - Extension of malpractice and other liability for medical and other decisions from providers to health plans

     - Liability for negligent denials or delays in coverage

     - Mandatory coverage of experimental procedures and drugs

     - Mandatory direct access to specialists for patients with chronic conditions

     - Mandatory direct access to specialists (including OB/GYNs) and chiropractors

     - Mandated expanded consumer disclosures and notices

     - Mandatory expanded coverage for emergency services

     - Mandated liberalized definitions of medical necessity

     - Mandated liberalized internal and external grievance and appeal procedures (including expedited decision making)

     - Mandatory maternity and other lengths of hospital inpatient stay

     - Mandatory point-of-service benefits for HMO plans

     - Prohibition of so-called "gag" and similar clauses in physician agreements

     - Prohibitions on incentives based on utilization

     - Prohibition or limitation of arrangements designed to manage medical costs and improve quality of care, such as capitated arrangements with providers or provider financial incentives

     - Regulation of and restrictions on utilization management and review

     - Regulation of the composition of provider networks, such as any willing provider and pharmacy laws

     - Required payment levels for out-of-network care

     - Exempting physicians from the antitrust laws that prohibit price fixing, group boycotts and other horizontal restraints on competition

     - Restrictions on health plan claim and related procedures

     - Regulations relating to procedures to protect the confidentiality of medical records

     - Third-party review of denials of benefits (including denials based on a lack of medical necessity)

     - Restricting or eliminating the use of formularies for prescription drugs

     For example, in 1999, the House of Representatives passed the Norwood-Dingell bill which would (if it became law), among other things, place limits on health care plans' methods of operations, limit employers' and health care plans' ability to define medical necessity and permit employers and health care plans to be sued in state courts for coverage determinations. The Senate has also passed a version of this bill, although the Senate version would not permit employers and health care plans to be sued in state courts for coverage determinations and contains somewhat less restrictive limits on health care plan methods of operations.

     It is uncertain whether we can recoup, through higher premiums or other measures, the increased costs of mandated benefits or the other increased costs caused by such legislation or regulation.
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                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

     The Health Care business also may be adversely impacted by court and regulatory decisions that expand the interpretations of existing statutes and regulations, impose medical or bad faith liability, increase our responsibilities under ERISA, or reduce the scope of ERISA pre-emption of state law claims.

     Texas Agreement

     On April 11, 2000, our Texas HMOs entered into an assurance of voluntary compliance with the Office of the Attorney General of Texas to settle, with prejudice and without admission, litigation commenced by the Office of the Attorney General of Texas in December 1998 regarding certain alleged business practices and to make additional commitments. The agreement provides for, among other things, allowing directly contracted Texas physicians in small group or individual practice to choose whether to participate in either or both of our HMO/HMO-based and PPO/PPO-based product lines; paying directly contracted capitated primary care physicians with fewer than 100 HMO members on a fee-for-service basis rather than a capitated basis; expanding independent external review of coverage denials to include disputes regarding experimental and investigational coverage, emergency coverage, prescription drug coverage and standing referrals to specialists; and the creation of an Office of the Ombudsman that will act as an advocate for members and assist them with appeals or complaints. The agreement does not include any finding of fault nor does it include any fines or penalties. We do not expect the agreement to have a material adverse effect on our financial condition or results of operations, and the agreement provides for potential relief should such unexpected impact occur. For information regarding regulation of pricing by our HMOs, refer to "-- Health Care -- Health Pricing."

  INVESTMENT AND RETIREMENT PRODUCTS AND SERVICES

     Operations conducted by large case pensions are subject to regulation by various government agencies where we conduct business, in particular the insurance departments of Connecticut and New York. Among other matters, these agencies may regulate premium rates, trade practices, agent licensing, policy forms, underwriting and claims practices, the maximum interest rates that can be charged on life insurance policy loans, and the minimum rates that must be provided for accumulation of surrender value.

  FEDERAL EMPLOYEE BENEFIT REGULATION

     Large case pensions also provides a variety of products and services to employee benefit plans that are covered by ERISA.

     In December 1993, in a case involving an employee benefit plan and an insurance company, the United States Supreme Court ruled that assets in the insurance company's general account that were attributable to a portion of a group pension contract issued to the plan that was not a "guaranteed benefit policy" were "plan assets" for purposes of ERISA and that the insurance company had fiduciary responsibility with respect to those assets. In reaching its decision, the Supreme Court declined to follow a 1975 DOL interpretive bulletin that had suggested that insurance company general account assets were not plan assets.

     The Small Business Job Protection Act (the "Act") was signed into law in 1996. The Act created a framework for resolving potential issues raised by the Supreme Court decision. The Act provides that, absent criminal conduct, insurers generally will not have liability with respect to general account assets held under contracts that are not guaranteed benefit policies based on claims that those assets are plan assets. The relief afforded extends to conduct that occurs before the date that is 18 months after the DOL issues final regulations required by the Act, except as provided in the anti-avoidance portion of the regulations. The regulations, which were issued on January 5, 2000 address ERISA's application to the general account assets of insurers attributable to contracts issued on or before December 31, 1998 that are not guaranteed benefit policies. The conference report relating to the Act states that policies issued after December 31, 1998 that are not guaranteed benefit policies will be subject to ERISA's fiduciary obligations. We are not currently able to predict how these matters may ultimately affect our businesses.

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              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

  HMO AND INSURANCE HOLDING COMPANY LAWS

     A number of states, including Pennsylvania and Connecticut, regulate affiliated groups of HMOs and insurers such as New Aetna under holding company statutes. These laws may require these companies to maintain certain levels of equity. For information regarding restrictions on certain payments of dividends or other distributions by HMO and insurance company subsidiaries of New Aetna, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Some of these laws also regulate changes in control (as do Pennsylvania corporate laws), and other matters such as transactions with affiliates. See Note 15 of Notes to Consolidated Financial Statements.

  GUARANTY FUND ASSESSMENTS

     Under guaranty fund laws existing in all states, insurers doing business in those states can be assessed (up to prescribed limits) for certain obligations of insolvent insurance companies to policyholders and claimants. While we historically have recovered more than half of guaranty fund assessments through statutorily permitted premium tax offsets, significant increases in assessments could jeopardize future efforts to recover these assessments. Some states have similar laws relating to HMOs. There were no material charges to earnings for guaranty fund obligations during 1999, 1998, or 1997. On April 6, 2000, the State of New Jersey enacted the New Jersey Insolvent Health Maintenance Organization Assistance Fund Act of 2000. The act is designed to reimburse individuals who were covered by and providers that had contracts with two New Jersey HMOs prior to their insolvency. The total amount to be assessed to all HMOs in New Jersey is $50 million. The act requires that HMOs in the New Jersey market be assessed a charge calculated based on each HMO's proportionate share of premiums written in New Jersey relative to all HMO premiums written in New Jersey. We recorded an estimate of our share of this assessment, based on our HMO market share in New Jersey, of $23 million pre-tax ($15 million after-tax) in the second quarter of 2000.

     See Note 1 of Notes to Consolidated Financial Statements for further discussion of accounting standards related to guaranty fund assessments.

LEGAL PROCEEDINGS

  SHAREHOLDER LITIGATION

     Class action complaints were filed in the United States District Court for the Eastern District of Pennsylvania on November 5, 1997 by Eileen Herskowitz and Michael Wolin, and on December 4, 1997 by Pamela Goodman and Michael J. Oring. Other class action complaints were filed in the United States District Court for the District of Connecticut on November 25, 1997 by Evelyn Silvert; on November 26, 1997 by the Rainbow Fund, Inc.; and on December 24, 1997 by Terry
B. Cohen. The Connecticut actions were transferred to the United States District Court for the Eastern District of Pennsylvania for consolidated pretrial proceedings with the cases pending there. The plaintiffs filed a consolidated and amended complaint seeking, among other remedies, unspecified damages resulting from defendants' alleged violations of federal securities laws. The complaint alleged that Aetna and three of its current or former officers or directors, Ronald E. Compton, Richard L. Huber and Leonard Abramson, are liable for certain misrepresentations and omissions regarding, among other matters, the integration of the merger with U.S. Healthcare and Aetna's medical claim reserves. Aetna and the individual defendants filed a motion to dismiss the complaint on July 31, 1998. On February 2, 1999, the Court dismissed the complaint, but granted the plaintiffs leave to file a second amended complaint. On February 22, 1999, the plaintiffs filed a second amended complaint against Aetna, Ronald E. Compton and Richard L. Huber. Aetna and the remaining individual defendants filed a motion to dismiss the second amended complaint, and the court denied that motion in March 1999. On August 9, 1999, the court entered an order certifying as plaintiffs those persons who purchased Aetna common stock on the market from March 6, 1997 through 7:00 a.m. on September 29, 1997. Merits discovery was completed in early 2000. On January 31, 2000, plaintiffs filed expert reports. On February 3, 2000, defendants filed motions for summary judgment. Also on

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                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

February 3, 2000, plaintiffs moved for permission to file a third amended complaint. On March 20, 2000, the court granted plaintiffs leave to file a third amended complaint and adopted a revised schedule. Pursuant to the revised schedule, defendants filed new summary judgment motions in May 2000 and the parties conducted expert discovery which was completed in the third quarter of 2000. Trial was scheduled to begin in the fourth quarter of 2000. On October 5, 2000, the court entered an order granting preliminary approval to a settlement of the action. Under the terms of the settlement, which does not involve any admission of wrongdoing, Aetna and its insurance carriers will pay a total of $82.5 million into a settlement fund, which will be used to pay claims submitted by members of the class certified by the court and to pay fees of the plaintiffs' attorneys. A substantial portion of the settlement is covered by insurance, but Aetna's earnings for the quarter ending on September 30, 2000, will reflect an after-tax expense item of approximately $5 million to cover its share of the settlement. The agreement is subject to final court approval. The court has scheduled a hearing for December 18, 2000, concerning, among other things, whether it will grant final approval to the settlement.

     Four purported shareholder class action complaints were filed in the Superior Court of Connecticut, Hartford County, alleging in substance that Aetna and its directors breached fiduciary duties to shareholders in responding to a February 24, 2000 letter from WellPoint Health Networks, Inc. and ING America Insurance Holdings, Inc. which had invited discussions concerning a possible transaction. These actions were filed on behalf of George Schore, Michael Demetrio and Gersh Korsinsky on March 3, 2000, The Rainbow Fund on March 7, 2000, Eleanor Werbowsky on March 7, 2000, and Catherine M. Friend on March 23, 2000. On July 26, 2000 the Connecticut court ordered consolidation of the four Connecticut actions. On October 12, 2000 the plaintiffs in the four Connecticut actions withdrew their complaints. A fifth, substantially similar complaint was filed by Barnett Stepak on behalf of a purported class of Aetna shareholders on March 28, 2000 in the Supreme Court of New York, New York County. The complaint in the New York action seeks various forms of relief, including unspecified damages and equitable remedies. The New York litigation is in the preliminary stages. Defendants intend to defend this action vigorously.

  HEALTH CARE LITIGATION

     We are involved in several purported class action lawsuits that are part of a wave of similar actions targeting the health care industry and, in particular, the conduct of business by managed care companies.

     A purported class action complaint was filed in the United States District Court for the Eastern District of Pennsylvania on April 19, 1999 by Joseph Maio, Jo Ann Maio and Gary Bender seeking various forms of relief, including unspecified damages and treble damages, from Aetna and a number of its subsidiaries for alleged violations of the Racketeer Influenced and Corrupt Organizations Act ("RICO"), the Pennsylvania Unfair Trade Practices and Consumer Protection Law, and state common law. On September 29, 1999, the court dismissed the RICO claims with prejudice and dismissed the state law claims for lack of subject matter jurisdiction. The court held, among other things, that the plaintiffs lacked standing to pursue the federal RICO claims because they had not alleged an injury in fact. Plaintiffs have appealed the dismissal to the United States Court of Appeals for the Third Circuit. On August 11, 2000, the Third Circuit rendered its decision upholding the dismissal of the case.

     A purported class action complaint was filed in the United States District Court for the Eastern District of Pennsylvania on October 4, 1999 by Anthony Conte. The complaint seeks various forms of relief, including unspecified damages, from us for alleged violations of the Employee Retirement Income Security Act of 1974 ("ERISA"). The complaint alleges that we do not make adequate disclosure of provider compensation arrangements in the literature that we make available to actual or prospective members. We intend to defend the action vigorously and on November 1, 1999, filed a motion to dismiss the litigation for failure to state a claim upon which relief can be granted. On December 15, 1999, the court suspended further proceedings pending the resolution of the Maio appeal by the United States Court of Appeals for the Third Circuit. We have supplemented our pending motion to dismiss to address the application of the Maio decision to this case.

     A purported class action complaint was filed in the United States District Court for the Southern District of Mississippi on October 7, 1999 by Jo Ann O'Neill. An amended complaint was filed on
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              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

November 9, 1999 by Jo Ann O'Neill, Lydia K. Rouse and Danny E. Waldrop. The complaint seeks various forms of relief, including unspecified damages and treble damages and restitution of alleged improper profits, from Aetna, us, Richard L. Huber and unnamed members of the Board of Directors of Aetna for alleged violations of ERISA and RICO. The complaint alleges that defendants are liable for alleged misrepresentations and omissions relating to advertising, marketing and member materials directed to Aetna HMO members. On November 22, 1999, defendants moved to stay, dismiss or transfer the action to the United States District Court for the Eastern District of Pennsylvania based on the Conte and Maio complaints filed in that court. On January 25, 2000, the court suspended further proceedings pending resolution of a motion in cases involving other defendants to consolidate those actions in a single court. This litigation is in the preliminary stages. Defendants intend to defend the action vigorously.

     A purported class action complaint was filed in the Superior Court of California, County of Contra Costa on October 28, 1999 by Jeanne E. Curtright in her individual capacity and on behalf of the general public of the State of California. The complaint seeks various forms of relief, including injunctive relief, restitution and disgorgement of amounts allegedly wrongfully acquired, from Aetna, us, Aetna U.S. Healthcare of California Inc. and unnamed "John Doe" defendants for alleged violations of California Business and Professions Code Sections 17200 and 17500, California Civil Code Section 1750 and state common law in connection with the sale and marketing of health plans in California. The complaint alleges that defendants are liable for alleged misrepresentations and omissions relating to advertising, marketing and member materials directed to Aetna HMO, POS and PPO members and members of the general public. On December 16, 1999, defendants removed the action to the United States District Court for the Northern District of California. Plaintiff has moved to remand the action to state court. Aetna has moved to dismiss the complaint for failure to state a claim upon which relief can be granted and moved for a stay of the action pending resolution of the Maio and Conte matters. In August 2000, the court stayed further proceedings pending decision on Aetna's MDL Application (as described below). This litigation is in the preliminary stages. Defendants intend to defend the action vigorously.

     A complaint was filed in the Superior Court of the State of California, County of San Diego on November 5, 1999 by Linda Ross and The Stephen Andrew Olsen Coalition for Patients Rights, purportedly on behalf of the general public of the State of California. The complaint seeks various forms of relief, including injunctive relief, restitution and disgorgement of amounts allegedly wrongfully acquired, from Aetna, us, Aetna U.S. Healthcare of California, Inc. and additional unnamed "John Doe" defendants for alleged violations of California Business and Professions Code Sections 17200 and 17500. The complaint alleges that defendants are liable for alleged misrepresentations and omissions relating to advertising, marketing and member materials directed to Aetna HMO, POS and PPO members and the general public and for alleged unfair practices relating to contracting of doctors. On May 5, 2000, the court denied defendants' demurrer but granted in part their motion to strike portions of the complaint and ordered plaintiffs to file an amended complaint. An amended complaint was filed on May 15, 2000 and a second amended complaint on June 28, 2000. On August 15, the court denied defendants' demurrer but granted, in part, their motion to strike portions of the second amended complaint and ordered the plaintiffs to file a third amended complaint. The third amended complaint was filed on August 25, 2000. Defendants intend to defend the action vigorously.

     A purported class action complaint was filed in the United States District Court for the Southern District of Mississippi on November 22, 1999 by Raymond
D. Williamson, III. The complaint names as defendant The Prudential Insurance Company of America, and also names as defendants Aetna and us solely to the extent that we have assumed liability for the actions of Prudential in connection with our acquisition of the Prudential health care business. The complaint seeks various forms of relief from defendants, including unspecified damages, treble damages and imposition of a constructive trust, for alleged violations of RICO and ERISA. The complaint alleges that the Prudential Health Plans engaged in a nationwide fraudulent scheme of misrepresentation by stating that coverage and treatment decisions were made on the basis of medical necessity when Prudential allegedly implemented undisclosed policies designed to deny or limit claims and medical services. On December 30, 1999, we moved to stay, dismiss or transfer the action to the United States District Court for the Eastern District of Pennsylvania based on

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the fact that the Maio and Conte Complaints were filed in that court. On January
25, 2000, the court suspended further proceedings pending resolution of a motion in cases involving other defendants to consolidate those actions in a single court. This litigation is in the preliminary stages. We intend to defend the action vigorously.

     A purported class action complaint was filed in the United States District Court for the District of New Jersey on December 3, 1999 by Michael V. Amorosi. The complaint seeks various forms of relief, including unspecified damages, treble damages and restitutionary relief for unjust enrichment, from Aetna and us for alleged violations of RICO and ERISA. The complaint alleges that defendants told subscribers that coverage and treatment decisions would be based on medical necessity but instead took into account undisclosed cost-based criteria that were unrelated to members' medical needs. On January 7, 2000, we moved to stay, dismiss or transfer the action to the United States District Court for the Eastern District of Pennsylvania based on the fact that the Maio and Conte complaints were filed in that court. On August 25, 2000 we moved to dismiss the action for failure to state a claim. We have supplemented our pending motion to dismiss to address the application of the Maio decision to this case. This litigation is in the preliminary stages. We intend to defend the action vigorously.

     A purported amended class action complaint was filed in the United States District Court for the Northern District of Alabama on January 19, 2000 by Eugene Mangieri, M.D. The complaint seeks various forms of relief, including unspecified damages, treble damages and punitive damages, from Aetna, us and Richard L. Huber for alleged violations of RICO. The complaint claims that physicians suffer actual and potential harm from allegedly coercive terms contained in their contracts with us. On May 15, 2000, the Judicial Panel on Multidistrict Litigation issued a conditional order transferring this action to the United States District Court for the Southern District of Florida for consolidated pretrial proceedings in the matter known as In re Humana, Inc. Managed Care Litigation. On May 30, 2000, we filed with the Panel an objection to that conditional transfer order, but on July 14, 2000, we requested consolidation of that action with others pending against us (see the discussion regarding the MDL Application below). This litigation is in the preliminary stages. Defendants intend to defend the action vigorously.

     A purported class action complaint was filed in the United States District Court for the District of New Jersey on April 11, 2000 by Jennifer McCarron and Ira S. Schwartz. The complaint names as defendants The Prudential Insurance Company of America and health maintenance organizations that we acquired from Prudential on August 6, 1999. The complaint seeks various forms of relief from defendants, including return of certain premiums, disgorgement of allegedly improper profits and injunctive relief, for alleged contractual breaches and violations of ERISA. Plaintiffs purport to represent a class including persons who were Prudential Health Plans subscribers before and/or after our acquisition of those operations. The complaint alleges that Prudential Health Plans' administration and disclosure of policies concerning medical necessity determinations violated contractual and fiduciary duties owed to subscribers. Ms. McCarron additionally alleges that she was wrongfully denied coverage for certain medical treatments. On August 30, 2000 we joined in Prudential's motion to dismiss the complaint for failure to state a claim. This litigation is in the preliminary stages. We intend to defend the action vigorously.

     A purported class action complaint was filed in the United States District Court for the Eastern District of Pennsylvania on May 22, 2000 by John Romero and Catherine Romero. The complaint names as defendants The Prudential Insurance Company of America and health maintenance organizations that we acquired from Prudential on August 6, 1999. The complaint seeks various forms of relief from defendants, including return of certain premiums, disgorgement of allegedly improper profits and injunctive relief, for alleged contractual breaches and violations of ERISA. Plaintiffs purport to represent a class including persons who were Prudential Health Plan subscribers before and/or after our acquisition of those operations. The complaint alleges that Prudential Health Plans' administration and disclosure of policies concerning medical necessity determinations violated contractual and fiduciary duties owed to subscribers. On July 24, 2000 the court stayed the action. This litigation is in the preliminary states. We intend to defend the action vigorously.

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     On July 14, 2000, Aetna filed with the Judicial Panel on Multidistrict
Litigation a motion to consolidate and transfer six of the above matters for pretrial proceedings in the United States District Court for the Eastern District of Pennsylvania (the "MDL Application"). That motion seeks transfer and consolidation of the Amorosi, Conte, Curtright, and Mangieri complaints, as well as both the Mississippi O'Neill complaint and the Florida O'Neill complaint. Hearing on the MDL Application took place on September 22, 2000 and the decision is pending.

     A purported class action was filed in the United States District Court for the Southern District of Florida under the caption In re Humana, Inc. Managed Care Litigation, on June 23, 2000 by Jo Ann O'Neill, Lydia K. Rouse and Danny E. Waldrop. The complaint names as defendants Aetna and us. The complaint seeks various forms of relief, including unspecified damages and treble damages and restitution of alleged improper profits, from Aetna and us for alleged violations of ERISA and RICO. The complaint alleges that defendants are liable for alleged misrepresentations and omissions relating to advertising and marketing materials directed to Aetna HMO members, and alleges that defendants conspired with other managed care companies not to disclose alleged industry-wide practices. We sought from the Florida federal court a stay of further proceedings on the complaint pending a decision on the MDL Application. On July 27, 2000, the Florida federal court denied that motion. On August 11, 2000, we filed a motion to dismiss the complaint. Briefing on that motion was completed in early September 2000. Additionally, the court has scheduled briefing on plaintiffs' class certification motion to be completed by November 2000. This litigation is in the preliminary stages. Defendants intend to defend the action vigorously.

     A purported class action complaint was filed in the United States District Court for the District of Connecticut on August 7, 2000 by Glenn O'Brien and Christopher Gallagher. The complaint seeks various forms of relief, including unspecified damages, from us for alleged violations of ERISA. The complaint alleges that we do not make adequate disclosure of the operation of our managed care plans to actual or prospective members. We intend to defend the action vigorously. We have notified the Judicial Panel on Multidistrict Litigation of the complaint for consolidation with the other matters referred to in the MDL Application.

     A purported class action complaint was filed in the United States District Court for the District of Connecticut on September 7, 2000 against us by Douglas Chapman. The complaint seeks various forms of relief, including unspecified damages, from us for alleged violations of ERISA. The complaint is brought on behalf of participants in our PPO, indemnity and third-party payor plans and relates to the disclosure and determination of usual, customary and reasonable charges for claims. The litigation is in the preliminary stages and we intend to defend the action vigorously.

     A purported class action complaint was filed in the United States District Court for the Southern District of Florida on August 11, 2000 by Charles B. Shane, M.D., Edward L. Davis, D.O., et al., against us and other health insurance company defendants. The complaint seeks various forms of relief, including unspecified damages, from defendants for alleged violations of RICO, ERISA and various state law claims. The complaint is brought on behalf of a purported nationwide class of participating physicians against defendants for alleged inadequate disclosure of reimbursement practices and inadequate and untimely payment of claims. We intend to defend the action vigorously. We have filed a motion to dismiss the complaint. We are scheduled to complete class certification briefing in November 2000. We have notified the Judicial Panel on Multidistrict Litigation of the complaint for consolidation with the other matters referred to in the MDL Application.

  OTHER LITIGATION AND REGULATORY PROCEEDINGS

     We are also involved in numerous other lawsuits arising, for the most part, in the ordinary course of our business operations, including claims of bad faith, medical malpractice, non-compliance with state regulatory regimes, marketing misconduct, failure to timely pay medical claims and other litigation in our health care business. Some of these other lawsuits are purported to be class actions. Aetna U.S. Healthcare of California Inc., an indirect subsidiary of ours, is currently a party to a bad faith and medical malpractice action brought by Teresa Goodrich, individually and as successor in interest of David

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Goodrich. The action was originally filed in March 1996 in Superior Court for the State of California, county of San Bernardino. The action alleges damages for unpaid medical bills, punitive damages and compensatory damages for wrongful death based upon, among other things, alleged denial of claims for services provided to David Goodrich by out-of-network providers without prior authorization. On January 20, 1999, a jury rendered a verdict in favor of the plaintiff for $750,000 for unpaid medical bills, $3.7 million for wrongful death and $116 million for punitive damages. On April 12, 1999, the trial court amended the judgment to include Aetna Services, Inc., a direct subsidiary of Aetna, as a defendant. On April 27, 1999, Aetna Services, Inc. and Aetna U.S. Healthcare of California Inc. filed appeals with the California Court of Appeal and will continue to defend this matter vigorously.

     In addition, New Aetna's business practices are subject to review by various state insurance and health care regulatory authorities and federal regulatory authorities. Recently, there has been heightened review by these regulators of the managed health care industry's business practices, including utilization management and claim payment practices. As the largest national managed care organization, New Aetna regularly is the subject of such reviews and several such reviews currently are pending, some of which may be resolved during the remainder of 2000. These reviews may result in changes to or clarifications of New Aetna's business practices, and may result in fines, penalties or other sanctions.

     While the ultimate outcome of these other lawsuits and regulatory reviews cannot be determined at this time, after consideration of the defenses available to us, applicable insurance coverage and any related reserves established, they are not expected to result in liability for amounts material to our financial condition, although they may adversely affect results of operations in future periods.

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              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

                  RELATIONSHIP AMONG AETNA, NEW AETNA AND ING

     Aetna and New Aetna, or their respective subsidiaries, will enter into various agreements in connection with the spin-off that will govern their ongoing relationships and provide for an orderly transition after completion of the spin-off and the merger. This section describes the material provisions of those agreements. This description does not purport to be complete and is qualified in its entirety by reference to the forms of and term sheets for such agreements, which are filed as exhibits to the registration statement on Form 10 of which this information statement is a part. Some of these agreements are also attached as Annexes to the proxy statement. All shareholders are urged to read these agreements carefully in their entirety.

     References in this section to "Aetna" should be read as a reference to Aetna and its subsidiaries after giving effect to the spin-off and the merger and references to "New Aetna" should be read as a reference to New Aetna and its subsidiaries after giving effect to the spin-off.

DISTRIBUTION AGREEMENT

     The Distribution Agreement is the principal document governing the terms of the spin-off. The material terms and conditions of the Distribution Agreement that will govern the ongoing relationships of Aetna and New Aetna are summarized below.

  ALLOCATION OF LIABILITIES; INDEMNIFICATION

     Aetna is generally to be responsible for the following liabilities, whether arising before, at or after the spin-off:

     - all liabilities of or relating to Aetna, New Aetna or any subsidiary of either to the extent arising from the conduct of, in connection with or relating to Aetna's business (after giving effect to the spin-off) or to the ownership or use of assets or property in connection with such business;

     - all liabilities of or relating to any Aetna subsidiary (after giving effect to the spin-off) except to the extent arising from the conduct of, in connection with or relating to the business or assets of New Aetna or any of its subsidiaries (after giving effect to the spin-off);

     - certain specified corporate-level and other liabilities;

     - the debt to be retained by Aetna in the merger; and

     - the tax- and employee benefits-related liabilities allocated to Aetna in the tax sharing and employee benefits agreements referred to below.

     Except for the liabilities allocated to Aetna and subject to certain other limited exceptions, New Aetna will be generally responsible for all liabilities, whether arising before, at or after the spin-off, of or relating to:

     - Aetna, New Aetna or any subsidiary of New Aetna (after giving effect to the spin-off), including, for example, the legal proceedings referred to under "Business of New Aetna -- Legal Proceedings";

     - Aetna or any subsidiary of Aetna to the extent arising from the conduct of, in connection with or relating to any of New Aetna's assets or business or the ownership or use thereof;

     - Aetna's former domestic property-casualty operations;

     - certain specified contracts, including certain specified contractual liabilities relating to the disposition by Aetna of its individual life insurance business; and

     - the tax- and employee benefits-related liabilities allocated to New Aetna in the tax sharing and employee benefits agreements referred to below.

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                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

     Aetna and New Aetna will indemnify each other with respect to the liabilities for which the relevant entity is responsible.

  NON-COMPETITION AND NON-SOLICITATION

     For a period of three years following the date on which the merger is completed, and subject to certain exceptions, neither New Aetna nor any of its affiliates (after giving effect to the spin-off), will engage in the United States in the following businesses conducted by Aetna immediately prior to the completion of the merger:

     - underwriting and/or issuance of defined contribution group annuities for pension plans maintained by employer or similar groups pursuant to
       Section 401(k), 403(b) or 457 of the Internal Revenue Code;

     - underwriting and/or issuance of individual annuities, providing investment advisory or broker-dealer services; or

     - the management of mutual funds.

     In addition, New Aetna has agreed that neither it nor any of its affiliates (after giving effect to the spin-off) will engage in certain specified businesses in foreign jurisdictions.

     For an additional period of 12 months after the three year period, and subject to certain exceptions, to the extent that New Aetna or any of its affiliates (after giving effect to the spin-off) engages directly or indirectly in any of the prohibited businesses described above, it will do so using a brand other than "Aetna."

     Among other activities that are not prohibited by the restrictions outlined above, New Aetna and its affiliates (after giving effect to the spin-off) are not prohibited from:

     - conducting any of the following activities:

          -- continuing the existing businesses of New Aetna and its affiliates
             (after giving effect to the spin-off) as of the date of the merger, including:

             -- providing or administering in the United States individual or group life insurance coverage or benefit plans and certain other specified businesses; provided that, to the extent such activities incorporate a prohibited business, the prohibited business must be provided by a third party using a brand other than "Aetna";

             -- continuing the existing investment advisory activities and investment management activities of the Aetna Investment Management Group;

             -- continuing to serve New Aetna's existing large case pensions clients;

             -- continuing the existing activities of Aetna Global Benefits, provided that to the extent such activities incorporate a prohibited business, such prohibited business must be provided by a third party using a brand other than "Aetna"; and

             -- providing certain technical support, consulting, administration, insurance or reinsurance services for health insurance, life insurance or other insurance coverage underwritten by third parties, provided that to the extent such support or services incorporate a prohibited business, such prohibited business must be provided by a third party using a brand other than "Aetna";

          -- general financial planning not requiring New Aetna or any of its affiliates to act as a registered broker-dealer;

          -- offering financial products of, or services underwritten or managed by, unaffiliated third parties (which products or services use a brand other than "Aetna") to customers of, or in conjunction with the products or services of, New Aetna; and
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              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

          -- providing information, advice, consulting or other counseling services to groups or individuals regarding health, life insurance, retirement savings or other financial or benefits matters, provided that if such activities incorporate a prohibited business, such prohibited business must be provided by a third party using a brand other than "Aetna";

     - engaging in any prohibited business in any jurisdiction if Aetna ceases to engage in such business in such jurisdiction; or

     - owning, acquiring or investing in any entity, provided that if that entity derives in excess of 10% of its consolidated gross revenue in the most recently completed four fiscal quarters from business activities which would be prohibited businesses under the Distribution Agreement, New Aetna will divest a portion of that business representing the excess within 12 months of the acquisition date.

     Notwithstanding the limitations noted above, beginning 18 months after the merger is completed, New Aetna and its affiliates (after giving effect to the spin-off) may engage in any prohibited business (under the Aetna brand or otherwise) when, and only when, (x) the engagement in the prohibited business is in combination with and incidental to engagement in a business which is not a prohibited business and (y) failure to engage in such prohibited business would reasonably result in a significant competitive disadvantage in connection with the business of New Aetna or its affiliates (after giving effect to the spin-off) or result in a failure of any such entity to reasonably accommodate its existing customers.

     Aetna and New Aetna have also agreed to restrictions on the solicitation or employment of employees of the other party.

  TRADEMARKS; TRADENAMES

     The Distribution Agreement provides in general that, when the spin-off is completed, Aetna and its affiliates will not use the name "Aetna," marks or names derived therefrom or specified other marks and names, except as specifically permitted by the trademark license agreement referred to below. New Aetna will not, and will not permit any of its affiliates to, use the "Aeltus" name or its derivatives, or the Aetna Chinese name rights retained by Aetna, except as permitted in an agreement relating to the Chinese trademark to be entered into by Aetna and New Aetna.

TAX SHARING AGREEMENT

     The tax sharing agreement describes, among other things, Aetna's and New Aetna's rights and obligations relating to tax payments and refunds for periods before completion of the spin-off and related matters such as the filing of tax returns and the handling of audits and other tax proceedings. The tax sharing agreement also describes the tax indemnification arrangements among Aetna and its subsidiaries (which we refer to as the "Aetna tax group"), on the one hand, and New Aetna and its subsidiaries (which we refer to as the "New Aetna tax group"), on the other hand.

  RETURN FILING, TAX PAYMENT AND CONDUCT OF TAX PROCEEDINGS

     In general, Aetna will be responsible for filing consolidated federal and consolidated, combined or unitary state tax returns that include members of the New Aetna tax group for periods through the completion of the spin-off, and paying the related taxes to the IRS or other relevant taxing authority. New Aetna will pay Aetna the portion of those taxes that is allocable to the New Aetna tax group. In general, the tax sharing agreement allocates U.S. consolidated tax liabilities of a tax group with members from both the Aetna tax group and the New Aetna tax group (which we refer to as a combined tax group) so that the New Aetna tax group would be responsible for taxes as though the relevant members of the New Aetna tax group had filed, in accordance with rules provided in the tax sharing agreement, their own separate group return, while having been limited in the use of that separate group's tax assets in a manner that equitably reflected the combined tax group's actual utilization of those tax assets.

     When the returns of a combined tax group for periods through the completion of the transaction are prepared, Aetna will decide how tax matters that predominantly affect the Aetna tax group are handled
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                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

and New Aetna will decide how tax matters that predominantly affect the New Aetna tax group are handled. Aetna and New Aetna will together decide how remaining tax matters are handled. The tax sharing agreement generally provides comparable rules for determining which of Aetna and New Aetna controls the conduct of an audit or other tax proceeding relating to a tax matter of a combined tax group. However, the tax sharing agreement allows Aetna or New Aetna to control the settlement of a tax matter, in an audit or other tax proceeding, that could give rise under the agreement to an indemnification obligation on the part of the Aetna tax group or the New Aetna tax group, respectively.

  INDEMNIFICATION ARRANGEMENTS

     The tax sharing agreement describes the tax liabilities against which each of the Aetna tax group and the New Aetna tax group will indemnify the other tax group. In general, the New Aetna tax group will indemnify the Aetna tax group against, without duplication:

     - tax liabilities attributable to members of the New Aetna tax group relating to any period,

     - specified federal income tax liabilities of members of the Aetna tax group relating to periods ending on or before 1994 and certain other described tax liabilities of members of the Aetna tax group,

     - any tax indemnity payments required under, or any tax liabilities relating to or resulting from the treatment of, specified historical transactions that were undertaken to acquire or dispose of subsidiaries and/or businesses,

     - any tax liabilities relating to, or resulting from the treatment of, the spin-off, and

     - any tax liabilities resulting from a breach by the New Aetna tax group of the provisions of the tax sharing agreement.

     In general, the Aetna tax group will indemnify the New Aetna tax group against, without duplication:

     - tax liabilities attributable to members of the Aetna tax group relating to any period, except for those liabilities against which the New Aetna tax group has agreed under the tax sharing agreement to indemnify the Aetna tax group,

     - any tax indemnity payments required under, or any tax liabilities relating to or resulting from the treatment of, specified historical transactions that were undertaken to acquire or dispose of subsidiaries and/or businesses associated with the businesses conducted by the Aetna tax group, and

     - any tax liabilities resulting from a breach by the Aetna tax group of the provisions of the tax sharing agreement.

EMPLOYEE BENEFITS AGREEMENT

     Below is a summary of the terms and conditions of the employee benefits agreement to be entered into between Aetna and New Aetna.

  TREATMENT OF EMPLOYEES AND PLANS IN GENERAL

     Under the employee benefits agreement, Aetna will generally retain responsibility for individuals actively employed by Aetna in connection with the domestic financial services business at the time of completion of the spin-off and for all current and former International Business employees (which we refer to as the "Aetna Employees"). New Aetna will generally be responsible for individuals actively employed by New Aetna in the United States at the time of the completion of the spin-off and for all former and retired United States employees of Aetna or New Aetna (which we refer to as the "New Aetna Employees").

     As of the completion of the spin-off, New Aetna will assume sponsorship of, and Aetna shall cease to be the sponsor of or a participating employer in, those employee benefit plans that, prior to the spin-off,

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              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

covered both Aetna Employees and New Aetna Employees. During the year following the completion of the spin-off, Aetna will generally maintain certain benefit plans for the benefit of the U.S. Aetna Employees that, in the aggregate, are comparable to the plans provided to such employees before the spin-off.

     In connection with the spin-off, New Aetna will cause liabilities and related assets in respect of Aetna Employees to be transferred from its tax-qualified savings and retirement plans to similar plans to be adopted by Aetna.

     In addition, Aetna will hire, or be responsible for severance benefits for, up to 235 information technology, headquarters-related management services, tax, audit or financial controls employees who, prior to completion of the spin-off, provided services to the financial services and international businesses of Aetna.

  EQUITY-BASED COMPENSATION

     In connection with the spin-off and effective as of the completion of the spin-off, New Aetna will equitably adjust options granted under the Aetna 1998 and 1996 Stock Incentive Plans as follows: Aetna options held by former employees of Aetna and New Aetna (or their respective subsidiaries) and by employees of New Aetna (or its subsidiaries) at the time of the spin-off and the merger (collectively, "New Aetna Holders") will be equitably converted into options of New Aetna with adjustments made both to the number of options and the exercise prices to maintain the intrinsic in- or out-of-the-money value of the related Aetna options (the "New Aetna Holder Adjustment"). In no event, however, will the number of New Aetna options issued following the New Aetna Holder Adjustment cover more than 45 million shares of New Aetna common stock. Aetna options held by individuals who will be transferred to ING America (or its subsidiaries) at the time of the spin-off and the merger ("Transferred Holders") will also be equitably adjusted. Options held by Transferred Holders that are in-the-money (which we refer to as In-the-Money Options) will be cancelled in exchange for a cash payment equal to the aggregate in-the-money amount (which we refer to as the Spread). Options held by Transferred Holders that are not In-the-Money Options ("Out-of-the-Money Options") will be cancelled; provided, however, that if such Out-of-the-Money Options were initially granted in exchange for the optionee foregoing a cash bonus, such options will be cancelled in exchange for the amount of the foregone bonus.

     Aetna will retain responsibility for any accrued liabilities to Aetna Employees for incentive units granted under the Aetna 1998 and 1996 Stock Incentive Plans and under the Aetna Performance Excellence Unit Plan.

TRANSITION SERVICES AGREEMENT

     The transition services agreement relates to certain transitional services to be provided by Aetna and New Aetna to each other after completion of the spin-off. The purpose of the transition services agreement is to ensure that both Aetna and New Aetna continue to provide each other services that are required for a limited time to conduct their respective operations.

  TERMS AND CONDITIONS

     The services that New Aetna will provide to Aetna include:

     - certain information technology, computing and telecommunications services, such as production control, application availability, desktop engineering and support, access control, server management, network operations and switchboard as well as certain business applications;

     - other transition services, such as employee reimbursement processing for business, accounts payable, payroll processing, general ledger support, benefits and field office lease administration, purchasing; and

                                      A-78
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                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

     - any other services that

          -- Aetna received in whole or part from New Aetna in the ordinary course prior to the completion of the spin-off;

          -- are identified in writing by Aetna to New Aetna within 45 calendar days following the completion of the spin-off; and

          -- are reasonably needed in order to conduct the operations of Aetna, as conducted in the ordinary course prior to the completion of the spin-off, and the reasonable growth thereof; and

     - reasonable additional incidental services as Aetna needs to conduct its business.

     The services that Aetna will provide to New Aetna include:

     - services with respect to information technology business applications and systems;

     - any other services that

          -- the business of New Aetna received in whole or part from Aetna or its affiliates in the ordinary course prior to the completion of the spin-off;

          -- are identified in writing by New Aetna to Aetna within 45 calendar days following the completion of the spin-off; and

          -- are reasonably needed in order to conduct the operations of the business of New Aetna, as conducted in the ordinary course prior to the completion of the spin-off, and the reasonable growth thereof; and

     - reasonable additional incidental services as New Aetna needs to conduct its business.

  TERM

     Each service will be provided for an initial period not to exceed 12 months after the completion of the spin-off, subject to certain exceptions. However, the transition period for any service may be modified by mutual consent of New Aetna and Aetna and may be extended under certain circumstances.

     The transition services agreement provides that:

     - the service recipient, may, without cause, upon 60 calendar days written notice terminate the purchase of any or all services;

     - New Aetna and Aetna will work in good faith and in a commercially reasonable fashion to eliminate the service recipient's need to receive the services from the service provider; and

     - the parties will employ reasonable best efforts so that, not later than 45 calendar days after completion of the spin-off, New Aetna and Aetna will jointly submit to an operating committee one or more plans for eliminating the need for each service.

  PRICING FOR SERVICES

     For each period in which it receives a service, the service recipient will pay the service provider:

     - its actual out-of-pocket cost for such service, including a proportionate share of its overhead (if applicable), computed in accordance with internal charge-back methodologies historically used by the service provider (but excluding profit); or

     - to the extent the pricing for such service is specified on a schedule to the transition services agreement, the amount specified in or calculated in accordance with the method applicable to such service in the applicable schedule.

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  SERVICE LEVELS; CURES; REMEDIES UPON DEFAULT

     Except to the extent otherwise expressly provided in any schedule to the transition services agreement:

     - the service levels for any services will be equivalent to those provided to the service provider's ongoing operations, or

     - if the service provider and service recipient do not have comparable operations with respect to a service, then the service level shall be equivalent to the standards provided to the service recipient for the 12 months prior to the completion of the spin-off.

     For any service that a schedule to the transition services agreement identifies as critical to the service recipient's operations, if a breach is not remedied within a reasonable period of time, then the service recipient may outsource the provision of such service to a third party and the service provider shall reimburse the service recipient for any increase in the cost of such service.

  OPERATING COMMITTEE

     New Aetna and Aetna each will appoint three employees, at least one of whom shall be a senior executive, to the "Operating Committee". The Operating Committee will oversee the implementation and ongoing operation of the transition services agreement and shall attempt in good faith to resolve disputes between the parties.

  OTHER TRANSITIONAL ARRANGEMENTS AND PAYMENTS

     Additionally, the transition services agreement provides that,

     - upon its execution, Aetna shall reimburse New Aetna for all amounts it has paid for goods or services ordered or received after March 31, 2000 for:

          -- purchase of information technology equipment, or licensing of information technology software, primarily for use in the financial services and international businesses; and

          -- tenant improvements on properties leased primarily for use in the financial services and international businesses.

     - New Aetna and Aetna will each pay 50% of the costs of physically separating the premises at 151 Farmington Avenue, Hartford, Connecticut.

     - Upon execution of the transition services agreement, Aetna shall pay New Aetna the net book value as of completion of the spin-off of the building improvements in the Tower Building and the tenant improvements on State House Square and field office properties primarily used in the financial services and international businesses of Aetna.

     - Aetna will bear the entire expense (other than New Aetna's internal costs or any out of pocket expenses or other charges paid to New Aetna's advisors or representatives, if any) of

          -- transferring, or obtaining new licenses with respect to, software used primarily in the financial services and international businesses of Aetna;

          -- additional licensing or similar fees paid by New Aetna to third party vendors by reason of New Aetna providing any transition service pursuant to the transition services agreement; and

          -- any other fees or costs associated with terminating, assigning or transferring to the Aetna business any contract that relates primarily to the financial services and international businesses of Aetna.

TRADEMARK ASSIGNMENT

     In general, Aetna will assign to New Aetna all marks (other than Aetna's Aeltus marks, certain of Aetna's Chinese marks and certain other marks) as specified in the Distribution Agreement.
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                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

TRADEMARK LICENSING AGREEMENT

  GRANT OF LICENSE

     The trademark licensing agreement will provide that:

     - New Aetna will grant to Aetna a non-exclusive, royalty-free right to use those marks which Aetna uses in its financial services and international businesses;

     - during the three-year term of the trademark licensing agreement, Aetna and its affiliates will generally be permitted to use the marks only in connection with the financial services and international businesses of Aetna;

     - during the initial 18 months of the three-year term, ING may use the marks also in connection with the offering, sale and distribution of products of the financial services and international businesses of Aetna together with products of ING and its other affiliates;

     - during the remaining 18 months of the three-year term, and with specified exceptions, Aetna and its affiliates will be permitted to use the marks solely in association with certain specified ING trademarks in a combined format;

     - except as provided above, no mark can be used

          -- in connection with any other business of ING or any of its affiliates, or

          -- as a composite with another trademark;

     - New Aetna will retain the right to use the marks during the term in connection with any action or activity, subject to restrictions on competition set forth in the Distribution Agreement and described above under "Non-Competition and Non-Solicitation"; and

     - during the term, New Aetna will not license the marks in a manner which would conflict with the business of Aetna as such business is conducted at the time of the completion of the spin-off.

  USE, OWNERSHIP AND PROTECTION OF THE MARKS

     Under the trademark licensing agreement:

     - Aetna and its affiliates will use the marks in accordance with all applicable laws and regulations and in accordance with sound trademark and trade name usage principles;

     - Aetna will not challenge the validity of New Aetna's ownership of the marks or contest the fact that its rights are only those of a non-exclusive licensee of the marks;

     - Aetna and its affiliates will, after expiration of the three-year term, not use the marks in any jurisdiction in connection with health care, financial services or otherwise; and

     - Aetna will, during the three-year term, notify New Aetna immediately of any conflicting uses, infringement or unfair competition arising in connection with the use of the marks in the financial services and international businesses of Aetna of which Aetna has actual knowledge.

  INDEMNIFICATION

     Aetna and New Aetna will indemnify one another against specified liabilities arising in connection with the use and license of the licensed marks.

SOFTWARE LICENSING AGREEMENT

     Pursuant to the software licensing agreement, New Aetna will grant to Aetna a perpetual, royalty-free, non-exclusive, non-transferable, irrevocable license to use, reproduce, display, perform, modify and create derivative works of certain computer software, solely in connection with the business of Aetna. Aetna will own all modifications created by or for Aetna, subject to New Aetna's underlying rights.

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              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

LEASE AGREEMENT

     Aetna and New Aetna will enter into a lease agreement, pursuant to which New Aetna will lease the Tower Building and additional conference and training annex office space at 151 Farmington Avenue, Hartford, Connecticut, to Aetna. The lease provides for an initial annual rental payment of approximately $11.1 million, subject to annual escalation under certain circumstances. The initial term of the lease is seven years with an option to renew the term for a period expiring not later than June 30, 2009. If Aetna exercises this renewal, then it will have two consecutive five year renewal options for all of the premises. However, New Aetna will have the right to terminate each five year renewal option provided it does so for the purposes of occupying the premises for its own employees or the employees of its affiliates and subsidiaries.

CITYPLACE AGREEMENT

     Aetna will enter into a lease with New Aetna that will provide for New Aetna to lease space in the CityPlace building (located at 185 Asylum Avenue, Hartford, Connecticut 06103), with a term beginning on April 1, 2004 and ending on October 31, 2008. The lease provides for an initial annual rental payment of approximately $5.8 million (adjusted based on annual expense escalations since
1997). New Aetna will have the right to sublet any of these premises with the consent, not to be unreasonably withheld, of Aetna.

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                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF NEW AETNA

     The following table shows information about the executive officers and proposed directors of New Aetna. With the exception of Mr. Donaldson and Dr. Rowe, who are, and will continue to be, directors of New Aetna, the proposed directors listed below are expected to begin serving as directors at the time of the spin-off and the merger, assuming approval of the merger and related transactions by Aetna's shareholders. The Chairman is elected and all other executive officers listed below are appointed by the board of directors and hold office until the next annual meeting of the board or until their successors are elected or appointed. None of these officers and proposed directors have family relationships with any other executive officer or proposed director. All ages are as of September 30, 2000:

                   NAME                               PRINCIPAL POSITION             AGE
                   ----                               ------------------             ---
William H. Donaldson......................  Chairman                                 69
John W. Rowe, M.D. .......................  President, Chief Executive Officer
                                            and Director                             56
Betsy Z. Cohen............................  Proposed Director                        58
Barbara Hackman Franklin..................  Proposed Director                        60
Jeffrey E. Garten.........................  Proposed Director                        53
Jerome S. Goodman.........................  Proposed Director                        66
Earl G. Graves............................  Proposed Director                        65
Gerald Greenwald..........................  Proposed Director                        65
Ellen M. Hancock..........................  Proposed Director                        57
Michael H. Jordan.........................  Proposed Director                        64
Jack D. Kuehler...........................  Proposed Director                        68
Judith Rodin..............................  Proposed Director                        56
Frolly M. Boyd............................  Head of Group Insurance                  49
John W. Coyle.............................  Head of Business Operations              48
L. Edward Shaw, Jr........................  Executive Vice President and
                                            General Counsel                          56
Alan J. Weber.............................  Vice Chairman for Strategy and Finance
                                            and Chief Financial Officer              51

     William H. Donaldson. Mr. Donaldson became Chairman, President and Chief Executive Officer of Aetna on February 25, 2000. Mr. Donaldson became Chairman, President and Chief Executive Officer of our company on May 30, 2000 and served as President and Chief Executive Officer until September 15, 2000. Mr. Donaldson has been a director of Aetna or its affiliates since 1977. He will resign as President and Chief Executive Officer of Aetna upon completion of the merger and related transactions. In 1959, Mr. Donaldson co-founded Donaldson, Lufkin & Jenrette, Inc. (investment banking) and more recently served as Co-Founder and Senior Advisor of that firm from September 1995 until he joined Aetna. He served as Chairman and Chief Executive Officer and a director of the New York Stock Exchange, Inc. from 1991 to 1995, was formerly Chairman and Chief Executive Officer of Donaldson, Lufkin & Jenrette, Inc. and is a co-founder of its former subsidiary, Alliance Capital Management Corp. (investment management). Mr. Donaldson is Chairman of the Carnegie Endowment for International Peace and a director of Bright Horizons Family Solutions, Inc. (family support services) and Mail.com, Inc. (Internet service provider). The founding Dean and Professor of Management at the Yale School of Management, he also served as U.S. Under Secretary of State and Counsel to the Vice President of the United States. Mr. Donaldson is a director of the Lincoln Center for the Performing Arts and the Foreign Policy Association, is a trustee of the Aspen Institute, the Marine Corps University Foundation and The New York City Police Foundation, Inc., and is the Chairman of the Yale School of Management Advisory Board.

     John W. Rowe, M.D. Dr. Rowe became President and Chief Executive Officer and a director of our company and also a director and executive officer of Aetna on September 15, 2000. Prior to joining Aetna, Dr. Rowe served as President and Chief Executive Officer of Mount Sinai NYU Health, a position he assumed in 1998 after overseeing the 1998 merger of the Mount Sinai and NYU Medical Centers.

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              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

Dr. Rowe joined The Mount Sinai Hospital and the Mount Sinai School of Medicine as President in 1988. Before that, Dr. Rowe was a Professor of Medicine and the founding Director of the Division on Aging at Harvard Medical School and Chief of Gerontology at Boston's Beth Israel Hospital. He has authored over 200 scientific publications, mostly on the physiology of the aging process, and a leading textbook of geriatric medicine. Dr. Rowe has received many honors and awards for his research and health policy efforts regarding care of the elderly. Dr. Rowe was Director of the MacArthur Foundation Research Network on Successful Aging and is co-author, with Robert Kahn, Ph.D., of Successful Aging. Dr. Rowe is a member of the Institute of Medicine of the National Academy of Sciences and the Medicare Payment Advisory Commission. He is also a director of Cantel Medical Corporation (infection prevention and control products and diagnostic and medical equipment).

     Betsy Z. Cohen. Mrs. Cohen has been a director of Aetna or its affiliates since 1994 and will resign as a director of Aetna upon completion of the merger and related transactions. Mrs. Cohen has served as Chairman, Chief Executive Officer and trustee of Resource Asset Investment Trust (real estate investment trust) since August 1997. Mrs. Cohen also had served as a director of Hudson United Bancorp (holding company), the successor to JeffBanks, Inc. where she had been Chairman and Chief Executive Officer since its inception in 1981 and also served as Chairman and Chief Executive Officer of its subsidiaries Jefferson Bank (which she founded in 1974) and Jefferson Bank New Jersey (which she founded in 1987) prior to JeffBanks merger with Hudson United Bancorp in December 1999. From 1985 until 1993, Mrs. Cohen was a director of First Union Corp. of Virginia (bank holding company) and its predecessor, Dominion Bankshares, Inc. In 1969, Mrs. Cohen co-founded a commercial law firm and served as a Senior Partner until 1984. Mrs. Cohen also is a director of The Maine Merchant Bank, LLC and is a trustee of Corporate Office Properties Trust.

     Barbara Hackman Franklin. Ms. Franklin served as a director of Aetna or its affiliates from 1979 to February 1992 and since February 1993. She will resign as a director of Aetna upon completion of the merger and related transactions. Ms. Franklin is President and Chief Executive Officer of Barbara Franklin Enterprises (private investment and international trade consulting firm). From 1992 to 1993, she served as the 29th U.S. Secretary of Commerce. Before her appointment, Ms. Franklin was President and Chief Executive Officer of Franklin Associates (management consulting firm), which she founded in 1984. Ms. Franklin also served four terms on the Advisory Committee for Trade Policy and Negotiations, as Alternate Representative to the 44th Session of the United Nations General Assembly, and as a public member of the Board of the American Institute of Certified Public Accountants and of the Auditing Standards Board and is the only non-CPA to receive the John J. McCloy award for contributions to audit excellence. Ms. Franklin has also been a Senior Fellow of The Wharton School of the University of Pennsylvania, an original Commissioner of the U.S. Consumer Product Safety Commission and a Staff Assistant to the President of the United States. Ms. Franklin is a Distinguished Visiting Fellow at the Heritage Foundation; is active in numerous international organizations; and is a trustee of the Economic Club of New York. She is a director of The Dow Chemical Company (chemicals, plastics and agricultural products), MedImmune, Inc. (biotechnology company), Milacron Inc. (plastics processing technologies and industrial products for metalworking) and Watson Wyatt & Company (global human capital consulting firm).

     Jeffrey E. Garten. Mr. Garten has been a director of Aetna since January 2000 and will resign as a director of Aetna upon completion of the merger and related transactions. Mr. Garten is the Dean of the Yale School of Management, a position he assumed in 1995. Mr. Garten held senior posts on the White House Staff and at the U.S. State Department from 1973 to 1979. He joined Shearson Lehman Brothers (investment banking) in 1979 and served as Managing Director from 1984 to 1987. In 1987, Mr. Garten founded Eliot Group, Inc. (investment banking) and served as President until 1990, when he became Managing Director of The Blackstone Group (private merchant bank). From 1992 to 1993, Mr. Garten was Professor of Finance and Economics at Columbia University's Graduate School of Business. He was appointed U.S. Under Secretary of Commerce for International Trade in 1993 and served in that position until 1995. Mr. Garten is a director of Calpine Corporation (power company) and a director of 37 Warburg Pincus mutual funds. He is the author of A Cold Peace: America, Japan, Germany and the

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Struggle for Supremacy and The Big Ten: Big Emerging Markets and How They Will
Change Our Lives, and he writes a monthly column for Business Week magazine. He also serves on the Board of Directors of Aetna Foundation, Inc.

     Jerome S. Goodman. Mr. Goodman has been a director of Aetna or its affiliates since 1988 and will resign as a director of Aetna upon completion of the merger and related transactions. Mr. Goodman retired as Chairman of Travel One (the nation's eighth-largest travel management company) upon the sale of that firm to American Express Company on November 15, 1998. He had served as Chairman of Travel One since 1971 and was the sole shareholder from 1971 to 1994. Mr. Goodman was a member of the New Jersey Sports and Exposition Authority from 1991 to 1994 and its Chairman from 1992 to 1994. He also served as Chairman, President and Chief Executive Officer of First Peoples Financial Corporation (bank holding company) from 1987 to 1992 and President and Chief Executive Officer of First Peoples Bank of NJ from 1983 to 1987. He was a member of the Board of Directors of GBC Technologies, Inc. from 1992 to 1995 and a trustee of Resource Asset Investment Trust (real estate investment trust) from 1997 to 1999. Mr. Goodman is a director of The Maine Merchant Bank, LLC, and he also is a member of the Board of Trustees of the University of Science at Philadelphia and served as its Chairman from 1988 to 1991.

     Earl G. Graves. Mr. Graves has been a director of Aetna or its affiliates since 1994 and will resign as a director of Aetna upon completion of the merger and related transactions. Mr. Graves is Chairman and Chief Executive Officer of Earl G. Graves, Ltd. (a multifaceted communications company) and is the Publisher of Black Enterprise magazine, which he founded in 1970. Additionally, since 1998, Mr. Graves is Managing Director of Black Enterprise/Greenwich Street Corporate Growth Partners, L.P. Mr. Graves is a director of AMR Corporation and its subsidiary, American Airlines, Inc., Federated Department Stores Inc. (retailer) and Rohm and Haas Company (specialty chemicals and plastics) and serves as a member of the Shareholders' Committee of DaimlerChrysler AG (transportation products and financial and other services). Mr. Graves also is a trustee of Howard University and is a member of the Executive Board and Executive Committee of the National Office of the Boy Scouts of America, serving as Vice President of Relationships and Marketing. He also serves on the Board of Directors of Aetna Foundation, Inc.

     Gerald Greenwald. Mr. Greenwald has been a director of Aetna or its affiliates since 1993 and will resign as a director of Aetna upon completion of the merger and related transactions. Mr. Greenwald retired in July 1999 as Chairman and Chief Executive Officer of UAL Corporation, the parent company of United Airlines (UAL), having served in that position since July 1994. From 1979 to 1990, Mr. Greenwald held various executive positions with Chrysler Corporation (automotive manufacturer), serving as Vice Chairman of the Board from 1989 to May 1990 and as Chairman of Chrysler Motors from 1985 to 1988. In 1990, Mr. Greenwald was selected to serve as Chief Executive Officer of United Employee Acquisition Corporation in connection with the proposed 1990 employee acquisition of UAL. From 1991 to 1992, he was a Managing Director of Dillon Read & Co., Inc. (investment banking) and, from 1992 to 1993, he was President and Deputy Chief Executive Officer of Olympia & York Developments Ltd. (Canadian real estate company). Mr. Greenwald then served as Chairman and Managing Director of Tatra Truck Company (truck manufacturer in the Czech Republic) from 1993 to 1994. Mr. Greenwald is a director of Time Warner Inc. (media company). He also is a trustee of the Aspen Institute.

     Ellen M. Hancock. Mrs. Hancock has been a director of Aetna or its affiliates since 1995 and will resign as a director of Aetna upon completion of the merger and related transactions. Mrs. Hancock is Chairman of the Board and Chief Executive Officer of Exodus Communications, Inc. (Internet system and network management services). Mrs. Hancock joined Exodus on March 10, 1998 as President and served in that position until June 7, 2000 when she was appointed Chairman of the Board. She has served as Chief Executive Officer of Exodus since September 10, 1998. Mrs. Hancock held various staff, managerial and executive positions at International Business Machines Corporation (information-handling systems, equipment and services) from 1966 to 1995. She became a Vice President of IBM in 1985 and served as President, Communication Products Division, from 1986 to 1988, when she was named General Manager, Networking Systems. Mrs. Hancock was elected an IBM Senior Vice President in
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November 1992, and in 1993 was appointed Senior Vice President and Group
Executive, which position she held until February 1995. Mrs. Hancock served as an Executive Vice President and Chief Operating Officer of National Semiconductor Corporation (semiconductors) from September 1995 to May 1996 and served as Executive Vice President for Research and Development and Chief Technology Officer of Apple Computer, Inc. (personal computers) from July 1996 to July 1997. Mrs. Hancock is a director of Colgate-Palmolive Company (consumer products).

     Michael H. Jordan. Mr. Jordan has been a director of Aetna or its affiliates since 1992 and will resign as a director of Aetna upon completion of the merger and related transactions. Mr. Jordan retired on December 31, 1998 as Chairman and Chief Executive Officer of CBS Corporation (media company), having assumed that position with CBS (then Westinghouse Electric Corporation) in 1993. Currently, Mr. Jordan is serving as Co-Vice Chairman of Clariti Telecommunications International Ltd. (international telecommunications), as Chairman of Luminant Worldwide Corporation (Internet and electronic commerce services) and as Chairman of the Board and Chief Executive Officer of eOriginal, Inc. (electronic document services). From 1992 to 1993, he was a partner with Clayton, Dubilier & Rice, Inc. (private investing firm). Mr. Jordan retired in July 1992 as Chairman and Chief Executive Officer of the PepsiCo International Foods and Beverages Division of PepsiCo, Inc. (snack foods and beverages), having held various positions with PepsiCo since 1974. Mr. Jordan also is a director of Dell Computer Corporation (personal computers), MarketWatch.com, Inc. (Web-based provider of business news, financial programming and analytical tools) and Young & Rubicam Inc. (global marketing and communications).

     Jack D. Kuehler. Mr. Kuehler has been a director of Aetna or its affiliates since 1990 and will resign as a director of Aetna upon completion of the merger and related transactions. Mr. Kuehler retired in August 1993 as Vice Chairman and a director of International Business Machines Corporation (information-handling systems, equipment and services), having held various positions with IBM since joining that company in 1958. Prior to his appointment as Vice Chairman of IBM in January 1993, Mr. Kuehler served as President from 1989 to 1993, as Vice Chairman from 1988 to 1989 and as Executive Vice President from 1987 to 1988. Mr. Kuehler is a director of Arch Chemicals Inc. (specialty chemicals), Mail.com, Inc. (Internet service provider) and The Parsons Corporation (heavy construction and engineering services). He also is a member of the National Academy of Engineering and a fellow of the Institute of Electrical and Electronics Engineers, Inc.

     Judith Rodin. Dr. Rodin has been a director of Aetna or its affiliates since 1995 and will resign as a director of Aetna upon completion of the merger and related transactions. Dr. Rodin became President of the University of Pennsylvania in July 1994. Prior to assuming her current position, Dr. Rodin had served as Provost of Yale University since 1992. Dr. Rodin joined the Yale faculty in 1972, and held teaching and research positions of increasing responsibility in the Department of Psychology. She became a Professor of Psychology in 1979 and a Professor of Medicine and Psychiatry in 1985, and served as Chair of the Department of Psychology from 1989 to 1991 and Dean of the Graduate School of Arts and Sciences from 1991 to 1992 when she became Provost. Dr. Rodin is a director of AMR Corporation and its subsidiary, American Airlines, Inc., Electronic Data Systems Corporation (information technology services) and Young & Rubicam Inc. (global marketing and communications). She also is a trustee of the Brookings Institution.

     Frolly M. Boyd. Ms. Boyd assumed her current position in April 1996. From 1993 to 1996, she served as Vice President, Group Products, for Aetna Health Plans, and from 1993 to 1994, as Vice President, Small Business Markets and Insurance Products, for Aetna Health Plans. Prior to moving to the health care business, Ms. Boyd served as Vice President in the Investment and Financial Services area from 1987 to 1993.

     John W. Coyle. Mr. Coyle assumed his current position in June 2000, having served as Head of International Health from the end of 1999 to June 2000. Since joining Aetna in 1990, he has held a number of field management positions of increasing responsibilities, including Region Manager for, first,

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                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

the West Central Region of Aetna Health Plans and then the West Central Region and Mid-Atlantic Region of New Aetna.

     L. Edward Shaw, Jr. Mr. Shaw became General Counsel of New Aetna in May 2000 and Executive Vice President in August 2000, having served Aetna as General Counsel since May 1999. From January 1998 to May 1999, he served as Chief Corporate Officer for North America of NatWest Group, from August 1997 to January 1998 as president of NatWest Markets Group Inc. and from May 1996 to August 1997, he served as its General Counsel. From 1985 to 1996, Mr. Shaw served as Executive Vice President and General Counsel of The Chase Manhattan Corporation.

     Alan J. Weber. Mr. Weber became Chief Financial Officer of New Aetna in August 2000 and will be its Vice Chairman for Strategy and Finance, having served Aetna as Chief Financial Officer and head of Strategy and Finance since August 1998. From July 1994 to July 1998, Mr. Weber served as Chairman of Citibank International and from October 1988 to July 1994, he served as Executive Vice President, Financial Institutions and Transaction Services, of Citibank, N.A.

BOARD OF DIRECTORS

     The New Aetna board of directors currently has three members. Prior to the spin-off, Aetna will change the size and composition of the New Aetna board of directors, and committees of the New Aetna board of directors will be established. At the time of the spin-off, it is expected that the 10 proposed directors listed above will join Mr. Donaldson and Dr. Rowe on the New Aetna board and we will have 12 directors, two of whom, Mr. Donaldson and Dr. Rowe, will be executive officers of New Aetna.

     Until the annual meeting of shareholders in 2004, our board of directors will be divided into three classes, the terms of which will be staggered so that only one class will be elected each year: Class I, consisting initially of
          ,           ,           and           , whose term will expire at the
2001 annual meeting; Class II, consisting initially of           ,           ,
          and           , whose term will expire at the 2002 annual meeting; and
Class III, consisting initially of           ,           ,           and
          , whose term will expire at the 2003 annual meeting. At the annual meeting in 2001, the shareholders will elect all Class I directors for a three-year term. At the annual meeting in 2002, the shareholders will elect all Class II directors for a two-year term. At the annual meeting in 2003, the shareholders will elect all Class III directors for a one-year term. At and after the annual meeting in 2004, the shareholders will elect all directors each year for a one-year term. As a result, prior to the annual meeting in 2004, only one class of directors will be elected at each annual meeting, with the other classes continuing for the remainder of their respective terms.

     Our board intends to hold six regularly scheduled meetings each year.

  COMMITTEES OF THE BOARD OF DIRECTORS

     Our board of directors is expected to establish audit, compensation and organization, executive, investment and nominating and corporate governance committees. In addition, our board of directors is expected to establish an executive committee.

     The functions and responsibilities of the standing Committees of our board of directors are expected to be as described below.

     - Audit Committee. This committee will be composed entirely of non-employee directors. The committee will recommend the independent auditors that the full board nominates for shareholder approval at the annual meeting, review with the internal and independent auditors the scope and results of their audits, review the company's financial statements and other financial disclosures, and monitor developments in accounting principles and methods used in presenting financial results. The committee will also regularly meet privately with the director of the company's internal audit staff and with the company's independent accountants, and regularly discuss with management the company's internal accounting control procedures and other internal compliance programs.

                                      A-87
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              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

     - Committee on Compensation and Organization. This committee will be composed entirely of non-employee directors. The committee will administer the company's stock incentive plans and the annual incentive plan, and review and make recommendations to the board with respect to the compensation of certain senior executives. The committee will also review the company's overall compensation policy and make recommendations with respect thereto. Periodically, the committee will review senior management succession plans and related matters.

     - Executive Committee. This committee will be authorized to act on behalf of the full board between regular Board meetings, usually when timing is critical.

     - Investment Committee. This committee will be composed entirely of non-employee directors and will oversee the management of the company's investment portfolios and review investment policy and strategy.

     - Nominating and Corporate Governance Committee. The nominating committee will be composed entirely of non-employee directors. The nominating committee will review the qualifications of all candidates for membership on the board and board committees. It will make recommendations to the full board on director nominees, on the structure, composition and function of board committees, on director compensation, on the independence of non-employee directors and on director retirement policy. It will review conflicts of interest that may affect directors, as well as substantial changes in any director's circumstances (e.g., change of employment), and advise the board on procedures for assessing the performance of the board. The nominating committee will also advise the board on all other matters concerning corporate governance to the extent specific matters are not the responsibility of other committees.

     In recommending director nominees to the board, the nominating committee is expected to solicit candidate recommendations from its own members, other directors of the company and management. Although the nominating committee will not specifically solicit suggestions for possible candidates from shareholders, the nominating committee is expected to consider candidates meeting the criteria described below. (Suggestions, together with a description of the proposed nominee's qualifications, other relevant biographical information and an indication of the willingness of the proposed nominee to serve, should be sent to the nominating committee in care of the Corporate Secretary, Aetna U.S. Healthcare, Inc., 151 Farmington Avenue, Hartford, Connecticut 06156.)

     Nominees will be selected through a process based on criteria set with the concurrence of the full board and reevaluated periodically. The criteria include: the relevance of the candidate's experience to the business of the company and its affiliates, enhancing diversity, independence from conflict or direct economic relationship with the company, and the ability of the candidate to attend meetings regularly and devote an appropriate amount of effort in preparation for those meetings.

     Our board of directors may, from time to time, establish other committees to facilitate the management of New Aetna.

     It is anticipated that our audit committee will hold four regularly scheduled meetings each year. Our board will establish meeting schedules for other committees of the board.

COMPENSATION OF DIRECTORS

     The compensation of non-employee directors of New Aetna will be the same initially as the compensation currently provided by Aetna to its non-employee directors. Each non-employee director will be paid an annual retainer fee of $25,000 for board membership, an annual retainer fee of $4,000 for committee membership ($7,000 in the case of committee chairman) and $1,000 for attendance at each board or committee meeting. Each non-employee director also may, pursuant to our Non-Employee Director Compensation Plan (the "Director Plan"), defer payment of some or all of this compensation to a stock unit or interest account. In addition, pursuant to the Director Plan, upon initial election to the board, non-employee directors will receive a one-time grant of units convertible upon retirement from board service into 1,500 shares of New Aetna common stock. Current directors of Aetna will not receive a
                                      A-88
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                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

one-time grant of units upon their election to the board of New Aetna. On the date of each annual meeting, each non-employee director will also receive additional units convertible upon retirement from board service into 350 shares of New Aetna common stock. Director compensation will be reviewed after the consummation of the spin-off of New Aetna with the goal of increasing over time the proportion of stock-based compensation received by the directors of New Aetna.

     Each non-employee director will be eligible to participate in our Director Charitable Award Program. The program will be funded by life insurance on the lives of participating directors. Upon completing the spin-off and the merger, each nominee will be fully vested in the program and each new participating director will be fully vested in the program upon completion of five years of service as a director (including years of service prior to adoption of the program) or upon death or disability. Under the program, we intend to make a charitable contribution of $1 million in ten equal annual installments, with the first installment made following each participating director's retirement from the board, allocated among up to five charitable organizations recommended by the director. Beneficiary organizations recommended by directors must be, among other things, tax exempt under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended. Donations we ultimately make are expected to be deductible from taxable income for purposes of U.S. federal and other income taxes payable by us. Directors derive no personal financial or tax benefit from the program since all insurance proceeds and charitable deductions accrue solely to us. The program will not result in a material cost to us.

     We will provide $150,000 of group life insurance for our non-employee directors. Optional medical, dental and long-term care coverage for non-employee directors and their eligible dependents will be available to directors at a cost similar to that charged to our employees.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     All of the New Aetna stock is currently owned by Aetna and thus none of our executive officers, directors or director nominees will own any New Aetna common stock prior to the spin-off. To the extent directors, executive officers or director nominees of New Aetna own shares of Aetna common stock at the time of the spin-off, they will participate in the spin-off on the same terms as other holders of Aetna common stock, receiving one share of stock in New Aetna for each share of stock they own in Aetna. Options held by New Aetna Holders under the Aetna 1998 and 1996 Stock Incentive Plans will be equitably converted into options ("Adjusted Options") of New Aetna with adjustments made both to the number of options and the exercise prices to maintain the intrinsic in- or out-of-the-money value of the related Aetna options. In no event, however, will more than 45 million Adjusted Options be issued following the conversion.

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              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

     The following table shows how much stock of Aetna each director, director nominee and named executive officer of New Aetna beneficially owned as of September 30, 2000. No director, director nominee or executive officer of New Aetna beneficially owned 1% or more of Aetna's total outstanding common stock, nor do the directors, director nominees and executive officers as a group.

                                                                    AMOUNT AND NATURE OF
                                                                    BENEFICIAL OWNERSHIP
                                                           ---------------------------------------
                                                                                       COMMON
                                                           COMMON                       STOCK
               NAME OF BENEFICIAL OWNER                    SHARES      PERCENT     EQUIVALENTS (1)
               ------------------------                    -------     -------     ---------------
William H. Donaldson..................................     100,750(2)     *             3,300
John W. Rowe, M.D.....................................          --        *            25,000(3)
Betsy Z. Cohen........................................       1,571        *             3,902
Barbara Hackman Franklin..............................       3,467        *             3,650
Jeffrey E. Garten.....................................         200        *             1,850
Jerome S. Goodman.....................................      23,708(4)     *             5,927
Earl G. Graves........................................         500        *             5,606
Gerald Greenwald......................................       3,000(5)     *             8,470
Ellen M. Hancock......................................       2,000(6)     *             7,071
Michael H. Jordan.....................................       3,000        *             6,976
Jack D. Kuehler.......................................      12,000(7)     *             9,193
Judith Rodin..........................................         101        *             7,624
John W. Coyle.........................................      31,080(8)     *                --
L. Edward Shaw, Jr....................................      59,482(9)     *                --
Alan J. Weber.........................................     261,143(10)    *                --
Directors and executive officers as a group (16
  persons)............................................     564,059(11)    *            88,569

---------------
* Less than 1%.

Unless otherwise noted in the footnotes, each person currently has sole voting and investment powers over the shares set forth above.

NOTES TO BENEFICIAL OWNERSHIP TABLE

 (1) Represents stock units issued under the Aetna Director Plan or its predecessor plan, accrued stock units resulting from deferral of retainer and attendance fees and stock units credited to certain directors in 1996 in connection with the elimination of the director retirement plan. Stock units, which do not have voting rights, track the value of Aetna's common stock and earn dividend equivalents that may be reinvested.

 (2) Includes 100,000 shares of restricted stock that vest on March 1, 2001. Excludes 500,000 shares subject to stock options which will vest as a result of the transactions contemplated by the merger agreement between Aetna and ING.

 (3) Includes 25,000 restricted stock units that vest in three equal annual installments commencing on September 15, 2001. For additional information relating to stock options granted to Dr. Rowe, see "-- Certain Agreements."

 (4) Includes 18,734 shares held by Wellington Limited Partnership, of which Mr. Goodman is a general partner. Excludes 50 shares held by his spouse, as to which Mr. Goodman disclaims beneficial ownership. Mr. Goodman also disclaims beneficial ownership in 20,000 shares held by Conwell Limited Partnership, of which Conwell Corporation is the General Partner. Mr. Goodman's adult children are limited partners of Conwell Limited Partnership and Mr. Goodman is President of Conwell Corporation.

 (5) Represents shares held by his spouse, as to which Mr. Greenwald has no voting or investment power.

 (6) Held jointly with her spouse, as to which Mrs. Hancock shares voting and investment powers.

 (7) Held jointly with his spouse, as to which Mr. Kuehler shares voting and investment powers.

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                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

 (8) Includes 27,775 shares that Mr. Coyle has the right to acquire within 60 days of September 30, 2000 upon exercise of stock options. Excludes 35,666 shares subject to stock options which will vest as a result of the transactions contemplated by the merger agreement between Aetna and ING.

 (9) Includes 57,482 shares that Mr. Shaw has the right to acquire within 60 days of September 30, 2000 upon exercise of stock options. Also includes 2,000 shares that Mr. Shaw held jointly with his spouse, as to which Mr. Shaw shares voting and investment power. Excludes 68,332 shares subject to stock options which will vest as a result of the transactions contemplated by the merger agreement between Aetna and ING.

(10) Includes 5,000 shares of restricted stock that vest on August 1, 2001. Also includes 233,586 shares that Mr. Weber has the right to acquire within 60 days of September 30, 2000 upon exercise of stock options. Excludes 176,666 shares subject to stock options which will vest as a result of the transactions contemplated by the merger agreement between Aetna and ING.

(11) Directors and executive officers as a group have sole voting and investment powers over 164,810 shares and share voting and investment powers with respect to 16,000 shares. Included in the number of shares shown in the table are 3,202 shares held under Aetna's Incentive Savings Plan and beneficially owned by executive officers, and 377,097 shares that directors and executive officers have the right to acquire within 60 days of September 30, 2000 upon the exercise of stock options, excluding 19,168 shares which will vest if and when the market price of Aetna common stock equals or exceeds $70 on or after October 29, 2000. Also excluded are 809,863 shares subject to stock options which will vest as a result of the transactions contemplated by the merger agreement between Aetna and ING.

EXECUTIVE COMPENSATION

     The following table shows projected annual salary and target bonus information for our five most highly compensated executive officers as of September 30, 2000. On September 15, 2000, John W. Rowe, M.D., became our President and Chief Executive Officer.

                           SUMMARY COMPENSATION TABLE

                                                                      ANNUAL COMPENSATION
                                                              -----------------------------------
                                                              YEAR   SALARY($)    TARGET BONUS($)
                                                              ----   ----------   ---------------
William H. Donaldson, Chairman..............................  2000   $1,000,000     $1,000,000(1)
John W. Rowe, M.D.,
  President and Chief Executive Officer.....................  2000    1,000,000      1,500,000(2)
Alan J. Weber, Chief Financial Officer......................  2000      750,000        750,000(1)
L. Edward Shaw, Jr., General Counsel........................  2000      525,000        420,000(1)
John W. Coyle, Head of Business Operations..................  2000      450,000        360,000(1)

---------------
(1) Upon consummation of the merger and related transactions, it is anticipated that bonus payments to the named executive officers will be paid at least at target levels.

(2) Dr. Rowe is entitled to a minimum annual bonus of $375,000 for 2000. Thereafter, he is entitled to an annual target bonus opportunity of $1,500,000 (with a minimum annual bonus of $1,000,000 for 2001).

2000 STOCK INCENTIVE PLAN

     We intend to implement the New Aetna 2000 Stock Incentive Plan (which we refer to as the "Stock Plan"), the purposes of which are to promote the interests of New Aetna and its shareholders, and to further align the interests of employees of New Aetna and its subsidiaries and affiliates (which we refer to collectively as "Eligible Employees") with New Aetna shareholders. In conjunction with the adoption of the Stock Plan, New Aetna will continue to implement the stock ownership guidelines for senior executives established by Aetna. These guidelines will encourage and ensure that senior executives acquire and maintain significant levels of stock ownership. Such stock ownership aligns changes in shareholder value with meaningful changes in a senior executive's financial situation. Options held by New Aetna Holders under the Aetna 1998 and 1996 Stock Incentive Plans will be equitably converted into options of New Aetna with adjustments made both to the number of options and the exercise prices to maintain the

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

intrinsic in- or out-of-the-money value of the related Aetna options. In no event, however, will more than 45 million Adjusted Options be issued following the conversion.

  PRINCIPAL FEATURES OF THE STOCK PLAN

     Awards which may be granted under the Stock Plan include options, stock appreciation rights (which we refer to as "SARs"), incentive stock and incentive units and other stock-based awards (which we refer to collectively as "Awards"). In addition, Awards under the Stock Plan may be granted as payment in lieu of other compensation payable by New Aetna to an eligible employee.

  ADMINISTRATION OF INCENTIVE PLAN

     A committee (which we refer to as the "Compensation Committee") consisting of at least two directors of New Aetna chosen by the New Aetna Board of Directors, each of whom is a "disinterested person" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (which we refer to in this information statement as the "1934 Act") and an "outside director" within the meaning of Section 162 (m) of the Code will, among other things, administer the Stock Plan, and will determine which eligible employees will receive Awards and the terms and conditions of such Awards. Directors who are not employees of New Aetna are not eligible to receive Awards under the Stock Plan. The number of eligible employees who may receive Awards under the Stock Plan will likely vary from year to year.

  SHARES AVAILABLE FOR ISSUANCE

     Except as otherwise described in this paragraph and under "Adjustments" below, the maximum number of shares of New Aetna common stock that may be delivered under the Stock Plan is 7,000,000 plus (i) the number of shares of New Aetna common stock to be delivered under the Stock Plan, if any, upon exercise of the Adjusted Options and (ii) the number of shares required to satisfy any outstanding incentive unit or incentive stock awards made under the Aetna 1996 Stock Incentive Plan. In addition, the number of shares of New Aetna common stock delivered under the Stock Plan with respect to (i) incentive stock options (which we refer to in this booklet as "ISOs") shall not exceed 5,000,000 shares,
(ii) incentive stock or incentive units shall not exceed 2,235,000 shares or
(iii) other stock-based awards shall not exceed 1,000,000 shares. It is expected that the shares delivered under the Stock Plan will be authorized but unissued shares of New Aetna. Shares of New Aetna common stock subject to Awards that are forfeited, terminated, canceled or settled without the delivery of New Aetna common stock under the Stock Plan will again be available for Awards under the Stock Plan. Also, (x) shares tendered to New Aetna in satisfaction or partial satisfaction of the exercise price of any Award under either the Stock Plan and
(y) remittances from option exercises used to repurchase shares of New Aetna common stock on the open market will increase the number of shares available for delivery pursuant to Awards granted under the Incentive Plan. In addition, any shares of New Aetna common stock underlying Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by New Aetna, or with which New Aetna combines (which we refer to in this booklet as "Substitute Awards") shall not be counted against the shares available for delivery under the Stock Plan.

  ADJUSTMENTS

     If a fundamental corporate event occurs, the Compensation Committee may, as it deems appropriate, adjust the number and kind of shares that may be delivered under the Stock Plan in the future and the number and kind of shares and the grant, exercise or conversion price, if applicable, under all outstanding Awards to preserve, or to prevent the enlargement of, the benefits made available under the Stock Plan. Cash payments may also be made.

  GRANTS UNDER THE STOCK PLAN

     Stock Options. The Compensation Committee may grant nonstatutory stock options (which we refer to in this booklet as "NSOs") and ISOs. These options may contain any terms that the Compensation Committee determines, except that no eligible employee may be granted options for more than 800,000

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

shares of New Aetna common stock in respect of any year in which the Stock Plan is in effect (subject to adjustment as described above). Except in the case of Substitute Awards or options granted in lieu of payment for compensation earned by an eligible employee of New Aetna outside of the Stock Plan, the exercise price shall not be less than 100% of the fair market value on the date of grant. The Compensation Committee shall have the discretion to determine the terms and conditions upon which options shall be exercisable.

     SARs. SARs may be granted to eligible employees in addition to, or in tandem with, an option or unrelated to an option. A SAR permits an eligible employee to receive cash, shares or a combination of cash and shares, generally based on the excess of the fair market value at the time of exercise over the exercise price, which exercise price shall equal the fair market value on the date the SAR was granted, provided that if an SAR is granted retroactively in tandem with or in substitution for an option, the exercise price may be the exercise price of such option. No Eligible Employee may be granted more than 500,000 SARs in respect of any year in which the Stock Plan is in effect (subject to dilution as described above). The term of each SAR will be fixed by the Compensation Committee but may not exceed ten years from the date of the grant. The Compensation Committee will have the discretion to determine all other terms and conditions applicable to SARs, including when SARs shall be exercisable.

     Incentive Units and Incentive Stock. The Compensation Committee may grant an eligible employee incentive units which provide a contractual right to receive shares of common stock or cash based on the fair market value of the related shares at the end of a restricted period determined by the Compensation Committee, which restricted period is generally expected to be three years or more. The Compensation Committee also may grant shares of incentive stock that are nontransferable and subject to substantial risk of forfeiture during the applicable restricted period. The Compensation Committee shall have the discretion to provide that Awards of incentive stock and incentive units will vest, if at all, upon the (i) employee's continued employment during the relevant restricted period as determined by the Compensation Committee and/or
(ii) attainment or partial attainment of performance objectives determined by the Compensation Committee. In general, an employee who has been granted incentive stock, the vesting restrictions of which relate solely to the passage of time and continued employment, will from the date of grant have the benefits of ownership in respect of such shares, including the right to receive dividends and other distributions thereon, subject to the restrictions set forth in the Stock Plan and in the instrument evidencing such Award. With respect to any performance period, no executive officer may be granted Awards of incentive stock or incentive units which vest upon the achievement of performance objectives in respect of more than 500,000 shares of New Aetna common stock or, if such Awards are settled in cash, the fair market value thereof determined at the time of payment (each subject to adjustment as described above).

     With respect to any award of incentive stock or incentive units made to an executive officer of New Aetna that the Compensation Committee determines will vest based on the achievement of performance objectives, such performance objectives shall relate to at least one of the following criteria, which may be determined solely by reference to the performance of New Aetna, a subsidiary or an affiliate (or any business unit thereof) or based on comparative performance relative to other companies: (i) net income; (ii) earnings before income taxes;
(iii) earnings per share; (iv) return on shareholders' equity; (v) expense management; (vi) profitability of an identifiable business unit or product;
(vii) ratio of claims to revenues; (viii) revenue growth; (ix) earnings growth;
(x) total shareholder return; (xi) cash flow; (xii) return on assets; (xiii) pretax operating income; (xiv) net economic profit (operating earnings minus a charge for capital); (xv) customer satisfaction; (xvi) provider satisfaction;
(xvii) employee satisfaction; (xviii) quality of networks; (xix) strategic innovation; or (xx) any combination of the foregoing.

     Other Stock-Based Awards. The Stock Plan also authorizes the Compensation Committee to grant other stock-based awards to eligible employees and to grant executive officers New Aetna common stock in lieu of cash payable as salary or under any other bonus or incentive compensation plan of New Aetna.

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

     Dividends and Dividend Equivalents. The Compensation Committee may provide that any Award shall include dividends or dividend equivalents, payable in cash, New Aetna common stock, securities or other property on a current or deferred basis.

  EFFECT ON AWARDS OF TERMINATION OF EMPLOYMENT

     The Compensation Committee has broad discretion as to the specific terms and conditions of each Award and any rules applicable thereto, including but not limited to the effect thereon of the death, retirement or other termination of employment of the eligible employee or the effect, if any, of a change in control of New Aetna.

  GENERAL

     Award Agreement. The terms of each Award are to be evidenced by a written instrument delivered to the eligible employee.

     Withholding. The Awards are subject to applicable tax withholding by New Aetna which may, to the extent permitted by the Compensation Committee, be satisfied by the withholding of shares deliverable under the Stock Plan.

     Transferability. Unless the Compensation Committee expressly permits transfers for the benefit of members of the eligible employee's immediate family or trust or similar vehicle for their benefit, Awards under the Stock Plan may not be assigned or transferred except by will, the laws of descent and distribution.

     Deferral. The Compensation Committee will have the discretion to determine whether, to what extent, and under what circumstances cash, New Aetna common stock, other securities, other Awards, other property, and other amounts payable with respect to an Award will be deferred either automatically or at the election of the holder thereof or of the Compensation Committee.

     Amendment or Termination. The Board of Directors or the Compensation Committee may terminate or suspend the Stock Plan at any time, but the termination or suspension will not adversely affect any vested Awards then outstanding under the Stock Plan. Unless terminated by action of the Board or the Compensation Committee, no Award may be granted under the Stock Plan after December 31, 2010. The Stock Plan may be amended or terminated at any time by the Board of Directors, except that no amendment may be made without shareholder approval if the Compensation Committee determines that such approval is necessary to comply with any tax or regulatory requirement, including any approval requirement which is a prerequisite for exemptive relief from Section 16 of the 1934 Act, for which or with which the Compensation Committee determines that it is desirable to qualify or comply; and, provided further, that any amendment or action to reduce the exercise price of options previously granted under the Stock Plan shall be subject to the approval of New Aetna's shareholders (other than any such increase, modification or reduction that may result from adjustments in connection with a fundamental corporate event). The Compensation Committee may amend the term of any Award granted, retroactively or prospectively, but no amendment may adversely affect any vested Award without the holder's consent.

  EFFECT ON OTHER COMPENSATION PROGRAMS

     Nothing contained in the Stock Plan shall prevent New Aetna from adopting or continuing in effect other compensation arrangements which may, but need not, provide for the grant of options, incentive stock, and other types of Awards provided for hereunder.

  NEW PLAN BENEFITS

     In connection with the spin-off and the merger, Aetna options held by New Aetna Holders will be converted into New Aetna options in accordance with the New Aetna Holder Adjustment. It is not possible to determine the number of Adjusted Options prior to the spin-off and the merger. Other Awards to be granted under the Stock Plan have not yet been determined.

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The options described above are intended to comply with the requirements of the Code regarding the deductibility of certain performance based compensation.

     Under currently applicable federal income tax law, an eligible employee will receive no taxable income upon the grant of an NSO or an ISO. When an eligible employee exercises an NSO, the excess of the fair market value of the shares on the date of exercise over the exercise price paid will be ordinary income to the eligible employee and his or her employer will be allowed a federal income tax deduction in the same amount. When an eligible employee exercises an ISO while employed or within three months after termination of employment (one year for disability), no income will be recognized upon exercise of the ISO. If the eligible employee holds shares acquired for at least one year after exercise and two years after the grant of the ISO, the excess of the amount realized upon disposition of the shares over the exercise price paid is treated as long-term capital gain for the eligible employee and the eligible employee's employer is not allowed a federal income tax deduction. A sale or other exchange of the underlying stock before the end of either of the required holding periods will be a "disqualifying disposition" which will generally result in the eligible employee being taxed on the gain derived from an ISO as though it were an NSO and the eligible employee's employer will be allowed a federal income tax deduction in the same amount. Special rules apply if the exercise price is paid in shares.

2001 ANNUAL INCENTIVE PLAN

     We intend to implement the New Aetna 2001 Annual Incentive Plan (which we refer to as the "Annual Plan"), the terms of which are summarized below.

  ELIGIBLE EMPLOYEES

     All executive officers as described in Rule 3b-7 of the 1934 Act are eligible to be named by the Board of Directors as participants for any fiscal year. The Board of Directors shall select the executive officers (six people expected as of the spin-off and the merger) who will participate in the Annual Plan with respect to any fiscal year.

  PERFORMANCE CRITERIA

     On or before March 31 of each fiscal year, the Compensation Committee shall establish the performance objectives that must be attained in order for New Aetna to pay bonuses under the Annual Plan. Unless the Compensation Committee determines at the time of grant not to qualify the award as performance-based compensation under Section 162(m), the performance objectives for awards made under the Annual Plan will be based upon one or more of the following criteria, which may be determined solely by reference to the performance of New Aetna, a subsidiary or an affiliate (or any business unit thereof) or based on comparative performance relative to other companies: (i) net income; (ii) earnings before income taxes; (iii) earnings per share; (iv) return on shareholders equity; (v) expense management; (vi) profitability of an identifiable business unit or product; (vii) ratio of claims to revenues; (viii) revenue growth; (ix) earnings growth; (x) total shareholder return; (xi) cash flow; (xii) return on assets; (xiii) pretax operating income, (xiv) net economic profit (operating earnings minus a charge for capital); (xv) customer satisfaction; (xvi) provider satisfaction; (xvii) employee satisfaction; (xviii) quality of networks; (xix) strategic innovation; or (xx) any combination of the foregoing.

  INDIVIDUAL LIMIT

     The maximum amount that can be paid to any participant under the Annual Plan with respect to any fiscal year is $3,000,000. The Compensation Committee has the discretion to pay amounts which are less than this maximum amount based on individual performance or such other criteria as the Compensation Committee shall deem relevant.

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

  ADMINISTRATION

     The Compensation Committee, to the extent necessary to comply with Section 162(m) of the Code and Section 16 of the 1934 Act, shall at all times be comprised of at least two directors, each of whom is an "outside director" for purposes of Section 162(m) and a "disinterested person" for purposes of Section 16, and shall administer and interpret the Annual Plan. Prior to making any payment under the Annual Plan, the Compensation Committee shall certify in writing that the performance objectives have been attained.

  AMENDMENT AND TERMINATION

     The Compensation Committee may at any time amend, terminate or suspend the Annual Plan. No adverse changes will be made retroactively, but may apply to subsequent performance periods. The Annual Plan will not be effective with respect to the calendar years ending after December 31, 2010 (except as to awards earned prior to such date which are subsequently paid), unless otherwise extended by action of the Compensation Committee.

  EFFECT ON OTHER COMPENSATION PROGRAMS

     Nothing contained in the Annual Plan shall prevent New Aetna from adopting or continuing in effect other compensation arrangements.

  NEW PLAN AWARD TABLE

     Because the Annual Plan will not be effective until January 1, 2001, awards under the Annual Plan have not yet been determined.

CERTAIN AGREEMENTS

     The obligations of Aetna under the agreements described below will be assumed by New Aetna upon the completion of the spin-off and the merger.

     Aetna has agreed to provide Mr. Donaldson with a salary of $1,000,000, annual bonus opportunity of up to $2,000,000 for calendar year 2000 under the Aetna Annual Incentive Plan and an additional bonus as determined by the Board Committee on Compensation and Organization. On February 29, 2000, Mr. Donaldson was granted a stock option for 500,000 shares of Aetna common stock. The exercise price per share is $41.125 for 300,000 shares, $55.00 for 100,000 shares and $65.00 for 100,000 shares. Mr. Donaldson was also granted 100,000 shares of restricted Aetna common stock. The option and restricted common stock will vest on March 1, 2001, subject to earlier vesting upon completion of the spin-off and the merger or certain terminations of employment. If Mr. Donaldson ceases to be Chairman and Chief Executive Officer of New Aetna following completion of the spin-off and the merger, he will be entitled to payment of an annual bonus for 2000, if not previously paid, of at least $1,500,000, and, if such termination occurs after December 31, 2000, a pro rata annual bonus for the year of termination. Aetna has agreed generally to make Mr. Donaldson whole for any excise taxes incurred as a result of payments made under his employment arrangement or otherwise.

     Aetna has entered into an agreement with Dr. Rowe, pursuant to which he will serve as chief executive officer and president of Aetna's domestic health care businesses. Following the spin-off, he will become Chief Executive Officer of New Aetna and, not later than December 31, 2001, Chairman of the Board of Directors. Under the agreement, which is for a term of three years, with two one-year extensions, Dr. Rowe is entitled to an annual salary of not less than $1,000,000, a target annual bonus opportunity of $1,500,000 and a maximum annual bonus opportunity of not less than $3,000,000. Dr. Rowe is entitled to minimum annual bonus payments for 2000 and 2001 of $375,000 and $1,000,000, respectively. Dr. Rowe received a sign-on bonus of $2,000,000 and, on July 3, 2001, will receive a retention bonus of $1,400,000, subject to continued employment.

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

     Effective September 15, 2000, Dr. Rowe was granted 25,000 Aetna restricted stock units and stock options on 500,000 shares of Aetna common stock. The option exercise price was $54.6875 (the fair market value of a share of Aetna common stock on September 15, 2000) for 300,000 shares and $72.7344 for 200,000 shares. The options and the restricted stock units will vest in three equal annual installments commencing September 15, 2001 (with accelerated vesting upon a change in control, excluding the spin-off and the merger, and upon certain terminations of employment). Upon the earlier of the spin-off or January 1, 2001, Dr. Rowe will be granted additional stock options on 100,000 shares of Aetna common stock (or, if following the spin-off, the equivalent shares of New Aetna common stock adjusted for the spin-off) at the higher of the then fair market value or $72.7344 per share (subject to adjustment to reflect the spin-off). In any event, following the spin-off, taking into account the adjustment of Aetna options and such additional grant, such aggregate options shall not cover more than 2,000,000 shares of New Aetna common stock. If such New Aetna options, after adjustment, cover fewer than 1,000,000 shares of New Aetna common stock, Dr. Rowe will be entitled to a supplemental grant in an amount equal to such difference (50% at the then fair market value and 50% at a premium to fair market value). In addition to certain other benefits, Dr. Rowe will be entitled to a minimum annual pension of $300,000 commencing at age 65, which will vest in five equal annual installments.

     If Dr. Rowe's employment is terminated by Aetna other than for "cause," death or disability, or by Dr. Rowe for "good reason," he will be entitled to 104 weeks (156 weeks, in a lump sum, if such termination is within two years following a change in control) of cash compensation (calculated as annual base salary and target annual bonus), his pro-rata bonus for the year of termination and, if not previously paid, his retention bonus. If Aetna does not renew Dr. Rowe's agreement for a one-year term on December 31, 2003 or 2004, he will be entitled to a cash payment of $3,000,000 or $1,500,000, respectively. Aetna has agreed generally to make Dr. Rowe whole for any excise taxes incurred as a result of payments made under his agreement or otherwise.

     Mr. Weber has entered into an agreement with Aetna that provides that if, during the two-year period following a change in control (including the spin-off and the merger), his employment is terminated by Aetna without cause or he terminates his employment for any reason (other than in circumstances that would constitute cause), in lieu of participation in Aetna's severance plan, he will be entitled to not less than 156 weeks of cash compensation (calculated as annual base salary and target annual bonus amount). Mr. Weber's pension benefits are vested under Aetna's pension plan. Aetna has agreed to make certain minimum contributions to Mr. Weber's cash balance pension account, which Aetna believes are not greater than the value of the pension benefits forgone by Mr. Weber as a result of his departure from his previous employer. Aetna has agreed generally to make Mr. Weber whole for any excise taxes incurred as a result of payments made under his agreement or otherwise.

     Mr. Coyle has entered into an agreement with Aetna that provides that if his employment is terminated under circumstances that would call for benefits under Aetna's severance plan, in lieu of participation in the severance plan, he will be entitled to not less than 52 weeks of severance (calculated based on annual base salary).

     Aetna intends to enter into an agreement with Mr. Shaw. Under this agreement, which runs through December 31, 2003, Mr. Shaw is entitled to an annual salary of not less than $525,000 and, for 2000 and 2001, a guaranteed annual bonus equal to his annual bonus target opportunity of $420,000.

     Mr. Shaw was granted stock options on 50,000 shares of Aetna common stock with an option exercise price of $55.375 (the fair market value of a share of Aetna common stock on the grant date). The options will vest in three equal annual installments (with accelerated vesting upon a change in control, other than the spin-off and the merger, and upon certain terminations of employment). Mr. Shaw was also granted 9,500 Aetna long-term incentive awards that will vest upon consummation of the spin-off and the merger.

     Under this agreement, if Mr. Shaw's employment is terminated by Aetna other than for "cause," death or disability, he will be entitled to 52 weeks of severance, based on annual base salary. If such termination is after a change in control (including the spin-off and the merger), Mr. Shaw will be entitled to 156 weeks of cash compensation (calculated as annual base salary and target annual bonus), and continued health and dental benefits. Mr. Shaw may elect special retirement on or after January 2002, in

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

which case he will be entitled to 50% of his current base salary and target annual bonus for the balance of the agreement term and continued health and dental benefits. Aetna will agree generally to make Mr. Shaw whole for any excise taxes incurred as a result of payments made under his agreement or otherwise.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Through June 30, 2000, Aetna and its subsidiaries had paid approximately $220 million for physician hospital services in the ordinary course of business and a total of approximately $374,000 under four grants to the University of Pennsylvania Health System, which includes the University of Pennsylvania Medical Center and other hospitals and affiliates. Dr. Judith Rodin, a director of Aetna and a proposed director of New Aetna, is the President of the University of Pennsylvania, the owner and operator of the University of Pennsylvania Health System.

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

                   SECURITY OWNERSHIP OF AETNA AND NEW AETNA

     Aetna beneficially and of record holds, and will hold before the spin-off, all of the outstanding shares of New Aetna common stock. Holders of Aetna common stock, including our directors and executive officers (see "Management -- Stock Ownership of Directors and Executive Officers"), will receive one share of New Aetna common stock for each share of Aetna common stock they hold as of the record date of the spin-off. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. After giving effect to the spin-off, to our knowledge, no person is expected to beneficially own 5% or more of New Aetna common stock, except as set forth below:

                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL
            NAME AND ADDRESS OF BENEFICIAL OWNER                OWNERSHIP (1)     PERCENT (1)
            ------------------------------------              -----------------   -----------
Sanford C. Bernstein & Co., Inc.............................      12,523,694(2)      8.86%
767 Fifth Avenue
New York, New York 10153
Southeastern Asset Management, Inc..........................       8,469,800(3)      5.99%
6410 Poplar Avenue, Suite 900
Memphis, Tennessee 38119

---------------
(1) Based on the number of shares of Aetna common stock outstanding as of September 30, 2000. The information was obtained from information supplied by shareholders on Schedules 13D and 13G.

(2) Of the reported shares, Sanford C. Bernstein & Co., Inc. reports that it has sole voting power with respect to 6,554,526 shares, that it shares voting power with respect to 1,394,863 shares and that it has sole dispositive power with respect to all of the reported shares.

(3) Of the reported shares, Southeastern Asset Management, Inc. reports that it has sole voting power with respect to 5,577,100 shares, that it shares voting power with respect to 1,768,400 shares, that it has sole dispositive power with respect to 6,701,400 shares and that it shares dispositive power with respect to 1,768,400 shares.

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

                     DESCRIPTION OF NEW AETNA CAPITAL STOCK

     The following description of New Aetna capital stock is a summary of the material terms thereof and is qualified in its entirety by reference to the provisions of the New Aetna Amended and Restated Articles of Incorporation (the "New Aetna Articles"), the New Aetna bylaws and the New Aetna rights agreement, copies of which are filed as exhibits to the registration statement of which this information statement is a part.

     The New Aetna Articles, the New Aetna bylaws and the rights agreement contain certain provisions that could delay or make more difficult the acquisition of New Aetna by means of a tender offer, a proxy contest or otherwise. These provisions have been implemented to enable New Aetna to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by the New Aetna board to be in the best interests of New Aetna and its shareholders. In particular, New Aetna's classified board of directors (as described below) has been structured to reduce the risk of such a takeover in the near term to allow us to implement our strategic repositioning and thereby enhance shareholder value.

AUTHORIZED CAPITAL STOCK

     Under the New Aetna Articles, the total number of shares of all classes of shares that New Aetna has authority to issue is 825,000,000, having a par value of $.01 each. The Articles establish 7,500,000 shares as Class A voting preferred shares (the "Class A voting preferred stock") and 750,000,000 shares as common shares ("New Aetna common stock"). The New Aetna Articles provide that the New Aetna board of directors has the power to divide the remaining 67,500,000 shares into such classes and series, with such voting rights, designations, preferences, limitations and special rights as the board shall then fix and determine. No shares of New Aetna preferred stock are being issued in connection with the spin-off. As of September 30, 2000 there were approximately 141,351,061 shares of Aetna common stock outstanding. In the spin-off, Aetna shareholders will receive one share of New Aetna common stock for each share of Aetna common stock they hold on the record date for the spin-off. All New Aetna common stock received in the spin-off will be fully paid and non-assessable.

NEW AETNA COMMON STOCK

     The holders of New Aetna common stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors. Except as otherwise required by law, or by the provisions of the Class A voting preferred stock, or provided in any resolution adopted by the New Aetna board with respect to any subsequently created class or series of New Aetna shares, the holders of the New Aetna common stock exclusively possess all voting power. The Articles preclude cumulative voting in the election of directors. Subject to any rights of any outstanding series of New Aetna preferred stock, the holders of New Aetna common stock (i) are entitled to such dividends as may be declared from time to time by the New Aetna board from funds available therefor and (ii) upon liquidation are entitled to receive pro rata all assets of New Aetna available for distribution to such holders.

     The transfer agent and registrar for the New Aetna common stock will be EquiServe Trust Company, N.A.

ADDITIONAL NEW AETNA STOCK, INCLUDING PREFERRED STOCK

     The New Aetna board is authorized to provide for the issuance of New Aetna shares in one or more classes and series, including shares of preferred stock, to establish the number of shares in each class and series, and to fix the designations, powers, preferences and rights of each such class and series and the qualifications, limitations or restrictions thereof. The Articles authorize, and the New Aetna board has reserved for issuance, 7,500,000 shares of the Class A voting preferred stock for issuance upon exercise of the preferred share purchase rights of New Aetna (the "New Aetna Rights"). See "-- New Aetna Rights."

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

CLASSIFIED BOARD OF DIRECTORS

     Until the annual meeting of shareholders in 2004, the New Aetna board will be divided into three classes, the terms of which will be staggered so that only
one class will be elected each year: Class I, consisting initially of        ,
       ,        and        , whose term will expire at the 2001 annual meeting;
Class II, consisting initially of        ,        ,        and        , whose
term will expire at the 2002 annual meeting; and Class III, consisting initially
of        ,        ,        and        , whose term will expire at the 2003
annual meeting. At the annual meeting in 2001, the shareholders will elect all Class I directors for a three-year term. At the annual meeting in 2002, the shareholders will elect all Class II directors for a two-year term. At the annual meeting in 2003, the shareholders will elect all Class III directors for a one-year term. At and after the annual meeting in 2004, the shareholders will elect all directors each year for a one-year term. As a result, prior to the annual meeting in 2004, only one class of directors will be elected at each annual meeting, with the other classes continuing for the remainder of their respective terms.

NEW AETNA RIGHTS

     The New Aetna board has determined that a dividend of one New Aetna Right will be paid in respect of each share of New Aetna common stock to the holder of record thereof at the time of the spin-off. Pursuant to the rights agreement relating thereto, upon the occurrence of certain events, each New Aetna Right entitles the registered holder to purchase from New Aetna one one-hundredth of a
share of Class A voting preferred stock at a price of $     per share (the
"Purchase Price"), subject to adjustment.

     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the then outstanding shares of New Aetna common stock or (ii) 10 business days (or such later date as may be determined by action of the New Aetna board prior to such time as any person or group becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of New Aetna common stock (the earlier of such dates being called the "Distribution Date"), the New Aetna Rights will be evidenced by the Ownership Statement with respect to book-entry New Aetna common stock, or if a certificate representing New Aetna common stock has been requested and issued, then such certificate. The rights agreement provides that, until the Distribution Date (or the earlier redemption or expiration of the New Aetna Rights), (i) the New Aetna Rights will be transferred with and only with the shares of New Aetna common stock, (ii) Ownership Statements and certificates representing shares of New Aetna common stock will contain a notation incorporating the terms of the New Aetna Rights by reference, and (iii) transfer of any shares of New Aetna common stock will also constitute the transfer of the New Aetna Rights associated with the shares of New Aetna common stock so transferred. As soon as practicable following the Distribution Date, separate certificates evidencing the New Aetna Rights ("Rights certificates") will be mailed to holders of record of the New Aetna common stock as of the close of business on the Distribution Date and such separate Rights certificates alone will evidence the New Aetna Rights.

     The Purchase Price payable, and the number of shares of Class A voting preferred stock or other securities or property issuable, upon exercise of the New Aetna Rights are subject to adjustment from time to time to prevent dilution
(i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Class A voting preferred stock, (ii) upon the grant to holders of the Class A voting preferred stock of certain rights or warrants to subscribe for or purchase shares of Class A voting preferred stock at a price, or securities convertible into Class A voting preferred stock with a conversion price, less than the then-current market price of the shares of Class A voting preferred stock, or (iii) upon the distribution to holders of the shares of Class A voting preferred stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of Class A voting preferred stock) or of subscription rights or warrants (other than those referred to above). The number of outstanding New Aetna Rights and the number of hundredths of a

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

share of Class A voting preferred stock issuable upon exercise of each New Aetna Right are also subject to adjustment in the event of a split of the New Aetna common stock or a dividend on the New Aetna common stock payable in shares of New Aetna common stock, or subdivisions, consolidations or combinations of the New Aetna common stock occurring, in any such case, prior to the Distribution Date.

     Shares of Class A voting preferred stock that may be purchased upon exercise of the New Aetna Rights will not be redeemable. Each share of Class A voting preferred stock will be entitled to a minimum preferential cumulative quarterly dividend payment of 100 times the dividend declared per share of New Aetna common stock whenever such dividend is declared. In the event of liquidation, the holders of the Class A voting preferred stock will be entitled to a minimum preferential liquidation payment equal to 100 times the payment made per share of New Aetna common stock plus an amount equal to all accrued and unpaid dividends and distributions thereon. Each share of Class A voting preferred stock will have 100 votes, voting together with the New Aetna common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of New Aetna common stock are exchanged, each share of Class A voting preferred stock will be entitled to receive an amount equal to 100 times the amount received per share of New Aetna common stock.

     Because of the nature of the dividend, liquidation and voting rights of the Class A voting preferred stock, the value of the one one-hundredth interest in a share of Class A voting preferred stock that may be purchased upon exercise of each New Aetna Right should approximate the value of one share of New Aetna common stock.

     If any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision will be made so that each holder of a New Aetna Right, other than New Aetna Rights beneficially owned by the Acquiring Person (which will become void after such person becomes an Acquiring Person), will, after such person becomes an Acquiring Person, have the right to receive upon exercise, in lieu of Class A voting preferred stock, that number of shares of New Aetna common stock having a market value of two times the exercise price of the New Aetna Right (such right being referred to as a "Flip-in Right"). In the event that, at any time on or after the date that any person has become an Acquiring Person, New Aetna is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power is sold, proper provision will be made so that each holder of a New Aetna Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the New Aetna Right, that number of shares of common stock of the acquiring company which at the time of such transaction has a market value of two times the exercise price of the New Aetna Right (such right being referred to as "Flip-over Right").

     At any time after any person or group of affiliated or associated persons becomes an Acquiring Person, and prior to the acquisition by such person or group of 50% or more of the then outstanding shares of New Aetna common stock, the New Aetna board may exchange the New Aetna Rights (other than New Aetna Rights owned by such person or group, which will have become void after such person became an Acquiring Person) for New Aetna common stock or Class A voting preferred stock, in whole or in part, at an exchange ratio of one share of New Aetna common stock, or one one-hundredth of a share of Class A voting preferred stock (or of a share of another series of New Aetna preferred stock having equivalent rights, preferences and privileges), per New Aetna Right (subject to adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1%. No fractional shares of Class A voting preferred stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of Class A voting preferred stock, which may, at the election of New Aetna, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Class A voting preferred stock on the last trading day prior to the date of exercise.

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the then outstanding shares of New Aetna common stock (the "Relevant Date"), the New Aetna board may redeem the New Aetna Rights in whole, but not in part, at a price of $.01 per New Aetna Right (the "Redemption Price"). The redemption of the New Aetna

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

Rights may be made effective at such time, on such basis and with such conditions as the New Aetna board may determine, in its sole discretion. Immediately upon any redemption of the New Aetna Rights, the right to exercise the New Aetna Rights will terminate and the only right of the holders of New Aetna Rights will be to receive the Redemption Price. After the Relevant Date, the New Aetna Rights will no longer be redeemable.

     For so long as the New Aetna Rights are redeemable, the Rights Agreement between New Aetna and EquiServe Trust Company, N.A., as Rights Agent (the "Rights Agreement"), which is the agreement pursuant to which the New Aetna Rights are to be issued, may be amended by the New Aetna board without the consent of the holders of the New Aetna Rights, including an amendment to lower
(i) the threshold at which a person becomes an Acquiring Person, and (ii) the percentage of shares of New Aetna common stock proposed to be acquired in a tender or exchange offer that would cause the Distribution Date to occur. At any time when the New Aetna Rights are no longer redeemable, the Rights Agreement may be amended by the New Aetna board without the consent of the holders of the New Aetna Rights except that no such amendment may (i) adversely affect New Aetna Rights holders (other than the Acquiring Person and certain affiliated persons), (ii) cause the Rights Agreement to become amendable other than in accordance with this sentence or (iii) cause the New Aetna Rights again to become redeemable.

     The New Aetna Rights will not be exercisable until the Distribution Date. The New Aetna Rights will expire on the close of business on the 10th anniversary of the time of the spin-off unless extended or unless the New Aetna Rights are earlier redeemed or exchanged by New Aetna. The Rights Agreement provides that at least once every three years a committee of the board composed of non-management directors will consider whether a continuation of the New Aetna Rights remains in the best interests of New Aetna, its shareholders and other relevant constituencies and, thereafter, report its conclusions to the full board of New Aetna.

     Until a New Aetna Right is exercised, the holder thereof, as such, will have no rights as a shareholder of New Aetna, including, without limitation, the right to vote or to receive dividends.

     The distribution of the New Aetna Rights should not be taxable under the Internal Revenue Code of 1986, as amended (the "Code") to New Aetna or its shareholders. However, depending upon the circumstances, shareholders of New Aetna may recognize taxable income under the Code in the event that the New Aetna Rights become exercisable.

PREEMPTIVE RIGHTS

     No holder of any shares of New Aetna of any class authorized at the time of the spin-off will have any preemptive right to subscribe to any securities of New Aetna of any kind or class.

BOOK-ENTRY SHAREHOLDING

     Certificates representing the New Aetna common stock will not be issued unless requested in writing as set forth below. Holders of record of New Aetna common stock will have credited to a book-entry account established for them by, and maintained at, EquiServe Trust Company, N.A. (the registrar and transfer agent for New Aetna common stock) the number of shares of New Aetna common stock owned by them. Each holder of record will receive an Ownership Statement from the registrar reflecting the opening balance in his or her account promptly following the spin-off and, thereafter, promptly following each transfer to or from such account. Shareholders may request the issuance of a certificate representing the shares of New Aetna common stock owned of record by them by writing to the New Aetna registrar and transfer agent.

CERTAIN ANTITAKEOVER PROVISIONS

  CLASSIFIED BOARD OF DIRECTORS

     Until the annual meeting in 2004, the New Aetna board will be divided into three classes of directors serving staggered terms and, until such time, may be removed by shareholders only "for cause." As a result, approximately one-third of the New Aetna board will be elected each year until 2004. These

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

provisions, when coupled with the provision of the New Aetna bylaws authorizing the board to fill vacant directorships or increase the size of the board, may delay a shareholder from removing incumbent directors and simultaneously gaining control of the board by filling the vacancies created by such removal with its own nominees.

  NEW AETNA RIGHTS

     As described above, the New Aetna Rights will have certain anti-takeover effects. The New Aetna Rights will cause substantial dilution to a person or group that attempts to acquire New Aetna on terms not approved by the New Aetna board, except pursuant to an offer conditioned on a substantial number of New Aetna Rights being acquired. The New Aetna Rights should not interfere with any merger or business combination approved by the New Aetna board, since the New Aetna Rights may be redeemed by New Aetna at the Redemption Price prior to the time that a person or group has become an Acquiring Person.

  NO SHAREHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

     The New Aetna Articles provide that shareholder action may only be taken at an annual or special meeting of shareholders and may not be taken by written consent in lieu of a meeting. Under the Pennsylvania Business Corporation Law (the "Business Corporation Law"), shareholders of New Aetna are not permitted to call, or to require that the Chairman, the President or the New Aetna board or any other person call, a special meeting of shareholders. The New Aetna bylaws provide that, subject to the rights of holders of any series of New Aetna preferred stock to elect additional directors under specified circumstances, special meetings of shareholders can be called only by the Chairman or the President or by the New Aetna board. Moreover, the business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting pursuant to the notice of meeting given by New Aetna.

     The inability of the New Aetna shareholders to act by written consent, together with provisions prohibiting shareholders from calling shareholder meetings, may have the effect of delaying consideration of a shareholder proposal until the next annual meeting. These provisions would also prevent the holders of a majority of the voting power of the voting shares from unilaterally using the written consent procedure to take shareholder action. Moreover, a shareholder could not force shareholder consideration of a proposal over the opposition of the Chairman, the President and the New Aetna board by calling a special meeting of shareholders prior to the time the Chairman, the President or a majority of the board believes such consideration to be appropriate.

  ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER NOMINATIONS AND SHAREHOLDER
PROPOSALS

     The New Aetna bylaws establish an advance notice procedure for shareholders to nominate candidates for election as directors or to bring other business before annual meetings of shareholders of New Aetna (the "Shareholder Notice Procedure").

     Nominations for election to the New Aetna board may be made at an annual meeting, or at a special meeting at which directors are to be elected, only by or at the New Aetna board's direction or by a shareholder who has complied with the Shareholder Notice Procedure. The New Aetna bylaws require that notice of a shareholder nomination set forth certain information with respect to each proposed nominee and the shareholder giving notice.

     The New Aetna bylaws provide that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman, the President or the New Aetna board or by a shareholder who has given timely written notice to the Corporate Secretary of New Aetna of such shareholder's intention to bring such business before such meeting in compliance with the Shareholder Notice Procedure. The New Aetna bylaws provide that only such business may be conducted at a special meeting as is specified in the notice of meeting. Under the Shareholder Notice Procedure, a

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                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

shareholder's notice relating to the conduct of business at an annual meeting must contain specified information about such business and about the proposing shareholder.

     The Shareholder Notice Procedure requires that notice of nominations or proposals for substantive business must be received by New Aetna not later than the 90th day before such meeting is to be held, or if later, the 10th day after public announcement of the date of such meeting is made.

     If the Chairman or other officer presiding at a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with the Shareholder Notice Procedure, such individual will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

     By requiring advance notice of nominations by shareholders, the Shareholder Notice Procedure will afford the New Aetna board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the New Aetna board, to inform shareholders about such qualifications. By requiring advance notice of other proposed business, the Shareholder Notice Procedure will provide a more orderly procedure for conducting annual meetings of shareholders and, to the extent deemed necessary or desirable by the New Aetna board, will provide the New Aetna board with an opportunity to inform shareholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with the New Aetna board's position regarding action to be taken with respect to such business, so that shareholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

     Although the New Aetna bylaws do not give the New Aetna board any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to New Aetna and its shareholders.

  POTENTIAL ISSUANCES OF NEW AETNA PREFERRED STOCK

     The New Aetna Articles authorize the New Aetna board to establish, from the 67,500,000 shares undesignated as to class or series, one or more classes and series of New Aetna stock, including preferred stock, and to determine, with respect to any class or series of New Aetna stock, the terms and rights of such class or series, including, for example, (i) the designation of the class or series; (ii) the number of shares of the class or series, which number the New Aetna board may thereafter (except where otherwise provided in the designation of any subsequently authorized class or series) increase or decrease (but not below the number of shares thereof then outstanding); (iii) whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the class or series; (iv) the dates on which dividends, if any, will be payable; (v) the redemption rights and price or prices, if any, for shares of the class or series; (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the class or series; (vii) the amounts payable on shares of the class or series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of New Aetna; (viii) whether the shares of the class or series will be convertible into shares of any other class or series, or any other security, of New Aetna or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made; (ix) restrictions on the issuance of shares of the same class or series or of any other class or series; and (x) the voting rights, if any, of the holders of such class or series.

     The authorized shares of New Aetna, including shares of preferred stock and common stock, will be available for issuance without further action by New Aetna's shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which New

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              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

Aetna's securities may be listed or traded. If the approval of New Aetna's shareholders is not so required, the New Aetna board does not intend to seek shareholder approval.

     Although the New Aetna board has no intention at the present time of doing so, it could issue a class or series of New Aetna preferred stock that could, depending on the terms of such class or series, impede the completion of a merger, tender offer or other takeover attempt that some, or a majority, of New Aetna's shareholders might believe to be in their best interests or in which shareholders might receive a premium for their Shares over the then-current market price of such shares.

  POTENTIAL ISSUANCES OF RIGHTS TO PURCHASE SECURITIES

     The New Aetna Articles grant the New Aetna board exclusive authority to create and issue rights entitling the holders thereof to purchase from New Aetna shares of capital stock or other securities and to elect to repurchase, redeem, terminate or amend any such rights. The times at which and terms upon which such rights are to be issued, repurchased, redeemed, terminated or amended are to be determined exclusively by the New Aetna board and set forth in the contracts or instruments that evidence such rights. The authority of the New Aetna board with respect to such rights includes, but is not limited to, determining (i) the purchase price of the capital stock or other securities or property to be purchased upon exercise of such rights; (ii) provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from any other shares or other securities of New Aetna; (iii) provisions which adjust the number or exercise price of such rights or the amount or nature of the shares, other securities or other property receivable upon exercise of such rights in the event of a combination, split or recapitalization of any shares of New Aetna, a change in ownership of New Aetna's shares or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to New Aetna or any shares of New Aetna, and provisions restricting the ability of New Aetna to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of New Aetna under such rights; (iv) provisions which deny the holder of a specified percentage of the outstanding securities of New Aetna the right to exercise such rights and/or cause such rights held by such holder to become void; (v) provisions which permit New Aetna to redeem or exchange such rights; and (vi) the appointment of the rights agent with respect to such rights. This provision is intended to confirm the New Aetna board's exclusive authority to issue, repurchase, redeem, terminate or amend share purchase rights or other rights to purchase shares or securities of New Aetna or any other corporation. See "-- New Aetna Rights."

  PROVISIONS RELATING TO SHAREHOLDER APPROVAL OF BUSINESS COMBINATION AND OTHER TRANSACTIONS

     Under the Business Corporation Law, unless a higher vote is required in the articles of incorporation, a plan of merger or consolidation, a plan of asset transfer providing for the sale of all or substantially all of the assets of a corporation, a share exchange, division or voluntary dissolution will be adopted upon receiving the affirmative vote of a majority of the votes cast by all shareholders having a right to vote thereon, and if any class or series is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote. The New Aetna Articles require that a plan of merger, consolidation, or asset transfer and a share exchange, division or voluntary dissolution receive the affirmative vote of the holders of two-thirds of the shares of New Aetna common stock outstanding on the record date for the meeting at which such plan is to be voted upon by shareholders. This higher vote will make it more difficult to obtain shareholder approval of such a business combination or other transaction than would be the case if such higher vote were not required.

  PROVISIONS RELATING TO AMENDMENTS TO THE NEW AETNA ARTICLES AND THE NEW AETNA BYLAWS

     Under the Business Corporation Law, shareholders have the right to adopt, amend or repeal the articles of incorporation and bylaws of a corporation. However, the Business Corporation Law requires that any amendment to the New Aetna Articles also be approved by the board of directors. Under the Business Corporation Law, unless a higher vote is required in the articles of incorporation, amendments to the articles of incorporation will be adopted upon receiving the affirmative vote of a majority of the votes cast by all shareholders having a right to vote thereon, and if any class or series is entitled to vote thereon as a

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                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

class, the affirmative vote of a majority of the votes cast in each class vote. The New Aetna Articles provide that the provisions relating to shareholder approval of business combination and other transactions described immediately above, and the provisions relating to the classified board of directors, may only be amended by the affirmative vote of the holders of two-thirds of the shares of New Aetna common stock issued and outstanding on the record date for the meeting at which an amendment to either such provisions is to be voted upon by the shareholders.

     In addition, the bylaws may be amended by the board of directors with respect to all matters not exclusively reserved by law to the shareholders. Certain provisions of the New Aetna bylaws, including the provision relating to the calling of special meetings of shareholders and the advance notice provision for shareholder nominations and shareholder proposals, may be amended or repealed by shareholders only with the approval of at least 80% of the outstanding voting power of New Aetna.

  PENNSYLVANIA ANTI-TAKEOVER STATUTES

     Under Section 1715 of the Business Corporation Law, which is applicable to New Aetna, directors stand in a fiduciary relation to their corporation and, as such, are required to perform their duties in good faith, in a manner they reasonably believe to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In discharging their duties, directors may, in considering the best interests of their corporation, consider, among other things, to the extent they deem appropriate: (a) the effects of any action upon any or all groups affected by the action, including shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located; (b) the short-term and long-term interests of the corporation; (c) the resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the corporation; and (d) all other pertinent factors. In considering the best interests of the corporation or the effects of any action, directors are not required to regard the interests of the shareholders, or any other group affected by the action, as dominant or controlling. Absent a breach of fiduciary duty, a lack of good faith or self-dealing, any act of the board of directors, a committee thereof or an individual director is presumed to be in the best interests of the corporation. The Business Corporation Law expressly provides that the fiduciary duty of directors does not require them to (i) redeem or otherwise render inapplicable outstanding rights such as the New Aetna Rights; (ii) render inapplicable specified statutory anti-takeover provisions, including Subchapter F of Chapter 25, which is applicable to New Aetna; or (iii) take any action solely because of the effect it may have on a proposed acquisition or the consideration to be received by shareholders in such a transaction.

     Commentary associated with Section 1715, and accepted by courts applying the provisions of that Section to the facts of specific takeover attempts, makes it clear that a purpose of Section 1715 is to legislatively overrule certain judicial decisions in other jurisdictions named in the commentary which have had the effect of limiting the flexibility of incumbent management in contested takeovers. The provisions of Section 1715, and its construction by the courts, could aid the New Aetna board in resisting a proposed acquisition transaction which it believed not to be in the best interests of any one of the corporate constituencies identified in the statute or otherwise not in the best interests of New Aetna under any of the criteria identified in the statute that the board believes are appropriate to consider.

     New Aetna is subject to Subchapter F of Chapter 25 of the Business Corporation Law. Subchapter F applies to a transaction between a publicly traded corporation and an interested shareholder (defined generally to be any beneficial owner of 20% or more of the corporation's voting stock). Subchapter F of Chapter 25 prohibits such a corporation from engaging in a "business combination" (as defined in the Business Corporation Law) with an interested shareholder unless (i) the board of directors of such corporation gives approval to the proposed transaction or gives approval to the interested shareholder's acquisition of 20% of the shares entitled to vote in an election of directors of such corporation, in either case prior to the date on which the shareholder first becomes an interested shareholder (the "Share Acquisition Date"), (ii) the interested shareholder owns at least 80% of the stock of such corporation entitled to vote in an election of directors and, no earlier than three months after such interested shareholder reaches such 80% level, the majority of the remaining shareholders approve the proposed

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

transaction and shareholders receive a minimum "fair price" for their shares (as set forth in the Business Corporation Law) in the transaction and the other conditions of Subchapter F of Chapter 25 of the Business Corporation Law are met, (iii) holders of all outstanding shares of common stock approve the transaction, (iv) no earlier than five years after the Share Acquisition Date, a majority of the remaining shares entitled to vote in an election of directors approve the transaction, or (v) no earlier than five years after the Share Acquisition Date, a majority of all the shares approve the transaction, all shareholders receive a minimum "fair price" for their shares (as set forth in the Business Corporation Law) and the other conditions of Subchapter F of Chapter 25 of the Business Corporation Law are met.

     Under certain circumstances, Subchapter F of the Business Corporation Law makes it more difficult for an interested shareholder to effect various business combinations with a corporation for a five-year period following a Share Acquisition Date. The provisions of Subchapter F should encourage persons interested in acquiring New Aetna to negotiate in advance with the New Aetna board, since the higher shareholder voting requirements would not be invoked if such person, prior to acquiring 20% of New Aetna's Voting Shares, obtains the approval of the New Aetna board for such acquisition or for the proposed business combination transaction (unless such person acquires 80% or more of New Aetna's voting shares in such transaction, excluding certain shares as described above).

     Subchapter F of the Business Corporation Law will not prevent a hostile takeover of New Aetna. It may, however, make more difficult or discourage a takeover of New Aetna or the acquisition of control of New Aetna by a significant shareholder and thus the removal of incumbent management. Any such effect will be enhanced by the issuance of the New Aetna Rights. Some shareholders may find this disadvantageous in that they may not be afforded the opportunity to participate in takeovers that are not approved as required by Subchapter F of the Business Corporation Law but in which shareholders might receive, for at least some of their shares, a substantial premium above the market price at the time of a tender offer or other acquisition transaction.

     Section 2538 of Subchapter D of the Business Corporation Law imposes a higher vote on certain transactions between an "interested shareholder" (as defined in Section 2538(d) of the Business Corporation Law) and a publicly traded corporation unless certain procedural requirements are satisfied. Subchapter E of Chapter 25 of the Business Corporation Law requires a person who acquires 20% or more of the shares of a publicly traded corporation to offer to purchase the shares of any other shareholder at "fair value" (determined as provided in Section 2547). Subchapter G of Chapter 25 of the Business Corporation Law also contains certain provisions applicable to a registered corporation which, under certain circumstances, permit such a corporation to redeem "control shares" (as defined in the Business Corporation Law) and remove the voting rights of control shares. Additionally, Subchapter H of Chapter 25 of the Business Corporation Law requires the disgorgement of profits by a "controlling person" (as defined in the Business Corporation Law). The New Aetna Articles provide that Section 2538 of Subchapter D of the Business Corporation Law, and Subchapters E, G and H of Chapter 25 of the Business Corporation Law are not applicable to New Aetna.

FUTURE SHAREHOLDER PROPOSALS

     If the spin-off and the merger are completed, New Aetna will hold an annual meeting on April 27, 2001. Proposals of New Aetna shareholders intended to be included in New Aetna's 2001 annual meeting proxy statement must be received by New Aetna's Corporate Secretary no later than November 22, 2000 at New Aetna's principal executive offices: 151 Farmington Avenue, Hartford, Connecticut 06156. Other shareholder proposals intended to be presented at New Aetna's 2001 annual meeting, but not included in the annual meeting proxy statement, must be received in writing at the same address, together with the required information as set forth in the New Aetna bylaws, not later than January 25, 2001.

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

            LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

  LIMITATIONS ON LIABILITY

     The New Aetna Articles provide that a director will not be personally liable for monetary damages except to the extent such liability may not by law be so limited. The Business Corporation Law precludes a limitation on liability
(i) for any breach or failure to perform such director's duties under law, which breach constituted self-dealing, willful misconduct or recklessness; (ii) for responsibility or liability of a director under any criminal statute; or (iii) for a director's liability for the payment of taxes under any federal, state or local law. The New Aetna Articles contain a limitation on an officer's liability to the same effect.

     While the New Aetna Articles provide directors and officers with protection against awards for monetary damages for breaches of their statutory obligations, they do not eliminate such obligations. Accordingly, the New Aetna Articles will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's or officers' breach of his or her statutory obligations.

  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Business Corporation Law provides, in general, that a corporation may indemnify any person, including its directors, officers and employees, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than actions by or in the right of the corporation) by reason of the fact that he or she is or was a representative of, or was serving at the request of the corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding unless the court determines that the act or failure to act giving rise to the claim for indemnification constituted willful misconduct or recklessness. The Business Corporation Law permits similar indemnification in the case of actions by or in the right of the corporation. In any case, to the extent that a representative of the corporation has been successful on the merits or otherwise in defense of any claim, issue or matter, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. The Business Corporation Law also provides that the indemnification permitted or required by the law is not exclusive of any other rights to which a person seeking indemnification may be entitled, provided that indemnification may not be made in any case where the act is determined by a court to have constituted willful misconduct or recklessness. The Business Corporation Law also provides that a corporation may pay expenses (including attorneys' fees), incurred by a party in an action subject to indemnification in advance of the final disposition of the action upon receipt of an undertaking by the party on whose behalf such expenses are paid to repay all amounts to the corporation in the event it is ultimately determined that the party is not entitled to be indemnified. New Aetna's Articles require indemnification of its directors and officers, and the advancement of expenses, to the fullest extent permitted by the Business Corporation Law (except with respect to the claims against the corporation commenced by such a party) and permit, by action of the Board, indemnification of, and advancement of expenses to, employees and agents of New Aetna as determined by the Board of Directors in a particular case.

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form 10 with the SEC with respect to the shares of our common stock that Aetna shareholders will receive in the spin-off. This information statement is a part of that registration statement and, as allowed by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information relating to us and the spin-off, reference is made to the registration statement and the exhibits to the registration statement. Statements contained in this information statement as to the contents of any contract or document referred to are not necessarily complete and in each instance, if the contract or document is filed as an exhibit to the registration statement, reference is made to the copy of the contract or other document filed as an exhibit to the registration statement. Each statement is qualified in all respects by the relevant reference. We have also filed a proxy statement on
Schedule 14A with the SEC. The proxy statement describes the transaction that is to voted on by Aetna's shareholders. We urge you to read that proxy statement.

     After the spin-off, we will file annual, quarterly and special reports, proxy statements and other information with the SEC. We intend to furnish our shareholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. The registration statement is, and any of these future filings with the SEC will be, available to the public over the Internet at the SEC's website at http://www.sec.gov. You may read and copy any filed document at the SEC's public reference rooms in Washington, D.C. at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the SEC's regional offices in New York at 7 World Trade Center, 13th Floor, New York, NY 10048, and in Chicago at Suite 1400, Northwestern Atrium Center, 14th Floor, 500 W. Madison Street, Chicago, IL 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

     We maintain an Internet site at http://www.aetna.com. This text is not an active link and our website and the information contained on that site, or connected to that site, is not incorporated into this information statement or the registration statement.

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                               PAGE
                                                              ------
INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
  Consolidated Statements of Income -- Six Months Ended June
     30, 2000 and 1999......................................   A-F-2
  Consolidated Balance Sheets -- June 30, 2000 and December
     31, 1999...............................................   A-F-3
  Consolidated Statements of Shareholder's Equity -- Six
     Months Ended June 30, 2000 and 1999....................   A-F-4
  Consolidated Statements of Cash Flows -- Six Months Ended
     June 30, 2000 and 1999.................................   A-F-5
  Condensed Notes to Interim Consolidated Financial
     Statements.............................................   A-F-6
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
  Independent Auditors' Report..............................  A-F-25
  Consolidated Statements of Income -- Years Ended December
     31, 1999, 1998 and 1997................................  A-F-26
  Consolidated Balance Sheets -- December 31, 1999 and
     1998...................................................  A-F-27
  Consolidated Statements of Shareholder's Equity -- Years
     Ended December 31, 1999, 1998 and 1997.................  A-F-28
  Consolidated Statements of Cash Flows -- Years Ended
     December 31, 1999, 1998 and 1997.......................  A-F-29
  Notes to Consolidated Financial Statements................  A-F-30
  Quarterly Data (Unaudited)................................  A-F-77

                                      A-F-1

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                              SIX MONTHS ENDED JUNE 30,
                                                              --------------------------
                                                                 2000            1999
                                                              ----------       ---------
                                                                      (MILLIONS)
Revenue:
  Health care premiums......................................  $10,909.0        $7,158.9
  Other premiums............................................      738.3           760.2
  Administrative services only fees.........................      980.4           728.2
  Net investment income.....................................      811.3           796.7
  Other income..............................................       46.2            60.3
  Net realized capital gains (losses).......................      (41.2)           18.2
                                                              ---------        --------
Total revenue...............................................   13,444.0         9,522.5
                                                              ---------        --------
Benefits and expenses:
  Health care costs.........................................    9,432.9         6,091.6
  Current and future benefits...............................    1,101.9         1,160.6
  Operating expenses:
     Salaries and related benefits..........................    1,160.6           793.6
     Other..................................................    1,223.1           849.1
  Interest expense..........................................      125.1           107.1
  Amortization of goodwill and other acquired intangible
     assets.................................................      218.4           203.8
  Reductions of loss on discontinued products...............     (146.0)          (77.2)
                                                              ---------        --------
Total benefits and expenses.................................   13,116.0         9,128.6
                                                              ---------        --------
Income from continuing operations before income taxes.......      328.0           393.9
Income taxes:
  Current...................................................      125.7           163.5
  Deferred..................................................       21.2            19.0
                                                              ---------        --------
Total income taxes..........................................      146.9           182.5
                                                              ---------        --------
Income from continuing operations...........................      181.1           211.4
Income from discontinued operations, net of tax.............      175.5           175.2
                                                              ---------        --------
Net income..................................................  $   356.6        $  386.6
                                                              =========        ========

       See Condensed Notes to Interim Consolidated Financial Statements.
                                      A-F-2

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                                JUNE 30, 2000     DECEMBER 31, 1999
                                                              -----------------   -----------------
                                                                           (MILLIONS)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $         1,812.8   $         1,628.7
  Investment securities.....................................           14,763.8            15,549.6
  Other investments.........................................              410.5               509.0
  Premiums receivable, net..................................              849.4               916.3
  Other receivables, net....................................              807.2               746.4
  Accrued investment income.................................              269.8               267.4
  Investments under securities loan agreement...............              701.5               805.0
  Deferred income taxes.....................................              156.8               185.9
  Other assets..............................................              311.5               278.1
                                                              -----------------   -----------------
Total current assets........................................           20,083.3            20,886.4
                                                              -----------------   -----------------
Long-term investments.......................................              955.9             1,143.4
Mortgage loans..............................................            2,040.3             1,877.2
Investment real estate......................................              295.5               264.7
Reinsurance recoverables....................................              818.2               788.2
Goodwill and other acquired intangible assets, net..........            8,188.1             8,655.0
Property and equipment, net.................................              450.5               473.0
Deferred income taxes.......................................              256.4               240.3
Other assets................................................              255.0               224.2
Separate accounts assets....................................           14,784.8            14,639.5
Net assets of discontinued operations.......................            2,923.2             2,789.5
                                                              -----------------   -----------------
Total assets................................................  $        51,051.2   $        51,981.4
                                                              =================   =================
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Health care costs payable.................................  $         3,094.7   $         3,238.7
  Future policy benefits....................................              995.5             1,106.0
  Unpaid claims.............................................              456.4               442.0
  Unearned premiums.........................................              400.5               473.6
  Policyholders' funds......................................              940.0               901.4
  Payable under securities loan agreement...................              701.5               805.0
  Short-term debt...........................................            1,342.6             1,725.0
  Income taxes payable......................................              223.4               200.6
  Accrued expenses and other liabilities....................            1,655.7             1,489.1
                                                              -----------------   -----------------
Total current liabilities...................................            9,810.3            10,381.4
                                                              -----------------   -----------------
Future policy benefits......................................            8,222.7             8,447.1
Unpaid claims...............................................            1,277.3             1,268.6
Policyholders' funds........................................            3,031.8             3,529.7
Long-term debt..............................................            2,094.2             2,093.9
Other liabilities...........................................              870.0               918.0
Separate accounts liabilities...............................           14,784.8            14,639.5
                                                              -----------------   -----------------
Total liabilities...........................................           40,091.1            41,278.2
                                                              -----------------   -----------------
Commitments and contingent liabilities (Notes 3 and 10)
Shareholder's equity:
  Common stock and additional paid-in capital...............            3,735.2             3,719.3
  Accumulated other comprehensive loss......................             (484.2)             (655.6)
  Retained earnings.........................................            7,709.1             7,639.5
                                                              -----------------   -----------------
Total shareholder's equity..................................           10,960.1            10,703.2
                                                              -----------------   -----------------
Total liabilities and shareholder's equity..................  $        51,051.2   $        51,981.4
                                                              =================   =================

       See Condensed Notes to Interim Consolidated Financial Statements.
                                      A-F-3

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
                                  (UNAUDITED)

                                                                       ACCUMULATED OTHER
                                                                      COMPREHENSIVE LOSS
                                                    COMMON STOCK   -------------------------
                                                   AND ADDITIONAL    UNREALIZED
                                                      PAID-IN      GAINS (LOSSES)   FOREIGN    RETAINED
   SIX MONTHS ENDED JUNE 30, 2000        TOTAL      CAPITAL (1)    ON SECURITIES    CURRENCY   EARNINGS
   ------------------------------      ---------   --------------  --------------   --------   --------
                                                                     (MILLIONS)
Balances at December 31, 1999........  $10,703.2    $    3,719.3   $       (206.1)  $(449.5)   $7,639.5
Comprehensive income:
  Net income.........................      356.6                                                  356.6
  Other comprehensive income, net of
     tax:
     Unrealized gains on securities
       ($81.4 pretax) (2)............       52.9                             52.9
     Foreign currency ($136.8
       pretax).......................      118.5                                      118.5
                                       ---------
  Other comprehensive income.........      171.4
                                       ---------
Total comprehensive income...........      528.0
                                       =========
Capital contributions from Aetna.....       15.9            15.9
Dividends to Aetna...................     (287.0)                                                (287.0)
                                       ---------    ------------   --------------   -------    --------
Balances at June 30, 2000............  $10,960.1    $    3,735.2   $       (153.2)  $(331.0)   $7,709.1
                                       =========    ============   ==============   =======    ========

SIX MONTHS ENDED JUNE 30, 1999
-------------------------------------
Balances at December 31, 1998........  $11,429.5    $    3,674.0   $        382.5   $(204.7)   $7,577.7
Comprehensive loss:
  Net income.........................      386.6                                                  386.6
  Other comprehensive loss, net of
     tax:
     Unrealized losses on securities
       ($(503.4) pretax) (2).........     (327.2)                          (327.2)
     Foreign currency ($(121.0)
       pretax).......................      (78.8)                                     (78.8)
                                       ---------
  Other comprehensive loss...........     (406.0)
                                       ---------
Total comprehensive loss.............      (19.4)
                                       =========
Capital contributions from Aetna.....        7.1             7.1
Dividends to Aetna...................     (105.0)                                                (105.0)
                                       ---------    ------------   --------------   -------    --------
Balances at June 30, 1999............  $11,312.2    $    3,681.1   $         55.3   $(283.5)   $7,859.3
                                       =========    ============   ==============   =======    ========

---------------
(1) There were 250 million shares of Aetna Services, Inc. common stock, par value $.01, and 275 million shares of Aetna U.S. Healthcare Inc. common stock, par value $.005, authorized at June 30, 2000. All outstanding common stock of Aetna Services, Inc. and Aetna U.S. Healthcare Inc. was owned by Aetna Inc. at June 30, 2000 and December 31, 1999.

(2) Net of reclassification adjustments.

       See Condensed Notes to Interim Consolidated Financial Statements.
                                      A-F-4

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                              SIX MONTHS ENDED JUNE 30,
                                                              -------------------------
                                                                2000            1999
                                                              ---------       ---------
                                                                     (MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $   356.6       $   386.6
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Income from discontinued operations.....................     (175.5)         (175.2)
    Depreciation and amortization (including investment
      discounts and premiums)...............................      279.9           217.4
    Net realized capital (gains) losses.....................       41.2           (18.2)
    Changes in assets and liabilities:
       (Increase) decrease in accrued investment income.....       (3.6)           64.6
       (Increase) decrease in premiums due and other
       receivables..........................................      (36.8)           25.0
       Increase (decrease) in income taxes..................      (11.4)           43.7
       Net (increase) decrease in other assets and other
       liabilities..........................................     (207.9)         (191.2)
       Decrease in health care and insurance liabilities....     (456.8)         (479.8)
       Other, net...........................................       20.0             9.5
  Discontinued operations, net..............................      679.2           409.3
                                                              ---------       ---------
Net cash provided by operating activities...................      484.9           291.7
                                                              ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales and investment maturities of:
    Debt securities available for sale......................    6,952.2         7,275.8
    Equity securities.......................................      264.3            73.2
    Mortgage loans..........................................      392.1           249.0
    Investment real estate..................................       12.0            38.7
    Other investments.......................................    8,759.3         6,940.2
    NYLCare Texas...........................................      420.0              --
  Cost of investments in:
    Debt securities available for sale......................   (6,459.6)       (6,412.3)
    Equity securities.......................................     (110.1)          (64.7)
    Mortgage loans..........................................     (211.1)          (29.2)
    Investment real estate..................................       (7.9)          (29.4)
    Other investments.......................................   (8,576.6)       (6,637.8)
  Acquisition of NYLCare health care business...............         --           (48.8)
  Increase in property and equipment........................      (38.3)           17.7
  Other, net................................................     (100.5)          (88.0)
  Discontinued operations, net..............................      710.7          (673.8)
                                                              ---------       ---------
Net cash provided by investing activities...................    2,006.5           610.6
                                                              ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Deposits and interest credited for investment contracts...      134.1           199.3
  Withdrawals of investment contracts.......................     (525.5)         (845.6)
  Repayment of long-term debt...............................         --           (29.7)
  Net decrease in short-term debt...........................     (403.5)         (195.6)
  Capital contributions from Aetna..........................       15.9             7.1
  Dividends paid to Aetna...................................     (157.0)         (155.0)
  Other, net................................................       18.6          (281.9)
  Discontinued operations, net..............................     (371.3)          522.5
                                                              ---------       ---------
Net cash used for financing activities......................   (1,288.7)         (778.9)
                                                              ---------       ---------
Net increase in cash and cash equivalents of discontinued
  operations................................................   (1,018.6)         (258.0)
                                                              ---------       ---------
Net increase (decrease) in cash and cash equivalents........      184.1          (134.6)
Cash and cash equivalents, beginning of period..............    1,628.7         1,101.0
                                                              ---------       ---------
Cash and cash equivalents, end of period....................  $ 1,812.8       $   966.4
                                                              =========       =========
Supplemental cash flow information:
  Interest paid.............................................  $   136.9       $    96.2
  Income taxes paid.........................................      140.3           374.5

       See Condensed Notes to Interim Consolidated Financial Statements.
                                      A-F-5

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

          CONDENSED NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     The accompanying consolidated financial statements included the accounts of Aetna U.S. Healthcare Inc. ("Aetna U.S. Healthcare") and its subsidiaries as of
          , 2000 ("New Aetna"). New Aetna is a wholly-owned subsidiary of Aetna Inc. ("Aetna").

     On July 20, 2000, Aetna announced that it had reached a definitive agreement to sell its Aetna Financial Services and Aetna International businesses to ING Groep N.V. ("ING") and, in an integrated transaction, that it planned to spin-off New Aetna, a standalone health company comprised of the Health Care (including its group life and disability insurance products) and Large Case Pensions businesses, to its shareholders. On November 30, 2000, Aetna's shareholders are expected to approve the sale of Aetna's Financial Services and International businesses to ING. Following the sale, New Aetna will be named Aetna Inc. (Refer to Note 11.)

     The businesses to be sold to ING are reflected as discontinued operations, since New Aetna will be the successor of Aetna for accounting purposes. The accompanying disclosures have been updated to reflect the transactions described above.

BASIS OF PRESENTATION

     These consolidated financial statements have been prepared in accordance with generally accepted accounting principles and are unaudited. All significant intercompany balances have been eliminated. Certain reclassifications have been made to the 1999 financial information to conform to the 2000 presentation. These interim statements necessarily rely heavily on estimates, including assumptions as to annualized tax rates. In the opinion of management, all adjustments necessary for a fair statement of results for the interim periods have been made. All such adjustments are of a normal, recurring nature. The accompanying consolidated financial statements should be read in conjunction with our audited historical financial statements and the related notes included elsewhere in this information statement. Certain financial information that is normally included in annual financial statements prepared in accordance with generally accepted accounting principles, but that is not required for interim reporting purposes, has been condensed or omitted.

     The accompanying consolidated financial statements reflect the accounts of New Aetna as a subsidiary of Aetna (refer to Note 11), subject to corporate general and administrative expense allocations as described in Note 2 to the 1999 Consolidated Financial Statements contained elsewhere in this document. Such information does not necessarily reflect the financial position or results of operations of New Aetna as a separate, standalone entity.

NEW ACCOUNTING STANDARD

     Deposit Accounting: Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk

     On January 1, 2000, New Aetna adopted Statement of Position 98-7, Deposit
Accounting: Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk, issued by the American Institute of Certified Public Accountants. This statement provides guidance on how to account for all insurance and reinsurance contracts that do not transfer insurance risk, except for long-duration life and health insurance contracts. The adoption of this standard did not have a material effect on New Aetna's financial position or results of operations.

                                      A-F-6

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FUTURE ACCOUNTING STANDARD

     Accounting for Derivative Instruments and Hedging Activities

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standard ("FAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 2000, further guidance related to accounting for derivative instruments and hedging activities was provided when the FASB issued FAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities -- an Amendment of FASB Statement No. 133. This standard, as amended, requires companies to record all derivatives on the balance sheet as either assets or liabilities and measure those instruments at fair value. The manner in which companies are to record gains or losses resulting from changes in the values of those derivatives depends on the use of the derivative and whether it qualifies for hedge accounting. As amended by FAS No. 137, Accounting for Derivative Instruments and Hedging
Activities -- Deferral of the Effective Date of FASB Statement No. 133, these standards are effective for New Aetna's financial statements beginning January 1, 2001, with early adoption permitted. The impact of FAS No. 133, as amended, on New Aetna's financial statements will vary based on certain factors including future interpretive guidance from the FASB, the extent of New Aetna's hedging activities, the types of hedging instruments used and the effectiveness of such instruments. New Aetna is evaluating the impact of the adoption of this standard and currently does not believe that this standard will have a material effect on New Aetna's financial position or results of operations.

2.   RECENT DEVELOPMENTS

     New Aetna's Medicare+Choice contracts with the federal government are renewed for a one-year period each January 1. On June 29, 2000, New Aetna notified the Health Care Financing Administration ("HCFA") of its intent to exit a number of Medicare service areas affecting approximately 340,000 members, or approximately 50 percent of New Aetna's total current Medicare membership. The termination of these Medicare+Choice contracts will become effective on December 31, 2000. New Aetna may elect to continue to provide Medicare benefits to members in these service areas, in accordance with HCFA regulations and guidelines, if legislative or regulatory changes are made that would increase payments from HCFA to New Aetna within six months following this notification date.

     During the remainder of 2000, New Aetna will continue to monitor any legislative or regulatory changes that might increase payments under applicable Medicare+Choice contracts and then make a final determination, as permitted under HCFA regulations, depending on the level of any such reimbursement increase. New Aetna will also, at such time, evaluate the need for the establishment of liabilities related to the withdrawal from applicable Medicare service areas, including employee termination benefits and related costs, as well as evaluate any impairment related to goodwill still separately identifiable with such service areas, which is considered recoverable pending a final decision to exit. Goodwill associated with such Medicare service areas was approximately $275 million at June 30, 2000.

3.   ACQUISITIONS AND DISPOSITIONS

     On August 6, 1999, New Aetna acquired from The Prudential Insurance Company of America ("Prudential") the Prudential health care business ("PHC") for approximately $1 billion. The acquisition was accounted for as a purchase. In addition to recording the assets and liabilities acquired at fair value, the purchase price allocation at the acquisition date included: (1) an asset of $130 million, representing the fair value adjustment of a reinsurance agreement (discussed below), primarily reflecting the net benefits to be received from Prudential over the life of the agreement; (2) a liability of $129 million, representing a fair value adjustment for the unfavorable component of the contracts underlying the

                                      A-F-7

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

3. ACQUISITIONS AND DISPOSITIONS (CONTINUED) acquired medical risk business and (3) an asset of $21 million, representing the above-market compensation component related to supplemental fees to be received under New Aetna's agreement to service Prudential's administrative services only ("ASO") contracts (discussed below).

     During the first quarter 2000, a liability of $15 million was recorded as part of the purchase price allocation related to New Aetna's plan to exit certain leased facilities of the acquired PHC businesses, currently expected to be completed by March 31, 2001. The purchase price does not reflect any employee termination benefits for positions that may be eliminated. Such amounts, which currently are not reasonably estimable, will be expensed as incurred.

     For the six months ended June 30, 2000, New Aetna recorded asset amortization of $13 million pretax, related to the fair value adjustment of the reinsurance agreement; liability amortization of $22 million pretax, related to the fair value adjustment of the unfavorable component of the contracts underlying the acquired medical risk business and asset amortization of $11 million pretax, related to the above-market compensation component related to the supplemental fees under the ASO contracts.

     New Aetna and Prudential entered into a reinsurance agreement for which New Aetna paid a premium. Premium expense recognized for the six months ended June 30, 2000 was $7 million pretax. Under the agreement, Prudential has agreed to indemnify New Aetna from certain health insurance risks that arise following the closing by reimbursing New Aetna for 75% of medical costs (as calculated under the agreement) of PHC in excess of certain threshold medical loss ratio levels through 2000 for substantially all the acquired medical and dental risk business. The medical loss ratio threshold was 83.5% for August 6, 1999 through December 31, 1999 and is 84% for January 1, 2000 through December 31, 2000. During the six months ended June 30, 2000, reinsurance recoveries under this agreement (reflected as a reduction of current and future benefits) were $46 million pretax. The premium is subject to adjustment if medical costs of PHC are below these threshold medical loss ratio levels. Prudential has also agreed to indemnify New Aetna for unanticipated increases in medical claims payable existing at the acquisition date for a period of up to nine months following the closing.

     New Aetna also agreed to service Prudential's ASO contracts following the closing. Prudential is terminating its ASO business and has retained New Aetna to service these contracts during the run off period, but generally no later than June 30, 2001. In exchange for servicing the ASO business, Prudential is remitting fees received from its ASO members to New Aetna, as well as paying certain supplemental fees. The supplemental fees are fixed in amount and decline over a period ending 18 months following the closing. During the six months ended June 30, 2000, New Aetna recorded total fees for servicing the Prudential ASO business of approximately $204 million pretax, including supplemental fees of approximately $84 million pretax, which was net of the asset amortization related to the above-market compensation component related to the supplemental fees under the ASO contracts described above.

     In connection with the PHC acquisition, New Aetna agreed with the U.S. Department of Justice and the State of Texas to divest certain Texas HMO/POS and other related businesses ("NYLCare Texas") acquired by New Aetna as part of the 1998 acquisition of New York Life Insurance Company's health care business. Pursuant to this agreement, on March 31, 2000, New Aetna completed the sale of NYLCare Texas to Blue Cross and Blue Shield of Texas, a division of Health Care Service Corporation, for approximately $420 million in cash. The sale resulted in an after-tax capital loss of $35 million which was previously recognized in the fourth quarter of 1999. The after-tax loss included operating losses from October 1, 1999 through closing. The results of operations of NYLCare Texas were not material to the Health Care segment or to New Aetna's consolidated results of operations.

                                      A-F-8

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

3.   ACQUISITIONS AND DISPOSITIONS (CONTINUED)
     During the first quarter 2000, New Aetna acquired the remaining minority ownership interest in InteliHealth Inc., which distributes health care information principally through its Internet web site and sells health products to consumers. The aggregate purchase price was not material.

4.   INVESTMENTS

     Investment securities at June 30, 2000 and December 31, 1999 were as follows:

                                                               JUNE 30,     DECEMBER 31,
                                                                 2000           1999
                                                              ----------    ------------
                                                                      (MILLIONS)
Debt securities available for sale (amortized cost $14,998.4
  and $15,680.1)............................................  $ 14,545.4     $ 15,182.0
Equity securities (cost $171.1 and $216.4)..................       123.6          151.2
Other investment securities.................................        94.8          216.4
                                                              ----------     ----------
Total investment securities.................................  $ 14,763.8     $ 15,549.6
                                                              ==========     ==========

     Net investment income includes amounts allocable to experience-rated contractholders of $154 million and $185 million for the six months ended June 30, 2000 and 1999, respectively. Interest credited to contractholders is included in current and future benefits.

     Net realized capital gains (losses) allocable to experience-rated contractholders of $(29) million and $14 million for the six months ended June 30, 2000 and 1999, respectively, were deducted from net realized capital gains (losses) as reflected on the Consolidated Statements of Income, and an offsetting amount is reflected on the Consolidated Balance Sheets in policyholders' funds.

     As of June 30, 2000 and December 31, 1999, the total recorded investment in mortgage loans that are considered to be impaired (including problem loans, restructured loans and potential problem loans) and related specific reserves were as follows:

                                                     JUNE 30, 2000               DECEMBER 31, 1999
                                               --------------------------    --------------------------
                                               TOTAL RECORDED    SPECIFIC    TOTAL RECORDED    SPECIFIC
                                                 INVESTMENT      RESERVES      INVESTMENT      RESERVES
                                               --------------    --------    --------------    --------
                                                                      (MILLIONS)
Supporting discontinued products.............  $        157.5    $   22.2    $        158.9    $   22.2
Supporting experience-rated products.........            66.1         8.5              66.9         8.8
Supporting remaining products................            52.1         1.1              48.4         1.1
                                               --------------    --------    --------------    --------
Total impaired loans.........................  $        275.7(1) $   31.8    $        274.2(1) $   32.1
                                               ==============    ========    ==============    ========

---------------
(1) Includes impaired loans of $113.5 million and $109.0 million at June 30, 2000 and December 31, 1999, respectively, for which no specific reserves are considered necessary.

                                      A-F-9

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

4.   INVESTMENTS (CONTINUED)
     The activity in the specific and general reserves for the six months ended June 30, 2000 and 1999 is summarized below:

                                         SUPPORTING       SUPPORTING        SUPPORTING
                                        DISCONTINUED   EXPERIENCE-RATED      REMAINING
                                          PRODUCTS         PRODUCTS          PRODUCTS            TOTAL
                                        ------------   ----------------   ---------------   ---------------
                                                                    (MILLIONS)
Balance at December 31, 1999..........  $       28.9   $           13.6   $           3.4   $          45.9
Credited to net realized capital
  losses..............................            --               (0.3)             (0.1)             (0.4)
                                        ------------   ----------------   ---------------   ---------------
Balance at June 30, 2000..............  $       28.9   $           13.3   $           3.3   $          45.5(1)
                                        ============   ================   ===============   ===============
Balance at December 31, 1998..........  $       29.5   $           27.6   $           6.5   $          63.6
Principal write-offs..................          (0.6)              (2.4)             (1.6)             (4.6)
                                        ------------   ----------------   ---------------   ---------------
Balance at June 30, 1999..............  $       28.9   $           25.2   $           4.9   $          59.0(1)
                                        ============   ================   ===============   ===============

---------------
(1) Total reserves at June 30, 2000 and 1999 include $31.8 million and $41.5 million of specific reserves, respectively, and $13.7 million and $17.5 million of general reserves, respectively.

     Income earned (pretax) and cash received on the average recorded investment in impaired loans was as follows:

                                                 SIX MONTHS ENDED JUNE 30,      SIX MONTHS ENDED JUNE 30,
                                                            2000                           1999
                                                ----------------------------   ----------------------------
                                                AVERAGE                        AVERAGE
                                                IMPAIRED   INCOME     CASH     IMPAIRED   INCOME     CASH
                                                 LOANS     EARNED   RECEIVED    LOANS     EARNED   RECEIVED
                                                --------   ------   --------   --------   ------   --------
                                                                        (MILLIONS)
Supporting discontinued products..............  $  157.9   $  5.2   $    5.2   $  159.4   $  6.0   $    6.0
Supporting experience-rated products..........      71.9      3.3        3.3       93.9      4.3        4.2
Supporting remaining products.................      42.6      5.1        5.6       29.8      2.8        2.8
                                                --------   ------   --------   --------   ------   --------
Total.........................................  $  272.4   $ 13.6   $   14.1   $  283.1   $ 13.1   $   13.0
                                                ========   ======   ========   ========   ======   ========

5.   SUPPLEMENTAL CASH FLOW INFORMATION

     Significant noncash investing and financing activities included acquisition of real estate through foreclosures of mortgage loans amounting to $4 million for the six months ended June 30, 1999. There were no foreclosures of mortgage loans for the six months ended June 30, 2000.

                                     A-F-10

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

6.   ADDITIONAL INFORMATION -- ACCUMULATED OTHER COMPREHENSIVE LOSS

     Changes in accumulated other comprehensive loss related to changes in unrealized gains (losses) on securities (excluding those related to experience-rated contractholders and discontinued products) were as follows:

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              -----------------
                                                               2000      1999
                                                              -------   -------
                                                                 (MILLIONS)
Unrealized holding gains (losses) arising during the
  period(1).................................................  $  48.5   $(270.1)
Less: reclassification adjustment for gains (losses) and
  other items included in net income(2).....................     (4.4)     57.1
                                                              -------   -------
Net unrealized gains (losses) on securities.................  $  52.9   $(327.2)
                                                              =======   =======

---------------
(1) Pretax unrealized holding gains (losses) arising during the period were $74.6 million and $(415.6) million for 2000 and 1999, respectively.

(2) Pretax reclassification adjustments for gains and other items included in net income were $(6.8) million and $87.8 million for 2000 and 1999, respectively.

7.   DISCONTINUED PRODUCTS

     New Aetna discontinued the sale of its fully guaranteed large case pension products (single-premium annuities ("SPAs") and guaranteed investment contracts ("GICs")) in 1993. Under New Aetna's accounting for these discontinued products, a reserve for anticipated future losses from these products was established and is reviewed by management quarterly. As long as the reserve continues to represent management's then best estimate of expected future losses, results of operations of the discontinued products, including net realized capital gains and losses, are credited/charged to the reserve and do not affect New Aetna's results of operations. New Aetna's results of operations would be adversely affected to the extent that future losses on the products are greater than anticipated and positively affected to the extent that future losses are less than anticipated. The current reserve reflects management's best estimate of anticipated future losses.

     The factors contributing to changes in the reserve for anticipated future losses are: operating income or loss, realized capital gains or losses and mortality gains or losses. Operating income or loss is equal to revenue less expenses. Realized capital gains or losses reflect the excess (deficit) of sales price over (below) the carrying value of assets sold. Mortality gains or losses reflect the mortality and retirement experience related to SPAs. A mortality gain (loss) occurs when an annuitant or a beneficiary dies sooner (later) than expected. A retirement gain will occur on some contracts if an annuitant retires later than expected (a loss if an annuitant retires earlier than expected).

     At the time of discontinuance, a receivable from Large Case Pensions' continuing products equivalent to the net present value of the anticipated cash flow shortfalls was established for the discontinued products. Interest on the receivable is accrued at the discount rate that was used to calculate the reserve. The offsetting payable, on which interest is similarly accrued, is reflected in continuing products. Interest on the payable generally offsets the investment income on the assets available to fund the shortfall. At June 30, 2000, the receivable from continuing products, net of related deferred taxes payable of $72 million on the accrued interest income, was $380 million. At December 31, 1999, the receivable from continuing products, net of related deferred taxes payable of $67 million on accrued interest income, was $464 million. These amounts were eliminated in consolidation.

                                     A-F-11

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

7.   DISCONTINUED PRODUCTS (CONTINUED)
     Results of discontinued products were as follows (pretax, in millions):

                                                                             CHARGED
                                                                          (CREDITED) TO
                                                                           RESERVE FOR
             SIX MONTHS ENDED JUNE 30, 2000                  RESULTS      FUTURE LOSSES      NET(1)
             ------------------------------               -------------   -------------   -------------
Net investment income...................................  $       223.9   $          --   $       223.9
Net realized capital gains..............................            0.1            (0.1)             --
Interest earned on receivable from continuing
  products..............................................           16.3              --            16.3
Other income............................................           18.3              --            18.3
                                                          -------------   -------------   -------------
  Total revenue.........................................          258.6            (0.1)          258.5
                                                          -------------   -------------   -------------
Current and future benefits.............................          229.7            21.9           251.6
Operating expenses......................................            6.9              --             6.9
                                                          -------------   -------------   -------------
  Total benefits and expenses...........................          236.6            21.9           258.5
                                                          -------------   -------------   -------------
Results of discontinued products........................  $        22.0   $       (22.0)  $          --
                                                          =============   =============   =============

                                                                             CHARGED
                                                                          (CREDITED) TO
                                                                           RESERVE FOR
             SIX MONTHS ENDED JUNE 30, 1999                  RESULTS      FUTURE LOSSES      NET(1)
             ------------------------------               -------------   -------------   -------------
Net investment income...................................  $       243.8   $          --   $       243.8
Net realized capital gains..............................           18.3           (18.3)             --
Interest earned on receivable from continuing
  products..............................................           16.9              --            16.9
Other income............................................           15.3              --            15.3
                                                          -------------   -------------   -------------
  Total revenue.........................................          294.3           (18.3)          276.0
                                                          -------------   -------------   -------------
Current and future benefits.............................          257.1            12.4           269.5
Operating expenses......................................            6.5              --             6.5
                                                          -------------   -------------   -------------
  Total benefits and expenses...........................          263.6            12.4           276.0
                                                          -------------   -------------   -------------
Results of discontinued products........................  $        30.7   $       (30.7)  $          --
                                                          =============   =============   =============

---------------
(1) Amounts are reflected on the June 30, 2000 and 1999 Consolidated Statements of Income, except for interest earned on the receivable from continuing products which was eliminated in consolidation.

                                     A-F-12

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

7.   DISCONTINUED PRODUCTS (CONTINUED)
     Assets and liabilities supporting discontinued products at June 30, 2000 and December 31, 1999 were as follows(1):

                                                                JUNE 30, 2000     DECEMBER 31, 1999
                                                              -----------------   -----------------
                                                                           (MILLIONS)
Assets:
  Debt securities available for sale........................  $         4,319.2   $         4,533.0
  Mortgage loans............................................              806.9               768.8
  Investment real estate....................................              116.9               112.7
  Other investment securities...............................              442.5               453.9
                                                              -----------------   -----------------
Total investments...........................................            5,685.5             5,868.4
  Investments under securities loan agreement...............              131.0               243.8
  Current and deferred income taxes.........................               69.6               134.1
  Receivable from continuing products (2)...................              452.0               530.6
  Other.....................................................               20.8                82.6
                                                              -----------------   -----------------
Total assets................................................  $         6,358.9   $         6,859.5
                                                              =================   =================
Liabilities:
  Future policy benefits....................................  $         4,517.1   $         4,566.0
  Policyholders' funds......................................              687.2               902.1
  Reserve for anticipated future losses on discontinued
     products...............................................            1,023.6             1,147.6
  Payable under securities loan agreement...................              131.0               243.8
                                                              -----------------   -----------------
Total liabilities...........................................  $         6,358.9   $         6,859.5
                                                              =================   =================

---------------
(1) Assets supporting the discontinued products are distinguished from other continuing operations assets.

(2) The receivable from continuing products was eliminated in consolidation.

     At June 30, 2000 and December 31, 1999, net unrealized capital losses on available-for-sale debt securities are included above in other assets and are not reflected in consolidated shareholder's equity. The reserve for anticipated future losses is included in future policy benefits on the Consolidated Balance Sheets.

     The reserve for anticipated future losses on discontinued products represents the present value (at the risk-free rate at the time of discontinuance, consistent with the duration of the liabilities) of the difference between the expected cash flows from the assets supporting discontinued products and the cash flows expected to be required to meet the obligations of the outstanding contracts. Calculation of the reserve for anticipated future losses requires projection of both the amount and the timing of cash flows over approximately the next 30 years, including consideration of, among other things, future investment results, participant withdrawal and mortality rates and the cost of asset management and customer service. Since 1993, there have been no significant changes to the assumptions underlying the calculation of the reserve related to the projection of the amount and timing of cash flows.

     The projection of future investment results considers assumptions for interest rates, bond discount rates and performance of mortgage loans and real estate. Mortgage loan assumptions represent management's best estimate of current and future levels of rent growth, vacancy and expenses based upon market conditions at each reporting date. The performance of real estate assets has been consistently estimated using the most recent forecasts available. During 1997, a bond default assumption was included to reflect historical default experience, since the bond portfolio increased as a percentage of the overall

                                     A-F-13

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

7.   DISCONTINUED PRODUCTS (CONTINUED)
investment portfolio and reflected more bond credit risk, concurrent with the decline in the commercial mortgage loan and real estate portfolios.

     The previous years' actual participant withdrawal experience is used for the current year assumption. Prior to 1995, New Aetna used the 1983 Group Annuitant Mortality table published by the Society of Actuaries (the "Society"). In 1995, the Society published the 1994 Uninsured Pensioner's Mortality table which has been used since then.

     New Aetna's assumptions about the cost of asset management and customer service reflect actual investment and general expenses allocated over invested assets. Since inception, the expense assumption has increased as the level of fixed expenses has not declined as rapidly as the liabilities have run off.

     The activity in the reserve for anticipated future losses on discontinued products for the six months ended June 30, 2000 was as follows (pretax):

                                                              (MILLIONS)
                                                              ----------
Reserve at December 31, 1999................................   $1,147.6
Operating income............................................        9.9
Net realized capital gains..................................        0.1
Mortality and other.........................................       12.0
Reserve reduction...........................................     (146.0)
                                                               --------
Reserve at June 30, 2000....................................   $1,023.6
                                                               ========

     Management reviews the adequacy of the discontinued products reserve quarterly and, as a result, $95 million ($146 million pretax) of the reserve was released in the second quarter of 2000 primarily due to favorable performance related to certain equity investments, favorable mortality and retirement experience and the decrease in size of the overall bond portfolio which decreased default risk. A similar review in the second quarter of 1999 resulted in New Aetna's release of $50 million ($77 million pretax) of the discontinued products reserve. The current reserve reflects management's best estimate of anticipated future losses.

8.   DEBT AND GUARANTEE OF DEBT SECURITIES

     New Aetna's consolidated financial statements include an allocation of Aetna's consolidated debt and related interest expense. (Refer to Note 2 to the 1999 Consolidated Financial Statements contained elsewhere in this document.)

     During the periods presented, New Aetna had a revolving credit facility in an aggregate amount of $1.5 billion with a worldwide group of banks. This facility will not continue following the spin-off. Various interest rate options were available under this facility and any borrowings matured on the expiration date of the applicable credit commitment. New Aetna paid facility fees ranging from 0.065% to 0.2% per annum, depending upon its long-term senior unsecured debt rating. The facility fee at June 30, 2000 was at an annual rate of 0.08%. There were no borrowings under this facility as of June 30, 2000. This facility also supported New Aetna's commercial paper borrowing program. Under this credit facility, New Aetna was required to maintain shareholder's equity, excluding net unrealized capital gains and losses (accumulated other comprehensive income
(loss)), of at least $7.5 billion.

     During the periods presented, New Aetna also had an additional revolving credit facility in an aggregate amount of $500 million with a worldwide group of banks. This facility will not continue following the spin-off. Various interest rate options were available under this facility and any borrowings

                                     A-F-14

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

8. DEBT AND GUARANTEE OF DEBT SECURITIES (CONTINUED) matured on the expiration date of the applicable credit commitment. New Aetna paid facility fees ranging from 0.07% to 0.25% per annum, depending upon its long-term senior unsecured debt rating. The facility fee at June 30, 2000 was at an annual rate of 0.08%. There were no borrowings under this facility as of June 30, 2000. This facility also supported New Aetna's commercial paper borrowing program. Under this credit facility, New Aetna was required to maintain shareholder's equity, excluding net unrealized capital gains and losses (accumulated other comprehensive income (loss)), of at least $7.5 billion.

     The amount of dividends paid to New Aetna by its domestic insurance and HMO subsidiaries at June 30, 2000 without prior approval by state regulatory authorities was limited to approximately $312 million in the aggregate.

9.   SEGMENT INFORMATION

     Summarized financial information for New Aetna's principal operations for the six months ended June 30, was as follows:

                                                     LARGE CASE    CORPORATE     DISCONTINUED
   SIX MONTHS ENDED JUNE 30, 2000      HEALTH CARE    PENSIONS    AND OTHER(1)    OPERATIONS      TOTAL
   ------------------------------      -----------   ----------   ------------   ------------   ---------
                                                                   (MILLIONS)
Revenues from external customers.....   $12,583.7    $     90.2   $         --   $         --   $12,673.9
Net investment income................       344.8         460.7            5.8             --       811.3
                                        ---------    ----------   ------------   ------------   ---------
Total revenue excluding realized
  capital gains (losses).............   $12,928.5    $    550.9   $        5.8   $         --   $13,485.2
                                        =========    ==========   ============   ============   =========
Operating earnings (losses)(2).......   $   205.8    $     31.0   $     (118.1)  $         --   $   118.7
Other items(3).......................       (14.6)         94.9             --             --        80.3
Realized capital gains (losses), net
  of tax.............................       (21.0)          5.2           (2.1)            --       (17.9)
                                        ---------    ----------   ------------   ------------   ---------
Income (loss) from continuing
  operations.........................       170.2         131.1         (120.2)            --       181.1
Income from discontinued operations,
  net of tax.........................          --            --             --          175.5       175.5
                                        ---------    ----------   ------------   ------------   ---------
Net income (loss)....................   $   170.2    $    131.1   $     (120.2)  $      175.5   $   356.6
                                        =========    ==========   ============   ============   =========

                                                      LARGE CASE    CORPORATE     DISCONTINUED
    SIX MONTHS ENDED JUNE 30, 1999      HEALTH CARE    PENSIONS    AND OTHER(1)    OPERATIONS     TOTAL
    ------------------------------      -----------   ----------   ------------   ------------   --------
                                                                   (MILLIONS)
Revenues from external customers......   $ 8,630.9    $     76.3   $        0.4   $         --   $8,707.6
Net investment income.................       279.2         514.9            2.6             --      796.7
                                         ---------    ----------   ------------   ------------   --------
Total revenue excluding realized
  capital gains (losses)..............   $ 8,910.1    $    591.2   $        3.0   $         --   $9,504.3
                                         =========    ==========   ============   ============   ========
Operating earnings (losses)(2)........   $   210.3    $     43.9   $     (104.8)  $         --   $  149.4
Other item(3).........................          --          50.2             --             --       50.2
Realized capital gains (losses), net
  of tax..............................        (3.7)         19.2           (3.7)            --       11.8
                                         ---------    ----------   ------------   ------------   --------
Income (loss) from continuing
  operations..........................       206.6         113.3         (108.5)            --      211.4
Income from discontinued operations,
  net of tax..........................          --            --             --          175.2      175.2
                                         ---------    ----------   ------------   ------------   --------
Net income (loss).....................   $   206.6    $    113.3   $     (108.5)  $      175.2   $  386.6
                                         =========    ==========   ============   ============   ========

---------------
(1) Corporate and other includes interest, staff area expenses, advertising, contributions, net investment income and other general expenses, as well as consolidating adjustments.

                                     A-F-15

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

9.   SEGMENT INFORMATION (CONTINUED)

(2) Operating earnings (losses) is comprised of net income (loss) excluding realized capital gains and losses and any other items. While operating earnings is the measure of profit or loss used by New Aetna's management when assessing performance or making operating decisions, it does not replace operating income or net income as a measure of profitability.

(3) Other items include an after-tax charge of $14.6 million related to the New Jersey insolvency assessment in the Health Care segment in 2000 and an after-tax benefit of $94.9 million and $50.2 million from reductions of the reserve for anticipated future losses on discontinued products in the Large Case Pensions segment in 2000 and 1999, respectively.

10. COMMITMENTS AND CONTINGENT LIABILITIES

COMMITMENTS

     In connection with the sale of its property-casualty operations in 1996, New Aetna vacated, and the purchaser subleased, at market rates for a period of eight years, the space that New Aetna occupied in the CityPlace office facility in Hartford. In 1996, New Aetna recorded a charge of $292 million pretax ($190 million after tax) which represented the present value of the difference between rent required to be paid by New Aetna under the lease and future rentals expected to be received by New Aetna. Lease payments are charged to this facilities reserve as they are made and will continue to be charged to this reserve over the remaining lease term. At June 30, 2000 and December 31, 1999, the balance in this facilities reserve was $260 million and $269 million, respectively.

LITIGATION

     Shareholder Litigation

     Class Action Complaints were filed in the United States District Court for the Eastern District of Pennsylvania on November 5, 1997 by Eileen Herskowitz and Michael Wolin, and on December 4, 1997 by Pamela Goodman and Michael J. Oring. Other Class Action Complaints were filed in the United States District Court for the District of Connecticut on November 25, 1997 by Evelyn Silvert; on November 26, 1997 by the Rainbow Fund, Inc.; and on December 24, 1997 by Terry
B. Cohen. The Connecticut actions were transferred to the United States District Court for the Eastern District of Pennsylvania (the "Court") for consolidated pretrial proceedings with the cases pending there. The plaintiffs filed a Consolidated and Amended Complaint (the "Complaint") seeking, among other remedies, unspecified damages resulting from defendants' alleged violations of federal securities laws. The Complaint alleged that Aetna and three of its current or former officers or directors, Ronald E. Compton, Richard L. Huber and Leonard Abramson, are liable for certain misrepresentations and omissions regarding, among other matters, the integration of the merger with U.S. Healthcare and Aetna's medical claim reserves. Aetna and the individual defendants filed a motion to dismiss the Complaint on July 31, 1998. On February 2, 1999, the Court dismissed the Complaint, but granted the plaintiffs leave to file a second amended complaint. On February 22, 1999, the plaintiffs filed a second amended complaint against Aetna, Ronald E. Compton and Richard L. Huber. Aetna and the remaining individual defendants filed a motion to dismiss the second amended complaint, and the Court denied that motion in March 1999. On August 9, 1999, the Court entered an order certifying as plaintiffs those persons who purchased Aetna common stock on the market from March 6, 1997 through 7:00 a.m. on September 29, 1997. Merits discovery was completed in early 2000. On January 31, 2000 plaintiffs filed expert reports. On February 3, 2000, defendants filed motions for summary judgment. Also on February 3, 2000, plaintiffs moved for permission to file a third amended complaint. On March 20, 2000, the Court granted plaintiffs leave to file a third amended complaint and adopted a revised schedule. Pursuant to the revised schedule, defendants filed new summary judgment motions in May 2000 and the parties conducted expert discovery which was completed in the third quarter of 2000. Trial was scheduled to begin in the fourth quarter of 2000. On October 5, 2000, the Court entered an order granting preliminary approval to a settlement of the action. Under the

                                     A-F-16

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

10. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

LITIGATION (CONTINUED)

     Shareholder Litigation (Continued)
terms of the settlement, which does not involve any admission of wrongdoing, Aetna and its insurance carriers will pay a total of $82.5 million into a settlement fund, which will be used to pay claims submitted by members of the class certified by the Court and to pay fees of the plaintiffs' attorneys. A substantial portion of the settlement is covered by insurance, but Aetna's earnings for the quarter ending on September 30, 2000, will reflect an after-tax expense item of approximately $5 million to cover its share of the settlement. The agreement is subject to final court approval. The Court has scheduled a hearing for December 18, 2000, concerning, among other things, whether it will grant final approval to the settlement.

     Four purported shareholder class action complaints were filed in the Superior Court of Connecticut, Hartford County, alleging in substance that Aetna and its directors breached fiduciary duties to shareholders in responding to a February 24, 2000 letter from WellPoint Health Networks, Inc. and ING America Insurance Holdings, Inc. which had invited discussions concerning a possible transaction. These actions were filed on behalf of George Schore, Michael Demetrio and Gersh Korsinsky on March 3, 2000, The Rainbow Fund on March 7, 2000, Eleanor Werbowsky on March 7, 2000, and Catherine M. Friend on March 23, 2000. On July 26, 2000 the Connecticut court ordered consolidation of the four Connecticut actions. On October 12, 2000 the plaintiffs in the four Connecticut actions withdrew their complaints. A fifth, substantially similar complaint was filed by Barnett Stepak on behalf of a purported class of Aetna shareholders on March 28, 2000 in the Supreme Court of New York, New York County. The complaint in the New York action seeks various forms of relief, including unspecified damages and equitable remedies. The New York litigation is in the preliminary stages. Defendants intend to defend this action vigorously.

     Health Care Litigation

     New Aetna is involved in several purported class action lawsuits that are part of a wave of similar actions targeting the health care industry and, in particular, the conduct of business by managed care companies.

     A purported class action complaint was filed in the United States District Court for the Eastern District of Pennsylvania on April 19, 1999 by Joseph Maio, Jo Ann Maio and Gary Bender seeking various forms of relief, including unspecified damages and treble damages, from Aetna and a number of its subsidiaries for alleged violations of the Racketeer Influenced and Corrupt Organizations Act ("RICO"), the Pennsylvania Unfair Trade Practices and Consumer Protection Law, and state common law. On September 29, 1999, the Court dismissed the RICO claims with prejudice and dismissed the state law claims for lack of subject matter jurisdiction. The Court held, among other things, that the plaintiffs lacked standing to pursue the federal RICO claims because they had not alleged an injury in fact. Plaintiffs have appealed the dismissal to the United States Court of Appeals for the Third Circuit. On August 11, 2000, the Third Circuit rendered its decision upholding the dismissal of the case.

     A purported class action complaint was filed in the United States District Court for the Eastern District of Pennsylvania on October 4, 1999 by Anthony Conte (the "Conte Complaint"). The Conte Complaint seeks various forms of relief, including unspecified damages, from New Aetna for alleged violations of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Conte Complaint alleges that New Aetna does not make adequate disclosure of provider compensation arrangements in the literature that it makes available to actual or prospective members. New Aetna intends to defend the action vigorously and on November 1, 1999, filed a motion to dismiss the litigation for failure to state a claim upon which relief can be granted. On December 15, 1999, the Court suspended further proceedings

                                     A-F-17

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

10. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

LITIGATION (CONTINUED)

     Health Care Litigation (Continued)
pending the resolution of the Maio appeal by the United States Court of Appeals for the Third Circuit. New Aetna has supplemented its pending motion to dismiss to address the application of the Maio decision to this case.

     A purported class action complaint was filed in the United States District Court for the Southern District of Mississippi on October 7, 1999 by Jo Ann O'Neill (the "Mississippi O'Neill Complaint"). An Amended Complaint was filed on November 9, 1999 by Jo Ann O'Neill, Lydia K. Rouse and Danny E. Waldrop. The Mississippi O'Neill Complaint seeks various forms of relief, including unspecified damages and treble damages and restitution of alleged improper profits, from Aetna, New Aetna, Richard L. Huber and unnamed members of the Board of Directors of Aetna for alleged violations of ERISA and RICO. The Mississippi O'Neill Complaint alleges that defendants are liable for alleged misrepresentations and omissions relating to advertising, marketing and member materials directed to Aetna HMO members. On November 22, 1999, defendants moved to stay, dismiss or transfer the action to the United States District Court for the Eastern District of Pennsylvania based on the Conte and Maio Complaints filed in that court. On January 25, 2000, the Court suspended further proceedings pending resolution of a motion in cases involving other defendants to consolidate those actions in a single court. This litigation is in the preliminary stages. Defendants intend to defend the action vigorously.

     A purported class action complaint was filed in the Superior Court of California, County of Contra Costa on October 28, 1999 by Jeanne E. Curtright in her individual capacity and on behalf of the general public of the State of California (the "Curtright Complaint"). The Curtright Complaint seeks various forms of relief, including injunctive relief, restitution and disgorgement of amounts allegedly wrongfully acquired, from Aetna, New Aetna, Aetna U.S. Healthcare of California Inc. and unnamed "John Doe" defendants for alleged violations of California Business and Professions Code Sections 17200 and 17500, California Civil Code Section 1750 and state common law in connection with the sale and marketing of health plans in California. The Curtright Complaint alleges that defendants are liable for alleged misrepresentations and omissions relating to advertising, marketing and member materials directed to Aetna HMO, POS and PPO members and members of the general public. On December 16, 1999, defendants removed the action to the United States District Court for the Northern District of California. Plaintiff has moved to remand the action to state court. Aetna has moved to dismiss the Curtright Complaint for failure to state a claim upon which relief can be granted and moved for a stay of the action pending resolution of the Maio and Conte matters. In August 2000, the Court stayed further proceedings pending decision on Aetna's MDL Application (as described below). This litigation is in the preliminary stages. Defendants intend to defend the action vigorously.

     A complaint was filed in the Superior Court of the State of California, County of San Diego on November 5, 1999 by Linda Ross and The Stephen Andrew Olsen Coalition for Patients Rights, purportedly on behalf of the general public of the State of California (the "Ross Complaint"). The Ross Complaint seeks various forms of relief, including injunctive relief, restitution and disgorgement of amounts allegedly wrongfully acquired, from Aetna, New Aetna, Aetna U.S. Healthcare of California Inc. and additional unnamed "John Doe" defendants for alleged violations of California Business and Professions Code Sections 17200 and 17500. The Ross Complaint alleges that defendants are liable for alleged misrepresentations and omissions relating to advertising, marketing and member materials directed to Aetna HMO, POS and PPO members and the general public and for alleged unfair practices relating to contracting of doctors. On May 5, 2000 the Court denied defendants' demurer but granted in part their motion to strike portions of the Ross Complaint and ordered plaintiffs to file an amended complaint. The amended complaint was filed on May 15, 2000 and a second amended complaint on June 28, 2000. On
                                     A-F-18

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

10. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

LITIGATION (CONTINUED)

     Health Care Litigation (Continued)
August 15, the Court denied defendants' demurrer but granted, in part, their motion to strike portions of the second amended complaint and ordered the plaintiffs to file a third amended complaint. The third amended complaint was filed on August 25, 2000. Defendants intend to defend the action vigorously.

     A purported class action complaint was filed in the United States District Court for the Southern District of Mississippi on November 22, 1999 by Raymond
D. Williamson, III (the "Williamson Complaint"). The Williamson Complaint names as defendant The Prudential Insurance Company of America, and also names as defendants Aetna and New Aetna solely to the extent that New Aetna has assumed liability for the actions of Prudential in connection with New Aetna's acquisition of the Prudential health care business. The Williamson Complaint seeks various forms of relief from defendants, including unspecified damages, treble damages and imposition of a constructive trust, for alleged violations of RICO and ERISA. The Williamson Complaint alleges that the Prudential Health Plans engaged in a nationwide fraudulent scheme of misrepresentation by stating that coverage and treatment decisions were made on the basis of medical necessity when Prudential allegedly implemented undisclosed policies designed to deny or limit claims and medical services. On December 30, 1999, New Aetna moved to stay, dismiss or transfer the action to the United States District Court for the Eastern District of Pennsylvania based on the fact that the Maio and Conte Complaints were filed in that court. On January 25, 2000, the Court suspended further proceedings pending resolution of a motion in cases involving other defendants to consolidate those actions in a single court. This litigation is in the preliminary stages. New Aetna intends to defend the action vigorously.

     A purported class action complaint was filed in the United States District Court for the District of New Jersey on December 3, 1999 by Michael V. Amorosi (the "Amorosi Complaint"). The Amorosi Complaint seeks various forms of relief, including unspecified damages, treble damages and restitutionary relief for unjust enrichment, from Aetna and New Aetna for alleged violations of RICO and ERISA. The Amorosi Complaint alleges that defendants told subscribers that coverage and treatment decisions would be based on medical necessity but instead took into account undisclosed cost-based criteria that were unrelated to members' medical needs. On January 7, 2000, New Aetna moved to stay, dismiss or transfer the action to the United States District Court for the Eastern District of Pennsylvania based on the fact that the Maio and Conte Complaints were filed in that court. On August 25, 2000 New Aetna moved to dismiss the action for failure to state a claim. New Aetna has supplemented its pending motion to dismiss to address the application of the Maio decision to this case. This litigation is in the preliminary stages. New Aetna intends to defend the action vigorously.

     A purported amended class action complaint was filed in the United States District Court for the Northern District of Alabama on January 19, 2000 by Eugene Mangieri, M.D. (the "Mangieri Complaint"). The Mangieri Complaint seeks various forms of relief, including unspecified damages, treble damages and punitive damages, from Aetna, New Aetna and Richard L. Huber for alleged violations of RICO. The Mangieri Complaint claims that physicians suffer actual and potential harm from allegedly coercive terms contained in their contracts with New Aetna. On May 15, 2000 the Judicial Panel on Multidistrict Litigation issued a conditional order transferring the Mangieri Complaint to the United States District Court for the Southern District of Florida for consolidated pretrial proceedings in the matter known as In re Humana, Inc. Managed Care Litigation. On May 30, 2000 New Aetna filed with the Panel an objection to that conditional transfer order, but on July 14, 2000, New Aetna requested consolidation of that action with others pending against New Aetna (see the discussion regarding the MDL Application below). This litigation is in the preliminary stages. Defendants intend to defend the action vigorously.

                                     A-F-19

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

10. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

LITIGATION (CONTINUED)

     Health Care Litigation (Continued)
     A purported class action complaint was filed in the United States District Court for the District of New Jersey on April 11, 2000 by Jennifer McCarron and Ira S. Schwartz (the "McCarron Complaint"). The McCarron Complaint names as defendants The Prudential Insurance Company of America and health maintenance organizations that New Aetna acquired from Prudential on August 6, 1999. The McCarron Complaint seeks various forms of relief from defendants, including return of certain premiums, disgorgement of allegedly improper profits and injunctive relief, for alleged contractual breaches and violations of ERISA. Plaintiffs purport to represent a class including persons who were Prudential Health Plans subscribers before and/or after New Aetna's acquisition of those operations. The McCarron Complaint alleges that Prudential Health Plans' administration and disclosure of policies concerning medical necessity determinations violated contractual and fiduciary duties owed to subscribers. Ms. McCarron additionally alleges that she was wrongfully denied coverage for certain medical treatments. On August 30, 2000 New Aetna joined in Prudential's motion to dismiss the complaint for failure to state a claim. This litigation is in the preliminary stages. New Aetna intends to defend the action vigorously.

     A purported class action complaint was filed in the United States District Court for the Eastern District of Pennsylvania on May 22, 2000 by John Romero and Catherine Romero (the "Romero Complaint"). The Romero Complaint names as defendants The Prudential Insurance Company of America and health maintenance organizations that New Aetna acquired from Prudential on August 6, 1999. The Romero Complaint seeks various forms of relief from defendants, including return of certain premiums, disgorgement of allegedly improper profits and injunctive relief, for alleged contractual breaches and violations of ERISA. Plaintiffs purport to represent a class including persons who were Prudential Health Plan subscribers before and/or after New Aetna's acquisition of those operations. The Romero Complaint alleges that Prudential Health Plans' administration and disclosure of policies concerning medical necessity determinations violated contractual and fiduciary duties owed to subscribers. On July 24, 2000 the Court stayed the action. This litigation is in the preliminary stages. New Aetna intends to defend the action vigorously.

     On July 14, 2000, Aetna filed with the Judicial Panel on Multidistrict Litigation a motion to consolidate and transfer six of the above matters for pretrial proceedings in the United States District Court for the Eastern District of Pennsylvania (the "MDL Application"). That motion seeks transfer and consolidation of the Amorosi, Conte, Curtright, and Mangieri Complaints as well as both the Mississippi O'Neill Complaint and the Florida O'Neill Complaint (as defined below). Hearing on the MDL Application took place on September 22, 2000 and the decision is pending.

     A purported class action was filed in the United States District Court for the Southern District of Florida under the caption In re Humana, Inc. Managed Care Litigation, on June 23, 2000 by Jo Ann O'Neill, Lydia K. Rouse and Danny E. Waldrop (the "Florida O'Neill Complaint"). The Florida O'Neill Complaint names as defendants Aetna and Aetna U.S. Healthcare. The Florida O'Neill Complaint seeks various forms of relief, including unspecified damages and treble damages and restitution of alleged improper profits, from Aetna and Aetna U.S. Healthcare for alleged violations of ERISA and RICO. The Florida O'Neill Complaint alleges that defendants are liable for alleged misrepresentations and omissions relating to advertising and marketing materials directed to Aetna HMO members, and alleges that defendants conspired with other managed care companies not to disclose alleged industry-wide practices. New Aetna sought from the Florida federal court a stay of further proceedings on the Florida O'Neill Complaint pending a decision on the MDL Application. On July 27, 2000, the Florida federal court denied that motion. On August 11, 2000, New Aetna filed a motion to dismiss the Florida O'Neill Complaint.

                                     A-F-20

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

10. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

LITIGATION (CONTINUED)

     Health Care Litigation (Continued)
Briefing on that motion was completed in early September 2000. Additionally, the Court has scheduled briefing on plaintiffs' class certification motion to be completed by November 2000. This litigation is in the preliminary stages. Defendants intend to defend the action vigorously.

     A purported class action complaint was filed in the United States District Court for the District of Connecticut on August 7, 2000 by Glenn O'Brien and Christopher Gallagher (the "O'Brien Complaint"). The O'Brien Complaint seeks various forms of relief, including unspecified damages, from New Aetna for alleged violations of ERISA. The O'Brien Complaint alleges that New Aetna does not make adequate disclosure of the operation of its managed care plans to actual or prospective members. New Aetna intends to defend the action vigorously. New Aetna has notified the Judicial Panel on Multidistrict Litigation of the O'Brien Complaint for consolidation with the other matters referred to in the MDL Application.

     A purported class action complaint was filed in the United States District Court for the District of Connecticut on September 7, 2000 against New Aetna by Douglas Chapman (the "Chapman Complaint"). The Chapman Complaint seeks various forms of relief, including unspecified damages, from New Aetna for alleged violations of ERISA. The Chapman Complaint is brought on behalf of participants in New Aetna's PPO, indemnity and third-party payor plans and relates to the disclosure and determination of usual, customary and reasonable charges for claims. The litigation is in the preliminary stages and New Aetna intends to defend the action vigorously.

     A purported class action complaint was filed in the United States District Court for the Southern District of Florida on August 11, 2000 by Charles B. Shane, M.D., Edward L. Davis, D.O., et al. (the "Shane Complaint") against New Aetna and other health insurance company defendants. The Shane Complaint seeks various forms of relief, including unspecified damages, from defendants for alleged violations of RICO, ERISA and various state law claims. The Shane Complaint is brought on behalf of a purported nationwide class of participating physicians against defendants for alleged inadequate disclosure of reimbursement practices and inadequate and untimely payment of claims. New Aetna intends to defend the action vigorously. New Aetna has filed a motion to dismiss the complaint. New Aetna is scheduled to complete class certification briefing in November 2000. New Aetna has notified the Judicial Panel on Multidistrict Litigation of the Shane Complaint for consolidation with the other matters referred to in the MDL Application.

     Other Litigation and Regulatory Proceedings

     New Aetna is involved in numerous other lawsuits arising, for the most part, in the ordinary course of its business operations, including claims of bad faith, medical malpractice, non-compliance with state regulatory regimes, marketing misconduct, failure to timely pay medical claims and other litigation in its health care business. Some of these other lawsuits are purported to be class actions. Aetna U.S. Healthcare of California Inc., an indirect subsidiary of New Aetna, is currently a party to a bad faith and medical malpractice action brought by Teresa Goodrich, individually and as successor in interest of David Goodrich. The action was originally filed in March 1996 in Superior Court for the State of California, county of San Bernardino. The action alleges damages for unpaid medical bills, punitive damages and compensatory damages for wrongful death based upon, among other things, alleged denial of claims for services provided to David Goodrich by out-of-network providers without prior authorization. On January 20, 1999, a jury rendered a verdict in favor of the plaintiff for $750,000 for unpaid medical bills, $3.7 million for wrongful death and $116 million for punitive damages. On April 12, 1999, the trial court amended the judgment to include Aetna Services, Inc., a direct subsidiary of Aetna, as a defendant. On
                                     A-F-21

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

10. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

LITIGATION (CONTINUED)

     Other Litigation and Regulatory Proceedings (Continued)
April 27, 1999, Aetna Services, Inc. and Aetna U.S. Healthcare of California Inc. filed appeals with the California Court of Appeal and will continue to defend this matter vigorously.

     In addition, New Aetna's business practices are subject to review by various state insurance and health care regulatory authorities and federal regulatory authorities. Recently, there has been heightened review by these regulators of the managed health care industry's business practices, including utilization management and claim payment practices. As the largest national managed care organization, New Aetna regularly is the subject of such reviews and several such reviews currently are pending, some of which may be resolved during the remainder of 2000. These reviews may result in changes to or clarifications of New Aetna's business practices, and may result in fines, penalties or other sanctions.

     While the ultimate outcome of these other lawsuits and regulatory reviews cannot be determined at this time, after consideration of the defenses available to New Aetna, applicable insurance coverage and any related reserves established, they are not expected to result in liability for amounts material to the financial condition of New Aetna, although they may adversely affect results of operations in future periods.

11. AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

     On July 20, 2000, Aetna announced that it reached a definitive agreement to sell its Aetna Financial Services and Aetna International businesses to ING in a transaction valued at approximately $7.7 billion. Under the terms of the agreement and in an integrated transaction, Aetna will spin off to its shareholders the shares of a standalone health company that will be comprised primarily of the Health Care and Large Case Pensions businesses. Simultaneously, Aetna, which then will be comprised of Aetna Financial Services and Aetna International, will merge with a newly formed subsidiary of ING. In exchange for each Aetna share, Aetna shareholders will receive one share in the standalone health company, which will be named Aetna Inc., and approximately $35 per share in cash. When ING acquires Aetna, that entity is expected to have approximately $2.7 billion in long-term debt.

     Aetna's goal is to close the transaction, which is subject to receipt of required shareholder, regulatory and other consents and approvals, as well as other closing conditions, by year end 2000. Aetna expects that it will incur certain costs associated with the definitive agreement with ING related to the consummation of the transaction (including fees for outside financial and legal advisors and expenses related to the change-in-control of Aetna) and such costs may be material.

     In connection with its spin-off from Aetna, New Aetna generally will assume all liabilities related to the Health Care and Large Case Pensions businesses. In addition, New Aetna generally will be responsible for Aetna's liabilities other than those arising out of the Aetna Financial Services and Aetna International businesses being sold to ING. These liabilities include the post-retirement pension and other benefits payable to all former employees of Aetna, liabilities arising out of health litigation and certain corporate-level litigation to which Aetna is a party, and generally all liabilities arising out of certain past divestiture transactions which have been consummated by Aetna prior to the closing of New Aetna's spin-off from Aetna.

                                     A-F-22

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

11. AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER (CONTINUED)
     The account balances and activities of Aetna Financial Services and Aetna International have been segregated and reported as discontinued operations. Operating results of the discontinued operations were as follows:

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
                                                                  (MILLIONS)
Revenue:
  Premiums..................................................  $1,505.7   $1,104.1
  Total net investment income...............................     714.4      686.6
  Fees and other income.....................................     386.5      315.3
  Net realized capital gains (losses).......................     (12.4)       8.7
                                                              --------   --------
Total revenue...............................................   2,594.2    2,114.7
                                                              --------   --------
Benefits and expenses:
  Current and future benefits...............................   1,625.7    1,248.2
  Operating expenses:
     Salaries and related benefits..........................     216.4      178.8
     Other..................................................     322.3      308.0
  Interest expense..........................................      25.6       21.6
  Amortization of goodwill and other acquired intangible
     assets.................................................      15.5        9.6
  Amortization of deferred policy acquisition costs.........     116.8      101.5
                                                              --------   --------
Total benefits and expenses.................................   2,322.3    1,867.7
                                                              --------   --------
Income before taxes (benefits)..............................     271.9      247.0
Income taxes (benefits):
  Current...................................................      65.1      (10.7)
  Deferred..................................................      31.3       82.5
                                                              --------   --------
Total income taxes..........................................      96.4       71.8
                                                              --------   --------
Net income..................................................  $  175.5   $  175.2
                                                              ========   ========

                                     A-F-23

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

11. AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER (CONTINUED)
     Assets, liabilities and shareholder's equity of the discontinued operations were as follows:

                                                                JUNE 30,        DECEMBER 31,
                                                                  2000              1999
                                                              ------------      ------------
                                                                        (MILLIONS)
ASSETS
Investments:
  Debt securities available for sale, at fair value.........  $   15,610.4      $   12,854.0
  Debt securities held to maturity, at amortized cost.......         149.9                --
  Equity securities, at fair value..........................         475.0             504.7
  Short-term investments....................................         518.7             565.1
  Commercial loans..........................................       1,104.2                --
  Mortgage loans............................................         961.3             861.2
  Real Estate...............................................         200.3              92.3
  Policy loans..............................................         831.2             533.0
  Other.....................................................       1,202.9           1,020.2
                                                              ------------      ------------
Total investments...........................................      21,053.9          16,430.5
                                                              ------------      ------------
  Cash and cash equivalents.................................       1,889.5             870.9
  Short-term investments under securities loan agreement....         644.9             232.5
  Accrued investment income.................................         251.9             199.1
  Premiums due and other receivables........................         701.7             739.7
  Reinsurance recoverables..................................       3,030.6           3,012.3
  Deferred policy acquisition costs.........................       2,454.7           2,056.2
  Goodwill and other acquired intangible assets.............         771.1             680.4
  Other assets..............................................         996.9             388.2
  Separate accounts assets..................................      40,361.0          38,692.7
                                                              ------------      ------------
Total assets................................................  $   72,156.2      $   63,302.5
                                                              ============      ============
LIABILITIES AND SHAREHOLDER'S EQUITY
Insurance liabilities:
  Future policy benefits....................................  $   14,123.5      $    7,828.1
  Unpaid claims.............................................         240.0             129.2
  Unearned premiums.........................................          52.7              49.6
  Policyholders' funds......................................      11,003.5          11,123.0
                                                              ------------      ------------
Total insurance liabilities.................................      25,419.7          19,129.9
                                                              ------------      ------------
  Short-term debt...........................................         130.8             162.7
  Long-term debt............................................         579.7             613.0
  Payables under securities loan agreement..................         644.9             232.5
  Current income taxes......................................          42.8             114.2
  Deferred income taxes.....................................          98.4              77.3
  Other liabilities.........................................       1,799.9           1,381.7
  Minority and participating policyholder's interest........         155.8             109.0
  Separate accounts liabilities.............................      40,361.0          38,692.7
                                                              ------------      ------------
Total liabilities...........................................      69,233.0          60,513.0
                                                              ------------      ------------
Total shareholder's equity (including accumulated other
  comprehensive loss of $429.2 and $503.0)..................       2,923.2           2,789.5
                                                              ------------      ------------
Total liabilities and shareholder's equity..................  $   72,156.2      $   63,302.5
                                                              ============      ============

                                     A-F-24

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

                          INDEPENDENT AUDITORS' REPORT

THE SHAREHOLDERS AND BOARD OF DIRECTORS
AETNA INC.:

     When the transactions referred to in Note 17 of the Notes to Consolidated Financial Statements have received shareholder approval, New Aetna will have reached a measurement date as contemplated under Accounting Principles Board Opinion No. 30, Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. At that time, we will be in a position to render the following report:

/s/ KPMG LLP

     We have audited the accompanying consolidated balance sheets of Aetna U.S. Healthcare Inc. and Subsidiaries ("New Aetna") as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of New Aetna's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of New Aetna and Subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

Hartford, Connecticut
                , 2000

                                     A-F-25

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                       CONSOLIDATED STATEMENTS OF INCOME

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1999        1998        1997
                                                              ---------   ---------   ---------
                                                                         (MILLIONS)
Revenue:
  Health care premiums......................................  $17,145.7   $11,691.1   $ 9,648.7
  Other premiums............................................    1,495.8     1,437.8     1,350.9
  Administrative services only fees.........................    1,674.5     1,270.7     1,322.0
  Net investment income.....................................    1,601.8     1,696.6     1,878.1
  Other income..............................................      129.4       202.9       194.8
  Net realized capital gains................................       62.5       289.9       279.9
                                                              ---------   ---------   ---------
Total revenue...............................................   22,109.7    16,589.0    14,674.4
                                                              ---------   ---------   ---------
Benefits and expenses:
  Health care costs.........................................   14,641.0    10,012.9     8,215.5
  Current and future benefits...............................    2,231.0     2,296.0     2,396.1
  Operating expenses:
     Salaries and related benefits..........................    1,866.2     1,320.0     1,343.5
     Other..................................................    2,050.8     1,598.6     1,380.4
  Interest expense..........................................      232.7       206.2       213.9
  Amortization of goodwill and other acquired intangible
     assets.................................................      420.4       381.3       362.9
  Reductions of loss on discontinued products...............      (77.2)      (68.0)     (172.5)
  Severance and facilities reserve reductions...............         --          --       (45.0)
                                                              ---------   ---------   ---------
Total benefits and expenses.................................   21,364.9    15,747.0    13,694.8
                                                              ---------   ---------   ---------
Income from continuing operations before income taxes.......      744.8       842.0       979.6
Income taxes:
  Current...................................................      268.5       379.2       327.2
  Deferred..................................................       76.9        12.4       126.7
                                                              ---------   ---------   ---------
Total income taxes..........................................      345.4       391.6       453.9
                                                              ---------   ---------   ---------
Income from continuing operations...........................      399.4       450.4       525.7
Income from discontinued operations, net of tax.............      317.1       396.4       373.8
                                                              ---------   ---------   ---------
Net income..................................................  $   716.5   $   846.8   $   899.5
                                                              =========   =========   =========

                See Notes to Consolidated Financial Statements.
                                     A-F-26

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

                          CONSOLIDATED BALANCE SHEETS

                                                               AS OF DECEMBER 31,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
                                                                   (MILLIONS)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 1,628.7   $ 1,101.0
  Investment securities.....................................   15,549.6    17,417.0
  Other investments.........................................      509.0       314.6
  Premiums receivable, net..................................      916.3       729.6
  Other receivables, net....................................      746.4       602.1
  Accrued investment income.................................      267.4       339.4
  Investments under securities loan agreement...............      805.0       476.3
  Deferred income taxes.....................................      185.9         5.0
  Other assets..............................................      278.1       144.7
                                                              ---------   ---------
Total current assets........................................   20,886.4    21,129.7
                                                              ---------   ---------
Long-term investments.......................................    1,143.4       961.7
Mortgage loans..............................................    1,877.2     2,414.0
Investment real estate......................................      264.7       192.3
Reinsurance recoverables....................................      788.2       577.1
Goodwill and other acquired intangible assets, net..........    8,655.0     8,593.5
Property and equipment, net.................................      473.0       413.1
Deferred income taxes.......................................      240.3       291.3
Other assets................................................      224.2       214.7
Separate accounts assets....................................   14,639.5    15,492.4
Net assets of discontinued operations.......................    2,789.5     2,937.2
                                                              ---------   ---------
Total assets................................................  $51,981.4   $53,217.0
                                                              =========   =========
LIABILITIES, REDEEMABLE PREFERRED SECURITIES AND
  SHAREHOLDER'S EQUITY
Current liabilities:
  Health care costs payable.................................  $ 3,238.7   $ 2,269.2
  Future policy benefits....................................    1,106.0     1,063.0
  Unpaid claims.............................................      442.0       385.8
  Unearned premiums.........................................      473.6       312.3
  Policyholders' funds......................................      901.4     1,718.5
  Payable under securities loan agreement...................      805.0       476.3
  Short-term debt...........................................    1,725.0     1,370.1
  Income taxes payable......................................      200.6       162.3
  Deferred income taxes.....................................         --         6.8
  Accrued expenses and other liabilities....................    1,489.1     1,044.1
                                                              ---------   ---------
Total current liabilities...................................   10,381.4     8,808.4
                                                              ---------   ---------
Future policy benefits......................................    8,447.1     9,069.2
Unpaid claims...............................................    1,268.6     1,293.7
Policyholders' funds........................................    3,529.7     4,371.1
Long-term debt..............................................    2,093.9     1,593.3
Other liabilities...........................................      918.0       884.4
Separate accounts liabilities...............................   14,639.5    15,492.4
                                                              ---------   ---------
Total liabilities...........................................   41,278.2    41,512.5
                                                              ---------   ---------
Aetna-obligated mandatorily redeemable preferred securities
  of subsidiary company holding primarily debentures........         --       275.0
                                                              ---------   ---------
Commitments and contingent liabilities (Notes 3, 5 and 16)
Shareholder's equity:
  Common stock and additional paid-in capital...............    3,719.3     3,674.0
  Accumulated other comprehensive income (loss).............     (655.6)      177.8
  Retained earnings.........................................    7,639.5     7,577.7
                                                              ---------   ---------
Total shareholder's equity..................................   10,703.2    11,429.5
                                                              ---------   ---------
Total liabilities, redeemable preferred securities and
  shareholder's equity......................................  $51,981.4   $53,217.0
                                                              =========   =========

                See Notes to Consolidated Financial Statements.
                                     A-F-27

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                -------------------------------------------------------------------
                                                                                  ACCUMULATED OTHER
                                                                             COMPREHENSIVE INCOME (LOSS)
                                                             COMMON STOCK    ---------------------------
                                                            AND ADDITIONAL     UNREALIZED
                                                               PAID-IN       GAINS (LOSSES)     FOREIGN    RETAINED
                                                  TOTAL       CAPITAL(1)      ON SECURITIES    CURRENCY    EARNINGS
                                                ---------   --------------   ---------------   ---------   --------
                                                                            (MILLIONS)
Balances at December 31, 1996.................  $10,901.6    $    3,253.0    $        440.7     $(100.7)   $7,308.6
Comprehensive income:
  Net income..................................      899.5                                                     899.5
  Other comprehensive loss, net of tax:
    Unrealized gains on securities
      ($66.5 pretax)(2).......................       43.2                              43.2
    Foreign currency ($(117.1) pretax)........      (76.1)                                        (76.1)
                                                ---------
  Other comprehensive loss....................      (32.9)
                                                ---------
Total comprehensive income....................      866.6
                                                =========
Capital contributions from Aetna..............      421.0           421.0
Dividends to Aetna............................   (1,107.2)                                                 (1,107.2)
                                                ---------    ------------    --------------     -------    --------
Balances at December 31, 1997.................   11,082.0         3,674.0             483.9      (176.8)    7,100.9
                                                ---------    ------------    --------------     -------    --------
Comprehensive income:
  Net income..................................      846.8                                                     846.8
  Other comprehensive loss, net of tax:
    Unrealized losses on securities
      ($(156.0) pretax)(2)....................     (101.4)                           (101.4)
    Foreign currency ($(43.3) pretax).........      (27.9)                                        (27.9)
                                                ---------
  Other comprehensive loss....................     (129.3)
                                                ---------
Total comprehensive income....................      717.5
                                                =========
Dividends to Aetna............................     (370.0)                                                   (370.0)
                                                ---------    ------------    --------------     -------    --------
Balances at December 31, 1998.................   11,429.5         3,674.0             382.5      (204.7)    7,577.7
                                                ---------    ------------    --------------     -------    --------
Comprehensive loss:
  Net income..................................      716.5                                                     716.5
  Other comprehensive loss, net of tax:
    Unrealized losses on securities
      ($(905.6) pretax)(2)....................     (588.6)                           (588.6)
    Foreign currency ($(132.5) pretax)........     (244.8)                                       (244.8)
                                                ---------
  Other comprehensive loss....................     (833.4)
                                                ---------
Total comprehensive loss......................     (116.9)
                                                =========
Capital contributions from Aetna..............       45.3            45.3
Dividends to Aetna............................     (654.7)                                                   (654.7)
                                                ---------    ------------    --------------     -------    --------
Balances at December 31, 1999.................  $10,703.2    $    3,719.3    $       (206.1)    $(449.5)   $7,639.5
                                                =========    ============    ==============     =======    ========

---------------
(1) There were 250 million shares of Aetna Services, Inc. common stock, par value $.01, and 275 million shares of Aetna U.S. Healthcare Inc. common stock, par value, $.005 authorized at December 31, 1999. All outstanding common stock of Aetna Services, Inc. and Aetna U.S. Healthcare Inc. was owned by Aetna Inc. at December 31, 1999 and 1998.

(2) Net of reclassification adjustments.

                See Notes to Consolidated Financial Statements.
                                     A-F-28

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                 1999         1998         1997
                                                              ----------   ----------   ----------
                                                                           (MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $    716.5   $    846.8   $    899.5
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Income from discontinued operations.....................      (317.1)      (396.4)      (373.8)
    Depreciation and amortization (including investment
      discounts and premiums)...............................       474.8        466.9        400.6
    Net realized capital gains..............................       (62.5)      (289.9)      (279.9)
    Changes in assets and liabilities:
      (Increase) decrease in accrued investment income......        79.7          8.3        (58.3)
      (Increase) decrease in premiums due and other
         receivables........................................       (46.6)        35.4       (124.1)
      Increase (decrease) in income taxes...................       124.9       (160.1)       340.6
      Net (increase) decrease in other assets and other
         liabilities........................................       509.0       (417.8)       148.0
      Increase (decrease) in health care and insurance
         liabilities........................................       (83.4)       211.6        681.1
      Other, net............................................        16.2        (27.3)        15.9
  Discontinued operations, net..............................       254.5        529.9       (375.5)
                                                              ----------   ----------   ----------
Net cash provided by operating activities...................     1,666.0        807.4      1,274.1
                                                              ----------   ----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of:
    Debt securities available for sale......................    11,707.0     13,293.9     10,742.2
    Equity securities.......................................       177.2        445.6        475.8
    Mortgage loans..........................................        20.9         60.9      1,039.9
    Investment real estate..................................        33.7        123.9        569.2
    Other investments.......................................    16,601.4     17,330.1     17,770.8
  Investment maturities and repayments of:
    Debt securities available for sale......................     2,429.0      1,877.5      2,615.9
    Mortgage loans..........................................       459.9        883.1      1,636.8
  Cost of investments in:
    Debt securities available for sale......................   (13,526.7)   (14,113.2)   (14,042.8)
    Equity securities.......................................      (145.5)       (90.2)       (90.9)
    Mortgage loans..........................................      (157.1)        (2.6)      (110.4)
    Investment real estate..................................       (33.5)       (25.5)       (27.6)
    Other investments.......................................   (15,884.5)   (17,995.3)   (18,067.8)
  Acquisitions:
    NYLCare health care business............................       (48.8)    (1,080.6)          --
    Prudential health care business.........................      (512.5)          --           --
  Increase in property and equipment........................       (58.1)       (85.9)       (43.2)
  Other, net................................................      (186.2)      (377.8)        59.9
  Discontinued operations, net..............................    (1,031.3)      (374.1)    (1,167.1)
                                                              ----------   ----------   ----------
Net cash (used for) provided by investing activities........      (155.1)      (130.2)     1,360.7
                                                              ----------   ----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Deposits and interest credited for investment contracts...       332.4        474.8        237.8
  Withdrawals of investment contracts.......................    (1,607.2)    (1,720.2)    (3,082.2)
  Repayment of long-term debt...............................       (26.7)      (128.7)       (32.0)
  Net increase (decrease) in short-term debt................       528.4      1,119.5        (32.0)
  Redemption of mandatorily redeemable preferred
    securities..............................................      (275.0)          --           --
  Capital contributions from Aetna..........................        45.3           --        421.0
  Dividends paid to Aetna...................................      (634.7)      (520.0)      (907.2)
  Other, net................................................      (384.1)       225.6       (574.8)
  Discontinued operations, net..............................       811.7        (83.8)     1,677.2
                                                              ----------   ----------   ----------
Net cash used for financing activities......................    (1,209.9)      (632.8)    (2,292.2)
                                                              ----------   ----------   ----------
Net increase in cash and cash equivalents of discontinued
  operations................................................       (34.9)       (72.0)      (134.6)
                                                              ----------   ----------   ----------
Net increase (decrease) in cash and cash equivalents........       266.1        (27.6)       208.0
Cash acquired from the NYLCare health care business.........          --        108.8           --
Cash acquired from the Prudential health care business......       261.6           --           --
Cash and cash equivalents, beginning of year................     1,101.0      1,019.8        811.8
                                                              ----------   ----------   ----------
Cash and cash equivalents, end of year......................  $  1,628.7   $  1,101.0   $  1,019.8
                                                              ==========   ==========   ==========

                See Notes to Consolidated Financial Statements.
                                     A-F-29

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   ORGANIZATION

     The accompanying consolidated financial statements included the accounts of Aetna U.S. Healthcare Inc. ("Aetna U.S. Healthcare") and its subsidiaries as of
            , 2000 ("New Aetna"). New Aetna is a wholly-owned subsidiary of Aetna Inc. ("Aetna").

     On July 20, 2000, Aetna announced that it had reached a definitive agreement to sell its Aetna Financial Services and Aetna International businesses to ING Groep N.V. ("ING") and, in an integrated transaction, that it planned to spin-off New Aetna, a standalone health company comprised of the Health Care (including its group life and disability insurance products) and Large Case Pensions businesses, to its shareholders. On November 30, 2000, Aetna's shareholders are expected to approve the sale of Aetna's Financial Services and Aetna International businesses to ING. Following the sale, New Aetna will be named Aetna Inc. (Refer to Note 17.)

     The businesses to be sold to ING are reflected as discontinued operations, since New Aetna will be the successor of Aetna for accounting purposes. The accompanying disclosures have been updated to reflect the transactions described above.

     New Aetna, through its subsidiaries, provides health care benefits and related services, group life and disability insurance and retirement benefits. As of December 31, 1999, New Aetna had two reportable segments: Health Care (formerly Aetna U.S. Healthcare) and Large Case Pensions. Health Care provides a full spectrum of health plans which include health maintenance organizations ("HMOs"), point-of-service ("POS") plans, preferred provider organizations ("PPOs") and traditional indemnity plans. Such plans are generally offered on both an insured and an employer-funded basis. Under insured plans, New Aetna assumes all or a majority of health care cost, utilization, mortality, morbidity or other risk depending on the product. Under employer-funded plans, the plan sponsor, and not New Aetna, assumes all or a majority of these risks. Health Care also provides group life and disability insurance, long-term care insurance and dental products, as well as various specialty products and services including pharmacy, vision and behavioral health. Large Case Pensions manages a variety of retirement products for defined benefit and defined contribution plans. The Large Case Pensions business includes certain discontinued products. (Refer to Note 8.)

     The two segments are distinct businesses that offer different products and services. During the reporting period, they were managed separately as each business required different market strategies, technology and capital allocation. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. New Aetna evaluates performance of these business segments based on operating earnings (net income excluding net realized capital gains and losses and any other items such as Year 2000 costs, severance and facilities actions and reduction of the reserve for anticipated future losses on discontinued products).

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     These consolidated financial statements have been prepared in accordance with generally accepted accounting principles. All significant intercompany balances have been eliminated. Certain reclassifications have been made to the 1998 and 1997 financial information to conform to the 1999 presentation.

     The consolidated financial statements reflect the results of operations, financial position, changes in shareholder's equity and cash flows of the continuing New Aetna businesses that will be spun-off from Aetna to New Aetna (refer to Note 17), as if New Aetna were a separate entity for all periods presented. The consolidated financial statements have been prepared using the historical basis in the assets and liabilities and historical results of operations related to the Health Care and Large Case Pensions businesses. Changes in shareholder's equity represent net income of New Aetna plus net cash transfers to or from Aetna. Additionally, the consolidated financial statements include allocations of certain Aetna

                                     A-F-30

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PRINCIPLES OF CONSOLIDATION (CONTINUED)
assets and liabilities (including prepaid pension assets, debt and benefit obligations, pension and post-retirement benefits) and expenses (including interest) relating to the Health Care and Large Case Pensions businesses of New Aetna, as well as to those businesses presented as discontinued operations. Management believes these allocations are reasonable.

     The costs of services allocated to New Aetna are not necessarily indicative of the costs that would have been incurred if New Aetna had performed these functions as a standalone entity. Subsequent to the spin-off, New Aetna will perform these functions using its own resources or purchased services and will be responsible for the costs and expenses associated with the management of a public company. Further, New Aetna is expected to have a capital structure different from the capital structure in the consolidated financial statements and accordingly, interest expense is not necessarily indicative of the interest expense that New Aetna would have incurred during the periods presented or in the future had it been a separate, independent company.

     Income tax expense was calculated as if New Aetna filed separate income tax returns. As Aetna manages its tax position on a consolidated basis, which takes into account the results of all its businesses, New Aetna's effective tax rate in the future could vary from its historical effective tax rate. New Aetna's future effective tax rate will depend largely on its structure and strategies as a separate, independent company.

     Accordingly, the financial information included herein may not necessarily reflect the consolidated results of operations, financial position, changes in shareholder's equity and cash flows of New Aetna in the future or what they would have been had it been a separate, standalone entity during the periods presented.

NEW ACCOUNTING STANDARD

     Accounting by Insurance and Other Enterprises for Insurance-Related Assessments

     As of January 1, 1999, New Aetna adopted Statement of Position ("SOP") 97-3, Accounting by Insurance and Other Enterprises for Insurance-Related Assessments, issued by the American Institute of Certified Public Accountants ("AICPA"). SOP 97-3 provides guidance for determining when an insurance or other enterprise should recognize a liability for guaranty-fund and other insurance-related assessments and guidance for measuring the liability. The adoption of this standard did not have a material effect on New Aetna's financial position or results of operations, as New Aetna had previously accounted for guaranty-fund and other insurance-related assessments in a manner consistent with this standard.

FUTURE APPLICATION OF ACCOUNTING STANDARDS

     Deposit Accounting: Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk

     In October 1998, the AICPA issued SOP 98-7, Deposit Accounting: Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk, which provides guidance on how to account for all insurance and reinsurance contracts that do not transfer insurance risk, except for long-duration life and health insurance contracts. This statement is effective for New Aetna's financial statements beginning January 1, 2000, with early adoption permitted. New Aetna does not expect the adoption of this standard to have a material effect on New Aetna's financial position or results of operations.

                                     A-F-31

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FUTURE APPLICATION OF ACCOUNTING STANDARDS (CONTINUED)
     Accounting for Derivative Instruments and Hedging Activities

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standard ("FAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. This standard requires companies to record all derivatives on the balance sheet as either assets or liabilities and measure those instruments at fair value. The manner in which companies are to record gains or losses resulting from changes in the values of those derivatives depends on the use of the derivative and whether it qualifies for hedge accounting. As amended by FAS No. 137, Accounting for Derivative Instruments and Hedging Activities --Deferral of the Effective Date of FASB Statement No. 133, this standard is effective for New Aetna's financial statements beginning January 1, 2001, with early adoption permitted. The impact of FAS No. 133 on New Aetna's financial statements will vary based on certain factors including future interpretative guidance from the FASB, the extent of New Aetna's hedging activities, the types of hedging instruments used and the effectiveness of such instruments. New Aetna is evaluating the impact of the adoption of this standard and currently does not believe that it will have a material effect on its financial position or results of operations.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from reported results using those estimates.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash on hand, money market instruments and other debt securities with a maturity of 90 days or less when purchased. The carrying value of cash equivalents approximates fair value due to the short-term maturity of these instruments.

INVESTMENTS

     Investment Securities

     Investment securities consist primarily of U.S. Treasury and agency securities, mortgage-backed securities, corporate and foreign bonds and other debt and equity securities. New Aetna has determined that its investment securities are available for use in current operations and accordingly, has classified such securities as current without regard to contractual maturity dates.

     Long-Term Investments

     Long-term investments consist primarily of equity securities subject to restrictions on disposition, limited partnerships and restricted assets. Limited partnerships are carried on an equity basis. Restricted assets consist of debt securities on deposit as required by various regulatory authorities.

     Fair Value of Investments

     New Aetna classifies its investments as available for sale and carries them at fair value. Fair values for such securities are based on quoted market prices or dealer quotes. Where quoted market prices or dealer quotes are not available, fair values are measured utilizing quoted market prices for similar securities or by using discounted cash flow methods. Cost for mortgage-backed securities is adjusted for unamortized premiums and discounts, which are amortized using the interest method over the estimated

                                     A-F-32

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVESTMENTS (CONTINUED)

     Fair Value of Investments (Continued)
remaining term of the securities, adjusted for anticipated prepayments. New Aetna does not accrue interest on problem debt securities when management believes the collection of interest is unlikely.

     Securities Lending

     New Aetna engages in securities lending whereby certain securities from its portfolio are loaned to other institutions for short periods of time. Initial collateral, primarily cash, is required at a rate of 102% of the market value of a loaned domestic security and 105% of the market value of a loaned foreign security. The collateral is deposited by the borrower with an independent lending agent, and retained and invested by the lending agent according to New Aetna's guidelines to generate additional income. The market value of the loaned securities is monitored on a daily basis, with additional collateral obtained or refunded as the market value of the loaned securities fluctuates.

     Mortgage Loans

     Mortgage loans are carried at unpaid principal balances, net of impairment reserves. A mortgage loan is considered impaired when it is probable that New Aetna will be unable to collect amounts due according to the contractual terms of the loan agreement (delays of up to 60 days may not result in a loan being considered impaired). New Aetna accrues interest income on impaired loans to the extent it is deemed collectible and the loan continues to perform under its original or restructured terms. Interest income on problem loans is generally recognized on a cash basis. Cash payments on loans in the process of foreclosure are generally treated as a return of principal. For impaired loans, a specific impairment reserve is established for the difference between the recorded investment in the loan and the estimated fair value of the collateral. New Aetna applies this loan impairment policy individually to all loans in the portfolio and does not aggregate loans for the purpose of applying such provisions. New Aetna records full or partial charge-offs of loans at the time an event occurs affecting the legal status of the loan, typically at the time of foreclosure (actual or in-substance) or upon a loan modification giving rise to forgiveness of debt. A general reserve is established for losses management believes are likely to arise from loans in the portfolio, other than for those losses that have been specifically reserved. New Aetna does not accrue interest on impaired loans when management believes the collection of interest is unlikely. Mortgage loans with a maturity date of less than 12 months are reported in other investments on the Consolidated Balance Sheets.

     Investment Real Estate

     Investment real estate, which New Aetna has the intent to hold for the production of income, is carried at depreciated cost, including capital additions, net of write-downs for other than temporary declines in fair value. Depreciation is generally calculated using the straight-line method based on the estimated useful life of each asset. Properties held for sale (primarily acquired through foreclosure) are carried at the lower of cost or fair value less estimated selling costs. Adjustments to the carrying value of properties held for sale are recorded in a valuation reserve when the fair value less estimated selling costs is below cost. Fair value is generally estimated using a discounted future cash flow analysis in conjunction with comparable sales information. Property valuations are reviewed by New Aetna's investment management group. At the time of the sale, the difference between the sales price and the carrying value is recorded as a realized capital gain or loss.

                                     A-F-33

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVESTMENTS (CONTINUED)
     Net Investment Income and Realized Capital Gains and Losses

     Net investment income and realized capital gains and losses on investments supporting Health Care's liabilities and Large Case Pensions' non-experience-rated products are reflected in New Aetna's results of operations. Realized capital gains and losses are determined on a specific identification basis. Unrealized capital gains and losses related to investments supporting Health Care liabilities are computed on the basis of specific identification and are reflected in shareholder's equity, net of related income taxes. Purchases and sales of debt and equity securities are recorded on the trade date. Sales of mortgage loans and investment real estate are recorded on the closing date.

     Realized and unrealized capital gains and losses on investments supporting experience-rated products in New Aetna's Large Case Pensions business are reflected in policyholders' funds and are determined on a specific identification basis. Experience-rated products are products in New Aetna's Large Case Pensions business where the customer, not New Aetna, assumes investment (including realized capital gains and losses) and other risks, subject to, among other things, minimum guarantees provided by New Aetna in some instances. The effect of investment performance (as long as minimum guarantees are not triggered) is allocated to participants' accounts daily, based on the underlying investment's experience and, therefore, does not impact New Aetna's results of operations.

     When New Aetna discontinued the sale of its fully guaranteed large case pension products (refer to Note 8), it established a reserve for anticipated future losses from these products and segregated the related investments. These investments are managed as a separate portfolio. Investment income and net realized capital gains and losses on this separate portfolio are credited/charged to the reserve and, therefore, do not impact New Aetna's results of operations. Unrealized capital gains or losses on this separate portfolio are reflected in other current assets or other current liabilities on the Consolidated Balance Sheets. (Refer to Note 8.)

DERIVATIVE INSTRUMENTS

     New Aetna utilizes futures contracts, interest rate swap agreements and options for other than trading purposes in order to hedge interest rate and price risk (collectively, market risk). (Refer to Note 5.)

     Futures contracts are carried at fair value and require daily cash settlement. Changes in the fair value of futures contracts that qualify as hedges are deferred and recognized as an adjustment to the hedged asset or liability. Deferred gains or losses on such futures contracts are amortized over the life of the acquired asset or liability as a yield adjustment or through net realized capital gains or losses upon disposal of an asset. Changes in the fair value of futures contracts that do not qualify as hedges are recorded in net realized capital gains or losses.

     Interest rate swap agreements, which are designated as risk management instruments at inception, are accounted for using the accrual method. Accordingly, the difference between amounts paid and received on such agreements is reported in net investment income. There is no recognition in the Consolidated Balance Sheets of changes in the fair value of these agreements.

     Options are contracts that grant the purchaser, for a fee, the right but not the obligation, to buy or sell a financial instrument at a contracted price within a specified period of time. Changes in the fair value of the option are reported in net realized capital gains or losses.

     Hedge designation requires specific asset or liability identification, a probability at inception of high correlation with the position underlying the hedge, and that such high correlation be maintained

                                     A-F-34
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       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DERIVATIVE INSTRUMENTS (CONTINUED)
throughout the hedge period. If a hedging instrument ceases to be highly correlated with the position underlying the hedge, hedge accounting ceases at that date and excess gains and losses on the hedging instrument are reflected in net realized capital gains or losses. New Aetna may enter into contracts to hedge anticipated transactions. If it is subsequently determined that an anticipated transaction will not occur, any gain or loss related to the hedge instrument will be recognized as a net realized capital gain or loss.

GOODWILL AND OTHER ACQUIRED INTANGIBLE ASSETS

     Goodwill (which represents the excess of cost over the fair value of net assets acquired) and other acquired intangibles are amortized using the straight-line method over the estimated useful life of the related asset. New Aetna regularly evaluates the recoverability of goodwill and other acquired intangible assets and the related amortization periods. If it is probable that undiscounted projected operating income (before amortization of goodwill and other acquired intangible assets) will not be sufficient to recover the carrying value of the asset, the carrying value is written down through results of operations and, if necessary, the amortization period is adjusted. Operating income considered in such an analysis is either that of the entity acquired, if separately identifiable, or the business segment that acquired the entity.

     Goodwill and other acquired intangible assets at December 31, 1999 and 1998 were as follows:

                                                              ACCUMULATED                  AMORTIZATION
                                                     COST     AMORTIZATION   NET BALANCE      PERIOD
1999                                               --------   ------------   -----------   ------------
                                                               (MILLIONS)                    (YEARS)
Goodwill.........................................  $8,231.7   $      751.5   $   7,480.2      40
                                                   ========   ============   ===========
Other acquired intangible assets:
  Customer lists.................................  $  933.0   $      474.7   $     458.3     5-7
  Provider networks..............................     683.0           86.2         596.8    20-25
  Workforce......................................      92.0           34.7          57.3     3-6
  Computer systems...............................      79.1           43.8          35.3     3-5
  Other..........................................      57.3           30.2          27.1     4-5
                                                   --------   ------------   -----------
Total other acquired intangible assets...........  $1,844.4   $      669.6   $   1,174.8
                                                   ========   ============   ===========

1998
Goodwill.........................................  $7,975.0   $      552.3   $   7,422.7      40
                                                   ========   ============   ===========
Other acquired intangible assets:
  Customer lists.................................  $  835.0   $      329.2   $     505.8     6-7
  Provider networks..............................     625.0           59.4         565.6    20-25
  Workforce......................................      50.0           21.1          28.9     3-5
  Computer systems...............................      60.0           29.4          30.6     3-5
  Other..........................................      56.2           16.3          39.9     4-5
                                                   --------   ------------   -----------
Total other acquired intangible assets...........  $1,626.2   $      455.4   $   1,170.8
                                                   ========   ============   ===========

                                     A-F-35
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       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
REINSURANCE

     New Aetna utilizes reinsurance agreements primarily to reduce exposure to large losses in certain aspects of its business. These reinsurance contracts permit recovery of a portion of losses from reinsurers, although they do not discharge the primary liability of New Aetna as direct insurer of the risks reinsured. Only those reinsurance recoverables deemed probable of recovery are reflected as assets. In the normal course of business, New Aetna enters into agreements with other insurance companies to assume reinsurance, primarily related to its health and group life products. (Refer to Notes 3 and 14.)

PROPERTY AND EQUIPMENT

     Property and equipment are reported at historical cost net of accumulated depreciation. At December 31, 1999 and 1998, historical cost was $1.3 billion and $1.1 billion, respectively, and the related accumulated depreciation was $840 million and $689 million, respectively. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets ranging from three to 40 years.

     New Aetna regularly evaluates whether events or changes in circumstances indicate that the carrying amount of property and equipment may not be recoverable. If it is determined that an asset may not be recovered, New Aetna estimates the future undiscounted cash flows (grouped at the company-wide level) expected to result from future use of the asset and its eventual disposition. If the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset, an impairment loss will be recognized for the amount by which the carrying amount of the asset exceeds its fair value.

SEPARATE ACCOUNTS

     Separate accounts assets and liabilities in the Large Case Pensions business generally represent funds maintained to meet specific investment objectives of contractholders who bear the investment risk. Investment income and investment gains and losses generally accrue directly to such contractholders. The assets of each account are legally segregated and are not subject to claims that arise out of any other business of New Aetna. The assets and liabilities are carried at market value. Deposits, net investment income and realized capital gains and losses on separate accounts assets are not reflected on the Consolidated Statements of Income. Management fees charged to contractholders are included in other income.

HEALTH CARE AND INSURANCE LIABILITIES

     Health care costs payable consist principally of unpaid health care claims, capitation costs and other amounts due to health care providers pursuant to risk-sharing arrangements related to Health Care's HMO, POS, PPO and indemnity plans. Unpaid health care claims include estimates of payments to be made on claims reported but not yet paid and health care services rendered but not yet reported to New Aetna as of the balance sheet date. Also included in these estimates is the cost of services that will continue to be rendered after the balance sheet date if New Aetna is obligated to pay for such services in accordance with contractual or regulatory requirements. Such estimates are developed using actuarial principles and assumptions which consider, among other things, contractual requirements, historical utilization trends and payment patterns, medical inflation, product mix, seasonality and other relevant factors. Changes in estimates are recorded in health care costs on the Consolidated Statements of Income in the period they are determined. Capitation costs represent contractual monthly fees paid to participating physicians and other medical providers for providing medical care. Amounts due under risk-sharing

                                     A-F-36
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       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

HEALTH CARE AND INSURANCE LIABILITIES (CONTINUED) arrangements are based on the terms of the underlying contracts with the providers which consider experience under the contracts through the balance sheet date.

     Unpaid claims consist primarily of reserves associated with certain short-duration group disability and term life insurance contracts, including an estimate for claims incurred but not reported as of the balance sheet date. Such reserves are based upon the present value of future benefits which is based on assumed investment yields and assumptions regarding mortality, morbidity and recoveries from government programs. Reserves for claims incurred but not reported are developed using actuarial principles and assumptions which consider, among other things, contractual requirements, historical payment patterns, seasonality and other relevant factors. New Aetna discounts certain claim liabilities related to group long-term disability and premium waiver contracts. Generally, the discount rates reflect the expected investment returns for the asset portfolios that support these liabilities and ranged from 2.5% to 6.8% as of December 31, 1999 (except for experience-rated contracts where the discount rates are set at contractually specified levels). The estimates of unpaid claims are subject to change due to changes in the underlying experience of the contracts, changes in investment yields or other factors and these changes are recorded in current and future benefits on the Consolidated Statements of Income in the period they are determined.

     Future policy benefits consist primarily of reserves for limited payment pension and annuity contracts in the Large Case Pensions business and long-duration group paid-up and supplemental life and long-term care insurance contracts in the Health Care business. Reserves for limited payment contracts are computed in accordance with actuarial principles and are based upon assumptions reflecting anticipated mortality, retirement, expense and interest rate experience. Such assumptions generally vary by plan, year of issue and policy duration. Assumed interest rates on such contracts ranged from 2.0% to 10.5% in 1999. Mortality assumptions are periodically reviewed against both industry standards and experience. Reserves for group paid-up and supplemental life and long-term care contracts represent the present value of future benefits to be paid to or on behalf of policyholders less the present value of future net premiums. Assumed interest rates on such contracts ranged from 2.5% to 7.0% in 1999. The present value of future benefits is based upon mortality, morbidity and interest assumptions.

     Policyholders' funds consist primarily of reserves for pension and annuity investment contracts in the Large Case Pensions business and customer funds associated with group life and health contracts in Health Care business. Reserves on such contracts are equal to cumulative deposits less charges plus credited interest thereon, net of adjustments for investment experience that New Aetna is entitled to reflect in future credited interest. In 1999, interest rates for pension and annuity investment contracts ranged from 5.83% to 17.69% and rates for group life and health contracts ranged from 4.14% to 8.0%. Reserves on contracts subject to experience rating reflect the rights of policyholders, plan participants and New Aetna.

     The methods used in developing the above estimates and establishing the related liabilities are continually reviewed with any necessary adjustments reflected during the current period in results of operations. While the ultimate amount of claims and related expenses are dependent on future developments, it is management's opinion that the liabilities that have been established are adequate to cover such costs. The health care and insurance liabilities that are expected to be paid within one year are classified as current liabilities on the Consolidated Balance Sheets.

PREMIUM DEFICIENCY

     New Aetna evaluates its health and insurance contracts to determine if it is probable that a loss will be incurred. A premium deficiency loss is recognized when it is probable that expected future claims, including maintenance costs, will exceed anticipated future premiums and reinsurance recoveries on existing contracts.

                                     A-F-37

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PREMIUM DEFICIENCY (CONTINUED)
Anticipated investment income is considered in the calculation of premium deficiency losses. For purposes of determining premium deficiency losses, contracts are grouped in a manner consistent with New Aetna's method of acquiring, servicing and measuring the profitability of such contracts.

REVENUE RECOGNITION

     Health care premiums associated with New Aetna's prepaid and other health care plans are recognized as income in the month in which the enrollee is entitled to receive health care services. Health care premiums are reported net of an allowance for expected terminations and uncollectible amounts. Other premium revenue for group life and disability products is recognized as income, net of allowances for uncollectible accounts, over the term of the coverage. Premiums related to unexpired contractual coverage periods are reported as unearned premiums on the Consolidated Balance Sheets.

     The balance of the allowance for expected terminations and uncollectible accounts on premiums receivables was $216 million and $71 million at December 31, 1999 and 1998, respectively, and is included in premiums receivable on the Consolidated Balance Sheets. The balance of the allowance for uncollected accounts on other receivables was $137 million and $82 million at December 31, 1999 and 1998, respectively, and is included in other receivables on the Consolidated Balance Sheets.

     Some group contracts allow for premiums to be adjusted to reflect actual experience. Such premium adjustments are reasonably estimable (based on actual experience of the customer emerging under the contract and the terms of the underlying contract) and are recognized as claim costs as the experience emerges.

     Administrative services only ("ASO") fees in the Health Care business are received in exchange for performing certain claims processing and member services for self-insured health and disability members and are recognized as revenue over the period the service is provided.

     Other income includes charges assessed against policyholders' funds for contract fees, participant fees and asset charges, related to pension and annuity products in the Large Case Pensions business. Other amounts received for these contracts are reflected as deposits and are not recorded as revenue. When annuities with life contingencies are purchased under contracts that were initially investment contracts, the accumulated balance related to the purchase is treated as a single premium and reflected as an offsetting amount in both other premiums and current and future benefits on the Consolidated Statements of Income.

ALLOCATION OF EXPENSES

     Aetna allocates centrally incurred costs associated with specific internal goods or services provided to New Aetna, such as employee services, technology services and rent, to the business segments based on a reasonable method for each specific cost (such as usage, headcount, compensation or square footage occupied). Interest expense on third-party borrowings is not allocated to the reporting segments since it is not used as a basis for measuring the operating performance of the segment. Such amounts are reflected in Corporate. (Refer to Note 15.)

INCOME TAXES

     New Aetna is taxed at regular corporate rates after adjusting income reported for financial statement purposes for certain items. New Aetna will be included in the consolidated federal income tax return of Aetna until the date
of the spin-off on or about           , 2000. The consolidated group is
segregated into subgroups of life insurance companies and non-life insurance and other companies. Consolidation of these subgroups for

                                     A-F-38

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES (CONTINUED)
tax purposes is subject to statutory restrictions on the percentage of eligible non-life insurance and other companies' tax losses that can be applied to offset life insurance company taxable income.

     Deferred income tax assets and liabilities are recognized for the differences between the financial and income tax reporting basis of assets and liabilities based on enacted tax rates and laws. Deferred income tax expense or benefit reflects the net change in deferred income tax assets and liabilities during the year. The current income tax provision reflects the tax results of revenues and expenses currently taxable or deductible.

3.   ACQUISITIONS AND DISPOSITIONS

     On August 6, 1999, New Aetna acquired from The Prudential Insurance Company of America ("Prudential") the Prudential health care business ("PHC") for approximately $1 billion, subject to adjustment as provided in the transaction agreements. As part of the purchase price, Aetna issued one million stock appreciation rights ("SARs") for Aetna's common stock, valued at approximately $32 million. Included in the acquisition are PHC's risk HMO, POS, PPO and indemnity health lines, as well as its dental risk business. The acquisition was accounted for as a purchase.

     In addition to recording the assets and liabilities acquired at fair value, the purchase price allocation at the acquisition date included the following:

          - An asset of $130 million, representing the fair value adjustment of a reinsurance agreement (discussed below), primarily reflecting the net benefits to be received from Prudential over the life of the agreement. Significant assumptions utilized in the determination of the value of this asset primarily included, for expected amounts recoverable under the agreement, various probability outcomes above and below the medical loss thresholds (83.5% in 1999 and 84.0% in 2000). The probability outcomes considered the estimated medical loss ratios of the business at the acquisition date as well as expected medical loss ratios for 2000, with variability in relation to the thresholds, up to plus or minus three standard deviations. A risk premium (an amount typically charged by a third party for accepting risk under a reinsurance contract) based on an approximate 12% after-tax return, which considers the cost of capital to the reinsurer, was also assumed. This asset is being amortized to expense in proportion to the benefits expected to be recognized under the reinsurance agreement over its term;

          - A liability of $129 million, representing a fair value adjustment for the unfavorable component of the contracts underlying the acquired medical risk business. Significant assumptions utilized in the determination of this fair value adjustment included an assumed market rate medical loss ratio for the acquired contracts (83.5% for Commercial HMO and 92.0% for Medicare HMO) as compared to the medical loss ratios of the acquired business at the acquisition date. The fair value adjustment considered the period from the acquisition date to the underlying contracts' renewal dates. This liability is being amortized over the period from the acquisition date to the renewal dates of the underlying contracts;

          - An asset of $21 million, representing the above-market compensation component related to supplemental fees to be received under New Aetna's agreement to service Prudential's administrative services only contracts (discussed below). This asset is being amortized over the period of the above-market compensation component, beginning in January 2000.

     The period August 6, 1999 through December 31, 1999, reflected asset amortization of $104 million related to the fair value adjustment of the reinsurance agreement and liability amortization of $94 million

                                     A-F-39

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

3. ACQUISITIONS AND DISPOSITIONS (CONTINUED) related to the fair value adjustment of the unfavorable component of the contracts underlying the acquired medical risk business.

     The excess of the purchase price over the fair value of the net assets acquired resulted in approximately $64 million being primarily allocated to goodwill and approximately $218 million to other acquired intangible assets, which is being amortized over a 40-year period for goodwill and over a range of three to 20 years for other acquired intangible assets. Other acquired intangible assets consist primarily of customer lists, health provider networks, work force and computer systems. New Aetna's consolidated results of operations include PHC from August 6, 1999. The purchase price does not reflect New Aetna's plan to exit certain activities of the acquired PHC business and provide employee termination benefits for positions that will be eliminated. New Aetna's management is in the process of finalizing this plan, expected to be completed in the first quarter of 2000. Accordingly, the goodwill associated with the acquisition of PHC will increase once this plan is finalized.

     New Aetna and Prudential entered into a reinsurance agreement for which New Aetna paid a premium. Under the agreement, Prudential has agreed to indemnify New Aetna from certain health insurance risks that arise following the closing by reimbursing New Aetna for 75% of medical costs (as calculated under the agreement) of PHC in excess of certain threshold medical loss ratio levels through 2000 for substantially all the acquired medical and dental risk business. The medical loss ratio threshold is 83.5% for August 6, 1999 through December 31, 1999 and 84% for January 1, 2000 through December 31, 2000. During the period August 6, 1999 through December 31, 1999, reinsurance recoveries under this agreement (reflected as a reduction of current and future benefits) were $74 million pretax. The premium is subject to adjustment if medical costs of PHC are below these threshold medical loss ratio levels. Prudential has also agreed to indemnify New Aetna for unanticipated increases in medical claims payable existing at the acquisition date for a period of up to nine months following the close.

     New Aetna also agreed to service Prudential's ASO contracts. Prudential is terminating its ASO business and has retained New Aetna to service these contracts during the run off period, but generally no later than June 30, 2001. Prudential ASO members will remain Prudential members as long as the contracts remain in force. New Aetna is maintaining personnel, systems and other resources necessary to service the ASO business during the run off period, as it was not feasible to segregate these operating assets from those purchased in the PHC transaction. In exchange for servicing the ASO business, Prudential is remitting fees received from its ASO members to New Aetna, as well as paying certain supplemental fees. The supplemental fees are fixed in amount and decline over a period ending 18 months following the closing. During the period August 6, 1999 through December 31, 1999, New Aetna recorded total fees for servicing the Prudential ASO business of approximately $230 million pretax, including supplemental fees of approximately $106 million pretax.

     In connection with the PHC acquisition, New Aetna agreed with the U.S. Department of Justice and the State of Texas to divest certain Texas HMO/POS and other related businesses ("NYLCare Texas") acquired by New Aetna as part of the 1998 acquisition of New York Life Insurance Company's ("NYL") health care business ("NYLCare"). Pursuant to this agreement, on September 14, 1999, New Aetna and Health Care Service Corporation ("HCSC") entered into an agreement for Blue Cross and Blue Shield of Texas ("Blue Cross"), a division of HCSC, to acquire the NYLCare Texas operations for approximately $500 million in cash, subject to certain adjustments, including an adjustment based on the level of membership at the closing date. At December 31, 1999, the Blue Cross agreement affected approximately 497,000 Commercial HMO risk members, 56,000 Commercial HMO non-risk members and 12,000 PPO members in the Houston, Austin, San Antonio, Corpus Christi, Beaumont, Dallas-Fort Worth, San Angelo, Texarkana and Amarillo areas. New Aetna expects to retain approximately 112,000 NYLCare Medicare members in Texas through a reinsurance and administrative services agreement.

                                     A-F-40

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

3.   ACQUISITIONS AND DISPOSITIONS (CONTINUED)
     Pursuant to this agreement, on March 31, 2000, New Aetna completed the sale of NYLCare Texas to Blue Cross and Blue Shield of Texas, a division of Health Care Service Corporation, for approximately $420 million in cash. The sale resulted in an after-tax capital loss of $35 million which was recognized in the fourth quarter of 1999. The after-tax loss included operating losses from October 1, 1999 through closing. The results of NYLCare Texas were not material to the Health Care segment or to New Aetna's consolidated results of operations.

     On July 15, 1998, New Aetna acquired NYLCare for a purchase price of approximately $1.1 billion in cash. The acquisition was accounted for as a purchase. Originally, in addition to the cash purchase price, payments totaling up to $300 million (up to $150 million in each of two years) were potentially payable to the extent that predetermined earnings and membership targets in future periods were achieved (the "Earnout"). On January 29, 1999, New Aetna and NYL agreed to resolve all purchase price adjustments and obligations under the Earnout, and New Aetna paid NYL an additional $50 million to resolve such matters, resulting in an increase to goodwill of approximately $200 million. As a result, the total purchase price was approximately $1.1 billion.

     In addition to recording the assets and liabilities acquired at fair value, the purchase price allocation included approximately $35 million pretax related to an unfavorable contract with an affiliate of NYL for providing pharmaceutical benefits services (the "pharmacy contract"). As a condition of closing the transaction, the pharmacy contract was extended from January 1, 2000 through December 31, 2003 (the "extension period"). The terms of the extension period were believed to reflect an appropriate market price, however, the terms of the pharmacy contract prior to January 1, 2000 were determined to be unfavorable. The purchase price allocation related to the pharmacy contract is being amortized over the period from closing to December 31, 1999. For 1999 and the period from July 16, 1998 through December 31, 1998, approximately $19 million and $16 million pretax, respectively, was amortized as a reduction of pharmacy costs. Also, a $64 million liability related to the expected costs associated with involuntarily terminating certain NYLCare employees and the costs related to the exiting of leased NYLCare facilities was established as part of the purchase price allocation. These costs are charged to this liability as actions are taken and were not significant to New Aetna's combined revenues or operating results.

     The excess of the purchase price over the fair value of the net assets acquired resulted in approximately $1.1 billion, net of related deferred taxes, being primarily allocated to goodwill and other acquired intangible assets, which is being amortized over a 40-year period for goodwill and over a range of three to 20 years for other acquired intangible assets. New Aetna's consolidated results of operations include NYLCare from July 15, 1998.

     Presented below is certain unaudited pro forma information as if NYLCare and PHC had been acquired on January 1, 1998. These results combine the historical results of NYLCare and PHC into New Aetna's Consolidated Statements of Income and reflect adjustments which include interest expense related to the assumed financing of the consideration paid, amortization of goodwill and intangible assets, amortization of a fixed asset fair market value adjustment for NYLCare and amortization of a fair value adjustment related to an unfavorable pharmacy contract for NYLCare. However, no adjustments have been made to give effect to the following: (1) the Prudential reinsurance agreement;
(2) supplemental fees related to the servicing of Prudential's ASO contracts following the acquisition; (3) the amortization of fair value adjustments related to the reinsurance agreement; (4) the unfavorable component of the contracts underlying the acquired medical risk business, or (5) any synergies which may be realized as a result of the acquisitions.

                                     A-F-41

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

3.   ACQUISITIONS AND DISPOSITIONS (CONTINUED)
     The following unaudited pro forma information is not necessarily indicative of the consolidated results of operations of the combined company had the acquisitions occurred at the beginning of 1998, or is it necessarily indicative of future results.

                                                                    PRO FORMA
                                                               FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                                   (UNAUDITED)
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
                                                                   (MILLIONS)
Revenue.....................................................  $26,426.5   $25,061.8
Income from continuing operations...........................      245.7       141.0

     During 1997, New Aetna's health care business sold subsidiaries that were involved in physician practice management, health electronic data interchange services and behavioral health management. The sale of these entities resulted in a net after-tax realized capital gain of $31 million ($82 million pretax). At the time of the sale of the behavioral health management business, Human Affairs International Incorporated ("HAI"), New Aetna entered into a long-term strategic provider relationship that will provide its health members continued access to HAI's, as well as the purchaser's, participating behavioral health professionals at a fixed rate over the life of the agreement. Also, New Aetna may earn contingent consideration of up to $300 million ($60 million maximum per year) during the period from the closing date through 2002 for any increases in targeted New Aetna members (on an equivalent member basis) served by HAI subsequent to the sale.

     The calculation of the contingent consideration is based on an increase in equivalent membership served by HAI for any contract year (member months, or each member served for a given month, divided by 12), subject to certain adjustments, and a maximum of $60 million per year. The contingent consideration is recognized as realized capital gains when realizable. During 1999 and 1998, $60 million ($39 million after tax) of contingent consideration was earned and recognized as a capital gain in the third and fourth quarter, respectively. The contingent consideration does not affect the fixed rates under the long-term strategic provider agreement.

                                     A-F-42

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

4.   INVESTMENTS

     Investment securities at December 31 were as follows:

                                                                1999        1998
                                                              ---------   ---------
                                                                   (MILLIONS)
Debt securities available for sale..........................  $15,182.0   $17,007.4
Equity securities...........................................      151.2       130.8
Other investment securities.................................      216.4       278.8
                                                              ---------   ---------
Total investment securities.................................  $15,549.6   $17,417.0
                                                              =========   =========

     Debt securities available for sale at December 31 were as follows:

                                                                   GROSS        GROSS
                                                     AMORTIZED   UNREALIZED   UNREALIZED
                                                       COST        GAINS        LOSSES     FAIR VALUE
                                                     ---------   ----------   ----------   ----------
                                                                        (MILLIONS)
1999
Bonds:
  U.S. government and government agencies and
     authorities...................................  $   794.0   $      7.2   $     18.0   $   783.2
  States, municipalities and political
     subdivisions..................................      628.6          3.5          9.5       622.6
  U.S. corporate securities:
     Utilities.....................................    1,788.8         19.5         68.9     1,739.4
     Financial.....................................    2,292.8          8.5        114.3     2,187.0
     Transportation/capital goods..................    1,456.6         42.8         51.3     1,448.1
     Health care/consumer products.................    1,860.5         14.8         95.6     1,779.7
     Other corporate securities....................      680.5          5.0         43.1       642.4
                                                     ---------   ----------   ----------   ---------
          Total U.S. corporate securities..........    8,079.2         90.6        373.2     7,796.6
                                                     ---------   ----------   ----------   ---------
  Foreign:
     Government, including political
       subdivisions................................      941.2         26.4         29.2       938.4
     Utilities.....................................      189.1          3.4         10.0       182.5
     Other.........................................    1,120.3         24.6         42.6     1,102.3
                                                     ---------   ----------   ----------   ---------
          Total foreign securities.................    2,250.6         54.4         81.8     2,223.2
                                                     ---------   ----------   ----------   ---------
  Residential mortgage-backed securities:
     Pass-throughs.................................    1,891.1          1.0         66.8     1,825.3
     Collateralized mortgage obligations...........       54.0          0.5          0.6        53.9
                                                     ---------   ----------   ----------   ---------
          Total residential mortgage-backed
            securities.............................    1,945.1          1.5         67.4     1,879.2
                                                     ---------   ----------   ----------   ---------
  Commercial/multifamily mortgage-backed
     securities (1)................................    1,589.6          1.3         94.9     1,496.0
  Other asset-backed securities (2)................      253.7          0.8          3.6       250.9
                                                     ---------   ----------   ----------   ---------
Total bonds........................................   15,540.8        159.3        648.4    15,051.7
Redeemable preferred stocks........................      139.3           --          9.0       130.3
                                                     ---------   ----------   ----------   ---------
Total debt securities..............................  $15,680.1   $    159.3   $    657.4   $15,182.0
                                                     =========   ==========   ==========   =========

                                     A-F-43

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

4.   INVESTMENTS (CONTINUED)

                                                                   GROSS        GROSS
                                                     AMORTIZED   UNREALIZED   UNREALIZED
                                                       COST        GAINS        LOSSES     FAIR VALUE
                                                     ---------   ----------   ----------   ----------
                                                                        (MILLIONS)
1998
Bonds:
  U.S. government and government agencies and
     authorities...................................  $   775.7   $     10.3   $      1.1   $   784.9
  States, municipalities and political
     subdivisions..................................      488.5         17.9          0.3       506.1
  U.S. corporate securities:
     Utilities.....................................    1,830.7        105.6          8.2     1,928.1
     Financial.....................................    2,425.1        118.5          3.2     2,540.4
     Transportation/capital goods..................    1,732.8        160.8          4.4     1,889.2
     Health care/consumer products.................    1,157.1         97.1          1.7     1,252.5
     Natural resources.............................    1,239.8         66.0         14.1     1,291.7
     Other corporate securities....................      998.1         78.1         37.3     1,038.9
                                                     ---------   ----------   ----------   ---------
          Total U.S. corporate securities..........    9,383.6        626.1         68.9     9,940.8
                                                     ---------   ----------   ----------   ---------
  Foreign:
     Government, including political
       subdivisions................................      984.4         47.9         23.9     1,008.4
     Utilities.....................................      213.1         15.5          5.1       223.5
     Other.........................................    1,490.9         51.4         46.6     1,495.7
                                                     ---------   ----------   ----------   ---------
          Total foreign securities.................    2,688.4        114.8         75.6     2,727.6
                                                     ---------   ----------   ----------   ---------
  Residential mortgage-backed securities:
     Pass-throughs.................................    1,576.6         40.3          2.0     1,614.9
     Collateralized mortgage obligations...........       49.6          2.7           --        52.3
                                                     ---------   ----------   ----------   ---------
          Total residential mortgage-backed
            securities.............................    1,626.2         43.0          2.0     1,667.2
                                                     ---------   ----------   ----------   ---------
  Commercial/multifamily mortgage-backed
     securities (1)................................    1,006.3         13.5         33.1       986.7
  Other asset-backed securities (2)................      235.6          3.5          0.5       238.6
                                                     ---------   ----------   ----------   ---------
Total bonds........................................   16,204.3        829.1        181.5    16,851.9
Redeemable preferred stocks........................      152.0          4.4          0.9       155.5
                                                     ---------   ----------   ----------   ---------
Total debt securities..............................  $16,356.3   $    833.5   $    182.4   $17,007.4
                                                     =========   ==========   ==========   =========

---------------
(1) Includes approximately $158.7 million and $178.1 million of subordinate and residual certificates at December 31, 1999 and 1998, respectively, from a securitization of approximately $802.7 million of commercial mortgage loans in 1997 which were retained by New Aetna.

(2) Includes approximately $81.1 million and $89.2 million of subordinate and residual certificates at December 31, 1999 and 1998, respectively, from a 1995 mortgage loan securitization which were retained by New Aetna.

                                     A-F-44

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

4.   INVESTMENTS (CONTINUED)
     At December 31, 1999 and 1998, net unrealized appreciation (depreciation) on available-for-sale debt securities included $(122) million and $362 million, respectively, related to discontinued products (refer to Note 8) and $(104) million and $220 million, respectively, related to experience-rated contracts, which were not reflected in shareholder's equity.

     The carrying and fair value of debt securities are shown below by contractual maturity. Actual maturities may differ from contractual maturities because securities may be restructured, called or prepaid.

                                                              AMORTIZED
                            1999                                COST      FAIR VALUE
                            ----                              ---------   ----------
                                                                    (MILLIONS)
Due to mature:
  One year or less..........................................  $ 1,167.5   $ 1,193.5
  After one year through five years.........................    2,912.6     2,899.3
  After five years through ten years........................    3,624.5     3,495.6
  After ten years...........................................    4,187.1     3,967.5
  Mortgage-backed securities................................    3,534.7     3,375.2
  Other asset-backed securities.............................      253.7       250.9
                                                              ---------   ---------
Total.......................................................  $15,680.1   $15,182.0
                                                              =========   =========

     At December 31, 1999 and 1998, debt securities carried at $630 million and $577 million, respectively, were on deposit as required by regulatory authorities.

     Investments in equity securities at December 31 were as follows:

                                                               1999     1998
                                                              ------   ------
                                                                (MILLIONS)
Cost........................................................  $216.4   $141.9
Gross unrealized capital gains..............................    83.9     60.0
Gross unrealized capital losses.............................   (13.9)    (5.3)
                                                              ------   ------
Fair value..................................................   286.4    196.6
Less: amounts included in long-term investments.............   135.2     65.8
                                                              ------   ------
Equity securities (included in investment securities).......  $151.2   $130.8
                                                              ======   ======

     Investment real estate holdings at December 31 were as follows:

                                                               1999     1998
                                                              ------   ------
                                                                (MILLIONS)
Properties held for sale....................................  $200.7   $174.0
Investment real estate......................................   161.9    107.4
                                                              ------   ------
                                                               362.6    281.4
Valuation reserve...........................................   (93.1)   (89.1)
                                                              ------   ------
Net carrying value of real estate...........................   269.5    192.3
Less: amounts included in other investments.................     4.8       --
                                                              ------   ------
Investment real estate......................................  $264.7   $192.3
                                                              ======   ======

     Accumulated depreciation for investment real estate was $58 million and $57 million at December 31, 1999 and 1998, respectively.

     Total real estate write-downs included in the net carrying value of New Aetna's real estate holdings at December 31, 1999 and 1998 were $127 million and $122 million, respectively (including $106 million and $104 million, respectively, attributable to assets supporting discontinued products).

                                     A-F-45

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

4.   INVESTMENTS (CONTINUED)
     At December 31, 1999 and 1998, the total recorded investment in mortgage loans that are considered to be impaired (including problem loans, restructured loans and potential problem loans) and related specific reserves were as follows:

                                                              1999                      1998
                                                     ----------------------    ----------------------
                                                       TOTAL                     TOTAL
                                                      RECORDED     SPECIFIC     RECORDED     SPECIFIC
                                                     INVESTMENT    RESERVES    INVESTMENT    RESERVES
                                                     ----------    --------    ----------    --------
                                                                        (MILLIONS)
Supporting discontinued products...................  $    158.9    $   22.2    $    161.9    $   22.9
Supporting experience-rated products...............        66.9         8.8          95.7        21.7
Supporting remaining products......................        48.4         1.1          31.7         1.7
                                                     ----------    --------    ----------    --------
Total impaired loans...............................  $    274.2(1) $   32.1    $    289.3(1) $   46.3
                                                     ==========    ========    ==========    ========

---------------
(1) Includes impaired loans at December 31, 1999 and 1998 of $109.0 million and $96.0 million, respectively, for which no specific reserves are considered necessary.

     The activity in the specific and general mortgage loan impairment reserves for the periods indicated is summarized below:

                                             SUPPORTING       SUPPORTING      SUPPORTING
                                            DISCONTINUED     EXPERIENCE-      REMAINING
                                              PRODUCTS      RATED PRODUCTS     PRODUCTS       TOTAL
                                            ------------    --------------    ----------    ---------
                                                                   (MILLIONS)
Balance at December 31, 1997..............  $       68.7    $         29.6    $     16.2    $   114.5
Credited to net realized capital gains....            --                --          (8.0)        (8.0)
Credited to other accounts................         (37.0)(1)           (2.0)(1)         --      (39.0)
Principal write-offs......................          (2.2)               --          (1.7)        (3.9)
                                            ------------    --------------    ----------    ---------
Balance at December 31, 1998 (2)..........          29.5              27.6           6.5         63.6
Principal write-offs......................          (0.6)            (14.0)         (3.1)       (17.7)
                                            ------------    --------------    ----------    ---------
Balance at December 31, 1999 (2)..........  $       28.9    $         13.6    $      3.4    $    45.9
                                            ============    ==============    ==========    =========

---------------
(1) Reflects adjustments to reserves related to assets supporting experience-rated products and discontinued products, which do not affect New Aetna's results of operations.

(2) Total reserves at December 31, 1999 and 1998 include $32.1 million and $46.3 million, respectively, of specific reserves and $13.8 million and $17.3 million, respectively, of general reserves.

     Income earned (pretax) and cash received on the average recorded investment in impaired loans for the years ended December 31 were as follows:

                                                         1999                           1998
                                             ----------------------------   ----------------------------
                                             AVERAGE                        AVERAGE
                                             IMPAIRED   INCOME     CASH     IMPAIRED   INCOME     CASH
                                              LOANS     EARNED   RECEIVED    LOANS     EARNED   RECEIVED
                                             --------   ------   --------   --------   ------   --------
                                                                     (MILLIONS)
Supporting discontinued products...........  $  159.3   $ 12.0   $   11.8   $  172.8   $ 13.5   $   13.8
Supporting experience-rated products.......      87.2      8.1        8.1      104.1      9.9       10.1
Supporting remaining products..............      34.5      7.6        7.5       43.1      2.7        3.0
                                             --------   ------   --------   --------   ------   --------
Total......................................  $  281.0   $ 27.7   $   27.4   $  320.0   $ 26.1   $   26.9
                                             ========   ======   ========   ========   ======   ========

                                     A-F-46

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

4.   INVESTMENTS (CONTINUED)
     Significant noncash investing and financing activities include the acquisition of real estate through foreclosures of mortgage loans amounting to $24 million in 1999 and none in 1998.

     At December 31, 1999 and 1998, New Aetna's mortgage loan balances net of specific impairment reserves by geographic region and property type were as follows:

                             1999       1998                                   1999       1998
                           --------   --------                               --------   --------
                               (MILLIONS)                                        (MILLIONS)
South Atlantic...........  $  468.2   $  551.9    Office...................  $1,301.6   $1,441.0
Middle Atlantic..........     786.7      759.0    Retail...................     492.7      572.4
New England..............     280.0      294.3    Apartment................      91.6      113.3
South Central............      32.0       92.5    Hotel/Motel..............     137.7      182.6
North Central............     253.6      410.3    Industrial...............     202.8      227.4
Pacific and Mountain.....     569.6      628.3    Mixed Use................     158.8      187.7
Non-U.S..................       0.7        0.7    Other....................       5.6       12.6
                           --------   --------                               --------   --------
       Total.............   2,390.8    2,737.0    Total....................   2,390.8    2,737.0
Less: general impairment                          Less: general impairment
  reserve................      13.8       17.3      reserve................      13.8       17.3
                           --------   --------                               --------   --------
Net mortgage loan                                 Net mortgage loan
  balance................   2,377.0    2,719.7    balance..................   2,377.0    2,719.7
Less: amount included in                          Less: amount included in
  other investments......     499.8      305.7      other investments......     499.8      305.7
                           --------   --------                               --------   --------
Mortgage loans...........  $1,877.2   $2,414.0    Mortgage loans...........  $1,877.2   $2,414.0
                           ========   ========                               ========   ========

5.   FINANCIAL INSTRUMENTS

ESTIMATED FAIR VALUE

     The carrying values and estimated fair values of certain of New Aetna's financial instruments at December 31, 1999 and 1998 were as follows:

                                                    1999                                1998
                                      --------------------------------    --------------------------------
                                                        ESTIMATED FAIR                      ESTIMATED FAIR
                                      CARRYING VALUE        VALUE         CARRYING VALUE        VALUE}
                                      --------------    --------------    --------------    --------------
                                                                   (MILLIONS)
Assets:
  Mortgage loans....................  $      2,377.0    $      2,391.0    $      2,719.7    $      2,738.8
Liabilities:
  Investment contract liabilities:
     With a fixed maturity..........         2,579.0           2,596.8           3,461.7           3,587.2
     Without a fixed maturity.......           986.2             853.0           1,503.5           1,445.4
  Long-term debt....................         2,093.9           2,012.7           1,593.3           1,643.5

     Fair value estimates are made at a specific point in time, based on available market information and judgments about the financial instrument, such as estimates of timing and amount of future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time New Aetna's entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized capital gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument. In evaluating New Aetna's management of interest rate, equity price and

                                     A-F-47

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

5.   FINANCIAL INSTRUMENTS (CONTINUED)
ESTIMATED FAIR VALUE (CONTINUED)
liquidity risks, the fair values of all assets and liabilities should be taken into consideration, not only those presented above.

     The following valuation methods and assumptions were used by New Aetna in estimating the fair value of the above financial instruments:

     Mortgage loans: Fair values are estimated by discounting expected mortgage loan cash flows at market rates that reflect the rates at which similar loans would be made to similar borrowers. The rates reflect management's assessment of the credit quality and the remaining duration of the loans. The fair value estimates of mortgage loans of lower credit quality, including problem and restructured loans, are based on the estimated fair value of the underlying collateral.

     Investment contract liabilities (included in policyholders' funds):

          - With a fixed maturity: Fair value is estimated by discounting cash flows at interest rates currently being offered by, or available to, New Aetna for similar contracts.

          - Without a fixed maturity: Fair value is estimated as the amount payable to the contractholder upon demand. However, New Aetna has the right under such contracts to delay payment of withdrawals that may ultimately result in paying an amount different than that determined to be payable on demand.

     Long-term debt: Fair value is based on quoted market prices for the same or similar issued debt or, if no quoted market prices are available, on the current rates estimated to be available to New Aetna for debt of similar terms and remaining maturities.

OFF-BALANCE-SHEET AND OTHER FINANCIAL INSTRUMENTS

     The notional amounts, carrying values and estimated fair values of New Aetna's off-balance-sheet and other financial instruments at December 31 were as follows:

                                                  1999                                  1998
                                   -----------------------------------   -----------------------------------
                                               CARRYING                              CARRYING
                                                 VALUE                                 VALUE
                                   NOTIONAL      ASSET      ESTIMATED    NOTIONAL      ASSET      ESTIMATED
                                    AMOUNT    (LIABILITY)   FAIR VALUE    AMOUNT    (LIABILITY)   FAIR VALUE
                                   --------   -----------   ----------   --------   -----------   ----------
                                                                  (MILLIONS)
Futures contracts to purchase
  securities.....................  $   95.3   $      (3.1)  $     (3.1)  $  233.1   $      (4.7)  $    (4.7)
Futures contracts to sell
  securities.....................     220.2           3.6          3.6      652.0          11.3        11.3
Interest rate swaps..............      43.0            --          3.7       43.0            --         8.5
Warrants to purchase
  securities.....................      30.0           0.1          0.1       25.0           0.1         0.1
Written options..................        --            --           --       50.0           0.1         0.1

     The notional amounts of these instruments do not represent New Aetna's risk of loss. The fair value of these instruments was estimated based on quoted market prices, dealer quotations or internal price estimates believed to be comparable to dealer quotations. These fair value amounts reflect the estimated amounts that New Aetna would have to pay or would receive if the contracts were terminated.

     New Aetna engages in hedging activities to manage interest rate and equity price risks. Such hedging activities have principally consisted of using off-balance-sheet instruments that involve, to varying degrees, elements of market risk and credit risk in excess of the amounts recognized on the Consolidated Balance Sheets. New Aetna evaluates the risks associated with these instruments in a manner similar to that used

                                     A-F-48

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

5.   FINANCIAL INSTRUMENTS (CONTINUED)
OFF-BALANCE-SHEET AND OTHER FINANCIAL INSTRUMENTS (CONTINUED) to evaluate the risks associated with on-balance-sheet financial instruments. Unlike on-balance-sheet financial instruments, where credit risk is generally represented by the notional or principal amount, the off-balance-sheet financial instruments' risk of credit loss generally is significantly less than the notional value of the instrument and is represented by the positive fair value of the instrument. New Aetna generally does not require collateral or other security to support the financial instruments discussed below. However, New Aetna controls its credit risk exposure through credit approvals, credit limits and regular monitoring procedures. There were no material concentrations of off-balance-sheet financial instruments at December 31, 1999 or 1998.

     Futures Contracts

     Futures contracts represent commitments to either purchase or sell securities at a specified future date and at a specified price or yield. Futures contracts trade on organized exchanges and, therefore, have minimal credit risk.

     Interest Rate Swaps

     New Aetna utilizes interest rate swaps to manage certain exposures related to changes in interest rates primarily by exchanging variable-rate returns for fixed-rate returns.

     Warrants

     Warrants are instruments giving New Aetna the right, but not the obligation, to buy a security at a given price during a specified period.

6.   NET INVESTMENT INCOME

     Sources of net investment income were as follows:

                                                                 1999         1998       1997
                                                              -----------   --------   --------
                                                                         (MILLIONS)
Debt securities.............................................   $1,253.1     $1,253.0   $1,170.9
Equity securities...........................................        4.0          5.2        8.6
Other investment securities.................................       33.1         50.6       38.3
Mortgage loans..............................................      242.9        292.4      538.7
Investment real estate......................................       63.2         69.5      159.4
Other.......................................................      121.7        194.4       80.4
Cash equivalents............................................       13.7         18.3       34.5
                                                               --------     --------   --------
Gross investment income.....................................    1,731.7      1,883.4    2,030.8
Less: investment expenses...................................      129.9        186.8      152.7
                                                               --------     --------   --------
Net investment income (1)(2)................................   $1,601.8     $1,696.6   $1,878.1
                                                               ========     ========   ========

---------------
(1) Includes $11.8 million, $10.1 million and $15.6 million from real estate held for sale during 1999, 1998 and 1997, respectively.

(2) Includes amounts allocable to experience-rated contractholders of $350.4 million, $418.5 million and $516.4 million during 1999, 1998 and 1997, respectively. Interest credited to contractholders is included in current and future benefits.

                                     A-F-49

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

7.   CAPITAL GAINS AND LOSSES ON INVESTMENT OPERATIONS AND OTHER

     Net realized capital gains, excluding amounts allocable to experience-rated contractholders and discontinued products, on investments were as follows:

                                                               1999     1998      1997
                                                              ------   ------   --------
                                                                      (MILLIONS)
Debt securities.............................................  $(43.7)  $ 46.8    $ 25.7
Equity securities(1)........................................    32.5    191.4     204.0
Mortgage loans..............................................     0.4     19.8      16.4
Investment real estate......................................     3.0      1.5      13.2
Sales of subsidiaries (2)...................................    36.0     60.0      82.3
Other (3)...................................................    34.3    (29.6)    (61.7)
                                                              ------   ------    ------
Pretax realized capital gains...............................  $ 62.5   $289.9    $279.9
                                                              ======   ======    ======
After-tax realized capital gains............................  $ 21.4   $189.0    $160.5
                                                              ======   ======    ======

---------------
(1) Includes pretax realized capital gains of $114.6 million and $151.0 million in 1998 and 1997, respectively, related to sale of New Aetna's investment in Travelers Property Casualty Corporation.

(2) Includes a pretax realized capital gain in both 1999 and 1998 of $60.0 million related to contingent payments following the sale of HAI in 1997 and a pretax loss in 1999 of $35.0 million related to the anticipated sale of NYLCare Texas. Net realized capital gains in 1997 include pretax gains associated with the sale of HAI and certain other health subsidiaries. (Refer to Note 3.)

(3) Includes realized capital gains in 1999 related to sales of common stock and $21.1 million of previously deferred hedge gains related to an anticipated debt issuance. Includes pretax realized capital losses of $44.0 million in 1997 related to the write-down of certain properties that New Aetna had classified as held for sale.

     Net realized capital gains (losses) of $(11) million, $122 million and $125 million for 1999, 1998 and 1997, respectively, allocable to experience-rated contractholders were deducted from net realized capital gains and an offsetting amount was reflected in policyholders' funds.

     Proceeds from the sale of available-for-sale debt securities and the related gross gains and losses were as follows:

                                                                1999        1998        1997
                                                              ---------   ---------   ---------
                                                                         (MILLIONS)
Proceeds on sales...........................................  $11,707.8   $12,455.5   $10,299.9
Gross gains.................................................       97.6       120.4        62.4
Gross losses................................................      141.3        73.6        36.7

                                     A-F-50

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

7. CAPITAL GAINS AND LOSSES ON INVESTMENT OPERATIONS AND OTHER (CONTINUED) Changes in shareholder's equity related to changes in accumulated other comprehensive income (loss) (unrealized capital gains and losses on securities and foreign currency) (excluding those related to experience-rated contractholders and discontinued products) were as follows:

                                                                 1999        1998       1997
                                                              -----------   -------   --------
                                                                         (MILLIONS)
Debt securities.............................................   $  (845.4)   $  27.6   $ 194.5
Equity securities and other.................................       (60.2)    (183.6)   (128.0)
Foreign exchange............................................      (132.5)     (43.3)   (117.1)
                                                               ---------    -------   -------
Subtotal....................................................    (1,038.1)    (199.3)    (50.6)
Decrease in deferred income taxes...........................      (204.7)     (70.0)    (17.7)
                                                               ---------    -------   -------
Net changes in accumulated other comprehensive income
  (loss)....................................................   $  (833.4)   $(129.3)  $ (32.9)
                                                               =========    =======   =======

     Shareholder's equity included the following accumulated other comprehensive income (loss) which is net of amounts allocable to experience-rated contractholders and discontinued products at December 31:

                                                               1999       1998
                                                              -------   --------
                                                                  (MILLIONS)
Debt securities available for sale:
  Gross unrealized capital gains............................  $ 205.6   $ 678.5
  Gross unrealized capital losses...........................   (537.4)   (164.9)
                                                              -------   -------
                                                               (331.8)    513.6
                                                              -------   -------
Equity securities and other:
  Gross unrealized capital gains............................     71.8     135.0
  Gross unrealized capital losses...........................    (56.5)    (59.5)
                                                              -------   -------
                                                                 15.3      75.5
                                                              -------   -------
Foreign exchange............................................   (448.0)   (315.5)
Deferred income taxes.......................................    108.9     (95.8)
                                                              -------   -------
Net accumulated other comprehensive income (loss)...........  $(655.6)  $ 177.8
                                                              =======   =======

                                     A-F-51

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

7. CAPITAL GAINS AND LOSSES ON INVESTMENT OPERATIONS AND OTHER (CONTINUED) Additional Information -- Accumulated Other Comprehensive Income (Loss)

     Changes in accumulated other comprehensive income (loss) related to changes in unrealized gains on securities (excluding those related to experience-rated contractholders and discontinued products) were as follows:

                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                        (MILLIONS)
Unrealized holding gains (losses) arising during the period
  (1).......................................................  $(560.8)   $ 123.1     $378.6
Less: reclassification adjustment for gains and other items
  included in net income (2)................................     27.8      224.5      335.4
                                                              -------    -------     ------
Net unrealized gains (losses) on securities.................  $(588.6)   $(101.4)    $ 43.2
                                                              =======    =======     ======

---------------
(1) Pretax unrealized holding gains (losses) arising during the period were $(862.8) million, $189.4 million and $582.5 million for 1999, 1998 and 1997, respectively.

(2) Pretax reclassification adjustments for gains and other items included in net income were $42.8 million, $345.4 million and $516.0 million for 1999, 1998 and 1997, respectively.

8.   DISCONTINUED PRODUCTS

     New Aetna discontinued the sale of its fully guaranteed large case pension products (single-premium annuities ("SPAs") and guaranteed investment contracts ("GICs")) in 1993. Under New Aetna's accounting for these discontinued products, a reserve for anticipated future losses from these products was established and is reviewed by management quarterly. As long as the reserve continues to represent management's then best estimate of expected future losses, results of operations of the discontinued products, including net realized capital gains and losses, are credited/charged to the reserve and do not affect New Aetna's results of operations. New Aetna's results of operations would be adversely affected to the extent that future losses on the products are greater than anticipated and positively affected to the extent future losses are less than anticipated. The current reserve reflects management's best estimate of anticipated future losses.

     The factors contributing to changes in the reserve for anticipated future losses are: operating income or loss, realized capital gains or losses and mortality gains or losses. Operating income or loss is equal to revenue less expenses. Realized capital gains or losses reflect the excess (deficit) of sales price over (below) the carrying value of assets sold. Mortality gains or losses reflect the mortality and retirement experience related to SPAs. A mortality gain (loss) occurs when an annuitant or a beneficiary dies sooner (later) than expected. A retirement gain will occur on some contracts if an annuitant retires later than expected (a loss if an annuitant retires earlier than expected).

     At the time of discontinuance, a receivable from Large Case Pensions' continuing products equivalent to the net present value of the anticipated cash flow shortfalls was established for the discontinued products. Interest on the receivable is accrued at the discount rate that was used to calculate the reserve. The offsetting payable, on which interest is similarly accrued, is reflected in continuing products. Interest on the payable generally offsets the investment income on the assets available to fund the shortfall. At December 31, 1999, the receivable from continuing products, net of related deferred taxes payable of $67 million on the accrued interest income, was $464 million. At December 31, 1998, the receivable from continuing products, net of the related deferred taxes payable of $55 million on the accrued interest income, was $493 million. These amounts were eliminated in consolidation.

                                     A-F-52

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

8.   DISCONTINUED PRODUCTS (CONTINUED)
     Results of discontinued products were as follows (pretax):

                                                                   CHARGED (CREDITED)
                                                                     TO RESERVE FOR
                                                     RESULTS         FUTURE LOSSES          NET(1)
                                                  --------------   ------------------   --------------
                                                                       (MILLIONS)
1999
Net investment income...........................  $        471.5   $               --   $        471.5
Net realized capital losses.....................           (11.9)                11.9               --
Interest earned on receivable from continuing
  products......................................            32.8                   --             32.8
Other income....................................            32.9                   --             32.9
                                                  --------------   ------------------   --------------
Total revenue...................................           525.3                 11.9            537.2
                                                  --------------   ------------------   --------------
Current and future benefits.....................           499.6                 22.6            522.2
Operating expenses..............................            15.0                   --             15.0
                                                  --------------   ------------------   --------------
Total benefits and expenses.....................           514.6                 22.6            537.2
                                                  --------------   ------------------   --------------
Results of discontinued products................  $         10.7   $            (10.7)  $           --
                                                  ==============   ==================   ==============
1998
Net investment income...........................  $        530.9   $               --   $        530.9
Net realized capital gains......................           116.6               (116.6)              --
Interest earned on receivable from continuing
  products......................................            34.4                   --             34.4
Other income....................................            28.5                   --             28.5
                                                  --------------   ------------------   --------------
Total revenue...................................           710.4               (116.6)           593.8
                                                  --------------   ------------------   --------------
Current and future benefits.....................           565.8                 13.8            579.6
Operating expenses..............................            14.2                   --             14.2
                                                  --------------   ------------------   --------------
Total benefits and expenses.....................           580.0                 13.8            593.8
                                                  --------------   ------------------   --------------
Results of discontinued products................  $        130.4   $           (130.4)  $           --
                                                  ==============   ==================   ==============
1997
Net investment income...........................  $        675.5   $               --   $        675.5
Net realized capital gains (2)..................           269.9               (269.9)              --
Interest earned on receivable from continuing
  products......................................            33.1                   --             33.1
Other income....................................            25.3                   --             25.3
                                                  --------------   ------------------   --------------
Total revenue...................................         1,003.8               (269.9)           733.9
                                                  --------------   ------------------   --------------
Current and future benefits.....................           652.3                 67.5            719.8
Operating expenses..............................            14.1                   --             14.1
                                                  --------------   ------------------   --------------
Total benefits and expenses.....................           666.4                 67.5            733.9
                                                  --------------   ------------------   --------------
Results of discontinued products................  $        337.4   $           (337.4)  $           --
                                                  ==============   ==================   ==============

---------------
(1) Amounts are reflected on the 1999, 1998 and 1997 Consolidated Statements of Income, except for interest earned on the receivable from continuing products, which was eliminated in consolidation.

(2) Includes net realized capital gains of $154.4 million (pretax) related to continued favorable developments in real estate markets (including gains of $37.4 million (pretax) related to the securitization of commercial mortgage loans), as well as $57.4 million (pretax) resulting from the sale of investments in order to meet liquidity needs.

     Net realized capital gains (losses) from the sale of bonds supporting discontinued products were $(33) million, $81 million and $56 million (pretax) for 1999, 1998 and 1997, respectively.

                                     A-F-53

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

8.   DISCONTINUED PRODUCTS (CONTINUED)
     Assets and liabilities supporting discontinued products at December 31 were as follows: (1)

                                                                1999        1998
                                                              --------    --------
                                                                   (MILLIONS)
Assets:
  Debt securities available for sale........................  $4,533.0    $5,890.5
  Mortgage loans............................................     768.8       754.2
  Investment real estate....................................     112.7       104.2
  Other investment securities...............................     453.9       350.7
                                                              --------    --------
Total investments...........................................   5,868.4     7,099.6
  Investments under securities loan agreement...............     243.8       143.9
  Current and deferred income taxes.........................     134.1       187.5
  Receivable from continuing products (2)...................     530.6       548.0
  Other.....................................................      82.6          --
                                                              --------    --------
Total assets................................................  $6,859.5    $7,979.0
                                                              ========    ========
Liabilities:
  Future policy benefits....................................  $4,566.0    $4,653.5
  Policyholders' funds......................................     902.1     1,546.0
  Reserve for anticipated future losses on discontinued
     products...............................................   1,147.6     1,214.1
  Payable under securities loan agreement...................     243.8       143.9
  Other.....................................................        --       421.5
                                                              --------    --------
Total liabilities...........................................  $6,859.5    $7,979.0
                                                              ========    ========

---------------
(1) Assets supporting the discontinued products are distinguished from other continuing operations assets.

(2) The receivable from continuing products is eliminated in consolidation.

     At December 31, 1999, net unrealized capital losses on available-for-sale debt securities are included above in other assets. At December 31, 1998, net unrealized capital gains on available-for-sale debt securities are included above in other liabilities. These net unrealized capital gains and losses are not reflected in consolidated shareholder's equity. The reserve for anticipated future losses is included in future policy benefits on the Consolidated Balance Sheets.

     The reserve for anticipated future losses on discontinued products represents the present value (at the risk-free rate at the time of discontinuance, consistent with the duration of the liabilities) of the difference between the expected cash flows from the assets supporting discontinued products and the cash flows expected to be required to meet the obligations of the outstanding contracts. Calculation of the reserve for anticipated future losses requires projection of both the amount and the timing of cash flows over approximately the next 30 years, including consideration of, among other things, future investment results, participant withdrawal and mortality rates and the cost of asset management and customer service. Since 1993, there have been no significant changes to the assumptions underlying the calculation of the reserve related to the projection of the amount and timing of cash flows.

     The projection of future investment results considers assumptions for interest rates, bond discount rates and performance of mortgage loans and real estate. Mortgage loan assumptions represent management's best estimate of current and future levels of rent growth, vacancy and expenses based upon market conditions at each reporting date. The performance of real estate assets has been consistently estimated using the most recent forecasts available. During 1997, a bond default assumption was included to reflect historical default experience, since the bond portfolio increased as a percentage of the overall

                                     A-F-54

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

8.   DISCONTINUED PRODUCTS (CONTINUED)
investment portfolio and reflected more bond credit risk, concurrent with the decline in the commercial mortgage loan and real estate portfolios.

     The previous years' actual participant withdrawal experience is used for the current year assumption. Prior to 1995, New Aetna used the 1983 Group Annuitant Mortality table published by the Society of Actuaries (the "Society"). In 1995, the Society published the 1994 Uninsured Pensioner's Mortality table which has been used since then.

     New Aetna's assumptions about the cost of asset management and customer service reflect actual investment and general expenses allocated over invested assets. Since inception, the expense assumption has increased as the level of fixed expenses has not declined as rapidly as the liabilities have run off.

     The activity in the reserve for anticipated future losses on discontinued products was as follows (pretax):

                                                              (MILLIONS)
                                                              ----------
Reserve at December 31, 1996................................   $  986.8
Operating income............................................       58.7
Net realized capital gains..................................      269.9
Mortality and other.........................................        8.8
Reserve reduction...........................................     (172.5)
                                                               --------
Reserve at December 31, 1997................................    1,151.7
Operating loss..............................................       (6.6)
Net realized capital gains..................................      116.6
Mortality and other.........................................       20.4
Reserve reduction...........................................      (68.0)
                                                               --------
Reserve at December 31, 1998................................    1,214.1
Operating income............................................       10.1
Net realized capital losses.................................      (11.9)
Mortality and other.........................................       12.5
Reserve reduction...........................................      (77.2)
                                                               --------
Reserve at December 31, 1999................................   $1,147.6
                                                               ========

     Management reviews the adequacy of the discontinued products reserve quarterly and, as a result, primarily due to favorable investment performance, $77 million ($50 million after tax) of the reserve was released in 1999 and $68 million ($44 million after tax) of the reserve was released in 1998. A similar review resulted in New Aetna's release of $173 million ($108 million after tax) in 1997 of the reserve due to continued favorable developments in real estate markets. The current reserve reflects management's best estimate of anticipated future losses.

                                     A-F-55

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

8.   DISCONTINUED PRODUCTS (CONTINUED)
     The anticipated run off of the December 31, 1999 reserve balance was as follows:

                                                              (MILLIONS)
                                                              ----------
2000........................................................  $     30.0
2001........................................................        30.4
2002........................................................        30.9
2003........................................................        31.7
2004 - 2008.................................................       172.6
2009 - 2013.................................................       188.4
2014 - 2018.................................................       180.0
Thereafter..................................................       483.6

     The above table assumes that assets are held until maturity and that the reserve run off is proportional to the liability run off.

     The expected (as of December 31, 1993) and actual liability balances for the GIC and SPA liabilities at December 31 were as follows:

                                                             EXPECTED               ACTUAL
                                                        -------------------   -------------------
                                                          GIC        SPA        GIC        SPA
                                                        --------   --------   --------   --------
                                                                       (MILLIONS)
1997..................................................  $3,173.9   $4,685.8   $2,321.4   $4,763.0
1998..................................................   2,029.6    4,581.3    1,546.0    4,653.5
1999..................................................   1,214.5    4,472.1      902.1    4,566.0

     The GIC balances were lower than expected in each period as several contractholders redeemed their contracts prior to contract maturity. The SPA balances in each period were higher than expected because of additional amounts received under existing contracts.

9.   INCOME TAXES

     Income taxes (benefits) consist of the following:

                                                               1999      1998      1997
                                                              ------    ------    ------
                                                                      (MILLIONS)
Current taxes:
  Federal...................................................  $238.9    $340.6    $292.0
  State.....................................................    29.6      38.6      35.2
                                                              ------    ------    ------
                                                               268.5     379.2     327.2
                                                              ------    ------    ------
Deferred taxes (benefits):
  Federal...................................................    79.6      12.6     122.3
  State.....................................................    (2.7)     (0.2)      4.4
                                                              ------    ------    ------
                                                                76.9      12.4     126.7
                                                              ------    ------    ------
Total.......................................................  $345.4    $391.6    $453.9
                                                              ======    ======    ======

                                     A-F-56

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

9.   INCOME TAXES (CONTINUED)
     Income taxes were different from the amount computed by applying the federal income tax rate to income before income taxes as follows:

                                                               1999      1998      1997
                                                              ------    ------    ------
                                                                      (MILLIONS)
Income from continuing operations before income taxes.......  $744.8    $842.0    $979.6
Tax rate....................................................      35%       35%       35%
                                                              ------    ------    ------
Application of the tax rate.................................   260.7     294.7     342.9
Tax effect of:
  Tax-exempt interest.......................................    (6.7)     (4.0)     (2.5)
  Goodwill amortization.....................................    66.3      64.1      62.6
  State income taxes........................................    17.4      25.0      25.8
  Sale of subsidiaries......................................    19.5        --      13.7
  Other, net................................................   (11.8)     11.8      11.4
                                                              ------    ------    ------
Income taxes................................................  $345.4    $391.6    $453.9
                                                              ======    ======    ======

     The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31 are as follows:

                                                               1999      1998
                                                              ------    ------
                                                                 (MILLIONS)
Deferred tax assets:
  Reserve for anticipated future losses on discontinued
    products................................................  $401.7    $407.0
  Other postretirement benefits.............................   155.1     169.5
  Reserve for severance and facilities charges..............   109.0     123.9
  Deferred compensation and other...........................    77.5      67.1
  Insurance reserves........................................    44.0        --
  Deferred policy costs.....................................    39.4      48.5
  Impairment reserves.......................................    16.4      27.5
  Net operating loss carryforward...........................    16.4      21.2
  Accumulated other comprehensive loss......................    15.9        --
  Other.....................................................    20.7      15.0
                                                              ------    ------
Total gross assets..........................................   896.1     879.7
Less: valuation allowance...................................    15.6      17.3
                                                              ------    ------
Assets, net of valuation allowance..........................   880.5     862.4
                                                              ------    ------
Deferred tax liabilities:
  Acquired intangibles other than goodwill..................   313.5     389.1
  Market discount...........................................    43.4      43.6
  Insurance reserves........................................      --      85.8
  Accumulated other comprehensive income....................      --       0.9
  Other.....................................................    97.4      53.5
                                                              ------    ------
Total gross liabilities.....................................   454.3     572.9
                                                              ------    ------
Net deferred tax asset......................................  $426.2(1) $289.5(2)
                                                              ======    ======

---------------
(1) Includes $185.9 million classified as a current asset and $240.3 million classified as a noncurrent asset.

(2) Includes $5.0 million classified as a current asset, $291.3 million classified as a noncurrent asset and $6.8 million classified as a current liability.

     Valuation allowances are provided when it is considered unlikely that deferred tax assets will be realized. The valuation allowance relates to future tax benefits on certain purchased net operating losses.

                                     A-F-57

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

9.   INCOME TAXES (CONTINUED)
     Management believes that it is more likely than not that New Aetna will realize the benefit of the net deferred tax asset of $426 million. New Aetna expects sufficient taxable income in the future to realize the net deferred tax asset because of New Aetna's long-term history of having taxable income, which is projected to continue.

     The "Policyholders' Surplus Account," which arose under prior tax law, is generally that portion of a life insurance company's statutory income that has not been subject to taxation. As of December 31, 1983, no further additions could be made to the Policyholders' Surplus Account for tax return purposes under the Deficit Reduction Act of 1984. The balance in such account was $918 million at December 31, 1999, adjusted for Internal Revenue Service (the "Service") audits finalized to date. This amount would be taxed only under certain conditions. No income taxes have been provided on this amount, since management believes under current tax law the conditions under which such taxes would become payable are remote.

     The Service has completed its examination of the consolidated federal income tax returns of Aetna Services and affiliated companies, as well as U.S. Healthcare through 1994. Discussions are being held with the Service with respect to proposed adjustments. Management believes there are adequate defenses against, or sufficient reserves to provide for, any such adjustments. The Service is continuing its examination for the years 1995 for Aetna Services and 1996 and 1997 for Aetna.

     New Aetna paid net income taxes of $218 million, $482 million and $213 million in 1999, 1998 and 1997, respectively.

10. BENEFIT PLANS

     At the effective date of the Restructuring and Merger (refer to Note 17), New Aetna will generally be responsible for pension and post-retirement benefits for individuals actively employed by New Aetna in the United States and all former United States employees of New Aetna or Aetna. Aetna's accrued pension cost has been allocated to its subsidiaries, including New Aetna, under an allocation based on eligible salaries. Data on a separate company basis regarding the proportionate share of the projected benefit obligation and plan assets for pension and post-retirement plans is not available.

     Aetna's noncontributory defined benefit pension plans cover substantially all employees. Effective January 1, 1999, New Aetna, in conjunction with Aetna, changed the formula from the previous final average pay formula to a cash balance formula, which will credit employees annually with an amount equal to a percentage of eligible pay based on age and years of service as well as an interest credit based on individual account balances. The formula also provides for a transition period until December 1, 2006, which allows certain employees to receive vested benefits at the higher of the final average pay or cash balance formula. The changing of this formula did not have a material effect on New Aetna's results of operations, liquidity or financial condition.

                                     A-F-58

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

10. BENEFIT PLANS (CONTINUED)
     Components of the net periodic benefit income (cost) of the noncontributory defined benefit pension plan of Aetna were as follows:

                                                               1999      1998      1997
                                                              -------   -------   -------
                                                                      (MILLIONS)
Actual return on plan assets................................  $ 582.4   $  70.2   $ 731.4
Service cost................................................    (83.2)    (76.0)    (74.9)
Interest cost...............................................   (251.6)   (239.0)   (231.4)
Net amortization and deferral...............................   (273.4)    255.6    (476.1)
                                                              -------   -------   -------
Net periodic benefit income (cost)..........................  $ (25.8)  $  10.8   $ (51.0)
                                                              =======   =======   =======

     Allocated pretax (charges) benefit to operations for the pension plan (based on New Aetna's total salary cost as a percentage of Aetna's total salary cost) were approximately $(14) million, $15 million and $(39) million for the years ended December 31, 1999, 1998 and 1997, respectively.

     As of the measurement date (September 30), the status of the Aetna defined benefit pension plans was as follows:

                                                                1999       1998
                                                              --------   --------
                                                                  (MILLIONS)
Projected benefit obligation, beginning of year.............  $3,672.2   $3,273.7
Service cost................................................      83.2       76.0
Interest cost...............................................     251.6      239.0
Actuarial loss (gain).......................................    (249.5)     254.6
Sale of business............................................     (40.7)        --
Benefits paid...............................................    (210.4)    (171.1)
                                                              --------   --------
Projected benefit obligation, end of year...................  $3,506.4   $3,672.2
                                                              --------   --------
Fair value of plan assets, beginning of year................  $3,566.3   $3,587.5
Actual return on plan assets................................     582.4       70.2
Employer contribution.......................................      62.2       79.7
Sale of business............................................     (46.7)        --
Benefits paid...............................................    (210.4)    (171.1)
                                                              --------   --------
Fair value of plan assets, end of year......................  $3,953.8   $3,566.3
                                                              --------   --------
Fair value of plan assets in excess of (less than) projected
  benefit obligation........................................  $  447.4   $ (105.9)
Unrecognized net loss (gain)................................    (470.9)      97.9
Unrecognized prior service cost/other.......................      53.1        3.7
Unrecognized net asset at date of adoption of FAS No. 87....       3.1       (0.2)
                                                              --------   --------
Prepaid (accrued) pension cost..............................  $   32.7   $   (4.5)
                                                              ========   ========
Weighted average discount rate..............................      7.75%      7.00%
Expected return on plan assets..............................      9.25%      9.00%
Rate of compensation increase...............................      4.75%      4.00%

     The defined benefit plans included above with benefit obligations in excess of assets (unfunded plans) had projected benefit obligations of approximately $224 million and $206 million for 1999 and 1998, respectively. The 1999 and 1998 accumulated benefit obligations for these plans were approximately $203 million and $173 million, respectively.

                                     A-F-59

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

10. BENEFIT PLANS (CONTINUED)
     Aetna previously had a defined contribution pension plan which covered substantially all of its former U.S. Healthcare employees, subject to certain age and service requirements. Effective January 1, 1999, this plan was terminated, as former U.S. Healthcare employees were eligible to participate in the Aetna plan. Pretax charges for this defined contribution pension plan were $16 million in 1998 and 1997.

     In addition to providing pension benefits, Aetna currently provides certain health care and life insurance benefits for retired employees. A comprehensive medical and dental plan is offered to all full-time employees retiring at age 45 with 10 years of service. New Aetna provides subsidized benefits to employees whose sum of age and service is at least equal to 65. There is a cap on the portion of the cost paid by New Aetna relating to medical and dental benefits. The plan assets are held in trust and administered by Aetna Life Insurance Company.

     Components of the net periodic benefit cost of the postretirement benefit plans of Aetna were as follows:

                                                               1999     1998     1997
                                                              ------   ------   ------
                                                                     (MILLIONS)
Actual return on plan assets................................  $  3.8   $  2.6   $  2.4
Service cost................................................    (7.1)    (5.7)    (5.9)
Interest cost...............................................   (30.9)   (30.7)   (30.2)
Net amortization............................................    22.9     24.1     24.9
                                                              ------   ------   ------
Net periodic benefit cost...................................  $(11.3)  $ (9.7)  $ (8.8)
                                                              ======   ======   ======

     The costs to New Aetna associated with the Aetna postretirement plans for 1999, 1998 and 1997 were approximately $(8) million, $(7) million and $(7) million, respectively.

                                     A-F-60

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

10. BENEFIT PLANS (CONTINUED)
     As of the measurement date (September 30), the status of the Aetna postretirement benefit plans (other than pensions) was as follows:

                                                               1999     1998
                                                              ------   ------
                                                                (MILLIONS)
Accumulated benefit obligation, beginning of year...........  $464.1   $426.5
Service cost................................................     7.1      5.7
Interest cost...............................................    30.9     30.7
Actuarial (gain) loss.......................................   (15.1)    36.4
Sale of business............................................    (5.7)      --
Benefits paid...............................................   (34.6)   (35.2)
                                                              ------   ------
Accumulated benefit obligation, end of year.................  $446.7   $464.1
                                                              ------   ------
Fair value of plan assets, beginning of year................  $ 57.0   $ 55.7
Actual return on plan assets................................     3.8      2.6
Employer contribution.......................................    46.5     33.9
Benefits paid...............................................   (34.6)   (35.2)
                                                              ------   ------
Fair value of plan assets, end of year......................  $ 72.7   $ 57.0
                                                              ------   ------
Accumulated benefit obligation in excess of fair value of
  plan assets...............................................  $374.0   $407.1
Unrecognized net gain.......................................    59.9     39.3
Prior service cost..........................................    42.9     57.2
                                                              ------   ------
Accrued postretirement benefit costs........................  $476.8   $503.6
                                                              ======   ======
Weighted average discount rate..............................    7.75%    7.00%
Expected return on plan assets..............................    7.00%    7.00%

     The health care cost trend rate for the 1999 valuation decreased gradually from 8.0% for 2000 to 5.5% by the year 2005. For the 1998 valuation, the rates decreased gradually from 8.5% for 1999 to 5.5% by the year 2005.

     A one-percentage-point change (increase or decrease) in assumed health care cost trend rates would have the following effects:

                                                              INCREASE    DECREASE
                                                              --------    --------
                                                                   (MILLIONS)
Effect on total of service and interest cost components.....  $    1.8     $ (1.5)
Effect on postretirement benefit obligation.................      19.8      (17.6)

     It is Aetna's practice to fund amounts for postretirement life insurance benefits to the extent the contribution is deductible for federal income taxes. The plan assets are held in trust and administered by Aetna Life Insurance Company. The assets are in the general account of Aetna Life Insurance Company, and the expected rate of return on the plan assets was 7% for 1999, 1998 and 1997.

     Incentive Savings Plans -- Substantially all of New Aetna's employees are eligible to participate in a savings plan under which designated contributions, which may be invested in common stock of Aetna or certain other investments, are matched, up to 5% of compensation, by Aetna. The U.S. Healthcare savings plan provided for a match of up to 2% of compensation in common stock of Aetna. Effective January 1, 1999, contributions to the U.S. Healthcare plan ceased and such employees became eligible to participate in Aetna's Incentive Savings Plan. The costs to New Aetna associated with these plans were $53 million, $34 million and $33 million for 1999, 1998 and 1997, respectively.

                                     A-F-61

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

10. BENEFIT PLANS (CONTINUED)
     Stock Plans -- Aetna has a stock incentive plan that provides for stock options, deferred contingent common stock or equivalent cash awards or restricted stock to employees. Executive, middle management and non-management employees may be granted options to purchase common stock of Aetna at or above the market price on the date of grant. Options generally become 100% vested three years after the grant is made, with one-third of the options vesting each year. Aetna does not recognize compensation expense for stock options granted at or above the market price on the date of grant under its stock incentive plans. In addition, executives may, from time to time, be granted incentive units which are rights to receive common stock or an equivalent value in cash. The incentive units may vest within a range from 0% to 175% at the end of a four year period based on the attainment of performance goals. The costs to New Aetna associated with the Aetna stock plans for 1999, 1998 and 1997, were $5 million, $13 million and $14 million, respectively.

11. DEBT AND GUARANTEE OF DEBT SECURITIES

     As discussed in Note 2, New Aetna's consolidated financial statements include an allocation of Aetna's consolidated debt and the related interest expense. The allocation was based on a capital allocation methodology in support of New Aetna's businesses.

                                                                1999       1998
                                                              --------   --------
                                                                  (MILLIONS)
Long-term debt:
  Notes, 6.75% due 2001.....................................  $  299.8   $  299.8
  Note, 7.0% due 2002.......................................     500.0         --
  Notes, 6.375% due 2003....................................     199.5      199.4
  Notes, 7.125% due 2006....................................     348.3      348.0
  Debentures, 7.625% due 2026...............................     446.3      446.1
  Debentures, 6.97% due 2036 (puttable at par in 2004)......     300.0      300.0
                                                              --------   --------
Total.......................................................  $2,093.9   $1,593.3
                                                              ========   ========

     Aggregate maturities of long-term debt and sinking fund requirements for 2001 through 2004 are approximately $300 million, $500 million, $200 million and $300 million, respectively, and $794 million, thereafter.

     On November 18, 1998, New Aetna issued $300 million of 5.66% Puttable Reset Securities ("PURS"). The PURS were structured such that, on November 29, 1999 the remarketing agents were able to elect to remarket the PURS, whereby the annual interest rate on the securities would have been reset to a specified base rate (10-year Treasury rate plus a defined spread). However, the remarketing agents elected not to remarket the securities, and New Aetna was required to repurchase the PURS in full on November 29, 1999. In 1998, the PURS were included in short-term debt on New Aetna's Consolidated Balance Sheets.

     At December 31, 1999, $1.7 billion of short-term borrowings were outstanding. The weighted average interest rate on short-term borrowings was 6.13% and 5.49% at December 31, 1999 and 1998, respectively. In addition, New Aetna had a revolving credit facility in an aggregate amount of $1.5 billion with a worldwide group of banks that terminates in June 2001. Various interest rate options were available under the facility and any borrowings matured on the expiration date of the applicable credit commitment. New Aetna paid facility fees ranging from 0.065% to 0.2% per annum, depending upon its long-term senior unsecured debt rating. The facility fee at December 31, 1999 was at an annual rate of 0.08%. The facility also supported New Aetna's commercial paper borrowing program. Under this credit facility, New Aetna

                                     A-F-62

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

11. DEBT AND GUARANTEE OF DEBT SECURITIES (CONTINUED) was required to maintain shareholder's equity, excluding net unrealized capital gains and losses (accumulated other comprehensive income (loss)), of at least $7.5 billion. Aetna had fully and unconditionally guaranteed the payment of all principal, premium, if any, and interest on all outstanding debt.

     On April 1, 1999, New Aetna entered into an additional revolving credit facility in an aggregate amount of $500 million with a worldwide group of banks. This credit facility terminated on March 26, 2000. Various interest rate options were available under this facility and any borrowings matured on the expiration date of the applicable credit commitment. New Aetna paid facility fees ranging from 0.065% to 0.25% per annum, depending upon its long-term senior unsecured debt rating. The facility fee at December 31, 1999 was at an annual rate of 0.08%. This facility also supported New Aetna's commercial paper borrowing program. Under this credit facility, New Aetna was required to maintain shareholder's equity, excluding net unrealized capital gains and losses (accumulated other comprehensive income (loss)), of at least $7.5 billion.

     Total interest paid by New Aetna was $178 million, $167 million and $217 million in 1999, 1998 and 1997, respectively.

12. AETNA-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY LIMITED LIABILITY COMPANY HOLDING PRIMARILY DEBENTURES GUARANTEED BY AETNA

     On November 22, 1994, Aetna Capital L.L.C. ("ACLLC"), a wholly-owned subsidiary of New Aetna, issued $275 million (11,000,000 shares) of 9.5% Cumulative Monthly Income Preferred Securities, Series A. The securities were redeemable, at the option of ACLLC with New Aetna's consent, in whole or in part, on or after November 30, 1999, or at any time under certain limited circumstances related to tax events, at a redemption price of $25 per security plus accumulated and unpaid dividends to the redemption date. These securities were redeemed in December 1999 at par value.

13. DIVIDEND RESTRICTIONS AND SHAREHOLDER'S EQUITY

     New Aetna's business operations are conducted through subsidiaries that principally consist of HMOs and insurance companies. In addition to general state law restrictions on payments of dividends and other distributions to shareholders applicable to all corporations, HMOs and insurance companies are subject to further state regulations that, among other things, may require such companies to maintain certain levels of equity, and restrict the amount of dividends and other distributions that may be paid to their parent corporations. These regulations are not directly applicable to New Aetna. The additional regulations applicable to New Aetna's indirect HMO and insurance company subsidiaries are not expected to affect the ability of New Aetna to pay dividends, or the ability of any of New Aetna's subsidiaries to service their outstanding debt.

     The amount of dividends paid to New Aetna by its domestic insurance and HMO subsidiaries at December 31, 1999 without prior approval by state regulatory authorities was limited to approximately $560 million in the aggregate. There were no such restrictions on distributions from New Aetna to Aetna.

                                     A-F-63

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

13. DIVIDEND RESTRICTIONS AND SHAREHOLDER'S EQUITY (CONTINUED)
     The combined statutory net income for the years ended and statutory surplus as of December 31 for the domestic insurance and HMO subsidiaries of New Aetna, reflecting intercompany eliminations, were as follows:

                                                                1999       1998
                                                              --------   --------
                                                                  (MILLIONS)
Statutory net income........................................  $  492.4   $  477.2
Statutory surplus...........................................   2,658.6    2,224.5

     As of December 31, 1999, New Aetna does not utilize any statutory accounting practices that are not prescribed or permitted by state regulatory authorities which, individually or in the aggregate, materially affect statutory surplus.

14. REINSURANCE

     New Aetna utilizes reinsurance agreements primarily to reduce its exposure to large losses in certain aspects of its business. These reinsurance agreements permit recovery of a portion of losses from reinsurers, although they do not discharge the primary liability of New Aetna as direct insurer of the risks reinsured. New Aetna evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities or economic characteristics of its reinsurers.

     Earned premiums for the years ended December 31 were as follows:

                                                                                             PERCENTAGE
                                                       CEDED TO     ASSUMED                  OF AMOUNT
                                            DIRECT       OTHER     FROM OTHER                 ASSUMED
                                            AMOUNT     COMPANIES   COMPANIES    NET AMOUNT     TO NET
                                           ---------   ---------   ----------   ----------   ----------
                                                                    (MILLIONS)
1999(1)
Life insurance...........................  $ 1,128.6   $     8.5    $   74.4    $ 1,194.5       6.2%
Accident and health insurance............   16,260.7        39.1     1,225.4     17,447.0       7.0%
                                           ---------   ---------    --------    ---------
     Total premiums......................  $17,389.3   $    47.6    $1,299.8    $18,641.5       7.0%
                                           =========   =========    ========    =========
1998(1)
Life insurance...........................  $ 1,082.6   $    13.5    $   64.1    $ 1,133.2       5.7%
Accident and health insurance............   11,746.1        25.2       274.8     11,995.7       2.3%
                                           ---------   ---------    --------    ---------
     Total premiums......................  $12,828.7   $    38.7    $  338.9    $13,128.9       2.6%
                                           =========   =========    ========    =========
1997(1)
Life insurance...........................  $   993.7   $    15.7    $   21.1    $   999.1       2.1%
Accident and health insurance............   10,008.5         9.4         1.4     10,000.5        --
                                           ---------   ---------    --------    ---------
     Total premiums......................  $11,002.2   $    25.1    $   22.5    $10,999.6       0.2%
                                           =========   =========    ========    =========

---------------
(1) Excludes intercompany transactions.

     There is not a material difference between premiums on a written basis versus an earned basis. Reinsurance recoveries were approximately $52 million, $48 million and $47 million in 1999, 1998 and 1997, respectively.

     Effective November 1, 1999, Health Care reinsured certain policyholder liabilities and obligations related to paid-up group life insurance. The transaction was in the form of an indemnity reinsurance arrangement, whereby the assuming company contractually assumed certain policyholder liabilities and

                                     A-F-64

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

14. REINSURANCE (CONTINUED)
obligations, although Health Care remains directly obligated to policyholders. Assets related to and supporting these policies were transferred to the assuming company and Health Care recorded a reinsurance recoverable. The transaction resulted in an after-tax gain of approximately $29 million, which is being deferred and amortized over approximately 15 years.

15. SEGMENT INFORMATION

     Summarized financial information for New Aetna's principal operations was as follows:

                                                     LARGE CASE   CORPORATE AND   DISCONTINUED
                                       HEALTH CARE    PENSIONS      OTHER(1)       OPERATIONS      TOTAL
                                       -----------   ----------   -------------   ------------   ---------
                1999                                               (MILLIONS)
Revenues from external
  customers(2).......................   $20,279.9    $   165.1    $         0.4   $         --   $20,445.4
Net investment income................       612.8        982.5              6.5             --     1,601.8
                                        ---------    ---------    -------------   ------------   ---------
     Total revenue excluding realized
       capital gains (losses)........   $20,892.7    $ 1,147.6    $         6.9   $         --   $22,047.2
                                        =========    =========    =============   ============   =========
Interest expense.....................   $      --    $      --    $       232.7   $         --   $   232.7
                                        ---------    ---------    -------------   ------------   ---------
Amortization.........................   $   420.4    $      --    $          --   $         --   $   420.4
                                        ---------    ---------    -------------   ------------   ---------
Income taxes (benefits)..............   $   365.1    $    85.4    $      (105.1)  $         --   $   345.4
                                        ---------    ---------    -------------   ------------   ---------
Operating earnings (losses)(3).......   $   459.7    $    85.0    $      (216.9)  $         --   $   327.8
Other item(4)........................          --         50.2               --             --        50.2
Realized capital gains (losses), net
  of tax.............................       (22.4)        15.8             28.0             --        21.4
                                        ---------    ---------    -------------   ------------   ---------
Income (loss) from continuing
  operations.........................       437.3        151.0           (188.9)            --       399.4
Income from discontinued operations,
  net of tax.........................          --           --               --          317.1       317.1
                                        ---------    ---------    -------------   ------------   ---------
Net income (loss)....................   $   437.3    $   151.0    $      (188.9)  $      317.1   $   716.5
                                        =========    =========    =============   ============   =========
Segment assets (5)...................   $21,284.7    $27,362.3    $       544.9   $    2,789.5   $51,981.4
                                        ---------    ---------    -------------   ------------   ---------
Expenditures for long-lived assets...   $    16.0    $      --    $          --   $         --   $    16.0
                                        ---------    ---------    -------------   ------------   ---------

---------------
(1) Corporate and Other includes interest, staff area expenses, advertising, contributions, net investment income and other general expenses, as well as consolidating adjustments. Realized capital gains (losses) reflect $13.7 million of previously deferred hedge gains related to an anticipated debt issuance.

(2) Revenues from external customers include revenues earned from one major customer amounting to 18.9% of total revenue.

(3) Operating earnings (losses) is comprised of net income (loss) excluding net realized capital gains and losses and any other items. While operating earnings is the measure of profit or loss used by New Aetna's management when assessing performance or making operating decisions, it does not replace operating income or net income as a measure of profitability.

(4) Other item excluded from operating earnings is comprised of a $50.2 million after-tax benefit from reductions of the reserve for anticipated future losses on discontinued products in the Large Case Pensions segment.

(5) Large Case Pensions assets include $6.1 billion attributable to discontinued products.

                                     A-F-65

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

15. SEGMENT INFORMATION (CONTINUED)

                                                                     CORPORATE
                                                        LARGE CASE      AND      DISCONTINUED
                                          HEALTH CARE    PENSIONS    OTHER(1)     OPERATIONS      TOTAL
                                          -----------   ----------   ---------   ------------   ---------
                  1998                                              (MILLIONS)
Revenues from external customers(2).....   $14,447.3    $   153.9    $    1.3    $         --   $14,602.5
Net investment income...................       537.2      1,152.5         6.9              --     1,696.6
                                           ---------    ---------    --------    ------------   ---------
     Total revenue excluding realized
       capital gains (losses)...........   $14,984.5    $ 1,306.4    $    8.2    $         --   $16,299.1
                                           =========    =========    ========    ============   =========
Interest expense........................   $      --    $      --    $  206.2    $         --   $   206.2
                                           ---------    ---------    --------    ------------   ---------
Amortization............................   $   381.3    $      --    $     --    $         --   $   381.3
                                           ---------    ---------    --------    ------------   ---------
Income taxes (benefits).................   $   368.0    $   102.5    $  (78.9)   $         --   $   391.6
                                           ---------    ---------    --------    ------------   ---------
Operating earnings (losses)(3)..........   $   342.8    $    88.3    $ (213.9)   $         --   $   217.2
Other item(4)...........................          --         44.2          --              --        44.2
Realized capital gains (losses), net of
  tax...................................        88.2         37.4        63.4              --       189.0
                                           ---------    ---------    --------    ------------   ---------
Income (loss) from continuing
  operations............................       431.0        169.9      (150.5)             --       450.4
Income from discontinued operations, net
  of tax................................          --           --          --           396.4       396.4
                                           ---------    ---------    --------    ------------   ---------
Net income (loss).......................   $   431.0    $   169.9    $ (150.5)   $      396.4   $   846.8
                                           =========    =========    ========    ============   =========
Segment assets(5).......................   $18,737.9    $30,774.9    $  767.0    $    2,937.2   $53,217.0
                                           ---------    ---------    --------    ------------   ---------
Expenditures for long-lived assets......   $     9.6    $     0.2    $     --    $         --   $     9.8
                                           ---------    ---------    --------    ------------   ---------

---------------
(1) Corporate and Other includes interest, staff area expenses, advertising, contributions, net investment income and other general expenses, as well as consolidating adjustments.

(2) Revenues from external customers include revenues earned from one major customer amounting to 18.7% of total revenue.

(3) Operating earnings (losses) is comprised of net income (loss) excluding net realized capital gains and losses and any other items. While operating earnings is the measure of profit or loss used by New Aetna's management when assessing performance or making operating decisions, it does not replace operating income or net income as a measure of profitability.

(4) Other item excluded from operating earnings is comprised of a $44.2 million after-tax benefit from reductions of the reserve for anticipated future losses on discontinued products in the Large Case Pensions segment.

(5) Large Case Pensions assets include $7.2 billion attributable to discontinued products.

                                     A-F-66

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

15. SEGMENT INFORMATION (CONTINUED)

                                                     LARGE CASE   CORPORATE AND   DISCONTINUED
                                       HEALTH CARE    PENSIONS      OTHER(1)       OPERATIONS      TOTAL
                                       -----------   ----------   -------------   ------------   ---------
                1997                                               (MILLIONS)
Revenues from external customers
  (2)................................   $12,308.5     $  195.6    $        12.3   $         --   $12,516.4
Net investment income................       451.2      1,408.7             18.2             --     1,878.1
                                        ---------     --------    -------------   ------------   ---------
     Total revenue excluding realized
       capital gains (losses)........   $12,759.7     $1,604.3    $        30.5   $         --   $14,394.5
                                        =========     ========    =============   ============   =========
Interest expense.....................   $     0.6     $     --    $       213.3   $         --   $   213.9
                                        ---------     --------    -------------   ------------   ---------
Amortization.........................   $   362.9     $     --    $          --   $         --   $   362.9
                                        ---------     --------    -------------   ------------   ---------
Income taxes (benefits)..............   $   391.0     $  153.6    $       (90.7)  $         --   $   453.9
                                        ---------     --------    -------------   ------------   ---------
Operating earnings (losses) (3)......   $   354.6     $  105.0    $      (232.1)  $         --   $   227.5
Other item(4)........................        29.3        108.4               --             --       137.7
Realized capital gains (losses), net
  of tax.............................        69.9         20.8             69.8             --       160.5
                                        ---------     --------    -------------   ------------   ---------
Income (loss) from continuing
  operations.........................       453.8        234.2           (162.3)            --       525.7
Income from discontinued operations,
  net of tax.........................          --           --               --          373.8       373.8
                                        ---------     --------    -------------   ------------   ---------
Net income (loss)....................   $   453.8     $  234.2    $      (162.3)  $      373.8   $   899.5
                                        =========     ========    =============   ============   =========

---------------
(1) Corporate and Other includes interest, staff area expenses, advertising, contributions, net investment income and other general expenses, as well as consolidating adjustments.

(2) Revenues from external customers include revenues earned from one major customer amounting to 16.6% of total revenue.

(3) Operating earnings (losses) is comprised of net income (loss) excluding net realized capital gains and losses and any other items. While operating earnings is the measure of profit or loss used by New Aetna's management when assessing performance or making operating decisions, it does not replace operating income or net income as a measure of profitability.

(4) Other items excluded from operating earnings are comprised of a $29.3 million after-tax benefit from the reduction of the severance and facilities reserve in the Health Care segment and a $108.4 million after-tax benefit from reductions of the reserve for anticipated future losses on discontinued products in the Large Case Pensions segment.

     Revenues from external customers (all within the United States) by product were as follows:

                                                                1999        1998        1997
                                                              ---------   ---------   ---------
                                                                         (MILLIONS)
Health risk.................................................  $17,467.2   $11,780.8   $ 9,735.0
Group insurance and other health............................    2,812.7     2,666.5     2,573.5
Large case pensions.........................................      165.1       153.9       195.6
Other.......................................................        0.4         1.3        12.3
                                                              ---------   ---------   ---------
Total revenue from external customers.......................  $20,445.4   $14,602.5   $12,516.4
                                                              =========   =========   =========

     Long-lived assets, all within the United States, were $841 million and $810 million at December 31, 1999 and 1998, respectively.

                                     A-F-67

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

16. COMMITMENTS AND CONTINGENT LIABILITIES

LEASES

     New Aetna has entered into operating leases for office space and certain computer and other equipment. Rental expenses for these items were $220 million, $211 million and $181 million for 1999, 1998 and 1997, respectively. The future net minimum payments under noncancelable leases for 2000 through 2004 are estimated to be $245 million, $184 million, $142 million, $108 million and $96 million, respectively, and $330 million, thereafter.

     In connection with the property-casualty sale, New Aetna vacated, and the purchaser subleased, at market rates for a period of eight years, the space that New Aetna occupied in the CityPlace office facility in Hartford. In 1996, New Aetna recorded a charge of $292 million pretax ($190 million after tax) which represented the present value of the difference between rent required to be paid by New Aetna under the lease and future rentals expected to be received by New Aetna. Lease payments are charged to this reserve as they are made and will continue to be charged to this reserve over the remaining lease term. At December 31, 1999 and 1998, the balance in this facilities reserve was $269 million and $288 million, respectively. Future payments under the lease, net of expected subrentals (which are to be applied against the reserve and are not included in the future net minimum payments above), are approximately $36 million in each of the next five years and $153 million attributable to the subsequent four years.

LITIGATION

     Shareholder Litigation

     Class Action Complaints were filed in the United States District Court for the Eastern District of Pennsylvania on November 5, 1997 by Eileen Herskowitz and Michael Wolin, and on December 4, 1997 by Pamela Goodman and Michael J. Oring. Other Class Action Complaints were filed in the United States District Court for the District of Connecticut on November 25, 1997 by Evelyn Silvert; on November 26, 1997 by the Rainbow Fund, Inc.; and on December 24, 1997 by Terry
B. Cohen. The Connecticut actions were transferred to the United States District Court for the Eastern District of Pennsylvania (the "Court") for consolidated pretrial proceedings with the cases pending there. The plaintiffs filed a Consolidated and Amended Complaint (the "Complaint") seeking, among other remedies, unspecified damages resulting from defendants' alleged violations of federal securities laws. The Complaint alleged that Aetna and three of its current or former officers or directors, Ronald E. Compton, Richard L. Huber and Leonard Abramson, are liable for certain misrepresentations and omissions regarding, among other matters, the integration of the merger with U.S. Healthcare and Aetna's medical claim reserves. Aetna and the individual defendants filed a motion to dismiss the Complaint on July 31, 1998. On February 2, 1999, the Court dismissed the Complaint, but granted the plaintiffs leave to file a second amended complaint. On February 22, 1999, the plaintiffs filed a second amended complaint against Aetna, Ronald E. Compton and Richard L. Huber. Aetna and the remaining individual defendants filed a motion to dismiss the second amended complaint, and the Court denied that motion in March 1999. On August 9, 1999, the Court entered an order certifying as plaintiffs those persons who purchased Aetna common stock on the market from March 6, 1997 through 7:00 a.m. on September 29, 1997. Merits discovery was completed in early 2000. On January 31, 2000 plaintiffs filed expert reports. On February 3, 2000, defendants filed motions for summary judgment. Also on February 3, 2000, plaintiffs moved for permission to file a third amended complaint. On March 20, 2000, the Court granted plaintiffs leave to file a third amended complaint and adopted a revised schedule. Pursuant to the revised schedule, defendants filed new summary judgment motions in May 2000 and the parties conducted expert discovery which was completed in the third quarter of 2000. Trial was scheduled to begin in the fourth quarter of 2000. On October 5, 2000, the Court entered an order granting preliminary approval to a settlement of the action. Under the terms of the settlement, which does not involve any admission of wrongdoing, Aetna and its insurance carriers will pay a total of $82.5 million into a settlement fund, which will be used to pay claims submitted

                                     A-F-68

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

16. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

LITIGATION (CONTINUED)

     Shareholder Litigation (Continued)
by members of the class certified by the Court and to pay fees of the plaintiffs' attorneys. A substantial portion of the settlement is covered by insurance, but Aetna's earnings for the quarter ending on September 30, 2000, will reflect an after-tax expense item of approximately $5 million to cover its share of the settlement. The agreement is subject to final court approval. The Court has scheduled a hearing for December 18, 2000, concerning, among other things, whether it will grant final approval to the settlement.

     Four purported shareholder class action complaints were filed in the Superior Court of Connecticut, Hartford County, alleging in substance that Aetna and its directors breached fiduciary duties to shareholders in responding to a February 24, 2000 letter from WellPoint Health Networks, Inc. and ING America Insurance Holdings, Inc. which had invited discussions concerning a possible transaction. These actions were filed on behalf of George Schore, Michael Demetrio and Gersh Korsinsky on March 3, 2000, The Rainbow Fund on March 7, 2000, Eleanor Werbowsky on March 7, 2000, and Catherine M. Friend on March 23, 2000. On July 26, 2000 the Connecticut court ordered consolidation of the four Connecticut actions. On October 12, 2000 the plaintiffs in the four Connecticut actions withdrew their complaints. A fifth, substantially similar complaint was filed by Barnett Stepak on behalf of a purported class of Aetna shareholders on March 28, 2000 in the Supreme Court of New York, New York County. The complaint in the New York action seeks various forms of relief, including unspecified damages and equitable remedies. The New York litigation is in the preliminary stages. Defendants intend to defend this action vigorously.

     Health Care Litigation

     New Aetna is involved in several purported class action lawsuits that are part of a wave of similar actions targeting the health care industry and, in particular, the conduct of business by managed care companies.

     A purported class action complaint was filed in the United States District Court for the Eastern District of Pennsylvania on April 19, 1999 by Joseph Maio, Jo Ann Maio and Gary Bender seeking various forms of relief, including unspecified damages and treble damages, from Aetna and a number of its subsidiaries for alleged violations of the Racketeer Influenced and Corrupt Organizations Act ("RICO"), the Pennsylvania Unfair Trade Practices and Consumer Protection Law, and state common law. On September 29, 1999, the Court dismissed the RICO claims with prejudice and dismissed the state law claims for lack of subject matter jurisdiction. The Court held, among other things, that the plaintiffs lacked standing to pursue the federal RICO claims because they had not alleged an injury in fact. Plaintiffs have appealed the dismissal to the United States Court of Appeals for the Third Circuit. On August 11, 2000, the Third Circuit rendered its decision upholding the dismissal of the case.

     A purported class action complaint was filed in the United States District Court for the Eastern District of Pennsylvania on October 4, 1999 by Anthony Conte (the "Conte Complaint"). The Conte Complaint seeks various forms of relief, including unspecified damages, from New Aetna for alleged violations of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Conte Complaint alleges that New Aetna does not make adequate disclosure of provider compensation arrangements in the literature that it makes available to actual or prospective members. New Aetna intends to defend the action vigorously and on November 1, 1999, filed a motion to dismiss the litigation for failure to state a claim upon which relief can be granted. On December 15, 1999, the Court suspended further proceedings pending the resolution of the Maio appeal by the United States Court of Appeals for the Third Circuit. New Aetna has supplemented its pending motion to dismiss to address the application of the Maio decision to this case.

                                     A-F-69

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

16. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

LITIGATION (CONTINUED)

     Health Care Litigation (Continued)
     A purported class action complaint was filed in the United States District Court for the Southern District of Mississippi on October 7, 1999 by Jo Ann O'Neill (the "Mississippi O'Neill Complaint"). An Amended Complaint was filed on November 9, 1999 by Jo Ann O'Neill, Lydia K. Rouse and Danny E. Waldrop. The Mississippi O'Neill Complaint seeks various forms of relief, including unspecified damages and treble damages and restitution of alleged improper profits, from Aetna, New Aetna, Richard L. Huber and unnamed members of the Board of Directors of Aetna for alleged violations of ERISA and RICO. The Mississippi O'Neill Complaint alleges that defendants are liable for alleged misrepresentations and omissions relating to advertising, marketing and member materials directed to Aetna HMO members. On November 22, 1999, defendants moved to stay, dismiss or transfer the action to the United States District Court for the Eastern District of Pennsylvania based on the Conte and Maio Complaints filed in that court. On January 25, 2000, the Court suspended further proceedings pending resolution of a motion in cases involving other defendants to consolidate those actions in a single court. This litigation is in the preliminary stages. Defendants intend to defend the action vigorously.

     A purported class action complaint was filed in the Superior Court of California, County of Contra Costa on October 28, 1999 by Jeanne E. Curtright in her individual capacity and on behalf of the general public of the State of California (the "Curtright Complaint"). The Curtright Complaint seeks various forms of relief, including injunctive relief, restitution and disgorgement of amounts allegedly wrongfully acquired, from Aetna, New Aetna, Aetna U.S. Healthcare of California Inc. and unnamed "John Doe" defendants for alleged violations of California Business and Professions Code Sections 17200 and 17500, California Civil Code Section 1750 and state common law in connection with the sale and marketing of health plans in California. The Curtright Complaint alleges that defendants are liable for alleged misrepresentations and omissions relating to advertising, marketing and member materials directed to Aetna HMO, POS and PPO members and members of the general public. On December 16, 1999, defendants removed the action to the United States District Court for the Northern District of California. Plaintiff has moved to remand the action to state court. Aetna has moved to dismiss the Curtright Complaint for failure to state a claim upon which relief can be granted and moved for a stay of the action pending resolution of the Maio and Conte matters. In August 2000, the Court stayed further proceedings pending decision on Aetna's MDL Application (as described below). This litigation is in the preliminary stages. Defendants intend to defend the action vigorously.

     A complaint was filed in the Superior Court of the State of California, County of San Diego on November 5, 1999 by Linda Ross and The Stephen Andrew Olsen Coalition for Patients Rights, purportedly on behalf of the general public of the State of California (the "Ross Complaint"). The Ross Complaint seeks various forms of relief, including injunctive relief, restitution and disgorgement of amounts allegedly wrongfully acquired, from Aetna, New Aetna, Aetna U.S. Healthcare of California Inc. and additional unnamed "John Doe" defendants for alleged violations of California Business and Professions Code Sections 17200 and 17500. The Ross Complaint alleges that defendants are liable for alleged misrepresentations and omissions relating to advertising, marketing and member materials directed to Aetna HMO, POS and PPO members and the general public and for alleged unfair practices relating to contracting of doctors. On May 5, 2000 the Court denied defendants' demurer but granted in part their motion to strike portions of the Ross Complaint and ordered plaintiffs to file an amended complaint. The amended complaint was filed on May 15, 2000 and a second amended complaint on June 28, 2000. On August 15, the Court denied defendants' demurrer but granted, in part, their motion to strike portions of the second amended complaint and ordered the plaintiffs to file a third amended complaint. The third amended complaint was filed on August 25, 2000. Defendants intend to defend the action vigorously.

                                     A-F-70

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

16. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

LITIGATION (CONTINUED)

     Health Care Litigation (Continued)
     A purported class action complaint was filed in the United States District Court for the Southern District of Mississippi on November 22, 1999 by Raymond
D. Williamson, III (the "Williamson Complaint"). The Williamson Complaint names as defendant The Prudential Insurance Company of America, and also names as defendants Aetna and New Aetna solely to the extent that New Aetna has assumed liability for the actions of Prudential in connection with New Aetna's acquisition of the Prudential health care business. The Williamson Complaint seeks various forms of relief from defendants, including unspecified damages, treble damages and imposition of a constructive trust, for alleged violations of RICO and ERISA. The Williamson Complaint alleges that the Prudential Health Plans engaged in a nationwide fraudulent scheme of misrepresentation by stating that coverage and treatment decisions were made on the basis of medical necessity when Prudential allegedly implemented undisclosed policies designed to deny or limit claims and medical services. On December 30, 1999, New Aetna moved to stay, dismiss or transfer the action to the United States District Court for the Eastern District of Pennsylvania based on the fact that the Maio and Conte Complaints were filed in that court. On January 25, 2000, the Court suspended further proceedings pending resolution of a motion in cases involving other defendants to consolidate those actions in a single court. This litigation is in the preliminary stages. New Aetna intends to defend the action vigorously.

     A purported class action complaint was filed in the United States District Court for the District of New Jersey on December 3, 1999 by Michael V. Amorosi (the "Amorosi Complaint"). The Amorosi Complaint seeks various forms of relief, including unspecified damages, treble damages and restitutionary relief for unjust enrichment, from Aetna and New Aetna for alleged violations of RICO and ERISA. The Amorosi Complaint alleges that defendants told subscribers that coverage and treatment decisions would be based on medical necessity but instead took into account undisclosed cost-based criteria that were unrelated to members' medical needs. On January 7, 2000, New Aetna moved to stay, dismiss or transfer the action to the United States District Court for the Eastern District of Pennsylvania based on the fact that the Maio and Conte Complaints were filed in that court. On August 25, 2000 New Aetna moved to dismiss the action for failure to state a claim. New Aetna has supplemented its pending motion to dismiss to address the application of the Maio decision to this case. This litigation is in the preliminary stages. New Aetna intends to defend the action vigorously.

     A purported amended class action complaint was filed in the United States District Court for the Northern District of Alabama on January 19, 2000 by Eugene Mangieri, M.D. (the "Mangieri Complaint"). The Mangieri Complaint seeks various forms of relief, including unspecified damages, treble damages and punitive damages, from Aetna, New Aetna and Richard L. Huber for alleged violations of RICO. The Mangieri Complaint claims that physicians suffer actual and potential harm from allegedly coercive terms contained in their contracts with New Aetna. On May 15, 2000 the Judicial Panel on Multidistrict Litigation issued a conditional order transferring the Mangieri Complaint to the United States District Court for the Southern District of Florida for consolidated pretrial proceedings in the matter known as In re Humana, Inc. Managed Care Litigation. On May 30, 2000 New Aetna filed with the Panel an objection to that conditional transfer order, but on July 14, 2000, New Aetna requested consolidation of that action with others pending against New Aetna (see the discussion regarding the MDL Application below). This litigation is in the preliminary stages. Defendants intend to defend the action vigorously.

     A purported class action complaint was filed in the United States District Court for the District of New Jersey on April 11, 2000 by Jennifer McCarron and Ira S. Schwartz (the "McCarron Complaint"). The McCarron Complaint names as defendants The Prudential Insurance Company of America and health maintenance organizations that New Aetna acquired from Prudential on August 6, 1999. The McCarron Complaint seeks various forms of relief from defendants, including return of certain premiums,

                                     A-F-71

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

16. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

LITIGATION (CONTINUED)

     Health Care Litigation (Continued)
disgorgement of allegedly improper profits and injunctive relief, for alleged contractual breaches and violations of ERISA. Plaintiffs purport to represent a class including persons who were Prudential Health Plans subscribers before and/or after New Aetna's acquisition of those operations. The McCarron Complaint alleges that Prudential Health Plans' administration and disclosure of policies concerning medical necessity determinations violated contractual and fiduciary duties owed to subscribers. Ms. McCarron additionally alleges that she was wrongfully denied coverage for certain medical treatments. On August 30, 2000 New Aetna joined in Prudential's motion to dismiss the complaint for failure to state a claim. This litigation is in the preliminary stages. New Aetna intends to defend the action vigorously.

     A purported class action complaint was filed in the United States District Court for the Eastern District of Pennsylvania on May 22, 2000 by John Romero and Catherine Romero (the "Romero Complaint"). The Romero Complaint names as defendants The Prudential Insurance Company of America and health maintenance organizations that New Aetna acquired from Prudential on August 6, 1999. The Romero Complaint seeks various forms of relief from defendants, including return of certain premiums, disgorgement of allegedly improper profits and injunctive relief, for alleged contractual breaches and violations of ERISA. Plaintiffs purport to represent a class including persons who were Prudential Health Plan subscribers before and/or after New Aetna's acquisition of those operations. The Romero Complaint alleges that Prudential Health Plans' administration and disclosure of policies concerning medical necessity determinations violated contractual and fiduciary duties owed to subscribers. On July 24, 2000 the Court stayed the action. This litigation is in the preliminary stages. New Aetna intends to defend the action vigorously.

     On July 14, 2000, Aetna filed with the Judicial Panel on Multidistrict Litigation a motion to consolidate and transfer six of the above matters for pretrial proceedings in the United States District Court for the Eastern District of Pennsylvania (the "MDL Application"). That motion seeks transfer and consolidation of the Amorosi, Conte, Curtright, and Mangieri Complaints as well as both the Mississippi O'Neill Complaint and the Florida O'Neill Complaint (as defined below). Hearing on the MDL Application took place on September 22, 2000 and the decision is pending.

     A purported class action was filed in the United States District Court for the Southern District of Florida under the caption In re Humana, Inc. Managed Care Litigation, on June 23, 2000 by Jo Ann O'Neill, Lydia K. Rouse and Danny E. Waldrop (the "Florida O'Neill Complaint"). The Florida O'Neill Complaint names as defendants Aetna and Aetna U.S. Healthcare. The Florida O'Neill Complaint seeks various forms of relief, including unspecified damages and treble damages and restitution of alleged improper profits, from Aetna and Aetna U.S. Healthcare for alleged violations of ERISA and RICO. The Florida O'Neill Complaint alleges that defendants are liable for alleged misrepresentations and omissions relating to advertising and marketing materials directed to Aetna HMO members, and alleges that defendants conspired with other managed care companies not to disclose alleged industry-wide practices. New Aetna sought from the Florida federal court a stay of further proceedings on the Florida O'Neill Complaint pending a decision on the MDL Application. On July 27, 2000, the Florida federal court denied that motion. On August 11, 2000, New Aetna filed a motion to dismiss the Florida O'Neill Complaint. Briefing on that motion was completed in early September 2000. Additionally, the Court has scheduled briefing on plaintiffs' class certification motion to be completed by November 2000. This litigation is in the preliminary stages. Defendants intend to defend the action vigorously.

     A purported class action complaint was filed in the United States District Court for the District of Connecticut on August 7, 2000 by Glenn O'Brien and Christopher Gallagher (the "O'Brien Complaint"). The O'Brien Complaint seeks various forms of relief, including unspecified damages, from New Aetna for

                                     A-F-72

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

16. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

LITIGATION (CONTINUED)

     Health Care Litigation (Continued)
alleged violations of ERISA. The O'Brien Complaint alleges that New Aetna does not make adequate disclosure of the operation of its managed care plans to actual or prospective members. New Aetna intends to defend the action vigorously. New Aetna has notified the Judicial Panel on Multidistrict Litigation of the O'Brien Complaint for consolidation with the other matters referred to in the MDL Application.

     A purported class action complaint was filed in the United States District Court for the District of Connecticut on September 7, 2000 against New Aetna by Douglas Chapman (the "Chapman Complaint"). The Chapman Complaint seeks various forms of relief, including unspecified damages, from New Aetna for alleged violations of ERISA. The Chapman Complaint is brought on behalf of participants in New Aetna's PPO, indemnity and third-party payor plans and relates to the disclosure and determination of usual, customary and reasonable charges for claims. The litigation is in the preliminary stages and New Aetna intends to defend the action vigorously.

     A purported class action complaint was filed in the United States District Court for the Southern District of Florida on August 11, 2000 by Charles B. Shane, M.D., Edward L. Davis, D.O., et al. (the "Shane Complaint") against New Aetna and other health insurance company defendants. The Shane Complaint seeks various forms of relief, including unspecified damages, from defendants for alleged violations of RICO, ERISA and various state law claims. The Shane Complaint is brought on behalf of a purported nationwide class of participating physicians against defendants for alleged inadequate disclosure of reimbursement practices and inadequate and untimely payment of claims. New Aetna intends to defend the action vigorously. New Aetna has filed a motion to dismiss the complaint. New Aetna is scheduled to complete class certification briefing in November 2000. New Aetna has notified the Judicial Panel on Multidistrict Litigation of the Shane Complaint for consolidation with the other matters referred to in the MDL Application.

     Other Litigation and Regulatory Proceedings

     New Aetna is involved in numerous other lawsuits arising, for the most part, in the ordinary course of its business operations, including claims of bad faith, medical malpractice, non-compliance with state regulatory regimes, marketing misconduct, failure to timely pay medical claims and other litigation in its health care business. Some of these other lawsuits are purported to be class actions. Aetna U.S. Healthcare of California Inc., an indirect subsidiary of New Aetna, is currently a party to a bad faith and medical malpractice action brought by Teresa Goodrich, individually and as successor in interest of David Goodrich. The action was originally filed in March 1996 in Superior Court for the State of California, county of San Bernardino. The action alleges damages for unpaid medical bills, punitive damages and compensatory damages for wrongful death based upon, among other things, alleged denial of claims for services provided to David Goodrich by out-of-network providers without prior authorization. On January 20, 1999, a jury rendered a verdict in favor of the plaintiff for $750,000 for unpaid medical bills, $3.7 million for wrongful death and $116 million for punitive damages. On April 12, 1999, the trial court amended the judgment to include Aetna Services, Inc., a direct subsidiary of Aetna, as a defendant. On April 27, 1999, Aetna Services, Inc. and Aetna U.S. Healthcare of California Inc. filed appeals with the California Court of Appeal and will continue to defend this matter vigorously.

     In addition, New Aetna's business practices are subject to review by various state insurance and health care regulatory authorities and federal regulatory authorities. Recently, there has been heightened review by these regulators of the managed health care industry's business practices, including utilization management and claim payment practices. As the largest national managed care organization, New Aetna regularly is the subject of such reviews and several such reviews currently are pending, some of which may

                                     A-F-73

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

16. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

LITIGATION (CONTINUED)

     Other Litigation and Regulatory Proceedings (Continued) be resolved during the remainder of 2000. These reviews may result in changes to or clarifications of New Aetna's business practices, and may result in fines, penalties or other sanctions.

     While the ultimate outcome of these other lawsuits and regulatory reviews cannot be determined at this time, after consideration of the defenses available to New Aetna, applicable insurance coverage and any related reserves established, they are not expected to result in liability for amounts material to the financial condition of New Aetna, although they may adversely affect results of operations in future periods.

17. AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

     On July 20, 2000, Aetna announced that it reached a definitive agreement to sell its Aetna Financial Services and Aetna International businesses to ING in a transaction valued at approximately $7.7 billion. Under the terms of the agreement and in an integrated transaction, Aetna will spin off to its shareholders the shares of a standalone health company that will be comprised primarily of the Health Care and Large Case Pensions businesses. Simultaneously, Aetna, which then will be comprised of Aetna Financial Services and Aetna International, will merge with a newly formed subsidiary of ING. In exchange for each Aetna share, Aetna shareholders will receive one share in the standalone health company, which will be named Aetna Inc., and approximately $35 per share in cash. When ING acquires Aetna, that entity is expected to have approximately $2.7 billion in long-term debt.

     Aetna's goal is to close the transaction, which is subject to receipt of required shareholder, regulatory and other consents and approvals, as well as other closing conditions, by year end 2000. Aetna expects that it will incur certain costs associated with the definitive agreement with ING related to the consummation of the transaction (including fees for outside financial and legal advisors and expenses related to the change-in-control of Aetna) and such costs may be material.

     In connection with its spin-off from Aetna, New Aetna generally will assume all liabilities related to the Health Care and Large Case Pensions businesses. In addition, New Aetna generally will be responsible for Aetna's liabilities other than those arising out of the Aetna Financial Services and Aetna International businesses being sold to ING. These liabilities include the post-retirement pension and other benefits payable to all former employees of Aetna, liabilities arising out of health litigation and certain corporate-level litigation to which Aetna is a party, and generally all liabilities arising out of certain past divestiture transactions which have been consummated by Aetna prior to the closing of New Aetna's spin-off from Aetna.

                                     A-F-74

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

17. AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER (CONTINUED)
     The account balances and activities of Aetna Financial Services and Aetna International have been segregated and reported as discontinued operations. Operating results of the discontinued operations were as follows:

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1999        1998        1997
                                                              ---------   ---------   ---------
                                                                         (MILLIONS)
Revenue:
  Premiums..................................................  $2,259.8    $1,710.4    $1,592.6
  Total net investment income...............................   1,362.2     1,522.0     1,514.3
  Fees and other income.....................................     709.7       836.6       716.8
  Net realized capital gains (losses).......................       9.4       (18.1)       54.3
                                                              --------    --------    --------
          Total revenue.....................................   4,341.1     4,050.9     3,878.0
                                                              --------    --------    --------
Benefits and expenses:
  Current and future benefits...............................   2,596.7     2,254.8     2,240.4
  Operating expenses:
     Salaries and related benefits..........................     395.8       387.3       356.1
     Other..................................................     603.7       564.7       516.1
  Interest expense..........................................      46.6        44.7        21.9
  Amortization of goodwill & other acquired intangible
     assets.................................................      17.0        18.8        17.1
  Amortization of deferred policy acquisition costs.........     204.0       214.7       197.2
  Severance and facilities charge...........................        --         1.5          --
                                                              --------    --------    --------
          Total benefits and expenses.......................   3,863.8     3,486.5     3,348.8
                                                              --------    --------    --------
Income before taxes (benefits)..............................     477.3       564.4       529.2
Income taxes (benefits):
  Current...................................................      46.8       282.3       141.7
  Deferred..................................................     113.4      (114.3)       13.7
                                                              --------    --------    --------
          Total income taxes................................     160.2       168.0       155.4
                                                              --------    --------    --------
Net income..................................................  $  317.1    $  396.4    $  373.8
                                                              ========    ========    ========

                                     A-F-75

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

              ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

17. AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER (CONTINUED)
     Assets, liabilities and shareholder's equity of the discontinued businesses were as follows:

                                                               AS OF DECEMBER 31,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
                                                                   (MILLIONS)
ASSETS
Investments:
  Debt securities available for sale, at fair value.........  $12,854.0   $14,594.6
  Equity securities, at fair value..........................      504.7       603.9
  Short-term investments....................................      565.1       660.4
  Mortgage loans............................................      861.2       833.4
  Real Estate...............................................       92.3        78.0
  Policy loans..............................................      533.0       449.9
  Other.....................................................    1,020.2       981.6
                                                              ---------   ---------
Total investments...........................................   16,430.5    18,201.8
                                                              ---------   ---------
  Cash and cash equivalents.................................      870.9       836.0
  Short-term investments under securities loan agreement....      232.5       277.3
  Accrued investment income.................................      199.1       208.4
  Premiums due and other receivables........................      739.7       165.4
  Reinsurance recoverables..................................    3,012.3     3,300.0
  Deferred policy acquisition costs.........................    2,056.2     1,765.0
  Goodwill and other acquired intangible assets.............      680.4       550.0
  Other assets..............................................      388.2       227.1
  Separate Account assets...................................   38,692.7    29,443.6
                                                              ---------   ---------
Total assets................................................  $63,302.5   $54,974.6
                                                              =========   =========
LIABILITIES AND SHAREHOLDER'S EQUITY
Insurance liabilities:
  Future policy benefits....................................  $ 7,828.1   $ 8,242.1
  Unpaid claims.............................................      129.2       128.5
  Unearned premiums.........................................       49.6       123.7
  Policyholders' funds......................................   11,123.0    11,613.9
                                                              ---------   ---------
Total insurance liabilities.................................   19,129.9    20,108.2
                                                              ---------   ---------
  Short-term debt...........................................      162.7          --
  Long-term debt............................................      613.0       654.2
  Payables under securities loan agreement..................      232.5       277.3
  Current income taxes......................................      114.2       245.8
  Deferred income taxes.....................................       77.3       245.0
  Other liabilities.........................................    1,381.7       923.6
  Minority and participating policyholder's interest........      109.0       139.7
  Separate Accounts liabilities.............................   38,692.7    29,443.6
                                                              ---------   ---------
Total liabilities...........................................   60,513.0    52,037.4
                                                              ---------   ---------
Total shareholder's equity (including accumulated other
  comprehensive loss of $503.0 and $130.0)..................    2,789.5     2,937.2
                                                              ---------   ---------
Total liabilities and shareholder's equity..................  $63,302.5   $54,974.6
                                                              =========   =========

                                     A-F-76

                ANNEX A -- PRELIMINARY NEW AETNA INFORMATION STATEMENT

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                                 QUARTERLY DATA
                                  (UNAUDITED)

                                                         FIRST     SECOND(1)    THIRD      FOURTH
                                                        --------   ---------   --------   --------
                         1999                                           (MILLIONS)
Total revenue.........................................  $4,747.9   $4,774.6    $5,920.8   $6,666.4
                                                        ========   ========    ========   ========
Income before income taxes............................  $  167.4   $  226.5    $  242.0   $  108.9
Income taxes..........................................      83.0       99.5       104.8       58.1
                                                        --------   --------    --------   --------
Net income from continuing operations.................  $   84.4   $  127.0    $  137.2   $   50.8
                                                        ========   ========    ========   ========
Net income from discontinued operations...............  $   85.0   $   90.2    $   58.3   $   83.6
                                                        ========   ========    ========   ========

---------------
(1) Second quarter includes a benefit of $50.2 million after tax ($77.2 million pretax) from a reduction of the reserve for loss on discontinued products.

                                                         FIRST      SECOND    THIRD(1)    FOURTH
                                                        --------   --------   --------   --------
                         1998                                          (MILLIONS)
Total revenue.........................................  $3,702.1   $3,818.0   $4,431.1   $4,637.8
                                                        ========   ========   ========   ========
Income before income taxes............................  $  160.1   $  265.0   $  209.8   $  207.1
Income taxes..........................................      77.5      117.6      101.0       95.5
                                                        --------   --------   --------   --------
Net income from continuing operations.................  $   82.6   $  147.4   $  108.8   $  111.6
                                                        ========   ========   ========   ========
Net income from discontinued operations...............  $   76.9   $  106.2   $   93.5   $  119.8
                                                        ========   ========   ========   ========

---------------
(1) Third quarter includes a benefit of $44.2 million after tax ($68.0 million pretax) from a reduction of the reserve for loss on discontinued products.

                                     A-F-77

                                                                         ANNEX B

                 AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

                                     AMONG

                     ING AMERICA INSURANCE HOLDINGS, INC.,

                             ANB ACQUISITION CORP.,

                                   AETNA INC.

                 AND, FOR LIMITED PURPOSES ONLY, ING GROEP N.V.

                           DATED AS OF JULY 19, 2000

                               TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----

ARTICLE I
THE TRANSACTION; CLOSING; EFFECTIVE TIME
1.1   The Spin-Off................................................  B-1
1.2   The Merger..................................................  B-1
1.3   Closing.....................................................  B-2
1.4   Effective Time..............................................  B-2

ARTICLE II
CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION
2.1   The Certificate of Incorporation............................  B-2
2.2   The By-Laws.................................................  B-2

ARTICLE III
OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION
3.1   Directors...................................................  B-2
3.2   Officers....................................................  B-2

ARTICLE IV
EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES
4.1   Effect on Capital Stock.....................................  B-3
4.2   Exchange of Cash for Shares.................................  B-4
4.3   Dissenters' Rights..........................................  B-5

ARTICLE V
REPRESENTATIONS AND WARRANTIES
5.1   Representations and Warranties of the Company...............  B-6
      (a)  Organization, Good Standing and Qualification..........  B-6
      (b)  Capital Structure......................................  B-8
      (c)  Corporate Authority; Approval and Fairness.............  B-8
      (d)  Governmental Filings; No Violations....................  B-9
      (e)  Statutory Reports; Company Reports; Financial
           Statements.............................................  B-10
      (f)  Absence of Certain Changes.............................  B-12
      (g)  Litigation and Liabilities.............................  B-13
      (h) Employee Benefits.......................................  B-14
      (i)  Compliance with Laws; Permits..........................  B-16
      (j)  Takeover Statutes......................................  B-17
      (k)  Environmental Matters..................................  B-17
      (l)  Taxes..................................................  B-17
      (m) Labor Matters...........................................  B-19
      (n)  Insurance..............................................  B-19
      (o)  Intellectual Property..................................  B-19
      (p)  Rights Plan............................................  B-20
      (q)  Brokers and Finders....................................  B-20

                                                                    PAGE
                                                                    ----
      (r)  Insurance Business.....................................  B-20
      (s)  Liabilities and Reserves...............................  B-21
      (t)  Separate Accounts......................................  B-21
      (u)  Material Contracts.....................................  B-22
      (v)  Investment Contracts, Fund Clients and Advisory
           Clients................................................  B-22
      (w) Company Broker/Dealers..................................  B-23
      (x)  Bank Regulatory Matters................................  B-24
      (y)  No Contracts, Etc......................................  B-24
5.2   Representations and Warranties of ING, Parent and Merger
      Sub.........................................................  B-25

ARTICLE VI
COVENANTS
6.1   Interim Operations; Operation of Businesses.................  B-26
6.2   Acquisition Proposals.......................................  B-29
6.3   Accuracy of Proxy Statement and Form 10.....................  B-30
6.4   Shareholders Meeting........................................  B-30
6.5   Filings; Other Actions; Notification........................  B-31
6.6   Access......................................................  B-32
6.7   Stock Exchange..............................................  B-33
6.8   Publicity...................................................  B-33
6.9   Benefits; Company Options...................................  B-33
6.10  ERISA Client Lists..........................................  B-34
6.11  Expenses....................................................  B-34
6.12  Indemnification; Directors' and Officers' Insurance.........  B-34
6.13  Compliance with 1940 Act Section 15.........................  B-35
6.14  Fund Client Contracts, Distribution Plans and Boards........  B-36
6.15  Non-Fund Advisory Contracts.................................  B-36
6.16  Qualification of the Fund Clients; Fund Client Boards.......  B-36
6.17  Rights......................................................  B-36
6.18  Takeover Statute............................................  B-36
6.19  Company Debt................................................  B-36
6.20  Voting of Shares............................................  B-36
6.21  Other Agreements............................................  B-37
6.22  Headquarters and Related Matters............................  B-37
6.23  Asia........................................................  B-38
6.24  Confidentiality.............................................  B-38

ARTICLE VII
CONDITIONS
7.1   Conditions to Each Party's Obligation to Effect the
      Merger......................................................  B-38
7.2   Conditions to Obligations of Parent and Merger Sub..........  B-39
7.3   Conditions to Obligation of the Company.....................  B-40

                                                                    PAGE
                                                                    ----

ARTICLE VIII
TERMINATION
8.1   Termination by Mutual Consent...............................  B-41
8.2   Termination by Either Parent or the Company.................  B-41
8.3   Termination by the Company..................................  B-41
8.4   Termination by Parent.......................................  B-41
8.5   Effect of Termination and Abandonment.......................  B-41

ARTICLE IX
MISCELLANEOUS AND GENERAL
9.1   Survival....................................................  B-42
9.2   Modification or Amendment...................................  B-43
9.3   Waiver of Conditions........................................  B-43
9.4   Counterparts................................................  B-43
9.5   GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL...............  B-43
9.6   Notices.....................................................  B-44
9.7   Entire Agreement; No Other Representations..................  B-45
9.8   No Third Party Beneficiaries................................  B-45
9.9   Obligations of Parent and of the Company....................  B-45
9.10  Transfer Taxes..............................................  B-45
9.11  Severability................................................  B-45
9.12  Interpretation..............................................  B-45
9.13  Assignment..................................................  B-46
9.14  Specific Performance........................................  B-46

                             INDEX OF DEFINED TERMS

1940 Act....................................................  B-14
1999 10-K...................................................  B-9
Account Client..............................................  B-34
Acquisition Proposal........................................  B-45
Advisers Act................................................  B-14
Advisory Client.............................................  B-35
Advisory Entities...........................................  B-35
Advisory Entity.............................................  B-35
Aetna China Name Rights.....................................  B-58
Affiliate...................................................  B-10
Agent.......................................................  B-32
Agreement...................................................  B-1
ALICA.......................................................  B-15
Assumed Long-Term Debt Obligations..........................  B-4
Balance Sheet Date..........................................  B-18
Banking Authorities.........................................  B-14
Bankruptcy and Equity Exception.............................  B-13
By-Laws.....................................................  B-3
CBCA........................................................  B-2
Certificate.................................................  B-5
Certificate of Merger.......................................  B-3
Charter.....................................................  B-3
Chinese Mark................................................  B-58
Chinese Mark Agreement......................................  B-58
CityPlace Accrual Amount....................................  B-5
Class B Voting Preferred Stock..............................  B-4
Client......................................................  B-35
Closing.....................................................  B-2
Closing Date................................................  B-2
Closing Date Interest Accrual...............................  B-6
Code........................................................  B-8
Common Stock................................................  B-4
Company.....................................................  B-1
Company Actuarial Analyses..................................  B-32
Company Broker/Dealers......................................  B-37
Company Disclosure Letter...................................  B-9
Company Intellectual Property Rights........................  B-30
Company Material Adverse Effect.............................  B-10
Company Option..............................................  B-12
Company Reports.............................................  B-16
Company Requisite Vote......................................  B-13
Company SAP Statements......................................  B-15
Company Separate Accounts...................................  B-33
Compensation and Benefit Plans..............................  B-21
Confidentiality Agreement...................................  B-71
Constituent Corporations....................................  B-1
Contracts...................................................  B-15

Costs.......................................................  B-54
Coverage Policies...........................................  B-59
Current Premium.............................................  B-55
D&O Insurance...............................................  B-55
Designated Person...........................................  B-19
Designated Persons..........................................  B-19
Dissenting Shareholders.....................................  B-4
Dissenting Shares...........................................  B-4
Distribution Agreement......................................  B-1
Effective Time..............................................  B-3
Employee Benefits Agreement.................................  B-52
ERISA.......................................................  B-21
ERISA Affiliate.............................................  B-22
ERISA Affiliate Plan........................................  B-22
ERISA Client................................................  B-34
Excluded Capital Contribution...............................  B-5
Excluded Dividends..........................................  B-5
Excluded Employee...........................................  B-20
Excluded Share..............................................  B-4
Excluded Shares.............................................  B-4
Extended Date...............................................  B-64
First 2000 10-Q.............................................  B-9
Foreign Company Statements..................................  B-15
Form 10.....................................................  B-47
Fund Client.................................................  B-35
GAAP........................................................  B-17
Governmental Approvals......................................  B-48
Governmental Consents.......................................  B-60
Governmental Entity.........................................  B-14
HSR Act.....................................................  B-14
Indemnified Parties.........................................  B-53
ING.........................................................  B-1
ING Companies...............................................  B-4
Insurance and Healthcare Authorities........................  B-14
Insurance Laws..............................................  B-24
Intellectual Property.......................................  B-30
International Entities......................................  B-20
International Retained Insurance............................  B-10
Investment Contract.........................................  B-35
IRS.........................................................  B-22
Joint Venture...............................................  B-12
knowledge of the Company....................................  B-21
Laws........................................................  B-25
Long-Term Debt..............................................  B-5
MEC.........................................................  B-28
Merger......................................................  B-1
Merger Consideration........................................  B-5
Merger Sub..................................................  B-1
NASD........................................................  B-14

Net Capital Contribution Amount.............................  B-5
Net Interest Accrual Amount.................................  B-5
Notice of Superior Proposal.................................  B-47
NYSE........................................................  B-51
of which the Company has knowledge..........................  B-21 open Taxable years..........................................  B-29
Order.......................................................  B-61
Out-of-Pocket Expenses......................................  B-66
Parent......................................................  B-1
Parent Disclosure Letter....................................  B-39
Parent ERISA List...........................................  B-53
Parent Interest Portion.....................................  B-5
Parent Material Adverse Effect..............................  B-39
Paying Agent................................................  B-6
Payment Fund................................................  B-6
PBGC........................................................  B-14
Pension Plan................................................  B-22
Permitted Sales.............................................  B-5
Permitted Sales Proceeds....................................  B-5
Person......................................................  B-7
Preferred Stock.............................................  B-12
Proxy Statement.............................................  B-47
Qualified Plan..............................................  B-22
Representatives.............................................  B-51
Retained Insurance Companies................................  B-10
Retained Insurance Contracts................................  B-32
Right.......................................................  B-4
Rights Agreement............................................  B-4
SEC.........................................................  B-9
Section 6.21 Subsidiaries...................................  B-57
Securities Act..............................................  B-16
Share.......................................................  B-4
Shareholders Meeting........................................  B-48
Shares......................................................  B-4
shares......................................................  B-36
Spin-Off....................................................  B-1
Spinco......................................................  B-1
Stock Plans.................................................  B-12
Subsidiary..................................................  B-10
Superior Proposal...........................................  B-46
Surviving Corporation.......................................  B-2
Takeover Statute............................................  B-26
Tax.........................................................  B-27
Tax Allocation Agreement....................................  B-28
Tax Authority...............................................  B-28
Tax Return..................................................  B-28
Tax Sharing Agreement.......................................  B-43
Taxable.....................................................  B-27
Taxes.......................................................  B-27

Termination Date............................................  B-64
Termination Fee.............................................  B-66
the Company has no knowledge................................  B-21
Total assets under management...............................  B-62
Transaction.................................................  B-1
Transaction Agreements......................................  B-2
Transaction Expenses........................................  B-53
U.S. Retained Insurance Companies...........................  B-10
Voting Debt.................................................  B-13

                 AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

     AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER (hereinafter called this "Agreement"), dated as of July 19, 2000, among AETNA INC., a Connecticut corporation (the "Company"), ING AMERICA INSURANCE HOLDINGS, INC., a Delaware corporation ("Parent"), and ANB ACQUISITION CORP., a Connecticut corporation and a newly formed, wholly owned subsidiary of Parent ("Merger Sub", the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations") and, for the sole purpose of Sections 4.2, 4.3, 5.2, 6.3, 6.5, 6.8, 6.12, 6.18, 6.19, 6.20 and Article IX, ING GROEP N.V., a
corporation organized under the laws of the Netherlands ("ING").

                                    RECITALS

     WHEREAS, provided that all conditions precedent to the Distribution (as defined below) have been satisfied, immediately prior to the Effective Time (as defined below), the Company and Aetna U.S. Healthcare Inc., a Pennsylvania corporation and a wholly owned subsidiary of the Company ("Spinco"), intend to enter into a distribution agreement in the form of Annex A hereto, with such changes as may be approved by Parent in accordance with Section 9.2(b) of this Agreement (the "Distribution Agreement"), and to effect the various transactions contemplated thereby and, with the exception of this Agreement, by the other Transaction Agreements (as defined below) (all such transactions being referred to collectively as the "Spin-Off");

     WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have determined that it is in the best interests of their respective entities and shareholders to enter into this Agreement and have approved and adopted this Agreement and the merger of Merger Sub with and into the Company (the "Merger", the Spin-Off, the Merger and the other transactions contemplated by the Transaction Agreements sometimes being hereinafter collectively referred to as the "Transaction") upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, in making the foregoing determinations, the board of directors of the Company considered, among other things, the interests of the Company's employees, customers, creditors and suppliers, as well as community and societal considerations;

     WHEREAS, the Company, ING, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the Distribution Agreement (this Agreement, the Distribution Agreement and the other agreements and term sheets attached hereto or thereto sometimes being hereinafter collectively referred to as the "Transaction Agreements"); and

     WHEREAS, for federal income Tax (as defined below) purposes, it is intended that the Transaction will be treated at the shareholder level as an integrated transaction in redemption and disposition of the Company's outstanding capital stock.

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                    THE TRANSACTION; CLOSING; EFFECTIVE TIME

     1.1 The Spin-Off. Provided that all conditions precedent to the Spin-Off have been satisfied, prior to the Effective Time, the Company shall enter into the Distribution Agreement with Spinco, each other Person that will be a party to any Transaction Agreement (other than the Merger Agreement) shall enter into each such Transaction Agreement, and, on the terms and subject to the conditions of the Transaction Agreements, immediately prior to the Effective Time, the Company shall effect, and cause Spinco to effect, the Spin-Off.

     1.2 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time Merger Sub shall be merged with and into the Company and the separate corporate existence

                                       B-1
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 ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company with all its rights, privileges, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II of this Agreement. The Merger shall have the effects specified in the Connecticut Business Corporation Act, as amended (the "CBCA").

     1.3 Closing.  The closing of the Merger (the "Closing") shall take place
(i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 9:00 A.M. on the second business day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of those conditions and subject to compliance with the provisions of Section 4.2(b) of this Agreement) shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").

     1.4 Effective Time. As soon as practicable following the Closing, the Company, Parent and Merger Sub will cause a Certificate of Merger (the "Certificate of Merger") to be executed, acknowledged and delivered for filing to the Secretary of State of Connecticut as provided in Section 33-819 of the CBCA. The Merger shall become effective at the time when the Certificate of Merger has been accepted for filing by the Secretary of State of Connecticut or such other time as the parties hereto may agree to specify in the Certificate of Merger (the "Effective Time").

                                   ARTICLE II

                    CERTIFICATE OF INCORPORATION AND BY-LAWS
                          OF THE SURVIVING CORPORATION

     2.1 The Certificate of Incorporation. The certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter"); provided, however, that the Charter shall be amended to change the name of the Surviving Corporation to the name of: "Lion Connecticut Holdings Inc.", and as so amended, shall be the certificate of incorporation of the Surviving Corporation until duly amended as provided therein or by applicable law.

     2.2 The By-Laws. The by-laws of Merger Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the "By-Laws"); provided, however, that the By-Laws shall be amended to change the name of the Surviving Corporation to the name of: "Lion Connecticut Holdings Inc.", and as so amended, shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

                                  ARTICLE III

                             OFFICERS AND DIRECTORS
                          OF THE SURVIVING CORPORATION

     3.1 Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

     3.2 Officers.  The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws. Prior to the Effective Time, the Company shall cause, by transfer or otherwise, all officers of the Company and its Subsidiaries (as defined below) and Affiliates (as defined below) who will be employees of Spinco or any of its Subsidiaries after the Spin-Off (as contemplated by the
Transaction Agreements) to cease their employment with the Company and each of its Subsidiaries and Affiliates, as the case may be, and no replacements shall be elected, appointed or hired for such employees without the approval of
Parent.
                                       B-2
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                        ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

                                   ARTICLE IV

                     EFFECT OF THE MERGER ON CAPITAL STOCK;
                            EXCHANGE OF CERTIFICATES

     4.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

          (a) Merger Consideration. Each share of Common Stock, par value $0.01 per share, of the Company ("Common Stock"), including the associated right to purchase one one-hundredth of a share of Class B Voting Preferred Stock, par value $0.01 per share ("Class B Voting Preferred Stock"), of the Company (each a "Right" and, together with Common Stock, a "Share" or, collectively, the "Shares") issued pursuant to the Rights Agreement, dated as of September 24, 1999, between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agreement"), issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by or on behalf of ING, Parent, Merger Sub or any other Subsidiary of ING (collectively, the "ING Companies") or Shares that are owned by or on behalf of the Company or any Subsidiary of the Company and in each case not held on behalf of third parties or (ii) Shares ("Dissenting Shares") that are owned by shareholders ("Dissenting Shareholders") exercising dissenter's rights pursuant to Sections 33-855 through 33-872 of the CBCA (each such Share owned by or on behalf of the ING Companies, the Company and any Subsidiary of the Company and each Dissenting Share, an "Excluded Share" and collectively, the "Excluded Shares")) shall be converted into the right to receive an amount in cash per Share equal to (x) $7.70 billion
     (i) minus the greater of (A) $2.678 billion (which amount shall be reduced by $300 million if the $300 million outstanding principal amount of the 6.75% Notes of Aetna Services, Inc. due 2001 due and payable on August 15, 2001 is repaid in full on such maturity date) and (B) the aggregate principal amount of all Long-Term Debt (as defined below) outstanding as of the Effective Time to any Person (other than obligations for indebtedness set forth in Section 4.1(a)(i) of the Company Disclosure Letter) (such amount being the "Assumed Long-Term Debt Obligations"), (ii) plus the Net Capital Contribution Amount (positive or negative), (iii) plus the Net Interest Accrual Amount (positive or negative) and (iv) minus the CityPlace Accrual Amount divided by (y) the aggregate number of outstanding Shares as of the Effective Time (the "Merger Consideration"). At the Effective Time, all Shares issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate or other similar evidence of ownership of uncertificated Shares (such certificate or similar evidence of ownership of uncertificated Shares being referred to herein as a "Certificate") formerly representing any of such Shares (other than Excluded Shares) shall thereafter represent only the right to the Merger Consideration. "Net Capital Contribution Amount" means an amount determined as of the Effective Time for the period after March 31, 2000 until the Effective Time that is equal to the aggregate cash capital contributions (other than Excluded Capital Contributions (as defined below)) made (without duplication) after March 31, 2000 by the Company or Aetna Services, Inc. to Aetna Retirement Services, Inc., Aetna International, Inc. or any of their respective Subsidiaries from among the permitted capital contributions included in
     Section 4.1(a) of the Company Disclosure Letter minus the amount of any dividends or distributions (other than Excluded Dividends) paid (without duplication) after March 31, 2000 from Aetna Retirement Services, Inc., or Aetna International, Inc. or any of their respective Subsidiaries to Aetna Services, Inc. (other than any such dividends and distributions paid in respect of the proceeds (after Taxes and transaction expenses incurred in connection therewith) (the "Permitted Sales Proceeds") received from the sale or disposition of (i) Inversiones Mercantile-Aetna C.A. and (ii) the Company's direct or indirect interest in Kwang Hua Securities Investment & Trust Co. and Kwang Hua Securities Investment Consultant Co. Ltd. (the items referred to in clauses (i) and (ii) collectively, the "Permitted Sales")). The term "Long-Term Debt" means indebtedness for borrowed money, the term of which, when incurred, had a maturity date of one year or more, of the Company or any of its Subsidiaries. The term "Excluded Capital Contribution" means any portion of any capital contribution made, directly or indirectly, to Spinco or any of its Subsidiaries. The term "Excluded Dividends" means cash dividends or other cash distributions, funds for which were originally provided by

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 ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

     Subsidiaries of Aetna Retirement Services, Inc. or Aetna International, Inc. that are also Subsidiaries of Spinco, net of any Tax cost to any of the Company or its Subsidiaries. The term "Net Interest Accrual Amount" means the amount (positive or negative) equal to the Parent Interest Portion minus the Closing Date Interest Accrual. The term "CityPlace Accrual Amount" means an amount equal to the next aggregate semi-annual lease payment of the Company and its Subsidiaries payable in respect of the the CityPlace building to be made after the Effective Time multiplied by a fraction the numerator of which is the total number of days elapsed since the immediately preceding October 31 or March 30 until the Effective Time and the denominator of which is 180. "Parent Interest Portion" shall mean an amount equal to the amount of interest that would accrue (in a manner consistent with accruals on the Assumed Long-Term Debt Obligations) on $1 billion (one billion dollars) principal amount of indebtedness bearing an annual interest rate of 7.1% from and including April 1, 2000 to the Effective Time. "Closing Date Interest Accrual" shall mean the amount of interest accrued as of the Effective Time in respect of the Assumed Long-Term Debt Obligations.

          (2) The Merger and the Spin-Off shall be effected such that the shares of Spinco to be distributed in the Spin-Off and the Merger Consideration are distributed or paid, as the case may be, only to the same holder of a share of Common Stock.

          (3) Cancellation of Shares. Each Share issued and outstanding immediately prior to the Effective Time and owned by or on behalf of any of the ING Companies or owned by the Company or any Subsidiary of the Company (in each case other than Shares that are held on behalf of third parties) shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be outstanding and shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

          (4) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

     4.2 Exchange of Cash for Shares.

     (a) Paying Agent. At or prior to the Effective Time, ING shall cause Parent or an Affiliate of Parent to deposit with First Chicago Trust Company of New York (the "Paying Agent"), for the benefit of the holders of Shares, cash sufficient to pay the aggregate Merger Consideration in exchange for Shares outstanding immediately prior to the Effective Time (other than Excluded Shares) upon due surrender of the Certificates (or affidavits of loss in lieu thereof) pursuant to the provisions of this Article IV (such cash being hereinafter referred to as the "Payment Fund").

     The funds deposited with the Paying Agent shall be invested by the Paying Agent as Parent shall reasonably direct, and any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

     (b) Payment Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (and affidavits of loss in lieu thereof) in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation (or due submission of an affidavit of loss in lieu thereof) to the Paying Agent together with such letter of transmittal, duly executed, the holder of such Certificate (or submitter of such affidavit, as the case may be) shall be entitled to receive in exchange therefor, a check in the amount (after giving effect to any required Tax withholdings) of the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof) multiplied by the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender (after giving effect to any required Tax withholding) of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may

                        ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

     For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit corporations), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined below) or other entity of any kind or nature.

     (c) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

     If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be canceled and, provided the Merger Consideration provided thereon has not escheated to the relevant Governmental Entity (as defined below), exchanged for a check (after giving effect to any required Tax withholding) in the proper amount pursuant to this
Article IV.

     (d) Termination of Payment Fund. Any portion of the Payment Fund (including the profit, interest or income from any investments thereof) that remains unclaimed by the holders of Shares (other than Excluded Shares) for one year after the Effective Time shall be returned to Parent or as directed by Parent. Any holders of Shares (other than Excluded Shares) who have not theretofore complied with this Article IV shall thereafter look only to Parent for payment of (after giving effect to any required Tax withholdings) the Merger Consideration upon due surrender of their Certificates (or affidavits of loss in lieu thereof), without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount (after giving effect to any required Tax withholdings) of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration upon due surrender of, and deliverable in respect of the Shares represented by, such Certificate pursuant to this Agreement.

     (f) Withholding of Tax. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Shares such amounts as Parent (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code") or any provision of state, local or foreign Tax Law (as defined below). Such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holders of Shares in respect of which such deduction and withholding was made.

     4.3 Dissenters' Rights. Any Person who otherwise would be deemed a Dissenting Shareholder shall not be entitled to receive the Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under the CBCA. Each Dissenting Shareholder shall be entitled to receive only the payment determined pursuant to Sections 33-855 through 33-872 of the CBCA with respect to Shares owned by such Dissenting Shareholder. The Company shall give Parent (i) prompt notice of any written dissenters' demands, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to dissenters' rights and (ii) the opportunity to direct all negotiations and proceedings with respect to dissenters' demands under the CBCA. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any dissenters' demands for payment for Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands. If, after the Effective Time, such Dissenting Shareholder fails to perfect, withdraws or loses its right to demand the payment of fair value for its Shares under the CBCA, such Shares shall be treated as if they had

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 ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

been converted as of the Effective Time into a right to receive the Merger Consideration and ING shall cause Parent to promptly thereafter deposit, or cause to be deposited, with the Paying Agent, for the benefit of such Dissenting Stockholder, cash sufficient to pay the aggregate Merger Consideration in exchange for all such Shares.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.1 Representations and Warranties of the Company. Except as disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission (the "SEC") on February 29, 2000 (the "1999 10-K"), the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed with the SEC on April 27, 2000 (the "First 2000 10-Q"), the Company's Annual Proxy Statement on Schedule 14A, filed with the SEC on March 22, 2000, or as set forth in the corresponding sections or subsections of the disclosure letter, dated the date hereof, delivered to Parent by the Company on or prior to entering into this Agreement (the "Company Disclosure Letter"), the Company hereby represents and warrants to Parent and Merger Sub as set forth in this Section 5.1. All representations and warranties contained in this Agreement which are made as to Joint Ventures (as defined below) or any other joint ventures shall be made only as to the actual knowledge of those people set forth on Section 5.1 of the Company Disclosure Letter.

     (a) Organization, Good Standing and Qualification. (i) Each of the Company and its Subsidiaries (as defined below) and Joint Ventures and Spinco is an entity duly organized, validly existing and in good standing (or relevant state or foreign law equivalent) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except (A) to the extent such qualifications to do business include the possession of insurance, reinsurance or healthcare licenses, which are addressed in Section 5.1(a)(ii) below and (B) where the failure to be so organized, qualified or in good standing (or relevant state or foreign law equivalent), or to have such power or authority is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has made available to Parent complete and correct copies of the certificate of incorporation and by-laws or other comparable governing instruments of the Company and each of the Subsidiaries and Joint Ventures of the Company set forth in Section 5.1(a)(i)(A) of the Company Disclosure Letter. Such certificates of incorporation and by-laws or other comparable governing instruments of the Company, Spinco, each of the Joint Ventures and each of the Subsidiaries listed in Section 5.1(a)(i)(A) of the Company Disclosure Letter so delivered are in full force and effect. Section 5.1(a)(i)(B) of the Company Disclosure Letter contains, as of the date of this Agreement, a correct and complete list of (x) each Subsidiary and Joint Venture of the Company and (y) each jurisdiction where the Company and each of such Subsidiaries and Joint Ventures is organized.

     As used in this Agreement, the term (x) "Subsidiary" means, with respect to any Person, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries or by such Person and any one or more of its respective Subsidiaries; provided, however, that except in the context of references in Section 5.1(e)(iii) to consolidated financial statements of the Company and its Subsidiaries, (A) no member of the Spinco Group (as defined in the Distribution Agreement) shall be deemed to be a Subsidiary, Joint Venture or "Affiliate" (as defined in Rule 12b-2 under the Exchange Act) of the Company, (B) each member of the Spinco Group (other than Spinco) shall be deemed to be a Subsidiary only of Spinco and not a member of the Aetna Group (as defined in the Distribution Agreement), (C) no member of the Aetna Group shall be deemed to be a Subsidiary, Joint Venture or Affiliate of Spinco or member of the Spinco Group and (D) each member of the Aetna Group (other than the Company) shall be deemed to be a Subsidiary only of the Company and not a member of the

                        ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

Spinco Group, and (y) "Company Material Adverse Effect" means a material adverse effect on the financial condition, properties, business or annual results of operations of the Company and its Subsidiaries and Joint Ventures taken as a whole, except to the extent that such adverse effect results from (A) general economic conditions or changes therein in any one or more countries, (B) financial market fluctuations or conditions in any one or more countries, (C) adverse economic, currency or regulatory changes or effects in or affecting the financial services industry, insurance industry or asset management industry in any one or more countries or (D) the announcement of the transactions contemplated herein. Notwithstanding the foregoing, the parties hereto acknowledge and agree that in no event shall any matter that is or would be a Spinco Group Liability (as such term is defined in the Distribution Agreement) constitute or give rise to, in whole or in part, a Company Material Adverse Effect.

     (ii) The Company and its Subsidiaries (i) conducts its domestic insurance and reinsurance operations exclusively through Aetna Life Insurance and Annuity Company and Aetna Insurance Company of America (the "U.S. Retained Insurance Companies") and (ii) conducts its international insurance, reinsurance and health care operations through those Subsidiaries, Joint Ventures and joint ventures set forth in Section 5.1(a)(ii)(A) of the Company Disclosure Letter (the "International Retained Insurance Companies" and, together with the U.S. Retained Insurance Companies, the "Retained Insurance Companies"). Section 5.1(a)(ii)(B) of the Company Disclosure Letter sets forth the jurisdictions where the Retained Insurance Companies are domiciled or "commercially domiciled" and licensed to do an insurance or reinsurance or healthcare business for insurance regulatory purposes. Each of the Retained Insurance Companies is (A) duly licensed or authorized to engage in the business conducted by it (including, without limitation, as a healthcare company, an insurance company or, where applicable, a reinsurer) in its jurisdiction of organization, (B) duly licensed or authorized as a healthcare company, an insurance company or, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized, and (C) duly authorized in its jurisdiction of organization and each other applicable jurisdiction to engage in or write each line of business reported as being written in the Company SAP Statements (as defined below) (in the case of U.S. Retained Insurance Companies) or (in the case of International Retained Insurance Companies) comparable report, except, in the case of each of clauses (A) through (C), where the failure to be so licensed or authorized is not reasonably likely to have a Company Material Adverse Effect. The Company and each of the Retained Insurance Companies have made all required filings under applicable Insurance Laws (as defined below) except where the failure to file is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

     (iii) Joint Ventures. Section 5.1(a)(iii)(A) of the Company Disclosure Letter sets forth a list of each of the Company's and its Subsidiaries' Joint Ventures. With respect to each of those Joint Ventures so indicated in Section 5.1(a)(iii) of the Company Disclosure Letter, the Company has made available to Parent correct and complete copies of all agreements among Joint Venture parties with respect to the Joint Venture and all governing instruments and amendments thereto with respect to each Joint Venture. With respect to each of the Joint Ventures, the Company has made available to Parent correct and complete copies of all agreements to which the Company or any of its Subsidiaries or Joint Ventures is a party which (i) have affected or are reasonably likely to affect the ability, if any, of Parent to direct and control such entity's business operations after consummation of the Merger and the other transactions contemplated in the Transaction Agreements or (ii) evidence any commitment (whether or not contingent) for future investment of capital or otherwise to be directly or indirectly made by ING, the Company or any of their respective Subsidiaries therein, or any other future material liabilities or obligations in respect thereof of ING, the Company or any of their respective Subsidiaries. With respect to the joint ventures of the Company and its Subsidiaries that are not Joint Ventures: (A) neither the Company nor any of its Subsidiaries or Joint Ventures is liable for any material obligations or material liabilities of any such joint ventures, (B) neither the Company nor any of its Subsidiaries or Joint Ventures is obligated to make any loans or capital contributions to, or to undertake any guarantees or obligations with respect to, such joint ventures,
(C) none of such joint ventures own any assets that are material to the continued conduct of the business of the Company and its Subsidiaries and Joint Ventures, taken as a whole, substantially as it is presently conducted, (D) neither the Company nor any of its Subsidiaries or Joint Ventures is subject to any limitation on its right to compete or any material limitation on its right to otherwise conduct its business by reason of any agreement relating to

 ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

such joint venture and (E) each joint venture is in material compliance with all Laws of all Governmental Entities. As used herein, "Joint Venture" shall mean those direct or indirect joint ventures of the Company or any of its Subsidiaries (i) that are not otherwise direct or indirect Subsidiaries of the Company and (ii) in which the Company or any of its Subsidiaries as of the date of this Agreement have invested, or made commitments to invest, $25 million or more, but "Joint Venture" and "joint venture" shall not include any entities whose securities are held solely for passive investment purposes by the Company or any of its Subsidiaries. Section 5.1(a)(iii)(B) of the Company Disclosure Letter contains, as of the date of this Agreement, a correct and complete list of each joint venture of the Company and its Subsidiaries that is not a Joint Venture.

     (b) Capital Structure. The authorized capital stock of the Company consists of 500,000,000 shares of Common Stock, of which 141,149,275 shares of Common Stock were outstanding as of the close of business on June 30, 2000, 15,000,000 shares of Class A Voting Preferred Stock, par value $0.01 per share, of which no shares are outstanding, 15,000,000 shares of Class B Voting Preferred Stock, of which no shares are outstanding, 15,000,000 shares of Class C Voting Preferred Stock, par value $0.01 per share, of which no shares are outstanding, and 15,000,000 shares of Class D Non-Voting Preferred Stock, par value $0.01 per share, of which no shares are outstanding (the Class A Voting Preferred Stock, the Class B Voting Preferred Stock, the Class C Voting Preferred Stock and the Class D Non-Voting Preferred Stock sometimes being referred to herein as the "Preferred Stock"). Since June 30, 2000 to the date hereof, no Shares have been issued except in the ordinary course of business, including, without limitation, pursuant to stock option exercises. All of the outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no shares of Common Stock or Preferred Shares reserved for or otherwise subject to issuance, except that, as of the date hereof, there were (i) 22,179,682 shares of Common Stock reserved for issuance pursuant to those plans identified as Stock Plans in Section 5.1(b) of the Company Disclosure Letter (collectively, the "Stock Plans"), (ii) 1,673,145 shares of Class B Voting Preferred Stock reserved for issuance pursuant to the Rights Agreement, (iii) 3,200,000 shares of Common Stock reserved for issuance pursuant to the Share Exchange and Registration Rights Agreement dated as of December 17, 1999, between the Company and Citibank, N.A. and (iv) 1,000,000 shares of Common Stock reserved for issuance pursuant to the Certificate dated August 6, 1999 representing Stock Appreciation Rights to purchase shares of Common Stock of the Company, issued to The Prudential Insurance Company of America. The Company has provided to Parent a correct and complete list of the aggregate outstanding options, as of the date of this Agreement, to purchase Shares under the Stock Plans (each a "Company Option"), including the date of grant, exercise price and number of Shares subject thereto. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly owned subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter ("Voting Debt").

     (c) Corporate Authority; Approval and Fairness. (i) The Company has, and Spinco will have prior to the Effective Time, all requisite corporate power and authority and the Company has, and Spinco will have prior to the Effective Time, taken all corporate action necessary in order to execute, deliver and perform its obligations under the Transaction Agreements to which it is or will be a party and to consummate, on the terms and subject to the conditions of the Transaction Agreements, the transactions contemplated hereby and thereby, subject only to approval of this Agreement and the transactions contemplated hereby by the holders of at least two-thirds of the outstanding shares of Common Stock (the "Company Requisite Vote"). Each
                                       B-8
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                        ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

Transaction Agreement to which the Company or Spinco is or will be a party, when executed by such party, will be a valid and binding agreement of such party enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to the rights of creditors of insurance companies generally and to general equity principles (the "Bankruptcy and Equity Exception").

     (ii) The board of directors of the Company (A) has, and, in the case of Spinco, the Board of Directors of Spinco will have prior to the Effective Time, unanimously approved the Transaction Agreements and the transactions contemplated hereby and (B) has declared that this Agreement and the transactions contemplated hereby, taken as a whole, are fair to, advisable and in the best interests of the holders of shares of Common Stock. In taking such action, the Board of Directors of the Company considered, among other things, the interests of the Company's employees, customers, creditors and suppliers as well as community and societal considerations. The board of directors of the Company has also has received the opinions of its financial advisors, Donaldson Lufkin & Jenrette Securities Corporation and Goldman, Sachs & Co., to the effect that the consideration to be received by the holders of shares of Common Stock in the Merger is fair from a financial point of view to the holders of shares of Common Stock.

     (d) Governmental Filings; No Violations. (i) Other than the reports, filings, registrations, consents, approvals, permits, authorizations, applications, expiry of waiting periods and/or notices (A) pursuant to Section 1.4, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (C) under any foreign competition laws, (D) under the Exchange Act, the Securities Act (in each case as defined below) and other securities laws, (E) under the Investment Company Act of 1940, as amended (the "1940 Act"), (F) under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), (G) with the NYSE (as defined below), (H) with the National Association of Securities Dealers, Inc. (the "NASD"), (I) with applicable foreign, federal and state regulatory authorities governing insurance and healthcare (including, but not limited to, the Commissioners or Superintendents, as the case may be, of Insurance of Connecticut and Florida) (the "Insurance and Healthcare Authorities"), (J) in respect of certain undertakings made by the Company to the Insurance and Healthcare Authorities of the States of Florida and California, (K) with federal and state regulatory authorities governing banking (including, but not limited to, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, the Connecticut Banking Department, and the Office of the Comptroller of the Currency), insurance premium finance, commercial collections, leasing, consumer finance, financial services, investment services, commercial finance and mortgage lending or servicing (the "Banking Authorities"), (L) with the Department of Labor, (M) with applicable foreign and federal regulatory authorities governing foreign investments, (N) with applicable foreign regulatory authorities governing the management of pension plans, (O) with applicable state regulatory authorities governing investments advisors, (P) with the Pension Benefit Guaranty Corporation (the "PBGC") (Q) required to be obtained from any Governmental Entity (as defined below) in its capacity as a customer of the Company, Spinco or any of their Subsidiaries or any Joint Ventures and (R) with the IRS in connection with certain transfers contemplated by the Employee Benefits Agreement (as defined below), no notices, reports or other filings are required to be made by the Company, Spinco or any of their Subsidiaries or any Joint Ventures with, nor are any consents, registrations, approvals, permits, applications, expiry of waiting periods or authorizations required to be obtained by the Company, Spinco or any of their Subsidiaries or any Joint Ventures from, any U.S. or non-U.S. governmental or regulatory authority, agency, commission, tribunal, body or other governmental, quasi-governmental or self-regulatory entity (each, a "Governmental Entity"), in connection with the execution and delivery of the Transaction Agreements by the Company and Spinco and the consummation by the Company and Spinco of the Merger, the Spin-Off and the other transactions contemplated hereby and thereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company or Spinco to consummate the Merger and the other transactions contemplated by the Transaction Agreements.

     (ii) The execution, delivery and performance of each Transaction Agreement by the Company (and in the case of the Distribution Agreement, Spinco) does not, and the consummation by the Company (and in the case of the Distribution Agreement, Spinco) of the Merger and the other transactions contemplated hereby

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 ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

and thereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate or by-laws of Spinco or the Company or the comparable governing instruments of any of the Company's or Spinco's Subsidiaries or any Joint Ventures, (B) a breach or violation of, or a default under, the acceleration of any rights or obligations or the creation of a lien, pledge, security interest, claim or other encumbrance on the assets of Spinco, the Company or any of the Company's or Spinco's Subsidiaries or any Joint Ventures (with or without notice, lapse of time or both) pursuant to, any agreement, lease, non-governmental license, contract, treaty, note, mortgage, indenture, non-governmental franchise, non-governmental permit, concession, arrangement or other non-governmental obligation ("Contracts") binding upon Spinco, the Company or any of the Company's or Spinco's Subsidiaries or any Joint Ventures or, assuming compliance with the matters referred to in Section 5.1(d)(i), any Law (as defined below), or any governmental or non-governmental permit, franchise or license to which Spinco, the Company or any of the Company's or Spinco's Subsidiaries or any Joint Ventures is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company or Spinco to consummate the transactions contemplated by the Transaction Agreements. The payment of the Merger Consideration in the Merger and distribution of the shares of Spinco to be distributed in the Spin-Off only to the same holder of a share of Common Stock (as described in Section 4.1(b) of this Agreement) is capable of being effected in accordance with Law.

     (e) Statutory Reports; Company Reports; Financial Statements. (i) Since January 1, 1997, each of the Retained Insurance Companies has filed all annual or quarterly statements, together with all exhibits, interrogatories, notes, actuarial opinions, affirmations, certifications, schedules or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate regulatory authorities of the jurisdiction in which it is, or was for the period of time covered by the filing, domiciled or "commercially domiciled" on forms prescribed or permitted by such authority (in the case of U.S. Retained Insurance Companies and Aetna Life Insurance Company of America ("ALICA"), collectively, the "Company SAP Statements", and in the case of International Retained Insurance Companies, other than immaterial International Retained Insurance Companies, collectively the "Foreign Company Statements"). The Company has delivered or made available to Parent all Company SAP Statements and all Foreign Company Statements, in each case for the year ended December 31, 1999 each in the form (including exhibits, annexes and any amendments thereto) filed with the applicable insurance regulatory agency. Since January 1, 1997, the financial statements included in the Company SAP Statements and Foreign Company Statements for the periods from and after January 1, 1997, including the notes thereto, have been prepared in accordance with statutory or other applicable accounting practices prescribed or permitted by applicable regulatory authorities in effect as of the date of the respective statements, and such accounting practices have been applied on a substantially consistent basis throughout the periods involved, except as expressly set forth in the notes or schedules thereto. Such financial statements present fairly in all material respects the respective statutory financial positions and results of operations of each of the Retained Insurance Companies as of their respective dates and for the respective periods presented therein. The Company SAP Statements and Foreign Company Statements complied in all material respects with all applicable Laws when filed, and no material deficiency has been asserted with respect to any Company SAP Statements or Foreign Company Statements by the applicable insurance regulatory body or other Governmental Entity. Except as indicated therein, all assets that are reflected as admitted assets on the Company SAP Statements and Foreign Company Statements, to the extent applicable, comply in all material respects with all applicable Insurance Laws (as defined below) with respect to admitted assets and are in an amount at least equal to the minimum amounts required by applicable Insurance Laws. The statutory balance sheets and statements of income, changes in financial position and cash flow included in the Company SAP Statements for 1999 have been audited by KPMG LLP and the Company has delivered or made available to Parent true and complete copies of all audit opinions related thereto. To the extent the balance sheets and statements of income, changes in financial position and cash flow included in the Foreign Company Statements for 1999 have been audited, the Company has delivered or made available to Parent true and complete copies of all audit opinions related thereto. The Company has delivered to Parent true and complete copies of all examinations and market conduct reports or other comparable examinations or

                        ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

reports of insurance departments and any insurance regulatory agencies since January 1, 1998 relating to the Retained Insurance Companies.

     (ii) The Company has filed with the SEC each registration statement, report, proxy statement or information statement required to be filed by it since January 1, 1997, including the 1999 10-K and the First 2000 10-Q, each in the form, when filed (or if amended, as of the date of such amendment) (including exhibits, annexes and any amendments thereto), promulgated by the SEC under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act (collectively, with any other filings made with the SEC since January 1, 1997, and including any such registration statements, reports, proxy statements and information statements filed subsequent to the date hereof and as amended, the "Company Reports"). As of their respective dates (or, if amended, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

     (iii) Each of the consolidated balance sheets included in the Company Reports (including the related notes and schedules) fairly presents in all material respects, or will fairly present in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income, shareholders' equity and cash flows included in the Company Reports (including any related notes and schedules) fairly presents in all material respects, or will fairly present in all material respects, the results of operations, retained earnings and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

     (iv) Section 5.1(e)(iv) of the Company Disclosure Letter contains the unaudited pro forma consolidated balance sheet of Spinco and its Subsidiaries as of March 31, 2000, together with the related unaudited consolidated statement of income for the three-month period then ended, and the unaudited pro forma consolidated statement of income of Spinco and its Subsidiaries for the year ended December 31, 1999. Such statements present information as if the Spin-Off had occurred (on the terms and subject to the conditions set forth in the Transaction Agreements) as of the Balance Sheet Date or, with respect to the income statements, as if the Spin-Off had occurred (on the terms and subject to the conditions set forth in the Transaction Agreements) as of the beginning of the period presented. Such statements are based on, and should be read in conjunction with, the historical consolidated financial statements included in the Company Reports. Such balance sheet fairly presents in all material respects the consolidated financial position of Spinco and its Subsidiaries as of its date, as if the Spin-Off had occurred (on the terms and subject to the conditions set forth in the Transaction Agreements) on such date, and each such consolidated statement of income, fairly presents in all material respects the results of operations of Spinco and its Subsidiaries for the periods set forth therein, as if the Spin-Off had occurred (on the terms and subject to the conditions set forth in the Transaction Agreements) as of the beginning of such period (subject to notes and normal year-end audit adjustments that will not be material in amount or effect). The accounts reflected in the unaudited pro forma consolidated financial statements referred to in this subsection have been prepared in accordance with GAAP on a basis consistent with the historical audited consolidated financial statements of the Company and its Subsidiaries (including Spinco and its Subsidiaries) and were prepared in accordance with the requirements of SEC Regulation S-X as it relates to pro forma financial statements.

     (v) Section 5.1(e)(v) of the Company Disclosure Letter contains the unaudited pro forma consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2000, together with the related unaudited consolidated statement of income, for the three-month period then ended, and the unaudited pro forma consolidated statement of income of the Company and its Subsidiaries for the year ended December 31, 1999. Such statements present information as if the Spin-Off had occurred (on the terms and subject to the conditions set forth in the Transaction Agreements) as of the Balance Sheet Date or, with respect to the income statements, as if the Spin-Off had occurred (on the terms and subject to the conditions set forth in the Transaction Agreements) as of the beginning of the period presented. Such statements are based on, and

 ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

should be read in conjunction with, the historical consolidated financial statements included in the Company Reports. Such balance sheet fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date, as if the Spin-Off had occurred (on the terms and subject to the conditions set forth in the Transaction Agreements) on such date, and each such consolidated statement of income fairly presents in all material respects the results of operations of the Company and its Subsidiaries for the periods set forth therein, as if the Spin-Off had occurred (on the terms and subject to the conditions set forth in the Transaction Agreements) as of the beginning of such period (subject to notes and normal year-end audit adjustments that will not be material in amount or effect). The accounts reflected in the unaudited pro forma financial statements referred to in this subsection have been prepared in accordance with GAAP on a basis consistent with the historical audited consolidated financial statements of the Company and its Subsidiaries (including Spinco and its Subsidiaries) and were prepared in accordance with the requirements of SEC Regulation S-X as it relates to pro forma financial statements.

     (f) Absence of Certain Changes. Except as disclosed in the Company Reports filed prior to the date hereof or as expressly contemplated by the Transaction Agreements or Section 6.1 hereof, since March 31, 2000 (the "Balance Sheet Date"), the Company and its Subsidiaries and Joint Ventures have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary course of such businesses consistent with prior practice and since the Balance Sheet Date there has not been (i) any Company Material Adverse Effect or any development or combination of developments of which the Company has knowledge (as such phrase is defined below) that has had or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) any damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries or Joint Ventures, whether or not covered by insurance, which is reasonably likely to have a Company Material Adverse Effect; (iii) any change by the Company or any of its Subsidiaries in accounting principles, practices or methods, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto; (iv) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or Aetna Retirement Services, Inc. or Aetna International, Inc., except for dividends or other distributions on the capital stock of the Company publicly announced prior to the date hereof and except for regularly scheduled quarterly cash dividends on the Company's capital stock; (v) any material addition, or any development involving a prospective material addition, to the Company and its Subsidiaries' consolidated reserves for future insurance policy benefits or other insurance policy claims and benefits other than as a result of new business produced in the ordinary course of business since the Balance Sheet Date and except to the extent relating solely to any member of the Spinco Group; (vi) any material change in the actuarial, investment, reserving, underwriting or claims administration policies, practices or principles of any Retained Insurance Company, except as may be appropriate to conform to changes in statutory or regulatory accounting or actuarial rules or generally accepted accounting or actuarial principles or regulatory requirements with respect thereto; (vii) any amendment of any of the Compensation and Benefit Plans (as defined below) other than amendments in the ordinary course of business consistent with prior practice; (viii) any granting by the Company or any of its Subsidiaries to any of the 20 highest paid employees (by base salary) of the Company (each a "Designated Person" and collectively, the "Designated Persons") of any increase in compensation, except (A) for increases in the ordinary course of business consistent with prior practice, (B) as was required under employment agreements in effect as of the Balance Sheet Date or (C) in connection with a promotion;
(ix) any granting by the Company or any of its Subsidiaries to any Designated Person of any increase in severance or termination pay, except (A) for obligations which have been satisfied prior to the date hereof, (B) for increases in the ordinary course of business consistent with prior practice in any one case not in excess of $100,000, (C) as was required under any employment, severance or termination agreement in effect as of the Balance Sheet Date or (D) in connection with a promotion; (x) any entry by the Company or any of its Subsidiaries into any new severance or termination agreement with any Designated Person, except (A) for obligations which have been satisfied prior to the date hereof, (B) new severance or termination obligations in the ordinary course of business consistent with prior practice in any one case not in excess of $100,000, (C) in connection with a promotion or (D) any new severance or termination agreement entered into at Parent's request or with Parent's consent;

                        ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

(xi) except in the ordinary course of business consistent with past practices, any material Tax election made by the Company or any of its Subsidiaries or any material changes of the Company or any of its Subsidiaries' methods of accounting for federal income Tax purposes or (xii) any transfer or transaction that would have been prohibited by Section 6.1(l) had it been in effect since March 31, 2000; provided, however, that the limitations of clauses (vii) through
(x) of this Section 5.1(f) shall not apply to any actions taken in respect of any individual who, after giving effect to the Spin-Off, will be an executive officer, director or employee of Spinco or any of its Subsidiaries (an "Excluded Employee") if such actions do not adversely affect the Company and its Subsidiaries and such limitations shall not apply to any actions taken in respect of any other individual so long as any liabilities resulting from such actions are the responsibility of Spinco or any of its Subsidiaries (after giving effect to the Transaction Agreements). For purposes of the proviso to this Section 5.1(f), an action will not be considered to adversely affect the Company and its Subsidiaries if (i) the action is taken with respect to an Excluded Employee whose employment arrangements expressly provide that, upon consummation of the Spin-Off, any and all claims of such Excluded Employee with respect to employment shall be brought only against Spinco or any of its Subsidiaries and shall not be brought against the Company or any of its Subsidiaries or (ii) if the aggregate liability for the action (other than an action described in the foregoing clause (i)), together with the aggregate liability for all actions other than those described in the foregoing clause
(i), determined in each case without regard to the Transaction Agreements, is less than $10 million.

     (g) Litigation and Liabilities. (i) Except as disclosed in the Company Reports filed prior to the date hereof, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened against Spinco, the Company, their respective Subsidiaries, any of the Joint Ventures or any of their respective properties or assets except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company or Spinco to consummate the transactions contemplated by the Transaction Agreements.

     (ii) Set forth in Section 5.1(g)(ii) of the Company Disclosure Letter is a complete list, as of the date hereof, of all civil, criminal or administrative actions, suits, claims (other than individual customer complaints which are received in the ordinary course of business, consistent with past practices, and as to which no suit, action or arbitration has been commenced), hearings, investigations or proceedings pending, or, to the actual knowledge of the people set forth in Section 5.1(g)(ii) of the Company Disclosure Letter, threatened, against the Company and its Subsidiaries (other than Aetna International, Inc. and its Subsidiaries, the "International Entities"), any Joint Ventures and any joint ventures of the Company or their properties or assets.

     (iii) Set forth in Section 5.1(g)(iii) of the Company Disclosure Letter is a complete list, as of the date hereof, of each civil, criminal or administrative actions, suits, claims (other than individual customer complaints which are received in the ordinary course of business, consistent with past practices, and as to which no suit, action or arbitration has been commenced), hearings, investigations or proceedings pending, or, to the actual knowledge of the people set forth in Section 5.1(g)(iii) of the Company Disclosure Letter, threatened, against the International Entities and the Joint Ventures or their properties or assets, as to which, in each case, it is reasonably likely to expect potential damages resulting therefrom to exceed $500,000, net of applicable insurance and reserves.

     (iv) As of the date hereof, there is no litigation against any member of the Spinco Group which, net of applicable insurance and reserves with respect thereto, is reasonably likely to result in liability for amounts which would be material to the financial condition of Spinco.

     (v) Except for those obligations and liabilities that are fully reflected or reserved against on the consolidated balance sheet of the Company included in the 1999 10-K or the First 2000 10-Q and for obligations and liabilities incurred in the ordinary course of business consistent with prior practice since March 31, 2000, neither the Company nor any of its Subsidiaries has incurred any obligations or liabilities of any nature whatsoever, whether absolute, accrued, contingent, known, unknown or otherwise and none of the Joint Ventures has incurred any obligation or liabilities of any nature whatsoever, whether absolute, accrued, contingent or otherwise and, in each case, whether or not required to be disclosed on a balance sheet prepared

 ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

in accordance with GAAP or statutory or other applicable accounting principles, including those relating to matters involving any Environmental Law (as defined below), or any other facts or circumstances of which the Company has knowledge that could result in any claims against, or obligations or liabilities of, the Company or any of its Affiliates or Joint Ventures, except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company or Spinco to consummate the transactions contemplated by the Transaction Agreements. As used in the Agreement, each of the phrases (i) "of which the Company has knowledge", (ii) "knowledge of the Company" and (iii) "the Company has no knowledge" means the actual knowledge of those people set forth on Section 5.1(g)(v) of the Company Disclosure Letter.

     (h) Employee Benefits. (i) A true and complete copy of each material employment benefit and compensation plan, Contract, policy or arrangement, including each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), bonus, incentive, deferred compensation, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation rights, stock based, termination and severance plan, Contract, policy or arrangement that covers employees, directors, agents, consultants, former employees or former directors of the Company and its Subsidiaries (the "Compensation and Benefit Plans") and any trust agreement or insurance contract forming a part of such Compensation and Benefit Plans has been made available to Parent prior to the date hereof. The Compensation and Benefit Plans are listed in Section 5.1(h) of the Company Disclosure Letter and any "change of control" or similar provisions therein are specifically identified in Section 5.1(h) of the Company Disclosure Letter. Except as provided in the Transaction Agreements, neither the Company nor any of its Subsidiaries has any commitment, oral or written, to create any additional material Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan in a material respect.

     (ii) All Compensation and Benefit Plans are in substantial compliance with all applicable Law, including the Code and ERISA, and all required filings and disclosures with respect to any Compensation and Benefit Plan have been timely made. More specifically, the Company and the Compensation and Benefit Plans have at all times complied with Section 407 of ERISA with respect to the holding and acquiring of "employer securities" and "qualifying employer securities" as defined under ERISA. Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code (each, a "Qualified Plan"), has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from Tax under Section 501(a) of the Code) from the Internal Revenue Service (the "IRS") with respect to "TRA" (as defined in
Section 1 of Revenue Procedure 93-39), and the Company is not aware of any circumstances reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of the Company, threatened legal action, suit, claim or governmental investigation relating to any of the Compensation and Benefit Plans, other than routine claims for benefits. Neither the Company nor any of its Subsidiaries nor Spinco nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that, assuming the Taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a material Tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

     (iii) There is no material liability under Subtitle C or D of Title IV of ERISA that has been incurred which has not been satisfied and no such material liability is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (such entity an "ERISA Affiliate" and such plan an "ERISA Affiliate Plan"). The Company and its Subsidiaries have not incurred any material withdrawal liability that has not been satisfied and the Company does not expect that they will incur any such material withdrawal liability with respect to any multiemployer plan under Subtitle E to Title IV of ERISA. Neither the Company, its Subsidiaries nor any ERISA Affiliate has contributed, or been obligated to contribute, to a "multiemployer plan" within the meaning of Section 3(37) of ERISA within the last six calendar years. No notice of a "reportable event",

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                        ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or any ERISA Affiliate Plan within the 12-month period ending on the date hereof or, except in respect of the transactions contemplated by the Transactions Agreements, will be required to be filed in connection with the transactions contemplated by the Transaction Agreements. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan, and, to the knowledge of the Company, no condition exists that presents a material risk that such proceedings will be instituted.

     (iv) All material contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan as of the date hereof have been timely made in accordance with such terms and applicable Law and/or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof. Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA, and no ERISA Affiliate has an outstanding funding waiver. Neither the Company nor its Subsidiaries or ERISA Affiliates nor Spinco nor its Subsidiaries or ERISA Affiliates (x) has provided, or is required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code or (y) has taken any action, or omitted to take any action, that has resulted, or is reasonably likely to result, in the imposition of a lien under Section 412(a) of the Code or pursuant to ERISA.

     (v) Under each Pension Plan which is a single-employer plan and ERISA Affiliate Plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and as of the date hereof, there has been no material adverse change in the financial condition of such Plan nor any amendment or other change to such Plan that would materially increase the amount of benefits thereunder which reasonably could be expected to change such result.

     (vi) Except as required by applicable Law, by the Transaction Agreements or pursuant to individual agreements, neither the Company nor any of its Subsidiaries or ERISA Affiliates have any obligations for retiree health and life benefits under any Compensation and Benefit Plan. No action taken by the Company or its Subsidiaries or Spinco or its Subsidiaries alters the Company's or its Subsidiaries' ability to amend or terminate any retiree health or life plan in accordance with the written terms of such plan.

     (vii) The consummation of the Merger and the other transactions contemplated by the Transaction Agreements will not, without any other action
(w) entitle any employee, consultant or director of the Company or any of its Subsidiaries to any payment (including severance pay or similar compensation) or any increase in compensation, (x) accelerate the time of payment or vesting or trigger any payment of compensation or benefits or the funding of any trust under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or (y) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

     (viii) With respect to each Compensation and Benefit Plan, if applicable, the Company has provided or made available to Parent true and complete copies of
(i) the most recent Form 5500 filed with the IRS; (ii) the most recent actuarial report and financial statement; (iii) the most recent summary plan description;
(iv) the forms filed with the PBGC (other than for premium payments) since January 1, 1998; (v) the most recent determination letter issued by the IRS;
(vi) any Form 5310 or Form 5330 filed with the IRS; and (vii) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

     (ix) From March 31, 2000 through the date hereof, no (i) Designated Persons or (ii) other employees of Aetna Retirement Services, Inc. or Aetna International, Inc. or any of their Subsidiaries (that are also Subsidiaries of the Company), Joint Ventures or joint ventures have been transferred to or from the Company, Spinco, any of their respective Subsidiaries or joint ventures or Aetna Services, Inc., other than transfers of such other employees identified in clause (ii) in the ordinary course of business consistent with past practices.

 ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

     (i) Compliance with Laws; Permits. (i) The business and operations of the Company and its Subsidiaries and Joint Ventures have been conducted in compliance with all applicable foreign, federal, state and local Laws regulating the business and products of insurance, reinsurance and healthcare and all applicable orders and directives of Insurance and Healthcare Authorities (including federal authorities with respect to health maintenance organization and other health and workmen's compensation products and variable insurance and annuity products) and market conduct recommendations resulting from market conduct examinations conducted by or on behalf of Insurance and Healthcare Authorities (including federal authorities with respect to health maintenance organization and other health and workmen's compensation products and variable insurance and annuity products) (collectively, "Insurance Laws"), except where the failure to so conduct such business and operations is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Without limiting the generality of the preceding sentence, except where the failure to do so is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, each of the Company and its Subsidiaries and Joint Ventures and, to the knowledge of the Company as of the date hereof, its Agents (as defined below), have marketed, administered, sold and issued insurance, reinsurance, healthcare and annuity products and guaranteed investment contracts in compliance with all applicable Insurance Laws, including
(A) all applicable prohibitions against withdrawal of business lines and "redlining", (B) all applicable requirements relating to the disclosure of the nature of insurance and/or annuity products as policies of insurance or annuities, as the case may be, (C) all applicable requirements relating to insurance and/or annuity product projections and illustrations and (D) all applicable requirements relating to the advertising, sales and marketing of insurance and annuity products, healthcare products and guaranteed investment contracts. In addition, (X) there is no pending or, to the knowledge of the Company, threatened charge by any Insurance and Healthcare Authority that the Company or any of its Subsidiaries or Joint Ventures has violated, nor any pending or, to the knowledge of the Company, threatened investigation by any Insurance and Healthcare Authority with respect to possible violations of any applicable Insurance Laws where such violations are, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect; (Y) none of the Company or any of its Subsidiaries or Joint Ventures is subject to any order or decree of any Insurance and Healthcare Authority relating specifically to such Person (as opposed to insurance companies generally) which is, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect; and (Z) the Company and its Subsidiaries and Joint Ventures have filed all reports required to be filed with any Insurance and Healthcare Authority as to which the failure to file such reports is, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

     (ii) In addition to Insurance Laws, except as set forth in the Company Reports filed prior to the date hereof, the businesses of each of Spinco, the Company and the Company's Subsidiaries and Joint Ventures have not been, and are not being, conducted in violation of any applicable federal, state, local or foreign law, statute, ordinance, directive, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, "Laws"), except for violations or possible violations that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company or Spinco to consummate the Merger and the other transactions contemplated by the Transaction Agreements. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries or Joint Ventures which would be reasonably likely to have a Company Material Adverse Effect is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same. To the knowledge of the Company, no change is required in the Company's or any of its Subsidiaries' or Joint Ventures' processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any noncompliance with any such Laws that has not been cured as of the date hereof other than any such failure to make changes or non-compliance which is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Spinco, the Company and the Company's Subsidiaries and Joint Ventures each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company or Spinco to consummate the Merger and the other transactions

                        ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

contemplated by the Transaction Agreements. None of the Company's Subsidiaries which is a registered broker-dealer has entered into or is subject to a restrictions letter agreement or similar agreement or decree with the NASD as of the date hereof.

     (j) Takeover Statutes. No restrictive provision of any "fair price," "moratorium", "control share acquisition", "interested shareholder" or other similar anti-takeover statute or regulation (each a "Takeover Statute") or any restrictive provision of any anti-takeover provision in the Company's certificate of incorporation and by-laws is, or at or following the Effective Time will be, applicable to the Company, the Shares, the Merger or the other transactions contemplated by the Transaction Agreements.

     (k) Environmental Matters. Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect:

     (i) the Company and its Subsidiaries and Joint Ventures have at all times been in compliance with all Orders (as defined below) of any Governmental Entity and all Laws, in each case related to any Environmental Law (as defined in the Distribution Agreement);

     (ii) there are not any past or present conditions or circumstances at, or arising out of, any current or former business, assets or properties of the Company or any of its Subsidiaries or Joint Ventures, including but not limited to the on-site or off-site disposal, presence or release of or exposure to any chemical substance, product or waste or any other condition or circumstance which has resulted in or could reasonably be expected to give rise to: (a) liabilities, fines, penalties, costs, capital expenditures or obligations for any violation, noncompliance, cleanup, remediation, disposal or corrective action under any Environmental Law or (b) claims arising for personal injury, property damage, or damage to natural resources; and

     (iii) neither the Company nor any of its Subsidiaries or Joint Ventures has
(a) received any notice of noncompliance with, violation of, or liability or potential liability relating to any Environmental Law or (b) entered into any consent decree, agreement or order or is subject to any order of any court or governmental authority or tribunal or any indemnity with any third party relating to any Environmental Law or relating to the cleanup of any hazardous materials contamination.

     (l) Taxes. (i) Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, the Company and each of its Subsidiaries (A) have duly and timely filed (taking into account any extension of time (to the extent validly received) within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate; (B) all Taxes (as defined below) owed (whether or not shown on any Tax Return) have been paid when due, including any Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (C) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension has covered a Tax period that has not yet expired. Except as are not reasonably likely to have a Company Material Adverse Effect, (A) there are not any pending or threatened audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters, (B) there are not any unresolved questions or claims concerning the Company's or any of its Subsidiaries' Tax liability and (C) there are no Tax liens against the Company or any of its Subsidiaries except for liens for Taxes not yet due or Taxes being contested in good faith. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 1995, 1996, 1997 and 1998. Neither the Company nor any of its Subsidiaries is a party to any Tax Allocation Agreement that is material to the determination of a Tax of the (i) Company and its Subsidiaries, or (ii) Spinco and its Subsidiaries.

     As used in this Agreement, (y) "Tax" (including, with correlative meaning, the terms "Taxes", and "Taxable") means (i) all federal, state, local and foreign income, profits, franchise, premium, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, (ii) any liability for the payment

 ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company and each of its subsidiaries to a Tax Authority is determined or taken into account with reference to the liability of any other Person (including, e.g., liability under Treasury Regulation 1.1502-6 or similar liability under any other Law), and (iii) any liability for the payment of any amount as a result of being party to any Tax Allocation Agreement or with respect to the payment of any amount of the type described in (i) or (ii) as a result of any existing express or implied obligation (including, but not limited to, an indemnification obligation). "Tax Return" means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax Authority relating to Taxes.

     "Tax Allocation Agreement" means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the principal purpose of determining any Person's Tax liability.

     "Tax Authority" means the Internal Revenue Service and any other domestic or foreign Governmental Entity or Person responsible for the administration of any Tax Laws.

     (ii) Except for situations which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, (A) the Tax treatment under the Code of all Retained Insurance Contracts (as defined below) is and at all times has been in all material respects the same or more favorable to the purchaser, policyholder or intended beneficiaries thereof as the Tax treatment under the Code for which such Retained Insurance Contracts qualified or purported to qualify at the time of their issuance or purchase, except for changes resulting from changes to the Code which do not affect such Retained Insurance Contracts due to the effective date thereof, (B) each hardware, software and firmware product used by the Retained Insurance Companies to maintain such Retained Insurance Contracts' qualification for the Tax treatment under the Code for which such Retained Insurance Contracts qualified or purported to qualify at the time of their issuance or purchase is and at all relevant times has been properly designed and implemented to maintain such qualification, (C) each annuity contract issued by the Retained Insurance Companies qualifies as an annuity contract under Section 72 of the Code, (D) each life insurance policy which is a Retained Insurance Contract qualifies as a life insurance contract for federal income Tax purposes and any such policy which is a modified endowment contract under Section 7702A of the Code (each, a "MEC") has been marketed as such at all relevant times or the policyholder otherwise has consented to such MEC status and (E) each of the Retained Insurance Companies is and at all times has been the owner for federal income Tax purposes of the assets in any segregated asset account underlying or supporting each variable annuity contract and each variable insurance policy issued by it; provided, however, that for purposes of this sentence and Section 5.1(l)(iv), (A) the term Retained Insurance Companies shall include only Aetna Life Insurance & Annuity Company and Aetna Insurance Company of America and (B) the term Retained Insurance Contracts shall not include any contracts issued by any Person other than the Retained Insurance Companies, as modified by clause
(A) of this proviso.

     (iii) Except for situations which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, each Fund Client (as defined below) has elected to qualify and, for all Taxable years that an Advisory Entity (as defined below) served as investment adviser and with respect to which the applicable statute of limitations (including any extensions) has not expired ("open Taxable years"), has continuously qualified to be treated as a "regulated investment company" under Subchapter M of Chapter 1 of Subtitle A of the Code and has continuously been eligible to compute, and has for each such Taxable year computed, its federal income Tax under Section 852 of the Code and has no earnings and profits accumulated in any Taxable year. Except as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, each Fund Client that is intended to be a Tax-exempt municipal bond fund has satisfied the requirements of Section 852(b)(5) of the Code and is qualified to pay exempt interest dividends as defined therein. At the Closing Date, all Tax Returns with respect to any Taxable period for which the applicable statute of limitations (including any extensions) has not expired and during which an Advisory Entity has served as investment adviser that were or are required to be filed on or before such date by

                        ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

or on behalf of a Fund Client were or shall have been filed and were or shall be complete and correct and all federal and other Taxes, shown or required to be shown as due on such returns, shall have been paid or provided for. No such Tax Return or other filing is currently under audit, no assessment has been asserted with respect to such Tax Returns or other filings, and no requests for waivers of the time to make any such assessment are pending. None of the Fund Clients is delinquent in the payment of any material Tax assessment or governmental charge.

     (iv) In providing recordkeeping and administrative services in the ordinary course of business consistent with prior practice with respect to customers' insurance products, whether individual or group retirement or deferred compensation plans or arrangements, and with respect to any Retained Insurance Contracts issued, assumed, modified, exchanged or sold by a Retained Insurance Company as of the Closing Date, each Retained Insurance Company is in compliance with the applicable administrative requirements of the Code and the rules and regulations thereunder, and, to the extent applicable, the requirements of Parts 2, 3 and 4 of Title I of ERISA, except in each case for those failures to comply that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

     (m) Labor Matters. Neither the Company nor any of its Subsidiaries or Joint Ventures is a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries or Joint Ventures the subject of any material proceeding asserting that the Company or any of its Subsidiaries or Joint Ventures has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries or Joint Ventures. The parties acknowledge and agree that this representation and warranty is made only with respect to employees of the Company and its Subsidiaries and Joint Ventures who are not Excluded Employees.

     (n) Insurance. All material fire and casualty, general liability, directors' and officers', errors and omissions and product liability insurance policies maintained by or on behalf of the Company or any of its Subsidiaries or Joint Ventures are with reputable insurance carriers and provide insurance coverage reasonably customary or adequate for the operation of their respective businesses, except for any such failures to maintain insurance policies that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. The Company and its Subsidiaries and Joint Ventures have given notice to insurance carriers of all material claims that may be covered, and, with respect to claims in excess of $1,000,000, the Company and its Subsidiaries and Joint Ventures have not received any refusal of coverage or any notice that a defense will be afforded with reservation of rights or any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

     (o) Intellectual Property. (i) After giving effect to the Spin-Off and the related transactions, the Company and each of its Subsidiaries and Joint Ventures will own, or will be licensed or will otherwise possess legally enforceable rights to use, all material patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, trade secrets, computer software programs or applications, and tangible or intangible proprietary information or materials ("Intellectual Property") that is used in the business of the Company and its Subsidiaries and Joint Ventures as currently conducted ("Company Intellectual Property Rights"), except for any such failures to own, be licensed or possess that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, and to the knowledge of the Company all material patents, trademarks, trade names, service marks and copyrights held by the Company and its Subsidiaries and Joint Ventures are valid and subsisting.

     (ii) Except as is not reasonably likely to have a Company Material Adverse
Effect:

          (A) neither the Company nor Spinco nor their respective Subsidiaries is, nor will any of them be as a result of the execution and delivery of the Transaction Agreements or the performance of its obligations hereunder and thereunder, in violation of any licenses, sublicenses and other agreements as to which it is

 ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

     a party and pursuant to which the Company and its Subsidiaries and Joint Ventures is authorized to use any third-party Intellectual Property;

          (B) the Company and its Subsidiaries have not received any notice of any bona fide claims (I) to the effect that the Company or any of its Subsidiaries or Joint Ventures is infringing on any copyright, patent, trademark, trade name, service mark or trade secret, (II) against the use by the Company or any of its Subsidiaries or Joint Ventures of any Intellectual Property used in the business of the Company or any of its Subsidiaries or Joint Ventures as currently conducted or as proposed to be conducted or (III) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company; and

          (C) to the knowledge of the Company, the Company Intellectual Property does not infringe the intellectual property rights of any third party and there is no infringement of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries or Joint Ventures.

     (p) Rights Plan. (i) The board of directors of the Company and the Company have taken all necessary action to render the Rights Agreement inapplicable to the Merger, the Spin-Off and the other transactions contemplated by the Transaction Agreements.

     (ii) The Company has, or prior to the Effective Time will have, taken all necessary action with respect to all of the outstanding Rights so that, as of immediately prior to the Effective Time, (A) neither the Company nor Parent will have any obligations under the Rights or the Rights Agreement and (B) the holders of the Rights will have no rights under the Rights or the Rights Agreement.

     (q) Brokers and Finders. Neither the Company, nor any of its Subsidiaries, officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger, the Spin-Off or the other transactions contemplated by the Transaction Agreements, except that the Company has employed Donaldson Lufkin & Jenrette Securities Corporation and Goldman, Sachs & Co. as its financial advisors. The fees and expenses of Goldman, Sachs & Co. and Donaldson Lufkin & Jenrette Securities Corporation shall be paid by Spinco and after the Spin-Off, the Company will have no liability or obligation to such firms arising out of their engagement with the Company.

     (r) Insurance Business. (i) Except as otherwise is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, all policies, binders, slips, certificates, guaranteed investment contracts, annuity contracts and participation agreements and other agreements of insurance and reinsurance and healthcare products, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Retained Insurance Companies (the "Retained Insurance Contracts") and any and all marketing materials, are, to the extent required under applicable Law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all material respects with the Insurance Laws applicable thereto. Premium rates established by the Retained Insurance Companies that are required to be filed with or approved by insurance regulatory authorities have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with the Insurance Laws applicable thereto, except where the failure to be so filed or approved, or to so conform or comply, is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

     (ii) To the knowledge of the Company as of the date hereof, each insurance agent, third party administrator, manager, marketer, underwriter, broker, reinsurance intermediary and distributor (each an "Agent"), at the time such Agent wrote, sold, produced or managed business for any Retained Insurance Company was duly licensed (for the type of business written, sold, produced or managed) and no such Agent violated (or with or without notice or lapse of time or both, would have violated) any term or provision of any Law applicable to the writing, sale, production or management of business for any Retained Insurance Company, except for such failures to be licensed or such violations which have been cured, which have been

                        ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

resolved or settled through agreements with applicable Governmental Entities or which are barred by an applicable statute of limitations, or that have not had or are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

     (iii) Prior to the date hereof, the Company has made available to Parent a true and correct copy of each material Contract between any Retained Insurance Company and any reinsurance intermediary and of each material pooling agreement to which a Retained Insurance Company is a party.

     (iv) Prior to the date hereof, the Company has made available to Parent a true and complete copy of any actuarial reports prepared by independent actuaries with respect to reserve adequacy of any Retained Insurance Company or any of its Subsidiaries since December 31, 1997, and all attachments, addenda, supplements and modifications thereto (the "Company Actuarial Analyses"). To the knowledge of the Company, the information and data furnished by the Company or any Retained Insurance Company to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects.

     (v) To the knowledge of the Company as of the date hereof, all material amounts recoverable under reinsurance, coinsurance or other similar Contracts to which any Retained Insurance Company is a party (including, but not limited to, amounts based on paid and unpaid losses) are fully collectible.

     (s) Liabilities and Reserves. (i) The reserves carried on the Company SAP Statements or Foreign Company Statements, as the case may be, of each Retained Insurance Company for the year ended December 31, 1999 for future annuity contracts, insurance and healthcare policy benefits, losses, claims, reinsurance and similar purposes are in compliance in all material respects with the applicable requirements for reserves, if any, established by the insurance departments or applicable Governmental Entity of the jurisdiction of domicile of such Retained Insurance Company, were determined in all material respects in accordance with generally accepted actuarial standards consistently applied and are fairly stated in all material respects in accordance with sound actuarial principles utilizing actuarial assumptions in accordance with or more conservative than called for in relevant policy and Contract provisions. The Company has delivered to Parent true, correct and complete copies of the actuarial valuation reports delivered to the insurance department of the domiciliary jurisdiction of each U.S. Retained Insurance Company for the years ended December 31, 1999 and 1998.

     (ii) Except for regular periodic assessments in the ordinary course of business consistent with prior practice or assessments based on developments which are publicly known within the insurance industry, to the knowledge of the Company, no claim or assessment is pending or threatened against any U.S. Retained Insurance Company which is peculiar or unique to such Retained Insurance Company by any state insurance guaranty association in connection with such association's fund relating to insolvent insurers which if determined adversely, is, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

     (t) Separate Accounts. (1) Except as otherwise is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, each separate account maintained by a Retained Insurance Company (collectively, the "Company Separate Accounts") is duly and validly established and maintained under the laws of its jurisdiction of formation and, to the extent subject to the 1940 Act, is either excluded from the definition of an investment company pursuant to Sections 3(c)(1), 3(c)(7) or 3(c)(11) of the 1940 Act or is duly registered as an investment company under the 1940 Act. Except as otherwise is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, each such Company Separate Account, if registered under the 1940 Act, is operated in compliance with the 1940 Act, has filed all reports and amendments of its registration statement required to be filed, and has been granted all exemptive relief necessary for its operations as presently conducted, and is in compliance with all conditions to any such relief. Except as otherwise is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, the Retained Insurance Contracts under which the Company Separate Accounts assets are held are duly and validly issued and are binding obligations of the issuing Retained Insurance Company and are either exempt from registration under the Securities Act or were sold pursuant to an effective registration statement under the Securities Act, and any such registration statement is currently in
                                      B-21
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 ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

effect to the extent necessary to allow the appropriate Retained Insurance Company to receive contributions under such Retained Insurance Contracts.

     (ii) The assets of each Company Separate Account that are subject to the Code are adequately diversified within the meaning of, and to the extent required by, Section 817(h) of the Code.

     (iii) Each of the Retained Insurance Companies that is subject to the Code is treated for federal Tax purposes as the owner of the assets underlying the respective life insurance policies and annuity contracts issued, entered into or sold by it.

     (iv) Each account through which the Company or any of its Subsidiaries provides services to any client (an "Account Client") that is (A) an employee benefit plan, as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA; (B) a person acting on behalf of such a plan; or (C) an entity whose assets include the assets of such a plan, within the meaning of ERISA and applicable regulations (hereinafter referred to as an "ERISA Client"), in each case have been managed by the Company and its Subsidiaries such that each of the Company and its Subsidiaries in the exercise of such management is in compliance in all respects with the applicable requirements of ERISA, except to the extent the failure to comply is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

     (u) Material Contracts. All of the material Contracts of the Company and its Subsidiaries and Joint Ventures that are required to be described in the Company Reports or listed or filed as Exhibits to the 1999 10-K, the First 2000 10-Q or any Company Reports filed subsequent to the date hereof thereto are described in such Company Reports or listed or filed as exhibits thereto, respectively, and are in full force and effect. True and complete copies of all such material Contracts have been delivered or made available by the Company to Parent. Neither the Company nor any of its Subsidiaries or Joint Ventures nor, to the knowledge of the Company, any other party is in breach of or in default under any such Contract except for such breaches and defaults as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries or Joint Ventures is party to any Contract containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries or Joint Ventures or, assuming the consummation of the transactions contemplated by the Transaction Agreements, ING or any of its subsidiaries or joint ventures, to
(i) sell any products or services of or to any other Person, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Affiliates or Joint Ventures or, assuming the consummation of the transactions contemplated by the Transaction Agreements, ING or any of its subsidiaries or joint ventures.

     (v) Investment Contracts, Fund Clients and Advisory Clients. (i) Certain of the Company's Subsidiaries provide investment advisory, sub-advisory, administration, distribution or certain other services (each Contract for such services being referred to as an "Investment Contract", each other party thereto being referred to as a "Client", and each Client which is registered as an investment company under the 1940 Act being referred to as a "Fund Client") to the Clients. A complete list of Fund Clients is set forth in Section 5.1(v) of the Company Disclosure Letter. Each of the Fund Clients (or the company or trust of which it is a series) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. The Boards of Trustees or Directors of the Fund Clients operate in all material respects in conformity with the applicable requirements and restrictions of Sections 9, 10 and 16 of the 1940 Act.

     (ii) Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, each of the Fund Clients is in compliance with all applicable Laws of the SEC, the NASD, the IRS and any other governmental agency or self-regulatory body having jurisdiction over such Fund Client or its distributor or investment adviser and of any jurisdiction in which such Fund Client is registered, qualified or sold and with its prospectus and statement of additional information.

     (iii) Each of the Company's Subsidiaries that provides investment advisory or sub-advisory services (each an "Advisory Entity" and, collectively "Advisory Entities"), a complete list of which has previously

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                        ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

been made available by the Company to Parent, to any Fund Client or any other Person (each such other Person, an "Advisory Client") is duly registered with the SEC as an investment adviser or is not required to do so because it does not engage in business in the United States and does not provide investment advisory or sub-advisory services to an investment company registered under the 1940 Act. No Advisory Entity is required to register as an investment advisor with any state. Any Advisory Entity doing business outside the United States is duly licensed to provide investment advisory services in the jurisdictions in which it does business. The Company is not an Advisory Entity. Each pooled Advisory Client is either registered as an investment company under the 1940 Act or relies upon an appropriate exemption from the definition of an investment company under the 1940 Act.

     (iv) Each Fund Client and Advisory Entity has operated and is currently operating in compliance with all Laws, and with the investment objectives, policies and restrictions, that are applicable to it or its business except for such noncompliance as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. Each Advisory Entity has been and is in compliance with each Investment Contract to which it is a party, except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

     (v) The accounts of each Advisory Client subject to ERISA have been managed by the applicable Company Subsidiary in compliance in all material respects with the applicable requirements of ERISA.

     (vi) All issued and outstanding shares of common stock and shares or units of beneficial interest of each Fund Client (collectively, "shares") are, and at the Effective Time will be, and all of the authorized but unissued shares of each Fund Client when issued for the consideration described in the current registration statement relating to that Fund Client will be duly and legally issued and outstanding, fully paid, and non-assessable by the Fund Client. No Fund Client has outstanding any options, warrants, or other rights to subscribe for or purchase any of its shares, nor is there outstanding any security convertible into shares of any Fund Client.

     (vii) The current prospectus and related registration statement, including the current statement of additional information, for each of the Fund Clients (copies of which have been made available to Parent) conform in all material respects to the applicable requirements of the Securities Act, the 1940 Act, and the rules and regulations of the SEC thereunder, as well as the applicable requirements of the various state securities Laws, and do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (viii) Each Fund Client has filed with the SEC all material Contracts, including all agreements and arrangements for the distribution of shares, to which a Fund Client is a party or by which a Fund Client or its property is bound, other than Contracts for the purchase or sale of portfolio securities entered into in the ordinary course of business consistent with prior practice, that are required to be filed with the SEC. Each Contract subject to Section 12(b) or 15 of the 1940 Act has been duly approved at all times in compliance in all material respects with Section 12(b) or 15 of the 1940 Act and all other applicable Laws. Each such Contract is currently in full force and effect and has been performed by the relevant entity in accordance with the 1940 Act and all other applicable Laws. No material default or condition or event that, after notice or lapse of time or both, would constitute a material default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, on the part of the other parties to such advisory and sub-advisory agreements, exists under any of those material Contracts.

     (ix) All proxy statements to be prepared for use by the Fund Clients in connection with the transactions contemplated by the Transaction Agreements will, with respect to information provided by the Company, any of its Subsidiaries, or a Fund Client, not contain any untrue statement of a material fact, or omit to state any material fact required to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (w) Company Broker/Dealers. (i) The Company and its Subsidiaries operate its broker/dealer operations exclusively through Aetna Life Insurance and Annuity Company, Aeltus Capital, Inc., Aetna

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 ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

Investment Services, Inc., Systematized Benefits Administrators, Inc., Financial Network Investment Corporation and Aetna Financial Services, Inc. (collectively, the "Company Broker/Dealers"). Each Company Broker/Dealer that is required to be registered as a broker-dealer with the SEC or under applicable state Laws is so registered and is registered with each other Governmental Entity with which it is required to register in order to conduct its business as now conducted, and is and has been since January 1, 1997 in full compliance with all applicable Laws thereunder, except for any failures to register or comply which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Each Company Broker/ Dealer is a member organization in good standing of the NASD and such other organizations in which its membership is required in order to conduct its business as now conducted, except such failures to be in good standing or such memberships the failure to have or maintain which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

     (ii) Except as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, no Company Broker/Dealer is, nor is any "associated person" of it, subject to a "statutory disqualification" (as such terms are defined in the Exchange Act) or subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any of the Company Broker/Dealers as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act and, to the knowledge of the Company, there are no proceedings or investigations pending by any Governmental Entity or self-regulatory organization that is reasonably likely to result in any such censure, limitations, suspension or revocation.

     (iii) Except as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, since its inception, each Company Broker/Dealer has had net capital (as such term is defined in Rule 15c3-1 under the Exchange Act) that satisfies the minimum net capital requirements of the Exchange Act and of the laws of any jurisdiction in which such company conducts business.

     (x) Bank Regulatory Matters. (i) Neither the Company nor any of its Subsidiaries or Joint Ventures or their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar agreement with, or extraordinary supervisory letter from, any Banking Authority.

     (ii) Neither the Company nor any of its Subsidiaries or Joint Ventures has been advised by any Banking Authority that such Banking Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, supervisory letter or similar submission.

     (y) No Contracts, Etc. Except for assets or properties to be transferred to Spinco or its Subsidiaries pursuant to the Transaction Agreements, none of Spinco or any of its Subsidiaries presently uses in the conduct of its business any material assets or properties, whether tangible, intangible or mixed, which are also utilized in the conduct of the business of the Company and its Subsidiaries and Joint Ventures, and, other than ordinary course commercial arrangements on arms length terms, none of Spinco or any of its Subsidiaries is presently directly or indirectly a party to any Contract, arrangement or understanding with the Company or any of its Subsidiaries or Joint Ventures (other than the Transaction Agreements). After giving effect to the Spin-Off and to all supplies and services to be provided pursuant to the Transaction Agreements, the Company and its Subsidiaries and Joint Ventures, will include all the Company's direct or indirect right, title and interest (including minority interests) in and to all of (i) the assets and services that are necessary to permit the operation of the Company and its Subsidiaries and Joint Ventures in substantially the same manner as such operations have been conducted prior to the date hereof and (ii) all assets reflected on the unaudited pro forma consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2000 referred to in Section 5.1(e)(iv) of this Agreement, except those assets disposed of in the ordinary course of business since such date. The termination of all Contracts, arrangements and understandings between the Company and its Subsidiaries and Joint Ventures on the one hand and Spinco and its Subsidiaries on the other hand, to the extent contemplated by the Distribution Agreement, is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. The unaudited pro forma consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2000 referred to in Section 5.1(e)(v) of this Agreement reflects

                        ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

all assets of the Company and its Subsidiaries and Joint Ventures principally used in the business or operations of the Company and its Subsidiaries and Joint Ventures as of March 31, 2000, other than assets or properties of the Company or Aetna Services, Inc. or any of their Subsidiaries that will be transferred to Spinco or its Subsidiaries and made available as necessary to provide services to the Company and its Subsidiaries pursuant to the Transaction Agreements.

     5.2 Representations and Warranties of ING, Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter, dated the date hereof, delivered to the Company by Parent on or prior to entering into this Agreement (the "Parent Disclosure Letter"), ING, Parent and Merger Sub each hereby represent and warrant to the Company that:

          (a) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transaction Agreements and the transactions contemplated thereunder.

          (b) Organization, Good Standing and Qualification. Each of ING, Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, is not reasonably likely to have a Parent Material Adverse Effect. As used herein, the term "Parent Material Adverse Effect" means a material adverse effect on the financial condition, properties, business or annual results of operations of Parent and its Subsidiaries and joint ventures taken as a whole, except to the extent that such adverse effect results from (i) general economic conditions or changes in any one or more countries, (ii) financial market fluctuations or conditions in any one or more countries, (iii) adverse economic, currency or regulatory changes or effects in or affecting the financial services industry, insurance industry, banking industry, or asset management industry generally in any one or more countries, (iv) the announcement of the transactions contemplated herein, or any effect which would prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated hereby.

          (c) Corporate Authority. (i) Each of ING, Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby on the terms and subject to the conditions of this Agreement. This Agreement is a valid and binding agreement of ING, Parent and Merger Sub, enforceable against each of ING, Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          (ii) No approval by the shareholders of either of ING or Parent is required in order for ING and Parent to execute, deliver and perform its respective obligations under this Agreement and to consummate the transactions contemplated hereby on the terms and subject to the conditions of this Agreement.

          (d) Governmental Filings; No Violations. (i) Other than the reports, filings, registrations, consents, approvals, permits, authorizations, applications and/or notices (A) pursuant to Section 1.4, (B) under the HSR Act, (C) under any foreign competition laws, (D) under the Exchange Act, the Securities Act and other securities laws, (E) under the 1940 Act, (F) under the Advisers Act, (G) with the NYSE, (H) with the NASD, (I) with the applicable Insurance and Healthcare Authorities, (J) with

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 ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

     the Banking Authorities, (K) with the PBGC, (L) with the Department of Labor, (M) with applicable foreign and federal regulatory authorities governing foreign investments, (N) with applicable foreign regulatory authorities governing the management of pension plans, (O) with the IRS in connection with certain transfers contemplated by the Employee Benefits Agreement, and (P) with applicable Dutch regulatory authorities (notice filings), no notices, reports or other filings are required to be made by ING, Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by ING, Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by ING, Parent and Merger Sub and the consummation by ING, Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

          (ii) The execution, delivery and performance of this Agreement by ING, Parent and Merger Sub do not, and the consummation by ING, Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the governing instruments of ING, Parent and Merger Sub, (B) a breach or violation of, or a default under, the acceleration of any rights or obligations or the creation of a lien, pledge, security interest, claim or other encumbrance on the assets of ING or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon ING or any of its Subsidiaries or any Law or governmental or non-governmental franchise, permit, license or obligation to which ING or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect.

          (iii) Neither the Company nor any of its Subsidiaries is a party to any Contracts requiring consents or approvals, the failure to obtain which, individually or in the aggregate, would cause a failure of the condition set forth in Section 7.2(c) to be satisfied. The representation set forth in the immediately preceding sentence shall be limited to the actual knowledge as of the date hereof of any of the people set forth on Section 5.2(d)(iii) of the Parent Disclosure Letter.

          (e) Adequate Funds. Parent has and will have at the Effective Time sufficient funds for the payment of the aggregate Merger Consideration and to perform its obligations under this Agreement.

          (f) Brokers and Finders. Neither ING, nor Parent, Merger Sub or any of their respective Subsidiaries, officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated hereby, except that the Parent has employed Merrill, Lynch & Co. as its financial advisors. The fees and expenses of Merrill, Lynch & Co. shall be paid by Parent and the Company will have no liability or obligation with respect thereto.

                                   ARTICLE VI

                                   COVENANTS

     6.1 Interim Operations; Operation of Businesses. The Company covenants and agrees as to itself and its Subsidiaries and, subject to the provisions of
Section 9.9, its Joint Ventures, that after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, and except as set forth in
Section 6.1 of the Company Disclosure Letter or as otherwise expressly contemplated to occur prior to the Effective Time by any of the Transaction Agreements and except as would otherwise be permitted by Section 5.1(f) of this Agreement):

          (a) its and its Subsidiaries' and Joint Ventures' businesses shall be conducted in the ordinary course of business consistent with prior practice and, to the extent consistent therewith, each shall use all reasonable efforts to (i) preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, agents, regulators, creditors, lessors, employees and business associates,
     (ii) maintain and keep material properties and assets in good repair and condition, ordinary wear and tear excepted and (iii) maintain in effect all existing governmental permits that are
                                      B-26
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                        ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

     required for the continued operation of the business of the Company and its Subsidiaries and Joint Ventures in all material respects as they are currently conducted;

          (b) it and its Subsidiaries and Joint Ventures shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries or Joint Ventures; (ii) amend its certificate of incorporation or by-laws or comparable governing instruments; (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend, other than dividends of the Permitted Sales Proceeds, payable in cash, stock or property in respect of any capital stock other than dividends from direct or indirect wholly-owned Subsidiaries of Aetna Retirement Services, Inc. and Aetna International, Inc. that are also Subsidiaries of the Company and other than regular quarterly cash dividends by the Company not in excess of $0.20 per share of Common Stock; or (v) repurchase, redeem or otherwise acquire, except in connection with the Stock Plans, or permit any of its Subsidiaries or Joint Ventures to purchase or otherwise acquire, any shares of any of its or its Subsidiaries or Joint Ventures' capital stock or any securities convertible into or exchangeable or exercisable for any such shares of capital stock;

          (c) neither it nor its Subsidiaries or Joint Ventures shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments, rights or any agreements of any kind to acquire, any shares of its capital stock of any class or any Voting Debt (other than (A) options or (B) shares of Common Stock issuable pursuant to options, in either case under the Stock Plans); (ii) other than in the ordinary course of business consistent with prior practice or pursuant to existing Contracts described in Section 6.1(c) of the Company Disclosure Letter or as would otherwise be permitted by Section 6.21 of this Agreement and other than the Permitted Sales, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of or ownership interests in any of its Subsidiaries or Joint Ventures) or modify any material indebtedness; (iii) incur any indebtedness with a maturity of one year or more; (iv) make or authorize or commit for any capital expenditures (x) in the case of Subsidiaries of the Company and Joint Ventures, taken together, in excess of five million dollars ($5,000,000) in the aggregate in excess of those set forth in or expressly contemplated by the applicable financial plans furnished to Parent prior to the date hereof and (y) in the case of the Company and Aetna Services, Inc., taken together, in excess of twenty-five million dollars ($25,000,000) in the aggregate; or (v) by any means, make any acquisition of, or investment in, assets or stock of or other interest in, any other Person or entity other than portfolio investments made in the ordinary course of business consistent with past practice;

          (d) neither it nor its Subsidiaries or Joint Ventures shall terminate, establish, adopt, enter into, make any new, or accelerate the vesting or payment of any existing, grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans, except as may be required by law or contractual obligations in effect as of the date of this Agreement, or increase the salary, wage, bonus or other compensation of any employees except increases occurring in the ordinary course of business consistent with prior practice (which shall include normal periodic performance reviews and related compensation and benefit increases); provided, however, that up to $3,000,000 may be allocated to retention payments to be made to employees conditioned on their remaining with the Company or any of its Subsidiaries after the Merger and such additional amounts as may be agreed to by Parent;

          (e) except for any Tax Claims as to which Spinco and its Subsidiaries would be required, under the Tax Sharing Agreement that is appended as Exhibit C to the Distribution Agreement (the "Tax Sharing Agreement") (assuming its effectiveness), to indemnify the Company and its Subsidiaries and Joint Ventures, neither it nor its Subsidiaries or Joint Ventures shall
     (i) (x) settle or compromise the litigation specified in Section 6.1(e) of the Company Disclosure Letter or (y) settle or compromise any other claims or litigation for an amount in excess of two million dollars ($2,000,000) individually with respect to each such other claim or litigation, (ii) pay, discharge, settle or satisfy any material liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities and obligations in the ordinary course of business consistent with prior practice and within the amounts reflected or reserved on the most recent consolidated financial
                                      B-27
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 ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

     statements contained in the Company Reports prior to the date hereof or
     (iii) except in the ordinary course of business consistent with prior practice, enter into, modify, amend or terminate any of its material Contracts (other than any Contracts providing for any Permitted Sale) or waive, release or assign any material rights or claims (it being agreed that the provisions of clause (iii) shall not apply to any matter referred to therein to the extent relating to Spinco or any of its Subsidiaries);

          (f) neither it nor any of its Subsidiaries or Joint Ventures shall make any material Tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated, except in each case in the ordinary course of business consistent with prior practice and except for elections under Section 338 of the Code;

          (g) neither it nor any of its Subsidiaries or Joint Ventures shall enter into any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any Affiliate or Joint Venture or, assuming the consummation of the transactions contemplated by the Transaction Agreements, ING or any of its subsidiaries or joint ventures, to (i) sell any products or services of or to any other Person,
     (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Affiliates or Joint Ventures or, assuming the consummation of the transactions contemplated by the Transaction Agreements, ING or any of its Subsidiaries or Joint Ventures;

          (h) neither it nor its Subsidiaries or Joint Ventures shall make any significant change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto;

          (i) neither it nor its Subsidiaries or Joint Ventures shall, other than as would not be inconsistent with the Company's or its Subsidiaries' or Joint Ventures' respective investment guidelines as in effect in the first quarter of 2000 (or, following consultation with Parent, consistent with industry standards), intentionally and materially alter the mix of investment assets of the Company, Subsidiary or Joint Venture or the duration or credit quality of such assets;

          (j) neither it nor its Subsidiaries or Joint Ventures shall, other than consistent with past practices (or following consultation with Parent, consistent with industry standards), intentionally and materially alter the profile of the insurance liabilities of the Retained Insurance Companies or materially alter the pricing practices or policies of the Retained Insurance Companies;

          (k) neither it nor any of its Subsidiaries or Joint Ventures shall take any action that would cause or omit to take any action for the purpose of causing any of the Company's representations and warranties herein to become untrue in any material respect;

          (l) neither it nor any of its Subsidiaries and Joint Ventures will engage in or allow any transfer of assets or liabilities or other transactions between (A) the Company and its Subsidiaries and Joint Ventures or joint ventures, on the one hand, and Spinco and any of its Subsidiaries and joint ventures, on the other hand, or (B) the Company or Aetna Services, Inc., on the one hand, and any Subsidiary of Aetna Services, Inc. that is also a Subsidiary of the Company, on the other hand, except, in either case, (i) payments in return for services rendered in the ordinary course of its business consistent with past practice, (ii) as expressly contemplated by the Transaction Agreements to occur prior to the Effective Time or (iii) transfers of Permitted Sales Proceeds; and

          (m) neither it nor any of its Subsidiaries nor Joint Ventures shall authorize or enter into an agreement to do any of the foregoing.

     The parties agree that the provisions of Section 6.1, other than Section 6.1(l) and as contemplated by Section 6.1(e), shall be inapplicable to Spinco and its Subsidiaries and the Company may permit Spinco and its Subsidiaries to conduct their businesses in their discretion; provided, however, that the Company agrees that no action will be taken or permitted in furtherance of the interests of Spinco and its Subsidiaries, or the Transaction, by the Company or any of its Subsidiaries or Joint Ventures or Spinco or its Subsidiaries that

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                        ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

would (i) reasonably be expected to interfere with the timely consummation of the Merger or (ii) have any of the effects set forth in Section 6.1(l). Notwithstanding the limitations in this Section 6.1, other than Section 6.1(l), which shall apply, the Company and Aetna Services, Inc. shall be free to take any of the actions set forth in Section 6.1 of the Company Disclosure Letter. No such actions shall result in any loss or liability to any Subsidiary of Aetna Services, Inc. that is also a Subsidiary of the Company except to the extent expressly contemplated by the Transaction Agreements to occur prior to the Effective Time or expressly contemplated by Section 6.1 of the Company Disclosure Letter. Except as expressly permitted by this Agreement, the Company agrees to use its best efforts to operate the business of Spinco and its Subsidiaries independently of the Company and Aetna Services, Inc. in a manner that minimizes the liabilities incurred within the Company and Aetna Services, Inc.

     6.2 Acquisition Proposals. (a) The Company agrees that neither it nor any of its Subsidiaries, nor Spinco nor any of its Subsidiaries nor any of the officers and directors of any of them shall, and that it shall direct and use its best efforts to cause Spinco's, its and their Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by them or any of their Subsidiaries) not to, directly or indirectly, initiate, solicit or encourage any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction, or any purchase of all or 10% or more of the assets or any equity securities of the Company or any of its Subsidiaries or Spinco or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), it being understood that any such activities engaged in prior to the date of this Agreement do not violate this
Section 6.2. The Company further agrees that from and after the date hereof neither it nor any of its Subsidiaries nor Spinco nor any of its Subsidiaries nor any of the officers and directors of any of them shall, and that it shall direct and use its best efforts to cause Spinco's, its and their Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by them or any of their Subsidiaries) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its board of directors from (A) complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; (B) providing information in response to a request therefor by a Person who has made a bona fide written Acquisition Proposal that was not solicited in violation of this Section 6.2(a) if the board of directors receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (as defined below); (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal that was not solicited in violation of this
Section 6.2(a); or (D) recommending such an Acquisition Proposal to the shareholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (B), (C) or (D) above, the board of directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in each case referred to in clause (C) or (D) above, the board of directors of the Company determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction or a combination of transactions more favorable to the Company's shareholders from a financial point of view than the transactions contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"). The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2. The Company agrees that it will notify Parent immediately if any such inquiries, proposals or offers relating to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall

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 ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

keep Parent informed, on a current basis, on the status and terms of any such proposals or offers and the status of any such discussions or negotiations. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries or Spinco or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries or Spinco or any of its Subsidiaries. Notwithstanding the foregoing, the parties hereto acknowledge and agree that the provisions of this Section 6.2(a) shall not restrict in any respect the right of the Company, Spinco, Spinco's Subsidiaries or any of the officers, directors, employees, agents and representatives of any of them to, directly or indirectly, initiate, solicit, encourage or take any other action with respect to (including without limitation entering into an agreement for) any transaction relating to any assets or equity securities of Spinco or any of its Subsidiaries, so long as such transaction would not reasonably be expected to interfere with the timely consummation of the Merger, the Spin-Off or the other transactions contemplated by the Transaction Agreements.

     (b) Notwithstanding anything in this Section 6.2 to the contrary, if, at any time prior to obtaining the Company Requisite Vote, the Company's board of directors determines in good faith, on the basis of the advice of its financial advisors and outside counsel, in response to an Acquisition Proposal that did not result from a breach of Section 6.2(a), that such proposal is a Superior Proposal, the Company or its board of directors may terminate this Agreement if, and only if, the Company shall substantially concurrently with such termination enter into a definitive agreement containing the terms of a Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to this sentence, and any purported termination pursuant to this sentence shall be void and of no force or effect, unless the Company shall have complied with
(i) all the provisions of this Section 6.2, including the notification provisions in this Section 6.2, (ii) the following proviso, and (iii) all applicable requirements of Section 8.3, including the payment of the termination fee described in Section 8.5(b) prior to or concurrently with such termination; and provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to this Section 6.2 until after five business days following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Company's board of directors has received such a Superior Proposal and that such board of directors will, subject to any action taken by Parent pursuant to this sentence, cause the Company to accept such Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal (it being understood and agreed that any amendment to the price or any other material term of such a Superior Proposal shall require an additional Notice of Superior Proposal and a new five business day period).

     6.3 Accuracy of Proxy Statement and Form 10. Each of the Company, ING and Parent agrees that none of the information supplied or to be supplied by it or its Affiliates, Subsidiaries or Joint Ventures (and in the case of the Company, including Spinco and its Affiliates) for inclusion or incorporation by reference in the proxy statement of the Company seeking approval of the Merger (the "Proxy Statement") and the registration statement on Form 10 relating to the Spin-Off (the "Form 10") and any amendment or supplement thereto will, in the case of the Proxy Statement, at the date of mailing to holders of Shares and at the time of the meeting of holders of Shares of the Company to be held in connection with the Transaction and, in the case of the Form 10, at the effective date of the Form 10 and at the date of mailing of the Form 10 to holders of record of the Shares, in any such case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees that the Proxy Statement and the Form 10 and any amendment or supplement thereto will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

     6.4 Shareholders Meeting. The Company will take, in accordance with applicable law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of shares of Common Stock (the "Shareholders Meeting") as promptly as reasonably practicable after the execution of this Agreement to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. Subject to fiduciary obligations and the requirements of applicable Law, the Company's board of directors shall recommend such approval and shall take all lawful action to solicit such approval.

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                        ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

     6.5 Filings; Other Actions; Notification. (a) ING, Parent and the Company shall use their respective best efforts to prepare and file with the SEC the Proxy Statement and the Form 10 as promptly as is practicable after the date hereof. The Company shall use its reasonable best efforts to have the Proxy Statement and the Form 10 approved by the SEC as promptly as practicable after each such filing and promptly after each such approval thereafter mail the Proxy Statement and the Form 10 to the holders of Shares of the Company. The Company shall promptly notify Parent and ING of any request by the SEC for any amendment or supplement to the Proxy Statement or the Form 10 and shall provide Parent and ING copies of all correspondence between the Company and/or any of its representatives and the SEC with respect to the Proxy Statement.

     (b) The Company, ING and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries, Joint Ventures and joint ventures, including Spinco and its Subsidiaries, to use) their respective best reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable on its part under the Transaction Agreements and applicable Laws to consummate and make effective the Merger, the Spin-Off and the other transactions contemplated by the Transaction Agreements as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, applications, petitions, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, waivers, licenses, permits, qualifications, orders, ratings and authorizations necessary or advisable to be obtained from any Governmental Entity ("Governmental Approvals") and/or any third party and make all transfers or assignments contemplated by the Transaction Agreements, in each case in order to consummate the Merger, the Spin-Off or any of the other transactions contemplated by the Transaction Agreements, in each case on the terms and subject to the conditions set forth in the Transaction Agreements; provided, however, that nothing in this Section 6.5 shall require, or be construed to require, ING or Parent, in connection with the receipt of any regulatory approval, to proffer to, or agree to (i) sell or hold separate and agree to sell, divest or to discontinue to or limit, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of ING, Parent, the Company or any of their respective Affiliates or Joint Ventures (or to consent to any sale, or agreement to sell, or discontinuance or limitation by ING or Parent or the Company, as the case may be, of any of its assets or businesses) or (ii) agree to any conditions relating to, or changes or restriction in, the operations of any such asset or businesses which, in the case of clause (i) or clause (ii), is reasonably likely, individually or in the aggregate, to have a material adverse effect on the financial condition, properties, business or annual results of operations of the Company and its Subsidiaries, taken as a whole, or a material adverse effect on the financial condition, properties, business or annual results of operations of ING and its Subsidiaries, taken as a whole. Subject to applicable Laws relating to the exchange of information (including any obligations pursuant to any listing agreement with or rules of any securities exchange), each of ING, Parent and the Company shall have the right to review and approve (such approval not to be unreasonably withheld or delayed) in advance, and to the extent practicable each will consult the other on, all the information relating to it, and any of its Affiliates and Joint Ventures, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity (including any securities exchange) in connection with the Merger and the other transactions contemplated by the Transaction Agreements.

     (c) The Company, ING and Parent each shall, upon request by the other, furnish the other with all true and accurate information concerning itself, its Subsidiaries, Joint Ventures and joint ventures (including in the case of the Company, Spinco and its Subsidiaries), directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or the Form 10 or any other statement, filing, notice or application made by or on behalf of ING, Parent or the Company or any of their respective Subsidiaries, Joint Ventures or joint ventures to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by the Transaction Agreements.

     (d) The Company, ING and Parent each shall promptly provide the other party with copies of all filings made by either the Company, Spinco, ING or Parent with any Governmental Entity in connection with the Transaction Agreements and the transactions contemplated hereby and thereby. The Company, ING and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby and thereby, including promptly furnishing the other with copies of any notices or other

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 ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

communications received by Spinco, ING, Parent or the Company, as the case may be, or any of its Subsidiaries, Joint Ventures or joint ventures, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by the Transaction Agreements. Notwithstanding the foregoing, Spinco shall only be required with respect to the Spin-Off to provide ING and Parent copies of material filings, notices and communications relating to the Spin-Off. The Company shall keep Parent informed on a prompt basis concerning the status of rating agency communications regarding Spinco and provide Parent with copies of all presentations to and correspondence with rating agencies relating to the Spinco rating. The Company shall give prompt notice to Parent of any change that is reasonably likely to result in a Company Material Adverse Effect.

     (e) In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person or other legal or administrative proceeding is commenced that questions the validity or legality of any of the Transaction Agreements, the Merger, the Spin-Off or the other transactions contemplated by the Transaction Agreements or claims damages in connection therewith, the Company, ING and Parent each agree to cooperate and use their best reasonable efforts to defend against and respond thereto.

     (f) The Company shall use its reasonable efforts to assist Parent in obtaining all required consents, including the consent of the People's Republic of China, prior to the Effective Time, to either (i) the transfer of the joint venture interest held by Aetna Life Insurance Company in Pacific-Aetna Life Insurance Company Limited to a Subsidiary of the Company or (ii) if consent to such transfer cannot be obtained on terms and conditions reasonably acceptable to Parent on an alternative structure agreed upon with Parent whereby the benefits (as well as the liabilities) associated with the joint venture interest held by Aetna Life Insurance Company in Pacific-Aetna Life Insurance Company Limited are transferred to a Subsidiary of the Company; provided, however, that the foregoing shall not require the Company, its Subsidiaries, Joint Ventures or joint ventures to (x) take or fail to take any action that could reasonably be expected to adversely affect in any respect any of Spinco or any of its Subsidiaries or prevent or materially delay or impair the consummation of the transactions contemplated hereby or (y) pay any money, other than reasonable advisors' fees and expenses, to any third party in connection with carrying out its obligations under this sentence. Notwithstanding the references to Governmental Consents of the Peoples Republic of China and Hong Kong in Section 7.1(b) of this Agreement, the parties hereto acknowledge and agree that the transfer of the joint venture interest held by Aetna Life Insurance Company in Pacific-Aetna Life Insurance Company Limited or the license held by Pacific-Aetna Life Insurance Company Limited are not to be a condition to either party's obligation to effect the Merger.

     (g) The Company shall use its best efforts to satisfy the conditions to the Spin-Off set forth in Section 3.02 of the Distribution Agreement and shall effect the Spin-Off if such conditions have been satisfied. Notwithstanding anything in this Section 6.5 to the contrary, the parties acknowledge and agree that this Section 6.5 shall not require the Company or Spinco, in connection with the receipt of any Governmental Approval in connection with the consummation of the Spin-Off, to proffer or agree to conditions relating to, or changes or restrictions in, the operations or assets of Spinco and its Subsidiaries that are reasonably likely, individually or in the aggregate, to have a material adverse effect on the financial condition, properties, business or annual results of operations of Spinco and its Subsidiaries, taken as a whole, or waive any condition to the Spin-Off set forth in Section 3.02 of the Distribution Agreement. At or prior to the Spin-Off, the Company shall take those actions required by Section 7.01 of the Distribution Agreement to be taken at or prior to the Spin-Off.

     (h) The Company and its Subsidiaries shall use their reasonable best efforts to keep Parent informed concerning material developments, including with respect to matters addressed in Section 6.1 of this Agreement, in the businesses of the Company and its Subsidiaries and to consult periodically with representatives of Parent concerning such developments.

     6.6 Access. Upon reasonable notice, and subject to applicable law, the Company shall (and shall cause its Subsidiaries and Joint Ventures to and use reasonable efforts to cause its Fund Clients to) afford Parent's officers, employees, counsel, accountants and other authorized representatives ("Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to its officers,

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                        ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

employees, properties, books, Contracts and records and, during such period, shall (and shall cause its Subsidiaries and Joint Ventures and Spinco and its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested; provided, however, that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company; and provided further, however, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used best reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or such Person as may be designated by its officers, as the case may be.

     6.7 Stock Exchange. The Surviving Corporation shall use its best efforts to cause the Shares to be de-listed from the New York Stock Exchange (the "NYSE") and de-registered under the Exchange Act as soon as practicable following the Effective Time.

     6.8 Publicity. The initial press release with respect to the Merger and the other transactions contemplated by this Agreement shall be a joint press release. Thereafter, neither the Company, Spinco, ING nor Parent shall (i) issue any press release or otherwise make any public announcements with respect to the Merger and the other transactions contemplated by this Agreement (other than the Spin-Off) or (ii) make any material filings with any third party and/or any Governmental Entity (including any securities exchange) for the purpose of furthering consummation of the Transactions, in each case without consulting with, and obtaining the prior consent of, the other party (which consent shall not be unreasonably withheld or delayed). The Company shall use its best reasonable efforts to consult in advance with Parent concerning any public announcement concerning the Spin-Off. Notwithstanding the foregoing two sentences, a party may, without consulting with or obtaining the consent of the other party, issue a press release or otherwise make a public announcement as may be required by Law or under the applicable rules of any securities exchange if it has used its best reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

     6.9 Benefits; Company Options; Company Employees.

     (a) Exhibit A (the "Employee Benefits Agreement") to the Distribution Agreement, which sets forth the covenants of the Company relating to employee benefits matters, shall have the same force and effect, and shall be subject to the provisions hereof until the Effective Time, as if set forth herein.

     (b) The Company and Spinco agree to, and to cause each of their Subsidiaries to, (x) consult with Parent in advance of (and in a manner which provides Parent reasonable time to comment) issuing or making any communications to the employees of the Company and its Subsidiaries regarding the Transaction or any other employee benefit matter and (y) develop with Parent a communications program relating to the post Spin-Off period, which shall be implemented prior to the Spin-Off (it being understood such implementation will be made in a timely manner so as to effectuate enrollment in the new benefit plans the Company will offer after the Spin-Off).

     (c) Except as expressly contemplated by the Employee Benefits Agreement, the Company agrees not to and to cause its Subsidiaries not to (x) transfer employees from any of Aetna Retirement Services, Inc. or Aetna International, Inc. or any of their Subsidiaries (that are also Subsidiaries of the Company) or Joint Ventures to the Company, Aetna Services, Inc., Spinco or any of its Subsidiaries or Joint Ventures without Parent's consent (which consent shall not be unreasonably withheld) or (y) transfer employees to Aetna Retirement Services, Inc. or Aetna International, Inc. or any of their Subsidiaries (that are also Subsidiaries of the Company) or Joint Ventures from the Company, Aetna Services, Inc., Spinco or any of its Subsidiaries without Parent's consent (which consent shall not be unreasonably withheld).

     (d) The Company, Spinco and Parent agree to cooperate in the preparation of, and mutually agree with Parent on the final versions of the schedules to the Employee Benefits Agreement. Without limiting the generality of the foregoing, in this regard the Company and Spinco agree to provide to Parent all relevant

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 ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

information available to them in respect of the Company and its Subsidiaries' employees and the Compensation and Benefit Plans for the purposes of creating such schedules.

     6.10 ERISA Client Lists. Within 30 days following the date hereof, Parent shall deliver to the Company a written list of the entities that are affiliated with or related to Parent (the "Parent ERISA List"). As soon as practicable after the date the Parent ERISA List is delivered to the Company, but in no event later than 30 days before the Closing Date, the Company shall deliver to Parent a written statement which identifies each Account Client that is an ERISA Client and lists each contract or agreement, if any, and all amendments thereto, in effect on the date hereof, entered into by the Company or any of its Subsidiaries with respect to or on behalf of any such ERISA Client, pursuant to which any of the entities identified in the Parent ERISA List has agreed to (i) execute securities transactions, (ii) provide any other goods or services or
(iii) purchase, sell, exchange or swap securities or any other economic interests therein or derivative thereof, including but not limited to rights to receive or obligations to pay interest or principal denominated in a particular currency.

     6.11 Expenses.  Except as otherwise provided in Section 8.5(b), Section
9.10 or any Transaction Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Transaction Agreements and the Merger and the other transactions contemplated by the Transaction Agreements shall be paid by the party incurring such expense, except that (a) expenses incurred in connection with the filing fee and printing and mailing the Proxy Statement shall be shared equally by Parent and the Company and (b) all Transaction Expenses (as defined below), unless otherwise specifically provided for in any Transaction Agreement, shall be paid by Spinco. "Transaction Expenses" shall mean all fees, costs and expenses incurred by (i) the Company, its Subsidiaries and Joint Ventures, in each case at or prior to the Effective Time, and (ii) Spinco and its Subsidiaries, in the case of each of clause (i) and (ii), in connection with the Merger, the Spin-Off or any of the other transactions contemplated by the Transaction Agreements, including the fees and expenses of the Company's and Spinco's legal and financial advisors and the other fees and expenses set forth on Section 6.11 of the Company Disclosure Letter.

     6.12 Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, ING agrees that it will cause the Company to indemnify and hold harmless each present and former director, officer and employee of the Company (when acting in such capacity), determined as of immediately prior to the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted or required under Connecticut law and its certificate of incorporation or by-laws or pursuant to other agreements in effect on the date hereof to indemnify such Person (and ING shall also cause the Company to advance expenses as incurred to the fullest extent permitted under applicable law; provided, however, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided further, however, that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Connecticut law and the Company's certificate of incorporation and by-laws shall be made by independent counsel selected by the Surviving Corporation.

     (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 6.12, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation and ING thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) ING or the Surviving Corporation shall have the right to assume the defense thereof and ING or the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if ING or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between ING or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and ING or the Surviving Corporation shall
                                      B-34
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                        ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation or ING shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) ING or the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided further that neither ING nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

     (c) ING shall cause the Surviving Corporation to either (i) maintain the Company's existing officers' and directors' liability insurance for a period of six years after the Effective Time or (ii) maintain a run-off or tail policy or endorsement with respect to covering claims asserted within six years after the Effective Time arising from facts or events that occurred at or before the Effective Time (either, "D&O Insurance"), in each case so long as the annual premium therefor is not in excess of 175% of the last annual premium paid prior to the date hereof (the "Current Premium"); provided, however, that if the existing D&O Insurance expires, is terminated or cancelled during such six-year period, the Surviving Corporation will use its reasonable efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 175% of the Current Premium.

     (d) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section.

     (e) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     (f) Notwithstanding any provision of this Section 6.12 to the contrary, to the extent a Cost is also a Spinco Group Liability (as defined in the Distribution Agreement) such matter shall be addressed as a Spinco Group Liability pursuant to the Distribution Agreement rather than this Section 6.12.

     6.13 Compliance with 1940 Act Section 15. (a) Prior to the Closing, the Company shall use reasonable best efforts to ensure compliance with Section 15(f) of the 1940 Act, so that the transactions contemplated by the Transaction Agreements will be in compliance immediately after the Closing with Section 15(f) of the 1940 Act, including assuring that at the time of the Closing at least 75% of the Board of Directors or Trustees of each Fund Client are not "interested persons" (as such term is defined in the 1940 Act) of the Surviving Corporation or the Company.

     (b) Parent will use reasonable best efforts to assure compliance with the conditions of Section 15(f) of the 1940 Act as it applies to the transactions contemplated by the Agreement. From and after the Closing, Parent shall conduct the business of the Surviving Corporation so as to assure that, insofar as within the control of Parent: (i) for a period of three (3) years after the Closing Date, at least 75% of the members of the Board of Directors or Trustees of each Fund Client which enters into a replacement Investment Contract with an Advisory Entity that constitutes an investment advisory agreement are not (A) "interested persons" of the Surviving Corporation or (B) "interested persons" of the Company; and (ii) there is not imposed on any Fund Client an "unfair burden" (within the meaning of Section 15(f) of the 1940 Act) as a result of the transactions contemplated by the Transaction Agreements, or any express or implied terms, conditions or understandings applicable thereto.

     (c) For a period of three years (3) after the Closing, none of Parent, Surviving Corporation, nor any of their respective Affiliates will voluntarily engage in any transaction which would constitute an assignment of any investment advisory contract with any Fund Client that is registered under the 1940 Act and is currently managed by the Company or its Affiliates to which Parent, Surviving Corporation or any of their respective

                                      B-35
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 ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

Affiliates or the Company or any of its Affiliates is a party without first obtaining a covenant in all material respects the same as that contained in this
Section 6.13.

     6.14 Fund Client Contracts, Distribution Plans and Boards. The Company shall use its reasonable best efforts to cause (a) the consideration and due approval by the Board of Directors of each Fund Client and (b) to the extent required by the 1940 Act, the consideration and due approval by such Fund Client's securityholders, of (X) a new Investment Contract (or, where permitted, approval of continuation of the existing Investment Contract) with the same Advisory Entity to become effective upon the Closing, in each case, on the same material terms as in effect on the date hereof under such Investment Contract for the performance by the relevant Advisory Entity of investment management, investment advisory, investment subadvisory or distribution services and (Y) an amended Rule 12b-1 distribution plan, in each case, on the same material terms as in effect on the date hereof. In addition, the Company shall use its reasonable best efforts to encourage the Board of Directors of each Fund Client (or, to the extent required by the 1940 Act, the independent Directors thereof)
(X) to select and nominate, so as to constitute a majority of the independent Directors of such Board, individuals who are currently serving as independent directors of investment companies that are advised by an Affiliate of Parent and
(Y) to nominate one director (who shall not be an independent director) that is selected by Parent in each case so long as the Company does not reasonably conclude, after consultation with Parent, such encouragement would adversely affect the ability of the Company to obtain any consent required pursuant to
Section 7.2(d).

     6.15 Non-Fund Advisory Contracts. The Company or relevant Advisory Entity shall notify each Advisory Client of the transactions contemplated by the Transaction Agreements and use its reasonable best efforts to obtain, prior to the Closing, any necessary consent of each Advisory Client to the "assignment" (as such term is used in the Advisers Act) of its Investment Contract involving investment advisory services as a result of the transactions contemplated by the Transaction Agreements in a form reasonably satisfactory to Parent. The Company and Advisory Entity shall consult with Parent regarding all written communications with Advisory Clients concerning the obtaining of such assignments.

     6.16 Qualification of the Fund Clients; Fund Client Boards. Subject to applicable fiduciary duties to the Fund Clients, the Company will use its reasonable best efforts to cause the Fund Clients to take no action (i) that would prevent any Fund Client from qualifying as a "regulated investment company" under Subchapter M of Chapter 1 of Subtitle A of the Code, (ii) that would prevent any Fund Client that is intended to be a Tax-exempt municipal bond fund from satisfying the requirements of Section 852(b)(5) of the Code or from qualifying to pay exempt interest dividends as defined therein or (iii) that would be inconsistent with any Fund Client's prospectus and other offering, advertising and marketing materials.

     6.17 Rights. Prior to the Effective Time, the board of directors of the Company shall take all necessary action to amend the definition of Final Expiration Date (as defined in the Rights Agreement) to be the Distribution Time (as defined in the Distribution Agreement).

     6.18 Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by the Transaction Agreements, ING, Parent and their respective boards of directors and the Company and its board of directors shall each grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Agreements and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

     6.19 Company Debt. Effective as of the Closing and, in each case (to the extent necessary), pursuant to supplemental indentures (reasonably satisfactory in form and substance to the Company), ING shall guarantee the performance of the obligations of Aetna Services, Inc. and the Company with respect to the Long-Term Debt, each such guarantee to take substantially the same form as the Company's current guarantees of the obligations of Aetna Services, Inc. under the Long-Term Debt.

     6.20 Voting of Shares. Each of ING and Parent agrees to vote, or cause to be voted, all Shares beneficially owned by it or any of its Affiliates in favor of adoption of this Agreement and the transactions contemplated hereby at the Shareholders Meeting.

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                        ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

     6.21 Other Agreements. (a) The Company agrees that it shall use its reasonable best efforts promptly to enter into agreements for the sale of those Persons set forth on Section 6.21 of the Company Disclosure Letter (the "Section
6.21 Subsidiaries") on terms and conditions as favorable to the Company and its Subsidiaries as can be obtained and in accordance with the procedures agreed between the parties. The Company shall permit representatives of Parent to be fully involved in every aspect of such sales process and the Company shall retain such financial and legal advisors to effect such sales as Parent shall reasonably request. Except as may otherwise be agreed, the terms and conditions of all agreements for sale or other agreements in connection with the sales process shall be subject to Parent's prior approval, which will not be unreasonably withheld or delayed. The Company and its Subsidiaries shall not be required in connection with effecting these sales to take any action that would adversely affect Spinco and its Subsidiaries. Transaction expenses incurred in connection with such sales shall not be deemed to be "Transaction Expenses" for purposes of this Agreement and shall not be required to be paid by Spinco pursuant to Section 7.03 of the Distribution Agreement. Parent and the Company each agree that it shall use its reasonable best efforts to obtain waivers of regulatory requirements in the jurisdictions of the Section 6.21 Subsidiaries that otherwise could delay or prevent satisfaction of the conditions set forth in Section 7.1(b).

     (b) The Company agrees that in carrying out the transactions contemplated by the Distribution Agreement it shall use its reasonable best efforts (consistent with and subject to the terms and conditions of the Transaction Agreements) to minimize the creation of liabilities of the Company and its Subsidiaries. The Company shall keep Parent informed on a regular basis concerning the developments in the transactions contemplated by the Transaction Agreements and the means by which such transactions are effected and, subject to any existing agreements as to the means of effecting the transactions that are reflected in the Distribution Agreement, the Company shall give reasonable consideration to Parent's views on the means by which such transactions are effected.

     (c) In connection with the Spin-Off, the Company and Spinco shall enter into a trademark licensing agreement (the "Chinese Mark Agreement") pursuant to which the Company shall grant to Spinco a perpetual, exclusive, and royalty-free license to use the Chinese name and/or characters associated with the name "Aetna" or related logo, identified on Schedules D or I of the Distribution Agreement (including, to the extent held by the Company or any of its Subsidiaries or Spinco or any of its Subsidiaries, all forms and transliterations thereof, the "Chinese Mark") in connection with the Spinco Business (as that term is defined in the Distribution Agreement) in the United States. The Company acknowledges that the rights, title to and interest in the Chinese Mark and the associated Intellectual Property Rights (as defined in the Distribution Agreement) (the "Aetna China Name Rights") shall be owned by a member of the Aetna Group following the Spin-Off. The Chinese Mark Agreement shall contain such other terms and conditions as the parties may agree, which terms and conditions shall be no less favorable to Spinco than the terms and conditions of the Trademark Licensing Agreement are to the Company (taking into account those issues which may arise by virtue of the fact that the Chinese Mark is a translation of an Intellectual Property Right which will, following the Spin-Off, be owned by Spinco).

     (d) On or prior to the Effective Time, Parent or its Affiliates shall use its reasonable best efforts to procure insurance coverage having the terms and conditions set forth in Section 6.21 of the Parent Disclosure Letter or insurance policies procured by Parent or its Affiliates to cover similar risks (the "Coverage Policies"). The Company agrees that, in connection with any such Coverage Policies, the Company shall contribute or cause to be contributed as a capital contribution to Aetna Retirement Services, Inc., cash in an amount equal to Parent's actual cost of obtaining such Coverage Policies, or a portion of such cost not to exceed $30 million, or in the event Parent notifies the Company that such Coverage Policies are unavailable on commercially reasonable terms and conditions, $30 million, and the amount of any such contribution shall not increase the Net Capital Contribution Amount.

     (e) Prior to the Effective Time, the Company shall contribute, or cause to be contributed, to the capital of Aetna Retirement Services, Inc. an amount equal to $3.97 million.

     6.22 Headquarters and Related Matters. Parent agrees to cause the Surviving Corporation to maintain the principal corporate offices of the Company's qualified plan operations in the city of Hartford, in the State

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 ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

of Connecticut for at least three (3) years following the Effective Time and Parent intends to cause the Company and its Subsidiaries to maintain employment levels in and around the city of Hartford at substantially current levels, less normal attrition.

     6.23 Asia. Parent agrees that for one year from the Effective Time, unless there is a material change in circumstances at ING and its Subsidiaries, Parent shall not permit the Company and its Subsidiaries to sell the interests of Aetna International, Inc. in Taiwan, Hong Kong and Malaysia; provided that the foregoing shall not limit the right of Parent to sell minority interests in such Subsidiaries.

     6.24 Confidentiality. The parties hereby acknowledge and agree that the provisions of the Confidentiality Agreement (as defined below) shall apply with respect to all information provided hereunder to Parent or any of its Affiliates or Representatives (as such term is defined in the Confidentiality Agreement).

                                  ARTICLE VII

                                   CONDITIONS

     7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

          (a) Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been duly approved by holders of shares of Common Stock constituting the Company Requisite Vote in accordance with applicable law and the certificate and by-laws of the Company.

          (b) Regulatory Consents. (i) The waiting period applicable to the consummation of the Merger under the HSR Act and applicable Insurance Laws shall have expired or been terminated and (ii) other than the filing provided for in Section 1.4 and filings, if any, required under the environmental transfer acts of the states of New Jersey and Connecticut, all notices, reports and other filings required to be made prior to the Effective Time by Spinco, the Company or Parent or any of their respective Subsidiaries or Joint Ventures with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by Spinco, the Company or Parent or any of their respective Subsidiaries or Joint Ventures from, any Governmental Entity in connection with the execution and delivery of the Transaction Agreements and the consummation of the Merger and the other transactions contemplated hereby and thereby by Spinco, the Company, Parent and Merger Sub shall have been made or obtained (as the case may be), other than (in the case of jurisdictions other than the United States, the Netherlands, the People's Republic of China, Hong Kong, Mexico, Poland, Malaysia and Taiwan) those the failure of which to make or obtain are not, individually or in the aggregate, reasonably likely (as compared to the situation in which they are made or obtained and taking into account all possible consequences to Parent and its Subsidiaries, Spinco and its Subsidiaries and the Company and its Subsidiaries and Joint Ventures of consummating the transactions contemplated by the Transaction Agreements without making or obtaining them) (A) to be material to the Company and its Subsidiaries and Joint Ventures, taken as a whole, (B) to be material to Parent and its Subsidiaries, taken as a whole, (C) to materially and adversely impact the reasonably anticipated economic and business benefits to Parent and its Subsidiaries of the transactions contemplated hereby, (D) to result in criminal liability or a more than de minimis civil fine or other penalty against Parent or any of its Affiliates, joint ventures or employees or against the Company or any of its Affiliates, Joint Ventures or employees or (E) to result in Parent and its Subsidiaries and joint ventures being prohibited from conducting, or materially limited in their ability to conduct, business in any jurisdiction (collectively, "Governmental Consents").

          (c) Litigation. (i) No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (including any Insurance Law) (whether temporary, preliminary or permanent) (collectively, an "Order") that is in effect and restrains, enjoins or otherwise prohibits consummation of the Spin-Off or the Merger.

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                        ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

          (ii) No Governmental Entity shall have instituted or threatened to institute any proceeding that seeks such an Order.

          (d) Spin-Off. The Spin-Off shall have been consummated in accordance with the terms and subject to the conditions set forth in Section 3.02 of the Distribution Agreement.

     7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement which are qualified by "Company Material Adverse Effect" shall each be true and correct as so qualified as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), (ii) the representations and warranties of the Company set forth in Sections 5.1(a)(i) or (ii), 5.1(b), 5.1(c), 5.1(j), 5.1(p) and 5.1(q) of this
     Agreement which are not qualified by "Company Material Adverse Effect" shall each be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date) and (iii) the representations and warranties of the Company set forth in this Agreement other than those contemplated by clauses (i) and (ii) hereof (without giving effect to any qualifications as to "materiality" or other similar qualifications) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications as to "materiality" or other similar qualifications) would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the foregoing effect.

          (b) Performance of Obligations of the Company. Each of Spinco and the Company shall have performed in all material respects all obligations required to be performed by it under the Transaction Agreements at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

          (c) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by the Transaction Agreements under any Contract to which Spinco or any of its Subsidiaries or the Company or any of its Subsidiaries, Joint Ventures or joint ventures is a party and conduct the businesses of the Company and its Subsidiaries, Joint Ventures and joint ventures substantially as presently conducted, except those for which the failure to obtain such consent or approval is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or is not reasonably likely to prevent, materially delay or materially impair the ability of Spinco or the Company to consummate the transactions contemplated by the Transaction Agreements and no such consent or approval, and, except as otherwise agreed in writing pursuant to this Agreement, no Governmental Consent shall require ING to (i) sell or hold separate and agree to sell, divest or to discontinue to or limit, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates, Joint Ventures or joint ventures (or to consent to any sale, or agreement to sell, or discontinuance or limitation by Parent or the Company, as the case may be, of any of its assets or businesses) or (ii) agree to any conditions relating to, or changes or restriction in, the operations of any such asset or businesses which, in either the case of clause (i) or (ii), is reasonably likely to have a material adverse effect on the financial condition, properties, business or annual results of operations of the Company and its Subsidiaries, Joint Ventures and joint ventures, taken as a whole, or a material adverse effect on the financial condition, properties, business or annual results of operations of ING and its Subsidiaries, taken as a whole. Notwithstanding the foregoing, Parent and Merger Sub agree that the failure to obtain any required consents or approvals as to which the Parent has actual knowledge (as determined at the time and as set

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 ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

     forth in Section 5.2(d)(iii)) shall not give rise to a failure of the condition set forth in this Section 7.2(c) to be satisfied.

          (d) Client Approvals. The approvals contemplated in Section 6.14 shall have been obtained for Fund Clients representing at least 85% of the total assets under management of Fund Clients as of the date hereof. "Total assets under management" means the aggregate of the net assets of the open-end and closed-end Fund Clients, as adjusted to eliminate increases or decreases attributable exclusively to positive or negative changes in the market value of portfolio assets as of the date hereof.

          (e) Legal Opinions. Parent shall have received an opinion or opinions of counsel to the Company dated the Closing Date, addressing the legal matters set forth in Section 7.2(e) of the Company Disclosure Letter.

          (f) Solvency Opinions. The Parent and the Company shall have received, each as an addressee thereof, copies of the "solvency opinions" delivered in connection with the Spin-Off.

          (g) Spinco Debt Ratings. (i) At the Effective Time, Spinco shall have a post-Spin-Off investment grade debt rating of at least BBB from Standard & Poor's Corporation or Baa2 from Moody's Investors Services, Inc. as to long-term senior unsecured debt (or the equivalent for issuers which do not have long-term senior unsecured debt outstanding) and (ii) the Company shall have delivered written evidence, dated as of the Closing Date, from such rating agency evidencing such rating. For the avoidance of doubt, the parties hereto acknowledge and agree that possession of one such rating shall satisfy this condition.

     7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. (i) The representations and warranties of ING, Parent and Merger Sub set forth in this Agreement which are qualified by "Parent Material Adverse Effect" shall each be true and correct as so qualified as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), (ii) the representations and warranties of ING, Parent and Merger Sub set forth in Section 5.2(a), 5.2(b), 5.2(c) and 5.2(f) of this Agreement which are not qualified by "Parent Material Adverse Effect" shall each be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), and (iii) the representations and warranties of ING, Parent and Merger Sub set forth in this Agreement other than those contemplated by clauses (i) and (ii) hereof (without giving effect to any qualifications as to "materiality" or other similar qualifications) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications as to "materiality" or other similar qualifications) would not be, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

          (b) Performance of Obligations of ING, Parent and Merger Sub. Each of ING, Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of ING, Parent and Merger Sub by authorized officers of ING and Parent to such effect.

          (c) Consents Under Agreements. ING shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Contract to which ING or any of its Subsidiaries is a party, except those for which failure to obtain such consents and approvals, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect and no Governmental Approvals required to be obtained from any Governmental Entity by the Company or Spinco or any of Spinco's Subsidiaries in connection with the consummation of the Spin-Off shall be subject to terms or conditions reasonably likely to have,

                        ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

     individually or in the aggregate, a material adverse effect on the financial condition, properties, business or annual results of operations of Spinco and its Subsidiaries, taken as a whole.

          (d) Guarantee of Company Debt. ING shall have entered into the supplemental indentures required by Section 6.19 of this Agreement.

                                  ARTICLE VIII

                                  TERMINATION

     8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by holders of shares of Common Stock of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

     8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either the Company or Parent (and written notice to the other party) if (a) the Merger shall not have been consummated by August 31, 2001 whether such date is before or after the date of approval by the holders of Shares of the Company (the "Termination Date"); provided, however, that the Termination Date shall be automatically extended for two (2) months (the "Extended Date"), if, on August 31, 2001: (i) any of the Governmental Consents described in 7.1(b) have not been obtained or waived, (ii) each of the other conditions to the consummation of the Merger set forth in
Article VII has been satisfied or waived or remains capable of satisfaction, and
(iii) any Governmental Consent that has not yet been obtained is being pursued diligently and in good faith; (b) the approval of the holders of shares of Common Stock required by Section 7.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof;
(c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the shareholders of the Company); or (d) any Law is in effect or is adopted or issued which has the effect of prohibiting the Spin-Off or the Merger; provided further, however, that the right to terminate this Agreement pursuant to clause (a) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

     8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time if: (a) whether before or after the approval of the holders of shares of Common Stock referred to in Section 7.1(a), by action of the board of directors of the Company and written notice to Parent, there has been a material breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement that is not curable and such breach would give rise to a failure of the condition set forth in Section 7.3(a) or Section 7.3(b); or (b) in accordance with, and subject to the terms and conditions of, Section 6.2(b).

     8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent and written notice to the Company if: (a) the board of directors of the Company shall have withdrawn or adversely modified its adoption or recommendation of this Agreement or the transactions contemplated hereby or shall have approved or recommended an Acquisition Proposal; or (b) there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that is not curable and such breach would give rise to a failure of the condition set forth in Section 7.2(a) or
Section 7.2(b); or (c) Shares or other securities or assets are issued or delivered pursuant to the terms of the Rights Agreement upon or following the occurrence of a Section 13 Event (as defined in the Rights Agreement) or an Acquiring Person (as defined in the Rights Agreement) becoming such.

     8.5 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its

 ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any deliberate breach of this Agreement occurring prior to such termination. The parties further agree that if the Company is or becomes obligated to pay a termination fee pursuant to
Section 8.5(b), the right of Parent to receive such termination fee shall be the sole remedy for damages of Parent with respect to the facts and circumstances giving rise to such payment obligation except for any deliberate breach of this Agreement. No party may assert a claim for damages for any inaccuracy of any representation or warranty contained in this Agreement (whether by direct claim or counterclaim) except in connection with the termination of this Agreement.

     (b) In the event that (i) this Agreement is terminated by Parent pursuant to Section 8.4(a), or (ii) this Agreement is terminated by the Company pursuant to Section 8.3(b), then the Company shall, promptly, but in no event later than one business day after the date of such termination, pay Parent a termination fee of one hundred sixty-five million dollars ($165,000,000) (the "Termination Fee") and shall promptly, but in no event later than one business day after being notified of the amount of all documented out-of-pocket charges and expenses incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum of ten million dollars ($10,000,000) ("Out-of-Pocket Expenses"), pay to Parent an amount equal to the Out-of-Pocket Expenses, in each case payable by wire transfer of same day funds. In the event that (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.2(b) or (ii) this Agreement is terminated by Parent pursuant to Section 8.4(b), then (A) the Company shall promptly, but in no event later than one business day after being notified of the Out-of-Pocket Expenses by Parent, pay to Parent an amount equal to the Out-of-Pocket Expenses, payable by wire transfer of same day funds and (B) if, in the case of clause
(i), a bona fide Acquisition Proposal shall have become public or any Person shall have publicly announced an intention (whether or not conditional) to make a proposal or offer relating to an Acquisition Proposal prior to the date of the Shareholders Meeting or if, in the case of clause (ii), this Agreement is terminated by Parent pursuant to Section 8.4(b) as a result of a deliberate breach by the Company and a bona fide Acquisition Proposal shall have been made to the Company or become public or any Person shall have announced to the Company or publicly announced an intention (whether or not conditional) to make a proposal or offer relating to an Acquisition Proposal prior to the date of termination, and in the case of each of clause (i) and clause (ii), within fifteen (15) months from the date of termination, the Company executes and delivers a definitive agreement with respect to any Acquisition Proposal or an Acquisition Proposal is consummated (it being understood that in the event the board of directors of the Company recommends the acceptance by the shareholders of the Company of a third-party tender offer or exchange offer for at least a majority of the outstanding Shares, such recommendation shall be treated as though an agreement with respect to an Acquisition Proposal had been executed), the Company shall promptly, but in no event later than one business day after the date of such execution and delivery, or consummation, as the case may be, pay Parent the Termination Fee. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this paragraph (b), the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

                                   ARTICLE IX

                           MISCELLANEOUS AND GENERAL

     9.1 Survival. This Article IX and the agreements of the Company, ING, Parent and Merger Sub contained in Article IV, Sections 6.7 (Stock Exchange),
6.11 (Expenses), 6.12 (Indemnification; Directors' and Officers' Insurance), 6.13(b) and (c) (Compliance with 1940 Act Section 15), 6.19 (Company Debt), 6.22 (Headquarters and Related Matters), 6.23 (Asia) and 6.24 (Confidentiality) shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent and Merger Sub contained in Section 6.11 (Expenses) and Section
8.5 (Effect of Termination and Abandonment) shall survive the

                        ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement (it being understood that this sentence shall not limit the rights of any party hereto under Section 8.5 of this Agreement).

     9.2 Modification or Amendment. (a) Subject to the provisions of the applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

     (b) Each of the parties hereto acknowledges and agrees that, except as otherwise contemplated by the relevant agreement, the Company may amend or modify any Transaction Agreement (other than this Agreement) only with the written consent of Parent. Parent agrees that it will not withhold any such consent if such proposed amendment or modification would not reasonably be expected to adversely affect in any respect any of ING, Parent, the Company and its Subsidiaries and their respective Affiliates, or prevent or materially delay or impair the consummation of the transactions hereby.

     9.3 Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     9.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     9.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, EXCEPT WITH RESPECT TO PROVISIONS RELATING TO THE IMPLEMENTATION OF THE MERGER THAT ARE REQUIRED BY CONNECTICUT LAW TO BE GOVERNED BY THE LAW OF THE STATE OF CONNECTICUT, WHICH PROVISIONS SHALL BE GOVERNED BY CONNECTICUT LAW, IN EACH CASE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the United States District Court for the Southern District of New York or any other New York State court sitting in New York City, Borough of Manhattan, solely in respect of the interpretation and enforcement of the provisions of the Transaction Agreements and of any documents referred to in the Transaction Agreements, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that any Transaction Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION,

 ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

     9.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

     if to ING, Parent or Merger Sub

     ING America Insurance Holdings, Inc.
     in c/o ING North America Insurance Corp.
     5780 Powers Ferry Road, NW
     Atlanta, Georgia 30327-4390
     Attention: Michael W. Cunningham
                Executive Vice President &
                Chief Financial Officer
                Fax: 770-980-3303

                B. Scott Burton
                Senior Vice President &
                Chief Counsel
                Fax: 770-850-7660

     with copies to:

     ING Groep N.V.
     Strawinskylaan 2631, 1077 ZZ Amsterdam,
     P.O. Box 810,
     1000 Av. Amsterdam, the Netherlands
     Attention: Fred Hubbell
                Executive Board Member
                Fax: +31-20-541-5402

                Diederik van Wassenaer
                General Counsel
                Fax: +31-20-541-8723

     and

     Sullivan & Cromwell
     125 Broad Street
     New York, New York 10004
     Attention: Joseph B. Frumkin, Esq.,
                William D. Torchiana, Esq.
                Fax: 212-558-3588

     if to the Company

     Aetna Inc.
     151 Farmington Avenue
     Hartford, CT 06156-7505
     Attention: L. Edward Shaw, Jr.
                General Counsel
                William J. Casazza
                Corporate Secretary
                Fax: 860-273-8340

                        ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

     with a copy to:

     Davis Polk & Wardwell
     450 Lexington Avenue
     New York, New York 10017
     Attention: Lewis B. Kaden, Esq.
                David L. Caplan, Esq.
                Fax: 212-450-4800

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

     9.7 Entire Agreement; No Other Representations. This Agreement (including, any annexes, exhibits or schedules hereto or thereto and other documents executed in connection herewith), the Company Disclosure Letter and the Confidentiality Agreement, dated May 25, 2000 (the "Confidentiality Agreement"), between Parent and the Company constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof and thereof.

     9.8 No Third Party Beneficiaries. Except as provided in Section 6.12 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     9.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company or Spinco to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause Spinco or such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Parent acknowledges that neither the Company nor any of its Subsidiaries possesses the power to control the Joint Ventures. Accordingly, whenever this Agreement requires, or limits or restricts the ability of, the Company or any of its Subsidiaries to take any action with respect to a Joint Venture or joint venture, the Company and its Subsidiaries shall be deemed to have fully satisfied all of such obligations under this Agreement with respect to such Joint Venture or joint venture if it has used its reasonable best efforts to cause the Joint Venture or joint venture, as the case may be, to comply with such obligations under this Agreement; provided, however, that the foregoing shall not require the Company, its Subsidiaries, Joint Ventures or joint ventures to (i) take or fail to take any action that would reasonably be expected to adversely affect in any respect any of Spinco or any of its Subsidiaries or prevent or materially delay or impair the consummation of the Transactions or (ii) pay any money to any third party in connection with carrying out its obligations under this sentence.

     9.10 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger and the Spin-Off shall be paid in accordance with the Distribution Agreement.

     9.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     9.12 Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Annex, such reference shall be to a Section of or Annex to this Agreement unless otherwise indicated. Whenever the words "include", "includes"

 ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Unless the context otherwise requires, the use of the singular shall include the plural, the use of the masculine shall include the feminine, and vice versa. As used in this Agreement, the antecedent of any personal pronoun shall be deemed to be only the next preceding proper noun or nouns, as appropriate for such pronoun. As used in this Agreement, any reference to any law, rule or regulation shall be deemed to include a reference to any amendments, revisions or successor provisions to such law, rule or regulation. Except as otherwise explicitly provided herein, all references in this Agreement to (i) the "Company," "ING" or "Parent" shall be deemed to be a reference only to such company and not to any direct or indirect subsidiaries of such company or (ii) to documents or other materials having been "made available" to Parent shall be deemed to be a reference to a document or other materials made available to Parent in the Company's data room in Hartford, Connecticut before June 9, 2000 or was actually delivered to an employee or Representative of Parent.

     9.13 Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

     9.14 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of New York, in addition to any other remedy to which they are entitled at law or in equity.

                        ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                          AETNA INC.

                                          By: /s/ ALFRED P. QUIRK, JR.
                                            ------------------------------------
                                              Name: Alfred P. Quirk, Jr.
                                              Title:  Vice President-Finance and
                                                      Treasurer

                                          ING AMERICA INSURANCE HOLDINGS, INC.

                                          By: /s/ MICHAEL W. CUNNINGHAM
                                            ------------------------------------
                                              Name: Michael W. Cunningham
                                              Title:  Executive Vice President
                                                      and
                                                      Chief Financial Officer

                                          ANB ACQUISITION CORP.

                                          By: /s/ MICHAEL W. CUNNINGHAM
                                            ------------------------------------
                                              Name: Michael W. Cunningham
                                              Title:  President

                                          ING GROEP N.V.
                                          (solely for the purpose of Sections
                                          4.2, 4.3, 5.2, 6.3,
                                          6.5, 6.8, 6.12, 6.18, 6.19, 6.20 and
                                          Article IX)

                                          By: /s/ MICHAEL W. CUNNINGHAM
                                            ------------------------------------
                                              Name: Michael W. Cunningham
                                              Title:  Attorney-in-Fact

 ANNEX B - AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

                                                                         ANNEX C

                                    FORM OF

                             DISTRIBUTION AGREEMENT

                                    BETWEEN

                                   AETNA INC.

                                      AND

                           AETNA U.S. HEALTHCARE INC.

                        DATED AS OF [            ], 2000

                               TABLE OF CONTENTS

                            ------------------------

                                                                            PAGE
                                                                            ----
                                   ARTICLE 1
                                  DEFINITIONS
SECTION
  1.01.       Definitions.................................................   C-1
                                   ARTICLE 2
                  CONTRIBUTIONS AND ASSUMPTION OF LIABILITIES
SECTION
  2.01.       Contribution of Contributed Subsidiaries....................   C-9
SECTION
  2.02.       Transfers of Certain Assets to Spinco Group.................   C-9
SECTION
  2.03.       Transfers of Certain Assets to Aetna Group..................   C-9
SECTION
  2.04.       Assumption of Certain Liabilities...........................  C-10
SECTION
  2.05.       Agreement Relating to Consents Necessary to Transfer
                Assets....................................................  C-10
                                   ARTICLE 3
                                THE DISTRIBUTION
SECTION
  3.01.       Cooperation Prior to the Distribution.......................  C-10
SECTION
  3.02.       Aetna Board Action; Conditions Precedent to the
                Distribution..............................................  C-11
SECTION
  3.03.       The Distribution............................................  C-11
SECTION
  3.04.       Stock Dividend..............................................  C-12
SECTION
  3.05.       Fractional Shares...........................................  C-12
                                   ARTICLE 4
                       INDEMNIFICATION AND OTHER MATTERS
SECTION
  4.01.       Spinco Indemnification of Aetna Group.......................  C-12
SECTION
  4.02.       Aetna Indemnification of Spinco Group.......................  C-12
SECTION
  4.03.       Insurance and Third Party Obligations; Limitation on
                Liability.................................................  C-13
SECTION
  4.04.       Notice and Payment of Claims................................  C-13
SECTION
  4.05.       Notice and Defense of Third-Party Claims....................  C-13
SECTION
  4.06.       Non-Exclusivity of Remedies.................................  C-15
                                   ARTICLE 5
                    EMPLOYEE MATTERS AND TRANSITION SERVICES
SECTION
  5.01.       Employee Matters Generally..................................  C-15
SECTION
  5.02.       Transition Services Matters Generally.......................  C-15

                                                                            PAGE
                                                                            ----
                                   ARTICLE 6
                             ACCESS TO INFORMATION
SECTION
  6.01.       Provision of Corporate Records..............................  C-15
SECTION
  6.02.       Access to Information.......................................  C-16
SECTION
  6.03.       Litigation Cooperation......................................  C-16
SECTION
  6.04.       Reimbursement...............................................  C-16
SECTION
  6.05.       Retention of Records........................................  C-16
SECTION
  6.06.       Confidentiality.............................................  C-17
SECTION
  6.07.       Preservation of Privilege...................................  C-17
SECTION
  6.08.       Inapplicability of Article 6 to Tax Matters.................  C-17
                                   ARTICLE 7
                            CERTAIN OTHER AGREEMENTS
SECTION
  7.01.       Intercompany Accounts.......................................  C-18
SECTION
  7.02.       Trademarks; Trade Names.....................................  C-18
SECTION
  7.03.       Further Assurances and Consents.............................  C-19
SECTION
  7.04.       Noncompetition and Non-Solicitation.........................  C-19
SECTION
  7.05.       Third Party Beneficiaries...................................  C-20
SECTION
  7.06.       Intellectual Property Rights and Licenses...................  C-20
SECTION
  7.07.       Insurance...................................................  C-20
SECTION
  7.08.       Prohibition on Certain Sales................................  C-21
SECTION
  7.09.       Brazilian Certificate of Foreign Capital Registration.......  C-21
                                   ARTICLE 8
                                 MISCELLANEOUS
SECTION
  8.01.       Notices.....................................................  C-21
SECTION
  8.02.       Amendments; No Waivers......................................  C-22
SECTION
  8.03.       Expenses....................................................  C-22
SECTION
  8.04.       Successors and Assigns......................................  C-23
SECTION
  8.05.       Governing Law...............................................  C-23
SECTION
  8.06.       Counterparts; Effectiveness.................................  C-23
SECTION
  8.07.       Entire Agreement............................................  C-23
SECTION
  8.08.       Tax Sharing Agreement; Set-Off; Payment of After-Tax
                Amounts; Certain Transfer Taxes...........................  C-23
SECTION
  8.09.       Jurisdiction................................................  C-24
SECTION
  8.10.       Pre-Litigation Dispute Resolution...........................  C-24
SECTION
  8.11.       Severability................................................  C-24
SECTION
  8.12.       Survival....................................................  C-24
SECTION
  8.13.       Captions....................................................  C-24
SECTION
  8.14.       Specific Performance........................................  C-24

Schedule A        -- Spinco Assets -- Contracts
Schedule B        -- Spinco Assets -- Other Assets, Properties and Business
Schedule C        -- Spinco Group Liabilities
Schedule D        -- Spinco Intellectual Property Rights
Schedule E        -- Spinco Litigation
Schedule F        -- Aetna Assets -- Contracts
Schedule G        -- Aetna Assets -- Other Assets, Properties and Business
Schedule H        -- Aetna Group Liabilities
Schedule I        -- Aetna Intellectual Property Rights
Schedule 2.01     -- Contribution of Contributed Subsidiaries
Schedule 7.01     -- Existing Arrangements
Schedule 7.04(a)  -- Noncompetition
Schedule 7.07     -- Group Policies
Exhibit A         -- Employee Benefits Agreement
Exhibit B         -- Term Sheet for Software Licensing Agreement
Exhibit C         -- Tax Sharing Agreement
Exhibit D         -- Term Sheet for Trademark Assignment Agreement
Exhibit E         -- Term Sheet for Trademark Licensing Agreement
Exhibit F         -- Term Sheet for Transition Services Agreement
Exhibit G         -- Term Sheet for Lease Agreement
Exhibit H         -- Term Sheet for CityPlace Agreement

                         FORM OF DISTRIBUTION AGREEMENT

     DISTRIBUTION AGREEMENT dated as of [          ], 2000 (this "AGREEMENT")
between Aetna Inc., a Connecticut corporation ("AETNA"), and Aetna U.S. Healthcare Inc., a Pennsylvania corporation ("SPINCO").

                                  WITNESSETH:

     WHEREAS, Spinco is presently a wholly-owned subsidiary of Aetna;

     WHEREAS, the Board of Directors of Aetna has determined that it is in the best interests of Aetna, its shareholders and Spinco that all outstanding shares of Spinco Common Stock (as defined below) be distributed pro rata to Aetna's shareholders (provided that all conditions precedent to the Distribution have been satisfied) and that, pursuant to an agreement and plan of restructuring and merger dated as of July 19, 2000 ("MERGER AGREEMENT") among Aetna, ING Groep N.V., a corporation organized under the laws of the Netherlands ("ACQUIROR"), ING America Insurance Holdings, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Acquiror ("PARENT"), and ANB Acquisition Corp., a Connecticut corporation and a wholly-owned subsidiary of Parent ("MERGER SUBSIDIARY"), Merger Subsidiary be merged with and into Aetna, as a result of which Aetna will become a wholly-owned subsidiary of Parent (the "MERGER");

     WHEREAS, for United States federal income Tax (as defined below) purposes, it is intended that the holders of common stock of Aetna be treated as having received cash consideration from Parent and the Spinco Common Stock in redemption and disposition of the outstanding Aetna Common Stock (as defined below);

     WHEREAS, Aetna is concurrently herewith entering into, or proposes to enter into prior to or on the Distribution Date (as defined below), the Ancillary Agreements (as defined below); and

     WHEREAS, the parties hereto desire to set forth herein the principal corporate transactions to be effected in connection with the Distribution and certain other matters relating to the relationship and the respective rights and obligations of the parties following the Distribution.

     NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

     "ACQUIROR" has the meaning set forth in the recitals.

     "ACTION" means any claim, suit, action, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any arbitrator or Governmental Entity or similar Person or body.

     "AELTUS NAME RIGHTS" means all of Aetna's right, title and interest in and use of the "Aeltus" name and any derivative thereof including, without limitation, all trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith.

     "AETNA" has the meaning set forth in the recitals.

     "AETNA ASSETS" means all assets as reflected in the unaudited pro forma consolidated balance sheet as of March 31, 2000 of Aetna and its Subsidiaries set forth in Section 5.1(e)(iv) of the Company Disclosure Schedule accompanying the Merger Agreement (except for those assets disposed of in accordance with or expressly permitted by the Merger Agreement) together with all other assets, leases, properties and businesses, of every kind and description, wherever located, real, personal or mixed, tangible or intangible,

ANNEX C - FORM OF DISTRIBUTION AGREEMENT

owned, held or used by (i) Aetna, Aetna Services or any member of the Spinco Group that relate primarily to the Aetna Business or (ii) any Aetna Subsidiary. Without limitation and for the avoidance of doubt, the following items are, and shall be, "AETNA ASSETS" (and are not, and shall not be, Spinco Assets):

          (a) all rights of the Aetna Group (but excluding any and all rights of the Spinco Group) under the Merger Agreement, the Confidentiality Agreement and the Distribution Documents;

          (b) all Aetna Intellectual Property Rights;

          (c) all rights under the Contracts listed on Schedule F hereto;

          (d) the other assets, properties and business listed on Schedule G hereto; and

          (e) all goodwill associated with the Aetna Business or the Aetna Assets, together with the right to represent to third parties that Aetna Group is the successor to the Aetna Business.

     "AETNA BENEFITS LIABILITIES" means the AI Assumed Liabilities as defined in the Employee Benefits Agreement.

     "AETNA BUSINESS" means the businesses and operations of the Aetna Subsidiaries as conducted as of the date hereof.

     "AETNA CHINA NAME RIGHTS" shall have the meaning assigned to such term in the Merger Agreement.

     "AETNA COMMON STOCK" means the common stock, par value $.01 per share, of Aetna.

     "AETNA ENVIRONMENTAL LIABILITIES" means any and all Liabilities of or relating to (i) Aetna, Aetna Services or any member of the Spinco Group to the extent arising from the conduct of, in connection with or relating to, the Aetna Business (as currently or previously conducted), or the ownership or use of assets or property in connection therewith (including, without limitation, offsite disposal), or (ii) any Aetna Subsidiary; which, in either case, arise under or relate to Environmental Laws, but shall exclude any such Liabilities to the extent arising from the conduct of, in connection with or relating to the Spinco Assets or the Spinco Business.

     "AETNA GROUP" means Aetna, Aetna Services, the Aetna Subsidiaries and all successors to each of those Persons.

     "AETNA GROUP LIABILITIES" means, except as otherwise specifically provided in the Merger Agreement or any Distribution Document, all of the following Liabilities (including Liabilities arising out of any litigation), whether arising before, at or after the Distribution Time: (i) all Liabilities of or relating to Aetna, Aetna Services or any member of the Spinco Group to the extent arising from the conduct of, in connection with or relating to, the Aetna Business, or the ownership or use of assets or property in connection therewith,
(ii) all Liabilities of or relating to any Aetna Subsidiary except to the extent arising from the conduct of, in connection with or relating to the Spinco Assets or the Spinco Business or ownership or use thereof, (iii) the Liabilities set forth on Schedule H hereto, (iv) the Company Debt, and (v) the Aetna Benefits Liabilities. Without limiting the generality of the foregoing, and except as specified in the next sentence, "AETNA GROUP LIABILITIES" shall include, without limitation, the following Liabilities whether arising before, at or after the Distribution Time: (a) any Liabilities arising in connection with the Aetna Assets, (b) the Aetna Environmental Liabilities, (c) all Liabilities arising under Contracts entered into by any of the Aetna Subsidiaries, including, without limitation, any such Contract relating to the acquisition or disposition of assets, securities or businesses (other than any such Contracts relating to the Domestic P&C Business) and (d) all other Liabilities of the Aetna Group under the Merger Agreement or any Ancillary Agreement. However, notwithstanding the foregoing, "AETNA GROUP LIABILITIES" shall exclude any and all: (1) Liabilities for Taxes (since such Liabilities shall be governed by the Tax Sharing Agreement), and (2) other Liabilities to the extent specifically retained or assumed by the Spinco Group.

     "AETNA INDEMNITEE" has the meaning set forth in Section 4.01(a).

     "AETNA INTELLECTUAL PROPERTY RIGHTS" means all Intellectual Property Rights
(i) owned by a member of the Aetna Group or the Spinco Group or (ii) owned by a third party and licensed or sublicensed to a member of the Aetna Group or the Spinco Group, in either case held for use or used primarily in the conduct of the

                                        ANNEX C - FORM OF DISTRIBUTION AGREEMENT

Aetna Business including, without limitation, the Aetna China Name Rights, the Aeltus Name Rights and the Intellectual Property Rights listed on Schedule I hereto, but excluding the Aetna Name Rights.

     "AETNA NAME RIGHTS" has the meaning set forth in this Section 1.01 in the definition of "SPINCO INTELLECTUAL PROPERTY RIGHTS".

     "AETNA SERVICES" means Aetna Services, Inc., a Connecticut corporation.

     "AETNA SHAREHOLDERS" means the holders of the Aetna Common Stock.

     "AETNA SUBSIDIARIES" means (i) the direct and indirect Subsidiaries of Aetna Services other than the Contributed Subsidiaries (and, subject to obtaining all required approvals, shall include Pacific Aetna Life Insurance Ltd., if and from such time as the joint venture interest in such company held by Aetna Life Insurance Company is transferred to another Aetna Subsidiary),
(ii) the respective direct and indirect Subsidiaries of the Persons referred to in clause (i) and (iii) the respective minority ownership interests of the Persons referred to in clauses (i) and (ii).

     "AFFILIATE" shall have the meaning ascribed to such term in Rule 12b-2 of the Exchange Act (as defined herein) as of the date hereof, provided however, that except when referred to as an "EXISTING AFFILIATE," for purposes of this Agreement, no member of one Group shall be treated as an Affiliate of any member of the other Group.

     "AGREEMENT" has the meaning set forth in the recitals.

     "ANCILLARY AGREEMENTS" means each of the Chinese Mark Agreement, Employee Benefits Agreement, the Lease Agreement, the CityPlace Agreement, the Software Licensing Agreement, the Tax Sharing Agreement, the Trademark Assignment Agreement, the Trademark Licensing Agreement and the Transition Services Agreement.

     "BUSINESS DAY" means any day other than a Saturday, Sunday or one on which banks are authorized or required by law to close in New York, New York or Hartford, Connecticut.

     "CHINESE MARK AGREEMENT" shall have the meaning assigned to such term in the Merger Agreement.

     "CITYPLACE AGREEMENT" means the agreement to be entered into on or before the Distribution Date between Aetna (or Aetna Services) and Spinco (or one of its Affiliates, in which case Spinco shall guarantee the obligations of such Affiliate) in respect of the CityPlace property, reflecting the terms set forth on Exhibit H hereto.

     "COMMISSION" means the Securities and Exchange Commission.

     "COMPANY DEBT" shall have the meaning assigned to the term "Long Term Debt" in the Merger Agreement.

     "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement dated as of May 25, 2000 between Parent and Aetna.

     "CONTRACTS" means any agreements, lease, license, contract, treaty, note, mortgage, indenture, franchise, permit, concession, arrangement or other obligation.

     "CONTRIBUTED SUBSIDIARIES" means (i) Aetna Life Insurance Company, a Connecticut corporation, Aetna Health and Life Insurance Company, a Connecticut corporation, Aetna Risk Indemnity Company Limited, a Bermuda corporation, Aetna Realty Investments I, Inc., a Connecticut corporation, AE Housing Corp, a Connecticut corporation, Aetna Business Resources, Inc., a Connecticut corporation, AE Fifteen, Incorporated, a Connecticut corporation, Luettgens Limited, a Connecticut corporation, AUSHC Holdings, Inc., a Connecticut corporation, ASI Wings, L.L.C., a Delaware limited liability company, Aetna Life & Casualty Bermuda Limited, a Bermuda corporation, Aetna Foundation, Inc., a Connecticut non-stock corporation, Aelan Inc., a Connecticut corporation, (ii) any subsidiaries formed for the purpose of effecting the Restructuring, (iii) the respective direct and indirect Subsidiaries of the Persons referred to in

ANNEX C - FORM OF DISTRIBUTION AGREEMENT

clauses (i) and (ii) and (iv) the respective minority ownership interests of the Persons referred to in clauses (i), (ii) and (iii).

     "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "CONTROLLING" and "CONTROLLED" have meanings correlative to the foregoing;

     "DAMAGES" means, with respect to any Person, any and all damages (including punitive and consequential damages), losses, Liabilities and expenses incurred or suffered by such Person (including, but not limited to, all expenses of investigation, all attorneys' and expert witnesses' fees and all other out-of-pocket expenses incurred in connection with any Action or threatened Action).

     "DISTRIBUTION" means the distribution by Aetna, pursuant to the terms and subject to the conditions hereof, of all of the outstanding shares of Spinco Common Stock to the Aetna Shareholders of record as of the Record Date.

     "DISTRIBUTION AGENT" means First Chicago Trust Company of New York.

     "DISTRIBUTION DATE" means the Business Day on which the Distribution is effected.

     "DISTRIBUTION DOCUMENTS" means this Agreement and the Ancillary Agreements and any other agreements or documents entered into to effect the transactions contemplated hereby or by the Ancillary Agreements (but excluding the Confidentiality Agreement and the Merger Agreement).

     "DISTRIBUTION TIME" means the time immediately before the Merger Effective Time (as defined below).

     "DOMESTIC P&C BUSINESS" means the property and casualty insurance business and operations formerly conducted by Aetna or any of its Former or Existing Affiliates in the United States.

     "EMPLOYEE BENEFITS AGREEMENT" means the Employee Benefits Agreement substantially in the form attached as Exhibit A hereto to be entered into on or before the Distribution Date between Aetna and Spinco.

     "ENVIRONMENTAL LAW" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any Governmental Entity or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "EXISTING AFFILIATE" means any Affiliate of Aetna as of the date hereof and not giving effect to this Agreement, the Restructuring or the Merger.

     "FINALLY DETERMINED" means, with respect to any Action, threatened Action or other matter, that the outcome or resolution of that Action, threatened Action or other matter either (i) has been decided through binding arbitration or by a Governmental Entity of competent jurisdiction by judgment, order, award, or other ruling or (ii) has been settled or voluntarily dismissed by the parties pursuant to the dispute resolution procedure set forth in Section 8.10 or otherwise and, in the case of each of clauses (i) and (ii), the claimants' rights to maintain that Action, threatened Action or other matter have been finally adjudicated, waived, discharged or extinguished, and that judgment, order, ruling, award, settlement or dismissal (whether mandatory or voluntary, but if voluntary that dismissal must be final, binding and with prejudice as to all claims specifically pleaded in that Action) is subject to no further appeal, vacatur proceeding or discretionary review.

     "FORM 10" means the registration statement on Form 10 to be filed by Spinco with the Commission to effect the registration of Spinco Common Stock (as defined below) pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended from time to time.

                                        ANNEX C - FORM OF DISTRIBUTION AGREEMENT

     "FORMER AFFILIATE" means any Person (as defined below) that, at any time prior to the date hereof and without giving effect to this Agreement was, but has ceased to be, an Affiliate of Aetna and/or Aetna Services.

     "GOVERNMENTAL ENTITY" means any U.S. or non-U.S. governmental or regulatory authority, agency, commission, tribunal, body or other governmental, quasi-governmental or self-regulatory entity.

     "GROUP" means, as the context requires, the Spinco Group (as defined below) or the Aetna Group (as defined below).

     "GROUP POLICIES" means all Policies, current or past, which prior to the Distribution Time are or at any time were maintained by or on behalf of or for the benefit or protection of Aetna, any Existing Affiliate or any Former Affiliate (or any of their predecessors) and/or one or more of the current or past directors, officers, employees or agents of any of the foregoing including, without limitation, the Policies identified on Schedule 7.07 hereto but excluding any Policies under which any Aetna Subsidiary is the named insured.

     "INCENTIVE AMOUNT" shall have the meaning assigned to such term in writing by Parent and Aetna.

     "INDEMNIFIED PARTY" has the meaning set forth in Section 4.04.

     "INDEMNIFYING PARTY" has the meaning set forth in Section 4.04.

     "INFORMATION STATEMENT" means the information statement to be sent to each Aetna Shareholder of record as of the Record Date in connection with the Distribution.

     "INSURANCE PROCEEDS" shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured.

     "INSURED CLAIMS" shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Group Policies, whether or not subject to premium adjustments, deductibles, retentions, co-insurance, cost of reserve paid or held by or for the benefit of the applicable insured(s), uncollectability or retrospectively-rated premiums, but only to the extent that such Liabilities are within applicable Group Policy limits, including aggregates.

     "INTELLECTUAL PROPERTY RIGHTS" means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, and all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) computer software (including source code, object code, firmware, operating systems and specifications), (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) industrial designs (whether or not registered), (viii) databases and data collections, (ix) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (xi) all rights in all of the foregoing provided by treaties, conventions and common law and (xii) all rights to sue or recover and retain damages and costs and attorneys' fees for past, present and future infringement or misappropriation of any of the foregoing.

ANNEX C - FORM OF DISTRIBUTION AGREEMENT

     "LAW" means any applicable federal, state, local or foreign law, statute, ordinance, directive, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

     "LEASE AGREEMENT" means the Lease Agreement to be entered into prior to or as of the Distribution Date between Aetna (or an Affiliate of Aetna, in which case the obligations of such Affiliate shall be guaranteed by Aetna) and Aetna Life Insurance Company in respect of the property (the "TOWER") situated at 151 Farmington Avenue, Hartford, Connecticut 06156 reflecting the terms set forth on Exhibit G hereto.

     "LIABILITY" or "LIABILITIES" means any and all claims, debts, liabilities, assessments, costs (including, with respect to matters under Environmental Laws, removal costs, remediation costs, closure costs and expenses of investigation and ongoing monitoring), deficiencies, charges, demands, fines, penalties, damages, losses, disgorgements and obligations, of any kind, character or description (whether absolute, contingent, matured, not matured, liquidated, unliquidated, accrued, known, unknown, direct, indirect, derivative or otherwise) whenever arising, including, but not limited to, all costs, interest and expenses relating thereto (including, but not limited to, all expenses of investigation, all attorneys' and expert witnesses' fees and all other out-of-pocket expenses in connection with any Action or threatened Action) and expressly including those relating to an Indemnified Party's own negligence or other misconduct.

     "LICENSED MARKS AND NAMES" has the meaning set forth in Section 7.02.

     "MERGER" has the meaning set forth in the recitals.

     "MERGER AGREEMENT" has the meaning set forth in the recitals.

     "MERGER EFFECTIVE TIME" shall have the meaning assigned to the term Effective Time in the Merger Agreement.

     "MERGER SUBSIDIARY" has the meaning set forth in the recitals.

     "NYSE" has the meaning set forth in Section 3.01(d).

     "PARENT" has the meaning set forth in the recitals.

     "PERMITTED TRADEMARK PERIOD" means the three year period commencing on the Distribution Date, subject to any limitations set forth in the Trademark Licensing Agreement.

     "PERMITTED SALES PROCEEDS" and "PERMITTED SALES" shall have the meanings assigned to such terms in the Merger Agreement.

     "PERSON" means any individual, corporation (including not-for-profit corporations), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

     "POLICIES" means insurance policies and insurance contracts of any kind, including, without limitation, primary, excess and umbrella policies, directors and officers', errors and omissions, commercial general liability policies, life and benefits policies and contracts, fiduciary liability, automobile, aircraft, property and casualty, workers' compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

     "PROXY STATEMENT" means the proxy statement of Aetna to be filed with the Commission pursuant to the Exchange Act in connection with the Merger.

     "RECORD DATE" means the date determined by Aetna's Board of Directors (or by a committee of that board or any other Person acting under authority duly delegated to that committee or Person by Aetna's Board of Directors or a committee of that Board) as the record date for determining the Aetna Shareholders of record entitled to receive the Distribution.

     "REPRESENTATIVES" has the meaning set forth in Section 6.06.

                                        ANNEX C - FORM OF DISTRIBUTION AGREEMENT

     "RESTATED SPINCO CHARTER" means the restated certificate of incorporation of Spinco, which shall be in such form as the Board of Directors of Spinco reasonably determines.

     "RESTRUCTURING" means the contributions pursuant to Section 2.01 hereof, the settlement of intercompany accounts and repayment of Short Term Debt (as defined below) in accordance with Section 7.01 hereof, the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements.

     "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "SHORT TERM DEBT" means any indebtedness for borrowed money with a maturity of less than one year at the time of issuance.

     "SOFTWARE LICENSING AGREEMENT" means the Software Licensing Agreement to be entered into prior to or as of the Distribution Date between Aetna and Spinco, reflecting the terms set forth on Exhibit B hereto.

     "SPINCO" has the meaning set forth in the recitals.

     "SPINCO ASSETS" means all assets, leases, properties and businesses, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used by Aetna, Aetna Services or any member of the Spinco Group, excluding the Aetna Assets. Without limitation and for the avoidance of doubt, the following items are, and shall be, "SPINCO ASSETS" (and are not, and shall not be, Aetna Assets):

          (a) all right, title and interest in the real property situated at 151 Farmington Avenue, Hartford, Connecticut 06156 (subject to the rights of the Aetna Group under the Lease Agreement), together with all buildings, fixtures, and improvements erected thereon;

          (b) all rights of the Spinco Group (but excluding any and all rights of the Aetna Group) under the Distribution Documents;

          (c) to the extent relating to the business, assets or employees of any member of the Spinco Group, all rights of Aetna under the Confidentiality Agreement and the confidentiality agreements entered into by Aetna with potential purchasers of Aetna or certain of Aetna's businesses during June and July 2000;

          (d) all cash and cash equivalents, including all bank account balances and petty cash, of Aetna and Aetna Services (provided, however, that the cash positions of Aetna and Aetna Services cannot be increased or decreased in a manner that violates the Merger Agreement);

          (e) all Spinco Intellectual Property Rights;

          (f) all rights under the Contracts listed on Schedule A hereto;

          (g) the other assets, properties and business listed on Schedule B hereto;

          (h) the Permitted Sales Proceeds from the Permitted Sales and the Incentive Amount; and

          (i) all goodwill associated with the Spinco Group, the Aetna Group or the Spinco Assets prior to the Distribution Time (excluding goodwill associated with the Aetna Business or the Aetna Assets), together with the right to represent to third parties that the Spinco Group is the successor to all businesses and operations of the Spinco Group or the Aetna Group other than the Aetna Business (it being agreed and understood between the parties that this will preclude the Spinco Group from representing to third parties that it is the successor to Aetna Group's financial services and international businesses).

     "SPINCO BENEFITS LIABILITIES" means the AUSHC Retained Liabilities as defined in the Employee Benefits Agreement.

     "SPINCO BUSINESS" means the businesses and operations of Spinco, its Subsidiaries and the Contributed Subsidiaries, as conducted on the date hereof, but taking into account the Restructuring.

     "SPINCO COMMON STOCK" means the common stock, par value $.005 per share, of Spinco.

ANNEX C - FORM OF DISTRIBUTION AGREEMENT

     "SPINCO ENVIRONMENTAL LIABILITIES" means any and all Liabilities of or relating to (i) Aetna, Aetna Services or any member of the Spinco Group or (ii) the Spinco Business or the Spinco Assets (including, without limitation, offsite disposal), which, in either case, arise under or relate to Environmental Laws, excluding the Aetna Environmental Liabilities.

     "SPINCO GROUP" means Spinco, its direct and indirect Subsidiaries and the Contributed Subsidiaries (including all successors to each of those Persons).

     "SPINCO GROUP LIABILITIES" means, except as otherwise specifically provided in the Merger Agreement or any Distribution Document, all Liabilities (including Liabilities arising out of any litigation), whether arising before, at or after the Distribution Time, of or relating to (a) Aetna, Aetna Services or any member of the Spinco Group, (b) any member of Aetna Group to the extent arising from the conduct of, in connection with or relating to the Spinco Assets or the Spinco Business or the ownership or use thereof, (c) or arising out of the Domestic P&C Business or (d) the Contracts (x) filed as Exhibits 4.22 and 10.6 to the Aetna Annual Report on Form 10-K for the year ended December 31, 1999 or
(y) identified on Schedule F to which Aetna Life Insurance and Annuity Company and one or more Affiliates of Lincoln National Corporation are parties; in each case excluding the Aetna Group Liabilities. Without limiting the generality of the foregoing, and except as specified in the next sentence, "SPINCO GROUP LIABILITIES" shall include, without limitation, the following Liabilities whether arising before, at or after the Distribution Time: (i) any Liabilities arising in connection with the Spinco Assets or the Spinco Business, (ii) the Spinco Environmental Liabilities, (iii) the Liabilities set forth on Schedule C hereto, (iv) the Spinco Litigation Liabilities, (v) the Spinco Benefits Liabilities, (vi) all other Liabilities of the Spinco Group under any Distribution Document, and (vii) except to the extent otherwise provided in this Agreement, the Merger Agreement or in any of the Ancillary Agreements, all Liabilities of the Spinco Group or the Aetna Group arising (prior to the Merger Effective Time) out of the Distribution and any of the other transactions contemplated by this Agreement or any of the Ancillary Agreements. Notwithstanding the foregoing, "SPINCO GROUP LIABILITIES" shall exclude any and all: (1) Liabilities for Taxes (which Liabilities shall be governed by the Tax Sharing Agreement) and (2) other Liabilities to the extent specifically retained or assumed by the Aetna Group.

     "SPINCO INDEMNITEE" has the meaning set forth in Section 4.02(a).

     "SPINCO INTELLECTUAL PROPERTY RIGHTS" means all Intellectual Property Rights (i) owned by a member of the Spinco Group or the Aetna Group or (ii) owned by a third party and licensed or sublicensed to a member of the Spinco Group or the Aetna Group, in each case excluding the Aetna Intellectual Property Rights but including without limitation:

          (a) all right, title and interest in and use of the "Aetna" name and any derivative thereof including, without limitation, all trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, but excluding the Aetna China Name Rights and the Aeltus Name Rights (collectively, the "AETNA NAME RIGHTS"); and

          (b) the Intellectual Property Rights listed on Schedule D hereto.

     "SPINCO LITIGATION" means (i) the litigation pending as of the date hereof in which Aetna or Aetna Services or one or more of their respective officers, directors or employees is named a defendant (x) relating to, involving or arising out of the Spinco Business and any new such cases which may be commenced after the date hereof, (y) alleging violations of federal or state securities laws by Aetna or (z) alleging breaches of fiduciary duties of the Aetna directors under state law (in the case of clauses (y) and (z), the cases set forth on Schedule E) but excluding, in each case, any such litigation which relates primarily to the Aetna Business; and (ii) any litigation in which Aetna or Aetna Services (or one or more of their respective officers, directors or employees) is named a defendant on or after the date hereof alleging violations of federal or state securities laws or breaches of fiduciary duties of the Aetna directors at the Merger Effective Time under state law, in each case (x) relating to or arising out of the Merger or the Restructuring and (y) arising out of matters occurring before the Merger Effective Time. For the avoidance of doubt, "SPINCO LITIGATION" shall not include

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                                        ANNEX C - FORM OF DISTRIBUTION AGREEMENT

any Actions relating to or in connection with Taxes, as such litigation is governed by the Tax Sharing Agreement.

     "SPINCO LITIGATION LIABILITIES" means all Liabilities arising before, at or after the Distribution Time, in connection with, relating to, or resulting from the Spinco Litigation.

     "SUBSIDIARY" means, with respect to any Person, any corporation or other entity of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries or by such Person and any one or more of its respective Subsidiaries.

     "TAX" means Tax as such term is defined in the Tax Sharing Agreement.

     "TAX SHARING AGREEMENT" means the Tax Sharing Agreement substantially in the form attached as Exhibit C hereto to be entered into as of the Distribution Date among Aetna, Parent and Spinco.

     "THIRD-PARTY CLAIM" has the meaning set forth in Section 4.05.

     "TRADEMARK ASSIGNMENT AGREEMENT" means the Trademark Assignment Agreement to be entered into as of the Distribution Date between Aetna and Spinco, reflecting the terms set forth on Exhibit D hereto.

     "TRADEMARK LICENSING AGREEMENT" means the Trademark Licensing Agreement to be entered into as of the Distribution Date between Aetna and Spinco, reflecting the terms set forth on Exhibit E hereto.

     "TRANSFER" has the meaning set forth in Section 2.02.

     "TRANSITION SERVICES AGREEMENT" means the Transition Services Agreement to be entered into as of the Distribution Date between Aetna and Spinco, reflecting the terms set forth on Exhibit F hereto.

                                   ARTICLE 2

                  CONTRIBUTIONS AND ASSUMPTION OF LIABILITIES

     SECTION 2.01. Contribution of Contributed Subsidiaries. Upon the terms and subject to the conditions set forth in the Merger Agreement and the Distribution Documents, effective prior to the Distribution Time, Aetna shall contribute to Spinco all of the outstanding shares of capital stock of, or other ownership interests in, each of the Subsidiaries in clause (i) and clause (ii) of the definition of Contributed Subsidiaries in the manner described on Schedule 2.01, subject to receipt of any necessary consents or approvals of third parties or of Governmental Entities and subject to Section 7.03.

     SECTION 2.02. Transfers of Certain Assets to Spinco Group. Upon the terms and subject to the conditions set forth in the Merger Agreement or any Distribution Document, except as otherwise expressly set forth therein, effective prior to or as of the Distribution Time or as soon as practicable after the Distribution Time, subject to receipt of any necessary consents or approvals of third parties or of Governmental Entities and subject to Section 7.03, Aetna shall, or, if requested, shall cause the relevant member of Aetna Group to, assign, contribute, convey, transfer and deliver ("TRANSFER") to Spinco or to one or more of Spinco's wholly-owned Subsidiaries all of the right, title and interest of Aetna or such member of the Aetna Group in and to all Spinco Assets that are not owned, held or used by a Contributed Subsidiary, if any, as the same shall exist on the Distribution Date or on such later date as a particular Transfer may occur.

     SECTION 2.03. Transfers of Certain Assets to Aetna Group. Upon the terms and subject to the conditions set forth in the Merger Agreement or any Distribution Document, except as otherwise expressly set forth therein, effective prior to or as of the Distribution Time or as soon as practicable after the Distribution Time, subject to receipt of any necessary consents or approvals of third parties or of Governmental Entities and subject to Section 7.03, prior to the Distribution Time Aetna, and following the Distribution Time Spinco, shall, or if requested, shall cause the relevant member of the Spinco Group to, Transfer to Aetna or to one or more members of Aetna Group all of the right, title and interest of Spinco or such member of the Spinco

                                       C-9
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ANNEX C - FORM OF DISTRIBUTION AGREEMENT

Group in and to all Aetna Assets, if any, as the same shall exist on the Distribution Date or on such later date as a particular Transfer may occur.

     SECTION 2.04. Assumption of Certain Liabilities. (a) Upon the terms and subject to the conditions set forth in the Merger Agreement or any Distribution Document, except as otherwise expressly set forth therein, effective as of the Distribution Time (or of the time of Transfer, if earlier, of the assets to which such Liabilities are attributable), in partial consideration for the Transfers pursuant to Section 2.02, Spinco hereby unconditionally (i) assumes all Spinco Group Liabilities (it being understood that the Spinco Benefits Liabilities are allocated and assumed pursuant to the Employee Benefits Agreement) to the extent not then an existing obligation of the Spinco Group and
(ii) undertakes to pay, satisfy and discharge when due in accordance with their terms all Spinco Group Liabilities.

     (b) Upon the terms and subject to the conditions set forth in the Merger Agreement or any Distribution Document, except as otherwise expressly set forth therein, effective as of the Distribution Time (or of the time of Transfer, if earlier, of the assets to which such Liabilities are attributable), in partial consideration for the Transfers pursuant to Section 2.03, Aetna hereby unconditionally (i) assumes all Aetna Group Liabilities (it being understood that the Aetna Benefits Liabilities are allocated and assumed pursuant to the Employee Benefits Agreement) to the extent not then an existing obligation of the Aetna Group and (ii) undertakes to pay, satisfy and discharge when due in accordance with their terms all Aetna Group Liabilities.

     SECTION 2.05. Agreement Relating to Consents Necessary to Transfer
Assets. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer or assign any asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the necessary consent of a third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Spinco, or any member of the Spinco Group, or Aetna, or any member of the Aetna Group, thereunder. Spinco and Aetna shall cooperate with each other, keep each other informed and will, subject to Section 7.03, use their reasonable best efforts to obtain the consent of any third party or any Governmental Entity, if any, required in connection with the transfer or assignment pursuant to Sections 2.02 or 2.03 of any such asset or any claim or right or any benefit arising thereunder. Until such required consent is obtained, or if such consent cannot be obtained or an attempted assignment thereof would be ineffective or would adversely affect the rights of the transferor thereunder so that the intended transferee would not in fact receive substantially all such rights, Spinco and Aetna will cooperate in a mutually agreeable arrangement under which the intended transferee would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including (but not limited to) sub-contracting, sub-licensing or sub-leasing to such transferee, or under which the transferor would enforce for the benefit of the transferee and (except as otherwise provided herein or in any Ancillary Agreement) at the transferee's expense any and all rights of the transferor against, with the transferee assuming the transferor's obligations to, each third party thereto. In the case of any Transfer involving a third party consent, the transferor shall not agree to any terms of transfer (without the prior written consent of the transferee) which have the effect of materially altering the rights or benefits arising under any of the particular Spinco Assets or the Aetna Assets, as the case may be subject to the Transfer.

                                   ARTICLE 3

                                THE DISTRIBUTION

     SECTION 3.01. Cooperation Prior to the Distribution. (a) As promptly as practicable after the date of this Agreement, Aetna and Spinco shall prepare, and Spinco shall file with the Commission, the Form 10, which shall include or incorporate by reference the Information Statement. Aetna and Spinco shall use their reasonable best efforts to cause the Form 10 to become effective under the Exchange Act as soon as practicable. After the Form 10 has become effective, Aetna shall mail the Information Statement as promptly as practicable to the Aetna Shareholders of record as of the Record Date.

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                                        ANNEX C - FORM OF DISTRIBUTION AGREEMENT

     (b) Aetna and Spinco shall cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments thereto that are appropriate to reflect the establishment of or amendments to any employee benefit and other plans contemplated by the Ancillary Agreements.

     (c) Aetna and Spinco shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States and shall take reasonable best efforts to comply with all applicable foreign securities laws in connection with the transactions contemplated hereby or by the Ancillary Agreements.

     (d) Spinco shall prepare, file and pursue an application to permit the listing of the Spinco Common Stock on the New York Stock Exchange ("NYSE").

     SECTION 3.02. Aetna Board Action; Conditions Precedent to the
Distribution. Aetna's Board of Directors shall establish (or delegate authority to establish) the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution. In no event shall the Distribution occur unless the following conditions shall have been satisfied:

          (a) the Form 10 shall have become effective under the Exchange Act;

          (b) the Spinco Common Stock to be delivered in the Distribution shall have been approved for listing on the NYSE, subject to official notice of issuance;

          (c) the Restated Spinco Charter shall be in effect;

          (d) each of the Aetna Board of Directors and the Spinco Board of Directors (i) shall have received an opinion, addressed and reasonably satisfactory to each of them from an independent solvency firm selected by those boards of directors, and (ii) shall otherwise be reasonably satisfied, (A) that after giving effect to the Restructuring (x) neither Aetna nor Spinco will be insolvent or will have unreasonably small capital or assets with which to engage in their respective businesses, (y) each of Aetna and Spinco will be able to pay its respective debts as they become due in the usual course of business and (z) neither Aetna's nor Spinco's total assets will be less than the sum of its respective total liabilities and (B) that the Distribution, when effected in accordance with the terms of this Agreement and the Ancillary Agreements, shall have been effected in accordance with the provisions of the Connecticut Business Corporation Act relating to distributions and applicable fraudulent transfer and fraudulent conveyance laws;

          (e) the contributions referred to in Section 2.01, the transfers referred to in Sections 2.02 and 2.03, and the assumptions of Liabilities referred to in Section 2.04 of this Agreement shall have been effected;

          (f) each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto; and

          (g) each condition to the Merger set forth in Sections 7.1(a), (b) and
     (c), 7.2 and 7.3 of the Merger Agreement shall have been satisfied or waived.

     SECTION 3.03. The Distribution. Subject to the terms and conditions set forth in this Agreement, (i) immediately prior to the Distribution Time, Aetna shall deliver to the Distribution Agent, for the benefit of the Aetna Shareholders of record on the Record Date, a stock certificate or certificates, endorsed by Aetna in blank, representing all of the then-outstanding shares of Spinco Common Stock owned by Aetna, (ii) the Distribution shall be effective as of the Distribution Time and (iii) Aetna shall instruct the Distribution Agent to distribute, on or as soon as practicable after the Distribution Date, to each Aetna Shareholder of record as of the Record Date one share of Spinco Common Stock (together with the associated preferred share purchase rights) for every one share of Aetna Common Stock so held. Spinco agrees to provide all certificates for shares of Spinco Common Stock that Aetna shall require (after giving effect to Sections 3.04 and 3.05) in order to effect the Distribution. The Merger and Distribution shall be effected such that the Merger Consideration (as defined in the Merger Agreement) and the shares of Spinco Common Stock to be distributed in the Distribution are payable and distributable, as applicable, only to the same Aetna Shareholders.

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ANNEX C - FORM OF DISTRIBUTION AGREEMENT

     SECTION 3.04. Stock Dividend. On or before the Distribution Date, Spinco shall issue to Aetna as a stock dividend the number of shares of Spinco Common Stock (together with the associated preferred share purchase rights) that are required to effect the Distribution, as certified by the Distribution Agent. In connection with the Distribution, Aetna shall deliver to Spinco for cancellation all of the share certificates currently held by it representing Spinco Common Stock.

     SECTION 3.05. Fractional Shares. No certificates representing fractional shares of Spinco Common Stock will be distributed in the Distribution. The Distribution Agent will be directed to determine the number of whole shares and fractional shares of Spinco Common Stock allocable to each Aetna Shareholder of record as of the Record Date. Upon the determination by the Distribution Agent of such number of fractional shares, as soon as practicable after the Distribution Date, the Distribution Agent, acting on behalf of the holders thereof, shall sell such fractional shares for cash on the open market in each case at the then prevailing market prices and shall disburse to each holder entitled thereto, in lieu of any fractional share, without interest, that holder's ratable share of the proceeds of that sale, after making appropriate deductions of the amount required, if any, to be withheld for United States federal income Tax purposes.

                                   ARTICLE 4

                       INDEMNIFICATION AND OTHER MATTERS

     SECTION 4.01. Spinco Indemnification of Aetna Group.  (a) Subject to
Section 4.03, from and after the Distribution Date, Spinco shall indemnify, defend and hold harmless each member of the Aetna Group, their Affiliates (including, for the avoidance of doubt, Parent) and their respective officers, directors and employees (each, a "AETNA INDEMNITEE") from and against any and all Damages incurred or suffered by any Aetna Indemnitee arising out of (i) any and all Spinco Group Liabilities and (ii) the breach by any member of the Spinco Group of any obligation under any Distribution Document (subject to any limitation set forth therein), other than the Tax Sharing Agreement (all indemnities thereunder being governed by the specific terms of the Tax Sharing Agreement).

     (b) Subject to Section 4.03, from and after the Distribution Date, Spinco shall indemnify, defend and hold harmless each Aetna Indemnitee and each Person, if any, who controls any Aetna Indemnitee within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Damages caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof or the Information Statement or Proxy Statement (in each case as amended or supplemented if Spinco shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that those Damages are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is furnished to Spinco by Parent or any of its Affiliates (other than any member of the Aetna Group) specifically for use therein.

     SECTION 4.02. Aetna Indemnification of Spinco Group.  (a) Subject to
Section 4.03, from and after the Distribution Date, Aetna shall indemnify, defend and hold harmless each member of the Spinco Group, their Affiliates and their respective officers, directors and employees (each, a "SPINCO INDEMNITEE") from and against any and all Damages incurred or suffered by any Spinco Indemnitee arising out of (i) any and all Aetna Group Liabilities and (ii) the breach by any member of the Aetna Group of any obligation under any Distribution Document (subject to any limitation set forth therein), other than the Tax Sharing Agreement (all indemnities thereunder being governed by the specific terms of the Tax Sharing Agreement).

     (b) Subject to Section 4.03, from and after the Distribution Date, Aetna shall indemnify, defend and hold harmless each Spinco Indemnitee and each Person, if any, who controls any Spinco Indemnitee within the meaning of either
Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Damages caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof or the Information Statement or Proxy Statement (in each case as amended or supplemented if Spinco shall have furnished any amendments or supplements thereto), or caused

                                      C-12
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                                        ANNEX C - FORM OF DISTRIBUTION AGREEMENT

by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Damages are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is furnished to Spinco by Parent or any of its Affiliates (other than any member of the Aetna Group) specifically for use therein.

     SECTION 4.03. Insurance and Third Party Obligations; Limitation on Liability. (a) Upon indemnification of the Indemnified Party (as defined below), the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against the insurer or other third party with respect to such indemnified amount. It is expressly agreed that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, (ii) relieved of the responsibility to pay any Insured Claims or any other claims to which it is obligated or (iii) entitled to any subrogation rights with respect to any obligation hereunder.

     (b) Each party shall use its reasonable best efforts to mitigate its Damages and not to cause or worsen any Liability which would be a Liability of the other party. If an Indemnified Party shall receive any amount of Insurance Proceeds or any other amount from a third party in connection with a specific Liability giving rise to indemnification hereunder (i) at any time subsequent to the actual receipt of a payment in full indemnification of such Liability hereunder, then such Indemnified Party shall reimburse the Indemnifying Party for any such indemnification payment made up to the amount of such Insurance Proceeds or other amounts actually received or (ii) at any time prior to the receipt of any indemnification payment in respect of such Liability hereunder, then the indemnification to be paid under Section 4.01 or 4.02 shall be paid net of the amount of any such Insurance Proceeds or other amounts actually received. Notwithstanding this Section 4.03, (x) in no event shall any Indemnified Party be required (i) to take any action, or forebear from exercising any right, under the Merger Agreement or any Distribution Document or (ii) to take any action with respect to, make any demand under or claim any coverage in connection with, any Policy, and (y) nothing herein shall permit any Indemnifying Party to delay or refrain from making any payment to any Indemnified Party because of the availability or alleged availability of any Policy or Insurance Proceeds (provided that the foregoing shall not limit the subrogation rights of an Indemnifying Party under Section 4.03(a)).

     SECTION 4.04. Notice and Payment of Claims. If any Aetna Indemnitee or Spinco Indemnitee (the "INDEMNIFIED PARTY") determines that it is or may be entitled to indemnification by any party (the "INDEMNIFYING PARTY") under this
Article 4 (other than in connection with any Action subject to Section 4.05), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. Within 30 calendar days after receipt of such notice, the Indemnifying Party shall pay the Indemnified Party such amount in cash or other immediately available funds unless the Indemnifying Party objects in writing to the claim for indemnification or the amount thereof. In the event of such an objection or failure to pay by the Indemnifying Party, the amount, if any, that is Finally Determined to be required to be paid by the Indemnifying Party in respect of such indemnity claim shall be paid by the Indemnifying Party to the Indemnified Party in cash within 15 calendar days after such indemnity claim has been so Finally Determined, with interest thereon at the prime rate of Citibank N.A. in effect from time to time for the period commencing on the 30th day following receipt of the initial notice of the claim from the Indemnified Party until the date of actual payment (inclusive).

     SECTION 4.05. Notice and Defense of Third-Party Claims. (a) Promptly (and in any event within 10 Business Days) following the earlier of (i) receipt of notice, whether by service of process or otherwise, of the commencement by a third party of any Action against or otherwise involving any Indemnified Party or (ii) receipt of information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a "THIRD-PARTY CLAIM"), the Indemnified Party shall give the Indemnifying Party written notice thereof. The failure of the Indemnified Party to give notice as provided in this
Section 4.05 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure to give notice.

ANNEX C - FORM OF DISTRIBUTION AGREEMENT

     (b) Within 30 calendar days after receipt of notice from the Indemnified Party pursuant to Section 4.05(a), the Indemnifying Party may (by giving written notice thereof to the Indemnified Party) elect at its option to, and shall at the request of the Indemnified Party, assume the defense of such Third-Party Claim at the Indemnifying Party's sole cost and expense unless the Indemnifying Party objects in writing to such indemnification claim (in which case the Indemnified Party may not require the Indemnifying Party to assume the defense and the Indemnifying Party shall only assume the defense with the consent of the Indemnified Party). During such 30-calendar day period, unless and until the Indemnifying Party assumes the defense of a Third-Party Claim or objects in writing, the Indemnified Party shall take such action as it deems appropriate, acting in good faith, in connection with the Third-Party Claim; provided, however, that the Indemnified Party shall not settle or compromise, or make any offer to settle or compromise, the Third-Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld).

     (c) If the Indemnifying Party assumes the defense of a Third-Party Claim,
(w) it shall keep the Indemnified Party timely informed of all significant developments in connection therewith, (x) the defense shall be conducted by counsel retained by the Indemnifying Party, provided that the Indemnified Party shall have the right to participate in such proceedings and to be represented by counsel of its own choosing at the Indemnified Party's sole cost and expense; and (y) the Indemnifying Party may settle or compromise the Third-Party Claim without the prior written consent of the Indemnified Party so long as such settlement or compromise includes an unconditional release of the Indemnified Party from all claims that are the subject of such Third-Party Claim, provided that the Indemnifying Party may not agree to any such settlement or compromise pursuant to which there is any finding or admission of any violation of Law or pursuant to which any remedy or relief (including but not limited to the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party or any Subsidiary or Affiliate thereof), other than monetary damages for which the Indemnifying Party shall be responsible hereunder, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld).

     (d) If the Indemnifying Party has not objected in writing to such indemnification claim, and, if at the end of the 30-calendar day period referred to in Section 4.05(b) the Indemnifying Party has not assumed the defense of such claim, or, if earlier, beginning at such time as the Indemnifying Party has declined in writing to assume the defense of a Third-Party Claim, (x) the Indemnified Party will take such steps as it deems appropriate to defend that Third-Party Claim and the defense shall be conducted by counsel retained by the Indemnified Party, provided that the Indemnifying Party shall have the right to participate in such proceedings and to be represented by counsel of its own choosing at the Indemnifying Party's sole cost and expense; and (y) the Indemnifying Party shall reimburse the Indemnified Party on a current basis (and in any event within 30-calendar days after the submission of invoices and bills by an Indemnified Party) for its expenses of investigation, attorneys' and expert witnesses' fees and other out-of-pocket expenses incurred in defending against such Third-Party Claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party; provided further, that the Indemnified Party shall not settle or compromise, or make any offer to settle or compromise, the Third-Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld).

     (e) The Indemnifying Party shall pay to (or at the direction of) the Indemnified Party in cash the amount, if any, for which the Indemnified Party is entitled to be indemnified hereunder within 15 calendar days after such Third Party Claim has been Finally Determined, in the case of an indemnity claim as to which the Indemnifying Party has acknowledged liability or, in the case of any indemnity claim as to which the Indemnifying Party has not acknowledged liability, within 15 calendar days after such Indemnifying Party's liability, if any, hereunder has been Finally Determined.

     (f) Notwithstanding any other provision of this Agreement, Aetna acknowledges and agrees that Spinco shall (solely at its own cost and expense) assume and continue the defense of all the Spinco Litigation and that, as long as such settlement or compromise includes an unconditional release of all Aetna Indemnitees, Spinco shall be permitted to settle or compromise such Actions without the consent of Aetna or any of its Affiliates provided that Spinco may not agree to any such settlement or compromise pursuant to which there is
                                      C-14
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                                        ANNEX C - FORM OF DISTRIBUTION AGREEMENT

any finding or admission of any violation of Law or pursuant to which any remedy or relief (including but not limited to the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Aetna Indemnitees), other than monetary damages for which the Spinco shall be responsible hereunder, shall be applied to or against the such Aetna Indemnitee, without the prior written consent of such Aetna Indemnitee (which shall not be unreasonably withheld); provided, further, that Spinco shall use its reasonable best efforts to defend any Aetna Indemnitee and to cause any Aetna Indemnitee to be dismissed with prejudice as a party to any pending or future Spinco Litigation and, to the extent any Aetna Indemnitee believes, in its reasonable judgment, that Spinco has failed to diligently pursue such defense or dismissal, the Aetna Indemnitee shall be entitled (at its own cost and expense) to independently move for or otherwise pursue such defense or dismissal and to take such related actions as it may deem necessary or appropriate in connection therewith. Spinco shall keep Aetna timely informed of all significant developments with respect to the Spinco Litigation to which any Aetna Indemnitee is a party.

     (g) Subject to Article 6, each party shall cooperate, and cause their respective Representatives to cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

     SECTION 4.06. Non-Exclusivity of Remedies. The remedies provided for in this Article 4 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity. If the indemnification provided for in this Article 4 is unavailable to any Indemnified Party (x) that is a member of the Aetna Group on the grounds that such Indemnified Party was a former Affiliate of Spinco or (y) on other public policy grounds, then the Indemnifying Party shall pay to the Indemnified Party's parent such amount that represents the diminution in value to such parent as a result of the Indemnifying Party's inability to so indemnify such Indemnified Party (provided that such amount shall not exceed the amount that would otherwise have been payable by the Indemnifying Party to such Indemnified Party in respect of such claim pursuant to this Article 4).

                                   ARTICLE 5

                    EMPLOYEE MATTERS AND TRANSITION SERVICES

     SECTION 5.01. Employee Matters Generally. With respect to employee matters and employee benefits arrangements, the parties hereto agree as set forth herein and in the Employee Benefits Agreement and in the Tax Sharing Agreement.

     SECTION 5.02. Transition Services Matters Generally. With respect to the provision of certain transition services by either Group to the other Group after the Distribution Time, the parties hereto agree as set forth herein and in the Transition Services Agreement, the Lease Agreement and the Software Licensing Agreement.

                                   ARTICLE 6

                             ACCESS TO INFORMATION

     SECTION 6.01. Provision of Corporate Records. Except as otherwise specifically set forth in this Agreement or any Ancillary Agreement, immediately prior to or as soon as practicable following the Distribution Date, each Group shall provide to the other Group all documents, Contracts, books, records and data (including but not limited to minute books, stock registers, stock certificates and documents of title) in its possession relating primarily to the other Group or its business, assets and affairs (after giving effect to the transactions contemplated hereby); provided that if any such documents, Contracts, books, records or data relate to both Groups or the business and operations of both Groups, each such Group shall provide to the other Group true and complete copies of such documents, Contracts, books, records or data. Data stored in electronic form shall be provided in the format in which it existed at the Distribution Date, except as otherwise specifically set forth in this Agreement or any Ancillary Agreement.

                                      C-15
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ANNEX C - FORM OF DISTRIBUTION AGREEMENT

     SECTION 6.02. Access to Information. From and after the Distribution Date, each Group shall, for a reasonable period of time, afford promptly to the other Group and its accountants, counsel and other designated Representatives reasonable access during normal business hours to all documents, Contracts, books, records, computer data and other data in such Group's possession relating to such other Group or the business and affairs of such other Group (after giving effect to the transactions contemplated hereby) (other than data and information subject to (i) an attorney/client or other privilege that is not specifically subject to the provisions of this Article 6 or (ii) in the case of access provisions in any joint defense arrangements between a member or members of one Group and a member or members of the other Group, the terms of the relevant joint defense agreement), insofar as such access is reasonably required by such other Group, including, without limitation, for audit, accounting, litigation, regulatory compliance and disclosure and reporting purposes.

     SECTION 6.03. Litigation Cooperation.  From and after the Distribution
Date: (a) Each Group shall use all reasonable best efforts to make available to the other Group and its accountants, counsel, and other designated representatives, upon written request, its current and former directors, officers, employees and representatives as witnesses, and shall otherwise cooperate with the other Group, to the extent reasonably required in connection with any Action or threatened Action arising out of either Group's business and operations in which the requesting party may from time to time be involved.

     (b) Each party hereto shall promptly notify the other party hereto, upon its receipt or the receipt by any of its Affiliates, of a request or requirement (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or other similar processes) which relates to the business and operations of the other party (a "REQUEST") reasonably regarded as calling for the inspection or production of any documents or other information in its possession, custody or control, as received from any Person that is a party in any Action, or in the event the Person delivering the Request is not a party to such Action, as received from such Person. In addition to complying with the applicable provisions of Section 6.06, each party shall assert and maintain, or cause its Affiliates to assert and maintain, any applicable claim to privilege, immunity, confidentiality or protection in order to protect such documents and other information from disclosure, and shall seek to condition any disclosure which may be required on such protective terms as may be appropriate. No party may waive, undermine or fail to take any action necessary to preserve an applicable privilege without the prior written consent of the affected party hereto (or any affected Affiliate or Affiliates of any such party) except, in the opinion of such party's counsel, as required by law.

     (c) Aetna, on its own behalf and on behalf of all of its Affiliates, hereby waives any conflict which might preclude counsel currently representing Aetna, Spinco or any of their respective Affiliates from representing Spinco and/or any of its Affiliates following the Distribution Date in connection with the Spinco Litigation existing at the Merger Effective Time.

     (d) Aetna and Spinco shall enter into such joint defense agreements, in customary form, as Aetna and Spinco shall determine are advisable.

     SECTION 6.04. Reimbursement. Except to the extent that any member of one Group is obligated to indemnify any member of the other Group under Article 4 for that cost or expense, each Group providing information or witnesses to the other Group, or otherwise incurring any expense in connection with cooperating, under Sections 6.01, 6.02 or 6.03 shall be entitled to receive from the recipient thereof, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses that may be incurred in providing such information, witnesses or cooperation.

     SECTION 6.05. Retention of Records. From and after the Distribution Date, except as otherwise required by law or agreed to in writing, each party shall, and shall cause the members of its respective Group to, retain all information relating to the other Group's business and operations in accordance with the then general practice of such party with respect to information relating to its own business and operations. Notwithstanding the foregoing, any party may destroy or otherwise dispose of any such information at any time, provided that, prior to such destruction or disposal, (i) such party shall provide not less than 90 calendar days' prior written notice to the other party, specifying the information proposed to be destroyed or disposed of and the scheduled date for such destruction or disposal, and (ii) if the recipient of such notice shall request in
                                      C-16
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                                        ANNEX C - FORM OF DISTRIBUTION AGREEMENT

writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the information as was requested at the expense of the requesting party.

     SECTION 6.06. Confidentiality. From and after the Distribution Date, each party shall hold and shall cause its Affiliates and their respective directors, officers, employees, counsel, accountants, agents, consultants, advisors and other authorized representatives ("REPRESENTATIVES") to hold in strict confidence all documents and other information (other than any such documents and other information relating solely to the business or affairs of such party) concerning the other party and/or its Affiliates ("CONFIDENTIAL INFORMATION") unless such party is compelled to disclose such documents and/or other information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law or the rules of any applicable stock exchange. Confidential Information shall not include such documents and/or other information which can be shown to have been (A) in the public domain through no fault of such party, (B) lawfully acquired after the Distribution Date on a non-confidential basis from other sources or (C) acquired or developed independently by such party without violating this Section 6.06 or the Confidentiality Agreement. Notwithstanding the foregoing, such party may disclose such Confidential Information to its Representatives so long as such Persons are informed by such party of the confidential nature of such Confidential Information and are directed by such party to treat such documents and/or other information confidentially. In the event that such party or any of its Representatives is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or other similar processes) to disclose any of the Confidential Information, such party will promptly notify the other party so that the other party may seek a protective order or other remedy or waive such party's compliance with this Section 6.06. Such party shall exercise reasonable best efforts to preserve the confidentiality of the Confidential Information, including, but not limited to, by cooperating with the other party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. If, in the absence of a protective order or other remedy or the absence of receipt of a waiver of the other party, such party or any of its Representatives is nonetheless legally compelled to disclose any of the Confidential Information, such party or such Representative may disclose only that portion of the Confidential Information which is legally required to be disclosed. Such party agrees to be responsible for any breach of this Section 6.06 by it and/or its Representatives.

     SECTION 6.07. Preservation of Privilege. The parties hereto recognize that as a consequence of the transactions contemplated by this Agreement or the Merger Agreement or the Ancillary Agreements, the parties may have common interests in the defense of certain pending or threatened litigation which may necessitate the exchange between the parties or their counsel of documents or other information that is subject to the attorney-client privilege, the work product doctrine or other legally recognized privileges, protections or immunities from discovery. Each party agrees to take in addition to, and not in limitation of, its obligations under Section 6.03(b) all reasonable best and necessary efforts to protect and maintain, and to cause its Affiliates to protect and maintain, any applicable claim to privilege, immunity, protection or confidentiality in order to protect such documents and other information from improper disclosure or use. In addition to, and not in limitation of, its obligations under Section 6.03(b) and without limiting the generality of the foregoing, and to the maximum extent permitted by law, none of the parties or their respective Affiliates may waive or undermine, or fail to defend in a commercially reasonable manner, any privilege or protection or take or fail to take any other commercially reasonable action (a) that could result in the disclosure of any common-interest or joint-defense materials to any Person that is neither a party to this Agreement nor an Affiliate of any such party or (b) that would have the effect of waiving or undermining such privilege or protection, in either case, without the prior written consent of the affected party and any affected Affiliate of such affected party.

     SECTION 6.08. Inapplicability of Article 6 to Tax Matters. Notwithstanding anything to the contrary in this Article 6, this Article 6 shall not apply with respect to documents, other information and/or other matters relating to Taxes, all of which shall be governed by the Tax Sharing Agreement.

                                      C-17
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ANNEX C - FORM OF DISTRIBUTION AGREEMENT

                                   ARTICLE 7

                            CERTAIN OTHER AGREEMENTS

     SECTION 7.01. Intercompany Accounts. (a) Except as otherwise specifically set forth herein or in any of the Ancillary Agreements or in the Merger Agreement, (i) all intercompany loan balances in existence as of the Distribution Time between any member of the Aetna Group and any member of the Spinco Group will be settled or paid in cash or other immediately available funds prior to or as of the Distribution Time and (ii) all intercompany accounts receivable and accounts payable between any member of one Group and any member of another Group in existence at the Distribution Time shall be paid in full, in cash or other immediately available funds, by the party or parties owing such obligations as soon as practicable (but in no event more than 30 calendar days after the Distribution Time). It is understood and agreed that all or a portion of the intercompany loan balances owed by Spinco to Aetna Services will be paid in cash by Spinco.

     (b) At or prior to the Distribution Time, Aetna shall repay or cause to be repaid all Short Term Debt of any member of the Aetna Group, other than (i) not more than $17.4 million aggregate principal amount (together with accrued and unpaid interest thereon) of Short Term Debt issued by Cruz Blanca S.A., AFP Santa Maria S.A., Aetna Credito Hipotecario S.A., and Aetna Life Insurance Company of America, Taiwan Branch, and (ii) any Short Term Debt of any Person that is not a Subsidiary of Aetna.

     (c) Except as otherwise contemplated hereby or as set forth on Schedule
7.01 or in any of the other Ancillary Agreements or in the Merger Agreement, all prior agreements and arrangements, including those relating to goods, rights or services provided or licensed, between any member of the Spinco Group and any member of the Aetna Group shall be terminated effective as of the Distribution Time, if not previously terminated. No such agreements or arrangements shall be in effect after the Distribution Time unless embodied in this Agreement, the Ancillary Agreements or set forth on Schedule 7.01.

     SECTION 7.02. Trademarks; Trade Names. (a) Prior to the Distribution Time, Aetna and Spinco will enter into the Trademark Assignment Agreement, the Chinese Mark Agreement and the Trademark Licensing Agreement.

     (b) From and after the Distribution Date, (i) Aetna will not, and will not permit any of its Affiliates to, use any of (A) the Licensed Marks and Names, except as specifically permitted by the Trademark License Agreement, and (B) the Spinco Group's logos, marks or names (other than the Licensed Marks and Names), and (ii) Spinco will not, and will not permit any of its Affiliates to, use the Aetna China Name Rights except as specifically permitted by the Chinese Mark Agreement.

     (c) From and after the Distribution Date, Spinco will not, and will not permit any of its Affiliates to, infringe upon the Aeltus Name Rights.

     (d) As promptly as practicable following the Distribution Time, Aetna will, and will cause Aetna Services to, file with the applicable Governmental Entity amendments to their articles or certificate of incorporation or otherwise take all action necessary to delete from their names the word "Aetna" or any marks and names derived therefrom and shall do or cause to be done all other acts, including the payment of any fees required in connection therewith, to cause such amendments or other actions to become effective. Aetna will cause all other members of the Aetna Group to take the foregoing actions with respect to the names of the Aetna Subsidiaries as promptly as practicable prior to the end of the Permitted Trademark Period.

     (e) From and after the Distribution Date, each party agrees to cooperate with the other party in connection with any regulatory matters relating to the Trademark Licensing Agreement, the Chinese Mark Agreement and the Trademark Assignment Agreement.

     (f) Aetna acknowledges that from and after the Distribution Date, notwithstanding the use of the marks and names (the "LICENSED MARKS AND NAMES") licensed by Spinco as licensor pursuant to the Trademark Licensing Agreement, the Aetna Name Rights will remain an asset of the Spinco Group and shall include any goodwill associated with the use of the "Aetna" name, and any derivative thereof, in combination with one or more of the Acquiror's existing names or marks as permitted by the Trademark Licensing Agreement.

                                      C-18
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                                        ANNEX C - FORM OF DISTRIBUTION AGREEMENT

     SECTION 7.03. Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable best efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that no party hereto shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such consents or approvals are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the party, its Group or its Group's business. The parties agree to enter into and execute such additional Distribution Documents as may be reasonably necessary, proper or advisable to effect the transactions contemplated by this Agreement or the Ancillary Agreements, provided, however that such additional Distribution Documents shall not diminish any of the rights granted or increase any of the Liabilities assumed under this Agreement or the Ancillary Agreements.

     SECTION 7.04. Noncompetition and Non-Solicitation. (a)(i) For a period of three (3) years following the Merger Effective Time, neither Spinco nor any of its Affiliates (after giving effect to the Distribution), will engage in the following businesses conducted by the Aetna Group immediately prior to the Merger Effective Time: (A) in the United States, underwriting and/or issuance of defined contribution group annuities for pension plans maintained by employer or similar groups pursuant to Section 401(k), 403(b) or 457 of the U.S. Internal Revenue Code of 1986, as amended (or any successor law), underwriting and/or issuance of individual annuities, providing investment advisory or broker-dealer services, or the management of mutual funds, and (B) in those jurisdictions outside of the United States listed in Schedule 7.04(a)(I), those businesses specified with respect to each such jurisdiction ((A) and (B) collectively, the "Prohibited Businesses"), and (ii) for an additional period of 12 months, to the extent that Spinco or any of its Affiliates (after giving effect to the Distribution) engages directly or indirectly in any Prohibited Business, it will do so using a brand other than "Aetna" (except and only to such extent as may be required by Law); provided that the foregoing shall not prohibit Spinco or any of its Affiliates from (x) conducting any of the activities set forth in
Schedule 7.04(a)(II), (y) engaging in any Prohibited Business in any jurisdiction specified in Schedule 7.04(a) if the Aetna Group ceases to engage in such business in such jurisdiction, or (z) owning, acquiring or investing in any Person, provided that if such Person derives in excess of 10% of its consolidated gross revenue in the most recently completed four fiscal quarters from business activities which would be restricted hereunder, Spinco will, or will cause such Affiliate to, divest a portion of such business representing such excess within 12 months of the acquisition date (unless, in the case of the restriction specified in (i) above, such 12-month period would terminate subsequent to the termination of the 3-year restriction period). It is understood that the restrictions set forth in the immediately preceding sentence will not apply to any Person that acquires (by acquisition, merger or otherwise) an interest in Spinco or any of its Affiliates so long as such Person was not an Affiliate of Spinco that was subject to such restrictions prior to the aforementioned acquisition, merger or other acquisitive transaction (it being further understood that, following the aforementioned acquisition, merger or other acquisitive transaction, such restrictions will continue to apply to Spinco and its Affiliates that were subject to such restrictions prior to such acquisition, merger or other transaction).

     (b) Except as otherwise permitted by any Ancillary Agreement, for a period of two years from the Merger Effective Date, neither Group nor any of its Affiliates shall, directly or indirectly, solicit or attempt to employ or employ any employee of the other Group. Notwithstanding the foregoing, the restriction set forth in the immediately preceding sentence shall not apply to (i) with respect to all employees other than officers and other senior management of any member of a Group, any Person who contacts such Group or any of its Affiliates in response to general advertisements or searches or other broad-based hiring methods or (ii) individuals who choose to leave for Good Reason the employment of, or are terminated by, a Group without the other Group having taken any action otherwise prohibited by this Section 7.04(b). "GOOD REASON" for the purposes of this Section 7.04(b) shall mean a significant or long-term reduction in compensation, a relocation of more than 50 miles from the employee's current place of employment or a material diminution of the employee's duties and responsibilities.
                                      C-19
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ANNEX C - FORM OF DISTRIBUTION AGREEMENT

     (c) If any provision contained in this Section 7.04 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. In addition to and not in limitation of the parties' obligations under Section 8.14, each of the parties hereto acknowledges that the other party would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate such party for any such breach. Each of the parties hereto agrees that the other party shall be entitled to injunctive relief requiring specific performance by such party of this Section, and consents to the entry thereof.

     SECTION 7.05. Third Party Beneficiaries. Acquiror and Parent shall be third party beneficiaries of this Agreement. Except as contemplated in the preceding sentence, nothing contained in this Agreement is intended to confer upon any Person or entity other than the parties hereto and their respective successors and permitted assigns and Acquiror and Parent, any benefit, right or remedies under or by reason of this Agreement, except that the provisions of
Article 4 shall inure to the benefit of the Spinco Indemnitees and the Aetna Indemnitees.

     SECTION 7.06. Intellectual Property Rights and Licenses. Except as otherwise specifically set forth in this Agreement or in any of the other Ancillary Agreements, neither Group shall have any right or license in or to any technology, software, Intellectual Property Right or other proprietary right owned, licensed or held for use by the other Group.

     SECTION 7.07. Insurance. (a) The Spinco Assets shall include any and all rights of an insured party under each of the Group Policies, subject to the terms of such Group Policies and any limitations or obligations of Spinco contemplated by this Section 7.07 or Schedule 7.07, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all Actions and Liabilities incurred or claimed to have been incurred prior to the Distribution Date by any party in or in connection with the conduct of any of the Spinco Group or the Aetna Group or their respective businesses and operations, and which Actions and Liabilities may arise out of an insured or insurable occurrence under one or more of such Group Policies. With respect to all of the applicable Group Policies, Spinco shall use its reasonable best efforts, at its option, either (x) to cause Aetna and its Affiliates to be named or maintained as additional insured parties thereunder to the extent of, or (y) to obtain a run-off or tail coverage policy with respect to, in each case, their respective insurable interests in respect of the Aetna Group Liabilities incurred or claimed to have been incurred prior to the Distribution Date and insured thereunder, and the Aetna Assets shall include such rights, to the extent they relate to the Aetna Group Liabilities, of an additional insured party under each such Group Policy or under such run-off or tail policy, as applicable, subject to the terms of such Policy.

     (b) Spinco shall administer all Group Policies. Where Aetna Group Liabilities are covered under the Group Policies for periods prior to the Distribution Date, or under any Group Policy covering claims made after the Distribution Date with respect to an action, error, omission or occurrence prior to the Distribution Date, then from and after the Distribution Date, upon request from Aetna, Spinco shall claim coverage for Insured Claims under such Group Policy as and to the extent that such insurance is available (subject to Section 7.07(c)) up to the full extent of the applicable limits of liability of such Group Policy.

     (c) Spinco shall use its reasonable best efforts to cause Insurance Proceeds received with respect to claims, costs and expenses under the Group Policies (i) relating to Aetna Group Liabilities, to be paid directly to Aetna (or the applicable member of the Aetna Group) and (ii) relating to the Spinco Group Liabilities to be paid directly to Spinco (or the applicable member of the Spinco Group). In the event Spinco has been unable to cause Insurance Proceeds to be paid directly to a Aetna Group member in accordance with the preceding sentence, or to cause Aetna and its Affiliates to be named or maintained as additional insureds or to

                                        ANNEX C - FORM OF DISTRIBUTION AGREEMENT

obtain run-off or tail policies in accordance with the last sentence of Section 7.07(a), Spinco shall inform Aetna of the reasons therefor and Aetna shall be entitled, at its own cost and expense, to take such actions as may be necessary to achieve such payment or such additional insured status or to obtain such run-off or tail policy (so long as such actions are not materially adverse to Spinco). Payment of the allocable portions of indemnity costs out of Insurance Proceeds resulting from such Group Policies will be made by Spinco to the appropriate party upon receipt from the insurance carrier (to the extent not paid directly to a Aetna Group member pursuant to the first sentence of this
Section 7.01(c)). In the event that the aggregate limits on any Group Policies are exceeded by the aggregate of outstanding Insured Claims by the parties hereto, the parties shall agree on an equitable allocation of Insurance Proceeds based upon their respective bona fide claims. Each party agrees to use reasonable best efforts to maximize available coverage under those Group Policies applicable to such party, and to take all reasonable steps to recover from all other responsible parties in respect of an Insured Claim to the extent coverage limits under a Group Policy have been exceeded or would be exceeded as a result of such Insured Claim. Notwithstanding any other provision of this Agreement, Spinco shall not be required to renew, extend or expand the coverage available under any of the Group Policies provided, that prior to any termination (or failure to reinstate) such Group Policies with respect to coverage of any Aetna Group Liabilities insured thereunder, Spinco shall afford Aetna the opportunity of taking such commercially reasonable steps as may be necessary to maintain such coverage in place.

     SECTION 7.08. Prohibition on Certain Sales. Aetna agrees that for one year from the Merger Effective Time, unless there is a material change at Acquiror and its Subsidiaries, Aetna will not sell or permit to be sold the interests of Aetna International, Inc. in Taiwan, Hong Kong and Malaysia; provided, that the foregoing shall not limit the right of Aetna to sell minority interests in such Subsidiaries.

     SECTION 7.09. Brazilian Certificate of Foreign Capital Registration. Prior to the Distribution Date, Aetna shall use its reasonable best efforts to provide to Parent a copy of the Certificate of Foreign Capital Registration for Sul America Aetna Seguros e Previdencia S.A., and if not prior to the Distribution Date, Spinco shall provide such certificate to Parent within one year from the Distribution Date.

                                   ARTICLE 8

                                 MISCELLANEOUS

     SECTION 8.01. Notices. All notices and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be deemed given when received addressed as follows:

     If to Aetna to:

          Aetna Inc.
          [          ]
          [          ]
          Telecopy: [          ]
          Attention: [          ]

     With copies to:

          Parent
          in c/o IVY North American Insurance Corp.
          5780 Powers Ferry Road, NW
          Atlanta, Georgia 30327-4390
          Attention: Michael W. Cunningham,
                     Executive Vice President &
                     Chief Financial Officer
                     Fax: 770-980-3303

                     B. Scott Burton
                     Senior Vice President &
                     Chief Counsel
                     Fax: 770-850-7660

ANNEX C - FORM OF DISTRIBUTION AGREEMENT

          and

          Sullivan & Cromwell
          125 Broad Street
          New York, New York 10004
          Attention: Joseph B. Frumkin, Esq.
                     William D. Torchiana, Esq.
                     Fax: 212-558-3588

     If to Spinco, to:

          Spinco
          [          ]
          [          ]
          Telecopy: [          ]
          Attention: [          ]

     With a copy to:

          [counsel to come]
          and
          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, New York 10017
          Telecopy: (212) 450-4800
          Attention: Lewis B. Kaden

     Any party may, by written notice so delivered to the other parties, change the address to which delivery of any notice shall thereafter be made.

     SECTION 8.02. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Aetna and Spinco, or in the case of a waiver, by the party against whom the waiver is to be effective. In addition, unless the Merger Agreement shall have been terminated in accordance with its terms, any such amendment or waiver that is adverse in interest to any member of the Aetna Group shall be subject to the written consent of Parent.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 8.03. Expenses. (a) All costs and expenses incurred by Aetna or Spinco in connection with the preparation, execution and delivery of the Ancillary Agreements and the consummation of the Distribution and the other transactions contemplated hereby and therein (including the fees and expenses of all counsel, accountants and financial and other advisors of both Groups in connection therewith, and all expenses in connection with preparation, filing and printing of the Form 10, the Information Statement and the Proxy Statement) shall be paid by Spinco; provided that the Parent and its Affiliates shall pay their own expenses, if any, incurred in connection with the Distribution and Spinco shall pay all Transaction Expenses (as defined in the Merger Agreement), in each case except as specifically provided otherwise herein, in the Merger Agreement or any Ancillary Agreement.

     (b) Each reference in this Agreement to expenses, fees and out-of-pocket costs shall mean such expenses, fees and out-of-pocket costs as the party incurring such expenses, fees or out-of-pocket costs would reasonably incur in connection with its own business under circumstances where such expenses, fees and out-of-pocket costs are not subject to reimbursement.

                                        ANNEX C - FORM OF DISTRIBUTION AGREEMENT

     SECTION 8.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Parent and the other party hereto. If any party or any of its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such party shall assume all of the obligations of such party under the Distribution Documents.

     SECTION 8.05. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflict of laws rules thereof.

     SECTION 8.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

     SECTION 8.07. Entire Agreement. This Agreement, the Merger Agreement, the Confidentiality Agreement and the other Distribution Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the Confidentiality Agreement, the Merger Agreement or the other Distribution Documents has been made or relied upon by any party hereto. To the extent that the provisions of this Agreement are inconsistent with the provisions of any other Ancillary Agreement, the provisions of such other Ancillary Agreement shall prevail.

     SECTION 8.08. Tax Sharing Agreement; Set-Off; Payment of After-Tax Amounts; Certain Transfer Taxes. (a) Except as otherwise specifically provided herein and not inconsistent with the Tax Sharing Agreement, this Agreement shall not govern any Tax, and any and all claims, losses, damages, demands, costs, expenses or liabilities relating to Taxes shall be exclusively governed by the Tax Sharing Agreement.

     (b) If, at the time Spinco is required to make any payment to Aetna or any of its Affiliates under this Agreement, Aetna or any of its Affiliates owes Spinco or any of its Affiliates any amount under this Agreement or any Ancillary Agreement, then such amounts shall be offset and the excess shall be paid by the party liable for such excess. Similarly, if at the time Aetna is required to make any payment to Spinco or any of its Affiliates under this Agreement, and Spinco or any of its Affiliates owes Aetna or any of its Affiliates any amount under this Agreement or any Ancillary Agreement, then such amounts shall be offset and the excess shall be paid by the party liable for such excess.

     (c) If Aetna, Spinco or any of their respective post-Distribution Affiliates makes a payment pursuant to Section 4.01 or 4.02 of this Agreement, then such Person shall also pay the recipient of such payment the related After-Tax Amount (as defined in the Tax Sharing Agreement). This Section 8.08(c) shall be interpreted in accordance with the principles set forth in the Tax Sharing Agreement and shall be subject to the dispute resolution provisions contained in Section 10.09 of the Tax Sharing Agreement.

     (d) Except as otherwise provided in the Ancillary Agreements, all transfer, documentary, sales, use, stamp and registration taxes and fees (including any penalties and interest) incurred in connection with any of the transactions described in Article 2 of this Agreement shall be borne and paid equally by Spinco and Aetna. The party that is required by applicable law to file any Return (as defined in the Tax Sharing Agreement) or make any payment with respect to any of those taxes shall do so, and the other party shall cooperate with respect to that filing or payment as necessary. The non-paying party shall reimburse the paying party in accordance with this Section 8.08, as appropriate, within 5 Business Days after it receives notice of the payment of those taxes. This Section 8.08(d) shall be interpreted in accordance with the principles set forth in the Tax Sharing Agreement and shall be subject to the dispute resolution provisions contained in Section 10.09 of the Tax Sharing Agreement.

ANNEX C - FORM OF DISTRIBUTION AGREEMENT

     SECTION 8.09. Jurisdiction. Except as otherwise expressly provided in this Agreement, any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the District of Delaware, and each of the parties hereby consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action which is brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.01 shall be deemed effective service of process on such party.

     SECTION 8.10. Pre-Litigation Dispute Resolution. Prior to the bringing of any Action against the other, senior officers of Aetna and Spinco shall confer, consult and in good faith attempt for a period of 30 calendar days to resolve any dispute between such parties relating to this Agreement or any of the Ancillary Agreements (other than the Tax Sharing Agreement) without resort to legal remedies.

     SECTION 8.11. Severability. If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a declaration, the parties shall modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

     SECTION 8.12. Survival. All covenants and agreements of the parties contained in this Agreement and the Confidentiality Agreement shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth therein.

     SECTION 8.13. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     SECTION 8.14. Specific Performance. Each party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each party agrees that, if there is a breach or threatened breach, in addition to any damages, the other nonbreaching party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching party (i) to perform its obligations under this Agreement or (ii) if the breaching party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including, but not limited to, transferring, or granting liens on, the assets of the breaching party to secure the performance by the breaching party of those obligations).

                                        ANNEX C - FORM OF DISTRIBUTION AGREEMENT

     IN WITNESS WHEREOF the parties hereto have caused this Distribution Agreement to be duly executed by their respective authorized officers as of the date first above written.

                                          AETNA INC.

                                          By:
                                          --------------------------------------
                                              Name: [            ]
                                              Title: [            ]

                                          AETNA U.S. HEALTHCARE INC.

                                          By:
                                          --------------------------------------
                                              Name: [            ]
                                              Title: [            ]

                                                                         ANNEX D

                          DONALDSON, LUFKIN & JENRETTE
                   277 PARK AVENUE, NEW YORK, NEW YORK 10172

                                 July 19, 2000

Board of Directors
Aetna Inc.
151 Farmington Avenue
Hartford, CT 06156

Dear Sirs and Madames:

     You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock (the "Shares"), par value, $0.01 per share of Aetna Inc. (the "Company") of the consideration to be received for the Shares in the merger of ANB Acquisition Corp. ("Merger Subsidiary") into the Company (the "Merger") pursuant to the terms of the Agreement and Plan of Restructuring and Merger, dated as of July 19, 2000 (the "Agreement"), by and among ING America Insurance Holdings, Inc. ("ING"), the Company, the Merger Subsidiary, a wholly owned subsidiary of ING and, for limited purposes only, ING Groep N.V. Under the Agreement, following the completion of: (i) the distribution of Spinco to holders of Shares, after which the Company's principal assets will be its ownership of its domestic and international financial services businesses (the "Financial Services Businesses"), (ii) the distribution of any cash dividends to the Company from Spinco and from the Company to the holders of Shares and (iii) the other reorganization transactions contemplated by the Distribution Agreement (such distribution, dividends and other reorganization transactions together, the "Distribution"), Merger Subsidiary will merge into the Company and each Share (other than Shares owned by ING, Merger Subsidiary or any other subsidiary of ING, the Company or any subsidiary of the Company or owned by shareholders exercising dissenters' rights) shall be converted into the right to receive an amount in cash per Share equal to (x) $7.70 billion (i) minus the greater of (A) $2.678 billion (subject to adjustment as stated in the Agreement) and (B) the aggregate principal amount of all Long-Term Debt outstanding as of the Effective Time to any Person (other than obligations for indebtedness set forth in Section 4.1(a)(i) of the Company Disclosure Letter), (ii) plus the Net Capital Contribution Amount, (iii) plus the Net Interest Accrual Amount and (iv) minus the CitiPlace Accrual Amount divided by (y) the aggregate number of outstanding Shares as of the Effective Time (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement and related documents. Capitalized terms used in this opinion without definition are as defined in the Agreement.

     In arriving at our opinion, we have reviewed the Agreement and the exhibits thereto. We also have reviewed financial and other information that was publicly available or furnished to us by the Company including information provided during discussions with management. Included in the information provided during discussions with management were certain financial projections of the Financial Services Businesses for the period beginning January 1, 2000 and ending December 31, 2001 prepared by the management of the Company. In addition, we have compared certain financial data of the Company with similar data of various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company, reviewed prices in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We have commenced but have not completed the solicitation from other parties of proposals to acquire the Financial Services Businesses or components thereof.

     In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company, or that was otherwise reviewed by us and have assumed that the Company is not aware of any information prepared by it or its advisors that might be material to our opinion that has not been made available to us. With respect to the financial projections supplied to us, we have relied on representations that

ANNEX D - OPINION OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Financial Services Businesses. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied on the tax advice the Company has received from its tax advisers as to the tax treatment of the Distribution and the Merger, and have accordingly assumed that (i) the Distribution will not result in any obligation of the Company for taxes, (ii) the Merger will not be taxable to the Company, and (iii) that sales by the Company of the Financial Services Businesses or components thereof would create significant tax liabilities for the Company.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect the conclusion reached in this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the Distribution, as to Spinco or as to the prices at which the common stock of Spinco will actually trade at any time, nor are we expressing any opinion as to solvency. Our advisory services and opinion were provided to the Company's Board of Directors for the information and assistance of the Company's Board of Directors in connection with its consideration of the Merger and was directed only to the fairness, from a financial point of view, to the holders of Shares of the consideration to be received for the Shares in the Merger. Our opinion does not address the relative merits of the transactions contemplated by the Agreement and other possible business strategies, nor does it address the Board's decision to proceed with the Distribution or the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Distribution or Merger.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ is currently working with ING Groep N.V. on its proposed acquisition of ReliaStar Financial Corp. In addition, DLJ advised ING Groep N.V. on its December 1999 divestiture of its Risk Medical Solutions business.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that, as of the date of this opinion, the Merger Consideration to be received for the Shares in the Merger by the stockholders of the Company pursuant to the Agreement is fair to such stockholders from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By: /s/ JOHN A. SIPP
                                            ------------------------------------
                                              John A. Sipp
                                              Managing Director

                                                                         ANNEX E

Goldman Sachs & Co.
85 Broad Street
New York, NY 10004

PERSONAL AND CONFIDENTIAL

July 19, 2000

Board of Directors
Aetna Inc.
151 Farmington Avenue
Hartford, CT 06156

Ladies and Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Aetna Inc. (the "Company") of the Merger Consideration (as defined below) to be received for the Shares in the merger of ANB Acquisition Corp. ("Merger Sub") into the Company (the "Merger") pursuant to the Agreement and Plan of Restructuring and Merger (the "Agreement") dated as of July 19, 2000, among the Company, ING America Insurance Holdings, Inc. ("Parent"), Merger Sub and, for limited purposes only, ING Groep N.V. ("ING"). Under the Agreement, after the distribution of Aetna U.S. Healthcare, Inc. ("Spinco") to holders of Shares, possible cash dividends to the Company from Spinco and from the Company to the holders of Shares and the other reorganization transactions contemplated by the distribution agreement attached as Annex A to the Agreement (such distribution, dividends and other reorganization transactions together, the "Distribution"), Merger Sub will merge into the Company and each Share (other than Shares owned by or on behalf of ING, Parent, Merger Sub or any other Subsidiary of ING, the Company or any Subsidiary of the Company or owned by shareholders exercising dissenters' rights) shall be converted into the right to receive an amount in cash per Share (the "Merger Consideration") equal to (x) $7.70 billion, (i) minus the greater of (A) $2.678 billion (which amount shall be reduced by $300 million if the $300 million outstanding principal amount of the 6.75% Notes of Aetna Services, Inc. due and payable on August 15, 2001 is repaid in full on such maturity date) and (B) the aggregate principal amount of all Long-Term Debt outstanding as of the Effective Time to any Person (other than the obligations for indebtedness set forth on Section 4.1(a)(i) of the Company Disclosure Letter), (ii) plus the Net Capital Contribution Amount (positive or negative), (iii) plus the Net Interest Accrual Amount (positive or negative) and (iv) minus the CityPlace Accrual Amount divided by (y) the aggregate number of outstanding Shares as of the Effective Time (the "Merger Consideration"). After the Distribution the business of the Company will essentially consist of Aetna Financial Services, Aetna International, Inc. and certain related businesses, representing the international operations of Aetna Inc., and certain assets and liabilities held at the parent company Aetna Inc. (together the "Financial Services Businesses"). The terms and conditions of the Merger are more fully set forth in the Agreement and related documents. Capitalized terms used in this opinion without definition are as defined in the Agreement.

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company, having provided certain investment banking services to the Company from time to time, including having acted as lead underwriter of a public offering of debt securities of the Company in November 1998 and financial advisor on the divestiture of several subsidiaries and businesses of the Company, including its property and casualty business, its U.S. individual life insurance business and Aetna Canada Holdings in April 1996, October 1998 and October 1999, respectively, and having acted as the Company's financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to ING from time to time, including having acted as co-lead underwriter of a

ANNEX E - OPINION OF GOLDMAN, SACHS & CO.

public offering of subordinated debt securities of ING Bank NV in June 1996 and co-lead underwriter of a public offering of common stock of ING in June 1997. Goldman, Sachs & Co. may provide investment banking services to ING and its subsidiaries in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or ING for its own account and for the accounts of customers.

     In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1999; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its respective stockholders; and certain internal financial analyses and forecasts for the Financial Services Businesses and the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the strategic rationale for the transaction and the past and current business operations, financial condition and future prospects of the Financial Services Businesses. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial information for the Financial Services Businesses and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the insurance industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the forecasts prepared by the management of the Company for the Financial Services Businesses have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. We have relied on the estimate of the management of Company as to the magnitude of the purchase price adjustments and the potential cost of satisfying certain closing conditions under the Agreement. We have relied on the tax advice the Company has received from its tax advisers as to the tax treatment of the Merger, and have accordingly been instructed by the Company to assume that the Distribution will not result in taxes being paid by the Company, that the Merger will not be taxable to the Company and that sales by the Company of certain parts of the Financial Services Businesses would be taxable to the Company if undertaken separately. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal other than certain actuarial appraisals of selected international operations. We previously commenced the solicitation of interest from other parties with respect to an acquisition of the Financial Services Businesses or its component businesses, but, in light of the decision of the Board of Directors to consider the Agreement at this time, the solicitation process has not been concluded. Our opinion does not address the relative merits of the transactions contemplated pursuant to the Agreement as compared to any alternative business transaction that might be available to the Company.

     We express no opinion as to the Distribution, SpinCo or as to the prices at which shares of SpinCo will trade at any time. We express no opinion with regards to SpinCo's ability to distribute cash to the Company or pay dividends to its shareholders. You have informed us that the Company intends to obtain from another firm an opinion as to solvency, and we express no opinion related to solvency.

     Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Merger, and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Merger or any other transactions contemplated in the Agreement.

                                       ANNEX E - OPINION OF GOLDMAN, SACHS & CO.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Merger Consideration to be received by the holders of Shares in the Merger is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          /s/ GOLDMAN SACHS & CO.

                                                                         ANNEX F

                     SECTIONS 33-855 THROUGH 33-872 OF THE
                      CONNECTICUT BUSINESS CORPORATION ACT

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

     SECTION 33-855. DEFINITIONS. As used in Sections 33-855 to 33-872, inclusive:

          (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 33-856 and who exercises that right when and in the manner required by sections 33-860 to 33-868, inclusive.

          (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

          (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

          (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (7) "Shareholder" means the record shareholder or the beneficial shareholder.

     SECTION 33-856. RIGHT TO DISSENT. (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party (A) if shareholder approval is required for the merger by section 33-817 or the certificate of incorporation and the shareholder is entitled to vote on the merger or (B) if the corporation is a subsidiary that is merged with its parent under section 33-818;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4) An amendment of the certificate of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:
     (A) Alters or abolishes a preferential right of the shares; (B) creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
     (C) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (D) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or (E) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 33-668; or

ANNEX F - DISSENTERS' RIGHTS

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the certificate of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) Where the right to be paid the value of shares is made available to a shareholder by this section, such remedy shall be his exclusive remedy as holder of such shares against the corporate transactions described in this section, whether or not he proceeds as provided in sections 33-855 to 33-872, inclusive.

     SECTION 33-857. DISSENT BY NOMINEES AND BENEFICIAL OWNERS. (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if: (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and (2) he does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

     SECTIONS 33-858 AND 33-859. RESERVED FOR FUTURE USE.

PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

     SECTION 33-860. NOTICE OF DISSENTERS' RIGHTS. (a) If proposed corporate action creating dissenters' rights under section 33-856 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under sections 33-855 to 33-872, inclusive, and be accompanied by a copy of said sections.

     (b) If corporate action creating dissenters' rights under section 33-856 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 33-862.

     SECTION 33-861. NOTICE OF INTENT TO DEMAND PAYMENT. (a) If proposed corporate action creating dissenters' rights under section 33-856 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) shall not vote his shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment for his shares under sections 33-855 to 33-872, inclusive.

     SECTION 33-862. DISSENTERS' NOTICE. (a) If proposed corporate action creating dissenters' rights under section 33-856 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 33-861.

     (b) The dissenters' notice shall be sent no later than ten days after the corporate action was taken and shall:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

                                                    ANNEX F - DISSENTERS' RIGHTS

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the subsection (a) of this section notice is delivered; and

          (5) Be accompanied by a copy of sections 33-855 to 33-872, inclusive.

     SECTION 33-863. DUTY TO DEMAND PAYMENT. (a) A shareholder sent a dissenters' notice described in section 33-862 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subdivision (3) of subsection (b) of said section and deposit his certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits his share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under sections 33-855 to 33-872, inclusive.

     SECTION 33-864. SHARE RESTRICTIONS. (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 33-866.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     SECTION 33-865. PAYMENT. (a) Except as provided in section 33-867, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 33-863 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

     (b) The payment shall be accompanied by: (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any; (2) a statement of the corporation's estimate of the fair value of the shares; (3) an explanation of how the interest was calculated; (4) a statement of the dissenter's right to demand payment under section 33-868; and
(5) a copy of sections 33-855 to 33-872, inclusive.

     SECTION 33-866. FAILURE TO TAKE ACTION. (a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 33-862 and repeat the payment demand procedure.

     SECTION 33-867. AFTER-ACQUIRED SHARES. (a) A corporation may elect to withhold payment required by section 33-865 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (b) To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under section 33-868.

ANNEX F - DISSENTERS' RIGHTS

     SECTION 33-868. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER. (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate, less any payment under section 33-865, or reject the corporation's offer under section 33-867 and demand payment of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount paid under section 33-865 or offered under section 33-867 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (2) The corporation fails to make payment under section 33-865 within sixty days after the date set for demanding payment; or

          (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

     (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) of this section within thirty days after the corporation made or offered payment for his shares.

JUDICIAL APPRAISAL OF SHARES

     SECTION 33-871. COURT ACTION. (a) If a demand for payment under section 33-868 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in the superior court for the judicial district where a corporation's principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the superior court for the judicial district where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e) Each dissenter made a party to the proceeding is entitled to judgment
(1) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation, or (2) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under section 33-867.

     SECTION 33-872. COURT COSTS AND COUNSEL FEES. (a) The court in an appraisal proceeding commenced under section 33-871 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under section 33-868.

                                                    ANNEX F - DISSENTERS' RIGHTS

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable: (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 33-860 to 33-868, inclusive; or (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by sections 33-855 to 33-872, inclusive.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                                                                         ANNEX G

                                  AETNA, INC.
                           2000 STOCK INCENTIVE PLAN

SECTION 1. PURPOSE.

     The purposes of this Plan are to promote the interests of the Company and its shareholders, and further align the interests of shareholders and Participants by:

          (i) motivating Participants through Awards tied to total return to shareholders (i.e., stock price appreciation and dividends);

          (ii) attracting and retaining outstanding individuals as Participants;

          (iii) enabling Participants to acquire additional equity interests in the Company;

          (iv) providing compensation opportunities dependent upon the Company's performance relative to its competitors and changes in its own performance over time; and

          (v) providing to the extent determined by the Committee, for the grant of Adjusted Options in connection with the transactions under the Merger Agreement pursuant to which the Company ceased to be a wholly-owned subsidiary of Aetna, Inc., a Connecticut corporation (the "FORMER PARENT").

SECTION 2. DEFINITIONS.

     "ADJUSTED OPTION" shall mean an Option which is granted under Section 10 in substitution for an outstanding option previously granted by the Former Parent.

     "AFFILIATE" shall mean any corporation or other entity (other than the Company or one of its Subsidiaries) in which the Company directly or indirectly owns at least twenty percent (20%) of the combined voting power of all classes of stock of such entity or at least twenty percent (20%) of the ownership interests in such entity.

     "AWARD" shall mean a Adjusted Option and any other grant or award under the Plan, as evidenced in a written document delivered to a Participant as provided in Section 13(b).

     "BOARD" shall mean the Board of Directors of the Company.

     "CAUSE" shall mean (i) the willful failure by the Participant to perform substantially the Participant's duties as an employee of the Company (other than due to physical or mental illness) after reasonable notice to the Participant,
(ii) the Participant's engaging in serious misconduct that is injurious to the Company, any Subsidiary or any Affiliate, (iii) the Participant's having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony, (iv) the breach by the Participant of any written covenant or agreement not to compete with the Company, any Subsidiary or any Affiliate or
(v) the breach by the Participant of his or her duty of loyalty to the Company which shall include, without limitation, (A) the disclosure by the Participant of any confidential information pertaining to the Company, any Subsidiary or any Affiliate, (B) the harmful interference by the Participant in the business or operations of the Company, any Subsidiary or any Affiliate, (C) any attempt by the Participant directly or indirectly to induce any employee, insurance agent, insurance broker or broker-dealer of the Company, any Subsidiary or any Affiliate to be employed or perform services elsewhere, (D) any attempt by the Participant directly or indirectly to solicit the trade of any customer or supplier, or prospective customer or supplier, of the Company or (E) any breach or violation of the Company's Code of Conduct.

     "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

     "COMMITTEE" shall mean a committee of the Board as may be designated by the Board to administer the Plan, which, to the extent necessary to comply with
Section 16 of the Exchange Act and Section 162(m) of the Code, shall consist of at least two directors of the Company chosen by the Board each of whom is a

ANNEX G - NEW AETNA 2000 STOCK INCENTIVE PLAN

"disinterested person" within the meaning of Rule 16b-3 under the Exchange Act and an "outside director" within the meaning of Section 162(m).

     "COMMON STOCK" shall mean the common stock, $.005 par value, of the Company.

     "COMPANY" shall mean Aetna Inc., a Pennsylvania corporation.

     "ELIGIBLE EMPLOYEE" shall mean each employee of the Company, its Subsidiaries or its Affiliates, but shall not include directors who are not employees of such entities; provided that, in the case of the Adjusted Options, the term Eligible Employee shall mean each person who is eligible to receive an Adjusted Option. Any individual the Company designates as, or otherwise determines to be, an independent contractor shall not be considered an Eligible Employee, and such designation or determination shall govern regardless of whether such individual is ultimately determined to be an employee pursuant to the Code or any other applicable law; and that Section 3 is hereby amended to add the following additional language at the end of the second paragraph:
(including authorizing the Chief Executive Officer of the Company to designate Participants or make Awards under the Plan within limits prescribed by the Committee).

     "EMPLOYMENT" shall mean, for purposes of determining whether a termination of employment has occurred under the Plan, continuous and regular salaried employment with the Company, a Subsidiary or an Affiliate, which shall include (unless the Committee shall otherwise determine) any period of vacation, any approved leave of absence or any salary continuation or severance pay period and, at the discretion of the Committee, may include service with any former Subsidiary or Affiliate of the Company. For this purpose, regular salaried employment means scheduled employment of at least 20 hours per week.

     "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended from time to time.

     "EXECUTIVE OFFICER" shall mean those persons who are officers of the Company within the meaning of Rule 16a-l(f) of the Exchange Act.

     "FAIR MARKET VALUE" shall mean on any date, with respect to a share of Common Stock, the closing price of a share of Common Stock as reported by the Consolidated Tape of New York Stock Exchange Listed Shares on such date, or, if no shares were traded on such Exchange on such date, on the next date on which the Common Stock is traded.

     "FUNDAMENTAL CORPORATE EVENT" shall mean any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, offering to purchase Common Stock at a price substantially below fair market value, or other similar event.

     "INCENTIVE STOCK" shall mean an Award of Common Stock granted under Section 7 which may become vested and nonforfeitable upon the passage of time and/or the attainment, in whole or in part, of performance objectives determined by the Committee.

     "INCENTIVE STOCK OPTION" shall mean an option which is intended to meet the requirements of Section 422 of the Code.

     "INCENTIVE UNIT" shall mean an Award of a contractual right granted under
Section 7 to receive Common Stock (or, at the discretion of the Committee, cash based on the Fair Market Value of the Common Stock) which may become vested and nonforfeitable upon either the passage of time and/or the attainment, in whole or in part, of performance objectives determined by the Committee.

     "MERGER AGREEMENT" shall mean the Agreement and Plan of Restructuring and Merger among ING America Insurance Holdings, Inc., ANB Acquisition Corp., the Former Parent and for limited purposes only, ING Groep N.V., dated as of July 19, 2000.

     "MERGER DATE" shall mean the date of the closing of the transactions contemplated by the Merger Agreement.

     "NONSTATUTORY STOCK OPTION" shall mean an Option which is not intended to be an Incentive Stock Option.

                                   ANNEX G - NEW AETNA 2000 STOCK INCENTIVE PLAN

     "OPTION" shall mean the right granted under Section 5 to purchase the number of shares of Common Stock specified by the Committee, at a price and for the term fixed by the Committee in accordance with the Plan and subject to any other limitations and restrictions as this Plan and the Committee shall impose, and shall include both Incentive Stock Options and Nonstatutory Stock Options.

     "OTHER STOCK-BASED AWARD" shall mean any right granted under Section 8.

     "PARTICIPANT" shall mean an Eligible Employee who is selected by the Committee to receive an Award under the Plan and any recipient of an (i) Adjusted Option granted under Section 10 or (ii) Substitute Award as contemplated under Section 4(c).

     "PLAN" shall mean the Aetna Inc. Stock Incentive Plan, described herein, and as may be amended from time to time.

     "PRIOR PLAN" shall mean, collectively, the Aetna Inc. 1996 Stock Incentive Plan and the Aetna Inc. 1998 Stock Incentive Plan.

     "RESTRICTED PERIOD" shall mean the period during which a grant of Incentive Stock or Incentive Units is subject to forfeiture.

     "STOCK APPRECIATION RIGHT" shall mean a right granted under Section 6.

     "SUBSIDIARY" shall mean any entity of which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power of all classes of stock of such entity.

     "SUBSTITUTE AWARDS" shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

SECTION 3. ADMINISTRATION.

     The Plan shall be administered by the Committee. The Committee shall have the responsibility of construing and interpreting the Plan and of establishing and amending such rules and regulations as it deems necessary or desirable for the proper administration of the Plan. Any decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation and effect of the Plan and of its rules and regulations, shall, to the maximum extent permitted by applicable law, be within its absolute discretion (except as otherwise specifically provided herein) and shall be conclusive and binding upon all Participants and any person claiming under or through any Participant.

     Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards, if any, to be granted to an Eligible Employee: (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards: (iv) determine the terms and conditions of any Award: (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Common Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances, cash, Common Stock, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the
Committee: (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan: and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

ANNEX G - NEW AETNA 2000 STOCK INCENTIVE PLAN

SECTION 4. SHARES AVAILABLE FOR AWARDS.

     (a) Shares Available for Issuance. The maximum number of shares of Common Stock in respect of which Awards may be made under the Plan shall be a total of 7,000,000 shares of Common Stock plus (i) the number of shares of Common Stock to be delivered upon exercise of the Adjusted Options and (ii) the number of shares required to satisfy any outstanding incentive unit awards under the Prior Plan. Notwithstanding the foregoing, but subject to the provisions of Section 4(b), in no event shall the number of shares of Common Stock issued under the Plan with respect to (x) Incentive Stock Options exceed 5,000,000, (y) Incentive Stock or Incentive Units exceed 2,235,000 or (z) Other Stock-Based Awards exceed 1,000,000. Shares of Common Stock may be made available from the authorized but unissued shares of the Company or from shares held in the Company's treasury and not reserved for some other purpose. In the event that any Award is paid solely in cash, no shares shall be deducted from the number of shares available for issuance by reason of such Award. Shares of Common Stock subject to Awards that are forfeited, terminated, canceled or settled without the delivery of Common Stock under the Plan will again be available for Awards under the Plan, as will
(A) shares of Common Stock tendered (either actually or by attestation) to the Company in satisfaction or partial satisfaction of the exercise price of any Award under either the Plan and (B) shares of Common Stock repurchased on the open market with remittances from the exercise of options granted under the Plan.

     (b) Adjustment for Corporate Transactions. In the event that the Committee shall determine that any Fundamental Corporate Event affects the Common Stock such that an adjustment is required to preserve, or to prevent enlargement of, the benefits or potential benefits made available under this Plan, then the Committee may, in such manner as the Committee may deem equitable, adjust any or all of (i) the number and kind of shares which thereafter may be awarded or optioned and sold or made the subject of Awards under the Plan, (ii) the number and kinds of shares subject to outstanding Awards and (iii) the grant, exercise or conversion price with respect to any of the foregoing. Additionally, the Committee may make provisions for a cash payment to a Participant or a person who has an outstanding Award. However, the number of shares subject to any Award shall always be a whole number.

     (c) Substitute Awards. Any shares of Common Stock underlying Substitute Awards shall not, except in the case of shares with respect to which Substitute Awards are granted to Participants who are officers or directors of the Company for purposes of Section 16 of the Exchange Act or any successor section thereto, be counted against the Shares available for Awards under the Plan.

SECTION 5. STOCK OPTIONS.

     (a) Grant. Subject to the provisions of the Plan, the Committee shall have the authority to grant Options to an Eligible Employee and to determine (i) the number of shares to be covered by each Option, (ii) subject to Section 5(b), the exercise price of the Option and (iii) the conditions and limitations applicable to the exercise of the Option. Notwithstanding the foregoing, in no event shall the Committee grant any Participant Options (i) for more than 800,000 shares of Common Stock in respect of any year in which the Plan is in effect, as such number may be adjusted pursuant to Section 4(b). In the case of Incentive Stock options, the terms and conditions of such grants shall be subject to and comply with Section 422 of the Code and the regulations thereunder.

     (b) Exercise Price. Except in the case of Adjusted Options, Substitute Awards or Options granted in lieu of payment for compensation earned by an Eligible Employee of the Company, the exercise price of an Option shall not be less than 100% of the Fair Market Value on the date of grant.

     (c) Exercise. Each Option shall be exercised at such times and subject to such-terms and conditions as the Committee may specify at the time of the applicable Award or thereafter. No shares shall be delivered pursuant to any exercise of an Option unless arrangements satisfactory to the Committee have been made to assure full payment of the exercise price therefor. Without limiting the generality of the foregoing, payment of the exercise price may be made in cash or its equivalent or, if and to the extent permitted by the Committee, by exchanging shares of Common Stock owned by the optionee (which are not the subject of any pledge or other security interest or which, in the case of Incentive Stock, are fully vested) either actually or by

                                   ANNEX G - NEW AETNA 2000 STOCK INCENTIVE PLAN

attestation, or by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Common Stock so tendered to the Company, valued as of the date of such tender, is at least equal to such exercise price.

SECTION 6. STOCK APPRECIATION RIGHTS.

     (a) Grant of Stock Appreciation Rights. The Committee shall have the authority to grant Stock Appreciation Rights in tandem with an Option, in addition to an Option, or freestanding and unrelated to an Option. Notwithstanding the foregoing, in no event shall the Committee grant any Participant Stock Appreciation Rights (i) for more than 500,000 shares of Common Stock in respect of any year in which the Plan is in effect, as such number may be adjusted pursuant to Section 4(b) and (ii) with a term exceeding 10 years. Stock Appreciation Rights granted in tandem with an option may be granted either at the same time as the Option or at a later time.

     (b) Exercise Price. The exercise price of an SAR shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the SAR was granted; provided that if an SAR is granted retroactively in tandem with or in substitution for an Option, the exercise price may be the exercise price of the Option to which it is related.

     (c) Exercise of Stock Appreciation Rights. A Stock Appreciation Right shall entitle the Participant to receive from the Company an amount equal to the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the Stock Appreciation Right over the base price thereof. The Committee shall determine the time or times at which or the event or events (including, without limitation, a change of control) upon which a Stock Appreciation Right may be exercised in whole or in part, the method of exercise and whether such Stock Appreciation Right shall be settled in cash, shares of Common Stock or a combination of cash and shares of Common Stock; provided, however, that unless otherwise specified by the Committee at or after grant, a Stock Appreciation Right granted in tandem with an Option shall be exercisable at the same time or times as the related option is exercisable.

SECTION 7. INCENTIVE AWARDS.

     (a) Incentive Stock and Incentive Units. Subject to the provisions of the Plan, the Committee shall have the authority to grant time vesting and/or performance vesting Incentive Stock or Incentive Units to any Eligible Employee and to determine (i) the number of shares of Incentive Stock and the number of Incentive Units to be granted to each Participant and (ii) the other terms and conditions of such Awards; provided that, to the extent necessary to comply with applicable law, Incentive Stock shall only be awarded to an Eligible Employee who has been employed for such minimum period of time as shall be determined by the Committee. The Restricted Period related to Incentive Stock or Incentive Units shall lapse upon the passage of time and/or the determination by the Committee that the performance objectives established by the Committee have been attained, in whole or in part. The maximum number of shares of Common Stock that may be subject to any performance-based Awards of Incentive Stock and Incentive Units (whether payable in cash or shares) granted to an Executive Officer with respect to a Restricted Period shall not exceed 500,000 shares, as such number may be adjusted pursuant to Section 4(b). The performance objectives with respect to an Award made to an Executive officer shall be related to at least one of the following criteria, which may be determined solely by reference to the performance of the Company, a Subsidiary or an Affiliate (or any business unit thereof) or based on comparative performance relative to other companies:
(i) net income, (ii) earnings before income taxes, (iii) earnings per share,
(iv) return on shareholders equity, (v) expense management, (vi) profitability of an identifiable business unit or product, (vii) ratio of claims to revenues,
(viii) revenue growth, (ix) earnings growth, (x) total shareholder return, (xi) cash flow, (xii) return on assets, (xiii) pretax operating income, (xiv) net economic profit (operating earnings minus a charge for capital), (xv) customer satisfaction, (xvi) provider satisfaction, (xvii) employee satisfaction, (xviii) quality of networks, (xix) strategic innovation or (xx) any combination of the foregoing.

     (b) Certificates. Any certificates issued in respect of Incentive Stock shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the

ANNEX G - NEW AETNA 2000 STOCK INCENTIVE PLAN

Company. At the expiration of the Restricted Period with respect to any award of Incentive Stock, unless otherwise forfeited, the Company shall deliver such certificates to the Participant or to the Participant's legal representative. Payment for Incentive Stock Units shall be made by the Company in shares of Common Stock, cash or in any combination thereof, as determined by the Committee.

SECTION 8. OTHER STOCK-BASED AWARDS.

     The Committee shall have authority to grant to eligible Employees an "Other Stock-Based Award", which shall consist of any right which is (i) not an Award described in Sections 5 through 7 above and (ii) an Award of Common Stock or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock (including, without limitation, securities convertible into Common Stock), as deemed by the Committee to be consistent with the purposes of the Plan; provided that any such rights must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 and applicable law. Subject to the terms of the Plan and any applicable award agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award.

SECTION 9. DIVIDENDS AND DIVIDEND EQUIVALENTS.

     The Committee may provide that any Award shall include dividends or dividend equivalents, payable in cash, Common Stock, securities or other property on a current or deferred basis, including payment contingencies.

SECTION 10. ADJUSTED OPTIONS.

     Effective as of the Merger Date, holders of options to purchase shares of common stock of the Former Parent may in substitution thereof, to the extent determined by the committee administering the Prior Plan and the Committee, be granted an option to purchase Common Stock in accordance with the provisions of the Merger Agreement and the Exhibits thereto. Except as modified by the Merger Agreement, such options shall be governed by the terms of the incentive plans and award agreements under which they were originally granted, which terms are incorporated herein by reference.

SECTION 11. STOCK IN LIEU OF CASH.

     The Committee may grant Awards in lieu of all or a portion of compensation or an Award otherwise payable in cash to an Executive officer pursuant to any bonus or incentive compensation plan of the Company.

     If shares are issued in lieu of cash, the number of shares of Common Stock to be issued shall be the greatest number of whole shares which has an aggregate Fair Market Value on the date the cash would otherwise have been payable pursuant to the terms of such other plan equal to or less than the amount of such cash.

SECTION 12. DEFERRAL.

     The Committee shall have the discretion to determine whether, to what extent, and under what circumstances cash, shares of Common Stock, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee.

SECTION 13. GENERAL PROVISIONS.

     (a) Withholding. The Company shall have the right to deduct from all amounts paid to a Participant in cash (whether under this Plan or otherwise) any taxes required by law to be withheld in respect of Awards under this Plan. In the case of any Award satisfied in the form of Common Stock, no shares shall be issued unless and until arrangements satisfactory to the Company shall have been made to satisfy any withholding tax obligations applicable with respect to such Award. Without limiting the generality of the foregoing and subject to such terms and conditions as the Committee may impose, the Company shall have the right to retain, or the

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                                   ANNEX G - NEW AETNA 2000 STOCK INCENTIVE PLAN

Committee may, subject to such terms and conditions as it may establish from time to time, permit Participants to elect to use shares of Common Stock (including Common Stock issuable in respect of an Award) to satisfy, in whole or in part, the amount required to be withheld.

     (b) Award Agreement. Each Award hereunder shall be evidenced in writing. The written agreement shall be delivered to the Participant and shall incorporate the terms of the Plan by reference and specify the terms and conditions thereof and any rules applicable thereto.

     (c) Nontransferability. Unless the Committee shall permit (on such terms and conditions as it shall establish) an Award to be transferred to a member of the Participant's immediate family or to a trust or similar vehicle for the benefit of such immediate family members (collectively, the "PERMITTED TRANSFEREES"), no Award shall be assignable or transferable except by will or the laws of descent and distribution, and except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant. All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during the Participant's lifetime only by such Participant or, if applicable, the Permitted Transferees or the Participant's legal representative.

     (d) No Right to Employment. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company, any Subsidiary or any Affiliate. Further, the Company and each Subsidiary and Affiliate expressly reserves the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any agreement entered into with respect to an Award.

     (e) No Rights to Awards, No Shareholder Rights. No Participant or Eligible Employee shall have any claim to be granted any Award under the Plan, and there is no obligation of uniformity of treatment of Participants and Eligible Employees. Subject to the provisions of the Plan and the applicable Award, no person shall have any rights as a shareholder with respect to any shares of Common Stock to be issued under the Plan prior to the issuance thereof.

     (f) Construction of the Plan. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Connecticut.

     (g) Effective Date. Subject to the approval of the Company's shareholders and the shareholders of the Former Parent, the Plan shall be effective on the Merger Date.

     (h) Amendment or Termination of Plan. The Board or the Committee may terminate or suspend the Plan at any time, but the termination or suspension will not adversely affect any vested Awards then outstanding under the Plan. No Award may be granted under the Plan after December 31, 2010 or such earlier date as the Plan is terminated by action of the Board or the Committee, The Plan may be amended or terminated at any time by the Board, except that no amendment may be made without shareholder approval if the Committee determines that such approval is necessary to comply with any tax or regulatory requirement, including any approval requirement which is a prerequisite for exemptive relief from Section 16 of the 1934 Act, for which or with which the Committee determines that it is desirable to qualify or comply; and, provided further, that, except with respect to any action or adjustment taken in connection with a Fundamental Corporate Event, any amendment or action to reduce the exercise price of any option previously granted under the Plan shall be subject to the approval of the Company's shareholders. The Committee may amend the term of any Award or Option granted, retroactively or prospectively, but no amendment may adversely affect any vested Award or Option without the holder's consent.

     (i) Compliance with Legal and Exchange Requirements. The Plan, the granting and exercising of Awards thereunder, and the other obligations of the Company under the Plan, shall be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of Common Stock under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Common Stock or other required action under any federal or state law, rule, or regulation
                                       G-7
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ANNEX G - NEW AETNA 2000 STOCK INCENTIVE PLAN

and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Common Stock in compliance with applicable laws, rules, and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Common Stock in violation of any such laws, rules, or regulations; and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards, and neither the Company nor its directors or officers shall have any obligations or liability to the Participant with respect to any Award (or stock issuable thereunder) that shall lapse because of such postponement.

     (j) Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provision had not been included.

     (k) Incapacity. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person's guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge any liability or obligation of the Committee, the Board, the Company and all other parties with respect thereto.

     (l) Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

                                                                         ANNEX H

                                   AETNA INC.
                           2001 ANNUAL INCENTIVE PLAN
                       (EFFECTIVE AS OF JANUARY 1, 2001)

SECTION 1. PURPOSE.

     The purpose of this Plan is to provide a general incentive for designated key executive employees of the Companies in order to improve operating results of the Companies and to reward such employees for the accomplishment of financial and strategic objectives of the Companies.

SECTION 2. DEFINITIONS.

     Unless the context requires otherwise, the following words as used in the Plan shall have the meanings ascribed to each below, it being understood that masculine, feminine and neuter pronouns are used interchangeably and that each comprehends the others.

     (a) "Aetna" means Aetna Inc., a Pennsylvania corporation.

     (b) "Board" means the Board of Directors of Aetna.

     (c) "Change in Control" means the happening of any of the following:

          (i) When any "person" as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act but excluding Aetna and any subsidiary thereof and any employee benefit plan sponsored or maintained by Aetna or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of Aetna representing 20 percent or more of the combined voting power of Aetna's then outstanding securities;

          (ii) When, during any period of 24 consecutive months, the individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof, provided that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this paragraph (ii); or

          (iii) The occurrence of a transaction requiring stockholder approval for the acquisition of Aetna by an entity other than Aetna or a Subsidiary through purchase of assets, or by merger, or otherwise.

     (d) "Committee" means the Committee on Compensation and Organization of the Board (or such other committee of the Board that the Board shall designate from time to time) or any subcommittee thereof consisting of two or more directors each of whom is an "outside director" within the meaning of Section 162(m) and a "disinterested person" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

     (e) "Common Stock" means the common stock, $.01 par value, of Aetna.

     (f) "Companies" means one or more of Aetna, any of Aetna's affiliated companies, and any other entity as to which (i) Aetna or any of Aetna's affiliated companies holds or is seeking to acquire an ownership interest, and
(ii) has been included in the Plan by the Committee.

     (g) "Covered Employee" shall have the meaning set forth in Section 162(m).

ANNEX H - NEW AETNA 2001 ANNUAL INCENTIVE PLAN

     (h) "Deferral Period" means the period of time during which payment of any amount otherwise payable under the Plan is deferred (i) at the direction of the Committee pursuant to Section 6(b) or (ii) at the election of a Participant pursuant to Section 6(c), but in either case subject to the right of the Committee to terminate the Deferral Period as provided in Section 6(g).

     (i) "Disability" means the occurrence of an event that would entitle a Participant to the payment of disability income under a specific long-term disability income plan approved by the Companies and under which the Participant is enrolled, as such plan may be amended from time to time, or if such Participant is not enrolled in a specific plan, as defined in a plan covering similarly situated executive officers of Aetna.

     (j) "Fair Market Value" means on any date, with respect to a share of Common Stock, the closing price of a share of Common Stock as reported by the Consolidated Tape of New York Stock Exchange Listed Shares on such date, or, if no shares were traded on such Exchange on such date, on the next date on which the Common Stock is traded.

     (k) "Participant" means (i) each Covered Employee and (ii) each other executive officer of Aetna as defined in Rule 3b-7 of the Securities Exchange Act of 1934 whom Aetna designates as a participant under the Plan.

     (1) "Performance Period" means the calendar year or such other period as may be designated by the Committee.

     (m) "Plan" means the Aetna Inc. Annual Incentive Plan, as set forth herein and as may be amended from time to time.

     (n) "Retirement" means the retirement of a Participant from active service with the Companies at or after the age at which full pension benefits are provided under a specific retirement plan maintained or contributed to by any of the Companies and under which the Participant has an accrued benefit, as such plan may be amended from time to time, or if such Participant does not have an accrued benefit under any such plan, the age at which full pension benefits are provided under a retirement plan covering similarly situated executive officers of Aetna.

     (o) "Section 162(m)" means Section 162 (m) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

     (p) "Share" means a share of Common Stock.

     (q) "Stock Unit" means a unit representing the contractual right to receive the value of one Share.

     (r) "Stock Unit Account" means, with respect to any Participant who has elected to have deferred amounts deemed invested in Stock Units, a bookkeeping account established to record such Participant's interest under the Plan related to such Stock Units.

     (s) "Subsidiary" means any entity of which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power of all classes of stock of such entity.

SECTION 3. ADMINISTRATION.

     The Plan shall be administered by the Committee. The Committee shall have the responsibility of construing and interpreting the Plan, provided that, in no event, shall the Plan be interpreted in a manner which would cause any award to a Covered Employee to fail to qualify as performance-based compensation under
Section 162(m). The Committee shall establish the performance objectives for any Performance Period in accordance with Section 4 and certify whether such performance objectives have been obtained. Any determination made or decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation and effect of the Plan and of its rules and regulations, shall, to the fullest extent permitted by law (but subject to the limitations on the discretion of the Committee applicable to awards intended to be qualified as performance-based compensation under Section 162(m)), be within the Committee's absolute discretion and shall be conclusive and binding on any and all Participants, any person claiming under or through a Participant and each of the Companies. The

                                  ANNEX H - NEW AETNA 2001 ANNUAL INCENTIVE PLAN

Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of any Company) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Companies. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual's willful misconduct.

SECTION 4. DETERMINATION OF PARTICIPANTS.

     In addition to the Covered Employees, the Committee may designate as a Participant in the Plan any executive officer of Aetna as defined in Rule 3b-7 of the Securities Exchange Act of 1934. Members of the Board who are not employees of any of the Companies shall not be eligible to participate in the Plan.

SECTION 5. BONUSES.

     (a) Performance Criteria. On or before the end of the first three months of each Performance Period (or such other date as may be required or permitted under Section 162(m)), the Committee shall establish the performance objective or objectives that must be satisfied in order for a Participant to receive a bonus for such Performance Period. Any such performance objectives will be based upon the relative or comparative achievement of one or more of the following criteria, as determined by the Committee: (i) net income, (ii) earnings before income taxes, (iii) earnings per share, (iv) return on shareholders equity, (v) expense management, (vi) profitability of an identifiable business unit or product, (vii) ratio of claims to revenues, (viii) revenue growth, (ix) earnings growth, (x) total shareholder return, (xi) cash flow, (xii) return on assets,
(xiii) pretax operating income, (xiv) net economic profit (operating earnings minus a charge for capital), (xv) customer satisfaction, (xvi) provider satisfaction, (xvii) employee satisfaction, (xviii) quality of networks, (xix) strategic innovation or (xx) any combination of the foregoing.

     (b) Maximum Amount Payable. If the Committee certifies in writing that any one of the performance objectives established for the relevant Performance Period under Section 5(a) has been satisfied, each Participant who is employed by the Companies on the last day of the Performance Period for which the bonus is payable shall be entitled to receive a bonus in an amount not to exceed $3,000,000.

     (c) Negative Discretion.  Notwithstanding anything else contained in
Section 5(b) to the contrary, the Committee shall have the right, in its discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 5(b) and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 5(b).

     (d) Affirmative Discretion. Notwithstanding any other provision in the Plan to the contrary, (i) the Committee shall have the right, in its discretion, to pay to any Participant who is not a Covered Employee a bonus for a Performance Period in an amount up to the maximum bonus payable under Section 5(b), based on individual performance or any other criteria that the Committee, in its discretion, deems to warrant the payment of such a bonus, and (ii) in connection with the hiring of any person who is or becomes a Covered Employee, the Committee may provide for a minimum bonus amount for such Covered Employee with respect to the Performance Period in which such Covered Employee is hired and/or for the next following Performance Period, which would be payable to such Covered Employee regardless of whether the relevant performance objectives are attained with respect to the relevant Performance Period.

     (e) Methodology for Determinations.  In making any determination under
Section 5(c) or 5(d), the Committee shall give consideration to such factors as it deems appropriate, including, without limitation, the degree to which the established performance objectives have been obtained and whether the Participant has materially contributed to the overall results of the Companies. To assist it in making its determination under such Sections, the Chairman of Aetna will furnish the Committee with specific recommendations (except with respect to the Chairman's own award) and the Committee may request such other advice and recommendations as it deems appropriate.

ANNEX H - NEW AETNA 2001 ANNUAL INCENTIVE PLAN

SECTION 6. PAYMENT OF AWARDS.

     (a) General Rule. Except as otherwise expressly provided hereunder, payment of any bonus amount determined under Section 4 shall be made to each Participant as soon as practicable after the Committee certifies that one or more of the applicable performance objectives have been attained (or, in the case of any bonus payable under the provisions of Section 5(d), after the Committee determines the amount of any such bonus). Any such payments shall be made in cash or, at the discretion of the Committee in awards under the Aetna Inc. 1996 Stock Incentive Plan.

     (b) Mandatory Deferral. Notwithstanding Section 6(a), the Committee may specify that a percentage of the bonus payable with respect to any Participant, all Participants or any class of Participants for any Performance Period be mandatorily deferred for a Deferral Period specified by the Committee. The percentage to be so deferred shall be determined by the Committee in its discretion. Unless otherwise determined by the Committee at or after the date of such deferral, any amount payable in respect of an amount mandatorily deferred pursuant to this Section 6(b) shall be forfeited by the Participant if

          (i) the Participant's employment with each of the Companies is terminated for cause (as determined in the discretion of the Committee under the generally applicable practices and policies of whichever of the Companies employs the Participant);

          (ii) the Participant voluntarily terminates employment, other than by reason of death, Disability or Retirement, prior to the end of the Deferral Period specified by the Committee with respect to such mandatorily deferred amount; or

          (iii) the Participant engages in any activity or conduct which, in the reasonable opinion of the Committee, is inimical to the best interest of the Companies.

     (c) Voluntary Deferral. Notwithstanding Section 6(a), the Committee may permit a Participant to defer payment of any portion of an award that is not mandatorily deferred pursuant to Section 6(b) or to defer payment of an amount mandatorily deferred to a date or event later than that specified by the Committee. Any such election shall be made at such time or times, and subject to such terms and conditions, as the Committee shall determine.

     (d) Accounting for Deferrals. Any amount deferred under this Section 6 shall be credited to one or more bookkeeping accounts for the benefit of such Participant on the books and records of whichever of the Companies employees the Participant. Unless a Participant otherwise elects to have such amounts deemed invested in Stock Units in accordance with Section 6(e), such amounts shall be deemed held in cash and shall be credited with such rate of interest or such deemed rate of earnings as the Committee shall specify from time to time; provided that, unless the Committee otherwise determines, no interest or earnings shall be credited during the Deferral Period specified by the Committee in respect of amounts mandatorily deferred.

     (e) Stock Units. The Committee may permit any Participant, all Participants or any class of Participants to elect that any or all amounts deferred under the Plan (including amounts mandatorily deferred pursuant to Section 6(b)) be deemed invested, in whole or in part, in a number of whole or fractional Stock Units. Any such Stock Units shall be credited to a Stock Unit Account for the benefit of such Participant. The number of whole and fractional Stock Units credited to a Stock Unit Account in respect of any amount deferred under this Section 6 shall be equal to the quotient of (i) the amount deferred divided by (ii) the Fair Market Value of a Share on the date such amount would have been paid under the Plan but for such deferral. Whenever a dividend other than a dividend payable in the form of Shares is declared with respect to the Shares, the number of Stock Units in the Participant's Stock Unit Account shall be increased by the number of Stock Units determined by dividing (i) the product of (A) the number of Stock Units in the Participant's Stock Unit Account on the related dividend record date and (B) the amount of any cash dividend declared by the Company on a Share (or, in the case of any dividend distributable in property other than Shares, the per share value of such dividend, as determined by the Company for purposes of income tax reporting) by (ii) the Fair Market Value on the related dividend payment date. In the case of any dividend declared on Shares which is payable in Shares, each Participant's Stock Unit Account shall be increased by the number of Stock Units equal to the product of (i) the number of Units credited to the Participant's Stock Unit Account on the

                                  ANNEX H - NEW AETNA 2001 ANNUAL INCENTIVE PLAN

related dividend record date and (ii) the number of Shares (including any fraction thereof) distributable as a dividend on a Share. In the event of any stock split, recapitalization, reorganization or other corporate transaction affecting the capital structure of Aetna, the Committee shall make such adjustments to the number of Stock Units credited to each Participant's Stock Unit Account as the Committee shall deem necessary or appropriate to prevent the dilution or enlargement of such Participant's rights.

     (f) Payment of Deferred Amounts. Amounts attributable to any amount deferred under the Plan, regardless of whether deferred pursuant to Section 6(b) or 6(c), shall be paid or commence to be paid, at the election of the Participant, at the end of the applicable Deferral Period or as of the first business day of the calendar year next following the end of the Deferral Period. Payment of such amounts shall be made, at the Participant's election, in a lump sum or in five, ten or such other number of annual installments as shall be permitted by the Committee. If a Participant does not timely elect the time at which or the form in which such amounts shall be paid, such amounts shall be paid immediately following the end of the Deferral Period and in a lump sum, unless the Committee shall specify a different time or method of payment. The Committee may, in its discretion, accelerate the payment of all or any portion of any Participant's deferred amounts (regardless of whether the applicable Deferral Period or period have terminated) in order to alleviate a financial hardship incurred by the Participant due to an unforeseeable emergency beyond the Participant's control.

     Any payment to be made in respect of deferred amounts shall be made in cash. For purposes of any cash distribution in respect of a Participant's Stock Units, the cash payable shall equal the product of (i) the number of whole and fractional Stock Units being distributed and (ii) the Fair Market Value of a Share on the date as of which the distribution is to be made.

     (g) Termination of Deferral Period. Notwithstanding anything else contained in the Plan to the contrary, the Committee may, in its discretion, terminate any Deferral Period in respect of any Participant. Such elective termination will be deemed to be the end of the Deferral Period for purposes of determining when payment of the Participant's interest is to commence under
Section 6(f).

     (h) Change in Control. Upon the occurrence of a Change in Control, all performance objectives for the then current Performance Period shall be deemed to have been achieved at target levels of performance and the Committee shall cause each Participant to be paid an amount in cash based on such assumed performance for the entire Performance Period as soon as practicable but in no event later than 10 business days following the occurrence of such Change in Control.

SECTION 7. AMENDMENT AND TERMINATION.

     Notwithstanding Section 8(a), the Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such action shall be effective without approval by the shareholders of Aetna to the extent necessary to continue to qualify the amounts payable to Covered Employees as performance-based compensation under Section 162(m). Notwithstanding the foregoing, no amendment, suspension, discontinuance or termination of the Plan shall adversely affect the rights of any Participant or beneficiary in respect of any award that the Committee has determined to be payable to a Participant in accordance with the terms hereof or as to any amounts awarded, but payment of which has been deferred, in accordance with
Section 6.

SECTION 8. GENERAL PROVISIONS.

     (a) Effectiveness of the Plan. Subject to the approval of Aetna's shareholders and the shareholders of Aetna Inc., a Connecticut corporation, the Plan shall be effective with respect to calendar years beginning on or after January 1, 2001 and ending on or before December 31, 2010, unless the term hereof is extended by action of the Board or the Committee.

     (b) Designation of Beneficiary. Each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant's death. Such designation may be changed or canceled at any time without the

ANNEX H - NEW AETNA 2001 ANNUAL INCENTIVE PLAN

consent of any such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant's spouse or, if no spouse survives the Participant, the Participant's estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be payable in equal shares, unless the Participant has designated otherwise.

     (c) No Right of Continued Employment. Nothing contained in this Plan shall create any rights of employment in any Participant or in any way affect the right and power of any of the Companies to discharge any Participant or otherwise terminate the Participant's employment at any time with or without cause or to change the terms of employment in any way.

     (d) No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent any of the Companies from taking any corporate action (including, without limitation, making provision for the payment of other incentive compensation, whether payable in cash or otherwise, or whether pursuant to a plan or otherwise) which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan. No employee, beneficiary or other person shall have any claim against any of the Companies as a result of any such action.

     (e) No Right to Specific Assets. Nothing contained in the Plan (including, without limitation, the provisions of Section 6 hereof) shall be construed to create in any Participant or beneficiary any claim against, right to or lien on any particular assets of any of the Companies or to require any of the Companies to segregate or otherwise set aside any assets or create any fund to meet any of its obligations hereunder.

     (f) No Contractual Right to Bonus. Nothing in this Plan shall be construed to give any Participant any right, whether contractual or otherwise, to receive any bonus with respect to any Performance Period unless and until the Committee shall have expressly determined that such a Participant is entitled to receive such an award pursuant to the terms of the Plan.

     (g) Nonalienation of Benefits. Except as expressly provided herein, no Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the Participant's interest under the Plan.

     (h) Withholding. Any amount payable to a Participant or a beneficiary under this Plan shall be subject to any applicable Federal, state and local income and employment taxes and any other amounts that any of the Companies is required at law to deduct and withhold from such payment.

     (i) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

     (j) Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Pennsylvania, without reference to the principles of conflict of laws.

     (k) Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

     PLEASE MARK YOUR
/X/  VOTES AS IN THIS
     EXAMPLE.

This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder. If no direction is made, this Proxy will be voted
              FOR Proposal 1, FOR Proposal 2, and FOR Proposal 3.

------------------------------------------------------------------------------------------------------------------------------------
                       The Board of Directors recommends a vote FOR Proposal 1, Proposal 2, and Proposal 3.
------------------------------------------------------------------------------------------------------------------------------------
1. To approve and adopt the Agreement   FOR    AGAINST   ABSTAIN       3. To approve the adoption by New    FOR    AGAINST   ABSTAIN
   and Plan of Restructuring and        / /      / /       / /            Aetna of the New Aetna Annual     / /      / /       / /
   Merger (the "Merger Agreement")                                        Incentive Plan.
   dated as of July 19, 2000 among
   Aetna Inc., ING America Insurance
   Holdings, Inc., ANB Acquisition
   Corp. and, for limited purposes
   only, ING Groep, N.V. and the
   transactions contemplated by the
   Merger Agreement.

2. To approve the adoption of the New   / /      / /       / /
   Aetna Stock Incentive Plan by the
   health care company that will be
   created upon the spin off by Aetna
   Inc. of its domestic health care
   businesses to its shareholders
   ("New Aetna").
------------------------------------------------------------------------------------------------------------------------------------

                                                                         Mark this box if you plan to attend the Special Meeting.

SIGNATURE(S)                                                    DATE
            ---------------------------------------------------      -----------
NOTE: Please sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, or for a corporation, please give your title.

  PLEASE SIGN AND DATE HERE, DETACH AND RETURN IN ENCLOSED ENVELOPE OR VOTE BY
                           TELEPHONE OR THE INTERNET.

             NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET!
      QUICK * EASY * IMMEDIATE * AVAILABLE 24 HOURS A DAY * 7 DAYS A WEEK

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Proxies granted by telephone or Internet are valid under Connecticut corporation law. To vote by phone or Internet, please follow these easy steps:

                         -------------------------------------------------------
TO VOTE BY PHONE         Call toll free 1-877-PRX-VOTE (1-877-779-8683) on a
                         touch tone telephone. Shareholders residing outside the United States, Canada and Puerto Rico should call
                         1-201-536-8073. Telephone voting will be available until 8:00 a.m., Eastern time, the morning of the Special Meeting.

                         Use the Control Number located in the box above, just below the perforation. Enter the Control Number and pound signs (#) exactly as they appear.

                         Follow the recorded instructions.
                         -------------------------------------------------------

                         -------------------------------------------------------
TO VOTE BY INTERNET      Log onto http://www.eproxyvote.com/aet which will be
                         available until midnight, Eastern time, on         .
                                                                    --------

                         Follow the instructions on the screen.
                         -------------------------------------------------------

                         -------------------------------------------------------
TO ATTEND THE SPECIAL    If you plan to attend the Special Meeting, you should
MEETING                  either mark the box provided on the above proxy card or
                         signify your intention to attend when you access the telephone or Internet voting system.

                         An admission card will then be mailed to you.
                         -------------------------------------------------------
                              THANK YOU FOR VOTING!

                                   AETNA INC.

PROXY

The undersigned hereby appoints Barbara Hackman Franklin, Michael H. Jordan and Jack D. Kuehler, and each of them, the proxies of the undersigned, with full power of substitution, to vote the shares of Common Stock of Aetna Inc. which the undersigned is entitled to vote at the Special meeting of Shareholders of
Aetna Inc. to be held         , 2000 and at any adjournment or postponement
thereof, and directs said proxies to vote as specified herein on the three proposals specified in this Proxy, and in their discretion on any other matters that may properly come before the meeting or any adjournment or postponement thereof.


        THIS PROXY IS SOLICITED ON BEHALF OF AETNA'S BOARD OF DIRECTORS.


To vote by telephone or Internet, please see the reverse of this card. To vote by mail, please sign and date the above proxyrdaon the reverse, tear off at the perforation, and mail promptly in the enclosed postage-paid envelope.




                                   IMPORTANT

   Your vote is important. Please mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-paid envelope; use the toll-free telephone number shown on the proxy card (this call is free in the U.S.); or visit the web site noted on your proxy card to vote on the Internet. In this way, if you are unable to attend in person, your shares can still be voted at the Aetna special meeting. Remember, your vote is important, so please act today!

     PLEASE MARK YOUR
/X/  VOTES AS INDICATED
     IN THIS EXAMPLE.

------------------------------------------------------------------------------------------------------------------------------------
                The Board of Directors recommends a vote FOR Proposal 1, FOR Proposal 2, and FOR Proposal 3.
------------------------------------------------------------------------------------------------------------------------------------
1. To approve and adopt the Agreement   FOR    AGAINST   ABSTAIN       3. To approve the adoption of the    FOR    AGAINST   ABSTAIN
   and Plan of Restructuring and        / /      / /       / /            New Aetna Annual Incentive        / /      / /       / /
   Merger (the "Merger Agreement")                                        Plan by New Aetna.
   dated as of July 19, 2000 among
   Aetna Inc., ING America Insurance
   Holdings, Inc., ANB Acquisition
   Corp. and, for limited purposes
   only, ING Groep, N.V. and the
   transactions contemplated by the
   Merger Agreement.

                                        FOR    AGAINST   ABSTAIN
2. To approve the adoption of the New   / /      / /       / /
   Aetna Stock Incentive Plan by the
   health care company that will be
   created upon the spin off by Aetna
   Inc. of its domestic health care
   businesses to its shareholders
   ("New Aetna").
------------------------------------------------------------------------------------------------------------------------------------

                                                                             Mark this box if you plan to   / /
                                                                               attend the Special Meeting.

                                                            THIS INSTRUCTION CARD IS SOLICITED ON BEHALF OF
                                                            MELLON BANK, N.A.


SIGNATURE(S)                                       SIGNATURE(S)                                     DATE
            ------------------------------------               ------------------------------------      ---------------------------

                            - FOLD AND DETACH HERE -


                   NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE
                            QUICK * EASY * IMMEDIATE
                  AVAILABLE 24 HOURS A DAY * SEVEN DAYS A WEEK
                                 1-800-840-1208


Your telephone vote authorizes the named Trustee to vote your shares in the same manner as if you marked, signed, and returned your voting instruction card. If you vote by telephone, there is no need to return your voting instruction card.


                              TO VOTE BY TELEPHONE

     Call toll free 1-800-840-1208 on a touch tone telephone by xxxxx, 2000. Use the Control Number located in the box in the lower right hand corner. Enter the Control Number and follow the recorded instructions.

                         TO ATTEND THE SPECIAL MEETING

If you plan to attend the Special Meeting, you should either mark the box provided on the above voting instruction card or signify your intention to attend when you access the telephone voting system. An admission card will then be mailed to you.


                             THANK YOU FOR VOTING.

                                   AETNA INC.

TO: PARTICIPANTS IN THE AETNA INCENTIVE SAVINGS PLAN

Mellon Bank, N.A., the Trustee under the Aetna Incentive Savings Plan (the
Plan), has been instructed to solicit your instructions on how to vote the shares of Aetna Common Stock held by the Trustee on your behalf in accordance with the terms of the Plan and to vote those shares in accordance with your instructions at the Special Meeting of Shareholders of Aetna Inc. to be held on December 1, 2000 and at any adjournment or postponement thereof. Please indicate by checking the appropriate box how you want these shares voted by the Trustee and return this card to the Trustee in the envelope provided. Alternatively, you may vote by telephone by following the instructions outlined on the reverse side of this card. We would like to remind you that your individual voting instructions are held in strictest confidence and will not be disclosed to the Corporation. If you properly complete your instruction card and timely return it to the Trustee, the Trustee will vote the shares it holds on your behalf in the manner directed on your instruction card. IF YOU FAIL TO PROVIDE VOTING INSTRUCTIONS TO THE TRUSTEE BY XXXXX, 2000 EITHER BY TELEPHONE OR BY COMPLETING, SIGNING AND RETURNING THIS CARD, YOUR SHARES WILL BE VOTED
BY THE TRUSTEE IN THE SAME MANNER AND PROPORTION AS THOSE SHARES FOR WHICH THE TRUSTEE RECEIVES PROPER AND TIMELY INSTRUCTIONS.

TO VOTE BY TELEPHONE, PLEASE SEE THE REVERSE SIDE OF THIS CARD. TO VOTE BY MAIL, PLEASE SIGN AND DATE THIS CARD ON THE REVERSE SIDE, TEAR OFF AT THE PERFORATION, AND MAIL PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.


                             *FOLD AND DETACH HERE*















                                 VOTE BY PHONE
                            QUICK * EASY * IMMEDIATE
          IF YOU VOTED BY TELEPHONE DO NOT MAIL YOUR INSTRUCTION CARD





Note: Participants who received the Aetna Inc. Proxy Statement that relates to the Special Meeting over the Internet and who would like a printed copy may call 1-800-237-4273.